UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 3)

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Filed by a Party other than the Registrant  ☐

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☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

GRAYBUG VISION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT DATED FEBRUARY 6, 2023—SUBJECT TO COMPLETION

Dear Graybug Stockholders:

You are cordially invited to attend the special meeting of the stockholders of Graybug Vision, Inc., a Delaware corporation (“Graybug”), which will be held at [●], Pacific Time, on [●], 2023 (the “special meeting”). The special meeting will be a virtual stockholder meeting, conducted solely through remote audio access via a webcast at www.proxydocs.com/GRAY. In order to attend the virtual special meeting and vote online, you will need the 12-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. This is an important special meeting that affects your investment in Graybug.

On November 21, 2022, Graybug, Camaro Merger Sub, Inc., a wholly owned subsidiary of Graybug, and CalciMedica, Inc., a Delaware corporation (“CalciMedica”), entered into an Agreement and Plan of Merger and Reorganization (the “merger agreement”), pursuant to which Camaro Merger Sub, Inc. will merge with and into CalciMedica with CalciMedica surviving as a wholly owned subsidiary of Graybug (the “merger”).

Under the terms of the merger agreement, at the effective time of the merger, each share of CalciMedica’s capital stock (after giving effect to the automatic conversion of all shares of CalciMedica preferred stock into shares of CalciMedica common stock, the automatic exercise of certain CalciMedica warrants to purchase shares of CalciMedica capital stock in accordance with their terms and the conversion of CalciMedica convertible promissory notes, as may be amended, into CalciMedica common stock pursuant to their terms, and excluding any shares held as treasury stock by CalciMedica or held or owned by Graybug or any subsidiary of Graybug or CalciMedica and any dissenting shares), will be converted into the right to receive a number of shares of Graybug’s common stock, par value $0.0001 per share (“Graybug common stock”), equal to the exchange ratio, which will be calculated based on the total number of shares outstanding of Graybug common stock and CalciMedica common stock immediately prior to the effective time of the merger, in each case, on a fully-diluted basis using the treasury stock method and excluding out-of-the-money options and warrants, and based on the net cash of Graybug as of the closing of the merger. Immediately following the effective time of the merger, CalciMedica’s equityholders are expected to own or hold rights to acquire 71.4% of the combined company and Graybug’s equityholders are expected to own or hold rights to acquire 28.6% of the combined company, in each case, on a fully-diluted basis using the treasury stock method and excluding out-of-the-money options and warrants, and subject to certain assumptions, including, but not limited to, (a) Graybug’s net cash as of the closing of the merger being $25 million, (b) a closing date of February 15, 2023, and (c) CalciMedica issuing approximately 20.5 million shares of common stock in a private placement financing to be conducted by CalciMedica immediately prior to the closing of the merger (the “private placement”). Based on the foregoing assumptions, the exchange ratio is expected to be 0.4073, subject to certain adjustments including based on Graybug’s net cash at closing, the closing date, the number of shares of CalciMedica’s common stock issued in the private placement and to account for the effect of a reverse stock split of Graybug’s common stock at a ratio to be mutually agreed to by Graybug and CalciMedica in the range of one new share for every 8 to 16 shares outstanding (or any whole number in between) to be implemented immediately prior to and contingent upon the consummation of the merger as discussed in this proxy statement. Following the merger, Graybug will change its name to “CalciMedica, Inc.” (the “combined company”).

Each share of Graybug common stock, option to purchase Graybug common stock, warrant to purchase Graybug common stock and Graybug restricted stock unit that is issued and outstanding at the effective time of the merger will remain issued and outstanding and will be unaffected by the merger to the extent they are not, for restricted stock units, accelerated (and settled) in connection with the merger. In connection with the merger, each outstanding and unexercised option and unexercised warrant to purchase shares of CalciMedica common stock at the effective time of the merger will be assumed by Graybug and converted into an option and warrant, respectively, to purchase Graybug common stock, with the number of shares and exercise price being appropriately adjusted to reflect the exchange ratio between CalciMedica common stock and Graybug common stock determined in accordance with the merger agreement.

For a complete description of how the ownership percentages and exchange ratio will be determined at the effective time of the merger, please see the section entitled “The Merger Agreement—Merger Consideration and Exchange Ratio” beginning on page 136 of this proxy statement.

In addition, on November 21, 2022, in connection with the private placement, CalciMedica entered into a securities purchase agreement with the purchasers named therein (the “private placement investors”), pursuant to which the private placement investors agreed to purchase and CalciMedica agreed to sell shares of CalciMedica common stock for an aggregate purchase price of $10.3 million. The closing of the private placement is expected to occur immediately prior to the closing of the merger.

At the special meeting:

•

Graybug will ask its stockholders to approve the issuance of Graybug common stock pursuant to the merger agreement, which approval is necessary to complete the transactions contemplated by the merger agreement. The issuance of these shares requires the approval of Graybug’s stockholders under Graybug’s currently effective certificate of incorporation. Pursuant to the rules of The Nasdaq Stock Market LLC (the “Nasdaq rules”), the issuance of Graybug common stock in the merger also requires the approval of Graybug’s stockholders because it exceeds 20% of the number of shares of Graybug’s common stock outstanding prior to the issuance. Furthermore, the issuance of the shares requires the approval of Graybug’s stockholders under the Nasdaq rules because it will result in a “change of control” of Graybug (the “share issuance proposal” or “Proposal 1”);

•

Graybug will ask its stockholders to approve an amended and restated certificate of incorporation, including to effect a reverse stock split of Graybug common stock (the “reverse stock split”), which approval is also necessary to complete the transactions contemplated by the merger agreement. Upon the effectiveness of the amended and restated certificate of incorporation effecting the reverse stock split, the outstanding shares of Graybug common stock will be combined into a lesser number of shares at a ratio to be determined by Graybug’s board of directors (the “Graybug Board”) and agreed to by CalciMedica in the range of one new share for every 8 to 16 shares outstanding (or any whole number in between) prior to the effective time of such amended and restated certificate of incorporation and public announcement by Graybug (the “charter proposal” or “Proposal 2”);

•	Graybug will ask its stockholders to approve its 2023 equity incentive plan (the “equity incentive plan proposal” or “Proposal 3”);

•	Graybug will ask its stockholders to approve its 2023 employee stock purchase plan (the “ESPP proposal” or “Proposal 4”); and

•

Graybug will ask its stockholders, if necessary, if a quorum is present, to approve an adjournment or postponement of the special meeting for the purpose of soliciting additional proxies to approve the share issuance proposal and/or the charter proposal (the “adjournment proposal” or “Proposal 5”).

As described in the accompanying proxy statement, certain of Graybug’s stockholders who in the aggregate own approximately 45% of the shares of Graybug common stock outstanding as of immediately prior to the date of the merger agreement are parties to support agreements with CalciMedica, whereby such stockholders have agreed to vote their shares in favor of the adoption or approval, among other things, of each of Proposals 1 through 5, subject to the terms of the support agreements.

After careful consideration, the Graybug Board has unanimously approved the merger agreement and the proposals referred to above, and has determined that they are advisable, fair and in the best interests of Graybug’s stockholders. Accordingly, the Graybug Board unanimously recommends that stockholders vote “FOR” the share issuance proposal, “FOR” the charter proposal, “FOR” the equity incentive plan proposal, “FOR” the ESPP proposal, and “FOR” the adjournment proposal.

Shares of Graybug common stock are currently listed on The Nasdaq Global Market under the symbol “GRAY.” After completion of the merger, it is expected that Graybug common stock will trade on The Nasdaq Global Market under the symbol “CALC.”

More information about Graybug, CalciMedica and the proposed transactions are contained in the accompanying proxy statement. Graybug urges you to read the proxy statement carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 23.

Your vote is important. Whether or not you expect to attend the virtual special meeting, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope to ensure that your shares will be represented and voted at the special meeting. You can also vote your shares via the internet or by telephone as provided in the instructions set forth in the enclosed proxy card. If you hold your shares in “street name” through a broker, you should follow the procedures provided by your broker.

Graybug is excited about the opportunities the merger brings to its stockholders, and we thank you for your consideration and continued support.

Yours sincerely,

Frederic Guerard, Pharm.D. President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this proxy statement or the Graybug common stock to be issued in connection with the merger or determined if this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement is dated                 , 2023 and is first being mailed to stockholders on or about                 , 2023.

PRELIMINARY PROXY STATEMENT DATED FEBRUARY 6, 2023—SUBJECT TO COMPLETION

274 REDWOOD SHORES PARKWAY, P.O. BOX 144

REDWOOD CITY, CALIFORNIA 94065

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [●], 2023.

To the Stockholders of Graybug Vision, Inc.:

Notice is hereby given that a special meeting of stockholders of Graybug Vision, Inc. (“Graybug”) will be held virtually, conducted via live audio webcast at [●], Pacific Time, on [●], 2023, at www.proxydocs.com/GRAY, to consider and act upon the following matters:

•

To approve the issuance of Graybug’s common stock, par value $0.0001 per share (“Graybug common stock”), pursuant to the Agreement and Plan of Merger and Reorganization, dated as of November 21, 2022 (the “merger agreement”), by and among Graybug, Camaro Merger Sub, Inc. (the “merger subsidiary”), a wholly-owned subsidiary of Graybug, and CalciMedica, Inc. (“CalciMedica”), and the resulting change of control of Graybug pursuant to the rules of The Nasdaq Stock Market LLC (the “Nasdaq rules”) (such proposal referred to as the “share issuance proposal” or “Proposal 1”);

•	To approve an amended and restated certificate of incorporation of Graybug (the “charter proposal” or “Proposal 2”);

•	To approve Graybug’s 2023 equity incentive plan (the “equity incentive plan proposal” or “Proposal 3”);

•	To approve Graybug’s 2023 employee stock purchase plan (the “ESPP proposal” or “Proposal 4”); and

•	To approve an adjournment or postponement of the special meeting for the purpose of soliciting additional proxies to approve Proposals 1 and/or 2 (the “adjournment proposal” or “Proposal 5”).

If Graybug is to complete the merger with CalciMedica, stockholders must approve Proposals 1 and 2. The approval of Proposal 3, 4 and/or 5 is not a condition to the completion of the merger with CalciMedica.

Graybug common stock is the only type of security entitled to vote at the special meeting. Graybug’s board of directors (the “Graybug Board”) has fixed [●] as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Graybug common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, Graybug had [●] shares of common stock outstanding and entitled to vote at the special meeting. Each holder of record of shares of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

Your vote is important. The affirmative vote of a majority of the votes cast virtually or by proxy at the virtual special meeting is required for approval of Proposals 1, 3, 4 and 5. The affirmative vote of the holders of a majority of the outstanding shares of Graybug common stock entitled to vote at the special meeting is required for approval of Proposal 2. Whether or not you plan to attend the virtual special meeting virtually, please submit your proxy promptly by telephone or via the internet in accordance with the instructions on the enclosed proxy card or complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope to ensure that your shares will be represented and voted at the special meeting. If you date, sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of Proposals 1 through 5.

By Order of the Board of Directors of Graybug Vision, Inc.

Frederic Guerard, Pharm.D. President and Chief Executive Officer [●], 2023 Redwood City, California

THE GRAYBUG BOARD HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE, FAIR AND IN THE BEST INTERESTS OF GRAYBUG AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED EACH SUCH PROPOSAL. THE GRAYBUG BOARD RECOMMENDS THAT GRAYBUG’S STOCKHOLDERS VOTE “FOR” PROPOSALS 1, 2, 3, 4 AND 5.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder, contains a notice of meeting with respect to the special meeting of stockholders at which Graybug’s stockholders will consider and vote on the proposals to approve the issuance of Graybug common stock issuable to the holders of CalciMedica’s common stock pursuant to the merger agreement described in this proxy statement and the resulting “change of control” of Graybug under the Nasdaq rules, the amendment and restatement of Graybug’s certificate of incorporation, including to effect a reverse stock split of Graybug common stock to maintain the listing of Graybug common stock on Nasdaq and consummate the merger, the adoption of Graybug’s 2023 equity incentive plan, the adoption of Graybug’s 2023 employee stock purchase plan, and an adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1 and/or 2.

Additional business and financial information about Graybug can be found in documents previously filed by Graybug with the U.S. Securities and Exchange Commission (the “SEC”). This information is available to you without charge on the SEC’s website (www.sec.gov). Graybug stockholders will also be able to obtain the proxy statement, free of charge, from Graybug by requesting copies in writing using the following contact information:

Graybug Vision, Inc.

c/o Corporate Secretary

274 Redwood Shores Parkway, P.O. Box 144

Redwood City, CA 94065

To ensure timely delivery of these documents, any request should be made no later than                 , 2023 to receive them before the special meeting. See “Where You Can Find Additional Information” beginning on page 300.

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ii

iii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Except as specifically indicated, the following information and all other information contained in this proxy statement does not give effect to the reverse stock split described in Proposal 2.

The following section provides answers to frequently asked questions about the special meeting of stockholders and the merger. This section, however, only provides summary information. These questions and answers may not address all issues that may be important to you as a stockholder. For a more complete response to these questions and for additional information, please refer to the cross-referenced pages below. You should carefully read this entire proxy statement, including each of the annexes.

Q:	What is the merger?

A:

Graybug Vision, Inc. a Delaware corporation (“Graybug”), CalciMedica, Inc., a Delaware corporation (“CalciMedica”), and Camaro Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Graybug formed by Graybug in connection with the merger (the “merger subsidiary”), have entered into an Agreement and Plan of Merger and Reorganization, dated as of November 21, 2022, as may be amended from time to time (the “merger agreement”), that contains the terms and conditions of the proposed business combination of Graybug and CalciMedica. Under the merger agreement, at the effective time of the merger, the merger subsidiary will merge with and into CalciMedica, with CalciMedica surviving as a wholly owned subsidiary of Graybug (the “merger”). Following the merger, Graybug will change its name to “CalciMedica, Inc.” (the “combined company”). The combined company is expected to trade on The Nasdaq Global Market under the ticker symbol “CALC.”

Under the terms of the merger agreement, at the effective time of the merger, each share of CalciMedica’s capital stock (after giving effect to the automatic conversion of all shares of CalciMedica preferred stock into shares of CalciMedica common stock (“preferred stock conversion”), the automatic exercise of certain CalciMedica warrants to purchase shares of CalciMedica capital stock in accordance with their terms (the “CalciMedica warrant exercises”) and the conversion of CalciMedica convertible promissory notes, as may be amended, into CalciMedica common stock pursuant to their terms (“convertible promissory note conversion”), and excluding any shares held as treasury stock by CalciMedica or held or owned by Graybug or any subsidiary of Graybug or CalciMedica and any dissenting shares), will be converted into the right to receive a number of shares of Graybug’s common stock, par value $0.0001 per share (“Graybug common stock”), equal to the exchange ratio, which will be calculated based on the total number of shares outstanding of Graybug common stock and CalciMedica common stock immediately prior to the effective time of the merger, in each case, on a fully-diluted basis (unless stated otherwise, references to “fully diluted” shares in this proxy statement are calculated pursuant to the treasury stock method), and based on the net cash of Graybug as of the closing of the merger (the “closing”). Immediately following the effective time of the merger, CalciMedica’s equityholders are expected to own or hold rights to acquire 71.4% of the combined company and Graybug’s equityholders are expected to own or hold rights to acquire 28.6% of the combined company, in each case, on a fully diluted basis, and subject to certain assumptions, including, but not limited to, (a) Graybug’s net cash as of the closing of the merger being $25 million, (b) a closing date of February 15, 2023, and (c) and CalciMedica issuing approximately 20.5 million shares of common stock in the private placement. The post-closing equity split is subject to certain adjustments including based on Graybug’s net cash at closing, the closing date, the number of shares of CalciMedica’s common stock issued in the private placement (as defined below) and to account for the effect of a reverse stock split.

Each share of Graybug common stock, option to purchase Graybug common stock, warrant to purchase Graybug common stock and Graybug restricted stock unit that is issued and outstanding at the effective time of the merger will remain issued and outstanding and will be unaffected by the merger, other than adjustments for the reverse stock split and those shares subject to acceleration upon termination of employment. In connection with the merger, each outstanding and unexercised option and warrant to purchase shares of CalciMedica common stock will be assumed by Graybug and converted into an option and warrant, respectively, to purchase Graybug common stock, with necessary adjustments to reflect the exchange ratio.

Q:	What will happen to Graybug if, for any reason, the merger with CalciMedica does not close?

A:

Graybug has invested significant time and incurred, and expects to continue to incur, significant expenses related to the proposed merger with CalciMedica. Although Graybug’s board of directors (the “Graybug Board”) may elect, among other things, to attempt to complete another strategic transaction if the merger with CalciMedica does not close, the Graybug Board may instead divest all or a portion of Graybug’s business or take steps necessary to liquidate or dissolve Graybug’s business and assets if a viable alternative strategic transaction is not available. If Graybug decides to dissolve and liquidate its assets, Graybug would be required to pay all of its contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurance as to the amount or the timing of such a liquidation and distribution of available cash left to distribute to stockholders after paying the obligations of Graybug and setting aside funds for reserves.

Q:	Why is Graybug proposing to merge with CalciMedica?

A:

The Graybug Board considered a number of factors that supported its decision to approve the merger agreement. In the course of its deliberations, the Graybug Board also considered a variety of risks and other countervailing factors related to entering into the merger agreement.

For a more complete discussion of Graybug’s reasons for the merger, please see the section entitled “The Merger—Graybug’s Reasons for the Merger; Recommendations of the Graybug Board” beginning on page 104 of this proxy statement.

Q:	What is required to consummate the merger?

A:

The consummation of the proposed merger with CalciMedica is subject to a number of closing conditions, including the conditions that Graybug’s stockholders approve the issuance of shares of Graybug common stock in the merger and the resulting “change of control” of Graybug under the rules of The Nasdaq Stock Market LLC (the “Nasdaq rules”), which require the affirmative vote of a majority of the votes cast virtually or by proxy at the virtual special meeting, and the amended and restated certificate of incorporation of Graybug, which requires the affirmative vote of a majority of the outstanding shares of Graybug common stock entitled to vote on such matter.

For a more complete description of the closing conditions under the merger agreement, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 140 of this proxy statement.

Q:	Are there any federal or state regulatory requirements that must be complied with or federal or state regulatory approvals or clearances that must be obtained in connection with the merger?

A:

Neither Graybug nor CalciMedica is required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. In the United States, Graybug must comply with applicable federal and state securities laws and the Nasdaq rules in connection with the issuance of shares of Graybug common stock in the merger, including the filing with the SEC of this proxy statement and the required stockholder approval for the resulting “change of control” of Graybug under the Nasdaq rules. Prior to consummation of the merger, Graybug intends to file an initial listing application with Nasdaq pursuant to Nasdaq’s “reverse merger” rules and to effect the initial listing of Graybug common stock issuable in connection with the merger.

Q:	When will the exchange ratio be final?

A:

At least 15 calendar days prior to the date of the special meeting, Graybug and CalciMedica will mutually agree upon the anticipated date for closing (the “Anticipated Closing Date”). At least ten (10) calendar days prior to the date of the special meeting, Graybug shall deliver to CalciMedica a schedule setting forth, in reasonable detail, the estimated calculation of the Graybug net cash as of the Anticipated Closing Date. Following the final determination of the Graybug net cash as of the Anticipated Closing Date, Graybug and CalciMedica will issue a press release setting forth the anticipated exchange ratio, which the parties have agreed to publicly disclose as early as practicable prior to the special meeting.

Q:	What will CalciMedica’s stockholders receive in the merger?

A:

At the effective time of the merger, each share of CalciMedica common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive approximately 0.4073 shares of Graybug common stock, subject to certain adjustments including based on Graybug’s net cash at closing, the number of shares of CalciMedica’s common stock issued in the private placement and to account for the effect of a reverse stock split of Graybug’s common stock at a ratio to be mutually agreed to by Graybug and CalciMedica to be implemented immediately prior to and contingent upon the consummation of the merger. In connection with the merger, each outstanding and unexercised option and warrant to purchase shares of CalciMedica common stock at the effective time will be assumed by Graybug and converted into an option and warrant, respectively, to purchase Graybug common stock, with necessary adjustments to reflect the exchange ratio.

For a more complete discussion of the exchange ratio at the effective time of the merger, please see the section entitled “The Merger Agreement—Exchange Ratio” beginning on page 136 of this proxy statement.

Q:	What will Graybug’s stockholders receive in the merger?

A:

Graybug’s stockholders will continue to own and hold their existing shares of Graybug common stock, subject to adjustment for the reverse stock split. Each option to purchase Graybug common stock, each warrant to purchase Graybug common stock and each Graybug restricted stock unit that is issued and outstanding at the effective time of the merger will remain issued and outstanding and will be unaffected by the merger, other than adjustments for the reverse stock split.

Q:	What is the private placement?

A:

On November 21, 2022, CalciMedica entered into a securities purchase agreement (the “securities purchase agreement”) with the purchasers named therein (the “private placement investors”), pursuant to which the private placement investors agreed to purchase and CalciMedica agreed to sell shares of CalciMedica common stock for an aggregate purchase price of $10.3 million. In connection with the private placement, CalciMedica entered into a registration rights agreement with the private placement investors, pursuant to which CalciMedica granted certain registration rights with respect to the shares sold to the private placement investors in the private placement. The closing of the private placement is expected to occur immediately prior to the closing of the merger. The closing of the private placement is not a condition to closing the merger.

Q:	What are the material U.S. federal income tax consequences of the merger and the reverse stock split to Graybug stockholders?

A:

Graybug and CalciMedica intend that the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Graybug stockholders will not sell, exchange or dispose of any shares of Graybug common stock as a result of the merger. Thus, there will be no material U.S. federal income tax consequences to Graybug stockholders as a result of the merger. Graybug stockholders should not recognize gain or loss upon the reverse stock split, except to the extent a Graybug stockholder receives cash in lieu of a fractional share of Graybug common stock.

For a more complete description of the material U.S. federal income tax consequences of the reverse stock split and merger, please see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger and the Reverse Stock Split” beginning on page 129 of this proxy statement.

Q:	Why is Graybug seeking stockholder approval to issue shares of Graybug common stock to existing stockholders of CalciMedica in the merger?

A:

Because Graybug common stock is listed on Nasdaq, we are subject to the Nasdaq rules. Rule 5635(a) of the Nasdaq rules requires stockholder approval with respect to issuances of Graybug common stock, among other instances, when the shares to be issued are being issued in connection with the acquisition of the stock or assets of another company and are equal to 20% or more of the outstanding shares of Graybug common stock before the issuance. Rule 5635(b) of the Nasdaq rules also requires stockholder approval when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Rule 5635(d) of the Nasdaq rules also requires stockholder approval for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common equity securities (or securities convertible into or exercisable for common equity securities) at a price that is less than market value of the stock if the number of equity securities to be issued is or may be equal to 20% or more of the common equity securities, or 20% or more of the voting power, outstanding before the issuance.

In the case of the merger, the number of shares of Graybug common stock to be issued will be based on, among other factors, the reverse stock split ratio, the total number of outstanding shares of Graybug common stock and shares of CalciMedica common stock, each on a fully-diluted basis using the treasury stock method and excluding out-of-the-money options and warrants, the amount of Graybug net cash, the closing date and the number of shares to be issued in the private placement. Based on the assumptions set forth in this proxy statement, Graybug is expected to issue approximately 63.2 million shares of Graybug common stock on a fully diluted basis, and Graybug common stock to be issued pursuant to the merger agreement will represent greater than 20% of its voting stock. Accordingly, Graybug is seeking stockholder of approval of the issuance pursuant to the merger agreement under the Nasdaq rules.

Q:	What is the reverse stock split and why is it necessary?

A:

Prior to the effective time of the merger, by virtue of the filing of an amended and restated certificate of incorporation in the form attached hereto as Annex B and incorporated herein by reference, the outstanding shares of Graybug common stock will be combined into a lesser number of shares at a ratio in the range of one new share for every 8 to 16 shares outstanding (or any whole number in between) to be determined by the Graybug Board and agreed to by CalciMedica prior to the effective time and publicly announced by Graybug and identified in the amended and restated certificate of incorporation so filed. The Graybug Board believes that a reverse stock split may be desirable for a number of reasons. Graybug common stock is currently, and will be following the completion of the merger, listed on Nasdaq. According to the applicable Nasdaq rules, in order for Graybug common stock to continue to be listed on Nasdaq, Graybug must satisfy certain requirements established by Nasdaq. The Graybug Board expects that a reverse stock split of

Graybug common stock will increase the market price of Graybug common stock so that Graybug will be able to maintain compliance with the relevant Nasdaq listing requirements for the foreseeable future, although Graybug cannot assure holders of Graybug common stock that it will be able to do so.

Q:	Why am I receiving this proxy statement?

A:

You are receiving this proxy statement because you have been identified as a stockholder of Graybug as of the record date, and thus you are entitled to vote at Graybug’s special meeting. This document contains important information about the merger and the special meeting of Graybug and serves as a proxy statement of Graybug used to solicit proxies for the special meeting, and you should read it carefully.

Q:	How does the Graybug Board recommend that Graybug’s stockholders vote?

A:	After careful consideration, the Graybug Board unanimously recommends that Graybug’s stockholders vote:

•	FOR Proposal 1 to approve the issuance of Graybug common stock pursuant to the merger agreement and the resulting change of control of Graybug pursuant to the Nasdaq rules;

•	FOR Proposal 2 to approve an amended and restated certificate of incorporation of Graybug;

•	FOR Proposal 3 to approve Graybug’s 2023 equity incentive plan;

•	FOR Proposal 4 to approve Graybug’s 2023 employee stock purchase plan; and

•	FOR Proposal 5 to approve an adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1 and 2.

Q:	What risks should Graybug’s stockholders consider in deciding whether to vote in favor of the share issuance and the reverse stock split?

A:

Graybug’s stockholders should carefully read the section of this proxy statement entitled “Risk Factors” beginning on page 23, which sets forth certain risks and uncertainties related to the merger and reverse stock split, risks and uncertainties to which the combined company’s business will be subject, risks and uncertainties to which Graybug, as an independent company, is subject and risks and uncertainties to which CalciMedica, as an independent company, is subject.

Q:	When do you expect the merger to be consummated?

A:

The consummation of the merger will occur as promptly as practicable after the special meeting and following satisfaction or waiver of all closing conditions. Graybug and CalciMedica anticipate that the consummation of the merger will occur in the first quarter of 2023. However, the exact timing of the consummation of the merger is not yet known. For a more complete description of the closing conditions under the merger agreement, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 140 of this proxy statement.

Q:	What constitutes a quorum for purposes of the special meeting?

A:

The presence at the special meeting by means of remote communication in a manner authorized by the Graybug Board in its sole discretion, or represented by proxy, of the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business at the special meeting. The inspector of election appointed for the special meeting will determine whether a quorum is present. The inspector of election will treat abstentions as present for purposes of determining the presence of a quorum.

If a quorum is not present, the only business that can be transacted at the special meeting is the adjournment or postponement of the meeting to another date or time.

Q:	What vote of our stockholders is required to approve each of the proposals?

A:

The affirmative vote of a majority of the votes cast virtually or by proxy at the virtual special meeting is required for approval of Proposals 1, 3, 4 and 5. The affirmative vote of the holders of a majority of the outstanding shares of Graybug common stock entitled to vote at the special meeting is required for approval of Proposal 2.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and any broker non-votes. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes will have no effect on Proposals 1, 3, 4 and 5, and will have the same effect as “AGAINST” votes for Proposal 2.

As of November 21, 2022, the directors and executive officers of Graybug owned or controlled approximately 9.9% of the outstanding shares of Graybug common stock entitled to vote at the special meeting. As of November 21, 2022, the Graybug stockholders that are party to support agreements, including the directors and executive officers of Graybug and certain other stockholders, owned an aggregate of 9,635,711 shares of Graybug common stock representing approximately 45% of the outstanding shares of Graybug common stock. Pursuant to the support agreements, these stockholders, including the directors and executive officers of Graybug and certain other stockholders, have agreed to vote all shares of Graybug common stock owned by them as of the record date in favor of Proposals 1 through 5, and against any competing Acquisition Proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—Non-Solicitation”).

Q:	How will the reverse stock split and the merger affect restricted stock units and stock options and warrants to acquire Graybug common stock and Graybug’s stock option and incentive plans?

A:

All stock options and warrants to acquire shares of Graybug common stock and restricted stock units that are outstanding immediately prior to the effective time of the merger will remain outstanding following the effective time of the merger. As of the effective time of the reverse stock split, Graybug will adjust and proportionately decrease the number of shares of Graybug common stock that may be the subject of future grants under Graybug’s 2020 equity incentive plan and 2020 employee stock purchase plan. Additionally, as of the effective time of the reverse stock split, Graybug will adjust and proportionately decrease the number of shares of Graybug common stock subject to its outstanding stock options, warrants, and restricted stock units, and adjust and proportionately increase the exercise price of the outstanding stock options and warrants to acquire Graybug common stock. Pursuant to the terms of the merger agreement and Graybug’s 2020 equity incentive plan, the vesting of all of the restricted stock units and options granted to the directors and employees of Graybug will accelerate to render them vested in full prior to the closing of the merger.

Q:	What do I need to do now?

A:

You are urged to read this proxy statement carefully, including each of the annexes, and to consider how the merger affects you. If you are a holder of Graybug common stock as of the record date, please vote your shares as soon as possible so that your shares will be represented at the Graybug virtual special meeting. Please follow the instructions set forth on the enclosed proxy card or on the voting instruction form provided by the record holder of your shares if your shares are held in the name of your bank, broker or other nominee.

Q:	What happens if I do not return a proxy card or otherwise fail to provide proxy instructions?

A:

The failure to return your proxy card or otherwise failure to provide proxy instructions will have the same effect as voting against Proposal 2, and your shares will not be counted for purposes of determining whether a quorum is present at the special meeting.

Q:	What is a “broker non-vote”?

A:

If a beneficial owner of shares of common stock held in “street name” by a bank, broker or other nominee does not provide the organization that holds its shares with specific voting instructions, then, under applicable rules, the organization that holds its shares may generally vote on “discretionary” matters but cannot vote on “non-discretionary” matters. If the organization that holds the beneficial owner’s shares does not receive instructions from such stockholder on how to vote its shares on any proposal to be voted on at the special meeting, that bank, broker or other nominee will inform the inspector of election at the special meeting that it does not have authority to vote on any proposal at the special meeting with respect to such shares, and, furthermore, such shares will not be deemed to be in attendance at the meeting. This is generally referred to as a “broker non-vote.” However, if the bank, broker or other nominee receives instructions from such stockholder on how to vote its shares as to at least one proposal but not all of the proposals, the shares will be voted as instructed on the proposal as to which voting instructions have been given but will not be voted on the other, uninstructed proposal(s).

Q:	How do I vote and what must I do to attend the Graybug virtual special meeting?

A:

You will be able to vote your shares and submit questions during the Graybug virtual special meeting webcast by logging in to the website www.proxydocs.com/GRAY. There will be no physical location for stockholders to attend.

In order to attend the virtual special meeting and vote online, you will need the 12-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. The control number is designed to verify your identity and allow you to vote your shares of common stock at the special meeting or to vote by proxy prior to the special meeting. If you attend the special meeting and vote via the internet, your vote will revoke any proxy that you have previously submitted.

We will have technicians ready to assist you with any technical difficulties you may have accessing the Graybug virtual special meeting. If you encounter any difficulties accessing the Graybug virtual special meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instructional email.

If you wish to submit a question during the Graybug virtual special meeting, log into the Graybug virtual special meeting registration platform at www.proxydocs.com/GRAY, type your question into the “Questions for Management” field, and click “Submit.” Graybug will respond to as many properly submitted questions during the relevant portion of the Graybug virtual special meeting agenda as time allows. The procedures for voting are as follows:

Shares Registered in Your Name

If you are a stockholder of record, you may vote online at the Graybug virtual special meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy by mail using the enclosed proxy card. Whether or not you plan to attend the Graybug virtual special meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Graybug virtual special meeting and vote even if you have already voted by proxy.

•

To vote online during the Graybug virtual special meeting, follow the instructions posted at www.proxydocs.com/GRAY. You must register in advance at www.proxydocs.com/GRAY to be able to vote during the Graybug virtual special meeting.

•

To vote over the telephone, dial toll-free (866) 859-2440 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card.

•	To vote through the internet, go to www.proxydocs.com/GRAY to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card.

•

To vote by mail, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Graybug virtual special meeting, we will vote your shares as you direct.

If your shares are registered in your name with Graybug’s stock registrar and transfer agent, American Stock Transfer & Trust Company, LLC, no proof of ownership is necessary because Graybug can verify your ownership.

Shares Registered in the Name of a Broker, Bank or Other Nominee

If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, you should have received voting instructions from that organization rather than from Graybug. Simply follow the voting instructions provided by your broker, bank or other nominee to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank, or other nominee. To vote online at the Graybug virtual special meeting, you must obtain a valid proxy from your broker, bank, or other nominee. Follow the instructions from your broker, bank, or other nominee included with these proxy materials, or contact that organization to request a proxy form.

If you own shares in street name through an account with a bank, broker or other nominee, please send proof of your Graybug share ownership as of the Graybug record date (for example, a brokerage firm account statement or a “legal proxy” from your intermediary) along with your registration request. If you are not sure what proof to send, check with your intermediary.

Please note that even if you plan to attend the special meeting, we recommend that you vote in advance, to ensure that your shares will be represented.

Q:	May I change my vote after I have submitted a proxy by telephone or via the internet or mailed my signed proxy card?

A:

Any Graybug stockholder of record voting by proxy, other than those Graybug stockholders who have executed a support agreement, has the right to revoke the proxy at any time before the polls close at the special meeting by delivery of a written notice stating that he, she or it would like to revoke his, her or its proxy to Graybug’s Corporate Secretary, by providing a duly executed proxy card bearing a later date than the proxy being revoked, by submitting a proxy on a later date by telephone or via the internet (only your last telephone or internet proxy will be counted), before [●] Pacific Time on [●], 2023 or by attending the special meeting via the internet and voting during the special meeting. Attendance alone at the special meeting will not revoke a proxy. If a stockholder of Graybug has instructed a broker to vote its shares of Graybug common stock that are held in “street name,” the stockholder must follow directions received from its broker to change those instructions.

Q:	Should Graybug’s stockholders send in their stock certificates now?

A:

No. After the merger is consummated, and if the reverse stock split is approved and effected, Graybug’s stockholders will receive written instructions, as applicable, from Graybug’s transfer agent for exchanging their certificates representing shares of Graybug common stock for new certificates giving effect to the reverse stock split.

Q:	Am I entitled to appraisal rights?

A:	Graybug’s stockholders are not entitled to appraisal rights in connection with the merger or any of the proposals to be voted on at the special meeting.

Q:	Have CalciMedica’s stockholders agreed to adopt the merger agreement?

A:	Yes. On November 21, 2022, CalciMedica’s stockholders adopted the merger agreement and approved the merger and related transactions by written consent.

Q:	Who is paying for this proxy solicitation?

A:

Graybug and CalciMedica will equally share the cost of the printing and filing of this proxy statement and the fees paid to a financial printer or the SEC. Graybug will pay any other fees and expenses incurred by it. You will need to obtain your own internet access if you choose to access the proxy materials and/or vote over the internet. Graybug and CalciMedica may use the services of its directors, officers and other employees to solicit proxies from Graybug’s stockholders without additional compensation. Arrangements will also be made with banks, brokers, nominees, custodians and fiduciaries who are record holders of Graybug common stock for the forwarding of solicitation materials to the beneficial owners of Graybug common stock. Upon request of the record holders, Graybug will reimburse these banks, brokers, nominees, custodians and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the merger and the other proposals being considered at the special meeting, you should read this entire proxy statement carefully, including the materials attached as annexes, as well as other documents referred to or incorporated by reference herein. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information”.

The Companies

Graybug Vision, Inc.

274 Redwood Shores Parkway, P.O. Box 144

Redwood City, CA 94065

(650) 487-2805

Graybug Vision, Inc. (“Graybug”) has historically been a clinical-stage biopharmaceutical company focused on developing transformative medicines for the treatment of ocular diseases. Graybug’s novel proprietary technologies are designed to release drugs in ocular tissue at a controlled rate for up to 12 months in order to improve patient compliance, reduce healthcare burdens and, ultimately, deliver better clinical outcomes. Graybug’s lead product candidate, GB-102, is an intravitreal injection of a microparticle depot formulation of sunitinib, a potent inhibitor of neovascular growth and permeability, which are leading causes of retinal disease. GB-102 is designed to provide pan-vascular endothelial growth factor inhibition for six months or longer while minimizing fluctuations in retinal thickness in between treatments, which is emerging as predictive of visual outcomes. Furthermore, Graybug has been using its proprietary technologies to develop GB-401, an intravitreally injected implant formulation of a beta-adrenergic blocking agent prodrug with a target dosing regimen of once every six months or longer for the treatment of primary open-angle glaucoma, or POAG.

Camaro Merger Sub, Inc.

274 Redwood Shores Parkway, P.O. Box 144

Redwood City, CA 94065

(650) 487-2805

The merger subsidiary is a wholly-owned subsidiary of Graybug that was recently incorporated in Delaware for the purpose of the merger. It does not conduct any business and has no material assets.

CalciMedica, Inc.

505 Coast Boulevard South, Suite 307

La Jolla, CA 92037

(858) 952-5500

CalciMedica is a clinical-stage biopharmaceutical company focused on developing therapies for life-threatening inflammatory diseases with high unmet need. CalciMedica’s proprietary technology targets the inhibition of calcium-release activated calcium (“CRAC”) channels designed to modulate the immune response and protect against tissue cell injury, with the potential to provide therapeutic benefits in life-threatening inflammatory diseases for which there are currently no approved therapies. CalciMedica’s lead product candidate Auxora, a proprietary, intravenous-formulated CRAC channel inhibitor, has demonstrated positive and consistent clinical results and has been well-tolerated in four completed efficacy clinical trials. Auxora is in development for acute pancreatitis and asparaginase-associated pancreatitis. CalciMedica was founded by scientists from TorreyPines Therapeutics and the Harvard CBR Institute for Biomedical Research, and is headquartered in La Jolla, CA.

The Combined Company

Immediately following the effective time of the merger, CalciMedica’s equityholders are expected to own or hold rights to acquire 71.4% of the combined company and Graybug’s equityholders are expected to own or hold rights to acquire 28.6% of the combined company, in each case, on a fully-diluted basis, and subject to certain assumptions, including, but not limited to, (a) Graybug’s net cash as of the closing of the merger being $25 million, (b) a closing date of February 15, 2023, and (c) CalciMedica issuing approximately 20.5 million shares of common stock in the private placement. The post-closing equity split is subject to certain adjustments including based on Graybug’s net cash at closing, the closing date, the number of shares of CalciMedica’s common stock issued in the private placement and to account for the effect of the reverse stock split.

The principal executive office of the combined company will be located in La Jolla, California.

Summary of the Merger

Upon the terms and subject to the conditions of the merger agreement, the merger subsidiary, a wholly owned subsidiary of Graybug formed by Graybug in connection with the merger, will merge with and into CalciMedica. The merger agreement provides that upon the consummation of the merger the separate existence of merger subsidiary shall cease. CalciMedica will continue as the surviving corporation and will be a wholly owned subsidiary of Graybug.

Graybug’s Reasons for the Merger; Recommendations of the Graybug Board

The Graybug Board considered various reasons for the merger, including, among others, the following factors:

At a meeting held on November 21, 2022, among other things, the Graybug Board unanimously (i) determined that the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Graybug and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Graybug common stock to the stockholders of CalciMedica and the change of control of Graybug, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in the merger agreement, that the stockholders of Graybug vote to approve Proposals 1 through 5.

The Graybug Board considered the following reasons in reaching its conclusion to approve the merger and the other transactions contemplated by the merger agreement, all of which the Graybug Board viewed as supporting its decision to approve the merger with CalciMedica:

•

the Graybug Board, with the assistance of its advisors, undertook a comprehensive and thorough process of reviewing and analyzing potential strategic options, involving outreach to 92 parties, and including potential strategic alternatives such as strategic mergers and acquisitions, licensing transactions, and a liquidation to distribute available cash, to identify the opportunity that would, in the Graybug Board’s opinion, create the most value for Graybug’s stockholders;

•

the Graybug Board’s belief, after a thorough review of strategic alternatives and discussions with Graybug senior management, financial advisors and legal counsel, that the merger is more favorable to Graybug’s stockholders than the potential value that might have resulted from other strategic options available to Graybug;

•

the alternative of a liquidation, which would result in a liquidation value estimated by Graybug’s management that assumed that there would be approximately $32.0 million in cash available at the commencement of the liquidation process, or approximately $1.50 per currently outstanding share, an orderly liquidation, with approximately 50% of this amount distributed to stockholders upon initial filing and any remaining amount payable in 18 to 36 months, depending on the length of the liquidation process, representing an aggregate present value range of $0.75 to $1.45 per currently outstanding share using a discount rate ranging from 5.0% to 15.0% and ranges of the portion of the remaining amount after the initial distribution that would be available for further distribution from 0% to 100%;

•

the fact that Graybug’s estimated cash of $26.5 million at the planned closing of the merger would be approximately $1.06 per share, assuming approximately 25 million fully-diluted shares then outstanding (which differs from estimated maximum liquidation value of the $1.50 per share liquidation value because the merger transaction fees would not be payable in a liquidation, the operating costs and severance obligations would also be reduced due to, among other things, the termination of most or all of the employees and remaining operations upon filing for liquidation in lieu of the merger, and the shares issuable as a result of accelerated vesting of equity awards would not be included in the fully diluted shares outstanding when calculating the potential per share value of a liquidation);

•

the Graybug Board’s comparison of the present value range of potential per share payments in a liquidation process of $0.75 to $1.45 per share, to a range of implied per share values of Graybug common stock in the merger set forth in the analyses of Piper Sandler & Co. (“Piper Sandler”) of $1.12 (reflecting the 25th percentile of the selected public companies analysis portion of such analyses) to $4.78 (reflecting the 75th percentile of the discounted cash flow analysis portion of such analyses), in each case assuming $26.5 million in cash held by Graybug at the planned closing of the merger, as described under “The Merger—Opinion of Graybug’s Financial Advisor” beginning on page 108;

•

the Graybug Board’s belief, based in part on scientific, regulatory and commercial diligence and an analysis process conducted over several weeks by Graybug’s management and reviewed with the Graybug Board, that CalciMedica’s lead product candidate Auxora is potentially a medium-term commercial asset with a sizable potential market and efficient commercialization plan and may create value for the stockholders of the combined company and an opportunity for Graybug’s stockholders to participate in the potential growth of the combined company;

•

based on the current plans of CalciMedica for developing and potentially commercializing Auxora, the likelihood that the combined company would possess sufficient financial resources to allow the management team to focus on such plans and the potential achievement of important clinical milestones in 2023;

•

the possibility that the combined company would be able to raise capital in the future from a broader array of sources as a result of the combination of Graybug’s public company structure with CalciMedica’s business;

•

the strength of the balance sheet of the combined company, which includes the cash that CalciMedica expects to raise in the private placement concurrently with the closing of the merger, in addition to the cash that Graybug is expected to have at the closing of the merger, which would give the combined company an estimated cash runway into the second half of 2024, funding the advancement of Auxora through clinical milestones in 2023;

•

the fact that the combined company will be led by an experienced industry chief executive officer and a team many of whom have extensive drug development, research and development, business, and regulatory expertise, and a board of directors with representation from the current Graybug Board and CalciMedica’s board of directors (the “CalciMedica Board”);

•

the Graybug Board’s belief that, as a result of arm’s length negotiations with CalciMedica, Graybug and its representatives negotiated the most favorable exchange ratio for Graybug stockholders that CalciMedica was willing to agree to, and that the terms of the merger agreement include the most favorable terms to Graybug in the aggregate to which CalciMedica was willing to agree; and

•

the opinion of Piper Sandler, rendered orally to the Graybug Board on November 21, 2022 (which was subsequently confirmed in writing by delivery of its written opinion, dated November 21, 2022), to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Sandler, as described in its written opinion, the exchange ratio pursuant to the terms of the merger agreement was fair, from a financial point of view, to Graybug, as more fully described in the section entitled “The Merger—Opinion of Graybug’s Financial Advisor” beginning on page 108.

For more information on the Graybug Board’s reasons for the transaction, see the section entitled “The Merger—Graybug’s Reasons for the Merger; Recommendations of the Graybug Board.”

Opinion of Graybug’s Financial Advisor

On November 21, 2022, Piper Sandler rendered its oral opinion to the Graybug Board (which was subsequently confirmed in writing by delivery of Piper Sandler’s written opinion dated November 21, 2022) to the effect that, as of November 21, 2022, and based upon and subject to the various assumptions and limitations set forth therein, the exchange ratio was fair, from a financial point of view, to Graybug.

Piper Sandler’s opinion was directed to the Graybug Board, and addressed solely the fairness, from a financial point of view, to Graybug of the exchange ratio and did not address any other terms or agreement relating to the merger or any other terms of the merger agreement. The summary of Piper Sandler’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this proxy statement and sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Sandler in preparing its opinion. However, neither Piper Sandler’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, a recommendation to any Graybug stockholder as to how such stockholder should act or vote with respect to the merger or any other matter.

See Annex C and the section of this proxy statement entitled “The Merger—Opinion of Graybug’s Financial Advisor” beginning on page 108.

Overview of the Merger Agreement

Merger Consideration and Exchange Ratio

At the effective time of the merger, each share of CalciMedica capital stock outstanding immediately prior to the effective time of the merger (excluding shares held as treasury stock by CalciMedica or held or owned by Graybug, the merger subsidiary or any subsidiary of Graybug or CalciMedica and dissenting shares), after giving effect to (i) the preferred stock conversion (as defined below), (ii) the automatic exercise of CalciMedica warrants to purchase shares of CalciMedica common stock with an exercise price of $0.01 immediately prior to the closing of the merger in accordance with their terms and the automatic exercise of CalciMedica warrants to purchase shares of CalciMedica Series C-2 preferred stock immediately prior to the closing of the merger in accordance with their terms (the “CalciMedica warrant exercises”) and (iii) the conversion of CalciMedica convertible promissory notes, as may be amended, into CalciMedica common stock pursuant to their terms (the “convertible promissory note conversion”), will be automatically converted solely into the right to receive a number of validly issued, fully paid and nonassessable shares of Graybug common stock equal to the exchange ratio (as described below).

No fractional shares of Graybug common stock will be issued in connection with the merger, no certificates or scrip for any such fractional shares will be issued and no cash will be paid for any such fractional shares. Any fractional shares of Graybug common stock that a holder of CalciMedica capital stock would otherwise be entitled to receive will be aggregated with all fractional shares of Graybug common stock issuable to such holder and any remaining fractional shares will be rounded up to the nearest whole share.

Immediately following the effective time of the merger, CalciMedica’s equityholders are expected to own or hold rights to acquire 71.4% of the combined company and Graybug’s equityholders are expected to own or hold rights to acquire 28.6% of the combined company, in each case, on a fully-diluted basis, and subject to certain assumptions, including, but not limited to, (a) Graybug’s net cash as of the closing of the merger being $25 million, (b) a closing date of February 15, 2023, and (c) CalciMedica issuing approximately 20.5 million shares of common stock in the private placement. As currently anticipated, the exchange ratio is expected to be approximately 0.4073, subject to certain adjustments including based on Graybug’s net cash at closing, the closing date, the number of shares of CalciMedica’s common stock issued in the private placement and to account for the effect of the reverse stock split.

The following table illustrates how the exchange ratio and post-merger equity ownership of CalciMedica’s pre-merger equity holders and Graybug’s pre-merger equity holders may change if Graybug net cash is between $18 million and $32 million at the closing of the merger, in each case estimated as of November 21, 2022.

Graybug Net Cash ($ in millions)	Exchange Ratio	Post-Merger Ownership
		CalciMedica Equityholders	Graybug Equityholders
$18	0.4911	75.2%	24.8%
$19	0.4769	74.6%	25.4%
$20	0.4637	74.1%	25.9%
$21	0.4512	73.5%	26.5%
$22	0.4394	73.0%	27.0%
$23	0.4282	72.5%	27.5%
$24	0.4175	71.9%	28.1%
$25	0.4073	71.4%	28.6%
$26	0.3977	70.9%	29.1%
$27	0.3885	70.4%	29.6%
$28	0.3797	69.9%	30.1%
$29	0.3713	69.4%	30.6%
$30	0.3633	69.0%	31.0%
$31	0.3556	68.5%	31.5%
$32	0.3482	68.0%	32.0%

Treatment of CalciMedica Stock Options

Under the terms of the merger agreement, each option to purchase shares of CalciMedica capital stock that is outstanding and unexercised immediately prior to the effective time of the merger under the CalciMedica plan, whether or not vested, will be converted into and become an option to purchase shares of Graybug common stock. Graybug will assume the CalciMedica plan and all such CalciMedica stock options in accordance with the terms of the CalciMedica plan and the terms of the stock option agreement by which such option is evidenced.

Accordingly, from and after the effective time of the merger: (i) each outstanding CalciMedica stock option assumed by Graybug may be exercised solely for shares of Graybug common stock; (ii) the number of shares of Graybug common stock subject to each outstanding CalciMedica stock option assumed by Graybug will be determined by multiplying (A) the number of shares of CalciMedica capital stock that were subject to such CalciMedica stock option, as in effect immediately prior to the effective time of the merger, by (B) the exchange ratio, and rounding the resulting number down to the nearest whole number of shares of Graybug common stock; (iii) the per share exercise price for the Graybug common stock issuable upon exercise of each CalciMedica stock option assumed by Graybug will be determined by dividing (A) the per share exercise price of CalciMedica capital stock subject to such CalciMedica stock option, as in effect immediately prior to the effective time of the merger, by (B) the exchange ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any CalciMedica stock option assumed by Graybug will continue in full force and effect and the term, exercisability, vesting schedule, accelerated vesting provisions, and any other provisions of such CalciMedica stock option will otherwise remain unchanged; provided, however, that the Graybug Board or a committee thereof will succeed to the authority and responsibility of the CalciMedica Board or any committee thereof with respect to each CalciMedica stock option assumed by Graybug.

Treatment of CalciMedica Warrants

Under the terms of the merger agreement, each warrant to purchase shares of CalciMedica capital stock that is outstanding and unexercised as of immediately prior to the effective time of the merger (after giving effect to the preferred stock conversion, the CalciMedica warrant exercises and the convertible promissory note conversion) will be converted into and become a warrant to purchase shares of Graybug common stock and Graybug will assume each such CalciMedica warrant in accordance with its terms.

Accordingly, from and after the effective time of the merger: (i) each outstanding CalciMedica warrant assumed by Graybug may be exercised solely for shares of Graybug common stock; (ii) the number of shares of Graybug common stock subject to each outstanding CalciMedica warrant assumed by Graybug will be determined by multiplying (A) the number of shares of CalciMedica common stock, or the number of shares of CalciMedica preferred stock issuance upon exercise of the CalciMedica warrant, as applicable, that were subject to such CalciMedica warrant immediately prior to the effective time of the merger by (B) the exchange ratio, and rounding the resulting number up to the nearest whole number of shares of Graybug common stock; (iii) the per share exercise price for the Graybug common stock issuable upon exercise of each CalciMedica warrant assumed by Graybug will be determined by dividing (A) the per share exercise price of CalciMedica capital stock subject to such CalciMedica warrant, as in effect immediately prior to the effective time of the merger, by (B) the exchange ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any CalciMedica warrant assumed by Graybug will continue in full force and effect and the term and other provisions of such CalciMedica warrant will otherwise remain unchanged.

Treatment of Graybug Stock Options and Restricted Stock Units

All outstanding and unexercised options to purchase shares of Graybug common stock and all outstanding and unvested restricted stock units will remain effective and outstanding to the extent they are not, for restricted stock units, accelerated (and settled) in connection with the Merger. As of November 21, 2022, there were outstanding options to purchase up to an aggregate of 4,411,230 shares of Graybug common stock and unvested restricted stock units covering 3,520,994 shares of Graybug common stock. As of November 21, 2022, Graybug’s current executive officers and directors collectively owned outstanding options to purchase an aggregate of 3,293,214 shares of Graybug common stock and unvested restricted stock units covering 2,830,556 shares of Graybug common stock. Such options and restricted stock units will be adjusted for the reverse stock split.

Conditions to the Completion of the Merger

To consummate the merger, Graybug’s stockholders must approve the issuance of Graybug common stock in the merger and an amended and restated certificate of incorporation of Graybug effecting the reverse stock split. The merger agreement does not include a price-based termination right. Additionally, each of the other closing conditions set forth in the merger agreement and described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” must be satisfied or waived.

Non-Solicitation

Both Graybug and CalciMedica are prohibited by the terms of the merger agreement, other than, in the case of Graybug, with respect to any asset disposition, and other than, in the case of CalciMedica, with respect to the private placement, from:

•

soliciting, initiating or knowingly encouraging, inducing or facilitating the communication, making, submission or announcement of any acquisition proposal (as defined in the Section entitled “The Merger Agreement—No Solicitation” below) or acquisition inquiry (as defined in the Section entitled “The Merger Agreement—No Solicitation” below) or taking any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry;

•	furnishing any non-public information regarding such party to any person in connection with or in response to an acquisition proposal or acquisition inquiry;

•	engaging in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry;

•	approving, endorsing or recommending any acquisition proposal (with respect to Graybug, subject to certain carve-outs as described below);

•

executing or entering into any letter of intent or any contract contemplating or otherwise relating to any acquisition transaction (as defined below) (other than, in the case of Graybug, a confidentiality agreement permitted as described below); or

•	publicly proposing to do any of the foregoing.

Termination and Termination Fees

Either Graybug or CalciMedica can terminate the merger agreement under specified circumstances, which would prevent the merger from being consummated. The merger agreement provides for the payment of a termination fee of $1 million by Graybug to CalciMedica upon termination of the merger agreement under specified circumstances, or a termination fee of $1.5 million in the case where Graybug accepts a superior offer from a third party.

Expense Reimbursement

The merger agreement provides for the payment of an expense reimbursement of up to $1 million by Graybug to CalciMedica upon termination of the merger agreement under specified circumstances, or an expense reimbursement of up to $250,000 in the case where Graybug accepts a superior offer from a third party.

Nasdaq Listing

Pursuant to the merger agreement, Graybug has agreed to use its commercially reasonable efforts (i) to maintain its existing listing on Nasdaq until the effective time of the merger and to obtain approval of the listing of the combined company on Nasdaq, (ii) to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the shares of Graybug common stock to be issued in connection with the merger, and to cause such shares to be approved for listing (subject to official notice of issuance), (iii) effect the reverse stock split and (iv) to the extent required by Nasdaq Rule 5110, to file an initial listing application for Graybug common stock on Nasdaq and to cause such Nasdaq listing application to be conditionally approved prior to the effective time.

Support Agreements

Concurrently with the execution of the merger agreement, the executive officers, directors and certain stockholders of Graybug entered into support agreements in favor of CalciMedica relating to the merger representing approximately 45% of Graybug’s outstanding shares of common stock as of immediately prior to the date of the merger agreement. The Graybug support agreements provide, among other things, that such officers, directors and stockholders will vote all of their shares of Graybug common stock in favor of adopting the merger agreement and approving the merger, and the stockholder matters and other transactions and actions contemplated by the merger agreement. Concurrently with the execution of the merger agreement, the executive officers, directors and certain stockholders of CalciMedica entered into support agreements in favor of Graybug relating to the merger representing approximately 86% of the outstanding shares of CalciMedica capital stock as of immediately prior to the date of the merger agreement. The CalciMedica support agreements provide, among other things, that such officers, directors and stockholders will vote all of their shares of CalciMedica capital stock in favor of adopting the merger agreement and approving the merger, and the stockholder matters and other transactions and actions contemplated by the merger agreement.

Lock-Up Agreements

Concurrently with the execution of the merger agreement, the executive officers, directors and certain stockholders of CalciMedica representing approximately 86% of the outstanding shares of CalciMedica capital stock as of immediately prior to the date of the merger agreement entered into lock-up agreements, pursuant to which they accepted certain restrictions on transfers of the shares of Graybug common stock held by such executive officer, director or stockholder for a 180-day period following the effective time of the merger. Pursuant to the terms of the merger agreement, each executive officer and director of Graybug expected to continue as an executive officer or director of the combined company will also be required to enter into lock-up agreements.

Private Placement

On November 21, 2022, CalciMedica entered into a securities purchase agreement and registration rights agreement with the private placement investors in connection with the private placement, pursuant to which the private placement investors will purchase an aggregate of approximately $10.3 million shares of CalciMedica common stock (the “private placement shares”) and CalciMedica has agreed to grant the private placement investors certain registration rights with respect to such shares. The private placement is expected to close immediately prior to the closing of the merger. The closing of the private placement is not a condition to closing the merger. CalciMedica has agreed to use commercially reasonably efforts to prepare and file a registration statement with the SEC as soon as practicable following the closing of the merger but in no event later than the 90th day following the closing of the merger to register the resale of the private placement shares. The private placement, including those investors who are expected to beneficially own or be affiliates of holders of more than 5% of the combined company’s common stock is discussed in more detail in the section entitled “Agreements Related to the Merger—Private Placement” beginning on page 108.

Management Following the Merger

At the effective time of the merger, the executive management team of the combined company is expected to include the following individuals:

Name	Position with the Combined Company	Current Position with CalciMedica
A. Rachel Leheny, Ph.D.	Chief Executive Officer	Chief Executive Officer
Michael J. Dunn, MBA	President and Chief Operating Officer	President and Chief Operating Officer
Daniel Geffken, MBA	Chief Financial Officer	Interim Chief Financial Officer
Sudarshan Hebbar, M.D.	Chief Medical Officer	Chief Medical Officer
Eric W. Roberts	Chief Business Officer	Chief Business Officer
Kenneth A. Stauderman, Ph.D.	Chief Scientific Officer	Chief Scientific Officer

The Board of Directors Following the Merger

Immediately after the effective time of the merger, the board of directors of the combined company (the “Combined Board”) will be comprised of seven members, with two designated by Graybug, including Eric Bjerkholt and Frederic Guerard, Pharm.D., and five designated by CalciMedica, including A. Rachel Leheny, Ph.D., Eric W. Roberts, Robert N. Wilson, Fred Middleton and Allan Shaw. It is expected that Mr. Wilson will serve as chairman of the Combined Board.

Interests of Graybug’s Directors and Executive Officers in the Merger

Graybug’s directors and executive officers have economic interests in the merger that are different from, or in addition to, those of Graybug stockholders generally. These interests include:

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Graybug’s directors and executive officers hold Graybug options and restricted stock units which, pursuant to the merger agreement, will be treated as set forth in the section entitled “The Merger Agreement—Treatment of Graybug Stock Options and Restricted Stock Units” on page 140 of this proxy statement.

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Pursuant to the merger agreement, Graybug and CalciMedica have agreed that each Graybug employee, including all Graybug executive officers, that remain employed by Graybug as of immediately prior to the closing of the merger will be terminated on the closing date, and that such termination will be treated as a qualifying termination for purposes Graybug Change in Control Severance Policy (the “CIC Policy”). As a result of such qualifying termination, upon the closing of the merger, the vesting of all unvested equity awards held by Graybug’s employees, including its executive officers, who are terminated upon the closing, will accelerate in full.

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The CIC Policy provides for certain severance payments, equity acceleration and other benefits in the event a Graybug executive officer’s employment is terminated due to termination by Graybug (or a successor) without “cause” or the Graybug executive officer’s resignation for “good reason” (as such terms are defined in the CIC Policy) that occurs on or within 12 months after a “change in control” of Graybug.

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Pursuant to the Graybug 2022 Bonus Program adopted by Graybug’s compensation committee on January 14, 2022, as amended on October 17, 2022, the Graybug executive officers are eligible to receive cash bonus payments based on weighted performance metrics, with 50% of such bonus being payable in the event of a closing of a merger. Such payable portion will be paid in full if the merger closes in 2022, 50% of such portion will be paid if the merger closes in the first quarter of 2023, and 25% of such portion will be paid if the merger closes in the second quarter of 2023.

These interests are discussed in more detail in the section entitled “The Merger—Interests of Graybug’s Directors and Executive Officers in the Merger” beginning on page 123. The Graybug Board was aware of and considered these interests, among other matters, in reaching its decision to approve and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Federal Securities Law Consequences; Resale Restrictions

The issuance of Graybug common stock in the merger to CalciMedica’s stockholders will be effected by means of a private placement, which is exempt from registration under the Securities Act, in reliance on Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D or Regulation S promulgated thereunder and such shares will be “restricted securities.” The shares issued in connection with the merger will not be registered under the Securities Act upon issuance and will not be freely transferable. Holders of such shares may not sell their respective shares unless the shares are registered under the Securities Act or an exemption is available under the

Securities Act. Additionally, the shares of Graybug common stock issued in the merger to certain of CalciMedica’s stockholders will be subject to the resale restrictions under the lock-up agreements, as further described in the section entitled “Agreements Related To The Merger” beginning on page 159 of this proxy statement.

Material U.S. Federal Income Tax Consequences of the Merger and the Reverse Stock Split

Graybug and CalciMedica intend that the merger qualify as a reorganization within the meaning of Section 368(a) of the Code. Graybug stockholders will not sell, exchange or dispose of any shares of Graybug common stock as a result of the merger. Thus, there will be no material U.S. federal income tax consequences to Graybug or its stockholders as a result of the merger. Graybug stockholders should not recognize gain or loss upon the reverse stock split, except to the extent a Graybug stockholder receives cash in lieu of a fractional share of Graybug common stock.

For a more complete description of the material U.S. federal income tax consequences of the reverse stock split and merger, please see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger and the Reverse Stock Split” beginning on page 129 of this proxy statement.

Regulatory Approvals

Neither Graybug nor CalciMedica is required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. In the United States, Graybug must comply with applicable federal and state securities laws and the Nasdaq rules in connection with the issuance of shares of Graybug common stock in the merger, including the filing with the SEC of this proxy statement.

Anticipated Accounting Treatment

The merger will be treated by Graybug as a reverse recapitalization under U.S. generally accepted accounting principles (“GAAP”). For accounting purposes, CalciMedica is considered to be the accounting acquirer in this transaction.

Appraisal Rights

Graybug’s stockholders are not entitled to appraisal rights in connection with the merger.

Summary of Risk Factors

Both Graybug and CalciMedica are subject to various risks associated with their businesses and their industries. In addition, the merger, including the possibility that the merger may not be completed, poses a number of risks to each company and its respective securityholders, including the following risks:

•	If the proposed merger with CalciMedica is not consummated, Graybug’s business could suffer materially and Graybug’s stock price could decline;

•

If Graybug does not successfully consummate the merger or another strategic transaction, the Graybug Board may decide to pursue a dissolution and liquidation of Graybug. In such an event, the amount of cash available for distribution to Graybug’s stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities;

•

Graybug’s net cash may be less than $18 million at the closing of the merger, which would cause a condition to CalciMedica’s obligation to consummate the merger to fail to be satisfied and may result in the termination of the merger agreement;

•	Some of Graybug’s officers and directors have conflicts of interest that may influence them to support or approve the merger;

•	The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes and other causes;

•	The market price of the combined company’s common stock may decline as a result of the merger; and

•	Graybug’s stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

•

Certain provisions of the merger agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the arrangements contemplated by the merger agreement.

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Because the lack of a public market for the CalciMedica capital stock makes it difficult to evaluate the fairness of the merger, the stockholders of Graybug may receive consideration in the merger that is less than the fair market value of the CalciMedica capital stock and/or Graybug may pay more than the fair market value of the CalciMedica capital stock.

•

Graybug and CalciMedica have become and may become involved in securities litigation or stockholder derivative litigation in connection with the merger in the future, and this could divert the attention of Graybug and CalciMedica management and harm the combined company’s business, and insurance coverage may not be sufficient to cover all related costs and damages.

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CalciMedica is a clinical-stage biopharmaceutical company and has incurred significant losses since its inception. CalciMedica anticipates that it will continue to incur significant losses for the foreseeable future.

•	CalciMedica has never generated revenue from product sales and may never be profitable.

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There is substantial doubt about CalciMedica’s ability to continue as a going concern. CalciMedica will need additional financing to execute its business plan, to fund its operations and to continue as a going concern.

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CalciMedica’s proprietary CRAC channel inhibition science is based on novel technologies that are unproven and may not result in approvable or marketable products, which exposes it to unforeseen risks and makes it difficult for CalciMedica to predict the time and cost of product development and potential for regulatory approval and it may not be successful in its efforts to use and expand its science to build a pipeline of product candidates

•	CalciMedica’s business is highly dependent on the success of its product candidates, in particular Auxora, and it may fail to develop Auxora successfully or be unable to obtain regulatory approval.

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CalciMedica relies on third parties to conduct and perform most of its research, preclinical studies and clinical trials. If these third parties do not satisfactorily carry out their contractual duties, fail to comply with applicable regulatory requirements, or fail to meet expected deadlines, CalciMedica’s development programs may be delayed or subject to increased costs, each of which may have an adverse effect on its business and prospects.

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CalciMedica contracts with third parties for the manufacturing and supply of certain goods and services for our product candidates for use in preclinical studies and clinical trials, which supply may become limited or interrupted or may not be of satisfactory quality and quantity.

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Any approved product candidates may fail to achieve the degree of market acceptance by physicians, patients, hospitals, healthcare payors and others in the medical community necessary for commercial success.

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CalciMedica’s business and the business or operations of third parties with whom it conducts business could be adversely affected by the effects of health pandemics or epidemics, including the COVID-19 pandemic, in regions where CalciMedica or third parties on which it relies have business operations.

Additional discussion of the risks summarized in this risk factor summary, and other risks that Graybug and CalciMedica face, can be found below under the heading “Risk Factors” and should be carefully considered, together with other information in this proxy statement.

MARKET PRICE AND DIVIDEND INFORMATION

Graybug common stock began trading the Nasdaq Global Market on September 25, 2020 under the symbol “GRAY.”

On November 18, 2022, the last trading day prior to the public announcement of the proposed merger on November 21, 2022, the closing price per share of Graybug common stock as reported on Nasdaq was $0.95 per share. On [●], 2023, the last practicable date before the printing of this proxy statement, the closing price per share of Graybug common stock as reported on Nasdaq was $[●] per share.

Following the consummation of the merger, and subject to successful application for initial listing with Nasdaq, Graybug common stock will continue to be listed on Nasdaq, but will trade under the symbol “CALC” and under the combined company name of “CalciMedica, Inc.”

As of the record date, Graybug had approximately [●] stockholders of record.

Graybug has never declared or paid cash dividends on Graybug common stock. Graybug currently anticipates that all of its earnings in the foreseeable future will be used for the operation and growth of its business, and does not expect to pay any cash dividends to Graybug stockholders. Payment of future dividends, if any, will be at the discretion of the Graybug Board.

RISK FACTORS

You should consider the following factors in evaluating whether to approve the issuance of shares of Graybug common stock in the merger and the resulting “change of control” of Graybug under the Nasdaq rules and the amended and restated certificate of incorporation, including to effect a reverse stock split of Graybug common stock. These factors should be considered in conjunction with the other information included or incorporated by reference by Graybug in this proxy statement.

Risks Related to the Merger

If the proposed merger with CalciMedica is not consummated, Graybug’s business could suffer materially and Graybug’s stock price could decline.

The consummation of the proposed merger with CalciMedica is subject to a number of closing conditions, including the approval by Graybug’s stockholders, approval by Nasdaq of Graybug’s application for initial listing of Graybug common stock in connection with the merger, and other customary closing conditions. Graybug is targeting a closing of the transaction in the first quarter of 2023.

If the proposed merger is not consummated, Graybug may be subject to a number of material risks, and its business and stock price could be adversely affected, as follows:

•	Graybug has incurred and expects to continue to incur significant expenses related to the proposed merger with CalciMedica even if the merger is not consummated.

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The merger agreement contains covenants relating to Graybug’s solicitation of competing acquisition proposals and the conduct of Graybug’s business between the date of signing the merger agreement and the closing of the merger. As a result, significant business decisions and transactions before the closing of the merger are restricted or prohibited. Accordingly, Graybug may be unable to pursue business opportunities that would otherwise be in its best interest as a standalone company. If the merger agreement is terminated after Graybug has invested significant time and resources in the transaction process, Graybug will have a limited ability to continue its current operations without obtaining additional financing to fund its operations.

•	Graybug could be obligated to pay CalciMedica a $1 million or $1.5 million termination fee in connection with the termination of the merger agreement, depending on the reason for the termination.

•	Graybug could be obligated to pay CalciMedica a $250,000 or $1 million expense reimbursement in connection with the termination of the merger agreement, depending on the reason for the termination.

•	Graybug’s collaborators and other business partners and investors in general may view the failure to consummate the merger as a poor reflection on its business or prospects.

•	Some of Graybug’s suppliers, collaborators and other business partners may seek to change or terminate their relationships with Graybug as a result of the proposed merger.

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As a result of the proposed merger, current and prospective employees could experience uncertainty about their future roles within the combined company. This uncertainty may adversely affect Graybug’s ability to retain its key employees, who may seek other employment opportunities. Additionally, pursuant to the merger agreement, all Graybug employees will be terminated effective as of the closing.

•	Graybug’s management team may be distracted from day-to-day operations as a result of the proposed merger.

•	The market price of Graybug common stock may decline to the extent that the current market price reflects a market assumption that the proposed merger will be completed.

In addition, if the merger agreement is terminated and the Graybug Board determines to seek another business combination, it may not be able to find a third party willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the merger. In such circumstances, the Graybug Board may elect to, among other things, divest all or a portion of Graybug’s business, or take the steps necessary to liquidate all of Graybug’s business and assets, and in either such case, the consideration that Graybug receives may be less attractive than the consideration to be received by Graybug pursuant to the merger agreement.

If Graybug does not successfully consummate the merger or another strategic transaction, the Graybug Board may decide to pursue a dissolution and liquidation of Graybug. In such an event, the amount of cash available for distribution to Graybug’s stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.

There can be no assurance that the merger will be completed. If the merger is not completed, the Graybug Board may decide to pursue a dissolution and liquidation of Graybug. In such an event, the amount of cash available for distribution to Graybug’s stockholders will depend heavily on the timing of such decision and, as with the passage of time the amount of cash available for distribution will be reduced as Graybug continues to fund its operations. The amount of cash available for distribution would also be reduced if Graybug is required to pay a termination fee to CalciMedica pursuant to the merger agreement. In addition, if the Graybug Board were to approve and recommend, and Graybug’s stockholders were to approve, a dissolution and liquidation of Graybug, Graybug would be required under Delaware corporate law to pay its outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to Graybug’s stockholders. As a result of this requirement, a portion of Graybug’s assets may need to be reserved pending the resolution of such obligations, and the timing of any such resolution is uncertain. In addition, Graybug may be subject to litigation or other claims related to a dissolution and liquidation of Graybug. If a dissolution and liquidation were pursued, the Graybug Board, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of Graybug common stock could lose all or a significant portion of their investment in the event of a liquidation, dissolution or winding up of Graybug.

Graybug’s net cash may be less than $18 million at the closing of the merger, which would cause a condition to CalciMedica’s obligation to consummate the merger to fail to be satisfied and may result in the termination of the merger agreement.

Graybug is required to have a net cash balance of at least $18 million at the closing of the merger as a condition to CalciMedica’s obligation to consummate the merger. For purposes of the merger agreement, net cash is subject to certain reductions, including, without limitation, short- and long-term liabilities accrued and any unpaid change of control payments or severance, termination, accrued paid time off, retention or similar payments at closing. In the event that Graybug’s net cash falls below this threshold, a condition to the CalciMedica’s obligation to consummate the merger will fail to be satisfied and CalciMedica will have the right to terminate the merger agreement at an outside date of May 21, 2023 (subject to extension as provided in the merger agreement) if Graybug’s net cash continues to be lower than the $18 million threshold.

Some of Graybug’s officers and directors have conflicts of interest that may influence them to support or approve the merger.

Officers and directors of Graybug participate in arrangements that provide them with interests in the merger that are different from yours, including, among others, their continued service as a director of the combined company, retention and severance benefits, the acceleration of option and restricted stock unit vesting, and continued indemnification. These interests, among others, may influence the officers and directors of Graybug to support or approve the merger. For a more detailed discussion see “The Merger—Interests of Graybug’s Directors and Executive Officers in the Merger” beginning on page 123 of this proxy statement.

The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes and other causes.

In general, either party can refuse to complete the merger if there is a material adverse change affecting the other party between November 21, 2022, the date of the merger agreement, and the closing. However, some types of changes do not permit either party to refuse to complete the merger, even if such changes would have a material adverse effect on Graybug or CalciMedica, to the extent they resulted from the following:

•	general business or economic conditions generally affecting the industry in which either company and its subsidiaries operate;

•

acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes or other natural disasters, health emergencies, including pandemics (including COVID-19 and any evolutions or mutations thereof) and related or associated epidemics, disease outbreaks or quarantine restrictions;

•	changes in financial, banking or securities markets;

•	any change in, or any compliance with or action taken for the purpose of complying with, any law or GAAP (or interpretations of any law or GAAP);

•	the announcement of the merger agreement or the pendency of the contemplated transactions;

•

the taking of any action required to be taken by the merger agreement, except in each case with respect to the first three items listed above, to the extent disproportionately affecting either company and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which either company and its subsidiaries operate, as applicable;

•	with respect to Graybug, the asset dispositions (as defined in the section titled “The Merger Agreement—Potential Asset Disposition” below);

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with respect to Graybug, any reduction in the amount of Graybug’s or its subsidiaries’ cash and cash equivalents as a result of expenditures made by Graybug or its subsidiaries related to wind-down activities of Graybug or its subsidiaries associated with the termination of its research and development activities (including the termination of ongoing contractual obligations relating to Graybug’s or its subsidiaries’ current products or product candidates);

•

with respect to Graybug, the failure of Graybug and its subsidiaries, taken as a whole, to meet internal or analysts’ expectations or projections or the results of operations of Graybug and its subsidiaries, taken as a whole; or

•

with respect to Graybug, any change in the stock price or trading volume of Graybug common stock (it being understood, however, that any Effect (as defined in the section titled “The Merger Agreement— Conditions to the Completion of the Merger” below) causing or contributing to any change in stock price or trading volume of Graybug common stock may be taken into account in determining whether a Graybug material adverse effect has occurred, unless such Effects are otherwise excepted from this definition).

If adverse changes occur but Graybug and CalciMedica must still complete the merger, the combined company’s stock price may suffer.

The market price of the combined company’s common stock may decline as a result of the merger.

The market price of the combined company’s common stock may decline as a result of the merger for a number of reasons including if:

•	the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

•	the effect of the merger on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•	investors react negatively to the effect on the combined company’s business and prospects from the merger.

Graybug’s stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

If the combined company is unable to realize the strategic and financial benefits currently anticipated from the merger, Graybug’s stockholders will have experienced substantial dilution of their ownership interest without receiving any commensurate benefit. Significant management attention and resources will be required to integrate the two companies. Delays in this process could adversely affect the combined company’s business, financial results, financial condition and stock price following the merger.

During the pendency of the merger, Graybug may not be able to enter into a business combination with another party and will be subject to contractual limitations on certain actions because of restrictions in the merger agreement.

Covenants in the merger agreement impede the ability of Graybug or CalciMedica to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the merger. As a result, if the merger is not completed, the parties may be at a disadvantage to their competitors. In addition, while the merger agreement is in effect and subject to limited exceptions, each party is prohibited from soliciting, initiating, encouraging, inducing or facilitating the communication, making, submission or announcement of certain acquisition inquiries or acquisition proposals or taking any action that could reasonably be expected to lead to certain acquisition inquiries or acquisition proposal, such as certain acquisitions of Graybug common stock, a tender offers for Graybug common stock, and mergers or other business combinations. Any such transactions could be favorable to such Graybug’s stockholders.

Because the lack of a public market for CalciMedica common stock makes it difficult to evaluate the fairness of the merger, CalciMedica’s stockholders may receive consideration in the merger that is greater than or less than the fair market value of CalciMedica common stock.

The outstanding share capital of CalciMedica is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of CalciMedica. Since the percentage of Graybug’s equity to be issued to CalciMedica’s stockholders was determined based on negotiations between the parties, it is possible that the value of the Graybug common stock to be issued in connection with the merger will be greater than the fair market value of CalciMedica. Alternatively, it is possible that the value of the shares of Graybug common stock to be issued in connection with the merger will be less than the fair market value of CalciMedica.

The combined company will incur significant transaction costs as a result of the merger, including investment banking, legal and accounting fees. In addition, the combined company will incur significant consolidation and integration expenses which cannot be accurately estimated at this time. These costs could include the possible relocation of certain operations from Redwood, California to other offices of the combined company as well as costs associated with terminating existing office leases and the loss of benefits of certain favorable office leases. Actual transaction costs may substantially exceed CalciMedica’s estimates and may have an adverse effect on the combined company’s financial condition and operating results.

Failure of the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code could harm the combined company.

The parties intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, as amended. For a full description of the tax consequences of the merger, see “The Merger—Material U.S.

Federal Income Tax Consequences of the Merger and the Reverse Stock Split” beginning on page 129 of this proxy statement. Certain requirements must be met for the merger to qualify as a Section 368(a) reorganization; if such requirements are not satisfied, CalciMedica’s stockholders could be subject to tax liability.

The merger is expected to result in a limitation on Graybug’s ability to utilize its net operating loss carryforwards.

Under Section 382 of the Code, use of Graybug’s net operating loss carryforwards (“NOLs”) will be limited if Graybug experiences an “ownership change.” For these purposes, an ownership change generally occurs where the aggregate stock ownership of one or more stockholders or groups of stockholders who own at least 5% of a corporation’s stock increases by more than 50 percentage points over its lowest ownership percentage within a specified testing period. Graybug is expected to experience an ownership change as a result of the merger, and therefore its ability to utilize its NOLs and certain credit carryforwards remaining at the effective time will be limited. The limitation will be determined by the fair market value of Graybug common stock outstanding prior to the ownership change, multiplied by the applicable federal rate. Limitations imposed on Graybug’s ability to utilize NOLs could cause U.S. federal and state income taxes to be paid earlier than they would be paid if such limitations were not in effect and could cause such NOLs to expire unused, in each case reducing or eliminating the benefit of such NOLs.

Certain stockholders could attempt to influence changes within Graybug which could adversely affect Graybug’s operations, financial condition and the value of Graybug common stock.

Graybug’s stockholders may from time to time seek to acquire a controlling stake in Graybug, engage in proxy solicitations, advance stockholder proposals or otherwise attempt to effect changes. Campaigns by stockholders to effect changes at publicly-traded companies are sometimes led by investors seeking to increase short-term stockholder value through actions such as financial restructuring, increased debt, special dividends, stock repurchases or sales of assets or the entire company. Responding to proxy contests and other actions by activist stockholders can be costly and time-consuming, and could disrupt Graybug’s operations and divert the attention of the Graybug Board and senior management from the pursuit of the proposed merger transaction. These actions could adversely affect Graybug’s operations, financial condition, Graybug’s ability to consummate the merger and the value of Graybug common stock.

Graybug and CalciMedica have become and may become involved in securities litigation or stockholder derivative litigation in connection with the merger in the future, and this could divert the attention of Graybug and CalciMedica management and harm the combined company’s business, and insurance coverage may not be sufficient to cover all related costs and damages.

Securities litigation or stockholder derivative litigation frequently follows the announcement of certain significant business transactions, such as the sale of a business division or announcement of a business combination transaction. Since the filing of our proxy statement on form PREM 14A on December 14, 2022, two lawsuits have been filed in federal courts against Graybug and the Graybug Board: Bushansky v. Graybug Vision, Inc., et al., 3:22-cv-09131 (N.D. Cal.), and Connelly v. Graybug Vision, Inc., et al., 3:23-cv-00028 (N.D. Cal.) (collectively, the “Stockholder Litigation”). In addition, six purported stockholders of Graybug sent demand letters regarding the proxy statement (the “Demand Letters”). Further details regarding the Stockholder Litigation and the Demand Letters are set forth below in the section entitled “Graybug’s Business—Legal Proceedings”.

Graybug, CalciMedica and the combined company may become involved in this type of litigation in connection with the merger again in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the business of Graybug, CalciMedica and the combined company.

Failure to complete the merger may result in Graybug paying a termination fee or expenses to the other party and could harm the price of Graybug common stock and the future business and operations of each company.

If the merger is not completed and the merger agreement is terminated under certain circumstances, Graybug may be required to pay CalciMedica a termination fee of $1 million or $1.5 million and/or an expense reimbursement of up to $1 million. Even if a termination fee or expense reimbursement is not payable in connection with a termination of the merger agreement, Graybug will have incurred significant fees and expenses, which must be paid whether or not the merger is completed. Further, if the merger is not completed, it could significantly harm the market price of Graybug common stock.

Once the merger has closed, there can be no further recourse by either party or its stockholders for a breach of representation or warranty.

The representations and warranties of CalciMedica, Graybug and the merger subsidiary contained in the merger agreement or any certificate or instrument delivered pursuant to the merger agreement will terminate at the effective time of the merger, and there would be no recourse for any breach of such representations and warranties following the closing of the merger.

The exchange ratio is not adjustable based on the market price of Graybug common stock so the merger consideration at the closing may have greater or lesser value than the market price at the time the merger agreement was signed.

Under the terms of the merger agreement, at the effective time of the merger, each share of CalciMedica capital stock (excluding shares held as treasury stock by CalciMedica or held or owned by Graybug, the merger subsidiary or any subsidiary of Graybug or CalciMedica and dissenting shares), after giving effect to (i) preferred stock conversion, (ii) CalciMedica warrant exercises and (iii) the convertible promissory note conversion, will be converted solely into the right to receive a number of validly issued, fully paid and nonassessable shares of Graybug’s common stock equal to the exchange ratio, which will be calculated based on the total number of shares outstanding of Graybug common stock and CalciMedica common stock immediately prior to the effective time of the merger, in each case, on a fully-diluted basis using the treasury stock method and excluding out-of-the-money options and warrants, and based on the net cash of Graybug as of the closing of the merger. Immediately following the effective time of the merger, CalciMedica’s equityholders are expected to own or hold rights to acquire 71.4% of the combined company and Graybug’s equityholders are expected to own or hold rights to acquire 28.6% of the combined company, in each case, on a fully-diluted basis using the treasury stock method and excluding out-of-the-money options and warrants, and subject to certain assumptions, including, but not limited to, (a) Graybug’s net cash as of the closing of the merger being $25 million, (b) a closing date of February 15, 2023, and (c) CalciMedica issuing approximately 20.5 million shares of common stock in the private placement. The post-closing equity split is subject to certain adjustments including based on Graybug’s net cash at closing, the closing date, the number of shares of CalciMedica’s common stock issued in the private placement and to account for the effect of a reverse stock split. As a result, these ownership percentages may be adjusted upward or downward due to such adjustments and as a result, Graybug’s stockholders could own less of the combined company than expected.

Any changes in the market price of Graybug common stock before the completion of the merger will not affect the number of shares of Graybug common stock issuable to CalciMedica’s stockholders pursuant to the merger agreement. Therefore, if before the completion of the merger the market price of Graybug common stock declines from the market price on the date of the merger agreement, then CalciMedica’s stockholders could receive merger consideration with substantially lower value than the value of such merger consideration on the date of the merger agreement. Similarly, if before the completion of the merger the market price of Graybug common stock increases from the market price of Graybug common stock on the date of the merger agreement, then CalciMedica’s stockholders could receive merger consideration with substantially greater value than the value of such merger consideration on the date of the merger agreement. The merger agreement does not include a price-based termination right. Because the exchange ratio does not adjust as a result of changes in the market price of Graybug common stock, for each one percentage point change in the market price of Graybug common stock, there is a corresponding one percentage point rise or decline, respectively, in the value of the total merger consideration payable to CalciMedica’s stockholders pursuant to the merger agreement.

Certain provisions of the merger agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the merger agreement.

The terms of the merger agreement prohibit each of Graybug and CalciMedica from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when, among other things, the Graybug Board determines in good faith after consultation with outside financial advisors and outside legal counsel that an unsolicited alternative takeover proposal is or is reasonably likely to result in a superior takeover proposal, and that failure to cooperate with the proponent of the proposal could be reasonably likely to be inconsistent with the Graybug Board’s fiduciary duties.

If the conditions to the merger are not met, the merger may not occur.

Even if the share issuances and amended and restated certificate of incorporation to effect the reverse stock split are approved by Graybug’s stockholders, specified conditions must be satisfied or waived to complete the merger. These conditions are set forth in the merger agreement and described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger”. Graybug cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, and Graybug and CalciMedica each may lose some or all of the intended benefits of the merger.

Risks Related to the Reverse Stock Split and Amended and Restated Certificate of Incorporation

The reverse stock split may not increase Graybug’s stock price over the long-term.

The principal purpose of the reverse stock split is to increase the per-share market price of Graybug common stock above the minimum bid price requirement under the Nasdaq rules so that the listing on Nasdaq of the combined company and the shares of Graybug common stock being issued in the merger will be approved. It cannot be assured, however, that the reverse stock split will accomplish this objective for any meaningful period of time. While it is expected that the reduction in the number of outstanding shares of common stock will proportionally increase the market price of Graybug common stock, it cannot be assured that the reverse stock split will increase the market price of its common stock by a multiple of the reverse stock split ratio chosen by the Graybug Board, or result in any permanent or sustained increase in the market price of Graybug common stock, which is dependent upon many factors, including Graybug’s business and financial performance, general market conditions, and prospects for future success. Thus, while the stock price of the combined company might meet the continued listing requirements for Nasdaq initially, it cannot be assured that it will continue to do so.

The reverse stock split may decrease the liquidity of Graybug common stock.

Although the Graybug Board believes that the anticipated increase in the market price of Graybug common stock could encourage interest in its common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for Graybug common stock.

The reverse stock split may lead to a decrease in Graybug’s overall market capitalization.

Should the market price of Graybug common stock decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in Graybug’s overall market capitalization. If the per share market price does not increase in proportion to the reverse stock split ratio, then the value of the combined company, as measured by its stock capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse split levels, and accordingly, it cannot be assured that the total market value of Graybug common stock will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on Graybug’s stock price due to the reduced number of shares outstanding after the reverse stock split.

The elimination of personal liability against the combined company’s directors and officers under Delaware law and the existence of indemnification rights held by the combined company’s directors, officers and employees may result in substantial expenses.

If approved, the amended and restated certificate of incorporation of Graybug, as described in Proposal 2, eliminates the personal liability of the combined company’s directors and officers to the combined company and its stockholders for damages for breach of fiduciary duty as a director or officer to the extent permissible under Delaware law. Further, the current restated bylaws of Graybug (which will be the restated bylaws of the combined company) provide that the combined company is obligated to indemnify each of its directors or officers to the fullest extent authorized by the Delaware law and, subject to certain conditions, advance the expenses incurred by any director or officer in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could expose the combined company to substantial expenditures to cover the cost of settlement or damage awards against the combined company’s directors or officers, which the combined company may be unable to afford. Further, those provisions and resulting costs may discourage the combined company or its stockholders from bringing a lawsuit against any of the combined company’s current or former directors or officers for breaches of their fiduciary duties, even if such actions might otherwise benefit the combined company’s stockholders.

Risks Related to Graybug

For risks related to the business of Graybug, please refer to the section entitled “Item 1A. Risk Factors” set forth in Graybug’s Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on March 11, 2022, as updated by Graybug’s subsequent Quarterly Reports on Form 10-Q.

Risks Related to CalciMedica

Unless otherwise indicated or the context otherwise requires, references in this “—Risks Related to CalciMedica” section to “CalciMedica,” the “Company” “we,” “us,” “our” and other similar terms refer to CalciMedica, Inc.

Risks Related to Our Limited Operating History, Financial Position and Capital Requirements

We are a clinical-stage biopharmaceutical company with a limited operating history. We have incurred net losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future. We have never generated any revenue from product sales and may never be profitable.

We are a clinical-stage biopharmaceutical company with a limited operating history that may make it difficult to evaluate the success of our business to date and assess our future viability. We commenced operations in October 2006, have no products approved for commercial sale and have never generated any revenue. To date, we have devoted substantially all of our resources to organizing and staffing our company, business planning, establishing and maintaining our intellectual property portfolio, raising capital, developing our product candidates, undertaking research and development activities, and providing general and administrative support for these operations. We are conducting several clinical trials and preclinical studies for our lead product candidate, Auxora, which is currently in an ongoing Phase 2b clinical trial in acute pancreatitis (“AP”) and accompanying systemic inflammatory response syndrome (“SIRS”), an ongoing Phase 1/2 clinical trial for which we have completed with our investigator the first cohort in pediatric patients with asparaginase-associated pancreatitis (“AAP”) as a side effect of pediatric acute lymphoblastic leukemia treatment with asparaginase, and a Phase 2 trial for which we have completed with our investigator the enrollment and patient treatment in COVID-19 pneumonia patients with acute respiratory distress syndrome (“ARDS”) which may inform the design of a Phase 2 clinical trial for the treatment of acute hypoxemic respiratory failure (“AHRF”) and/or ARDS caused by a broad range of infectious agents, as well as preclinical studies in acute kidney injury (“AKI”). Our other pipeline programs, which include new product candidates, are in preclinical development. We have incurred net losses each year since our inception. For the years ended December 31, 2020 and 2021, our net losses were $15.2 million and $23.5 million, respectively. As of September 30, 2022, we had an accumulated deficit of $113.2 million. We expect that it will be several years, if ever, before we have a product candidate ready for commercialization. We expect to incur increasing levels of operating losses over the next several years and for the foreseeable future as we advance our product candidates through clinical development. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ equity and working capital.

To become and remain profitable, we must develop and eventually commercialize product candidates with significant market potential. This will require us to be successful in a range of challenging activities, including completing preclinical studies and clinical trials of our product candidates, obtaining marketing approval for these product candidates, finding external manufacturing capacity sufficient to meet commercial demand, marketing and selling those product candidates for which we may obtain marketing approval and satisfying any post-marketing requirements. We may never succeed in these activities and, even if we succeed in commercializing one or more of our product candidates, we may never generate revenue that is significant or large enough to achieve profitability. In addition, as a young business, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown challenges. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis and we will continue to incur substantial research and development and other expenditures to develop and market additional product candidates. Our failure to become and remain profitable would decrease the value of the company and could impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

We will need to obtain substantial additional funding to complete the development and any commercialization of our product candidates. If we are unable to raise this capital when needed, on acceptable terms, or at all, we may be forced to delay, reduce or eliminate our proprietary product candidate development process or other operations.

Since we commenced operations in October 2006, we have principally financed our operations through private placements of our preferred stock, convertible promissory notes and common stock. We have used substantial amounts of cash to fund our operations and we expect our expenses to increase substantially during the next several years and for the foreseeable future. The development of drug product candidates is highly capital intensive. As our product candidates enter and advance through preclinical studies and clinical trials, we will need substantial additional funds to expand our clinical, regulatory and quality capabilities. In addition, if we obtain marketing approval for any of our product candidates, we expect to incur significant commercialization expenses related to marketing, sales, manufacturing and distribution. Furthermore, following the closing of the merger, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts.

As of September 30, 2022, we had $96,000 in cash and cash equivalents. We believe, based on our current operating plan, that the net proceeds from the merger and private placement, together with our cash and cash equivalents as of September 30, 2022 and the receipt of the net cash proceeds from the sale of CalciMedica’s convertible promissory notes, will be sufficient to fund our operations until the second half of 2024. In particular, we expect that the net proceeds from the merger and private placement will allow us to fund the advancement of Auxora in AP and AAP through clinical milestones in 2023. However, the expected net proceeds from the merger and private placement will not be sufficient to fund any of our product candidates through regulatory approval, nor will it be sufficient to pursue additional indications for Auxora like AKI and AHRF, nor will it be sufficient to fund work on other product candidates in our portfolio aside from Auxora, and we will need to raise substantial additional capital to complete the development and commercialization of our product candidates.

We have based these estimates on assumptions that may prove to be incorrect or require adjustment as a result of business decisions, and we could utilize our available capital resources sooner than we currently expect. Our future funding requirements will depend on many factors, including, but not limited to:

•	the progress, costs and results of our ongoing clinical trials of Auxora and our planned trials for our other product candidates;

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the scope, progress, results and costs of discovery research, preclinical development, laboratory testing and clinical trials for our product candidates, including our ongoing clinical trials of Auxora;

•	the number of, and development requirements for, other product candidates that we pursue;

•	the costs, timing and outcome of regulatory review of our product candidates;

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our ability to enter into contract manufacturing arrangements for supply of active pharmaceutical ingredient (“API”) and manufacture of drug product for our product candidates and the terms of such arrangements;

•	our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such arrangements;

•	the payment or receipt of milestones and receipt of other collaboration-based revenues, if any;

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the costs and timing of any future commercialization activities, including product manufacturing, sales, marketing and distribution, for any of our product candidates for which we may receive marketing approval;

•	the amount and timing of revenue, if any, received from commercial sales of our product candidates for which we receive marketing approval;

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the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property and proprietary rights and defending any intellectual property-related claims;

•	the extent to which we acquire or in-license other products, product candidates, technologies or data referencing rights;

•	the ability to receive additional non-dilutive funding, including grants from organizations and foundations;

•	the impacts of the COVID-19 pandemic and the ongoing conflict between Ukraine and Russia; and

•	the costs of operating as a public company.

Because we do not expect to generate revenue from product candidate sales for many years, if at all, we will need to obtain substantial additional funding in connection with our continuing operations and expected increases in expenses. Until such time as we can generate significant revenue from sales of our product candidates, if ever, we expect to finance our cash needs through equity offerings, debt financings or other capital sources, including potentially grants, collaborations, licenses or other similar arrangements. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all. In addition, we may seek additional capital due to favorable market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. The impacts of the COVID-19 pandemic and the ongoing conflict between Ukraine and Russia on capital markets may affect the availability, amount and type of financing available to us in the future. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or future commercialization efforts.

Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could adversely affect our growth strategy, financial performance and stock price and could require us to delay or abandon clinical development plans. In addition, there is a risk that one or more of our current service providers, manufacturers and other partners may not survive an economic downturn, which could directly affect our ability to attain our operating goals on schedule and on budget.

We may not consummate the private placement or may fail to receive the minimum private placement proceeds of $10.0 million, which could put financial strain on our ability to fund our operations as planned.

The closing of the private placement is expected to occur immediately prior to the closing of the merger and is subject to certain closing conditions, including the requirement that the private placement investors purchase at least $10.0 million shares of CalciMedica common stock, as specified in the securities purchase agreement. While the private placement investors have agreed to purchase an aggregate of $10.3 million shares of CalciMedica common stock, there can be no assurances that such purchases will occur. Although the consummation of the private placement is not a condition to closing the merger, we believe, based on our current operating plan, that the net proceeds from the merger and private placement, together with our cash and cash equivalents as of September 30, 2022 and the receipt of the net cash proceeds from the sale of CalciMedica’s convertible promissory notes, will be sufficient to fund our operations until the second half of 2024. In particular, we expect that the net proceeds from the merger and private placement will allow us to fund the advancement of Auxora in AP and AAP through clinical milestones in 2023. In the event that the private placement is not consummated, or we raise less than we expect, we may have to look for alternative sources of funding earlier than expected to meet our expected cash runway or revise our current operating plan. See “Risk Factors—Risks Related to CalciMedica—Risks Related to Our Limited Operating History, Financial Position and Capital Requirements— We will need to obtain substantial additional funding to complete the development and any commercialization of our product candidates. If we are unable to raise this capital when needed, on acceptable terms, or at all, we may be forced to delay, reduce or eliminate our proprietary product candidate development process or other operations.”

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our proprietary platform or product candidates.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our operations through equity offerings, debt financings or other capital sources, including potentially grants, collaborations, licenses or other similar arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing, if available, may involve agreements that include covenants further limiting or restricting our ability to take specific actions, such as limitations on our ability to incur debt, make capital expenditures or declare dividends.

If we raise funds through collaborations or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds when needed, we may be required to delay, limit, reduce or terminate our proprietary product candidate development process or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Attempting to secure additional financing may also divert our management from our day-to-day activities, which may impair or delay our ability to develop our proprietary platform. In addition, demands on our cash resources may change as a result of many factors currently unknown to us including, but not limited to, any unforeseen costs we may incur as a result of preclinical study or clinical trial delays, or disruptions in the manufacturing of our product candidates, due to the COVID-19 pandemic, the ongoing conflict between Ukraine and Russia or other causes, and we may need to seek additional funds sooner than planned. If we are unable to obtain funding on a timely basis or at all, we may be required to significantly curtail or stop one or more of our research or development programs.

Our business and the business or operations of third parties with whom we conduct business could be adversely affected by the effects of health pandemics or epidemics, including the COVID-19 pandemic, in regions where we or third parties on which we rely have business operations.

Our business could be adversely affected by health pandemics or epidemics, including the COVID-19 pandemic. The COVID-19 pandemic has resulted in governments implementing numerous containment measures, such as travel bans and restrictions, particularly quarantines, stay at home orders and business limitations and shutdowns. We have implemented policies that enable some of our employees to work in the research laboratories and for other employees to work remotely, and such policies may continue for an indefinite period. We have also implemented various safety protocols for all on-site personnel, including the requirement to wear masks and maintain social distance. We will have reopened our offices to allow employees to return when appropriate, although may face several challenges or disruptions upon a return back to the workplace, including re-integration challenges by our employees and distractions to management related to such transition. These and similar challenges and disruptions in our operations due to the COVID-19 pandemic could negatively impact our business, financial condition, results of operations and prospects.

The COVID-19 pandemic, which has caused a broad impact globally, may materially affect us economically. While the potential economic impact brought by, and the duration of, the COVID-19 pandemic may be difficult to assess or predict, the pandemic has caused disruption in the global financial markets. This disruption, if sustained or recurrent, could make it more difficult for us to access capital in the future. In addition, a recession or market correction resulting from the COVID-19 pandemic could materially affect our business and the value of our common stock.

As a result of the COVID-19 pandemic or any other pandemic, epidemic or outbreak of an infectious disease, we may experience disruptions that could severely impact our business, preclinical studies and clinical trials, including:

•	delays or difficulties in enrolling patients in our clinical trials;

•	delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators and clinical site staff;

•	interruptions or delays in patient accrual for clinical trials due to staffing shortages, including shortages in nurses and clinical trial coordinators at hospital sites;

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diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials;

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interruption of key clinical trial activities, such as clinical trial site data monitoring, due to limitations on travel imposed or recommended by U.S. federal, state or foreign governments, employers and others or interruption of clinical trial subject visits and study procedures, which may impact the integrity of subject data and clinical study endpoints;

•	interruption or delays in the operations of the U.S. Food and Drug Administration (“FDA”) or other regulatory authorities, which may impact review and approval timelines;

•	interruption or delays in manufacturing operations due to staffing shortages, production slowdowns or stoppages and disruptions in delivery systems;

•	the need for additional contract manufacturing resources and personnel;

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delays in clinical sites receiving the supplies and materials needed to conduct our clinical trials, including interruption in global shipping that may affect the transport of clinical trial materials;

•	delays of our preclinical studies due to shortages of animals for laboratory testing and preclinical studies, due in part to global supply chain shortages and the COVID-19 pandemic;

•	some patients may not be able or willing to comply with clinical trial protocols if quarantines impede patient movement or interrupt healthcare services.

•	interruptions in our preclinical studies and clinical trials due to restricted or limited operations at our laboratory facilities;

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limitations on employee resources that would otherwise be focused on the conduct of our preclinical studies and clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people; and

•	interruption or delays to our discovery and clinical activities.

If any of our clinical trials are delayed or suspended as a result of COVID-19 or for other reasons, they may not reinitiate or commence enrollment and their enrollment may not be reinitiated at all. For our ongoing clinical trials, COVID-19 may require us to delay or pause dosing or data collection in our clinical trials as a result of negative impacts to site initiation, participant recruitment and enrollment, participant dosing, distribution of clinical trial materials, trial monitoring or data analysis. Even if we are able to collect clinical data while the pandemic is ongoing, COVID-19 may negatively affect the quality, completeness or interpretability of that clinical data as a result of deviations from clinical study protocols, disruptions in patient screening or dosing (for instance, as a result of delays in manufacturing) or disruptions in patient evaluations (for instance, as a result of inabilities to conduct study visits while following local public health requirements or inabilities to conduct remote assessments). Any of these effects could adversely affect our ability to obtain regulatory approval for and to commercialize our product candidates, increase our operating expenses and have an adverse effect on our business and financial results.

The ultimate impact of the COVID-19 pandemic or a similar health pandemic or epidemic is highly uncertain and will depend on future developments. We do not yet know the full extent of potential delays or impacts on our business, our clinical trials, healthcare systems or the global economy as a whole, but these delays could have a material impact on our operations.

Any acquisitions or strategic collaborations may increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities or subject us to other risks.

From time to time, we may evaluate various acquisitions and strategic collaborations, including licensing or acquiring complementary products and technologies, intellectual property rights, technologies or businesses. Any acquisition or strategic partnership may entail numerous risks, including, but not limited to:

•	increased operating expenses and cash requirements;

•	the assumption of indebtedness or contingent or unknown liabilities;

•	assimilation of operations, intellectual property and products or product candidates of an acquired company, including difficulties associated with integrating new personnel;

•	the diversion of our management’s attention from our existing product candidates and initiatives in pursuing such an acquisition or a strategic partnership;

•	retention of key employees, the loss of key personnel and uncertainties about our ability to maintain key business relationships;

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risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and regulatory approvals, and the possibility of disagreements or disputes with such other party; and

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our inability to generate revenue from acquired products, product candidates, intellectual property rights, technologies, and/or businesses sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

In addition, if we engage in acquisitions or strategic partnerships, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses or acquire intangible assets that could result in significant future amortization expense. Moreover, we may not be able to locate suitable acquisition opportunities, and this inability could impair our growth or limit access to technology or drugs that may be important to the development of our business.

There is substantial doubt about our ability to continue as a going concern. We will need additional financing to execute our business plan, to fund our operations and to continue as a going concern.

We have prepared cash flow forecasts which indicate that, based on our expected operating losses and negative cash flows, there is substantial doubt about our ability to continue as a going concern for the twelve months after independent registered public accounting firm on our financial statements as of and for the years ended December 31, 2021 and 2020 includes an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern. Our financial statements as of December 31, 2021 and 2020 were prepared under the assumption that we will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty. Our ability to continue as a going concern will be determined by our ability to generate sufficient cash flow to sustain our operations and/or to raise additional capital. If we are unable to raise sufficient capital when needed, our business, financial condition and results of operations will be materially and adversely affected, and we will need to significantly modify our operational plans to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. The inclusion of a going concern explanatory paragraph by our auditors, our lack of cash resources and our potential inability to continue as a going concern may materially adversely affect our share price and our ability to raise new capital or to enter into critical contractual relations with third parties.

Risks Related to the Discovery, Development and Regulatory Approval of Our Product Candidates

Our proprietary CRAC channel inhibition science is based on novel technologies that are unproven and may not result in approvable or marketable products, which exposes us to unforeseen risks and makes it difficult for us to predict the time and cost of product development and potential for regulatory approval and we may not be successful in our efforts to use and expand our science to build a pipeline of product candidates.

We are seeking to identify and develop a broad pipeline of product candidates using our proprietary CRAC channel inhibitor science to address acute critical illness and chronic inflammatory diseases where there are no effective therapies. Our lead product candidate, Auxora, is currently in Phase 2 clinical development and we have only completed one randomized, blinded placebo-controlled trial with Auxora to date. We are not aware of any FDA approved therapeutics utilizing similar technology. Further, the scientific evidence to support the feasibility of developing therapeutic treatments based on our proprietary CRAC channel inhibition science is both preliminary and limited. Additionally, there are no drugs currently approved for the treatment of AP and as a result the FDA has not established the endpoints that will be required for approval in this indication. As a result, we are exposed to a number of unforeseen risks and it is difficult to predict the types of challenges and risks that we may encounter during development of our product candidates.

Given the novelty of our CRAC channel inhibition science, we intend to work closely with the FDA and comparable foreign regulatory authorities to perform the requisite scientific analyses and evaluation of our methods to obtain regulatory approval for our product candidates; however, due to a lack of relevant experience with the indications that we are pursuing, the regulatory pathway with the FDA and comparable regulatory authorities may be more complex and time-consuming. There can be no assurance as to the length of clinical development, the number of patients that the FDA may require to be enrolled in clinical trials to establish the safety and efficacy of our product candidates, or that the data generated in these clinical trials will be acceptable to the FDA to support marketing approvals. We cannot be certain that our approach will lead to the development of approvable or marketable products, alone or in combination with other therapies. If we are unable to develop, or obtain regulatory approval for, or, if approved, successfully commercialize our product candidates, we may not be able to generate sufficient revenue to continue our business.

Our business is highly dependent on the success of our product candidates, in particular Auxora, and we may fail to develop Auxora successfully or be unable to obtain regulatory approval.

Our future success is dependent on our ability to timely and successfully complete clinical trials, obtain marketing approval for and successfully commercialize Auxora, our lead product candidate. We are investing the majority of our efforts and financial resources in the research and development of Auxora for multiple indications. Auxora is currently in several studies: an ongoing Phase 2b clinical trial in AP and accompanying SIRS; an ongoing Phase 1/2 clinical trial, for which we have completed with our investigator the first cohort, in pediatric patients with AAP as a side effect of pediatric acute lymphoblastic leukemia treatment with asparaginase; a Phase 2 trial, for which we have completed with our investigator the enrollment and patient treatment in COVID-19 pneumonia patients with ARDS which may inform the design of a Phase 2 clinical trial for the treatment of AHRS and/or ARDS caused by a broad range of infectious agents; and preclinical studies in AKI. We also have additional preclinical product candidates that will need to progress through investigational new drug (“IND”) application enabling studies prior to clinical development. None of our product candidates have advanced into a late-stage or pivotal trials for the indications for which we are pursuing development. Our ability to generate product revenues, which we do not expect will occur for many years, if ever, will depend heavily on the successful development and eventual commercialization of our product candidates.

Although certain of our employees have prior experience with clinical trials, regulatory approvals and manufacturing of pharmaceutical products, we have not previously completed any late-stage or pivotal clinical trials or submitted an NDA to the FDA or regulatory approval filings to comparable foreign authorities for any product candidate, and Auxora may not be successful in clinical trials and may not receive any regulatory approval. The FDA and other comparable global regulatory authorities can delay, limit or deny approval of a product candidate for many reasons. Any delay in obtaining, or inability to obtain, applicable regulatory approval will delay or harm our ability to successfully commercialize Auxora and harm our business, financial condition, results of operations and prospects.

Furthermore, because Auxora is our most advanced product candidate, if our clinical trials of Auxora encounter safety, efficacy or manufacturing problems, development delays, regulatory issues or other problems, our development plans for Auxora and our other product candidates in our pipeline could be significantly impaired, which could harm our business, financial condition, results of operations and prospects.

The success of our business, including our ability to finance our company and generate any revenue in the future, will primarily depend on the successful development, regulatory approval and commercialization of our product candidates, which may never occur. We have not yet succeeded and may not succeed in demonstrating efficacy and safety for any product candidate in late-stage clinical trials for regulatory approval or in obtaining marketing approval thereafter. Given our early stage of development, it may be several years, if at all, before we have demonstrated the safety and efficacy of a treatment sufficient to warrant approval for commercialization. If we are unable to develop, or obtain regulatory approval for, or, if approved, successfully commercialize our product candidates, we may not be able to generate sufficient revenue to continue our business.

Clinical development is a lengthy, expensive and uncertain process. The results of preclinical studies and early clinical trials are not always predictive of future results. Any product candidate that we advance into clinical trials may not achieve favorable results in later clinical trials, if any, or receive marketing approval.

The research and development of drugs is extremely risky. Only a small percentage of programs that enter the clinical development process ever receive marketing approval. Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must conduct extensive clinical trials to demonstrate the safety and efficacy of the product candidate in humans. Clinical testing is expensive, can take many years to complete and its outcome is uncertain. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their product candidates.

The results of preclinical studies and early clinical candidates, even those with the same or similar mechanisms of action, may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy characteristics despite having progressed through preclinical studies and initial clinical trials. While we have previously received results, some preliminary, from one randomized, blinded placebo-controlled trial, one small blinded randomized SOC-controlled trial, one small randomized open-label placebo-controlled trial, and one small open-label single site trial, we do not know how Auxora will perform in the ongoing Phase 2 clinical trials or in future clinical trials with larger sample sizes. Results of clinical trials with smaller sample sizes, such as our completed SOC-controlled Phase 2a clinical trial of Auxora in 21 patients with AP and accompanying SIRS, can be disproportionately influenced by various biases associated with the conduct of small clinical trials, such as the potential failure of the smaller sample size to accurately depict the features of the broader patient population, which limits the ability to generalize the results across a broader community, thus making the clinical trial results less reliable than clinical trials with a larger number of patients. In general, clinical trial failure may result from a multitude of factors including flaws in trial design, dose selection, patient enrollment criteria and failure to demonstrate favorable safety or efficacy traits. As such, failure in clinical trials can occur at any stage of testing. A number of companies in the biopharmaceutical industry have suffered setbacks in the advancement of clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials.

To date, we have not completed any late-stage or pivotal clinical trials for any of our product candidates. We cannot guarantee that any clinical trials will be initiated or conducted as planned or completed on schedule, if at all. We also cannot be sure that submission of an IND or similar application will result in the FDA or other regulatory authority, as applicable, allowing clinical trials to begin in a timely manner, if at all.

Moreover, even if these trials begin, issues may arise that could cause regulatory authorities to suspend or terminate such clinical trials. A failure of one or more clinical trials can occur at any stage of testing, and our future clinical trials may not be successful. Any of these events could cause delays and interruptions in our clinical trials, which could adversely affect our business.

We may experience delays in site initiation and patient enrollment, failures to comply with study protocols, delays in the manufacture of our product candidates for clinical testing and other difficulties in starting or competing our clinical trials. Other events that may prevent successful or timely completion of clinical development include:

•	inability to generate sufficient preclinical, toxicology, or other in vivo or in vitro data to support the initiation or continuation of clinical trials;

•	delays in reaching a consensus with regulatory agencies, the FDA or foreign regulatory authorities, on trial design or implementation;

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delays in reaching agreement on acceptable terms with prospective clinical research organizations (“CROs”), and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	delays in identifying, recruiting and training suitable clinical investigators;

•	delays in obtaining required institutional review board (“IRB”) or independent ethics committee (“IEC”) approval at each clinical trial site;

•	delays in recruiting suitable patients to participate in our clinical trials;

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imposition of a clinical hold by regulatory agencies for a number of reasons, including after review of an IND or amendment or equivalent foreign application or amendment, as a result of a new safety finding that presents unreasonable risk to clinical trial participants, or after a negative finding from an inspection of our clinical trial operations or study sites;

•	failure by our CROs, other third parties or us to adhere to the trial protocol or good clinical practices (“GCPs”);

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third-party contractors or clinical investigators becoming debarred or suspended or otherwise penalized by the FDA or other comparable foreign regulatory authorities for violations of applicable regulatory requirements;

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delays in the testing, validation, manufacturing and delivery of our product candidates to the treatment sites, including due to supply or manufacturing related delays, being ordered by the FDA or comparable foreign regulatory authorities to temporarily or permanently shut down due to violations of current good manufacturing practices (“cGMP”), regulations or other applicable requirements, or infections or cross- contaminations of our product candidates in the manufacturing process;

•	delays in having subjects complete participation in a study or return for post-treatment follow-up;

•	changes to the clinical trial protocols;

•	clinical trial sites or subjects deviating from the trial protocol or dropping out of a study;

•	changes in the standard of care (“SOC”) on which a clinical development plan was based, which may require new or additional trials;

•	selection of clinical endpoints that require prolonged periods of observation or analyses of resulting data;

•	the cost of clinical trials of our product candidates being greater than we anticipate;

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clinical trials of our product candidates producing negative or inconclusive results, which may result in our deciding, or regulators requiring us, to conduct additional clinical trials or abandon development of such product candidates;

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transfer of manufacturing processes to larger-scale facilities operated by a contract manufacturing organization, and delays or failure by our such manufacturers or us to make any necessary changes to such manufacturing process;

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occurrence of adverse events (“AEs”) associated with the product candidate that are viewed to outweigh its potential benefits, or occurrence of AE in trial of the same class of agents conducted by other companies;

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we plan to expand to and conduct a significant portion of our ongoing CARPO trial in India and to the extent that we conduct clinical trials in foreign countries, the failure of enrolled subjects in foreign countries to adhere to clinical protocol as a result of differences in SOC, provision of healthcare services or cultural customs;

•	patients in different geographies, including foreign countries, may show differences in clinical outcomes than expected due to differences in underlying disease etiologies or genetic factors;

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conducting clinical trials in a foreign country may also present additional administrative burdens or delays associated with foreign regulatory schemes including different requirements for clinical trial protocols;

•	conducting clinicals in a foreign country may introduce political and economic risks relevant to such foreign countries;

•	receiving untimely or unfavorable feedback from applicable regulatory authorities regarding the trial or requests from regulatory authorities to modify the design of a trial;

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suspensions or terminations by us, the IRBs (or the IECs) of the institutions at which such trials are being conducted, by the data safety monitoring board (“DSMB”), for such trial or by regulatory authorities due to a number of factors, including those described above;

•	lack of adequate funding; or

•	changes in regulatory requirements and guidance that require amending or submitting new clinical protocols.

In addition, disruptions caused by the COVID-19 pandemic or the ongoing conflict between Ukraine and Russia may increase the likelihood that we encounter such difficulties or delays in initiating, enrolling, conducting or completing our planned and ongoing clinical trials. Any inability to successfully complete preclinical and clinical development could result in additional costs to us or impair our ability to raise capital, generate revenues from product candidate sales and enter into or maintain collaboration arrangements. For example, if enrollment in a clinical trial is slowed, certain of our expenses related to the trial would not decrease and therefore the overall costs to complete the trial would increase. Ongoing staffing shortages and budgetary constraints or any great increases in hospitalizations caused by the COVID-19 pandemic may negatively impact our ability to recruit patients or to treat patients in a manner consistent with historical medical practices. In addition, if we make manufacturing changes to our product candidates, we may need to conduct additional studies to bridge our modified product candidates to earlier versions. Clinical trial delays could also shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring product candidates to market before we do, which could impair our ability to successfully commercialize our product candidates and may harm our business and results of operations.

One of our product candidates is, and potential future product candidates may be, developed for the treatment of a pediatric population, for which safety concerns may be particularly scrutinized by regulatory agencies. Trials involving pediatric populations can be difficult to conduct, can be quite costly and, like other clinical trials, may not yield the anticipated results. In addition, pediatric trials are more dependent on a smaller number of specialized clinical trial sites, which in turn can limit site availability and make the trials more expensive to conduct. In addition, as interest in pediatric indications grows as a result of the RACE Act and other market forces, trial recruitment may become even more difficult due to competition for eligible patients. Moreover, it may be challenging to ensure that pediatric or adolescent patients adhere to clinical trial protocols.

Moreover, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA or comparable foreign regulatory authorities. The FDA or comparable foreign regulatory authority may conclude that a financial relationship between us and an investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA or comparable foreign regulatory authority may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA or comparable foreign regulatory authority, as the case may be, and may ultimately lead to the denial of marketing approval of one or more of our product candidates.

We plan to expand to and conduct a significant portion of our ongoing CARPO trial in India and regulatory authorities may not accept data from such trial or any future clinical trials we conduct outside the United States or the applicable foreign jurisdiction.

We plan to expand to and conduct a significant portion of our ongoing CARPO trial in India and may conduct further clinical trials in India or other countries outside the United States. The acceptance of trial data from clinical trials conducted outside the United States or another jurisdiction by the FDA or comparable non-U.S. regulatory authorities may be subject to certain conditions or may not be accepted at all. In cases where data from non-U.S. clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will generally not approve the application on the basis of non-U.S. data alone unless (i) the data are applicable to the U.S. population and U.S. medical practice; and (ii) the trials were performed by clinical investigators of recognized competence and pursuant to GCP regulations. Additionally, the FDA’s clinical trial requirements, including sufficient size of patient populations and statistical powering, must be met. Many non-U.S. regulatory authorities have similar approval requirements. In addition, such non-U.S. trials would be subject to the applicable local laws of the non-U.S. jurisdictions where the trials are conducted. There can be no assurance that the FDA or any comparable non-U.S. regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA or any comparable non-U.S. regulatory authority does not accept such data or believes that additional data is necessary to supplement such data, it would result in the need for additional trials, which would be costly and time-consuming and delay aspects of our business plan, and which may result in product candidates that we may develop not receiving approval for commercialization in the applicable jurisdiction

Conducting clinical trials outside the United States also exposes us to additional risks, including risks associated with:

•	additional foreign regulatory requirements;

•	foreign exchange fluctuations;

•	compliance with foreign manufacturing, customs, shipment and storage requirements;

•	the failure of enrolled subjects in foreign countries to adhere to clinical protocol as a result of differences in SOC;

•	cultural differences in medical practice and clinical research; and

•	diminished protection of intellectual property in some countries.

We depend on enrollment of patients in our clinical trials for our product candidates. If we experience delays or difficulties enrolling patients in our clinical trials, our research and development efforts and business, financial condition, results of operations and prospects could be adversely affected.

Successful and timely completion of clinical trials will require that we enroll a sufficient number of patients to participate in each study. These trials may be subject to delays for a variety of reasons, including as a result of patient enrollment taking longer than anticipated, subject withdrawal from the trial or AEs. These types of developments could cause us to delay the trial or halt further development. Our clinical trials will compete with other clinical trials that are in the same therapeutic areas as our product candidates, and this competition reduces the number and types of patients available to us, as some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Because the number of qualified clinical investigators and clinical trial sites is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials at such clinical trial sites. In addition, there may be limited patient pools from which to draw for clinical studies. In addition to the rarity of some diseases, the eligibility criteria of our clinical studies will further limit the pool of available study participants as we will require that patients have specific characteristics that we can measure or to assure their disease is either severe enough or not too advanced to include them in a clinical trial.

Participant enrollment in clinical trials depends on many factors, including:

•	the size and nature of the patient population;

•	the severity of the disease under investigation;

•	eligibility criteria for the trial;

•	the proximity of patients to clinical sites;

•	the design of the clinical protocol;

•	the ability to obtain and maintain research subject consents;

•	the ability to recruit clinical trial investigators with the appropriate competencies and experience;

•	the availability of competing clinical trials;

•	the state of the COVID-19 pandemic;

•	patients’ perceptions of risk in traveling to clinical sites (for patients in non-hospitalized clinical trial settings);

•	the availability of new drugs approved for the indication the clinical trial is investigating; and

•	clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies.

These factors may make it difficult for us to enroll enough patients to complete our clinical trials in a timely and cost-effective manner. Delays in the completion of any clinical trial of our product candidates will increase our costs, slow down our product candidate development and approval process and delay or potentially jeopardize our ability to commence product sales and generate revenue. In addition, some of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

Interim, topline and preliminary data from our clinical trials may change as more participant data become available, and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose preliminary, interim or topline data from our preclinical studies and clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change as participant enrollment and treatment continues and more data become available. Our data to date is based on a small number of subjects, and as a result, data from additional subjects can have a significant impact on the overall data viewed as a whole. Adverse differences between previous preliminary or interim data and future interim or final data could significantly harm our business prospects. We may also announce topline data following the completion of a preclinical study or clinical trial, which may be subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the interim, topline or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, interim, topline and preliminary data should be viewed with caution until the final data are available.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine to be material or otherwise appropriate information to include in our disclosure. If the interim, top-line, or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, financial condition, results of operations and prospects.

SAEs, undesirable side effects or other unexpected properties of our product candidates could lead to the discontinuation of our clinical development programs, refusal by regulatory authorities to approve our product candidates or, if discovered following marketing approval, revocation of marketing authorizations or limitations on the use of our product candidates thereby limiting the commercial potential of such product candidate.

As we continue developing Auxora and initiate clinical trials of our additional product candidates, Serious Adverse Events (“SAEs”), undesirable side effects, relapse of disease or unexpected characteristics may emerge causing us to abandon these product candidates or limit their development to more narrow uses or subpopulations in which the SAEs or undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk- benefit perspective or in which efficacy is more pronounced or durable.

Further, clinical trials by their nature utilize a sample of the potential patient population. With a limited number of subjects and limited duration of exposure, rare and severe side effects of our product candidates may only be uncovered with a significantly larger number of patients exposed to our therapies. Because of our planned dose escalation design for our clinical trials, undesirable side effects could also result in an expansion in the size of our clinical trials, increasing the expected costs and timeline of our clinical trials. Additionally, results of our clinical trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics, which may stem from our product candidates specifically or may be due to an illness from which the clinical trial subject is suffering.

If unacceptable side effects arise in the development of our product candidates such that there is no longer a positive benefit risk, we, the FDA, the IRBs at the institutions in which our trials are conducted or the DSMB could suspend or terminate our clinical trials or the FDA or comparable foreign regulatory authorities could order us to cease clinical trials or deny approval of our product candidates for any or all targeted indications. Treatment-related side effects could also affect patient recruitment or the ability of enrolled subjects to complete the trial or result in potential product liability claims. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff, and inadequate training in recognizing or managing the potential side effects of our product candidates could result in patient injury or death.

Even if we believe our product candidates initially show promise in early clinical trials, side effects of product candidates may only be detectable after they are tested in larger, longer and more extensive clinical trials or, in some cases, after they are made available to patients on a commercial scale after approval. Sometimes, it can be difficult to determine if the serious adverse or unexpected side effects were caused by the product candidate or another factor. If serious adverse or unexpected side effects are identified during development or after approval (including pursuant to any toxicity studies, including reproductive toxicity studies) and are determined to be attributed to our product candidates, we may be required to develop a Risk Evaluation and Mitigation Strategy (“REMS”) to ensure that the benefits of treatment with such product candidate outweigh the risks for each potential patient, which may include, among other things, a communication plan to health care practitioners, patient education, extensive patient monitoring or distribution systems and processes that are highly controlled, restrictive and more costly than what is typical for the industry. Product-related side effects could also result in potential product liability claims. Any of these occurrences may harm our business, financial condition, results of operations and prospects.

In addition, if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by such product candidates, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may suspend, withdraw or limit approvals of such product candidate, or seek an injunction against its manufacture or distribution;

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regulatory authorities may require additional warnings on the label, including “boxed” warnings, or issue safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product candidate;

•	we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;

•	we may be required to change the way a product candidate is administered or conduct additional clinical trials;

•	the product candidate may become less competitive;

•	we may decide to remove the product candidate from the marketplace; and

•	we may be subject to fines, injunctions or the imposition of civil or criminal penalties.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could seriously harm our business.

We may seek special designations by the regulatory authorities to expedite regulatory approvals, but may not be successful in receiving such designations, and even if received, they may not benefit the development and regulatory approval process.

We may seek various designations by the regulatory authorities for any product candidates that we develop, such as Fast Track designation or Breakthrough Therapy designation.

If a product candidate is intended for the treatment of a serious condition and nonclinical or clinical data demonstrate the potential to address unmet medical need for this condition, a product sponsor may apply for Fast Track designation from the FDA. The sponsor of a product candidate with Fast Track designation has opportunities for more frequent interactions with the applicable FDA review team during product development and, once an NDA is submitted, the candidate may be eligible for priority review if the relevant criteria are met. A product candidate with Fast Track designation may also be eligible for rolling review, where the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA. We have received Fast Track designation for Auxora for the treatment of AP, and we may receive Fast Track designation for other product candidates in the future; however, we may not experience a faster development process, review or approval compared to conventional FDA approval timelines, and the FDA may still decline to approve Auxora or our other designated product candidates. The FDA may rescind the Fast Track designation if it believes that the designation is no longer supported by data from our clinical development program or for any other reason.

A Breakthrough Therapy is defined by the FDA as a drug or biologic that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug, may demonstrate substantial improvement over currently approved therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For product candidates that have been designated as Breakthrough Therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. The designation also includes all of the Fast Track designation benefits, including eligibility for rolling review of an NDA submission.

Seeking and obtaining these designations is dependent upon results of our clinical program, and whether and when we may have the data from our clinical programs to support an application to obtain any such designation is uncertain. Even if we do receive the designations we may apply for, we may not experience a faster development process, review or approval compared to conventional FDA or similar foreign regulatory authorities’ procedures, as applicable. The FDA or similar foreign regulatory authorities, as applicable, may rescind any granted designations if it believes that the designation is no longer supported by data from our clinical development program.

We may seek Orphan Drug Designation for our product candidates, and we may be unsuccessful or may be unable to maintain the benefits associated with Orphan Drug Designation, including the potential for market exclusivity.

Regulatory authorities in some jurisdictions, including the United States and Europe, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a drug as an orphan drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. In the United States, Orphan Drug Designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers.

Similarly, in the European Union, the European Commission grants Orphan Drug Designation after receiving the opinion of the EMA Committee for Orphan Medicinal Products on an Orphan Drug Designation application. Orphan Drug Designation is intended to promote the development of drugs that are (1) intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions; (2) either (a) affecting not more than 5 in 10,000 persons in Europe, or (b) when, without incentives, it is unlikely that sales of the drug in Europe would be sufficient to justify the necessary investment in developing the drug; and (3) for which no satisfactory method of diagnosis, prevention, or treatment has been authorized (or if such a method exists, the product will be of significant benefit to those affected by the condition). In Europe, Orphan Drug Designation entitles a party to a number of incentives, such as protocol assistance and scientific advice specifically for designated orphan medicines, and potential fee reductions depending on the status of the sponsor. We have received Orphan Drug Designation for Auxora for the treatment of AP in the European Union, and we may receive Orphan Drug Designation for other product candidates in the future; however, we may not experience a faster development process, review or approval compared to conventional approval timelines, and the European Commission and EMA may still decline to approve Auxora or our other designated product candidates. The European Commission and EMA may rescind the Orphan Drug Designation if it believes that the designation is no longer supported by data from our clinical development program or for any other reason.

Generally, if a drug with an Orphan Drug Designation subsequently receives the first marketing approval for the indication for which it has such designation, the drug is entitled to a period of marketing exclusivity, which precludes the EMA or the FDA from approving another marketing application for the same or similar drug and indication for that time period, except in limited circumstances. The applicable period is seven years in the United States and ten years in Europe. The European exclusivity period can be reduced to six years if, at the end of the fifth year, it is established that the drug no longer meets the criteria for Orphan Drug Designation or if the drug is sufficiently profitable such that market exclusivity is no longer justified.

Even if we obtain orphan drug exclusivity for any of our product candidates that obtain approval, that exclusivity may not effectively protect those product candidates from competition because different therapies can be approved for the same condition. Even after an orphan drug is approved, the FDA or comparable foreign authorities can subsequently approve another drug for the same condition if the relevant authority concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care. In addition, a designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. Moreover, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition. Orphan Drug Designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process. While we may seek Orphan Drug Designation for applicable indications for our product candidates, we may never receive such designations. Even if we do receive such designations, we may not enjoy the benefits of those designations.

We may attempt to secure approval from the FDA or comparable foreign regulatory authorities through the use of accelerated approval pathways. If we are unable to obtain such approval, we may be required to conduct additional clinical trials beyond those that we contemplate, which could increase the expense of obtaining, and delay the receipt of, necessary marketing approvals. Even if we receive accelerated approval from the FDA, if our confirmatory trials do not verify clinical benefit, or if we do not comply with rigorous post-marketing requirements, the FDA may seek to withdraw accelerated approval.

We may in the future seek an accelerated approval for our one or more of our product candidates. Under the accelerated approval program, the FDA may grant accelerated approval to a product candidate designed to treat a serious or life-threatening condition that provides meaningful therapeutic benefit over available therapies upon a determination that such product candidate has an effect on a surrogate endpoint or intermediate clinical endpoint that is reasonably likely to predict clinical benefit. The FDA considers a clinical benefit to be a positive therapeutic effect that is clinically meaningful in the context of a given disease, such as irreversible morbidity or mortality. For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. An intermediate clinical endpoint is a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit. The accelerated approval pathway may be used in cases in which the advantage of a new drug over available therapy may not be a direct therapeutic advantage, but is a clinically important improvement from a patient and public health perspective. If granted, accelerated approval is usually contingent on the sponsor’s agreement to conduct, in a diligent manner, additional post- approval confirmatory studies to verity and describe the drug’s clinical benefit. If such post- approval studies fail to confirm the drug’s clinical benefit, the FDA may withdraw its approval of the drug.

Prior to seeking accelerated approval for any of our product candidates, we intend to seek feedback from the FDA and will otherwise evaluate our ability to seek and receive accelerated approval. There can be no assurance that after our evaluation of the feedback and other factors we will decide to pursue or submit an NDA for accelerated approval or any other form of expedited development, review or approval. Similarly, there can be no assurance that after subsequent FDA feedback we will continue to pursue or apply for accelerated approval or any other form of expedited development, review or approval, even if we initially decide to do so. Furthermore, if we decide to submit an application for accelerated approval or receive an expedited regulatory designation (e.g., breakthrough therapy designation) for our product candidates, there can be no assurance that such submission or application will be accepted or that any expedited development, review or approval will be granted on a timely basis, or at all. The FDA or other comparable foreign regulatory authorities could also require us to conduct further studies prior to considering our application or granting approval of any type. A failure to obtain accelerated approval or any other form of expedited development, review or approval for our product candidates would result in a longer time period to commercialization of such product candidates, if any, could increase the cost of development of such candidates and could harm our competitive position in the marketplace.

Our product candidates must meet extensive regulatory requirements before they can be commercialized and any regulatory approval may contain limitations or conditions that require substantial additional development expenses or limit our ability to successfully commercialize our product candidates.

The clinical development, manufacturing, labeling, storage, record-keeping, advertising, promotion, import, export, marketing and distribution of our product candidates are subject to extensive regulation by the FDA in the United States and by comparable foreign regulatory authorities in foreign markets. In the United States, we are not permitted to market our product candidates until we receive regulatory approval from the FDA. The process of obtaining regulatory approval is expensive, often takes many years following the commencement of clinical trials and can vary substantially based upon the type, complexity and novelty of the product candidates involved, as well as the target indications and patient population. Despite the time and expense invested in clinical development of product candidates, regulatory approval is never guaranteed.

To date, we have not submitted an NDA or other marketing authorization application to the FDA or similar drug approval submissions to comparable foreign regulatory authorities for any product candidates.

Prior to obtaining approval to commercialize a product candidate in the United States or abroad, we or our potential future collaborators must demonstrate with substantial evidence from adequate and well-controlled clinical trials, and to the satisfaction of the FDA or comparable foreign regulatory authorities, that such product candidates are safe and effective for their intended uses. Even if we believe the preclinical or clinical data for our product candidates are promising, such data may not be sufficient to support approval by the FDA and comparable foreign regulatory authorities. In particular, because we are seeking to identify and develop product candidates using new technologies, there is heightened risk that the FDA or other regulatory authorities may impose additional requirements prior to granting marketing approval, including enhanced safety studies or monitoring. Furthermore, as more product candidates within a particular class of products proceed through clinical development to regulatory review and approval, the amount and type of clinical data that may be required by regulatory authorities may increase or change.

The FDA or comparable foreign regulatory authorities can delay, limit or deny approval of a product candidate for many reasons, including:

•	such authorities may disagree with the design or implementation of our clinical trials;

•	negative or ambiguous results from our clinical trials or results may not meet the level of statistical significance required by the FDA or comparable foreign regulatory agencies for approval;

•	serious and unexpected product candidate-related side effects may be experienced by participants in our clinical trials;

•	serious and unexpected results from preclinical toxicity studies that will be completed in conjunction with late stage clinical trials;

•	the population studied in the clinical trial may not be sufficiently broad or representative to assure safety in the full population for which we seek approval;

•	such authorities may not accept clinical data from trials which are conducted at clinical facilities or in countries where the SOC is potentially different from that of the United States;

•	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•	such authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

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such authorities may not agree that the data collected from clinical trials of our product candidates are acceptable or sufficient to support the submission of an application for regulatory approval or other submissions or to obtain regulatory approval in the United States or elsewhere, including due to clinical trial issues encountered as a result of the COVID-19 pandemic, and such authorities may impose requirements for additional preclinical studies or clinical trials;

•	such authorities may disagree regarding the formulation, labeling and/or the specifications of our product candidates;

•	approval may be granted only for indications that are significantly more limited than what we apply for and/or with other significant restrictions on distribution and use;

•	such authorities may fail to approve any required companion diagnostics to be used with our product candidates;

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such authorities may find deficiencies in the manufacturing processes or facilities of our or our third-party suppliers or manufacturers with which we or any of our potential future collaborators contract for clinical and commercial supplies; or

•	the approval policies or regulations of such authorities may significantly change in a manner rendering our or any of our potential future collaborators’ clinical data insufficient for approval.

With respect to foreign markets, approval procedures vary among countries and, in addition to the foregoing risks, may involve additional product candidate testing, administrative review periods and agreements with pricing authorities. In addition, events raising questions about the safety of certain marketed pharmaceuticals may result in increased cautiousness by the FDA and comparable foreign regulatory authorities in reviewing new products based on safety, efficacy or other regulatory considerations and may result in significant delays in obtaining regulatory approvals.

Even if we eventually complete clinical trials and receive approval to commercialize our product candidates, the FDA or comparable foreign regulatory authority may grant approval contingent on the performance of costly additional clinical trials, including Phase 4 clinical trials, and/or the implementation of a REMS. The FDA or the comparable foreign regulatory authority also may approve a product candidate for a more limited indication or patient population than we originally requested or may not approve the labeling that we believe is necessary or desirable for the successful commercialization of a product candidate. Manufacturers of our product candidates and manufacturers’ facilities are also required to comply with cGMP regulations and other similar regulatory requirements, which include requirements related to quality control and quality assurance, as well as the corresponding maintenance of records and documentation. Further, regulatory authorities must approve these manufacturing facilities before they can be used to manufacture our product candidates, if approved, and these facilities are subject to continual review and periodic inspections by the FDA and other comparable foreign regulatory authorities for compliance with cGMP regulations and other similar regulatory requirements.

Any delay in obtaining, or inability to obtain, applicable regulatory approval would delay or prevent commercialization of that product candidate and could adversely impact our business, financial condition, results of operations and prospects.

We will need to obtain FDA approval of any proposed product names, including Auxora, and any failure or delay associated with such approval may adversely affect our business.

Any name we intend to use for our current or future product candidates will require approval from the FDA regardless of whether we have secured a formal trademark registration from the United States Patent and Trademark Office (“USPTO”). The FDA typically conducts a review of proposed product names, including an evaluation of the potential for confusion with other product names. The FDA may also object to a product name if it believes the name inappropriately implies medical claims or contributes to an overstatement of efficacy. If the FDA objects to any of our proposed product names, we may be required to adopt alternative names for our product candidates. If we adopt alternative names, we would lose any goodwill or brand recognition developed for previously used names and marks as well as the benefit of our existing trademark applications for such product candidate and may be required to expend significant additional resources in an effort to identify a suitable product name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. We may be unable to build a successful brand identity for a new trademark in a timely manner or at all, which would limit our ability to commercialize our product candidates.

Even if we receive regulatory approval for any of our product candidates, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our product candidates.

If the FDA, EMA or any other comparable foreign regulatory authority approves any of our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion and recordkeeping for the drug product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration requirements and continued compliance with cGMPs and GCP, for any clinical trials that we conduct post-approval.

In addition, any regulatory approvals that we receive for our present or future product candidates may be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials and surveillance to monitor the safety and efficacy of the product candidate. The FDA may also require REMS as a condition of approval of our product candidates, which could entail requirements for long- term patient follow-up, a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools.

Later discovery of previously unknown problems with a product candidate, including AEs of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on our ability to conduct clinical trials, including full or partial clinical holds on ongoing or planned trials;

•	restrictions on the marketing or manufacturing of the product candidate, withdrawal of the product candidate from the market, or voluntary or mandatory product candidate recalls;

•	fines, untitled or warning letters or holds on clinical trials;

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refusal by the FDA, the EMA or any other comparable foreign regulatory authority to approve pending applications or supplements to approved applications filed by us, or suspension or revocation of product candidate approvals;

•	product candidate seizure or detention, or refusal to permit the import or export of product candidates; and

•	injunctions or the imposition of civil or criminal penalties.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our or our collaborators’ ability to commercialize our product candidates, and harm our business, financial condition, results of operations and prospects.

Manufacturers and manufacturers’ facilities are required to comply with extensive FDA and other regulatory authority requirements, including ensuring that quality control and manufacturing procedures conform to cGMP regulations. As such, we and our contract manufacturers will be subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any NDA, other marketing application and previous responses to inspectional observations made by regulatory authorities. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control.

We also cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may be subject to enforcement action and we may not achieve or sustain profitability.

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.

If any of our product candidates are approved and we are found to have improperly promoted off-label uses of those products, we may become subject to significant liability. The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products, such as our product candidates, if approved. In particular, a product may not be promoted for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. If we receive marketing approval for a product candidate, physicians may nevertheless prescribe it to their patients in a manner that is inconsistent with the approved label. If we are found to have promoted such off-label uses, we may become subject to significant liability. The U.S. federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. The government has also required that companies enter into consent decrees or imposed permanent injunctions under which specified promotional conduct is changed or curtailed. If we cannot successfully manage the promotion of our product candidates, if approved, we could become subject to significant liability, which could adversely affect our business, financial condition, results of operations and prospects.

Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, or approved or commercialized in a timely manner or at all, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies such as the EMA, following its relocation to Amsterdam and corresponding staff changes, that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for product candidates to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities.

Separately, in response to the global COVID-19 pandemic, the FDA and regulatory authorities outside the United States have and may adopt restrictions or other policy measures in response to the COVID-19 pandemic that divert resources and delay their attention to any submissions we may make. If a prolonged government shutdown or slowdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

We may not identify or discover other product candidates and may fail to capitalize on our proprietary platform or product candidates that may present a greater commercial opportunity or for which there is a greater likelihood of success.

Our business depends upon our ability to identify, develop and commercialize product candidates. A key element of our strategy is to discover and develop additional product candidates based upon our CRAC channel inhibitor science. We are seeking to do so through our internal research programs, and may also explore strategic collaborations for the discovery of new product candidates. Research programs to identify product candidates require substantial technical, financial and human resources, whether or not any product candidates are ultimately identified. In addition, targets for different indications may require changes to our manufacturing processes, which may slow down development or make it impossible to manufacture our product candidates. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for many reasons, including the following:

•	the research methodology or technology platform used may not be successful in identifying potential product candidates;

•	competitors may develop alternatives that render our product candidates obsolete or less attractive;

•	we may choose to cease development if we determine that clinical results do not show promise;

•	product candidates we develop may nevertheless be covered by third parties’ patents or other exclusive rights;

•	a product candidate may be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria; and

•	a product candidate may not be accepted as safe and effective by patients, the medical community or third- party payors.

Because we have limited resources, we must choose to pursue and fund the development of specific types of treatment, or treatment for a specific indication, and we may forego or delay pursuit of opportunities with certain programs or product candidates or for indications that later prove to have greater commercial potential. Our estimates regarding the potential market for our product candidates could be inaccurate, and if we do not accurately evaluate the commercial potential for a particular product candidate, we may relinquish valuable rights to that product candidate through strategic collaboration, licensing or other arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate. Alternatively, we may allocate internal resources to a product candidate in a therapeutic area in which it would have been more advantageous to enter into a partnering arrangement.

If any of these events occur, we may be forced to abandon or delay our development efforts with respect to a particular product candidate or fail to develop a potentially successful product candidate.

Product liability lawsuits against us could cause us to incur substantial liabilities and could limit commercialization of any product candidate that we may develop.

We face an inherent risk of product liability exposure related to the testing of our product candidate programs in clinical trials and may face an even greater risk if we commercialize any product candidate that we may develop. If we cannot successfully defend ourselves against claims that any such product candidate programs caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for any product candidate that we may develop;

•	loss of revenue;

•	substantial monetary awards to trial participants or patients;

•	significant time and costs to defend the related litigation;

•	withdrawal of clinical trial participants;

•	increased insurance costs;

•	the inability to commercialize any product candidate that we may develop; and

•	injury to our reputation and significant negative media attention.

Any such outcomes could adversely affect our business, financial condition, results of operations and prospects.

Risks Related to Manufacturing, Commercialization and Reliance on Third Parties

We rely on third parties to conduct and perform most of our research, preclinical studies and clinical trials. If these third parties do not satisfactorily carry out their contractual duties, fail to comply with applicable regulatory requirements, or fail to meet expected deadlines, our development programs may be delayed or subject to increased costs, each of which may have an adverse effect on our business and prospects.

We do not have the ability to conduct most aspects of our preclinical studies or clinical trials in-house. As a result, we are and expect to remain dependent on third parties to conduct or otherwise support our ongoing clinical trials and any future clinical trials of our product candidates. Specifically, CROs, clinical investigators, and consultants play a significant role in the conduct of these trials and the subsequent collection and analysis of data. However, we will not be able to control all aspects of their activities. Nevertheless, we are responsible for ensuring that each of our trials is conducted in accordance with the applicable protocol and legal, regulatory and scientific standards, and our reliance on the CROs and other third parties does not relieve us of our regulatory responsibilities. We and our CROs are required to comply with GCP requirements, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the member states of the EEA, and comparable foreign regulatory authorities for all of our product candidates in clinical development. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, clinical trial investigators and clinical trial sites. If we or any of our CROs or clinical trial sites fail to comply with applicable GCP requirements, the data generated in our clinical trials may be deemed unreliable, and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. In addition, our clinical trials must be conducted with investigational product produced under cGMP regulations (and similar foreign requirements). Our failure to comply with these regulations may require us to stop and/or repeat clinical trials, which would delay the marketing approval process.

CROs, clinical trial investigators or other third parties on which we rely may not devote adequate time and resources to our development activities or perform as contractually required. These risks are heightened as a result of the efforts of government agencies and the CROs themselves to limit the spread of COVID-19, including quarantines and shelter-in-place orders. If any of these third parties fail to meet expected deadlines, adhere to our clinical protocols or meet regulatory requirements, otherwise performs in a substandard manner, or terminates its engagement with us, the timelines for our development programs may be extended or delayed or our development activities may be suspended or terminated. If any of our clinical trial sites terminates for any reason, we may experience the loss of follow-up information on subjects enrolled in such clinical trials unless we are able to transfer those subjects to another qualified clinical trial site, which may be difficult or impossible. In addition, clinical trial investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and may receive cash or equity compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, or the FDA or any comparable foreign regulatory authority concludes that the financial relationship may have affected the interpretation of the trial, the integrity of the data generated at the applicable clinical trial site may be questioned and the utility of the clinical trial itself may be jeopardized, which could result in the delay or rejection of any marketing application we submit by the FDA or any comparable foreign regulatory authority. Any such delay or rejection could prevent us from commercializing our product candidates.

If any of our relationships with these third parties terminate, we may not be able to enter into arrangements with alternative third parties on commercially reasonable terms, or at all. Further, under certain circumstances, these third parties may terminate their agreements with us upon as little as 30 days prior written notice. Entering into arrangements with alternative CROs, clinical trial investigators or other third parties involves additional cost and requires management focus and time, in addition to requiring a transition period when a new CRO, clinical trial investigator or other third party begins work. If third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain are compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, any clinical trials such third parties are associated with may be extended, delayed or terminated, and we may not be able to obtain marketing approval for or successfully commercialize our product candidates. As a result, we believe that our financial results and the commercial prospects for our product candidates in the subject indication would be harmed, our costs could increase and our ability to generate revenue could be delayed.

In addition, with respect to investigator-sponsored trials that are being conducting and may be conducted in the future, we do not and would not control the design or conduct of these trials, and it is possible that the FDA will not view these investigator-sponsored trials as providing adequate support for future clinical trials or market approval, whether controlled by us or third parties, for any one or more reasons, including elements of the design or execution of the trials or safety concerns or other trial results. We expect that such arrangements will provide us certain information rights with respect to the investigator-sponsored trials, including access to and the ability to use and reference the data, including for our own regulatory submissions, resulting from the investigator-sponsored trials. However, we would not have control over the timing and reporting of the data from investigator-sponsored trials, nor would we own the data from the investigator-sponsored trials. If we are unable to confirm or replicate the results from the investigator-sponsored trials or if negative results are obtained, we would likely be further delayed or prevented from advancing further clinical development. Further, if investigators or institutions breach their obligations with respect to the clinical development of our product candidates, or if the data proves to be inadequate compared to the firsthand knowledge we might have gained had the investigator-sponsored trials been sponsored and conducted by us, then our ability to design and conduct any future clinical trials ourselves may be adversely affected. The investigators may design clinical trials with clinical endpoints that are more difficult to achieve, or in other ways that increase the risk of negative clinical trial results compared to clinical trials that we may design on our own. Negative results in investigator- sponsored clinical trials could have a material adverse effect on our efforts to obtain regulatory approval for our product candidates and the public perception of our product candidates. Additionally, the FDA may disagree with the sufficiency of our right of reference to the preclinical, manufacturing or clinical data generated by these investigator-sponsored trials, or our interpretation of preclinical, manufacturing or clinical data from these investigator-sponsored trials. If so, the FDA may require us to obtain and submit additional preclinical, manufacturing, or clinical data.

Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates.

We contract with third parties for the manufacturing and supply of certain goods and services for our product candidates for use in preclinical studies and clinical trials, which supply may become limited or interrupted or may not be of satisfactory quality and quantity.

We do not have any manufacturing facilities. We produce in our laboratory relatively small quantities of product for evaluation in our research programs. We rely on third parties for the manufacture of most of our product candidates for preclinical testing and all of our product candidates for clinical testing and we will continue to rely on such third parties for commercial manufacture if any of our product candidates are approved. We currently have limited manufacturing arrangements and expect that each of our product candidates, including Auxora, will only be covered by single source suppliers for the foreseeable future. This reliance increases the risk that we will not have sufficient quantities of our product candidates or products, if approved, or such quantities at an acceptable cost or quality, which could delay, prevent or impair our development or commercialization efforts.

Furthermore, all entities involved in the preparation of product candidates for clinical trials or commercial sale, including our existing contract manufacturers for our product candidates, are subject to extensive regulation.

Components of a finished therapeutic product approved for commercial sale or used in clinical trials must be manufactured in accordance with cGMP requirements. These regulations govern manufacturing processes and procedures, including record keeping, and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. Poor control of production processes can lead to the introduction of contaminants, or to inadvertent changes in the properties or stability of our product candidates that may not be detectable in final product testing. We or our contract manufacturers must supply all necessary documentation in support of an NDA on a timely basis and must adhere to the FDA’s Good Laboratory Practice (“GLP”) regulations and cGMP regulations enforced by the FDA through its facilities inspection program. Comparable foreign regulatory authorities may require compliance with similar requirements. Our facilities and quality systems, and those of our third-party contract manufacturers, must pass a pre-approval inspection for compliance with the applicable regulations as a condition of marketing approval of our product candidates. We do not control the manufacturing activities of, and are completely dependent on, our contract manufacturers for compliance with cGMP regulations, although the FDA will hold us responsible for any such non-compliance with respect to our product candidates and any future approved products.

In the event that any of our contracted third parties fails to comply with such requirements or to perform their obligations to us in relation to quality, timing or otherwise, or if our supply of components or other materials becomes limited or interrupted for other reasons, including due to the impact of the COVID-19 pandemic or the ongoing conflict between Ukraine and Russia, we may be forced to manufacture the materials ourselves, for which we currently do not have the capabilities or resources, or enter into an agreement with another third- party, which we may not be able to do on commercially reasonable terms, if at all. In particular, any replacement of a third-party contractor could require significant effort and expertise because there may be a limited number of qualified replacements. In some cases, the technical skills or technology required to manufacture a certain aspect of our product candidates may be unique or proprietary to the third party performing such process and we may have difficulty transferring such skills or technology to another third- party and a feasible alternative may not exist. In addition, certain of our product candidates and our own proprietary methods have never been produced or implemented outside of our company, and we may therefore experience delays to our development programs if we attempt to establish new third-party arrangements for these product candidates or methods. If we are required to or voluntarily change a third-party contractor for any reason, we will be required to verify that the new third party maintains facilities, processes and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer could negatively affect our ability to develop product candidates in a timely manner or within budget.

Our or a third-party’s failure to execute on our manufacturing and supply requirements, do so on commercially reasonable terms and comply with cGMP could adversely affect our business in a number of ways, including:

•	in the event of approval, to initiate or continue clinical trials of our product candidates;

•	delays in submitting regulatory applications, or receiving marketing approvals, for our product candidates;

•	loss of the cooperation of future collaborators;

•	subjecting our or any third-party manufacturing facilities to additional inspections by regulatory authorities; or

•	requirements to cease development to market and commercialize our product candidates, an inability to meet commercial demands for our current or any other future product candidates, if approved.

Any approved product candidates may fail to achieve the degree of market acceptance by physicians, patients, hospitals, healthcare payors and others in the medical community necessary for commercial success.

If any of our product candidates receives marketing approval, they may nonetheless fail to gain sufficient market acceptance by physicians, patients, healthcare payors and others in the medical community. Our CRAC channel inhibitors are a relatively novel technology, and no CRAC channel inhibitor-based therapy has been approved to date. Public perception may be influenced by third-party claims, such as claims that CRAC channel inhibitors are unsafe, ineffective and, consequently, our approach may not gain the acceptance of the public or the medical community. The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	efficacy and potential advantages compared to alternative treatments;

•	our ability to offer our product candidates for sale at competitive prices;

•	convenience and ease of administration compared to alternative treatments;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the availability of coverage and adequate reimbursement by third-party payors, including government payors, for our products, if approved by applicable regulatory authorities;

•	the strength of marketing and distribution support; and

•	the prevalence and severity of any side effects.

For example, Auxora is an injectable emulsion drug product that must be administered intravenously over four hours, and this dosing regimen may be inconvenient for physicians or patients.

If our product candidates do not achieve an adequate level of acceptance, we may not generate significant product revenue and we may not become profitable.

We may not be able to successfully commercialize our product candidates due to unfavorable pricing regulations or third-party coverage and reimbursement policies, which could make it difficult for us to sell our product candidates profitably.

Patients who are prescribed medications for the treatment of their conditions, and their prescribing physicians, generally rely on third-party payors to reimburse all or part of the costs associated with those medications. Patients are unlikely to use our product candidates unless coverage is provided and reimbursement is adequate to cover all or a significant portion of the cost of our product candidates. Therefore, coverage and adequate reimbursement are critical to a new product’s acceptance. Coverage decisions may depend upon clinical and economic standards that disfavor new products when more established or lower cost therapeutic alternatives are already available or subsequently become available.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, there is no uniform policy among third-party payors for coverage and reimbursement. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting reimbursement policies, but also have their own methods and approval process apart from Medicare coverage and reimbursement determinations. Therefore, one third-party payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product.

Coverage and reimbursement by a third-party payor may depend upon a number of factors, including the third- party payor’s determination that use of a product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Obtaining coverage and reimbursement approval for a product from a government or other third-party payor is a time-consuming and costly process, with uncertain results, that could require us to provide supporting scientific, clinical and cost effectiveness data for the use of our product candidates to the payor. There may be significant delays in obtaining such coverage and reimbursement for newly approved product candidates, and coverage may not be available, or may be more limited than the purposes for which the product is approved by the FDA or comparable foreign regulatory authorities. Moreover, eligibility for coverage and reimbursement does not imply that a product will be paid for in all cases or at a rate that covers our costs, including research, development, intellectual property, manufacture, sale and distribution expenses. Interim reimbursement levels for new products, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the product and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost products and may be incorporated into existing payments for other services. Net prices for products may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors, by any future laws limiting drug prices and by any future relaxation of laws that presently restrict imports of product from countries where they may be sold at lower prices than in the United States.

Reimbursement may not be available for any product that we commercialize and, if coverage and reimbursement are available, the level of reimbursement may not be adequate. Obtaining reimbursement for our product candidates may be particularly difficult because of the higher prices often associated with branded therapeutics and therapeutics administered under the supervision of a physician. Additionally, we expect our future products to potentially be more expensive than other therapeutics due to the personalized and proprietary product selection process of our product candidates, as well as our individualized approach to patient treatment, which requires patient hospitalization, in some cases intensive care unit admission and the potential administration of combination therapies, all of which increases costs and may result in reimbursement payment rates which may not be adequate or may require co-payments that patients find unacceptably high. Our inability to promptly obtain coverage and adequate reimbursement rates from both government-funded and private payors for any approved product candidates that we develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize product candidates and our overall financial condition. Further, coverage policies and third party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained, less favorable coverage policies and reimbursement rates may be implemented in the future.

Additionally, separate reimbursement for the product itself may or may not be available. Instead, the hospital or administering physician may be reimbursed only for providing the treatment or procedure in which our product is used. Further, from time to time, the Centers for Medicare & Medicaid Services (“CMS”) revises the reimbursement systems used to reimburse health care providers, including the Medicare Physician Fee Schedule and Hospital Outpatient Prospective Payment System, which may result in reduced Medicare payments.

We expect to experience pricing pressures in connection with the sale of any of our product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations, and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription medicines, medical devices and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the successful commercialization of new products. Further, the adoption and implementation of any future governmental cost containment or other health reform initiative may result in additional downward pressure on the price that we may receive for any approved product.

Outside of the United States, many countries require approval of the sale price of a product before it can be marketed, and the pricing review period only begins after marketing or product licensing approval is granted. In the European Union, governments influence the price of pharmaceutical products through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those products to consumers. Member states are free to restrict the range of pharmaceutical products for which their national health insurance systems provide reimbursement, and to control the prices and reimbursement levels of pharmaceutical products for human use. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost- effectiveness of a particular product candidate to currently available therapies. To obtain reimbursement or pricing approval in some of these countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. Other member states allow companies to fix their own prices for medicines but monitor and control company profits. The downward pressure on health care costs in general, particularly prescription drugs, has become very intense. As a result, new products are facing increasingly high barriers to entry. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain marketing approval for a product candidate in a particular country, but then be subject to price regulations that delay our commercial launch of the product, possibly for lengthy time periods, and negatively impact the revenue, if any, we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates, even if such product candidates obtain marketing approval.

If any of our product candidates are approved for marketing and commercialization and we are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market our product candidates, we will be unable to successfully commercialize our product candidates if and when they are approved.

We have no sales, marketing or distribution capabilities or experience. To achieve commercial success for any approved product for which we retain sales and marketing responsibilities, we must either develop a sales and marketing organization, which would be expensive and time consuming, or outsource these functions to other third parties. In the future, we may choose to build a focused sales and marketing infrastructure to sell, or participate in sales activities with our collaborators for, some of our product candidates if and when they are approved.

There are risks involved with both establishing our own sales and marketing capabilities and entering into arrangements with third parties to perform these services. For example, recruiting and training a sales force is expensive and time consuming and could delay any product launch. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

If we enter into arrangements with third parties to perform sales, marketing and distribution services, our product revenue or the profitability of these product revenue to us are likely to be lower than if we were to market and sell any products that we develop ourselves. In addition, we may not be successful in entering into arrangements with third parties to sell and market our product candidates or may be unable to do so on terms that are favorable to us. If we do not establish sales and marketing capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our product candidates.

Even if we obtain FDA approval of any of our product candidates, we may never obtain approval or commercialize such product candidates outside of the United States, which would limit our ability to realize their full market potential.

In order to market any product candidates outside of the United States, we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval procedures vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approvals could result in significant delays, difficulties and costs for us and may require additional preclinical studies or clinical trials which would be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our product candidates in those countries. Satisfying these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. In addition, our failure to obtain regulatory approval in any country may delay or have negative effects on the process for regulatory approval in other countries. We do not have any product candidates approved for sale in any jurisdiction, including international markets, and we do not have experience in obtaining regulatory approval in international markets. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, our ability to realize the full market potential of our product candidates will be harmed.

Risks Related to Our Industry and Business Operations

We are highly dependent on our key personnel, and if we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our ability to compete in the highly competitive biotechnology and pharmaceutical industries depends upon our ability to attract and retain highly qualified managerial, scientific and medical personnel. We are highly dependent on our management, scientific and medical personnel. The loss of the services of any of our executive officers, other key employees, and other scientific and medical advisors, and our inability to find suitable replacements could result in delays in product development and harm our business.

We conduct substantially all of our operations at our facilities in La Jolla, California. This region is headquarters to many other biopharmaceutical companies and many academic and research institutions. Competition for skilled personnel in our market is intense and may limit our ability to hire and retain highly qualified personnel on acceptable terms or at all.

To induce valuable employees to remain at our company, in addition to salary and cash incentives, we have provided stock options that vest over time. The value to employees of stock options that vest over time may be significantly affected by movements in our stock price that are beyond our control and may at any time be insufficient to counteract more lucrative offers from other companies. Despite our efforts to retain valuable employees, members of our management, scientific and development teams may terminate their employment with us on short notice. Although we have employment agreements with certain of our key employees, these employment agreements provide for at-will employment, which means that any of our employees could leave our employment at any time, with or without notice. We do not maintain “key person” insurance policies on the lives of these individuals or the lives of any of our other employees. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior managers as well as junior, mid-level and senior scientific and medical personnel.

Dr. Rachel Leheny, our Chief Executive Officer and a member of our board of directors, and Eric W. Roberts, our Chief Business Officer and a member of our board of directors, also provide services for Valence, an investment fund that is one of our significant stockholders.

Our Chief Executive Officer and member of our board of directors, Dr. Leheny, and our Chief Business Officer and member of our board of directors, Mr. Roberts, are the co-founders of Valence Life Sciences (Valence), are employed as managing directors of Valence and beneficially own the shares of the company held by Valence. Entities affiliated with Valence beneficially owned approximately 16.9% of our common stock as of November 21, 2022. Although we expect that each of Dr. Leheny and Mr. Roberts will devote on average at least 40 hours per week to our company and remain highly active in our management, they will also continue to devote time to Valence. Because Dr. Leheny and Mr. Roberts are not required to work exclusively for us, their attention to other activities could slow our operations, which could adversely affect our business. In addition, although we do not believe Valence currently has any investments that conflict with our interests, in the future

Valence may invest in companies that may compete with us for business opportunities or develop products that are competitive with ours. As a result, Dr. Leheny’s and Mr. Roberts’ interests may not be aligned with the interests of our other stockholders, and they may from time to time be incentivized to take certain actions that benefit their other interests and that our other stockholders do not view as being in their interest as investors in our company.

We expect to expand our development, regulatory and operational capabilities and, as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

As of September 30, 2022, we employed 12 full-time employees, five of whom were primarily engaged in research and development activities. We also engage various consultants that are primarily engaged in research and development activities. As we advance our research and development programs, we may be required to further increase the number of our employees, particularly in the areas of clinical development, quality, regulatory affairs and, if any of our product candidates receives marketing approval, sales, marketing and distribution. To manage any future growth, we must:

•	identify, recruit integrate, maintain and motivate additional qualified personnel;

•	manage our development efforts effectively, including the initiation and conduct of clinical trials for our product candidates, both as a monotherapy and combination therapy; and

•	improve our operational, financial and management controls, reporting systems and procedures.

Our need to effectively execute our growth strategy requires that we:

•

discover new product candidates, develop the process and analytical methods for IND-enabling studies and regulatory submissions, complete the required IND-enabling studies for each, and receive approval from the FDA and other regulatory authorities to initiate clinical trials for such product candidates;

•	manage our clinical trials effectively;

•	identify, recruit, retain, incentivize and integrate additional employees;

•

maintain sufficient quantities of drug product for clinical supply and establish manufacturing capabilities or arrangements with third-party manufacturers for commercial supply, if and when approved; and

•	continue to improve our operational, financial and management controls, reports systems and procedures.

Our future financial performance and our ability to develop, manufacture and commercialize our product candidates will depend, in part, on our ability to effectively manage any future growth, and our management may also have to divert financial and other resources, and a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time, to managing these growth activities.

If we are not able to effectively expand our organization by hiring new employees and expanding our groups of consultants and contractors, we may not be able to successfully implement the tasks necessary to further develop and commercialize our product candidates and, accordingly, may not achieve our research, development and commercialization goals. Furthermore, the United States is currently experiencing an increasingly competitive labor market and we are uncertain as to the employment environment in the future, or how that environment will impact our workforce, including our ability to hire or retain qualified employees, consultants, contractors or other key personnel to facilitate our growth.

We face substantial competition, which may result in others discovering, developing or commercializing product candidates more quickly or marketing them more successfully than us.

The development and commercialization of new product candidates is highly competitive. We compete in the segments of the pharmaceutical, biotechnology and other related markets that develop therapies for the treatment of acute critical illnesses. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize product candidates that are safer, more effective, have fewer or less severe side effects, are more convenient, or are less expensive than any product candidates that we may develop or that would render any product candidates that we may develop obsolete or non-competitive. Our competitors also may obtain marketing approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. Moreover, with the proliferation of new drugs and therapies into critical illnesses, we expect to face increasingly intense competition as new technologies become available. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future. The highly competitive nature of and rapid technological changes in the biotechnology and pharmaceutical industries could render our product candidates or our technology obsolete, less competitive or uneconomical.

The amount and type of clinical data that may be required by regulatory authorities may increase or change. Consequently, the results of our clinical trials for product candidates will likely need to show a risk benefit profile that is competitive with or more favorable than products approved prior to ours in order to obtain marketing approval or, if approved, a product label that is favorable for commercialization. If the risk benefit profile is not competitive with those product candidates or product candidate candidates, we may have developed a product that is not commercially viable, that we are not able to sell profitably or that is unable to achieve favorable pricing or reimbursement. In such circumstances, our future product business, financial condition, results of operations and prospects could be adversely affected.

There is significant investment across the biotechnology and pharmaceutical industries in developing novel and proprietary therapies for acute critical illnesses. We face substantial and increasing competition on multiple fronts, including from larger companies with access to more resources and capital, as well as more experience in research and development, clinical trials and commercialization. Smaller or earlier-stage companies as well as academic institutions, government agencies and public and private research institutions may also prove to be significant competitors. Additionally, we may face competition in hiring scientific and management personnel, establishing clinical trial sites, recruiting patients to participate in clinical trials and acquiring technologies complementary to, or necessary for our programs.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize product candidates that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any product candidates that we may develop. Our competitors also may obtain FDA or other regulatory approval for their product candidates more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. The key competitive factors affecting the success of all of our programs are likely to be their efficacy, safety, convenience, price and degree of reimbursement.

Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller and other early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and subject enrollment for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

The key competitive factors affecting the success of all of our programs are likely to be the possibility of other companies developing drugs that address the same illnesses that we are aiming to address. Some of these markets are limited and significant competition could reduce the number of patients we are able to reach. If we are not successful in developing, commercializing and achieving higher levels of reimbursement than our competitors, we will not be able to compete against them and our business would be adversely affected.

We may wish to form collaborations in the future with respect to our product candidates, but may not be able to do so or realize the potential benefits of such transactions, which may cause us to alter or delay our development and commercialization plans.

The development and potential commercialization of our product candidates will require substantial additional capital to fund expenses. We may, in the future, decide to collaborate with other biopharmaceutical companies for the development and potential commercialization of those product candidates, including in territories outside the United States or for certain indications. We will face significant competition in seeking appropriate collaborators. We may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for our product candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view our product candidates as having the requisite potential to demonstrate safety and efficacy. If and when we collaborate with a third-party for development and commercialization of a product candidate, we can expect to relinquish some or all of the control over the future success of that product candidate to the third-party. Our ability to reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of our technologies, product candidates and market opportunities. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidates. We may also be restricted under any license agreements from entering into agreements on certain terms or at all with potential collaborators.

Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators and changes to the strategies of the combined company. As a result, we may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of such product candidate, reduce or delay one or more of our other development programs, delay the potential commercialization or reduce the scope of any planned sales or marketing activities for such product candidate, or increase our expenditures and undertake development, manufacturing or commercialization activities at our own expense. If we elect to increase our expenditures to fund development, manufacturing or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate product revenue.

Our product candidates may also require specific components to work effectively and efficiently, and rights to those components may be held by others. We may be unable to in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, which would harm our business. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology.

Failure to comply with health and data protection laws and regulations could lead to government enforcement actions (which could include civil or criminal penalties), private litigation, and/or adverse publicity and could negatively affect our operating results and business.

We and any potential collaborators may be subject to federal, state, and foreign data protection laws and regulations (i.e., laws and regulations that address privacy and data security). In the United States, numerous federal and state laws and regulations, including federal health information privacy laws, state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), that govern the collection, use, disclosure, and protection of health-related and other personal information could apply to our operations or the operations of our collaborators. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”). Depending on the facts and circumstances, we could be subject to significant penalties if we obtain, use, or disclose individually identifiable health information, provided by a HIPAA- covered entity or business associate in a manner that is not authorized or permitted by HIPAA.

Additionally, new privacy rules are being enacted in the United States and globally, and existing ones are being updated and strengthened. For example, the California Consumer Privacy Act (“CCPA”), which increases privacy rights for California residents and imposes obligations on companies that process their personal information, came into effect on January 1, 2020. Among other things, the CCPA requires covered companies to provide new disclosures to California consumers and provide such consumers new data protection and privacy rights, including the ability to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action may increase the likelihood of, and risks associated with, data breach litigation. The CCPA has been amended several times, and it is possible that further amendments will be enacted, but even in its current form it remains unclear how various provisions of the CCPA will be interpreted and enforced. State laws are changing rapidly, with both Virginia and Colorado recently following California’s lead and enacting their own statutory privacy regimes, and there is discussion in Congress of a new federal data protection and privacy law to which we would become subject if it is enacted. All of these evolving compliance and operational requirements impose significant costs that are likely to increase over time, may require us to modify our data processing practices and policies, divert resources from other initiatives and projects, and could restrict the way products and services involving data are offered, all of which may harm our business, financial condition, results of operations and prospects. Internationally, virtually every jurisdiction in which we operate has established its own data security and privacy legal framework that may also apply to health-related and other personal information obtained outside of the United States, including but not limited to the European Union (“EU”). For example, the EU has adopted the General Data Protection Regulation (“GDPR”), which went into effect on May 25, 2018 and imposes strict requirements for processing the personal data of individuals within the European Economic Area (“EEA”). Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to 20 million euros or up to 4% of the annual global revenue of the noncompliant company, whichever is greater. Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States, and the efficacy and longevity of current transfer mechanisms between the EU and the United States remains uncertain.

For example, in 2016, the EU and United States agreed to a transfer framework for data transferred from the EU to the United States, called the Privacy Shield, but the Privacy Shield was invalidated in July 2020 by the Court of Justice of the European Union. Further, from January 1, 2021, companies have to comply with the GDPR and also the United Kingdom GDPR, or the UK GDPR, which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. The UK GDPR mirrors the fines under the GDPR, i.e., fines up to the greater of €20 million (£17.5 million) or 4% of global turnover. The relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, and it is unclear how United Kingdom data protection laws and regulations will develop in the medium to longer term, and how data transfers to and from the United Kingdom will be regulated in the long term. These changes will lead to additional costs and increase our overall risk exposure. Currently there is a four to six-month grace period agreed in the EU and United Kingdom Trade and Cooperation Agreement, ending June 30, 2021 at the latest, whilst the parties discuss an adequacy decision. The European Commission published a draft adequacy decision on February 19, 2021. If adopted, the decision will enable data transfers from EU member states to the United Kingdom for a four- year period, subject to subsequent extensions.

Failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include civil or criminal penalties), private litigation, breach reporting requirements and/or adverse publicity and could negatively affect our operating results and business. Moreover, clinical trial subjects about whom we or our potential collaborators obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

Our internal information technology systems, or those of our CROs or other contractors or consultants, may fail or suffer security breaches, loss or leakage of data, and other disruptions, which could result in a material disruption of our product candidates’ development programs, compromise sensitive information related to our business or prevent us from accessing critical information, potentially exposing us to liability or otherwise adversely affecting our business.

We are increasingly dependent upon information technology systems, infrastructure and data to operate our business. In the ordinary course of business, we collect, store and transmit confidential information (including but not limited to intellectual property, proprietary business information and personal information). It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. We also have outsourced elements of our operations to third parties, and as a result we manage a number of third-party contractors who have access to our confidential information.

Despite the implementation of security measures, given their size and complexity and the increasing amounts of confidential information that they maintain, our internal information technology systems and those of our third- party CROs and other contractors and consultants are potentially vulnerable to breakdown or other damage or interruption from service interruptions, system malfunction, natural disasters, terrorism, war and telecommunication and electrical failures, as well as security breaches from inadvertent or intentional actions by our employees, contractors, consultants, business partners, and/or other third parties, or from cyber-attacks by malicious third parties (including the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information), which may compromise our system infrastructure or lead to data leakage. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and reputational damage and the further development and commercialization of our product candidates could be delayed.

While we invest in our information security systems, we cannot assure you that our data protection efforts and our investment in information technology will prevent significant breakdowns, data leakages, breaches in our systems or other cyber incidents that could have an adverse effect upon our reputation, business, financial condition, results or operations and prospects. For example, we have experienced phishing attacks in the past and we may be a target of phishing attacks or other cyber-attacks in the future. As use of digital technologies has increased, cyber incidents, including deliberate attacks and attempts to gain unauthorized access to computer systems and networks, which could result in material adverse impacts to our business, including the theft of our intellectual property, have increased in frequency and sophistication. In addition to traditional computer “hackers,” threat actors, software bugs, malicious code (such as viruses and worms), employee theft or misuse, denial-of-service attacks (such as credential stuffing), phishing and ransomware attacks, sophisticated nation-state and nation-state supported actors now engage in attacks (including advanced persistent threat intrusions). These threats pose a risk to the security of our systems and networks and the confidentiality, availability and integrity of our data. We may not be successful in preventing or detecting cyber-attacks or mitigating their effects, or we may be perceived as having failed to do so. For example, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our programs and the development of our product candidates could be delayed. In addition, the loss of clinical trial data for our product candidates could result in delays in our marketing approval efforts and significantly increase our costs to recover or reproduce the data. Additionally, theft of our intellectual property or proprietary business information could require substantial expenditures to remedy. Furthermore, significant disruptions of our internal information technology systems or security breaches could result in the loss, misappropriation, and/or unauthorized access, use, or disclosure of, or the prevention of access to, confidential information (including trade secrets or other intellectual property, proprietary business information, and personal information), which could result in financial, legal, business, and reputational harm to us. For example, any such event that leads to unauthorized access, use, or disclosure of personal information, including personal information regarding our clinical trial subjects or employees, could harm our reputation directly, compel us to comply with federal and/or state breach notification laws and foreign law equivalents, subject us to mandatory corrective action, and otherwise subject us to liability under laws and regulations that protect the privacy and security of personal information, which could result in significant legal and financial exposure and reputational damages that could potentially have an adverse effect on our business.

We or the third parties upon whom we depend may be adversely affected by earthquakes, fires or other natural disasters, terrorism or similar unforeseen events and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Our headquarters and main research facility are located in California near major earthquake faults and fire zones. If earthquakes, fires, other natural disasters, terrorism or similar unforeseen events beyond our control prevent us from using all or a significant portion of our headquarters or research facility, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. We do not have a disaster recovery or business continuity plan in place and may incur substantial expenses as a result of the absence or limited nature of our internal or third-party service provider disaster recovery and business continuity plans, which, particularly when taken together with our lack of earthquake insurance, could have a material adverse effect on our business. Furthermore, integral parties in our supply chain are operating from single sites, increasing their vulnerability to natural disasters or other sudden, unforeseen and severe AEs. If such an event were to affect our supply chain, it could have a material adverse effect on our ability to conduct our clinical trials, our development plans and business.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

We have incurred substantial losses during our history and do not expect to become profitable in the near future, and we may never achieve profitability. To the extent that we continue to generate losses for tax purposes, such unused losses may carry forward to offset future taxable income, if any, until such unused losses expire (if at all). As of December 31, 2021, we had federal net operating loss (“NOL”) carryforwards of approximately $64.5 million. As of December 31, 2021, we had state NOL carryforwards of approximately $63.8 million. With respect to the federal NOL carryforwards, $40.5 million will begin to expire in 2026, unless previously utilized, and all have expiration dates. We also have federal and state research and development credit carryforwards totaling $4.4 million and $2.0 million, respectively. The federal research and development credit carryforwards will begin to expire in 2027, unless previously utilized. The state research and development credits do not expire.

Under current law, our federal NOLs generated in tax years beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such federal NOLs in tax years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to federal tax law.

In addition, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership over a rolling three-year period, the corporation’s ability to use its pre-change NOL carryforwards and certain other tax attributes to offset its post-change income or taxes may be limited. This could limit the amount of NOLs or other applicable tax attributes that we can utilize annually to offset future taxable income or tax liabilities. We have not undertaken a

Section 382 study, and it is possible that we have previously undergone one or more ownership changes so that our use of net operating losses is subject to limitation. We may experience ownership changes in the future as a result of subsequent shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change NOLs to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. As a result, we may be unable to use all or a material portion of our NOL carryforwards and other tax attributes, which could adversely affect our future cash flows.

Changes in tax laws or regulations that are applied adversely to us or our customers may have a material adverse effect on our business, cash flow, financial condition or results of operations.

New income, sales, use, or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could adversely affect our business operations and financial performance. Further, existing tax laws, statutes, rules, regulations, or ordinances could be interpreted, changed, modified, or applied adversely to us. For example, the Biden administration and Congress have proposed various U.S. federal tax law changes, which if enacted could have a material impact on our business, cash flow, financial condition or results of operations. In addition, it is uncertain if and to what extent various states will conform to federal tax laws. Future tax reform legislation could have a material impact on the value of our deferred tax assets, could result in significant one-time charges, and could increase our future U.S. tax expense.

Changes in healthcare law and implementing regulations, as well as changes in healthcare policy, may impact our business in ways that we cannot currently predict, and may have a significant adverse effect on our business and results of operations.

In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities, and affect our ability to profitably sell any product candidates for which we obtain marketing approval. Among policy makers and payors in the United States and elsewhere, including in the EU, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

For example, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Affordable Care Act”), substantially changed the way healthcare is financed by both the government and private insurers, and continues to significantly impact the U.S. pharmaceutical industry. As another example, the 2021 Consolidated Appropriations Act signed into law on December 27, 2020 incorporated extensive healthcare provisions and amendments to existing laws, including a requirement that all manufacturers of drugs and biological products covered under Medicare Part B report the product’s average sales price, or ASP, to Department of Health and Human Services (“HHS”) beginning on January 1, 2022, subject to enforcement via civil money penalties.

Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the Affordable Care Act. By way of example, legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (the “Tax Act”) repealed penalties for not complying with the Affordable Care Act’s individual mandate to carry health insurance, commonly referred to as the “individual mandate.” Following several years of litigation in the federal courts, in June 2021 the U.S. Supreme Court upheld the Affordable Care Act when it dismissed a legal challenge to the Affordable Care Act’s constitutionality on procedural grounds following that legislative repeal of the individual mandate. It is possible that the Affordable Care Act will be subject to additional challenges in the future. Prior to the Supreme Court’s decision, President Biden issued an executive order that initiated a special enrollment period for purposes of obtaining health insurance coverage through the Affordable

Care Act marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the Affordable Care Act. Further, on August 16, 2022, President Biden signed the Inflation Reduction Act of 2022 (“IRA”) into law, which among other things, extends enhanced subsidies for individuals purchasing health insurance coverage in Affordable Care Act marketplaces through plan year 2025. The IRA also eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost through a newly established manufacturer discount program. It is unclear how any such challenges and the healthcare reform measures of the Biden administration will impact the Affordable Care Act, our business, or financial condition.

Other legislative changes have been proposed and adopted since the Affordable Care Act was enacted that affect healthcare expenditures. These changes include aggregate reductions to Medicare payments to providers of 2% per fiscal year pursuant to the Budget Control Act of 2011, which began in 2013 and, due to legislative amendments to the statute, will remain in effect until 2031, with the exception of a temporary suspension as part of COVID-19 pandemic relief legislation from May 1, 2020 through March 31, 2022, unless additional Congressional action is taken. Under current legislation, the actual reduction in Medicare payments will vary from 1% in 2022 to up to 4% in the final fiscal year of this sequester. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. In addition, new laws may result in additional reductions in Medicare and other healthcare funding, which may adversely affect customer demand and affordability for our product candidates and, accordingly, the results of our financial operations.

Also, there has been heightened governmental scrutiny recently over the manner in which drug manufacturers set prices for their marketed products, which have resulted in several Congressional inquiries, presidential executive orders, and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. At the federal level, the Trump administration used several means to propose or implement drug pricing reform, including through federal budget proposals, executive orders and policy initiatives. Moreover, in July 2021, President Biden issued a sweeping executive order on promoting competition in the American economy that includes several mandates pertaining to the pharmaceutical and healthcare insurance industries. Among other things, the executive order includes several directives regarding the Federal Trade Commission’s oversight of potentially anticompetitive practices within the pharmaceutical industry. The executive order also directs the FDA to work towards implementing a system for importing drugs from Canada (following on a Trump administration notice-and-comment rulemaking on Canadian drug importation that was finalized in October 2020). In response to President Biden’s executive order, on September 9, 2021, HHS released a Comprehensive Plan for Addressing High Drug Prices that outlines principles for drug pricing reform and sets out a variety of potential legislative policies that Congress could pursue to advance these principles. In addition, the IRA, among other things, (1) directs HHS to negotiate the price of certain single-source drugs and biologics covered under Medicare and (2) imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation. These provisions will take effect progressively starting in fiscal year 2023, although they may be subject to legal challenges. It is currently unclear how the IRA will be implemented but is likely to have a significant impact on the pharmaceutical industry. Further, the Biden Administration released an additional executive order on October 14, 2022, directing HHS to submit a report within 90 days on how the Center for Medicare and Medicaid Innovation can be further leveraged to test new models for lowering drug costs for Medicare and Medicaid beneficiaries.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures. For example, California requires pharmaceutical manufacturers to notify certain purchasers, including health insurers and government health plans at least 60 days before any scheduled increase in the wholesale acquisition cost (“WAC”), of their product if the increase exceeds 16%, and further requires pharmaceutical manufacturers to explain whether a change or improvement in the product necessitates such an increase. Similarly, Vermont requires pharmaceutical manufacturers to disclose price information on certain prescription drugs, and to provide notification to the state if introducing a new drug with a WAC in excess of the Medicare Part D specialty drug threshold. In December 2020, the U.S. Supreme Court also held unanimously that federal law does not preempt the states’ ability to regulate pharmaceutical benefit managers, or PBMs, and other members of the healthcare and pharmaceutical supply chain, an important decision that may lead to further and more aggressive efforts by states in this area.

We expect that these and other healthcare reform measures that may be adopted in the future may result in more rigorous coverage criteria and lower reimbursement and in additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payors. The implementation of cost- containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our drugs, once marketing approval is obtained.

In the EU, coverage and reimbursement status of any product candidates for which we obtain regulatory approval are provided for by the national laws of member states. The requirements may differ across the EU member states. Also, at national level, actions have been taken to enact transparency and anti-gift laws (similar to the US Physician Payments Sunshine Act) regarding payments between pharmaceutical companies and health care professionals.

We are subject to applicable fraud and abuse, transparency, government price reporting, and other healthcare laws and regulations. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

Healthcare providers and third-party payors will play a primary role in the recommendation and prescription of any future product candidates we may develop and any product candidates for which we obtain marketing approval. Our current and future arrangements with clinical investigators, third-party payors, healthcare provider and customers expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may affect the business or financial arrangements and relationships through which we research, market, sell and distribute our product candidates. The laws that may affect our ability to operate include, but are not limited to:

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the federal Anti-Kickback Statute, which prohibits any person or entity from, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of an item or service reimbursable, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. The term “remuneration” has been broadly interpreted to include anything of value. The federal Anti-Kickback Statute has also been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, and purchasers, on the other the other hand. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, but these exceptions and safe harbors are narrowly drawn. Practices that are alleged to be intended to induce prescribing, purchases or recommendations, or include any payments of more than fair market value, may be subject to scrutiny if they do not qualify for an exception or safe harbor. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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federal civil and criminal false claims laws, such as the civil False Claims Act (“FCA”), which can be enforced by private citizens through civil qui tam actions, and civil monetary penalty laws prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, false, fictitious or fraudulent claims for payment of federal funds, and knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to avoid, decrease or conceal an obligation to pay money to the federal government. For example, pharmaceutical companies have been prosecuted under the FCA in connection with, among other things their alleged off-label promotion of drugs, engaging in improper consulting arrangements with physicians, concealing price concessions in the pricing information submitted to the government for government price reporting purposes, and providing free product to customers with the expectation that the customers would bill federal health care programs for the product. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the U.S. government. In addition, manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. Moreover, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA;

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HIPAA which, among other things, imposes criminal liability for executing or attempting to execute a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and creates federal criminal laws that prohibit knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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HIPAA, as amended by HITECH and their implementing regulations, which imposes privacy, security and breach reporting obligations with respect to individually identifiable health information upon covered entities, including certain healthcare providers, health plans, and healthcare clearinghouses, and their respective business associates and covered subcontractors. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in U.S. federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

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the federal transparency requirements under the Physician Payments Sunshine Act, created under the Affordable Care Act, which requires, among other things, certain manufacturers of drugs, devices, biologics and medical supplies reimbursed under Medicare, Medicaid, or the Children’s Health Insurance Program to report to CMS information related to payments and other transfers of value provided to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), other healthcare professionals (such as physician assistants and nurse practitioners) and teaching hospitals and physician ownership and investment interests, including such ownership and investment interests held by a physician’s immediate family members;

•	federal and state consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers;

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state and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws, that may impose similar or more prohibitive restrictions, and may apply to items or services reimbursed by any non-governmental third-party payors, including private insurers; and

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state and foreign laws that require pharmaceutical companies to implement compliance programs, comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or to track and report gifts, compensation and other remuneration provided to physicians and other health care providers; state and local laws that require the registration of pharmaceutical sales representatives; and state health information privacy laws, many of which differ from each other in significant ways and often are not pre-empted by HIPAA, thus requiring additional compliance efforts.

We have entered into consulting and scientific advisory board arrangements with physicians and other healthcare providers, including some who could influence the use of our product candidates, if approved, and have received equity awards as compensation for services provided to us. Because of the complex and far-reaching nature of these laws, regulatory agencies may view these transactions as prohibited arrangements that must be restructured, or discontinued, or for which we could be subject to other significant penalties. We could be adversely affected if regulatory agencies interpret our financial relationships with providers who may influence the ordering of and use our product candidates, if approved, to be in violation of applicable laws.

Federal and state enforcement bodies have continued their scrutiny of interactions between healthcare companies and healthcare providers, which has led to significant investigations, prosecutions, convictions and settlements in the healthcare industry. Responding to investigations can be time-and resource-consuming and can divert management’s attention from the business. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business.

Ensuring that our business arrangements with third parties comply with applicable healthcare laws and regulations will likely be costly. If our operations are found to be in violation of any of these laws or any other current or future governmental laws and regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, contractual damages, reputational harm, diminished profits and future earnings, additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations, any of which could substantially disrupt our operations. If any of the physicians or other healthcare providers or entities with whom we expect to do business is found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Our current or future employees, principal investigators, consultants and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.

We are exposed to the risk of fraud or other misconduct by our employees, principal investigators, consultants and commercial partners. Misconduct by these parties could include intentional failures to comply with the regulations of the FDA and non-U.S. regulators, provide accurate information to the FDA and non-U.S. regulators, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us those actions could have a significant impact on our business, including the imposition of significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, contractual damages, reputational harm, diminished profits and future earnings, additional reporting obligations and oversight if subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain sufficient intellectual property protection for Auxora, any future product candidates, and other proprietary technologies we develop, or if the scope of the intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize Auxora, any future product candidates, and other proprietary technologies if approved, may be adversely affected.

Our commercial success will depend in part on our ability to obtain and maintain a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to Auxora, any future product candidates, and other proprietary technologies we develop. If we are unable to obtain or maintain patent protection with respect to Auxora, any future product candidates, and other proprietary technologies we may develop, our business, financial condition, results of operations, and prospects could be materially harmed.

The patent position of biotechnology and pharmaceutical companies is highly uncertain and involves complex legal, scientific, and factual questions and has been the subject of frequent litigation in recent years. As a result, the issuance, scope, validity, enforceability, and commercial value of our patent rights are highly uncertain. Our patent applications may not result in patents being issued which protect Auxora, any future product candidates, and other proprietary technologies we may develop or which effectively prevent others from commercializing competitive technologies and products. Further, no consistent policy regarding the breadth of claims allowed in pharmaceutical patents has emerged to date in the United States or in many jurisdictions outside of the United States. Changes in either the patent laws or interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be enforced in the patents that may be issued from the applications we currently or may in the future own or license from third parties. Further, if any patents we obtain or license are deemed invalid and unenforceable, our ability to commercialize or license our technology could be adversely affected.

The patent application process is subject to numerous risks and uncertainties, and there can be no assurance that we or any of our actual or potential future collaborators will be successful in protecting Auxora, any future product candidates, and other proprietary technologies and their uses by obtaining, defending and enforcing patents. These risks and uncertainties include the following:

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the USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process, the noncompliance with which can result in abandonment or lapse of a patent or patent application, and partial or complete loss of patent rights in the relevant jurisdiction;

•	patent applications may not result in any patents being issued;

•	patents that may be issued may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable, or may otherwise not provide any competitive advantage;

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our competitors, many of whom have substantially greater resources than we do and many of whom have made significant investments in competing technologies, may seek or may have already obtained patents that will limit, interfere with, or eliminate our ability to make, use and sell our potential product candidates;

•	other parties may have designed around our claims or developed technologies that may be related or competitive to our platform, may have filed or may file patent applications and may have received or may receive patents that overlap or conflict with our patent applications, either by claiming the same composition of matter, methods or formulations or by claiming subject matter that could dominate our patent position;

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any successful opposition to any patents owned by or licensed to us could deprive us of rights necessary for the practice of our technologies or the successful commercialization of any products or product candidates that we may develop;

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because patent applications in the United States and most other countries are confidential for a period of time after filing, we cannot be certain that we were the first to file any patent application related to Auxora, any future product candidates, and other proprietary technologies and their uses;

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an interference proceeding can be provoked by a third party or instituted by the USPTO to determine who was the first to invent any of the subject matter covered by the patent claims of our applications for any application with an effective filing date before March 16, 2013;

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there may be significant pressure on the U.S. government and international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns; and

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countries other than the United States may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop, and market competing product candidates in those countries.

The patent prosecution process is expensive, time-consuming, and complex, and we may not be able to file, prosecute, or maintain all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to patentable aspects of our research and development output, such as our employees, corporate collaborators, outside scientific collaborators, CROs, contract manufacturers, consultants, advisors and other third parties, any of these parties may breach such agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection for such output. In addition, our ability to obtain and maintain valid and enforceable patents depends on whether the differences between our inventions and the prior art allow our inventions to be patentable over the prior art. Furthermore, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we were the first to make the inventions claimed in any of our owned patents or pending patent applications, or that we were the first to file for patent protection of such inventions.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. If we do not adequately protect our intellectual property and proprietary technology, competitors may be able to use Auxora, any future product candidates, and other proprietary technologies and erode or negate any competitive advantage we may have, which could have a material adverse effect on our financial condition and results of operations. For example:

•	others may be able to make compounds that are similar to Auxora and any future product candidates but that are not covered by the claims of our patents;

•	we might not have been the first to make the inventions covered by our pending patent applications;

•	we might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	any patents that we obtain may not provide us with any competitive advantages;

•	we may not develop additional proprietary technologies that are patentable;

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our competitors might conduct research and development activities in countries where we do not have patent rights or where patent protection is weak and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we cannot ensure that any of our patents, or any of our pending patent applications, if issued, will include claims having a scope sufficient to protect our products;

•	we cannot ensure that we will be able to successfully commercialize our products on a substantial scale, if approved, before the relevant patents that we own expire; or

•	the patents of others may have an adverse effect on our business.

Others have filed, and in the future are likely to file, patent applications covering products and technologies that are similar, identical or competitive to ours or important to our business. We cannot be certain that any patent application owned by a third party will not have priority over patent applications filed by us, or that we will not be involved in interference, opposition or invalidity proceedings before U.S. or non-U.S. patent offices.

We cannot be certain that the claims in our issued patents and pending patent applications covering Auxora or any future product candidates will be considered patentable by the USPTO, courts in the United States, or by patent offices and courts in foreign countries. Furthermore, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property internationally.

The strength of patents in the biotechnology and pharmaceutical fields involves complex legal and scientific questions and can be uncertain. The patent applications that we own may fail to result in issued patents with claims that cover Auxora and any future product candidates in the United States or in foreign countries. Even if such patents do successfully issue, third parties may challenge the ownership, validity, enforceability, or scope thereof, which may result in such patents being narrowed, invalidated, or held unenforceable. Any successful opposition to our patents could deprive us of exclusive rights necessary for the successful commercialization of Auxora and any future product candidates. Furthermore, even if they are unchallenged, our patents may not adequately protect our intellectual property, provide exclusivity for Auxora or any future product candidates or prevent others from designing around our claims. If the breadth or strength of protection provided by the patents we hold with respect to Auxora or any future product candidates is threatened, it could dissuade companies from collaborating with us to develop, or threaten our ability to commercialize, Auxora or any future product candidates.

For U.S. patent applications in which claims are entitled to a priority date before March 16, 2013, an interference proceeding can be provoked by a third party or instituted by the USPTO to determine who was the first to invent any of the subject matter covered by the patent claims of our patents or patent applications. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our participation in an interference proceeding may fail and, even if successful, may result in substantial costs and distract our management and other employees.

For U.S. patent applications containing a claim not entitled to priority before March 16, 2013, there is greater level of uncertainty in the patent law. In September 2011, the Leahy-Smith America Invents Act, or America Invents Act, was signed into law. The America Invents Act includes a number of significant changes to U.S. patent law, including provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. The USPTO is developing regulations and procedures to govern the administration of the America Invents Act, and many of the substantive changes to patent law associated with the America Invents Act, and in particular, the “first to file” provisions, were enacted on March 16, 2013. This will require us to be cognizant going forward of the time from invention to filing of a patent application and be diligent in filing patent applications, but circumstances could prevent us from promptly filing patent applications on our inventions. It remains unclear what impact the America Invents Act will have on the operation of our business. As such, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.

The term of any individual patent depends on applicable law in the country where the patent is granted. In the United States, provided all maintenance fees are timely paid, a patent generally has a term of 20 years from its application filing date or earliest claimed non-provisional filing date. Extensions may be available under certain circumstances, but the life of a patent and, correspondingly, the protection it affords is limited. Even if we obtain patents covering our product candidates, when the terms of all patents covering a product expire, our business may become subject to competition from competitive products, including generic products. Given the amount of time required for the development, testing, and regulatory review and approval of new product candidates, patents protecting such candidates may expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

If we do not obtain patent term extension for Auxora, our business may be materially harmed.

Depending upon the timing, duration, and specifics of any FDA marketing approval of Auxora, or any future product candidate we may develop, one or more of patents issuing from our U.S. patent applications may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Action of 1984, or Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent extension term, or PTE, of up to five years as compensation for patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended and only those claims covering the approved drug, a method for using it or a method for manufacturing it may be extended. Similar patent term restoration provisions to compensate for commercialization delay caused by regulatory review are also available in certain foreign jurisdictions, such as in Europe under Supplemental Protection Certificate, or SPC. If we encounter delays in our development efforts, including our clinical trials, the period of time during which we could market Auxora and any future product candidates under patent protection would be reduced. Additionally, we may not receive an extension if we fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents, or otherwise fail to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or restoration, or the term of any such extension is less than we request, the period during which we will have the right to exclusively market our product will be shortened and our competitors may obtain approval of competing products following our patent expiration, and our revenue could be reduced.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent process. Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on any issued patents and/or applications are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patents and/or applications. We have systems in place to remind us to pay these fees, and we employ an outside firm and rely on our outside counsel to pay these fees due to foreign patent agencies. While an inadvertent lapse may sometimes be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to enter the market with similar or identical products or technology earlier than should otherwise have been the case, which would have a material adverse effect on our business, financial condition, results of operations, and prospects.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect Auxora.

As is the case with other biotechnology and pharmaceutical companies, our success is heavily dependent on intellectual property, particularly on obtaining and enforcing patents. Our patent rights may be affected by developments or uncertainty in U.S. or foreign patent statutes, patent case law, USPTO rules and regulations or the rules and regulations of foreign patent offices. Obtaining and enforcing patents in the biotechnology and pharmaceutical industry involve both technological and legal complexity, and is therefore costly, time- consuming and inherently uncertain. In addition, the United States may, at any time, enact changes to U.S. patent law and regulations, including by legislation, by regulatory rule-making, or by judicial precedent, that adversely affect the scope of patent protection available and weaken the rights of patent owners to obtain patents, enforce patent infringement and obtain injunctions and/or damages. For example, the scope of patentable subject matter under 35 U.S.C. 101 has evolved significantly over the past several years as the Court of Appeals for the Federal Circuit and the Supreme Court issued various opinions, and the USPTO modified its guidance for practitioners on multiple occasions. Other countries may likewise enact changes to their patent laws in ways that adversely diminish the scope of patent protection and weaken the rights of patent owners to obtain patents, enforce patent infringement, and obtain injunctions and/or damages.

Further, the United States and other governments may, at any time, enact changes to law and regulation that create new avenues for challenging the validity of issued patents. For example, the America Invents Act created new administrative post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings that allow third parties to challenge the validity of issued patents. This applies to all of our U.S. patents, even those issued before March 16, 2013. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

We may not be able to protect our intellectual property rights throughout the world.

Patents are of national or regional effect. Filing, prosecuting, and defending patents on Auxora, any future product candidates, and other proprietary technologies we develop in all countries throughout the world would be prohibitively expensive. In addition, the laws of some foreign countries do not protect intellectual property rights in the same manner and to the same extent as laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but enforcement of such patent protection is not as strong as that in the United States. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

The requirements for patentability may differ in certain countries. For example, unlike other countries, China has a heightened requirement for patentability, and specifically requires a detailed description of medical uses of a claimed drug. In India, unlike the United States, there is no link between regulatory approval for a drug and its patent status. In addition to India, certain countries in Europe and developing countries, including China, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, some countries limit the enforceability of patents against government agencies or government contractors.

In those countries, we may have limited remedies if patents are infringed or if we are compelled to grant a license to a third party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we own or license.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, particularly those relating to biotechnology or pharmaceutical products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. In Europe, no earlier than October 1, 2022, European applications will soon have the option, upon grant of a patent, of becoming a Unitary Patent which will be subject to the jurisdiction of the Unitary Patent Court (“UPC”). This will be a significant change in European patent practice. As the UPC is a new court system, there is no precedent for the court, increasing the uncertainty. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Geopolitical actions in the United States and in foreign countries could increase the uncertainties and costs surrounding the prosecution or maintenance of our patent applications or those of any current or future licensors and the maintenance, enforcement or defense of our issued patents or those of any current or future licensors. For example, the United States and foreign government actions related to Russia’s invasion of Ukraine may limit or prevent filing, prosecution and maintenance of patent applications in Russia. Government actions may also prevent maintenance of issued patents in Russia. These actions could result in abandonment or lapse of our patents or patent applications, resulting in partial or complete loss of patent rights in Russia. We currently maintain one granted patent in Russia.

We may become subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in our patents rights, trade secrets, or other intellectual property as an inventor or co-inventor. The failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. For example, we may have inventorship disputes arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing Auxora or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and/or ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business, financial condition, results of operations and prospects. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may not be successful in obtaining or maintaining necessary rights to product components and processes for our development pipeline through acquisitions and in-licenses.

Our program may require the use of intellectual property rights held by third parties. The growth of our business may depend in part on our ability to acquire, in-license or use these proprietary rights. In addition, Auxora may require specific formulations to work effectively and efficiently and these rights may be held by others. We may be unable to acquire or in-license, on reasonable terms, proprietary rights related to any compositions, formulations, methods of use, processes or other intellectual property rights from third parties that we identify as being necessary for Auxora. Even if we are able to obtain a license to such proprietary rights, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology.

Where we obtain licenses from or collaborate with third parties, we may not have the right to control the preparation, filing, and prosecution of patent applications, or to maintain the patents, covering technology that we license from third parties, or such activities, if controlled by us, may require the input of such third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business, or in compliance with applicable laws and regulations, which may affect the validity and enforceability of such patents or any patents that may issue from such application. Moreover, if we do obtain necessary licenses, we will likely have obligations under those licenses, including making royalty and milestone payments, and any failure to satisfy those obligations could give our licensor the right to terminate the license. Termination of a necessary license, or expiration of licensed patents or patent applications, could have a material adverse impact on our business. Our business would suffer if any such licenses terminate, if the licensors fail to abide by the terms of the license, if the licensors fail to enforce licensed patents against infringing third parties, if the licensed patents or other rights are found to be invalid or unenforceable, or if we are unable to enter into necessary licenses on acceptable terms. Furthermore, if any licenses terminate, or if the underlying patents fail to provide the intended exclusivity, competitors or other third parties may gain the freedom to seek regulatory approval of, and to market, products identical or similar to ours. Moreover, our licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing or otherwise violating the licensor’s rights. In addition, while we cannot currently determine the amount of the royalty obligations we would be required to pay on sales of future products, if any, the amounts may be significant. The amount of our future royalty obligations will depend on the technology and intellectual property we use in products that we successfully develop and commercialize, if any. Therefore, even if we successfully develop and commercialize products, we may be unable to achieve or maintain profitability.

The licensing and acquisition of third-party proprietary rights is a competitive area, and companies, which may be more established, or have greater resources than we do, may also be pursuing strategies to license or acquire third-party proprietary rights that we may consider necessary or attractive in order to commercialize Auxora. More established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities.

For example, we may collaborate with U.S. and foreign academic institutions to accelerate our research development under written agreements with these institutions. Typically, these institutions provide us with an option to negotiate an exclusive license to any of the institution’s proprietary rights in technology resulting from the collaboration. Regardless of such option to negotiate a license, we may be unable to negotiate a license within the specified time frame or under terms that are acceptable to us. If we are unable to do so, the institution may offer, on an exclusive basis, their proprietary rights to other parties, potentially blocking our ability to pursue our program.

In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us, either on reasonable terms, or at all. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment, or at all. If we are unable to successfully obtain rights to required third-party intellectual property rights on commercially reasonable terms, our ability to commercialize our products, and our business, financial condition, and prospects for growth, could suffer.

Third-party claims alleging intellectual property infringement may prevent or delay our drug discovery and development efforts.

Our success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents, including inter partes review, interference and reexamination proceedings before the USPTO, or oppositions and other comparable proceedings in foreign jurisdictions. The America Invents Act introduced new procedures including inter partes review and post grant review. The implementation of these procedures brings uncertainty to the possibility of challenges to our patents in the future and the outcome of such challenges. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing Auxora. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our activities related to Auxora may give rise to claims of infringement of the patent rights of others.

The pharmaceutical and biotechnology industries have produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. We cannot assure you that any of our current or future product candidates will not infringe existing or future patents. We may not be aware of patents that have already issued that a third party might assert are infringed by one of our current or future product candidates. Nevertheless, we are not aware of any issued patents that will prevent us from marketing Auxora.

Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents of which we are currently unaware with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of Auxora. Because patent applications can take many years to issue and may be confidential for 18 months or more after filing, there may be currently pending third-party patent applications which may later result in issued patents that Auxora, any future product candidates, and other proprietary technologies may infringe, or which such third parties claim are infringed by the use of our technologies. Parties making claims against us for infringement or misappropriation of their intellectual property rights may seek and obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize Auxora or future product candidates. Defense of these claims, regardless of their merit, could involve substantial expenses and could be a substantial diversion of management and other employee resources from our business.

If we collaborate with third parties in the development of technology in the future, our collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to litigation or potential liability. Further, collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability. In the future, we may agree to indemnify our commercial collaborators against certain intellectual property infringement claims brought by third parties.

Any claims of patent infringement asserted by third parties would be time-consuming and could:

•	result in costly litigation;

•	divert the time and attention of our technical personnel and management;

•	cause development delays;

•	prevent us from commercializing Auxora or any future product candidates until the asserted patent expires or is finally held invalid, unenforceable, or not infringed in a court of law;

•	require us to develop non-infringing technology, which may not be possible on a cost-effective basis;

•

require us to pay damages to the party whose intellectual property rights we may be found to be infringing, which may include treble damages if we are found to have been willfully infringing such intellectual property;

•	require us to pay the attorney’s fees and costs of litigation to the party whose intellectual property rights we may be found to be willfully infringing; and/or

•	require us to enter into royalty or license agreements, which may not be available on commercially reasonable terms, or at all.

If we are sued for patent infringement, we would need to demonstrate that our products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid or unenforceable, and we may not be able to do either. Proving invalidity or unenforceability is difficult. For example, in the United States, proving invalidity before federal courts requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, which may not be available, defend an infringement action or challenge the validity or enforceability of the patents in court. Patent litigation is costly and time-consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid or unenforceable, we may incur substantial monetary damages, encounter significant delays in bringing Auxora or any future product candidates to market and be precluded from developing, manufacturing or selling Auxora or any future product candidates.

We do not always conduct independent reviews of pending patent applications of and patents issued to third parties. We cannot be certain that any of our patent searches or analyses, including but not limited to the identification of relevant patents, analysis of the scope of relevant patent claims or determination of the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending application in the United States, Europe and elsewhere that is relevant to or necessary for the commercialization of our product candidates in any jurisdiction, because:

•	some patent applications in the United States may be maintained in secrecy until the patents are issued;

•	patent applications in the United States and elsewhere can be pending for many years before issuance, or unintentionally abandoned patents or applications can be revived;

•

pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our technologies, Auxora, and any future product candidates or the use of Auxora and any future product candidates;

•

identification of third-party patent rights that may be relevant to our technology is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases, and the difficulty in assessing the meaning of patent claims;

•	patent applications in the United States are typically not published until 18 months after the priority date; and

•	publications in the scientific literature often lag behind actual discoveries.

Furthermore, the scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history and can involve other factors such as expert opinion. Our interpretation of the relevance or the scope of claims in a patent or a pending application may be incorrect, which may negatively impact our ability to market our products. Further, we may incorrectly determine that our technologies, products, or product candidates are not covered by a third party patent or may incorrectly predict whether a third party’s pending patent application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or internationally that we consider relevant may be incorrect, which may negatively impact our ability to develop and market our products or product candidates.

Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours, and others may have or obtain patents or proprietary rights that could limit our ability to make, use, sell, offer for sale or import Auxora and future approved products or impair our competitive position. Numerous third-party U.S. and foreign issued patents and pending patent applications exist in the fields in which we are developing product candidates. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of Auxora. Any such patent application may have priority over our patent applications, which could further require us to obtain rights to issued patents covering such technologies. If another party has filed a U.S. patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the USPTO to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful if, unbeknownst to us, the other party had independently arrived at the same or similar invention prior to our own invention, resulting in a loss of our U.S. patent position with respect to such inventions. Other countries have similar laws that permit secrecy of patent applications and may be entitled to priority over our applications in such jurisdictions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

If a third party prevails in a patent infringement lawsuit against us, we may have to stop making and selling the infringing product, pay substantial damages, including treble damages and attorneys’ fees if we are found to be willfully infringing a third party’s patents, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure.

We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of Auxora. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize Auxora, which could harm our business significantly. Even if we were able to obtain a license, the rights may be nonexclusive, which may give our competitors access to the same intellectual property.

We may be subject to claims that we have wrongfully hired an employee from a competitor or that we or our employees have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industries, in addition to our employees, we engage the services of consultants to assist us in the development of Auxora, any future product candidates, and other proprietary technologies. Many of these consultants, and many of our employees, were previously employed at, or may have previously provided or may be currently providing consulting services to, other pharmaceutical companies including our competitors or potential competitors. We may become subject to claims that we, our employees or a consultant inadvertently or otherwise used or disclosed trade secrets or other information proprietary to their former employers or their former or current clients. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely affect our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to our management team and other employees.

We may be involved in lawsuits to protect or enforce our patents which could be expensive, time-consuming, and unsuccessful. Further, our issued patents could be found invalid or unenforceable if challenged in court, and we may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

Third parties including competitors may infringe, misappropriate or otherwise violate our patents or patents that may issue to us in the future. To counter infringement or unauthorized use, we may need to or choose to file infringement claims, which can be expensive and time-consuming. We may not be able to prevent, infringement, misappropriation, or other violation of our intellectual property, particularly in countries where the laws may not protect those rights as fully as in the United States.

If we choose to go to court to stop another party from using the inventions claimed in our patents, that individual or company has the right to ask the court to rule that such patents are invalid, unenforceable, or should not be enforced against that third party for any number of reasons. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge include an alleged failure to meet any of several statutory requirements for patentability, including lack of novelty, obviousness, lack of written description, indefiniteness, or non-enablement. Grounds for an unenforceability assertion could include an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution, i.e., committed inequitable conduct. Third parties may also raise similar claims before the USPTO, even outside the context of litigation. Similar mechanisms for challenging the validity and enforceability of a patent exist in foreign patent offices and courts and may result in the revocation, cancellation, or amendment of any foreign patents we hold now or in the future. The outcome following legal assertions of invalidity and unenforceability is unpredictable, and prior art could render our patents invalid. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on such product candidate. Such a loss of patent protection would have a material adverse impact on our business.

Interference or derivation proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms or at all if a non-exclusive license is offered and our competitors gain access to the same technology. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties, or enter into development or manufacturing partnerships that would help us bring Auxora and any future product candidates to market.

Even if resolved in our favor, litigation or other legal proceedings relating to our intellectual property rights may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

Our ability to enforce our patent rights depends on our ability to detect infringement. It may be difficult to detect infringers who do not advertise the components or methods that are used in connection with their products and services. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product or service. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded if we were to prevail may not be commercially meaningful.

Because of the expense and uncertainty of litigation, we may not be in a position to enforce our intellectual property rights against third parties.

Because of the expense and uncertainty of litigation, we may conclude that even if a third party is infringing our issued patent, any patents that may be issued as a result of our pending or future patent applications or other intellectual property rights, the risk-adjusted cost of bringing and enforcing such a claim or action may be too high or not in the best interest of our company or our stockholders. In such cases, we may decide that the more prudent course of action is to simply monitor the situation or initiate or seek some other non-litigious action or solution.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed. Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

We may rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers, and other advisors, and inventions agreements with employees, consultants, and advisors, to protect our trade secrets and other proprietary information. In addition to contractual measures, we try to protect the confidential nature of our proprietary information using commonly accepted physical and technological security measures. Despite these efforts, we cannot provide any assurances that all such agreements have been duly executed, and these agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. For example, the FDA, as part of its Transparency Initiative, is currently considering whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

In addition, such security measures may not provide adequate protection for our proprietary information, for example, in the case of misappropriation of a trade secret by an employee, consultant, customer, or third party with authorized access. Our security measures may not prevent an employee, consultant or customer from misappropriating our trade secrets and providing them to a competitor, and recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Monitoring unauthorized uses and disclosures is difficult, and we do not know whether the steps we have taken to protect our proprietary technologies will be effective. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of our products that we consider proprietary. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. Even though we use commonly accepted security measures, the criteria for protection of trade secrets can vary among different jurisdictions.

Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. Moreover, third parties may still obtain this information or may come upon this or similar information independently, and we would have no right to prevent them from using that technology or information to compete with us. Trade secrets will over time be disseminated within the industry through independent development, the publication of journal articles, and the movement of personnel skilled in the art from company to company or academic to industry scientific positions. Though our agreements with third parties typically restrict the ability of our advisors, employees, collaborators, licensors, suppliers, third-party contractors, and consultants to publish data potentially relating to our trade secrets, our agreements may contain certain limited publication rights. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent such competitor from using that technology or information to compete with us, which could harm our competitive position. Because from time to time we expect to rely on third parties in the development, manufacture, and distribution of our products and provision of our services, we must, at times, share trade secrets with them. Despite employing the contractual and other security precautions described above, the need to share trade secrets increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. If any of these events occurs or if we otherwise lose protection for our trade secrets, the value of this information may be greatly reduced and our competitive position would be harmed. If we do not apply for patent protection prior to such publication or if we cannot otherwise maintain the confidentiality of our proprietary technology and other confidential information, then our ability to obtain patent protection or to protect our trade secret information may be jeopardized.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our future trademarks or trade names may be unable to be obtained, challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. We may license our trademarks and trade names to third parties, such as distributors. Though these license agreements may provide guidelines for how our trademarks and trade names may be used, a breach of these agreements or misuse of our trademarks and tradenames by our licensees may jeopardize our rights in or diminish the goodwill associated with our trademarks and trade names. Our efforts to enforce or protect our proprietary rights related to trademarks, trade names, trade secrets, domain names, copyrights, or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our financial condition or results of operations.

Moreover, any name we have proposed to use with Auxora in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA (or an equivalent administrative body in a foreign jurisdiction) objects to any of our proposed proprietary product names, it may be required to expend significant additional resources in an effort to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties, and be acceptable to the FDA. Similar requirements exist in Europe. Furthermore, in many countries, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. If we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.

Any collaboration arrangements that we may enter into in the future may not be successful, which could adversely affect our ability to develop and commercialize our products.

Any future collaborations that we enter into may not be successful. The success of our collaboration arrangements will depend heavily on the efforts and activities of our collaborators. Collaborations are subject to numerous risks, which may include that:

•	collaborators have significant discretion in determining the efforts and resources that they will apply to collaborations;

•

collaborators may not pursue development and commercialization of our products or may elect not to continue or renew development or commercialization programs based on trial or test results, changes in their strategic focus due to the acquisition of competitive products, availability of funding, or other external factors, such as a business combination that diverts resources or creates competing priorities;

•	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with Auxora and any future product candidates;

•

a collaborator with marketing, manufacturing, and distribution rights to one or more products may not commit sufficient resources to or otherwise not perform satisfactorily in carrying out these activities;

•	we could grant exclusive rights to our collaborators that would prevent us from collaborating with others;

•

collaborators may not properly maintain or defend our intellectual property rights or may use our intellectual property or proprietary information in a way that gives rise to actual or threatened litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential liability;

•

disputes may arise between us and a collaborator that causes the delay or termination of the research, development, or commercialization of our current or future products or that results in costly litigation or arbitration that diverts management attention and resources;

•	collaborations may be terminated, and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable current or future products;

•

collaborators may own or co-own intellectual property covering our products that results from our collaborating with them, and in such cases, we would not have the exclusive right to develop or commercialize such intellectual property; and

•	a collaborator’s sales and marketing activities or other operations may not be in compliance with applicable laws resulting in civil or criminal proceedings.

General Risk Factors

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We, and the third parties with whom we share our facilities, are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Each of our operations involve the use of hazardous and flammable materials, including chemicals and biological and radioactive materials. Each of our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. We could be held liable for any resulting damages in the event of contamination or injury resulting from the use of hazardous materials by us or the third parties with whom we share our facilities, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research and development. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Our business involves the use of hazardous materials and we and our third-party manufacturers and suppliers must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

Our research and development activities and our or any third-party manufacturers’ and suppliers’ activities involve the controlled storage, use and disposal of hazardous materials owned by us. We and our manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at our manufacturers’ facilities pending their use and disposal.

We cannot eliminate the risk of contamination, which could cause an interruption of our research and development efforts and business operations, environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. Although we believe that the safety procedures utilized by our third-party manufacturers and suppliers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, this may not be the case or and we may not eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages and such liability could exceed our resources and state or federal or other applicable authorities may curtail our use of certain materials and/or interrupt our business operations. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent over time. We cannot predict the impact of such changes and cannot be certain of our future compliance. We do not currently carry biological or hazardous waste insurance coverage. Any contamination by such hazardous materials could therefore adversely affect our business, financial condition, results of operations and prospects.

Future changes in financial accounting standards or practices may cause adverse and unexpected revenue fluctuations and adversely affect our reported results of operations.

Future changes in financial accounting standards may cause adverse, unexpected revenue fluctuations and affect our reported financial position or results of operations. Financial accounting standards in the United States are constantly under review and new pronouncements and varying interpretations of pronouncements have occurred with frequency in the past and are expected to occur again in the future. As a result, we may be required to make changes in our accounting policies. Those changes could affect our financial condition and results of operations or the way in which such financial condition and results of operations are reported. We intend to invest resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from business activities to compliance activities.

We are subject to certain U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations. We can face serious consequences for violations.

U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations, including the U.S. Foreign Corrupt Practices Act (collectively, “Trade Laws”), prohibit, among other things, companies and their employees, agents, CROs, legal counsel, accountants, consultants, contractors, and other partners from authorizing, promising, offering, providing, soliciting, or receiving directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of Trade Laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. We also expect our non-U.S. activities to increase over time. We expect to rely on third parties for research, preclinical studies, and clinical trials and/or to obtain necessary permits, licenses, patent registrations, and other marketing approvals. We can be held liable for the corrupt or other illegal activities of our personnel, agents, or partners, even if we do not explicitly authorize or have prior knowledge of such activities.

Risks Related to the Combined Company

In determining whether you should vote to approve the proposals contained in this proxy statement, you should carefully read the following risk factors in addition to the risks described above.

The combined company may incur losses for the foreseeable future and might never achieve profitability.

The combined company may never become profitable, even if the combined company is able to complete clinical development for one or more product candidates and eventually commercialize such product candidates. The combined company will need to successfully complete significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, is expected to result in substantial increased operating losses for at least the next several years. Even if the combined company does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

The combined company will need to raise additional financing in the future to fund its operations, which may not be available to it on favorable terms or at all.

The combined company will require substantial additional funds to conduct the costly and time-consuming clinical efficacy trials necessary to pursue regulatory approval of each potential product candidate and to continue the development of future product candidates. The combined company’s future capital requirements will depend upon a number of factors, including: the number and timing of future product candidates in the pipeline; progress with and results from preclinical testing and clinical trials; the ability to manufacture sufficient drug supplies to complete preclinical and clinical trials; the costs involved in preparing, filing, acquiring, prosecuting, maintaining and enforcing patent and other intellectual property claims; and the time and costs involved in obtaining regulatory approvals and favorable reimbursement or formulary acceptance. Raising additional capital may be costly or difficult to obtain and could significantly dilute stockholders’ ownership interests or inhibit the combined company’s ability to achieve its business objectives. If the combined company raises additional funds through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common stockholders. Further, to the extent that the combined company raises additional capital through the sale of common stock or securities convertible or exchangeable into common stock, its stockholder’s ownership interest in the combined company will be diluted. In addition, any debt financing may subject the combined company to fixed payment obligations and covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If the combined company raises additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, the combined company may have to relinquish certain valuable intellectual property or other rights to its product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to it. Even if the combined company were to obtain sufficient funding, there can be no assurance that it will be available on terms acceptable to the combined company or its stockholders.

The combined company’s stock price is expected to be volatile, and the market price of its common stock may drop following the merger.

The market price of the combined company’s common stock following the merger could be subject to significant fluctuations. Market prices for securities of early-stage pharmaceutical, biotechnology, and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of the combined company’s common stock to fluctuate following the merger include:

•	the ability of the combined company to obtain regulatory approvals for product candidates, and delays or failures to obtain such approvals;

•	the failure of any of the combined company’s product candidates, if approved for marketing and commercialization, to achieve commercial success;

•	any inability to obtain adequate supply of the combined company’s product candidates or the inability to do so at acceptable prices;

•	the entry into, or termination of, key agreements, including key licensing, supply or collaboration agreements;

•

the initiation of material developments in, or conclusion of, disputes or litigation to enforce or defend any of the combined company’s intellectual property rights or defend against the intellectual property rights of others;

•	changes in laws or regulations applicable to the combined company’s product candidates;

•	the results of current, and any future, nonclinical or clinical trials of the combined company’s product candidates;

•	announcements by commercial partners or competitors of new commercial products, clinical progress (or the lack thereof), significant contracts, commercial relationships, or capital commitments;

•	failure to meet or exceed financial and development projections the combined company may provide to the public;

•	failure to meet or exceed the financial and development projections of the investment community;

•	the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;

•	adverse publicity relating to the combined company’s markets, including with respect to other products and potential products in such markets;

•	the introduction of technological innovations or new therapies competing with potential products of the combined company;

•	announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by the combined company or its competitors;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters, and the combined company’s ability to obtain patent protection for its technologies;

•	the loss of key employees;

•	significant lawsuits, including patent or stockholder litigation;

•	if securities or industry analysts do not publish research or reports about the combined company’s business, or if they issue an adverse or misleading opinion regarding its business and stock;

•	changes in the market valuations of similar companies;

•	general and industry-specific economic conditions potentially affecting the combined company’s research and development expenditures;

•	sales of its common stock by the combined company or its stockholders in the future;

•	trading volume of the combined company’s common stock;

•	changes in the structure of health care payment systems;

•	adverse regulatory decisions;

•	trading volume of the combined company’s common stock; and

•	period-to-period fluctuations in the combined company’s financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies or the biotechnology and pharmaceutical sectors. These broad market fluctuations may also adversely affect the trading price of the combined company’s common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Regardless of the merits or the ultimate results of such litigation, if instituted, such litigation could result in substantial costs and diversion of management’s attention and resources, which could significantly harm the combined company’s profitability and reputation.

Additionally, a decrease in the stock price of the combined company may cause the combined company’s common stock to no longer satisfy the continued listing standards of Nasdaq. If the combined company is not able to maintain the requirements for listing on Nasdaq, it could be delisted, which could have a materially adverse effect on its ability to raise additional funds as well as the price and liquidity of its common stock.

Financial reporting obligations of being a public company in the United States are expensive and time-consuming, and the combined company’s management will be required to devote substantial time to compliance matters.

As a publicly-traded company, the combined company will incur significant additional legal, accounting and other expenses that CalciMedica did not incur as a privately-held company, including costs associated with public company reporting requirements. The obligations of being a public company in the United States require significant expenditures and will place significant demands on the combined company’s management and other personnel, including costs resulting from public company reporting obligations under the Exchange Act and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the listing requirements of the stock exchange on which the combined company’s securities are listed. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. In addition, the combined company expects these rules and regulations to make it more difficult and more expensive for the combined company to obtain director and officer liability insurance and the combined company may be required to incur substantial costs to maintain the same or similar coverage that CalciMedica had as a privately-held company. The combined company’s management and other personnel will need to devote a substantial amount of time to ensure that the combined company complies with all of these requirements and to keep pace with new regulations, otherwise the combined company may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.

The sale or availability for sale of a substantial number of shares of common stock of the combined company after the merger and the private placement and after expiration of applicable lock-up periods could adversely affect the market price of such shares after the merger.

Sales of a substantial number of shares of common stock of the combined company in the public market after the merger, the private placement or if existing stockholders of Graybug and CalciMedica sell, or indicate an intention to sell, substantial amounts of the combined company’s common stock in the public market after expiration of applicable lock-up periods and other legal restrictions on resale, or the perception that these sales could occur, could adversely affect the market price of such shares and could materially impair the combined company’s ability to raise capital through equity offerings in the future. In addition, in connection with the private placement, the private placement investors were granted certain registration rights with respect to the shares of CalciMedica common stock purchased in the private placement, which will be exchanged for shares of Graybug common stock at the effective time. Such registration rights will require the combined company to use commercially reasonably efforts to prepare and file a registration statement with the SEC as soon as practicable following the closing of the merger but in no event later than the 90th day following such closing to register the resale of the shares purchase in the private placement. Graybug and CalciMedica are unable to predict what effect, if any, market sales of securities held by significant stockholders, directors or officers of the combined company or the availability of these securities for future sale will have on the market price of the combined company’s common stock after the merger.

The combined company will have broad discretion in the use of proceeds from the private placement and may invest or spend the proceeds in ways with which its stockholders do not agree and in ways that may not increase the value of their investments.

The combined company will have broad discretion over the use of proceeds from the private placement. Its stockholders may not agree with the combined company’s decisions, and its use of the proceeds may not yield any return on its stockholders’ investments. The combined company’s failure to apply the net proceeds of the private placement effectively could compromise its ability to pursue its growth strategy and the combined company might not be able to yield a significant return, if any, on its investment of these net proceeds. The combined company’s stockholders will not have the opportunity to influence its decisions on how to use the net proceeds from the private placement.

Ownership of the combined company’s common stock may be highly concentrated, and it may prevent other stockholders from influencing significant corporate decisions.

Upon completion of the merger and the private placement, CalciMedica’s stockholders are estimated to beneficially own or control approximately 71.4% of the combined company on a fully-diluted basis using the treasury stock method and excluding out-of-the-money options and warrants, and subject to certain assumptions, including, but not limited to, (a) Graybug’s net cash as of the closing of the merger being $25 million, (b) a closing date of February 15, 2023, and (c) CalciMedica issuing approximately 20.5 million shares of common stock in the private placement. Accordingly, CalciMedica’s stockholders will have substantial influence over the outcome of any corporate action of the combined company requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined company’s assets or any other significant corporate transaction. These stockholders also may exert influence in delaying or preventing a change of control of the combined company, even if such change of control would benefit the other stockholders of the combined company.

The combined company will continue to be a smaller reporting company. The combined company cannot be certain whether the reduced disclosure requirements applicable to smaller reporting companies will make the combined company’s common stock less attractive to investors or otherwise limit the combined company’s ability to raise additional funds.

Graybug is currently, and the combined company is expected to continue to be upon completion of the merger, a “smaller reporting company” under applicable securities regulations. A smaller reporting company is a company that, as of the last business day of its most recently completed second fiscal quarter, has an aggregate market value of the company’s voting stock held by non-affiliates, or public float, of less than $250 million, or has annual revenues less than $100 million and either no public float or public float less than $750 million. SEC rules provide that companies with a non-affiliate public float of less than $75 million may only sell shares under a Form S-3 shelf registration statement, during any 12-month period, in an amount less than or equal to one-third of the public float. If the combined company does not meet this public float requirement, any offering by the combined company under a Form S-3 will be limited to raising an aggregate of one-third of the combined company’s public float in any 12-month period. In addition, a smaller reporting company is able to provide simplified executive compensation disclosures in its filings, is exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that an independent registered public accounting firm provide an attestation report on the effectiveness of internal control over financial reporting if its public float is less than $75 million, and has certain other reduced disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Reduced disclosure in the combined company’s SEC filings due to its status as a smaller reporting company may make it harder for investors to analyze its results of operations and financial prospects.

Graybug and CalciMedica do not anticipate that the combined company will pay any cash dividends in the foreseeable future.

The current expectation is the combined company will retain its future earnings, if any, to fund the development and growth of the combined company’s business. As a result, capital appreciation, if any, of the combined company’s common stock will be stockholders’ sole source of gain, if any, for the foreseeable future.

An active trading market for the combined company’s common stock may not develop and its stockholders may not be able to resell their shares of common stock for a profit, if at all.

Prior to the merger, there had been no public market for CalciMedica’s common stock. An active trading market for the combined company’s shares of common stock may never develop or be sustained. If an active market for its common stock does not develop or is not sustained, it may be difficult for its stockholders to sell their shares at an attractive price or at all.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about the combined company, its business or its market, its stock price and trading volume could decline.

The trading market for the combined company’s common stock will be influenced by the research and reports that industry or equity research analysts publish about it and its business. Equity research analysts may elect not to provide research coverage of the combined company’s common stock after the completion of the merger, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the combined company will not have any control over the analysts, or the content and opinions included in their reports. The price of the combined company’s common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the combined company or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.

The combined company must maintain effective internal controls over financial reporting, and if the combined company is unable to do so, the accuracy and timeliness of the combined company’s financial reporting may be adversely affected, which could have a material adverse effect on the combined company’s business and stock price.

Graybug is currently, and the combined company is expected to continue to be upon completion of the merger, an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, and therefore will be able to take advantage of certain exemptions from various reporting requirements that are applicable to other companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

The combined company must maintain effective internal control over financial reporting in order to accurately and timely report its results of operations and financial condition. In addition, as a public company, the Sarbanes-Oxley Act requires, among other things, that the combined company assess the effectiveness of its disclosure controls and procedures quarterly and the effectiveness of the combined company’s internal control over financial reporting at the end of each fiscal year.

The rules governing the standards that must be met for the combined company management to assess the combined company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act are complex and require significant documentation, testing and possible remediation. These stringent standards require that the combined company’s audit committee be advised and regularly updated on management’s review of internal control over financial reporting. The combined company’s management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to the combined company as a public company. If the combined company fails to staff the combined company’s accounting, finance and information technology functions adequately or maintain internal control over financial reporting adequate to meet the demands that will be placed upon the combined company as a public company, including the requirements of the Sarbanes-Oxley Act, the combined company’s business and reputation may be harmed and its stock price may decline. Furthermore, investor perceptions of the combined company may be adversely affected, which could cause a decline in the market price of its common stock.

If the combined company fails to attract and retain management and other key personnel, it may be unable to continue to successfully develop or commercialize its product candidates or otherwise implement its business plan.

The combined company’s ability to compete in the highly competitive biopharmaceutical industry depends on its ability to attract and retain highly qualified managerial, scientific, medical, legal, sales and marketing and other personnel. The combined company will be highly dependent on its management and scientific personnel. The loss of the services of any of these individuals could impede, delay or prevent the successful development of the combined company’s product pipeline, completion of its planned clinical trials, commercialization of its product candidates or in-licensing or acquisition of new assets and could negatively impact its ability to successfully implement its business plan. If the combined company loses the services of any of these individuals, it might not be able to find suitable replacements on a timely basis or at all, and its business could be harmed as a result. The combined company might not be able to attract or retain qualified management and other key personnel in the future due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses.

Anti-takeover provisions in the combined company’s charter documents and under Delaware law could make an acquisition of the combined company more difficult and may prevent attempts by the combined company’s stockholders to replace or remove the combined company’s management.

Provisions in the combined company’s amended and restated certificate of incorporation and bylaws may delay or prevent an acquisition or a change in management. These provisions include a classified board of directors, a prohibition on actions by written consent of the combined company’s stockholders, and the ability of the board of directors to issue preferred stock without stockholder approval. In addition, because the combined company will be incorporated in Delaware, it is governed by the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), which prohibits stockholders owning in excess of 15% of the outstanding combined company’s voting stock from merging or combining with the combined company in certain circumstances. Although Graybug and CalciMedica believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with the combined company’s board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the combined company’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

The combined company’s employees may engage in misconduct or other improper activities, including violating applicable regulatory standards and requirements or engaging in insider trading, which could significantly harm the combined company’s business.

The combined company is exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with the regulations of the FDA and applicable non-U.S. regulators, provide accurate information to the FDA and applicable non-U.S. regulators, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to the combined company. Employees may also unintentionally or willfully disclose the combined company’s proprietary and/or confidential information to competitors. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of, including trading on, information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to the combined company’s reputation. The combined company is expected to adopt a code of conduct, but it is not always possible to identify and deter employee misconduct, and the precautions the combined company takes to detect and prevent this activity may be ineffective in controlling unknown or unmanaged risks or losses or in protecting the combined company from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against the combined company, and the combined company is not successful in defending itself or asserting its rights, those actions could have a significant impact on the combined company’s business, including the imposition of significant fines or other sanctions.

The bylaws of the combined company will provide that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between the combined company and its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with the combined company or its directors, officers or other employees.

The amended and restated bylaws of the combined company will provide that the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for any state law claims for (a) any derivative action or proceeding brought on behalf of the combined company; (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, stockholder, employee or agent of the combined company to the combined company or its stockholders; (c) any action asserting a claim against the combined company or any of its directors, officers, stockholders, employees or agents arising pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (d) any action to interpret, apply, enforce or determine the validity of the certificate of incorporation or the bylaws; or (e) any action asserting a claim against the combined company or any of its directors, officers, stockholders, employees or agents governed by the internal affairs doctrine; provided, that these choice of forum provisions do not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. The amended and restated bylaws will provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The choice of forum provision may make it more expensive for stockholders to bring a claim than if the stockholders were permitted to select another jurisdiction and limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the combined company or its directors, officers or other employees, which may discourage such lawsuits against the combined company and its directors, officers and other employees. If a court were to find the choice of forum provision contained in the bylaws to be inapplicable or unenforceable in an action, the combined company may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect the combined company’s business and financial condition. Any person or entity purchasing or otherwise acquiring any interest in shares of the combined company’s capital stock shall be deemed to have notice of and to have consented to the provisions of the combined company’s bylaws described above.

Unfavorable global economic conditions could adversely affect the combined company’s business, financial condition or results of operations.

The combined company’s results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. A severe or prolonged economic downturn could result in a variety of risks to the combined company’s business, including, weakened demand for the combined company’s product candidates and the combined company’s ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain the combined company’s suppliers, possibly resulting in supply disruption, or cause the combined company’s customers to delay making payments for its services. Any of the foregoing could harm the combined company’s business and the combined company cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact its business.

The administrator of the 2023 equity incentive plan, if approved, will be authorized to exercise its discretion to effect the repricing of stock options and stock appreciation rights and there may be adverse consequences to the combined company’s business if the administrator of the 2023 equity incentive plan exercises such discretion.

The terms of the 2023 equity incentive plan, if approved, will authorize the combined company to grant equity awards, including stock options and stock appreciation rights, to the combined company’s employees, directors and consultants. The administrator of the 2023 equity incentive plan (which we expect will be, as is customary, the compensation committee of the combined company) will be authorized to exercise its discretion to reduce the exercise price of stock options or stock appreciation rights or effect the repricing of such awards. Although we do not anticipate needing to exercise this discretion in the near term, or at all, if the administrator of the 2023 equity incentive plan were to exercise such discretion without seeking prior stockholder approval, certain proxy advisory firms or institutional investors may be unsupportive of such actions and publicly criticize the combined company’s compensation practices, and proxy advisory firms may recommend an “against” or “withhold” vote for members of the combined company’s compensation committee. In addition, if the combined company is required to hold an advisory vote on named executive officer compensation (known as the “say-on-pay” vote) at the time of, or subsequent to, any such repricing, it is likely that proxy advisory firms would issue an “against” recommendation on the combined company’s say on pay vote and institutional investors may not be supportive of its say-on-pay vote. If proxy advisory firms or institutional investors are successful in aligning their views with the combined company’s broader stockholder base and the combined company is required to make changes to the composition of its board and its committees, or if the combined company needs to make material changes to its compensation and corporate governance practices, the combined company’s business might be disrupted and the stock price of the combined company’s common stock might be negatively impacted. Even if the combined company is able to successfully rationalize the exercise of such discretionary power, defending against any “against” or “withhold” recommendation for members of the combined company’s compensation committee, any “against” recommendation on the combined company’s say on pay vote or public criticism could be distracting to management, and responding to such positions from such firms or investors, even if remedied, can be costly and time-consuming.

In addition, if the administrator of the 2023 equity incentive plan, if approved, does determine to reprice stock options or stock appreciation rights, even absent negative reactions from proxy advisory firms and institutional investors, management attention may be diverted and the combined company could incur significant costs, including accounting and administrative costs and attorneys’ fees. The combined company may also be required to recognize incremental compensation expense as such result of a repricing. These actions could cause the stock price of the combined company’s common stock to decrease and experience periods of increased volatility, which could result in material adverse consequences to the combined company’s business.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference into this proxy statement, contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements, as they relate to Graybug or CalciMedica, the management of either such company or the proposed transaction between Graybug or CalciMedica, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These statements are based on current plans, estimates and projections, and therefore, you are cautioned not to place undue reliance on them. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Graybug, as well as assumptions made by, and information currently available to management. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Graybug and CalciMedica undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions, and projections about the business and future financial results of the pharmaceutical industry, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, those described in the documents Graybug has filed with the SEC as well as the possibility that (i) risks associated with Graybug’s ability to obtain the stockholder approval required to consummate the proposed transaction, including approval of the issuance of shares of Graybug’s common stock in the merger and the resulting “change of control” of Graybug under Nasdaq rules or the contemplated reverse stock split, and the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction, will not occur (ii) the response of Graybug stockholders to the proposed transaction; (iii) risks related to Graybug’s ability to manage its operating expenses and its expenses associated with the proposed transaction pending closing; (iv) risks related to the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the proposed transaction, including continued listing on Nasdaq; (v) the risk that as a result of adjustments to the exchange ratio, Graybug stockholders and CalciMedica stockholders could own more or less of the combined company than is currently anticipated; (vi) risks related to the market price of Graybug common stock relative to the exchange ratio; (vii) unexpected costs, charges, expenditures or expenses resulting from the proposed transaction; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (ix) Graybug’s ability to retain personnel as a result of the announcement or completion of the proposed transaction; (x) risks associated with the possible failure to realize certain anticipated benefits of the proposed transaction, including with respect to future financial and operating results; and (xi) the response of Graybug’s stockholders to the proposed merger. Additionally, forward-looking statements related to CalciMedica’s future expectations are subject to numerous risks and uncertainties. Neither Graybug nor CalciMedica gives any assurance that either Graybug or CalciMedica will achieve its expectations.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Graybug described in the “Risk Factors” section of this proxy statement, Graybug’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed by Graybug from time to time with the SEC. See “Where You Can Find Additional Information” beginning on page 300 of this proxy statement.

All forward-looking statements included in this proxy statement are based upon information available to Graybug and CalciMedica on the date hereof. If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of operations of Graybug, CalciMedica or the combined company could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement are current only as of the date on which the statements were made. Graybug and CalciMedica do not undertake any obligation to publicly update any forward-looking statements to reflect events or circumstances after the date on which any statement is made, the occurrence of unanticipated events or any new information that becomes available in the future, except as required by law.

THE MERGER

This section and the section entitled “The Merger Agreement” beginning on page 135 of this proxy statement describe the material aspects of the merger, including the merger agreement. While Graybug believes that this description covers the material terms of the merger and the merger agreement, it may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the merger agreement, which is attached as Annex A to this proxy statement, and the other documents to which Graybug has referred to or incorporated by reference herein. For a more detailed description of where you can find those other documents, please see the section entitled “Where You Can Find Additional Information” beginning on page 300 of this proxy statement.

Background of the Merger

Prior to June 2022, Graybug was a clinical-stage biopharmaceutical company focused on developing transformative medicines for ocular diseases. From time to time, in furtherance of this strategy, the Graybug Board, together with Graybug’s management, has considered various strategic business initiatives intended to strengthen Graybug’s business and enhance stockholder value. These have included licensing or acquiring rights to product candidates, divesting certain product candidates or businesses, or acquiring or merging with other companies with products, product candidates or technologies. In May 2021, Graybug announced full-data from its Phase 2b trial for GB-102 and indicated that it would seek to partner the program while advancing GB-401 for treatment of glaucoma. The Graybug Board met by videoconference on July 2, 2021, and discussed potential business strategies, including the terms of potential merger transactions. At this meeting the Graybug Board approved engaging Piper Sandler to act as exclusive financial advisor in licensing, private placements, acquisitions or mergers for a period of 12 months (unless earlier terminated), with a customary obligation for payment of a fee to Piper Sandler for any transactions occurring both within that term, and within 12 months of the termination of the engagement letter. Graybug engaged Piper Sandler because, among other reasons, Piper Sandler is nationally recognized as having investment banking professionals with significant experience in investment banking and mergers and acquisitions transactions involving life sciences companies, with specific expertise and success in the field of ophthalmology, because Piper Sandler is familiar with Graybug’s business, having served as an underwriter in Graybug’s initial public offering in 2020, and the experience that members of the Graybug Board had previously had with Piper Sandler. Following the engagement of Piper Sandler, Graybug and Piper Sander initiated discussions with a number of different entities in connection with partnering, in-licensing and other potential collaborative transactions. As a result of this strategy, Graybug acquired patents and certain license rights to a portfolio of novel cyclic guanosine monophosphate analogues in December 2021 for an upfront payment of $500,000, and acquired RainBio and its sole asset, a novel adeno-associated virus (“AAV”) gene therapy program to treat corneal clouding caused by mucopolysaccharidosis type 1 (“MPS1”), a lysosomal storage disorder in March 2022 for a total upfront cost of approximately $2.2 million, including transaction costs and a contingent holdback. In addition, Graybug received a term sheet for a merger transaction from two other companies during 2021, but the terms of those proposed transactions were not acceptable to the Graybug Board.

Between October 2021 and August 2022, Graybug and representatives of Piper Sandler contacted 38 parties to solicit interest in licensing or partnering GB-102, and 11 parties to solicit interest in licensing GB-401, but received only one proposal, and it was on terms that were not acceptable to Graybug. In the spring of 2022, representatives of Piper Sandler also coordinated discussions with investors who expressed preliminary interest in participating in a private placement of Graybug’s securities, but all such investors ultimately declined to invest in Graybug.

On June 21, 2022, Graybug announced that it received written notice from Nasdaq that, based on the closing bid price of Graybug’s common stock for the last 30 consecutive trading days, Graybug no longer complied with the minimum bid price requirement for continued listing on The Nasdaq Global Market. On July 20, 2022, Graybug resumed compliance with the minimum bid price, after its stock closed at $1.00 or more for 10 consecutive trading days.

On June 23, 2022, the Graybug Board met by videoconference, with members of Graybug’s senior management and representatives of Fenwick & West LLP (“Fenwick”), its outside counsel, present and reviewed Graybug’s cash position, the cash required to fund the operations of Graybug to an event that could enable the raising of additional capital, and the challenges obtaining financing pending such an event. Following this discussion, the Graybug Board authorized Graybug to issue a press release announcing that it was conducting a strategic review, and to initiate a process to reach out to parties potentially interested in a stock-for-stock transaction.

On June 28, 2022, Graybug announced that the Graybug Board would conduct a comprehensive review of strategic alternatives focused on maximizing stockholder value and was exploring the potential for an acquisition, company sale, merger, divestiture of assets, private placement of equity securities or other strategic transaction (the “2022 Strategic Process”), and that it had engaged Piper Sandler to assist in the strategic review process.

Following the June 28, 2022 press release, at the direction of the Graybug Board, Graybug’s management and representatives of Piper Sandler proactively reached out to, and responded to inbound interest from, potential merger counterparties. From June 2022 through September 2022, Graybug and its advisors contacted and/or received inbound interest from 92 parties regarding various types of transactions, with 15 of such parties submitting preliminary proposals, including CalciMedica, Company A (a privately held biotechnology company), and Company B (a publicly listed biotechnology company). The companies that Graybug and representatives of Piper Sandler initially reached out to and companies that had contacted Graybug or Piper Sandler following Graybug’s public announcement regarding its consideration of strategic alternatives included private companies (including companies that representatives of Piper Sandler believed might be interested in a stock for stock, or “reverse”, merger transaction, companies that might be interested in purchasing certain of the assets of Graybug, and public companies in the U.S. that were believed to have a strategic fit with Graybug or would value access to Graybug’s cash). Representatives of Piper Sandler sent 56 of these companies a process letter indicating a deadline of July 28, 2022 for the submission of non-binding written proposals. The process letters outlined criteria for Graybug’s evaluation of merger opportunities as well as other topics to be addressed in any proposals submitted.

On July 1, 2022, representatives of Piper Sandler and an investment fund, which we refer to as “Fund A” met by videoconference to discuss possible interest in Graybug’s programs. These parties met again by videoconference, along with Graybug’s management and an affiliate of Fund A, on each of July 11, 2022, July 25, 2022 and July 26, 2022 to discuss potential acquisition interest in assets related to GB-501.

On each of July 1, 2022, July 8, 2022, July 15, 2022 and July 22, 2022, members of the Graybug Board met by videoconference, with members of Graybug’s management, representatives of Piper Sandler and Fenwick present, and representatives of Piper Sandler presented updates on the 2022 Strategic Process.

On July 22, 2022, the Graybug Board, by written consent, determined to form a committee of the Graybug Board to oversee the process of exploring a potential acquisition, company sale, merger, divestiture of assets, private placement of equity securities or other strategic transaction, consisting of chief executive officer and director of Graybug, Frederic Guerard, Pharm.D., and directors Eric Bjerkholt, Julie Eastland and Christy Shaffer, Ph.D. (the “Finance Committee”).

On July 19, 2022, Graybug entered into a customary confidentiality agreement with Company A, and on July 27, 2022, Graybug entered into a customary confidentiality agreement with CalciMedica. On July 11, 2022, Graybug entered into a customary confidentiality agreement with Company B. The confidentiality agreement with Company A included a customary 12-month standstill provision that did not include a so-called “don’t ask, don’t waive” provision and was subject to a customary “fall-away” provision under which it would terminate if we were to enter into an agreement with a third party providing for a change of control transaction of our company. The confidentiality agreement with CalciMedica and Company B did not include a standstill provision.

During July 2022, Graybug received initial non-binding proposals for merger transactions from 12 companies, including CalciMedica, Company A and Company B, each of which generally described why the particular company believed it would be a good merger partner for Graybug, a summary of its business, its preliminary proposed allocation of equity between its stockholders and Graybug’s stockholders in a potential merger with Graybug, its cash needs and certain other matters relevant to any potential transaction, including any required regulatory approvals. On July 14, 2022, Company A submitted a proposal for a merger transaction in which Graybug equityholders would receive 11.1% ownership of the combined company, and Company A equityholders would receive 88.9% ownership (with Graybug valued at $40 million). On July 28, 2022, CalciMedica submitted a proposal for a merger transaction in which Graybug stockholders would receive 29% ownership of the combined company, and CalciMedica stockholders would receive 71% ownership (with CalciMedica valued at $90 million and Graybug at $40 million), with a proposed investment by existing CalciMedica stockholders of $10 million included in the 71% ownership of CalciMedica equityholders. On July 29, 2022, Company B submitted a proposal for an all-stock acquisition valuing Graybug at $30 million. All of these proposals assumed that Graybug would have at least $25 million in net cash at closing.

On July 25, 2022, representatives of Piper Sandler met with representatives of CalciMedica and Oppenheimer & Co. Inc. (“Oppenheimer”), and discussed CalciMedica’s interest in submitting a proposal and the expected timing of the process going forward.

On August 2, 2022, the Graybug Board met by videoconference, with members of our senior management and representatives of Piper Sandler and Fenwick present, and representatives of Piper Sandler presented a summary of the parties that had proposed a potential merger transaction as well as an acquisition of certain pipeline assets, the economic terms of the proposals, and the status of discussions with those parties. The Graybug Board authorized and directed Graybug to further negotiate with seven merger parties, including CalciMedica, Company A and Company B. Graybug’s management and the Graybug Board concluded that the other companies that submitted initial proposals were less likely to lead to a definitive agreement or had less favorable offer terms.

As directed by the Graybug Board, between August 4, 2022 and August 17, 2022, members of our senior management and representatives of Piper Sandler met by videoconference with seven of the prospective merger parties that had submitted proposals, in which those parties presented regarding their respective businesses, and identified five of those parties to continue discussions for due diligence, in each case including CalciMedica, Company A and Company B. The two companies that were not identified for further due diligence were not considered to have favorable business prospects as compared to the other companies.

On August 4, 2022, representatives of Graybug’s management and CalciMedica’s management met by videoconference and each presented the other information about their respective company. Also, on August 4, 2022, representatives of Graybug’s management and Company B’s management met by videoconference and each presented the other information about their respective company.

On August 5, 2022, the Finance Committee met by videoconference, with representatives of Piper Sandler and Fenwick present, and discussed the results of the meetings with potential parties to a merger transaction, including those with CalciMedica and Company A.

In addition, throughout the month of August, representatives of Piper Sandler had numerous discussions with representatives of CalciMedica and Company A to further negotiate terms and initial business diligence.

On August 16, 2022, Graybug’s management and CalciMedica’s management met by videoconference to review financial models for a potential transaction.

On August 18, 2022, the Graybug Board met by videoconference, with members of our senior management and a representatives of Piper Sandler and Fenwick present, and a representative of Piper Sandler reviewed the five parties that had proposed a potential merger transaction and with whom Graybug was continuing discussions, including their respective businesses, product pipelines, management teams, cash position, terms and valuations proposed for a potential merger transaction, and the status of discussions with those parties. Following this discussion, the Graybug Board supported continuing discussions with CalciMedica, Company A and Company B, and reconstituted the membership of the Finance Committee to consist of Eric Bjerkholt, Christy Shaffer and Julie Eastland, and changed the name of the committee to the “Transaction Committee”. In addition, the Graybug Board determined to terminate Graybug’s activities related to its GB-102 and GB-401 programs, and to terminate all but eight of its full-time employees by no later than October 31, 2022.

On August 20, 2022, the Transaction Committee met by videoconference, with members of our senior management and representatives of Fenwick present, and discussed the process for continued negotiations with Company A, which had indicated that its ability to proceed would be conditioned on negotiation of an agreement with Dr. Guerard, to serve as chief executive officer of the combined company. The Transaction Committee authorized Dr. Guerard to engage in negotiations with Company A with respect to such an agreement, and required that he not participate in discussions of merger terms with Company A or with other parties to a merger transaction with Graybug.

On August 21, 2022, representatives of Piper Sandler contacted Oppenheimer and requested that its client, CalciMedica, submit a “best and final” proposal by August 29, 2022.

On August 29, 2022, Company A informed Piper Sandler that its investors were prepared to commit up to $40 million in capital towards a potential PIPE financing in parallel with a potential merger transaction. Also on August 29, 2022, CalciMedica submitted a proposal for a potential merger transaction in which Graybug stockholders would receive 30% ownership of the combined company, and CalciMedica stockholders would receive 70% ownership (with CalciMedica valued at $85 million and Graybug at $40 million), with a proposed investment by existing CalciMedica stockholders of $10 million included in the ownership of CalciMedica and assuming Graybug has $25 million of cash at closing.

On August 30, 2022, the Transaction Committee met by videoconference, with members of our senior management and representatives of Piper Sandler and Fenwick present, and discussed the results of meetings with the three potential parties to a merger transaction, CalciMedica, Company A and Company B, including the strengths and challenges of a potential transaction with each.

On September 1, 2022, the Science and Innovation Committee of the Board met to discuss the technologies and business prospects of each of the potential merger candidates.

On September 9, 2022, the Graybug Board met by videoconference, with members of our senior management and representatives of Piper Sandler and Fenwick present, and further discussed the potential terms offered by CalciMedica and Company A, among others. After a review and discussion, the Graybug Board authorized and directed Graybug’s management to proceed with negotiations and due diligence with Company A based primarily on the perceived clinical potential of its product pipeline and its market opportunity and determined that Graybug’s management should de-prioritize further engagement with Company B based on its business prospects.

On September 10, 2022, Graybug sent a draft term sheet to Company A proposing that Graybug stockholders would receive 16.0% ownership of the combined company, and Company A stockholders would receive 84.0% ownership (with Graybug valued at $40 million).

On September 16, 2022, Graybug received a revised draft term sheet from Company A, proposing that Graybug stockholders would receive 14.0% ownership of the combined company, and Company A stockholders would receive 86.0% ownership in the combined company, on a fully diluted basis with a reduction in the ownership stake retained by Graybug stockholders if Graybug’s net cash was less than $30 million at closing, with Dr. Guerard to remain the chief executive officer of the combined company at closing (and with his retention being a condition to the consummation of the merger).

On September 17, 2022 Graybug sent Company A a revised draft term sheet which restated the proposal that Graybug stockholders would receive 16.0% ownership of the combined company, and Company A stockholders would receive 84.0% ownership in the combined company, on a fully diluted basis with an increase in the ownership stake retained by Graybug stockholders if Graybug’s net cash was greater than $25 million at closing (and removing the closing condition regarding retention of Dr. Guerard and instead providing for him to enter into an employment agreement with Company A concurrently with execution of the definitive merger agreement).

On September 22, 2022, representatives of Piper Sandler informed Oppenheimer that Graybug may be willing to re-initiate discussions with CalciMedica due to a lack of progress with the other party they had been having discussions with. Representatives of Oppenheimer informed Piper Sandler that CalciMedica was in advanced discussions with another public company regarding a merger and that any transaction with Graybug would need to be agreed to expeditiously and that CalciMedica would have limited flexibility on terms.

On September 23, 2022, the Graybug Board met by videoconference, with representatives of Piper Sandler and Fenwick present, and further discussed negotiations and current status with Company A and the terms proposed by CalciMedica. Following discussion, the Graybug Board authorized Graybug’s management to proceed with negotiations and due diligence with CalciMedica in the event that a final term sheet could not be reached with Company A by Sunday, September 25, 2022, as it was unclear if Company A was committed to moving forward. Later that same day, Graybug management requested that the management team of Company A provide a final version of their term sheet be submitted by the morning of Sunday, September 25, 2022, prior to a meeting of the Graybug Board later that day. Later on September 23, 2022, Graybug sent a revised draft terms sheet to CalciMedica proposing that the equity holders of CalciMedica would own 68.0% of the combined company on a fully diluted basis and the equity holders of Graybug would own 32.0% of the equity of the combined company on a fully diluted basis, with an equity financing to dilute the equityholders of both companies.

On September 25, 2022, the Graybug Board met by videoconference, with members of CalciMedica’s management, representatives of Piper Sandler and Fenwick present. Members of CalciMedica’s management joined the meeting and presented an overview of CalciMedica’s business to the Graybug Board, including recent progress from CalciMedica’s clinical programs. The members of CalciMedica’s management then left the meeting and the Graybug Board further discussed the terms proposed by CalciMedica as compared to those proposed by Company A, and the absence of a final term sheet from Company A. Dr. Guerard recused himself at this time and the Graybug Board discussed the possibility that Dr. Guerard would remain the chief executive officer of the combined company. Following this discussion, the Graybug Board authorized and directed Graybug to proceed with CalciMedica on the terms that had been discussed, and to execute the proposed term sheet, including a mutual agreement to negotiate on an exclusive basis until either party delivered notice that it was terminating such exclusivity (but for at least 30 days). Following the Graybug Board meeting, Company A submitted a term sheet affirming that Graybug stockholders would receive 16.0% ownership of the combined company, and Company A stockholders would receive 84.0% ownership but it did not address certain issues previously raised by the Graybug Board and management team, including a lack of exclusivity and board composition.

On the morning of September 26, 2022, and prior to being informed of Graybug’s agreement to negotiate on an exclusive basis with CalciMedica, a representative of Company A notified Graybug that Company A was terminating further discussions with Graybug without offering a reason.

Later on September 26, 2022 Graybug and CalciMedica signed a Summary of Proposed Terms with a 30 day exclusivity period. The terms proposed a merger transaction in which Graybug stockholders would receive 32% ownership of the combined company, and CalciMedica stockholders would receive 68% ownership, with a proposed investment by existing CalciMedica stockholders of $10 million (diluting both companies’ stockholders) and assuming that Graybug would have at least $25 million in net cash at closing.

On September 28, 2022, Fenwick and Cooley LLP (“Cooley”), outside legal counsel to CalciMedica, exchanged requests for legal due diligence, and each party provided the other (and its representatives) with access to a virtual data room to share information and legal documentation with the other party and its representatives. From September 28, 2022 through November 18, 2022, each party, and its advisors, conducted a due diligence review with respect to the other party, including the completion of interviews of seven physicians and clinicians with firsthand knowledge of CalciMedica’s drug development efforts that had commenced on August 12, 2022, as well as meetings between members of the senior management of Graybug and CalciMedica and their respective financial and legal advisors at which the parties reviewed the financial projections of CalciMedica (as discussed in the section entitled “The Merger—Certain Unaudited Financial Projections and Liquidation Analysis”), its intellectual property and product candidates.

On September 29, 2022, members of Graybug’s and CalciMedica’s senior management met by videoconference, with representatives of Fenwick, Piper Sandler, Cooley, Oppenheimer and each party’s respective independent auditors also attending. The participants discussed legal and structuring topics, including the proposed timeline of the transaction, the status of Graybug’s potential asset divestitures, CalciMedica’s financing plans and the calculation of the exchange ratio.

On October 3, 2022, Fenwick delivered an initial draft of the merger agreement to Cooley, which reflected, in accordance with the non-binding term sheet, a 68% to 32% post-closing ownership split for CalciMedica and Graybug equityholders, respectively, on a fully diluted basis, assuming Graybug’s net cash at closing was $25 million, and included customary conditions (including a condition to CalciMedica’s obligation to complete the merger that Graybug’s net cash was at least $22.0 million), covenants (including restrictions on the ability of each party to solicit alternative proposals), and termination rights, including obligations of each party to pay a termination fee and/or reimburse the other party for certain expenses in certain customary situations, including a termination fee payable by either party if such party entered into an alternative transaction and reimbursement by Graybug of CalciMedica’s transaction expenses in the event Graybug’s stockholders did not approve the merger. The initial draft of the merger agreement did not include dollar amounts for such termination fees and reimbursement.

On October 3, 2022, Dr. Guerard, met in person for the first time with the chief business officer of CalciMedica, Eric W. Roberts, and Chairman of CalciMedica’s board of directors (the “CalciMedica Board”), Robert N. Wilson. A broad range of topics were discussed, including organizational structures and the possible retention of certain Graybug personnel.

On October 5, 2022, Graybug received an initial draft of a non-binding term sheet from Fund A providing for the acquisition of RainBio, a wholly owned subsidiary of Graybug, by an affiliate of Fund A for a purchase price of $3.5 million. During the period from October 5, 2022 through November 28, 2022, representatives of Graybug and representatives of Fund A, including Lowenstein Sandler LLP, RainBio transaction counsel to Graybug, and Goodwin Procter LLP (“Goodwin”), outside counsel to Fund A, negotiated the terms of the non-binding term sheet, including the representations and warranties, operating covenants and indemnification obligations of each party, and the timing of the RainBio sale with respect to the timing of the merger.

On October 7, 2022, the Transaction Committee met by videoconference, with members of Graybug’s senior management and representatives of Fenwick and Piper Sandler present, and reviewed the status of discussions with CalciMedica and Fund A, and Graybug’s expected cash balances and CalciMedica’s cash requirements.

On October 12, 2022, Dr. Guerard and the chief executive officer of CalciMedica, Dr. Rachel Leheny met in person and held a videoconference with members of Graybug’s and CalciMedica’s senior management, representatives of Fenwick, Piper Sandler, Cooley, Oppenheimer, and each party’s respective independent auditors also attending. The participants discussed the proposed timeline of the transaction, including the timing of the delivery of the parties’ financial statements, the status of the RainBio divestiture, and the status of the concurrent financing.

On October 13, 2022, Cooley sent Fenwick a revised merger agreement, as well as a draft subscription agreement for a concurrent financing, which contemplated that investors would purchase Graybug common stock in a private placement immediately after the closing of the merger (so that the pre-transaction stockholders of each company would share the dilution from the concurrent financing). The revised draft of the merger agreement made certain changes to the adjustment mechanism of the exchange ratio based on net cash (including the “collar” around target net cash around which there would be no adjustment to the exchange ratio); provided for a termination fee of $2.5 million payable by Graybug to CalciMedica in the event Graybug terminated the merger agreement in order to enter into an alternative transaction and reimbursement of up to $1.5 million by Graybug of CalciMedica’s transaction expenses in the event Graybug’s stockholders did not approve the merger; and made certain changes to the provisions relating to each party’s operational flexibility to take actions prior to the closing of the merger without the other party’s consent.

On October 15, 2022, at the request of Dr. Leheny and Mr. Roberts, Dr. Guerard provided CalciMedica with the most recent compensation survey, obtained by Graybug from its independent compensation consulting firm, covering all eight remaining employees at Graybug.

Early in the week of October 17, 2022, Dr. Leheny and Dr. Guerard spoke about various topics and agreed that a that detailed negotiation regarding Dr. Guerard’s potential employment with CalciMedica following the merger should be deferred until after the material terms of the merger agreement had been finalized.

On October 18, 2022, Fenwick sent Cooley a revised draft of the merger agreement. Among other things, the revised draft of the merger agreement provided for a termination fee of $1.0 million payable by Graybug to CalciMedica in the event Graybug terminated the merger agreement in order to enter into an alternative transaction and reimbursement of up to $1.0 million by Graybug of CalciMedica’s transaction expenses in the event Graybug’s stockholders did not approve the merger; and made changes to the conditions to CalciMedica’s obligation to complete the merger, including a lowering of the net cash Graybug was required to have at closing from $22.0 million to $18.8 million, reflecting the bottom of the range of the net cash collar that Cooley had proposed. From October 18, 2022 through November 20, 2022, representatives of Fenwick and representatives of Cooley exchanged drafts of a proposed merger agreement and discussed aspects of the draft merger agreement, including the net cash collar, the calculation of net cash (including the liabilities that would be deducted), the termination fee and expense reimbursement provisions, and the interim operating covenants. During this period, the parties continued to conduct their respective due diligence reviews, exchanged drafts of each party’s disclosure schedules and engaged in related discussions to finalize the transaction documents.

On October 21, 2022, the Transaction Committee met by videoconference, with members of Graybug’s senior management and representatives of Fenwick and Piper Sandler present, and reviewed the status of discussions with CalciMedica and Fund A, and of a potential equity financing in connection with the proposed merger.

On October 21, 2022, members of Graybug’s and CalciMedica’s senior management met by videoconference, with representatives of Fenwick, Piper Sandler, Cooley, and Oppenheimer present. The participants discussed the status of the concurrent financing, including general market conditions for such a financing, investor outreach strategy, and the terms of the form of lock-up agreement, and whether officers, directors, and stockholders of Graybug and CalciMedica would be expected to execute lock-up agreements.

On November 1, 2022, Fenwick delivered to Cooley initial drafts of the form of Graybug support agreement and CalciMedica support agreement, which provided, among other things, for certain stockholders of each party to vote in favor of adopting the merger agreement and approving the merger and imposed restrictions on the transfer of such stockholders’ shares in the parties.

On November 4, 2022, the Transaction Committee met by videoconference, with members of Graybug’s senior management and representatives of Fenwick and Piper Sandler present, and reviewed the status of discussions with CalciMedica and Fund A, and the potential sale or termination of additional assets and operations of the Company, and the potential for an equity financing in connection with the merger.

On November 8, 2022, Cooley sent revised drafts of the form of Graybug support agreement and CalciMedica support agreement to Fenwick, and the agreements were subsequently negotiated and finalized. On that same day, a teleconference was held among Dr. Guerard, Mr. Roberts and Mr. Dunn, during which Mr. Roberts communicated CalciMedica’s compensation expectations if Dr. Guerard were to be retained by the combined company. In response, Dr. Guerard observed that the expectations differed from the CEO compensation benchmarks contained in the most recent compensation survey prepared by Graybug’s independent compensation consulting firm, which was received in October 2022 and forwarded to Calcimedica on October 15, 2022. The parties agreed to defer negotiation of employment terms, and of Mr. Guerard’s possible retention.

On November 9, 2022, Cooley delivered to Fenwick an initial draft of the form of lock-up agreement, which was subsequently negotiated and finalized.

On November 11, 2022, Piper Sandler furnished Graybug with a customary letter regarding its relationships with the parties, which letter did not disclose any relationships with CalciMedica.

On November 15, 2022, members of Graybug’s and CalciMedica’s senior management met by videoconference, with representatives of Fenwick, Piper Sandler, Cooley, Oppenheimer, and each party’s respective independent auditors present. The participants discussed the status of the concurrent financing, including that it would take the form of a commitment by current CalciMedica stockholders to invest in CalciMedica immediately prior to the closing of the merger, which would result in the pre-transaction stockholders of CalciMedica bearing the dilution from the concurrent financing, and the appropriateness of adjusting the post-closing ownership split to reflect the revised structure of the concurrent financing as if it had occurred post-closing as originally proposed. In addition, the participants discussed the remaining open points in the merger agreement, including the adjustment to the exchange ratio based on net cash, the calculation of net cash and the desirability of including explicit valuations in the merger agreement that the parties had been contemplating (specifically, a valuation of $100,000,000 for CalciMedica and a valuation of $40,000,000 for Graybug). On the same day, Cooley provided a draft of the securities purchase agreement reflecting the revised structure of the concurrent financing.

On November 16, 2022, the Transaction Committee met by videoconference, with members of Graybug’s senior management and representatives of Fenwick and Piper Sandler present, to discuss the status of negotiations with CalciMedica, and the remaining open issues in the merger agreement. At the meeting, the Transaction Committee authorized Graybug’s management to continue discussions with CalciMedica based on a CalciMedica valuation of $100,000,000 and a Graybug valuation of $40,000,000, resulting in a 71.4% and 28.6% post-closing ownership split for CalciMedica and Graybug equityholders, respectively, on a fully diluted basis, assuming Graybug’s net cash at closing was $25 million, reflecting, in part, that the pre-transaction stockholders of CalciMedica would be bearing the entirety of the dilution from the concurrent financing. The Transaction Committee then discussed the estimated costs, and estimated the current cash value that could be returned to stockholders through a voluntary liquidation of Graybug.

On November 18, 2022, Lowenstein shared an initial draft of the RainBio stock purchase agreement with Goodwin, reflecting the non-binding term sheet that Graybug and Fund A had negotiated. Negotiations with Fund A regarding the sale and divestiture of RainBio were terminated on December 12, 2022 without agreement between the parties.

On November 19, 2022, the Graybug Board met by videoconference, with members of Graybug’s senior management and representatives of Fenwick and Piper Sandler present. A representative of Fenwick reviewed the key terms of the merger agreement, and discussed the fiduciary duties of the Graybug Board in connection with considering the approval of the merger, and reviewed the key terms of the merger agreement, the lock-up agreement, Graybug support agreement, and CalciMedica support agreement. Representatives of Piper Sandler reviewed Piper Sandler’s preliminary financial analysis of certain financial terms of the merger and informed the Graybug Board that Piper Sandler was prepared to render its opinion as to the fairness of the exchange ratio to Graybug. Members of Graybug’s senior management also presented an analysis of a hypothetical liquidation of Graybug, the risks and uncertainties of a liquidation, and possible distributions of available cash to stockholders, as described in the sections entitled “The Merger—Reasons for the Merger” and “The Merger—Certain Unaudited Financial Projections and Liquidation Analysis”. The Graybug Board compared the range of present values to stockholders of such a liquidation to the range of implied Graybug per share values in the merger as set forth in the preliminary financial analysis of Piper Sandler, as described in the section entitled “The Merger—Certain Unaudited Financial Projections and Liquidation Analysis”, the majority of which were higher than such liquidation values. The Graybug Board then discussed the potential timing for the filing with the Securities and Exchange Commission of a proxy statement for the merger and directed members of Graybug’s senior management to seek assurances from CalciMedica that CalciMedica would be able to provide its requisite financial statements on a timely basis so as to enable the parties to close the merger as quickly as possible. The following day, CalciMedica’s independent auditor confirmed, in writing, that CalciMedica would be able to provide its requisite financial statements on a timely basis.

On November 21, 2022, the Graybug Board met by videoconference, with members of Graybug’s senior management and representatives of Fenwick and Piper Sandler present. The Graybug Board again discussed CalciMedica, its business, the terms of the merger agreement and the other strategic options available to Graybug. Following this discussion, representatives of Piper Sandler reviewed Piper Sandler’s financial analysis of certain financial terms of the merger and then rendered Piper Sandler’s oral opinion (which was subsequently confirmed in writing by delivery of its written opinion, dated November 21, 2022), to the effect that, as of such date, and based upon and subject to the various assumptions and limitations set forth in its written opinion, the exchange ratio pursuant to the terms of the merger agreement was fair, from a financial point of view, to Graybug. The Graybug Board then unanimously (i) determined that the merger is fair to, advisable and in the best interests of Graybug and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the issuance of shares of Graybug common stock to the equityholders of CalciMedica and the change of control of Graybug, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in the merger agreement, that the stockholders of Graybug vote to approve Proposals 1 through 5.

On November 21, 2022, representatives of Graybug, Merger Sub, and CalciMedica executed the merger agreement. Concurrently with the execution of the merger agreement, certain executive officers, directors, and stockholders of Graybug and CalciMedica executed the Graybug support agreements and CalciMedica support agreements, respectively, and certain executive officers, directors, and stockholders of CalciMedica executed lock-up agreements. Immediately following the execution of the merger agreement, CalciMedica delivered the CalciMedica stockholder written consent approving the CalciMedica stockholder matters. Later that afternoon, the execution of the merger agreement was publicly announced and, on the morning of November 22, 2022, representatives of Graybug and CalciMedica held a joint webcast for investors.

Graybug’s Reasons for the Merger; Recommendations of the Graybug Board

At a meeting held on November 21, 2022, among other things, the Graybug Board unanimously (i) determined that the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Graybug and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Graybug common stock to the stockholders of CalciMedica and the change of control of Graybug, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in the merger agreement, that the stockholders of Graybug vote to approve Proposals 1 through 5.

The Graybug Board considered the following reasons in reaching its conclusion to approve the merger and the other transactions contemplated by the merger agreement, all of which the Graybug Board viewed as supporting its decision to approve the merger with CalciMedica:

•

the Graybug Board, with the assistance of its advisors, undertook a comprehensive and thorough process of reviewing and analyzing potential strategic options, involving outreach to 92 parties, and including potential strategic alternatives such as strategic mergers and acquisitions, licensing transactions, and a liquidation to distribute available cash, to identify the opportunity that would, in the Graybug Board’s opinion, create the most value for Graybug’s stockholders;

•

the Graybug Board’s belief, after a thorough review of strategic alternatives and discussions with Graybug senior management, financial advisors and legal counsel, that the merger is more favorable to Graybug’s stockholders than the potential value that might have resulted from other strategic options available to Graybug;

•

the alternative of a liquidation, which would result in a liquidation value estimated by Graybug’s management that assumed that there would be approximately $32.0 million in cash available at the commencement of the liquidation process, or approximately $1.50 per currently outstanding share, an orderly liquidation, with approximately 50% of this amount distributed to stockholders upon initial filing and any remaining amount payable in 18 to 36 months, depending on the length of the liquidation process, representing an aggregate payment of $0.75 to $1.45 per currently outstanding share using a discount rate ranging from 5.0% to 15.0% and ranges of the portion of the remaining amount after the initial distribution that would be available for further distribution from 0% to 100%;

•

the fact that Graybug’s estimated cash of $26.5 million at the planned closing of the merger would be approximately $1.06 per share, assuming approximately 25 million fully-diluted shares then outstanding (which differs from estimated maximum liquidation value of $1.50 per share because the merger transaction fees would not be payable in a liquidation, the operating costs and severance obligations would also be reduced due to, among other things, the termination of most or all of the employees and remaining operations upon filing for liquidation in lieu of the merger, and the shares issuable as a result of accelerated vesting of equity awards would not be included in the fully diluted shares outstanding when calculating the potential per share value of a liquidation);

•

the Graybug Board considered the selected public companies analysis and selected IPOs analysis conducted by Piper Sandler, and considered and relied upon Piper Sandler’s industry expertise and judgment in selecting relevant comparisons, including companies similarly situated to CalciMedica, which has a lead product candidate in Phase 2 clinical trials targeting a acute pancreatitis and an earlier-stage product candidate in AKI, and did not take into further consideration the number of product candidates other than the lead program, or the stage of clinical development for product candidates other than the lead program, or any differences in the size of potential addressable market (including the expected dosing period of Auxora) for the companies within those analyses, as the Graybug Board relied on the judgment of Piper Sandler that the market value of biopharma companies such as the selected companies are often predominantly based on the estimated value of their lead product candidate;

•

the Graybug Board’s comparison of the present value range of potential per share payments in a liquidation process of $0.75 to $1.45 per share, to a range of implied per share values of Graybug common stock in the merger set forth in the analyses of Piper Sandler of $1.12 (reflecting the 25th percentile of the selected public companies analysis portion of such analyses) to $4.78 (reflecting the 75th percentile of the discounted cash flow analysis portion of such analyses), in each case assuming $26.5 million in cash held by Graybug at the planned closing of the merger, as described under “The Merger—Opinion of Graybug’s Financial Advisor” beginning on page 108;

•

the Graybug Board’s belief, based in part on scientific, regulatory and commercial diligence and an analysis process conducted over several weeks by Graybug’s management and reviewed with the Graybug Board, that CalciMedica’s lead product candidate Auxora is potentially a medium-term commercial asset with a sizable potential market and efficient commercialization plan and may create value for the stockholders of the combined company and an opportunity for Graybug’s stockholders to participate in the potential growth of the combined company;

•

based on the current plans of CalciMedica for developing and potentially commercializing Auxora, the likelihood that the combined company would possess sufficient financial resources to allow the management team to focus on such plans and the potential achievement of important clinical milestones in 2023;

•

the possibility that the combined company would be able to raise capital in the future from a broader array of sources as a result of the combination of Graybug’s public company structure with CalciMedica’s business;

•

the strength of the balance sheet of the combined company, which includes the cash that CalciMedica expects to raise in the private placement concurrently with the closing of the merger, in addition to the cash that Graybug is expected to have at the closing of the merger, which would give the combined company an estimated cash runway into the second half of 2024, funding the advancement of Auxora through clinical milestones in 2023;

•

the fact that the combined company will be led by an experienced industry chief executive officer and a team many of whom have extensive drug development, research and development, business, and regulatory expertise, and a board of directors with representation from the current Graybug Board and the CalciMedica Board.

•

the Graybug Board’s belief that, as a result of arm’s length negotiations with CalciMedica, Graybug and its representatives negotiated the most favorable exchange ratio for Graybug stockholders that CalciMedica was willing to agree to, and that the terms of the merger agreement include the most favorable terms to Graybug in the aggregate to which CalciMedica was willing to agree; and

•

the opinion of Piper Sandler, rendered orally to the Graybug Board on November 21, 2022 (which was subsequently confirmed in writing by delivery of its written opinion, dated November 21, 2022), to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Sandler, as described in its written opinion, the exchange ratio pursuant to the terms of the merger agreement was fair, from a financial point of view, to Graybug, as more fully described in the section entitled “The Merger—Opinion of Graybug’s Financial Advisor.”

The Graybug Board also reviewed various reasons impacting the financial condition, results of operations and prospects of Graybug, including:

•

the risks associated with Graybug remaining a standalone company pursuing a limited pipeline focusing primarily on GB-501, including liquidity needs and cash-burn related to, among other things, funding Graybug’s development pipeline;

•	the risks and significant capital requirements associated with building Graybug’s pipeline with more near-term clinical assets through asset in-licensing; and

•

the risks and delays associated with, and uncertain value and costs to Graybug’s stockholders of, liquidating Graybug, including, without limitation, the uncertainties of continuing cash burn while potential new and contingent liabilities are discovered and resolved and uncertainty of timing regarding the release of cash until all liabilities are resolved.

The Graybug Board also reviewed the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, as well as the safeguards and protective provisions included therein intended to mitigate risks, including:

•

the initial estimated exchange ratio used to establish the number of shares of Graybug common stock to be issued to CalciMedica’s stockholders in the merger was determined based on the relative valuations of Graybug and CalciMedica, and thus the relative percentage ownership of Graybug’s stockholders and CalciMedica’s stockholders immediately following the completion of the merger is subject to change based on the amount of Graybug net cash at the closing of the merger to the extent it is greater than or less than $25 million, subject to a floor of $18 million and a ceiling of $32 million;

•	a dollar-for-dollar adjustment to Graybug net cash for amounts received by Graybug for the timely receipt of sale proceeds from its legacy assets, if any;

•

the limited number and nature of the conditions to CalciMedica’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions as well as the likelihood that the merger will be consummated on a timely basis;

•

the respective right of, and limitation on, Graybug under the merger agreement to consider certain unsolicited acquisition proposals under certain circumstances should Graybug receive a superior offer;

•

the reasonableness of the potential termination fee of $1.0 million or $1.5 million (depending on the circumstances as described in “The Merger—Termination and Termination Fees”), and related reimbursement of certain transaction expenses capped at $1.0 million, which could become payable by Graybug to CalciMedica if the merger agreement is terminated in certain circumstances;

•

the support agreements, pursuant to which certain directors, officers and stockholders of Graybug and CalciMedica have agreed, solely in their capacity as stockholders of Graybug and CalciMedica, respectively, to vote all of their shares of Graybug common stock or CalciMedica capital stock in favor of the approval or adoption, respectively, of the merger agreement and the transactions contemplated by the merger agreement;

•

the agreement of CalciMedica to provide the written consent of CalciMedica’s stockholders necessary to adopt the merger agreement thereby approving the merger and the other transactions contemplated by the merger agreement within one business day of the date of the merger agreement and the actual receipt of such written consent; and

•

the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In the course of its deliberations, the Graybug Board also considered a variety of risks and other countervailing factors related to entering into the merger, including:

•

the $1.0 million or $1.5 million termination fee payable by Graybug to CalciMedica upon the termination of the merger agreement in certain circumstances, the $1.0 million termination fee payable by CalciMedica to Graybug upon the termination of the merger agreement in certain circumstances, up to $1.0 million in expense reimbursement payable by Graybug to CalciMedica in the event of a termination of the merger agreement due to the failure of Graybug’s stockholders to approve the merger, and the potential effect of the fees in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to Graybug’s stockholders;

•	the substantial expenses to be incurred in connection with the merger, including the costs associated with any related litigation;

•	the possibility of disruptive stockholder litigation following announcement of the merger;

•	the possible volatility, at least in the short term, of the trading price of Graybug common stock resulting from the announcement of the merger;

•

the risk that the merger might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the merger or delay or failure to complete the merger on the reputation of Graybug;

•

the likely detrimental effect on Graybug’s cash position, stock price and ability to initiate another process and to successfully complete an alternative transaction should the merger not be completed;

•

the risk to Graybug’s business, operations and financial results in the event that the merger is not consummated, including the diminution of Graybug’s cash and the significant challenges associated with the need to raise additional capital through the public or private sale of equity securities;

•

the strategic direction of the combined company following the completion of the merger, which will be determined by a board of directors initially comprised of a majority of the directors designated by CalciMedica; and

•	various other risks associated with the combined company and the merger, including those described in the section entitled “Risk Factors.”

In view of the wide variety of reasons considered in connection with its evaluation of the merger and the complexity of these matters, the Graybug Board did not find it useful to attempt, and did not attempt, to quantify, rank or otherwise assign relative weights to these reasons. In considering the reasons described above, individual members of the Graybug Board may have given different weight to different reasons. The Graybug Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Graybug’s management team and the legal and financial advisors of Graybug, and considered the reasons overall to be favorable to, and to support, its determination.

Opinion of Graybug’s Financial Advisor

On November 21, 2022, Piper Sandler rendered its oral opinion to the Graybug Board (which was subsequently confirmed in writing by delivery of Piper Sandler’s written opinion dated November 21, 2022) to the effect that, as of November 21, 2022, and based upon and subject to the various assumptions and limitations set forth therein, the exchange ratio was fair, from a financial point of view, to Graybug.

The full text of the Piper Sandler written opinion dated November 21, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Sandler in rendering its opinion, is attached as Annex C to this proxy statement. Piper Sandler’s opinion addressed solely the fairness, from a financial point of view to Graybug, of the exchange ratio and does not address any other terms or agreement relating to the merger or any other terms of the merger agreement. Piper Sandler’s opinion was directed to the Graybug Board in connection with its consideration of the merger and was not intended to be, and does not constitute, a recommendation to any Graybug stockholder as to how such stockholder should act or vote with respect to the merger or any other matter. Piper Sandler’s opinion was approved for issuance by the Piper Sandler opinion committee.

In connection with rendering the opinion described above and performing its related financial analyses, Piper Sandler, among other things:

•	reviewed and analyzed the financial terms of a draft dated November 20, 2022 of the merger agreement;

•	reviewed certain financial and other data with respect to Graybug that was publicly available;

•

reviewed and analyzed certain information, including financial forecasts relating to the estimated cash usage of Graybug, as well as financial forecasts relating to the business, earnings, cash flows, assets, liabilities and prospects of CalciMedica on a standalone basis, as described in the section entitled “The Merger—Certain Unaudited Financial Projections and Liquidation Analysis”, that were furnished to Piper Sandler by Graybug and CalciMedica, respectively;

•

conducted discussions with members of senior management and representatives of each of Graybug and CalciMedica concerning the matters described in the second and third items above, as well as Graybug’s business and prospects before and after giving effect to the merger;

•	reviewed the current and historical reported prices and trading activity of Graybug common stock;

•	compared the business profile of CalciMedica with that of certain publicly-traded companies that Piper Sandler deemed relevant; and

•	reviewed the valuations of certain companies implied by the pricing of such companies’ initial public offerings that Piper Sandler deemed relevant.

In addition, Piper Sandler conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper Sandler deemed necessary in arriving at its opinion.

The following is a summary of the material financial analyses performed by Piper Sandler in connection with the preparation of its fairness opinion and reviewed with the Graybug Board at a meeting held on November 22, 2022.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to fully understand the financial analyses presented by Piper Sandler. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Sandler or the Graybug Board. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 18, 2022, and is not necessarily indicative of current market conditions.

Review of Solicitation Process

In connection with Piper Sandler’s review of the merger, and in arriving at its opinion, Piper Sandler reviewed its solicitation of expressions of interest from other parties with respect to a business combination with Graybug or other alternative transactions. In connection therewith, Piper Sandler reviewed with the Graybug Board such solicitation process undertaken by Piper Sandler to assist Graybug in exploring third party interest in a transaction involving Graybug, including the potential divestiture of certain pipeline assets of Graybug. Piper Sandler highlighted that:

A total of 92 parties (including CalciMedica) were evaluated for a potential asset sale, licensing or merger transaction:

•	11 parties (including CalciMedica) executed confidentiality agreements and received invitations to submit indications of interest;

•	15 parties (including CalciMedica) submitted preliminary proposals;

•	5 parties (including CalciMedica) were invited to conduct due diligence for a potential merger transaction;

•	2 parties (including CalciMedica) were selected to move forward as potential counterparties for a potential merger transaction; and

•	Discussions with additional potential strategic partners were held with respect to a potential divestiture of certain pipeline assets of Graybug.

Financial Review of Graybug

Graybug Current Valuation and Capitalization; Projected Cash Balances

Piper Sandler reviewed, among other things, the current implied equity and enterprise valuations, capitalization and cash balances, and projected closing capitalization and cash balances of Graybug. The analysis indicated, among other things, that Graybug had diluted shares outstanding as of September 30, 2022 of approximately 25.1 million using the treasury stock method (“TSM”), cash, cash equivalents and short-term investments on hand (referred to herein as net cash) as of September 30, 2022 of approximately $43.6 million, a current implied enterprise value of approximately $(19.8) million, and estimated net cash at the consummation of the merger of approximately $26.5 million (the “Graybug Closing Cash”). References below to an assumed Graybug intrinsic value are references to an assumed intrinsic value of $1.06 per share, based on the quotient of the Graybug Closing Cash and such number of diluted shares.

Financial Analyses of CalciMedica

Selected Public Companies Analysis

Piper Sandler reviewed certain market data for US-listed biotech companies that Piper Sandler deemed relevant based on its professional judgment focusing on small molecule drug development that targeted specialty indications

(excluding oncology), with lead product candidates in Phase 2 stage clinical trials. Small molecule drug development that targeted specialty indications excluded those targeting large therapeutic markets including viral infections such as COVID-19 and neuropsychiatry indications including depression, Alzheimer’s Disease and anxiety. Piper Sandler did not take into consideration any additional criteria, such as (i) the number of product candidates each company was developing, (ii) the stage of clinical development of each product candidate for each indication, or (iii) the potential addressable market (including the expected dosing period of Auxora).

Set forth below are the nine selected biotech public companies, as well as their respective targeted lead treatment indications and stages of development:

Company	Indication	Phase
89bio, Inc.	Nonalcoholic Steatohepatitis	Phase 2

Anebulo Pharmaceuticals, Inc.	Cannibinoid Intoxication	Phase 2

Axcella Health Inc.	Nonalcoholic Steatohepatitis	Phase 2b

Edgewise Therapeutics, Inc.	Becker Muscular Dystrophy	Phase 2

Kezar Life Sciences, Inc.	Lupus Nephritis	Phase 2

Morphic Holding, Inc.	Inflammatory Bowel Disease	Phase 2

RAPT THERAPEUTICS, INC.	Atopic Dermatitis / Asthma	Phase 2

Viking Therapeutics, Inc.	Nonalcoholic Steatohepatitis	Phase 2b

vTv Therapeutics Inc.	Type 1 Diabetes	Phase 2

For each selected biotech public company, Piper Sandler reviewed its current (i) implied equity value, calculated as the aggregate value of each company’s diluted outstanding equity securities, based on such company’s closing common stock price as of November 18, 2022, using TSM, and (ii) implied enterprise value. Enterprise values were calculated as implied equity values, as described in the immediately preceding sentence, plus debt outstanding, less net cash, in each case, as of their most recent respective reported quarter-ends. The analysis indicated the following maximum, 75th percentile, mean, median, 25th percentile and minimum equity values and enterprise values for the selected public companies:

($ in millions)
	Equity Value	Enterprise Value
Maximum	$1,124	$752
75th Percentile	$685	$369
Mean	$452	$262
Median	$489	$254
25th Percentile	$85	$57
Minimum	$62	$35

For the selected biotech public companies analysis, Piper Sandler derived a range of implied enterprise values for CalciMedica based on the implied enterprise value range for the selected public companies referred to above and then adjusted for net cash, to calculate an implied range of CalciMedica equity values. Piper Sandler then derived an implied number of shares of Graybug common stock to be issued in the merger, based on a Graybug intrinsic value of $1.06 per share. Piper Sandler also calculated an implied pro forma equity value for the combined company by adjusting the implied enterprise value for CalciMedica for pro forma net cash at the consummation of the merger of approximately $11.5 million for CalciMedica and the Graybug Closing Cash for Graybug. This analysis did not account for any assumed additional cash needs of CalciMedica to fund its business plan.

Based on the minimum, 25th percentile, median, mean, 75th percentile, and maximum implied equity values for CalciMedica derived above, Piper Sandler then calculated the corresponding (a) implied ownership percentages range for Graybug stockholders in the combined company and (b) implied exchange ratios range for the merger, calculated by dividing the shares contemplated to be issued to CalciMedica stockholders in the merger by CalciMedica’s diluted shares outstanding prior to the merger based on TSM:

	Minimum	25th Percentile	Median	Mean	75th Percentile	Maximum
Implied Graybug Stockholder Ownership	36.4%	27.8%	9.1%	8.8%	6.5%	3.4%

Implied Exchange Ratio	0.2979x	0.4300x	1.4915x	1.5330x	2.0981x	4.1325x

Based on the 25th percentile, median, mean, and 75th percentile implied equity values for CalciMedica derived above, Piper Sandler also calculated the corresponding implied per share values range of Graybug common stock, using an implied Graybug stockholder ownership percentage in the combined company of 29.3%, based on the Graybug Closing Cash (the “Graybug Pro Forma Ownership Percentage”):

	25th Percentile	Median	Mean	75th Percentile
Implied Graybug Per Share Value	$1.12	$3.42	$3.51	$4.75

Selected IPOs Analysis

Piper Sandler also reviewed certain market data for US-listed biotech companies that completed an initial public offering (referred to as an “IPO”) of common stock since January 1, 2020. Specifically, Piper Sandler selected IPO companies that it deemed relevant based on its professional judgment focusing on small molecule drug development that targeted specialty indications (excluding oncology) with lead product candidates in Phase 2 stage clinical trials, but excluding companies that experienced recent clinical setbacks and/or FDA clinical hold. Small molecule drug development that targeted specialty indications excluded those targeting large therapeutic markets including viral infections such as COVID-19 and neuropsychiatry indications including depression and Alzheimer’s Disease. Piper Sandler did not take into consideration any additional criteria, such as (i) the number of product candidates each company was developing, (ii) the stage of clinical development of each product candidate for each indication, or (iii) the potential addressable market (including the expected dosing period of Auxora).

Set forth below are the eight selected biotech company IPOs, as well as their respective targeted lead treatment indications, stages of development and IPO pricing dates:

Company	Indication	Phase	Pricing Date
CinCor Pharma, Inc.	Hypertension	Phase 2	January 6, 2022

Eliem Therapeutics, Inc.	Diabetic Peripheral Neuropathic Pain	Phase 2a	August 9, 2021

Reneo Pharmaceuticals, Inc.	Primary Mitochondrial Myopathies	Phase 2b	April 8, 2021

Terns Pharmaceuticals, Inc.	Nonalcoholic Steatohepatitis	Phase 2	February 4, 2021

Landos Biopharma, Inc.	Ulcerative Colitis	Phase 2	February 3, 2021

Galecto, Inc.	Idiopathic Pulmonary Fibrosis	Phase 2a	October 28, 2020

Spruce Biosciences, Inc.	Classic Congenital Adrenal Hyperplasia	Phase 2b	October 8, 2020

Pliant Therapeutics, Inc.	Idiopathic Pulmonary Fibrosis	Phase 2a	June 2, 2020

For each selected biotech IPO company, Piper Sandler reviewed its (i) implied pre-money equity value, based on the offering price of such company’s shares in its respective IPO and the number of such company’s diluted shares outstanding prior to such company’s IPO, excluding any shares being issued in such company’s IPO, using TSM, referred to as the “pre-money equity value”, together with (ii) the implied adjusted pre-money enterprise value, calculated as the pre-money equity value, as adjusted to reflect the performance of the XBI market index from the date of such company’s IPO to November 18, 2022, plus net debt (calculated as debt, less cash and cash equivalents at the time of such company’s IPO), referred to as the “adjusted pre-money enterprise value.” The analysis indicated the following maximum, 75th percentile, mean, median, 25th percentile and minimum pre-money equity values and adjusted pre-money enterprise values for the selected IPO companies:

($ in millions)
	Pre-Money Equity Value	Adj. Pre-Money Enterprise Value
Maximum	$550	$241
75th Percentile	$442	$183
Mean	$357	$164
Median	$307	$155
25th Percentile	$296	$134
Minimum	$264	$120

For the selected biotech IPO companies analysis, Piper Sandler derived a range of implied enterprise values for CalciMedica based on the implied adjusted pre-money enterprise value range for the selected IPO companies referred to above and then adjusted for net cash, to calculate an implied range of CalciMedica equity values. Piper Sandler then derived an implied number of shares of Graybug common stock to be issued in the merger, based on a Graybug intrinsic value of $1.06 per share. Piper Sandler also calculated an implied pro forma equity value for the combined company by adjusting the implied enterprise value for CalciMedica for pro forma net cash at the consummation of the merger of approximately $11.5 million for CalciMedica and the Graybug Closing Cash for Graybug. This analysis did not account for assumed additional cash needs of CalciMedica to fund its business plan.

Based on the minimum, 25th percentile, median, mean, 75th percentile, and maximum implied equity values for CalciMedica derived above, Piper Sandler then calculated the corresponding (a) implied ownership percentages range for Graybug stockholders in the combined company and (b) implied exchange ratios range for the merger, calculated as described above:

	Minimum	25th Percentile	Median	Mean	75th Percentile	Maximum
Implied Graybug Stockholder Ownership	16.8%	15.4%	13.7%	13.2%	12.0%	9.5%

Implied Exchange Ratio	0.7786x	0.8533x	0.9660x	1.0115x	1.1150x	1.4231x

Based on the 25th percentile, median, mean, and 75th percentile implied equity values for CalciMedica derived above, Piper Sandler also calculated the corresponding implied per share values range of Graybug common stock, based on the Graybug Pro Forma Ownership Percentage:

	25th Percentile	Median	Mean	75th Percentile
Implied Graybug Per Share Value	$2.01	$2.26	$2.36	$2.59

Discounted Cash Flows Analysis

Using a discounted cash flows analysis, Piper Sandler calculated an estimated range of theoretical enterprise values for CalciMedica based on the net present value of projected unlevered after tax free cash flows from January 1, 2023 to December 31, 2038, discounted back to January 1, 2023. No cash flows were projected beyond 2038 in light of assumed patent expirations and, accordingly, no terminal value was computed. Market practice in the financial analysis of clinical stage biotech companies often relies on financial projections spanning the length of product development to commercialization through patent expiration, which can be significantly in excess of five years from the date of the financial analysis. The after-tax free cash flows for each year were calculated based on estimates provided to Piper Sandler by CalciMedica’s management (and authorized for use by Graybug’s management), to which Piper Sandler then applied probability of success adjustments based on industry standards published by Biotechnology Innovation Organization, Pharma Intelligence Informa and QLS Advisors LLC in the February 2021 publication Clinical Development Success Rates and Contributing Factors 2011-2020 (the “BIO Publication”), based on statistical probability in achieving specified development milestones by biotechnology companies developing products for metabolic disorders, as described in the section entitled “The Merger—Certain Unaudited Financial Projections and Liquidation Analysis”. Piper Sandler calculated the range of net present values for unlevered after-tax free cash flows for such periods using a range of discount rates ranging from 15.0% to 19.0% based on its estimation of CalciMedica’s weighted average cost of capital using the capital asset pricing model, together with a size premium, and based on the selected public companies, described above, in order to derive a range of implied enterprise values for CalciMedica. Piper Sandler then adjusted such implied enterprise values for net cash, to calculate an implied range of CalciMedica equity values, from which Piper Sandler then derived an implied number of shares of Graybug common stock to be issued in the merger, assuming a Graybug intrinsic value of $1.06 per share. Piper Sandler also calculated an implied pro forma equity value for the combined company by adjusting the implied enterprise value for CalciMedica for pro forma net cash at the consummation of the merger of approximately $11.5 million for CalciMedica and the Graybug Closing Cash for Graybug. Piper Sandler also adjusted for the projected immediate cash need of $25 million required by CalciMedica to fund through its next key milestone, Acute Pancreatitis Phase 2b data readout, but did not assume any future stockholder dilution from potential financings required to fund its business plan beyond the Phase 2b readout.

Based on the minimum, 25th percentile, median, mean, 75th percentile, and maximum implied equity values for CalciMedica derived above, Piper Sandler then calculated the corresponding (a) implied ownership percentages range for Graybug stockholders in the combined company and (b) implied exchange ratios range for the merger, calculated as described above:

	Minimum	25th Percentile	Median	Mean	75th Percentile	Maximum
Implied Graybug Stockholder Ownership	16.3%	10.5%	8.0%	7.9%	6.5%	4.7%

Implied Exchange Ratio	0.8036x	1.2832x	1.6954x	1.7195x	2.1119x	2.9148x

Based on the 25th percentile, median, mean, and 75th percentile implied enterprise values for CalciMedica derived above, Piper Sandler also calculated the corresponding implied per share values range of Graybug common stock, based on the Graybug Pro Forma Ownership Percentage:

	25th Percentile	Median	Mean	75th Percentile
Implied Graybug Per Share Value	$2.96	$3.87	$3.92	$4.78

Pro Forma Exchange Ratio/Cash Sensitivity Analysis

The ranges of implied exchange ratios and implied Graybug per share values resulting from the analyses described above were based on the Graybug Closing Cash. Pursuant to the terms of the merger agreement, however, the exchange ratio is based in part on the actual amount of net cash of Graybug at the consummation of the merger. The actual exchange ratio can fluctuate between 0.3463x and 0.4873x, depending upon the amount of net cash of Graybug at the consummation of the merger, subject to collars at $18 million and $32 million of net cash, respectively.

As a result, Piper Sandler also reviewed the implied exchange ratio ranges for the merger and the implied per share value ranges of Graybug common stock, resulting from the analyses described above, but under certain sensitivity cases tied to ranges of estimated (i) net cash of Graybug at the consummation of the merger, and (ii) the resulting implied ownership percentages for Graybug stockholders in the combined company. The estimated net cash was sensitized at a range of amounts from $18 million to $32 million and the estimated implied ownership percentages for Graybug stockholders was sensitized at a range of percentages from 24.8% to 31.9%, which corresponded to the resulting exchange ratio based on the net cash of Graybug at the consummation of the merger. Piper Sandler then applied these sensitivity ranges to the ranges of CalciMedica equity values implied by each of the analyses above, which resulted in the following implied exchange ratios range for the merger and the implied per share values range of Graybug common stock:

Selected Public Companies

Graybug % Ownership	Est. Graybug Cash at Close	25th Percentile	Median	Mean	75th Percentile
		Implied Exchange Ratio
24.8%	$18.0M	0.6335x	2.1975x	2.2587x	3.0912x
29.3%	$26.5M	0.4300x	1.4915x	1.5330x	2.0981x
31.9%	$32.0M	0.3569x	1.2380x	1.2725x	1.7415x

		Graybug Implied per Share Value
24.8%	$18.0M	$0.86	$2.81	$2.88	$3.94
29.3%	$26.5M	$1.12	$3.42	$3.51	$4.75
31.9%	$32.0M	$1.28	$3.79	$3.89	$5.24

Selected IPOs

Graybug % Ownership	Est. Graybug Cash at Close	25th Percentile	Median	Mean	75th Percentile
		Implied Exchange Ratio
24.8%	$18.0M	1.2571x	1.4233x	1.4903x	1.6427x
29.3%	$26.5M	0.8533x	0.9660x	1.0115x	1.1150x
31.9%	$32.0M	0.7082x	0.8019x	0.8396x	0.9255x

		Graybug Implied per Share Value
24.8%	$18.0M	$1.62	$1.83	$1.91	$2.10
29.3%	$26.5M	$2.01	$2.26	$2.36	$2.59
31.9%	$32.0M	$2.26	$2.53	$2.64	$2.88

Discounted Cash Flow

Graybug % Ownership	Est. Graybug Cash at Close	25th Percentile	Median	Mean	75th Percentile
		Implied Exchange Ratio
24.8%	$18.0M	1.8906x	2.4979x	2.5334x	3.1115x
29.3%	$26.5M	1.2832x	1.6954x	1.7195x	2.1119x
31.9%	$32.0M	1.0651x	1.4073x	1.4273x	1.7529x

		Graybug Implied per Share Value
24.8%	$18.0M	$2.42	$3.19	$3.23	$3.96
29.3%	$26.5M	$2.96	$3.87	$3.92	$4.78
31.9%	$32.0M	$3.29	$4.28	$4.34	$5.28

Piper Sandler noted these ranges of implied exchange ratios and implied Graybug per share values as compared to the exchange ratio range of 0.3463x – 0.4873x, the current Graybug per share closing price on November 18, 2022 of $0.95 per share, and the Graybug implied per share intrinsic value range of $0.72 – $1.28 per share (calculated based on 25.1 million diluted shares, and a range of net cash at the consummation of the merger of $18 million to $32 million).

Subsequent Developments

Subsequent to the November 21, 2022 Graybug Board meeting, Piper Sandler was informed that the diluted share information for CalciMedica provided to it by CalciMedica’s management, which was used in conducting the foregoing financial analyses, included an incorrect assumption and Piper Sandler was provided with the corrected diluted share information. This discovery did not result in any change to Piper Sandler’s fairness opinion or its conclusion. Piper Sandler did, however, provide the Graybug Board with the revised exchange ratio analyses reflecting the corrected diluted share information, which indicated the implied exchange ratios set forth below. These revisions did not impact the implied ownership percentages for Graybug stockholders in the combined company or the implied per share values of Graybug common stock.

	Minimum	25th Percentile	Median	Mean	75th Percentile	Maximum
Selected Public Companies Analysis—Implied Exchange Ratio (Corrected)	0.3002x	0.4333x	1.5023x	1.5441x	2.1132x	4.1622x
Selected IPOs Analysis—Implied Exchange Ratio (Corrected)	0.7843x	0.8595x	0.9731x	1.0188x	1.1230x	1.4334x
Discounted Cash Flow Analysis—Implied Exchange Ratio (Corrected)	0.8094x	1.2925x	1.7077x	1.7319x	2.1271x	2.9358x

In addition, Piper Sandler provided the Graybug Board a revised Pro Forma Exchange Ratio/Cash Sensitivity Analysis, which resulted in the following implied exchange ratios range for the merger and the implied per share values range of Graybug common stock:

Selected Public Companies

Graybug % Ownership	Est. Graybug Cash at Close	25th Percentile	Median	Mean	75th Percentile
		Implied Exchange Ratio (Corrected)
24.8%	$18.0M	0.6387x	2.2142x	2.2759x	3.1147x
29.3%	$26.5M	0.4333x	1.5023x	1.5441x	2.1132x
32.0%	$32.0M	0.3593x	1.2455x	1.2802x	1.7520x

		Graybug Implied per Share Value (Corrected)
24.8%	$18.0M	$0.86	$2.81	$2.88	$3.94
29.3%	$26.5M	$1.12	$3.42	$3.51	$4.75
32.0%	$32.0M	$1.29	$3.79	$3.89	$5.25

Selected IPOs

Graybug % Ownership	Est. Graybug Cash at Close	25th Percentile	Median	Mean	75th Percentile
		Implied Exchange Ratio (Corrected)
24.8%	$18.0M	1.2663x	1.4336x	1.5011x	1.6546x
29.3%	$26.5M	0.8595x	0.9731x	1.0188x	1.1230x
32.0%	$32.0M	0.7134x	0.8077x	0.8457x	0.9322x

		Graybug Implied per Share Value (Corrected)
24.8%	$18.0M	$1.62	$1.83	$1.91	$2.10
29.3%	$26.5M	$2.01	$2.26	$2.36	$2.59
32.0%	$32.0M	$2.26	$2.53	$2.64	$2.89

Discounted Cash Flow

Graybug % Ownership	Est. Graybug Cash at Close	25th Percentile	Median	Mean	75th Percentile
		Implied Exchange Ratio (Corrected)
24.8%	$18.0M	1.9043x	2.5159x	2.5517x	3.1339x
29.3%	$26.5M	1.2925x	1.7077x	1.7319x	2.1271x
32.0%	$32.0M	1.0728x	1.4174x	1.4376x	1.7656x

		Graybug Implied per Share Value (Corrected)
24.8%	$18.0M	$2.42	$3.19	$3.23	$3.96
29.3%	$26.5M	$2.96	$3.87	$3.92	$4.78
32.0%	$32.0M	$3.29	$4.28	$4.34	$5.28

Piper Sandler noted these ranges of implied exchange ratios and implied Graybug per share values as compared to the exchange ratio range of 0.3482x – 0.4911x, the current Graybug per share closing price on November 18, 2022 of $0.95 per share, and the Graybug implied per share intrinsic value range of $0.72 – $1.28 per share (calculated based on 25.1 million diluted shares, and a range of net cash at the consummation of the merger of $18 million to $32 million).

Miscellaneous

The summary set forth above does not contain a complete description of the analyses performed by Piper Sandler and reviewed with the Graybug Board, but summarizes the material analyses performed by Piper Sandler in rendering its opinion. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Piper Sandler believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in Piper Sandler’s opinion. In arriving at its opinion, Piper Sandler considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Piper Sandler made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Piper Sandler’s view of the actual value of CalciMedica or Graybug common stock.

None of the selected companies or transactions used in the analyses above for purposes of comparison is identical to CalciMedica or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which CalciMedica and the merger were compared and other factors that could affect the public trading value or transaction value of the companies.

Piper Sandler performed its analyses for purposes of providing its opinion to the Graybug Board. In performing its analyses, Piper Sandler made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Certain of the analyses performed by Piper Sandler are based upon financial projections of future cash usages by Graybug furnished to Piper Sandler by Graybug’s management, and financial projections of future results of CalciMedica furnished to Piper Sandler by CalciMedica’s management, in each case, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These financial projections are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. Piper Sandler does not assume responsibility if future results are materially different from projected financial results.

Piper Sandler’s opinion was one of many factors taken into consideration by the Graybug Board in making the determination to approve the merger agreement. While Piper Sandler provided advice to the Graybug Board during Graybug’s negotiations with CalciMedica, Piper Sandler did not recommend any specific exchange ratio.

Piper Sandler relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Piper Sandler or discussed with or reviewed by Piper Sandler. Piper Sandler further relied upon the assurances of Graybug’s management that the financial information provided was prepared on a reasonable basis in accordance with industry practice, and that Graybug’s management was not aware of any information or facts that would make any information provided to Piper Sandler incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of its opinion, Piper Sandler assumed that with respect to financial forecasts, estimates and other forward-looking information for CalciMedica, and the financial forecasts relating to the estimated cash usage of Graybug, reviewed by Piper Sandler, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of Graybug’s management and CalciMedica’s management, respectively. Piper Sandler expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. In particular, Piper Sandler’s opinion and the underlying analyses relating thereto were based upon the estimated amount of Parent Net Cash as of the consummation of the merger not exceeding $32,000,000, as provided to Piper Sandler by Graybug’s management. Piper Sandler further assumed that the merger will have the tax consequences described in the merger agreement. Piper Sandler relied, with consent of the Graybug Board, on advice of the outside counsel and the independent accountants to Graybug, and on the assumptions of Graybug’s management, as to all accounting, legal, tax and financial reporting matters with respect to each of Graybug, CalciMedica and the merger agreement.

In arriving at its opinion, Piper Sandler assumed that the executed merger agreement would be in all material respects identical to the last draft reviewed by Piper Sandler. Piper Sandler relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the merger will be consummated pursuant to the terms of the merger agreement without amendments thereto, and (iv) all conditions to the consummation of the merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Piper Sandler assumed that all the necessary regulatory approvals and consents required for the merger will be obtained in a manner that will not adversely affect Graybug, CalciMedica or the contemplated benefits of the merger.

In arriving at its opinion, Piper Sandler did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Graybug or CalciMedica, and was not furnished or provided with any such appraisals or valuations, nor did Piper Sandler evaluate the solvency of Graybug or CalciMedica under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Sandler with respect to CalciMedica in connection with its opinion were going concern analyses. Piper Sandler expressed no opinion regarding the liquidation value of Graybug, CalciMedica or any other entity. Without limiting the generality of the foregoing, Piper Sandler undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Graybug, CalciMedica or any of their respective affiliates is a party or may be subject, and at Graybug’s direction and with its consent, Piper Sandler’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper Sandler also assumed that neither Graybug nor CalciMedica is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger.

Piper Sandler’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its opinion; events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Piper Sandler did not express any opinion as to the price at which shares of Graybug common stock may trade following announcement of the merger or at any future time. Piper Sandler did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

Piper Sandler’s opinion addressed solely the fairness, from a financial point of view, to Graybug of the exchange ratio and did not address any other terms or agreement relating to the merger or any other terms of the merger agreement. Piper Sandler was not requested to opine as to, and its opinion does not address, (i) the basic business decision to proceed with or effect the merger, (ii) the merits of the merger relative to any alternative transaction or business strategy that may be available to Graybug, (iii) any other terms contemplated by the merger agreement or the fairness of the merger to any creditor or other constituency of Graybug; or (iv) the solvency or financial viability of Graybug or CalciMedica at the date of Piper Sandler’s opinion, upon consummation of the merger, or at any future time. Furthermore, Piper Sandler expressed no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the merger, or any class of such persons, relative to the merger consideration to be paid by Graybug in the merger or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the merger.

Information about Piper Sandler

As a part of its investment banking business, Piper Sandler is regularly engaged in the valuation of businesses in the medical technology and other industries and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Graybug Board selected Piper Sandler to be its financial advisor and render its fairness opinion in connection with the merger on the basis of such experience and its familiarity with Graybug.

Piper Sandler acted as a financial advisor to Graybug in connection with the merger and will receive a fee of $3,000,000 from Graybug for providing its services, which is contingent upon the consummation of the merger, except for (i) $100,000 of such fee which has been earned by Piper Sandler upon execution of its engagement letter with Graybug (the “retainer fee”), and (ii) $750,000 of such fee which has been earned by Piper Sandler for rendering its fairness opinion (the “opinion fee”), each of which are creditable against the total fee. The retainer fee and opinion fee were not contingent upon the consummation of the merger or the conclusions reached in Piper Sandler’s opinion. Graybug has also agreed to indemnify Piper Sandler against certain liabilities and reimburse Piper Sandler for certain expenses in connection with its services. Piper Sandler has, in the past, provided financial advisory and financing services to Graybug, as well as to certain stockholders of Graybug, including affiliates of Deerfield Management Company, L.P. (along with its affiliates, “Deerfield”) and affiliates of OrbiMed Advisors LLC (along with its affiliates, “OrbiMed”), and has received fees for the rendering of such services. In particular, since January 1, 2020 Piper Sandler has (i) acted as Graybug’s joint book-running manager in connection with Graybug’s initial public offering in September 2020 for which Piper Sandler received a fee of approximately $2,200,000, (ii) provided certain financial advisory services to Deerfield in connection with (a) approximately 4 merger and acquisitions transactions and (b) approximately 20 capital markets transactions, for which Piper Sandler received aggregate fees of approximately $52,000,000, and (iii) provided certain financial advisory services to OrbiMed in connection with (a) approximately 7 merger and acquisitions transactions and (b) approximately 50 capital markets transactions, for which Piper Sandler received aggregate fees of approximately $105,000,000. In addition, in the ordinary course of its business, Piper Sandler and its affiliates may actively trade securities of Graybug for their own account or the account of their customers and, accordingly, may at any time hold a long or short position in such securities. Piper Sandler may also, in the future, provide investment banking and financial advisory services to Graybug, CalciMedica or entities that are affiliated with Graybug or CalciMedica, for which Piper Sandler would expect to receive compensation.

Certain Unaudited Financial Projections and Liquidation Analysis

Adjusted CalciMedica Management Projections

As a matter of course, Graybug does not publicly disclose long-term projections of future financial results due to the inherent unpredictability and subjectivity of underlying assumptions and estimates. However, in connection with its evaluation of the merger, the Graybug Board considered certain preliminary internal financial projections for CalciMedica. Such projections were prepared by the management of CalciMedica and feedback was provided by the management of Graybug. Following such feedback, CalciMedica sent revised projections, to which Piper Sandler then applied probability of success adjustments as described below (such adjusted projections, the “Financial Projections”) solely for use by Piper Sandler in connection with the rendering of its fairness opinion and performing its related financial analyses, as described below under “The Merger—Opinion of Graybug’s Financial Advisor.” A summary of the Financial Projections is set forth below.

The inclusion of the Financial Projections should not be deemed an admission or representation by Graybug, Piper Sandler, CalciMedica or any of their respective officers, directors, affiliates, advisors, or other representatives with respect to such Financial Projections. The Financial Projections are not included to influence your views on the merger and are summarized in this proxy statement solely to provide stockholders access to certain non-public information considered by the Graybug Board in connection with its evaluation of the merger and provided to Graybug’s financial advisor, Piper Sandler, to assist with its financial analyses as described in the section entitled “The Merger—Opinion of Graybug’s Financial Advisor.” The information from the Financial Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding CalciMedica in this proxy statement.

The Financial Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. Neither the independent registered public accounting firm of Graybug nor CalciMedica nor any other independent accountant has audited, reviewed, compiled, examined or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, neither the independent registered public accounting firm of Graybug nor CalciMedica nor any other independent accountant expresses an opinion or provides any form of assurance with respect thereto for the purpose of this proxy statement. The Ernst & Young LLP reports incorporated by reference in this proxy statement relate to the previously issued financial statements of Graybug. These reports, as well as the reports related to CalciMedica included herein, do not extend to the Financial Projections and should not be read to do so.

The Financial Projections include earnings before interest, taxes, depreciation and amortization (“EBITDA”) and unlevered free cash flow, which are “non-GAAP financial measures” or financial performance measures that are not calculated in accordance with GAAP. Non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. The SEC rules, which otherwise would require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction such as the merger if the disclosure is included in a document such as this proxy statement. Reconciliations of non-GAAP financial measures to a GAAP financial measure were not provided to nor relied upon by Piper Sandler in connection with rendering its Opinion with respect to the merger, as further described in the section entitled “The Merger—Opinion of Graybug’s Financial Advisor” or relied upon by the Graybug Board in connection with its evaluation of the Merger. Accordingly, Graybug has not provided a reconciliation of the financial measures included in the Financial Projections to the relevant GAAP financial measures.

The non-GAAP revised financial projections prepared by CalciMedica and supplied to Graybug were prepared solely for internal use as part of CalciMedica’s ongoing strategic planning processes and are subjective in many respects. Such financial projections assumed first sales in 2027 and estimated peak sales to occur at year 7 after launch and based annual sales projections on the projected incidence of acute pancreatitis (“AP”) and acute kidney injury (“AKI”) multiplied by the estimated cost per patient treatment (using the low end of the expected range determined by independent market research) and the expected market penetration (accounting for competitive landscape and the complexity of the disease etiologies). Incidence rates may change significantly over the several years that will be required to complete clinical testing and regulatory review of Auxora, along with the cost of treatment for AP, AKI, or both. The current cost per patient treatment includes the cost of days spent in emergency care and hospitalization, as there is currently no pharmacological treatment for either AP or AKI. As a result, the current standard of care for the treatment of AP is limited to the administration of fluids and other supportive treatments. The cost of providing such in-hospital care varies widely, with estimates ranging from $3,000 to $7,200 per day. For example, in 2014, the Journal of the Pancreas published an analysis showing that, in 2010, the mean cost of hospitalization in the US of patients with mild, moderate, and severe AP was $12,446 for a median length of stay of four days. According to data published in 2018 by ACG Annual Scientific Meeting, which analyzed 3.3 million hospital discharges in the US with a primary diagnosis code of Acute Pancreatitis between 2007 and 2014, for alcoholic and non-alcoholic patients, the mean length of stays were 5.7 and 6.8 days and the mean total charges per admission were $34,000 and $49,000, respectively. Auxora targets the most severe forms of AP (with SIRS); these patients are expected to be at the high end of the cost per day and hospital stay range. In these patients, Auxora demonstrated a greater than two-day reduction in median hospital stay in a phase 2 clinical trial. The pricing assumption reflects the potential saving to the hospitals treating these most severe patients.

Estimates of the number of patients treated, market share, cost of goods, and selling costs were all determined on a year-by-year basis, taking into account estimates of population growth, the ability to capture market share, and economies of scale. In addition to the growth inherent with launching new products that capture market share at decreasing annual rates over a period of time, which was assumed to be seven years to reach peak penetration for each product, growth in revenues were also driven by the assumption that the total addressable market for each product, comprising the growth in U.S. population, changes in the incidence of the diseases, and pricing based on the avoided cost of emergency care and hospitalization over time, would be approximately 4% annually. As CalciMedica is currently unaware of any competitive therapeutic agents being developed for AP or AKI, the financial projections assumed no competitive products approved by the FDA. Additional growth in total revenues and EBITDA was due to the expectation that Auxora would be marketed for AKI approximately a year after being commercialized for AP. For both products, it was assumed that revenues outside the U.S. would peak at approximately 16% of total revenues. As a result, the Financial Projections, are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Although CalciMedica and Graybug believe their respective assumptions to be reasonable, all financial projections are inherently uncertain and regulatory approval for Auxora in AP and AKI is outside of CalciMedica’s control, and CalciMedica and Graybug expect that differences will exist between actual and projected results. Although presented with numerical specificity, the Financial Projections reflect numerous variables, estimates, and assumptions made by CalciMedica’s management (at the time the initial financial projections were prepared by CalciMedica), and additional adjustments made by Piper Sandler as described below, to reflect estimates of the likelihood of certain development and commercial outcomes. The Financial Projections also reflect general business, economic, market, and financial conditions and other matters, all of which are difficult to predict and many of which are beyond CalciMedica’s and Graybug’s control. In addition, the Financial Projections cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year.

Accordingly, there can be no assurance that the estimates and assumptions made in preparing the Financial Projections will prove accurate or that any of the Financial Projections will be realized.

Graybug’s senior management and the Graybug Board have extensive experience in the development of pharmaceutical products, from preclinical stages to marketing clearance by the FDA and foreign regulatory authorities, including the costs and rates of success at every stage of development. Assumptions made by

CalciMedica and the probability of success adjustments applied by Piper Sandler with respect to the Financial Projections all fell within ranges consistent with the experience and judgment of Graybug’s senior management and the Graybug Board. The probability of success adjustments applied by Piper Sandler using an industry-based set of empirically-derived probabilities published in the BIO Publication resulted in an overall probability of successful approval and launch of Auxora of 25%, meaning that it was statistically three times more likely to fail than succeed. The Graybug Board found this to be generally consistent with industry experience and was not considered to be indicative of specific reason for failure, but rather reflects the reality of the challenges inherent in drug development. In addition, as the Financial Projections were calculated in yearly detail out through the first potential loss of patent exclusivity and did not rely on simple growth extrapolation of an abbreviated number of years or a large but subjective terminal value, they provided a level of conservatism.

The Financial Projections included certain assumptions relating to, among other things, CalciMedica’s expectations, which may not prove to be accurate, relating to the business, earnings, cash flow, ability to access additional capital, assets, liabilities and prospects of CalciMedica (including the probability of success of Auxora in AP and AKI, the market for any approved product, the timing of approval and operating expenses).

The Financial Projections are subject to many risks and uncertainties and you are urged to review the section entitled “Risk Factors” for a description of risk factors relating to the Merger and CalciMedica’s business. You should also read the section entitled “Cautionary Note Concerning Forward-Looking Statements” for additional information regarding the risks inherent in forward-looking information such as the Financial Projections.

The inclusion of the Financial Projections herein should not be regarded as an indication that Graybug, Piper Sandler, CalciMedica or any of their respective affiliates or representatives considered or consider the Financial Projections to be necessarily indicative of actual future events, and the Financial Projections should not be relied upon as such. The Financial Projections do not take into account any circumstances or events occurring after the date they were prepared. Graybug and the combined company do not intend to, and disclaim any obligation to, update, correct, or otherwise revise the Financial Projections to reflect circumstances existing or arising after the date the Financial Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions or other information underlying the Financial Projections are shown to be in error. Furthermore, the Financial Projections do not take into account the effect of any failure of the merger to be consummated and should not be viewed as accurate or continuing in that context.

In light of the foregoing factors and the uncertainties inherent in financial projections, stockholders are cautioned not to place undue reliance, if any, on the Financial Projections.

On October 1, 2022, CalciMedica provided 10-year financial projections to Graybug’s management. The following table presents (in millions) a summary of those projections:

	FY 2023	FY 2024	FY 2025	FY 2026	FY 2027	FY 2028	FY 2029	FY 2030	FY 2031	FY 2032
Total Revenue	$0	$0	$0	$11	$256	$678	$1,213	$1,976	$2,481	$2,572
Operating Income	($22)	($16)	($26)	($73)	$33	$224	$437	$751	$992	$1,080

Following discussions with Graybug’s management, CalciMedica made adjustments to the 10-year financial projections to provide a more complete view of the anticipated future results by extending the projections from 2032 to the loss of patent exclusivity expected in 2038 and made further changes as described below. These revised projections were then provided to Piper Sandler. The material differences and reasons for such differences in the revised projections compared to the original 10-year financial projections are:

•	timelines of product launches and clinical activities were delayed by at least 12 months to reflect non-accelerated regulatory approvals and development timelines;

•

peak market share for AP was reduced from 75% to 45% and time to peak sales was extended from five to seven years, to reflect the challenges of a biotech company with no commercial experience launching products in a new therapeutic class;

•

product revenues were expanded from solely U.S. sales to include sales on a worldwide basis for completeness, assuming sales outside the U.S. were through partnerships with licensees or distributors that resulted in revenues outside the U.S. estimated to comprise 16% of worldwide peak revenues;

•	cost of goods after 2032 were reduced from 10% to 3% of product revenues to reflect anticipated economies of scale consistent with the manufacturing of small molecule-based medicines;

•

pre-launch investment in sales and marketing infrastructure was added and selling expenses were derived assuming a hospital sales force rather than being calculated as 30% of sales, to reflect expected practice; and

•	R&D expense was limited to AP and AKI programs for which product revenue is included, so that only the value of these existing programs was reflected.

For purposes of performing certain of its financial analyses, Piper Sandler applied certain probability of success adjustments to the financial projections provided by CalciMedica consistent with market practice for analyzing biotech companies. Piper Sandler selected probability of success adjustments as published in the BIO Publication for products in development for metabolic disorders. Such adjustments were as follows: (i) Phase 2 development costs were not probability adjusted (such estimated costs were weighted at the full 100% of projected development costs for such period), (ii) post-Phase 2 and Phase 3 development costs were adjusted to reflect a 45% probability of success, (iii) development costs post-Phase 3, together with any estimated commercialization, sales and marketing costs, were adjusted to reflect a 25% probability of success, and (iv) all projected revenues, whether within or outside of, the United States were adjusted to reflect a 25% probability of success. Probability of success adjustments for products in development for metabolic disorders were selected because the pancreas and kidney are known to play an important role in metabolism and metabolic disorders generally. Inflammatory conditions affecting the pancreas and kidney often result in a range of metabolic complications and as such, metabolic disorders were believed to represent the most reasonable therapeutic category in the BIO Publication. No adjustments were made to reflect the potential approval or marketing of competitive products.

The following table, which is subject to the financial projection statements above, presents (in millions) a summary of the Financial Projections, which represent the preliminary internal financial projections for CalciMedica as such financial projections were adjusted by Piper Sandler solely for use by Piper Sandler in connection with the rendering of its Opinion and performing related financial analysis and made available to the Graybug Board. The Financial Projections were consistent with the revised financial projections provided by CalciMedica, except for the probability of success adjustments described above.

	FY 2023	FY 2024	FY 2025	FY 2026	FY 2027	FY 2028	FY 2029	FY 2030	FY 2031	FY 2032	FY 2033	FY 2034	FY 2035	FY 2036	FY 2037	FY 2038
Total Revenue[1]	—	—	—	—	$1	$23	$90	$192	$338	$478	$545	$576	$599	$622	$645	$668

EBITDA[2]	($19)	($29)	($45)	($52)	($64)	($41)	$12	$105	$249	$389	$455	$482	$501	$518	$536	$555

Unlevered Free Cash Flow[3]	($19)	($29)	($45)	($52)	($64)	($41)	$12	$100	$237	$300	$341	$361	$375	$389	$402	$416

(1)	Reflects assumptions regarding probability of success (including regulatory approvals) and of commercialization.
(2)	EBITDA means earnings before interest, taxes, depreciation and amortization.
(3)	Represents EBITDA less cash taxes payable.

Graybug Management Liquidation Analysis

At the direction of the Graybug Board, Graybug management compared an assumed value per share of the merger to Graybug shareholders to the present value per share that might be realized in a liquidation as an alternative to pursuing the merger. In conducting this analysis Graybug’s management determined the implied equity value of Graybug common stock in liquidation to be equal to the present value of the amount of cash available for distribution to Graybug stockholders in an orderly liquidation of Graybug. Graybug’s management assumed that $32.0 million in cash would be available at the commencement of the liquidation process, or approximately $1.50 per currently outstanding share, and that approximately 50% of this amount would be disbursed to stockholders upon initial filing and any remaining amount payable within 18 to 36 months. These assumptions resulted in an aggregate present value of $0.75 to $1.45 per outstanding share using a discount rate ranging from 5.0% to 15.0%, and ranges of the portion of the remaining amount after the initial distribution that would be available for further distribution of from 0% to 100%. The percentage of the remaining amount after the initial distribution that would be available for further distribution would depend on the amount of wind-down costs, the amount required to settle Graybug’s remaining obligations under current contracts, the need to retain employees to facilitate the wind-down and the satisfaction by Graybug of its remaining obligations (including obligations to continue SEC filings), and the need to retain funds beyond that distribution for unknown or contingent liabilities, each of which could be material and the total amount of which could not currently be estimated. In addition, this analysis assumed no litigation nor other contingent liabilities that were not currently known and recorded that could require the future utilization of cash during the liquidation process. For example, assuming the second distribution was made in 1.5 years, and using a discount rate of 10.0%, the present value of the future payments would yield a total liquidation value of $1.14 per share (assuming an initial distribution to stockholders of $0.75 per share and that 60% of the remaining cash after the initial distribution was available for further distribution) or $1.01 (assuming 40% of the remaining cash after the initial distribution was available for further distribution).

Interests of Graybug’s Directors and Executive Officers in the Merger

In considering the recommendation of the Graybug Board that you vote in favor of the proposals outlined herein, you should be aware that aside from their interests as Graybug stockholders, the directors and executive officers of Graybug have interests in the merger that are different from, or in addition to, those of other Graybug stockholders generally. Members of the Graybug Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to Graybug stockholders to vote in favor of the proposals outlined herein. See the section entitled “The Merger—Graybug’s Reasons for the Merger; Recommendations of the Graybug Board” on page 104 of this proxy statement. Graybug stockholders should take these interests into account in deciding whether to vote in favor of the proposals outlined herein. These interests are described in more detail below, and certain of them are quantified in the narrative and tables below.

Pursuant to the merger agreement, it is expected that two of Graybug’s current directors, Eric Bjerkholt and Frederic Guerard, Pharm.D., will continue to serve on the Combined Board. The merger agreement further provides that for a period of six years following the effective time of the merger:

•

Graybug and the combined company shall indemnify and hold harmless each person who is or has served as a director, officer, fiduciary or agent of Graybug or CalciMedica (or their respective subsidiaries) respectively, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified party is or was a director, officer, fiduciary or agent of Graybug or CalciMedica (or their respective subsidiaries), whether asserted or claimed prior to, at or after the time of merger, in each case, to the fullest extent permitted under applicable law. Each party so covered will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Graybug and the combined company, jointly and severally, upon receipt by Graybug or the combined company from the party so covered of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Graybug, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•

The provisions of Graybug’s certificate of incorporation and bylaws with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Graybug and its subsidiaries that are set forth in Graybug’s certificate of incorporation and bylaws as of the date of the merger agreement shall not be amended, modified or repealed for a period of six (6) years from the time of merger in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the time of merger, were officers or directors of Graybug or its subsidiaries. The certificate of incorporation and bylaws of the combined company shall contain, and Graybug shall cause the certificate of incorporation and bylaws of the combined company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those currently set forth in Graybug’s certificate of incorporation and bylaws;

•

From and after the time of merger, Graybug shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the time of merger, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Graybug. In addition, Graybug shall purchase, prior to the time of merger, a six-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Graybug’s and its subsidiaries’ existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the time of merger with respect to any claim related to any period of time at or prior to the time of merger. During the term of the tail policy, Graybug shall not take any action following the time of merger to cause the tail policy to be cancelled or any provision therein to be amended or waived in any manner that would adversely affect in any material respect the rights of the former and current officers and directors;

•

From and after the time of merger, Graybug shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in section in connection with their successful enforcement of the rights provided to such persons as described in this section

•

All rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the time of merger, whether asserted or claimed prior to, at or after the time of merger, now existing in favor of the current or former directors, officers or employees, as the case may be, of Graybug as provided in their Graybug’s certificate of incorporation and bylaws or in any agreement shall survive the merger and shall continue in full force and effect. The indemnifications provisions described in this section are intended to be in addition to the rights otherwise available to the current and former officers and directors of Graybug by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the covered parties, their heirs and their representatives; and

•

From and after the time of merger, in the event Graybug, the combined company or any of their respective successors or assigns (i) consolidates with or merges into any other legal entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any legal entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Graybug or the combined company, as the case may be, shall succeed to the obligations described in this section. Graybug shall cause the combined company to perform all of the obligations of the combined company as described in this section. The obligations set forth in this section shall not be terminated, amended or otherwise modified in any manner that adversely affects any covered party, or any person who is a beneficiary under the policies referred to in this section and their heirs and representatives, without the prior written consent of such affected party or other person.

As of November 21, 2022, Graybug’s executive officers were as follows:

Name	Position
Frederic Guerard, PharmD.	Chief Executive Officer
Robert S. Breuil	Chief Financial Officer
Parisa Zamiri, MD, Ph.D.	Chief Medical Officer

Outstanding Graybug Equity Awards Held by Directors and Executive Officers

Graybug’s directors and executive officers hold Graybug options and restricted stock units which, pursuant to the merger agreement, will be treated as set forth in the section entitled “The Merger Agreement—Treatment of Graybug Stock Options and Restricted Stock Units” on page 140 of this proxy statement. The table below sets forth information with respect to the Graybug options and restricted stock units held by each of Graybug’s directors and executive officers as of November 21, 2022, the latest practicable date prior to the filing of this proxy statement. This date has been selected for illustrative purposes only, and does not reflect the date on which certain events will or may occur, if at all. The general treatment of stock options and restricted stock units in the merger, is described in “The Merger Agreement—Merger Consideration and Exchange Ratio; Treatment of Graybug Stock Options and Restricted Stock Units” beginning on page 136 of this proxy statement, and a description of the accelerated vesting contemplated upon the closing of the merger is described in “The Merger Agreement—Treatment of Graybug Stock Options and Restricted Stock Units” on page 140 of this proxy statement. In addition, for more information on the equity holdings of Graybug directors and executive officers, see the table in “Principal Stockholders of Graybug” on page 293 of this proxy statement.

Holder Name	Grant Date (1)	Expiration Date (2)	Exercise Price per share ($)	Number of Vested Shares of Common Stock Underlying Options as of 11/21/2022	Number of Unvested Shares of Common Stock Underlying Options as of 11/21/2022	Number of Unvested Shares of Common Stock Underlying RSUs as of 11/21/2022	Value of Accelerated Vesting of Award ($)
Christina Ackermann	9/24/2020	9/24/2030	16.00	25,000	7,639	—	—
	6/2/2021	6/2/2031	4.07	12,500	—	—	—
	6/2/2022	6/2/2032	0.98	20,000	20,000	—	—
	6/2/2022	6/2/2023	—	—	—	20,000	18,900
Eric Bjerkholt	9/24/2020	9/24/2030	16.00	25,000	7,639	—	—
	6/2/2021	6/2/2031	4.07	12,500	—	—	—
	6/2/2022	6/2/2032	0.98	20,000	20,000	—	—
	6/2/2022	6/2/2023	—	—	—	20,000	18,900
Robert S. Breuil	9/11/2020	9/11/2030	16.00	172,111	78,885	—	—
	9/25/2020	9/25/2024	—	—	—	40,000	37,800
	12/8/2020	12/8/2030	23.66	30,000	15,625	—	—
	5/19/2021	5/19/2025	—	—	—	99,375	93,909
	5/19/2021	5/19/2031	3.73	232,000	145,000	—	—
	2/28/2022	2/28/2032	1.33	63,845	63,845	—	—
	2/28/2022	2/28/2023	—	—	—	83,155	78,581
	8/24/2022	8/24/2026	—	—	—	421,875	398,672
Julie Eastland	9/24/2020	9/24/2030	16.00	25,000	7,639	—	—
	6/2/2021	6/2/2031	4.07	12,500	—	—	—
	6/2/2022	6/2/2032	0.98	20,000	20,000	—	—
	6/2/2022	6/2/2023	—	—	—	20,000	18,900
Frederic Guerard, Pharm.D.	2/1/2019	2/1/2029	2.26	544,135	34,009	—	—
	11/7/2019	11/7/2029	3.88	361,988	90,497	—	—
	12/8/2020	12/8/2030	23.66	200,000	104,167	—	—
	5/19/2021	5/19/2025	—	—	—	281,250	265,781
	5/19/2021	5/19/2031	3.73	660,000	412,500	—	—
	2/28/2022	2/28/2032	1.33	170,054	170,054	—	—
	2/28/2022	2/28/2023	—	—	—	221,746	209,550
	8/24/2022	8/24/2026	—	—	—	984,375	930,234

Holder Name	Grant Date (1)	Expiration Date (2)	Exercise Price per share ($)	Number of Vested Shares of Common Stock Underlying Options as of 11/21/2022	Number of Unvested Shares of Common Stock Underlying Options as of 11/21/2022	Number of Unvested Shares of Common Stock Underlying RSUs as of 11/21/2022	Value of Accelerated Vesting of Award ($)
Dirk Sauer, Ph.D.	8/12/2021	8/12/2031	3.92	12,500	—	—	—
	4/13/2022	4/13/2032	1.18	80,000	64,444	—	—
	6/2/2022	6/2/2032	0.98	20,000	20,000	—	—
	6/2/2022	6/2/2023	—	—	—	20,000	18,900
Christy Shaffer, Ph.D.	6/2/2021	6/2/2031	4.07	12,500	—	—	—
	6/2/2022	6/2/2032	0.98	20,000	20,000	—	—
	6/2/2022	6/2/2023	—	—	—	20,000	18,900
Parisa Zamiri, M.D., Ph.D.	7/7/2020	7/7/2030	3.52	223,736	88,559	—	—
	12/8/2020	12/8/2030	23.66	35,000	18,230	—	—
	5/19/2021	5/19/2025	—	—	—	93,750	88,594
	5/19/2021	5/19/2031	3.73	219,000	136,875	—	—
	2/28/2022	2/28/2032	1.33	63,845	63,845	—	—
	2/28/2022	2/28/2023	—	—	—	83,155	78,581
	8/24/2022	8/24/2026	—	—	—	421,875	398,672

(1)	Includes Incentive Stock Options (“ISO”), Non-Qualified Stock Options (“NSO”), and Restricted Stock Units (“RSU”).
(2)	RSUs expire when fully vested and settled.

Acceleration of Unvested Equity Awards Held by Terminating Graybug Employees & Executive Officers

As of November 21,2022, the assumed effective date of the merger solely for purposes of this disclosure, the estimated aggregate value of the unvested stock options and RSUs held by the Graybug executive officers, calculated based on Graybug’s closing price on November 21, 2022 of $0.945 per share, is $2,580,374.

None of the Graybug executive officers hold any other unvested Graybug equity awards.

As further described below under “Executive Severance Change in Control Provisions”, pursuant to the merger agreement, Graybug and CalciMedica have agreed that each Graybug employee, including all Graybug executive officers, that remain employed by Graybug as of immediately prior to the closing of the merger will be terminated on the closing date, and that such termination will be treated as a qualifying termination for purposes Graybug Change in Control Severance Policy (the “CIC Policy”). As a result, upon the closing of the merger, the vesting of all unvested equity awards held by Graybug’s employees, including its executive officers, who are terminated upon the closing, will accelerate in full and vest.

Acceleration of Unvested Equity Awards Held by Non-Employee Directors

As of November 21,2022, the assumed effective date of the merger solely for purposes of this disclosure, the estimated aggregate value of the unvested stock options and RSUs held by the non-employee directors, calculated based on Graybug’s closing price on November 21, 2022 of $0.945 per share, is $94,500.

None of Graybug’s non-employee directors hold any other unvested Graybug equity awards.

Pursuant to the Graybug’s 2020 equity incentive plan, upon the closing of the merger, all unvested equity awards held by its non-employee directors will accelerate in full.

Executive Severance and Change in Control Provisions

Each of Frederic Guerard, Pharm.D., Robert S. Breuil, and Parisa Zamiri, M.D., Ph.D. (each, a “Graybug executive officer”) participates in the CIC Policy. The CIC Policy provides for certain severance payments, equity acceleration and other benefits in the event a Graybug executive officer’s employment is terminated due to termination by Graybug (or a successor) without “cause” or the Graybug executive officer’s resignation for “good reason” (as such terms are defined in the CIC Policy, and each such termination, a “qualifying termination”) that occurs on or within 12 months after a “change in control” of Graybug. The merger will constitute a “change in control” under the CIC Policy.

Graybug and CalciMedica have agreed that each Graybug executive officer that remains employed by Graybug as of immediately prior to the closing of the merger will be terminated on the closing date, and that such termination will be treated as a qualifying termination for purposes of the CIC Policy. Notwithstanding the foregoing, a Graybug executive officer and CalciMedica may agree in writing prior to the closing date that such officer will not terminate employment on the closing date, and will instead continue in employment following closing, but no Graybug executive officer has entered into such agreement with CalciMedica as of the date of this proxy statement. Accordingly, pursuant to the CIC Policy, and subject to the execution and effectiveness of a general release of claims, each of the Graybug executive officers will receive (i) 15 months (18 months, for Dr. Guerard) of such Graybug executive officer’s base salary in effect immediately prior to the termination, (ii) an amount equal to 1.25 times (1.5 times, for Dr. Guerard) such Graybug executive officer’s annual target bonus in effect immediately prior to such termination, (iii) reimbursement for any monthly COBRA premium payments made by Graybug executive officer until the earliest of (a) 15 months (18 months for Dr. Guerard) and (b) the date on which the Graybug executive officer and the Graybug executive officer’s covered dependents, if any, becomes eligible for healthcare coverage under another employer plan(s) and (iv) full acceleration of vesting of all Graybug equity awards.

In addition, each of the Graybug executive officers will enter into equity amendment letters with Graybug, effective upon the closing of the merger (and, with respect to the amendment letter for the options, subject to termination of the Graybug executive officer without “cause” under the merger agreement, which requirement will be satisfied upon the Graybug executive officer’s termination on the closing date), which provide that Graybug restricted stock units that are vested and unsettled at the closing of the merger will be settled in monthly installments following closing of the merger (and in full by December 31, 2023) and that Graybug stock options with an exercise price equal to or less than $1.33 per share (prior to the split effective time, as defined below) may be exercised for an extended period of time, until the earlier of the (a) expiration date of the option and (b) close of business on March 1, 2024.

For thoroughness, Graybug previously entered into employment agreements with each of the Graybug executive officers that provide certain severance payments and other benefits in connection with a termination by Graybug without “cause” or the Graybug executive officer’s resignation for “good reason” outside of a “change in control”, which benefits are superseded in the event of a change of control by the payments and benefits under the CIC Policy and, accordingly, are not described here.

The table below sets forth the estimated values of following potential payments and benefits that each of the Graybug executive officers would or may receive in connection with the merger and their termination upon the closing date: (i) cash severance payments, which includes the salary and target bonus components described above, (ii) COBRA benefits, assuming each Graybug executive officer is participating in Graybug’s group health plan immediately prior to the termination and elects COBRA health continuation, and (iii) equity acceleration, assuming the merger occurs on November 21, 2022 and calculated based on Graybug’s closing price on

November 21, 2022 of $0.945 per share. Additional detail regarding the Graybug executive officer’s equity awards is set forth above in “—Outstanding Graybug Equity Awards Held by Directors and Executive Officers”.

Name	Estimated Value of Cash Severance Payments ($)	Estimated Value of COBRA Benefit ($)	Equity Awards ($)	Total ($)
Frederic Guerard, Pharm.D., President and Chief Executive Officer	1,371,634	38,272	1,405,565	2,815,471
Robert S. Breuil, Chief Financial Officer	733,870	38,272	608,962	1,381,104
Parisa Zamiri, M.D., Ph.D., Chief Medical Officer	778,482	38,272	565,847	1,382,601

Graybug 2022 Bonuses

Pursuant to the Graybug 2022 Bonus Program adopted by Graybug’s Compensation Committee on January 14, 2022, as amended on October 17, 2022 (the “Graybug 2022 Bonus Program”), the Graybug executive officers are eligible to receive cash bonus payments (collectively, referred to as the “Graybug 2022 Bonuses”). The Graybug 2022 Bonus Program includes weighted performance metrics, with 50% of the Graybug 2022 Bonuses payable in the event of a closing of a merger. 100% of such component will be paid in full if the merger closes in 2022, 50% of such component will be paid if the merger closes in the first quarter of 2023 and 25% of such component will be paid if the merger closes in the second quarter of 2023. The estimated values of the portion of the Graybug 2022 Bonus Program attributable to the closing of the merger, assuming that the merger closes in the first quarter of 2023, are set forth in the table below.

Name	Bonus Amount($)
Frederic Guerard, Pharm.D., President and Chief Executive Officer	146,013
Robert S. Breuil, Chief Financial Officer	75,484
Parisa Zamiri, M.D., Ph.D., Chief Medical Officer	80,072

Termination of Employment

We expect that each Graybug executive officer will be terminated upon the closing date and that such termination will be treated as a qualifying termination for purposes of the CIC Policy. Therefore, it is expected that the Graybug executive officers will be entitled to receive payment of the severance, equity acceleration and bonuses as described above.

Federal Securities Law Consequences; Resale Restrictions

The issuance of Graybug common stock in the merger to CalciMedica’s will be effected by means of a private placement, which is exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D or Regulation S promulgated thereunder and such shares will be “restricted securities.” The shares issued in connection with the merger will not be registered under the Securities Act upon issuance and will not be freely transferable. Holders of such shares may not sell their respective shares unless the shares are registered under the Securities Act or an exemption is available under the Securities Act. The merger agreement provides that the number of holders of CalciMedica common stock who have not executed an investor questionnaire certifying that such stockholder is an “accredited investor” pursuant to Regulation D under the Securities Act has to be less than 35. Additionally, the shares of Graybug common stock issued in the merger to certain of CalciMedica’s stockholders will be subject to the resale restrictions under the lock-up agreements, as further described in the section entitled “Agreements Related To The Merger” beginning on page 159 of this proxy statement.

Material U.S. Federal Income Tax Consequences of the Merger and the Reverse Stock Split

The following discussion summarizes certain material U.S. federal income tax considerations of the merger and the reverse stock split that would be expected to apply generally to U.S. Holders (as defined below) of Graybug common stock. This summary is based upon current provisions of the Code, existing Treasury Regulations under the Code and current administrative rulings and court decisions, all of which are subject to change or different interpretation. Any change, which may or may not be retroactive, could alter the tax consequences to Graybug or its stockholders as described in this summary. No ruling from the U.S. Internal Revenue Service, or the IRS, has been or will be requested in connection with the merger or the reverse stock split and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.

No attempt has been made to address all U.S. federal income tax consequences of the merger or the reverse stock split that may be relevant to particular U.S. Holders, including holders: (i) who are subject to special tax rules such as dealers, brokers and traders in securities, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, banks or other financial institutions or tax-exempt entities; (ii) who acquired their shares in connection with stock options, stock purchase plans or other compensatory transactions; (iii) who hold their shares as a hedge or as part of a hedging, straddle, “conversion transaction”, “synthetic security”, integrated investment or any risk reduction strategy; (iv) who are partnerships, limited liability companies that are not treated as corporations for U.S. federal income tax purposes, S corporations, or other pass-through entities or investors in such pass-through entities; (v) who do not hold their shares as capital assets for U.S. federal income tax purposes (generally, property held for investment within the meaning of Section 1221 of the Code); (vi) who hold their shares through individual retirement or other tax-deferred accounts; (vii) who have a functional currency for United States federal income tax purposes other than the U.S. dollar, (viii) who are required under Section 451(b) of the Code to conform the timing of their income to their financial statements; or (ix) who acquired their shares of Graybug common stock through the exercise of convertible securities or in a transaction subject to the gain rollover provisions of Section 1045 of the Code.

In addition, the following discussion does not address state, local or non-U.S. tax consequences of the merger or the reverse stock split, the Medicare tax on net investment income, U.S. federal estate and gift tax, the alternative minimum tax, the rules regarding qualified small business stock within the meaning of Section 1202 of the Code, or any other aspect of any U.S. federal tax other than the income tax. The discussion generally assumes that for U.S. federal income tax purposes, neither the merger nor the reverse stock split will be integrated or otherwise treated as part of a unified transaction with any other transaction.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Graybug common stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is (or is treated as) a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of such trust, or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

HOLDERS OF GRAYBUG COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE REVERSE STOCK SPLIT IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF THE MERGER AND REVERSE STOCK SPLIT UNDER STATE, LOCAL AND NON-U.S. TAX LAWS.

Merger

Graybug and CalciMedica intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and agreed not to knowingly take any action which would reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, and not to take any tax reporting position inconsistent with treatment of the merger as a reorganization unless otherwise required by change in applicable law after the date of the merger agreement or a “determination” within the meaning of Section 1313(a) of the Code. Because of the form of the merger, U.S. holders of Graybug common stock, as of immediately prior to the merger, did not sell, exchange or dispose of any shares of Graybug common stock as a result of the merger. Thus, there will be no material U.S. federal income tax consequences to Graybug stockholders, as such, as of immediately prior to the merger, as a result of the merger.

Reverse Stock Split

Graybug stockholders generally will not recognize gain or loss as a result of the reverse stock split, except to the extent a Graybug stockholder receives cash in lieu of a fractional share of Graybug common stock. The aggregate adjusted tax basis in the shares of Graybug common stock received pursuant to the reverse stock split will equal the aggregate adjusted tax basis of the shares of Graybug common stock exchanged therefor (less any tax basis allocable to the fractional share that is deemed redeemed for cash, as described below). In general, each Graybug stockholder’s holding period for the shares of Graybug common stock received pursuant to the reverse stock split will include the holding period in the shares of Graybug common stock exchanged therefor. Graybug stockholders that acquired Graybug common stock on different dates or at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A Graybug stockholder that is a U.S. Holder who receives cash in lieu of a fractional share of Graybug common stock pursuant to the reverse stock split generally will recognize gain or loss equal to the difference between the amount of cash received for such fractional share and the portion of such stockholder’s tax basis in the Graybug common stock allocated to the fractional share. Gain or loss recognized as the result of receiving cash in lieu of a fractional share of Graybug common stock generally will be capital gain or loss, and generally will be long-term capital gain or loss if, as of the effective time of the merger, the stockholder’s holding period for the stockholder’s shares of Graybug common stock is greater than one year. Long-term capital gains of certain non-corporate taxpayers, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

A Graybug stockholder that is a not a U.S. Holder who receives cash in lieu of a fractional share of Graybug common stock pursuant to the reverse stock split generally will not be subject to U.S. federal income tax on any gain recognized in connection with such reverse stock split unless:

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that gain is effectively connected with such holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	such holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

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Graybug is or has been a “U.S. real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes during the shorter of such holder’s holding period or the 5-year period ending on the date of disposition of the common stock and certain other conditions are met. We believe we are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes.

THE TAX CONSEQUENCES TO EACH GRAYBUG STOCKHOLDER OF THE REVERSE STOCK SPLIT WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR FACTS AND CIRCUMSTANCES. GRAYBUG STOCKHOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH GRAYBUG STOCKHOLDERS.

THE SPECIAL MEETING

Date, Time and Place

The special meeting of Graybug’s stockholders will be held at                 , Pacific Time, on                  , 2023 at www.proxydocs.com/GRAY.

Purpose of the Special Meeting

The purpose of the special meeting is to consider and vote on the following proposals:

1.	To approve the issuance of Graybug common stock pursuant to the merger agreement and the resulting change of control of Graybug pursuant to the Nasdaq rules;

2.	To approve an amended and restated certificate of incorporation of Graybug;

3.	To approve Graybug’s 2023 equity incentive plan;

4.	To approve Graybug’s 2023 employee stock purchase plan; and

5.	To adjourn or postpone the special meeting.

If Graybug is to complete the merger with CalciMedica, stockholders must approve Proposals 1 and 2. The approval of Proposals 3, 4 and/or 5 is not a condition to the completion of the merger with CalciMedica.

Record Date; Shares Outstanding and Entitled to Vote

The Graybug Board has fixed [●], 2023 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Graybug common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, Graybug had [●] shares of Graybug common stock outstanding and entitled to vote at the special meeting. Each holder of record of shares of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

Quorum

Under the bylaws, the holders of a majority in voting power of the shares of Graybug common stock issued and outstanding and entitled to vote at the meeting, present virtually or represented by proxy, shall constitute a quorum at any meeting of stockholders. If less than a quorum is present at a meeting, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present virtually or represented by proxy, shall have power to adjourn the meeting from time to time. The inspector of election appointed for the special meeting will determine whether a quorum is present. The inspector of election will treat abstentions as present for purposes of determining the presence of a quorum.

If a beneficial owner of shares held in “street name” by a bank, broker or other nominee does not provide the organization that holds its shares with specific voting instructions, then, under applicable rules, the organization that holds its shares may generally vote on “discretionary” matters but cannot vote on “non-discretionary” matters. If the organization that holds the beneficial owner’s shares does not receive instructions from such stockholder on how to vote its shares on any proposal to be voted on at the special meeting, that bank, broker or other nominee will inform the inspector of election at the special meeting that it does not have authority to vote on any proposal at the special meeting with respect to such shares, and, furthermore, such shares will not be deemed to be in attendance at the meeting. This is generally referred to as a “broker non-vote.” However, if the bank, broker or other nominee receives instructions from such stockholder on how to vote its shares as to at least one proposal but not all of the proposals, the shares will be voted as instructed on any proposal which voting instructions have been given but will not be voted on the other, uninstructed proposal(s).

If a quorum is not present, the only business that can be transacted at the special meeting is the adjournment or postponement of the meeting to another date or time.

How to Vote Your Shares

If you hold your shares in your own name, you may submit a proxy by telephone, via the internet or by mail or vote by attending the special meeting via the internet and voting during the special meeting.

•	Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until Pacific Time on , 2023 by calling the toll-free telephone number on the enclosed proxy card.

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Submitting a Proxy via the internet: You can submit a proxy via the internet until [●] Pacific Time on                     , 2023 by accessing the web site listed on your proxy card and following the instructions you will find on the web site.

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Submitting a Proxy by Mail: If you choose to submit a proxy by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided or return it to Corporate Secretary, Graybug Vision, Inc., 274 Redwood Shores Parkway, P.O. Box 144, Redwood City, California 94065.

By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. Please follow the instructions from the holder of record carefully.

How to Change Your Vote

The proxy accompanying this proxy statement is solicited on behalf of the Graybug Board for use at the special meeting.

Any Graybug stockholder of record voting by proxy, other than those Graybug stockholders who have executed a voting agreement and irrevocable proxy, has the right to revoke the proxy at any time before the polls close at the special meeting by:

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delivering a written notice stating that he, she or it would like to revoke his, her or its proxy to Graybug’s Corporate Secretary at 274 Redwood Shores Parkway, P.O. Box 144, Redwood City, California 94065;

•	delivering a duly executed proxy card to Graybug’s Corporate Secretary bearing a later date than the proxy being revoked;

•	submitting a proxy on a later date by telephone or via the internet (only your last telephone or internet proxy will be counted), before Pacific Time on , 2023; or

•	attending the special meeting, withdrawing his, her or its proxy, and voting during the special meeting via the internet. Attendance alone at the special meeting will not revoke a proxy.

If a stockholder of Graybug has instructed a broker to vote its shares of Graybug common stock that are held in “street name,” the stockholder must follow directions received from its broker to change those instructions.

Proxies; Counting Your Vote

A majority of the shares entitled to vote, present at the special meeting or represented by proxy constitute a quorum at the special meeting. Stockholders shall have one vote for each share of stock entitled to vote owned by them as of the record date. Assuming the presence of a quorum at the meeting:

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To approve the issuance of Graybug common stock pursuant to the merger agreement and the resulting “change of control” of Graybug under the Nasdaq rules, the affirmative vote of a majority of the votes cast virtually or by proxy at the virtual special meeting is required. A failure to submit a proxy card or vote at the special meeting, or an abstention or “broker non-vote” will have no effect on the outcome of this proposal.

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To approve an amendment and restatement of Graybug’s certificate of incorporation, including to effect a reverse stock split of Graybug common stock, the affirmative vote of the holders of a majority of the outstanding shares of Graybug common stock entitled to vote at the special meeting is required. A failure to submit a proxy card or vote at the special meeting, or an abstention or “broker non-vote” will have the same effect as a vote against the approval of this proposal.

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To approve Graybug’s 2023 equity incentive plan, the affirmative vote of a majority of the votes cast virtually or by proxy at the virtual special meeting is required. A failure to submit a proxy card or vote at the special meeting, or an abstention or “broker non-vote” will have no effect on the outcome of this proposal.

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To approve Graybug’s 2023 employee stock purchase plan, the affirmative vote of a majority of the votes cast virtually or by proxy at the virtual special meeting is required. A failure to submit a proxy card or vote at the special meeting, or an abstention or “broker non-vote” will have no effect on the outcome of this proposal.

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To consider and vote upon an adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1 and 2, the affirmative vote of a majority of the votes cast virtually or by proxy at the virtual special meeting is required. A failure to submit a proxy card or vote at the special meeting, or an abstention or “broker non-vote” will have no effect on the outcome of this proposal.

Appraisal Rights

Graybug’s stockholders are not entitled to appraisal rights in connection with the merger.

Voting by Graybug’s Directors, Executive Officers and Certain Stockholders

Certain Graybug stockholders, including certain directors and officers of Graybug, owned approximately 45% of Graybug’s outstanding common stock and are subject to support agreements, pursuant to which each such stockholder has granted a proxy to Graybug to vote such stockholder’s shares of Graybug common stock in favor of the transactions contemplated by the merger agreement, as further described in the section entitled “Agreements Related To The Merger” beginning on page 159 of this proxy statement.

Solicitation of Proxies

Graybug and CalciMedica will equally share the cost of the printing and filing of this proxy statement and the fees paid to a financial printer or the SEC. Graybug will pay any other fees and expenses incurred by it. You will need to obtain your own internet access if you choose to access the proxy materials and/or vote over the internet. Graybug and CalciMedica may use the services of its directors, officers and other employees to solicit proxies from Graybug’s stockholders without additional compensation. Arrangements will also be made with banks, brokers, nominees, custodians and fiduciaries who are record holders of Graybug common stock for the forwarding of solicitation materials to the beneficial owners of Graybug common stock. Upon request of the record holders, Graybug will reimburse these banks, brokers, nominees, custodians and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. The merger agreement has been attached to this proxy statement to provide you with information regarding its terms. The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement. This summary may not contain all of the information about the merger agreement that is important to you. Graybug urges you to carefully read the merger agreement in its entirety as it is the legal document governing the merger.

The following is a summary of the material terms of the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement and is incorporated by reference. The merger agreement has been attached to this proxy statement to provide you with information regarding its terms. It is not intended to provide any other factual information about Graybug, CalciMedica or the merger subsidiary. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement.

The merger agreement contains representations and warranties that Graybug and the merger subsidiary, on the one hand, and CalciMedica, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if such statements made in the representations and warranties prove to be incorrect. In addition, the assertions made in the representations and warranties are qualified by the information in confidential disclosure schedules exchanged by the parties in connection with the signing of the merger agreement. While Graybug and CalciMedica do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Graybug, CalciMedica or the merger subsidiary, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Graybug and the merger subsidiary on the one hand, and CalciMedica on the other hand, and are modified by the disclosure schedules.

Structure

Under the merger agreement, the merger subsidiary, a wholly owned subsidiary of Graybug formed in connection with the merger, will merge with and into CalciMedica, with CalciMedica surviving as a wholly owned subsidiary of Graybug. Substantially concurrent with the completion of the merger, Graybug will be renamed “CalciMedica, Inc.” and expects to trade on Nasdaq under the symbol “CALC.”

Completion and Effectiveness of the Merger

The merger will be completed as promptly as practicable (but no later than the second business day) after all of the conditions to the closing of the merger are satisfied or waived, including the approval of the stockholders of Graybug, unless earlier terminated in accordance with the terms of the merger agreement. For more information on termination rights, see the section entitled “The Merger Agreement—Termination and Termination Fees.” The Merger is anticipated to occur after the Graybug special meeting, which is further described in the section entitled “The Special Meeting.” Graybug and CalciMedica cannot predict the exact timing of the closing of the merger because it is subject to various conditions.

Merger Consideration and Exchange Ratio

Merger Consideration

At the effective time of the merger, each share of CalciMedica capital stock outstanding immediately prior to the effective time of the merger (excluding shares held as treasury stock by CalciMedica or held or owned by Graybug, the merger subsidiary or any subsidiary of Graybug or CalciMedica and dissenting shares), after giving effect to (i) the preferred stock conversion (as defined below), (ii) the automatic exercise of CalciMedica warrants to purchase shares of CalciMedica common stock with an exercise price of $0.01 immediately prior to the closing of the merger in accordance with their terms and the automatic exercise of CalciMedica warrants to purchase shares of CalciMedica Series C-2 preferred stock immediately prior to the closing of the merger in accordance with their terms (the “CalciMedica warrant exercises”) and (iii) the conversion of CalciMedica convertible promissory notes, as may be amended, into CalciMedica common stock pursuant to their terms (the “convertible promissory note conversion”), will be automatically converted solely into the right to receive a number of validly issued, fully paid and nonassessable shares of Graybug common stock equal to the exchange ratio (as described below).

No fractional shares of Graybug common stock will be issued in connection with the merger, no certificates or scrip for any such fractional shares will be issued and no cash will be paid for any such fractional shares. Any fractional shares of Graybug common stock that a holder of CalciMedica capital stock would otherwise be entitled to receive will be aggregated with all fractional shares of Graybug common stock issuable to such holder and any remaining fractional shares will be rounded up to the nearest whole share.

Exchange Ratio

The exchange ratio formula is derived based upon a ratio of Graybug shares to CalciMedica shares, in each case, on a fully diluted basis outstanding as of immediately prior to the effective time of the merger, calibrated for respective valuation, and is subject to adjustment based upon the determination of Graybug net cash.

Immediately following the effective time of the merger, CalciMedica’s equityholders are expected to own or hold rights to acquire 71.4% of the combined company and Graybug’s equityholders are expected to own or hold rights to acquire 28.6% of the combined company, in each case, on a fully-diluted basis and subject to certain assumptions, including, but not limited to, (a) Graybug’s net cash as of the closing of the merger being $25 million, (b) a closing date of February 15, 2023, and (c) CalciMedica issuing approximately 20.5 million shares of common stock in the private placement. As currently anticipated, the exchange ratio is expected to be approximately 0.4073, subject to certain adjustments including based on Graybug’s net cash at closing, the closing date, the number of shares of CalciMedica’s common stock issued in the private placement and to account for the effect of a reverse stock split. The “exchange ratio” is the quotient obtained by dividing (a) the CalciMedica merger shares by (b) the CalciMedica outstanding shares, in which:

•	“CalciMedica allocation percentage” means 1.00 minus the Graybug allocation percentage.

•	“CalciMedica merger shares” means the product determined by multiplying (a) the post-closing Graybug shares by (b) the CalciMedica allocation percentage.

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“CalciMedica outstanding shares” means, subject to certain stock dividends, subdivisions, reclassifications, recapitalizations, splits, combinations or exchanges of shares or other like changes occurring prior to the effective time of the merger and the immediately following sentence, the total number of shares of CalciMedica capital stock outstanding immediately prior to the effective time of the merger after giving effect to the preferred stock conversion, the CalciMedica warrant exercises and the convertible promissory note conversion, expressed on a fully-diluted and as-converted to CalciMedica common stock basis, assuming, without limitation or duplication, (i) the exercise of all CalciMedica stock options and CalciMedica warrants, in each case outstanding as of immediately prior to the effective time of the merger, (ii) the issuance of shares of CalciMedica capital stock in respect of all other outstanding stock options, restricted stock awards, warrants or rights to receive such shares, whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the merger (but excluding any shares of CalciMedica capital stock reserved for issuance other than with respect to outstanding CalciMedica warrants or CalciMedica stock options under the CalciMedica Amended and Restated 2006 Stock Plan, as amended (the “CalciMedica plan”), as of immediately prior to the effective time of the merger) and (iii) that the valuation of CalciMedica is the CalciMedica valuation. No out-of-the-money CalciMedica stock options or CalciMedica warrants will be included in the total number of shares of CalciMedica capital stock outstanding for purposes of determining the CalciMedica outstanding shares.

•	“CalciMedica valuation” means $100 million.

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“Graybug allocation percentage” means the quotient derived by dividing the Graybug valuation by the sum of (x) the CalciMedica valuation and (y) the Graybug valuation, yielding 0.2857; provided, however, to the extent that the Graybug net cash (i) is less than $25 million, then 0.2857 shall be reduced by 0.0005 for each $100,000 by which, up to $7 million, Graybug net cash is less than $25 million (for example, the Graybug allocation percentage would be 0.2852 if Graybug net cash is equal to or less than $24.9 million but greater than $24.8 million and 0.2507 if Graybug net cash is $18 million or less) and (ii) is more than $25 million, then 0.2857 shall be increased by 0.0005 for each $100,000 by which, up to $7 million, Graybug net cash is more than $25 million (for example, the Graybug allocation percentage would be 0.2862 if Graybug net cash is equal to or greater than $25.1 million but less than $25.2 million and 0.3207 if Graybug net cash is $32 million or more), in each case of (i) and (ii), as illustrated on a schedule to the merger agreement, which is attached thereto for illustrative purposes only. For the avoidance of doubt, in no event will the Graybug allocation percentage be less than 0.2507 or more than 0.3207. In the event of any conflict between the definition of Graybug allocation percentage and the aforementioned schedule, the definition of Graybug allocation percentage shall prevail.

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“Graybug outstanding shares” means, subject to certain stock dividends, subdivisions, reclassifications, recapitalizations, splits, combinations or exchanges of shares or other like changes occurring prior to the effective time of the merger and the immediately following sentence, the total number of shares of Graybug common stock outstanding immediately prior to the effective time of the merger expressed on a fully-diluted basis and using the treasury stock method, but assuming, without limitation or duplication, the issuance of shares of Graybug common stock in respect of all Graybug stock options, Graybug restricted stock unit awards, and other outstanding options, warrants or rights to receive such shares, in each case, outstanding as of immediately prior to the effective time of the merger (assuming cashless exercise and using the Graybug valuation), whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the merger (but excluding any shares of Graybug common stock reserved for issuance other than with respect to outstanding Graybug stock options, Graybug restricted stock unit awards or Graybug warrants as of immediately prior to the effective time of the merger and as set forth above). No out-of-the-money Graybug stock options or Graybug warrants shall be included in the total number of shares of Graybug common stock outstanding for purposes of determining the Graybug outstanding shares. Notwithstanding the foregoing, Graybug outstanding shares shall not include certain equity awards to be granted to CalciMedica employees set forth on CalciMedica’s disclosure schedule.

•	“Graybug valuation” means $40 million.

•	“Post-closing Graybug shares” means the quotient determined by dividing (a) the Graybug outstanding shares by (b) the Graybug allocation percentage.

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“Graybug net cash” means, without duplication, (a) the sum of Graybug’s and its consolidated subsidiaries’ cash and cash equivalents, marketable securities, accounts, interest and other receivables, deposits and short and long term investments, in each case as of the date anticipated for the closing of the merger as determined by Graybug and CalciMedica (the “anticipated closing date”) (excluding the proceeds to be received in connection with the private placement), determined in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the unaudited consolidated balance sheet of Graybug and its subsidiaries as of September 30, 2022 included in Graybug’s Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC (the “Graybug balance sheet”), minus (b) the sum of Graybug’s and its consolidated subsidiaries’ short and long term liabilities accrued at the closing of the merger, in each case as of the anticipated closing date and determined in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the Graybug balance sheet (including the transaction expenses (as defined below) payable by Graybug to the extent unpaid as of the closing of the merger), minus (c) the cash cost of any unpaid change of control payments or severance, termination, accrued paid time off, retention or similar payments that are or will become due to any current or former employee, director or independent contractor of Graybug or its consolidated subsidiaries in connection with the closing of the merger or the transactions and actions contemplated by the merger agreement (the “contemplated transactions”), minus (d) to the extent unpaid at the closing of the merger, the cost of the D&O tail policy (as defined below) purchased pursuant to Section 5.7(d) of the merger agreement, minus (e) any fees that are or will become payable by Graybug or any of its subsidiaries to Piper Sander to the extent unpaid as of the closing of the merger, in such case solely to the extent attributable to the merger and not the private placement (in other words, exclusive of any Licensing Fee or Placement Fee (in each case as defined in that certain letter, dated as of July 2, 2021, by and between Graybug and Piper Sandler, as amended)), plus (f) prepaid expenses and receivables that will be utilized by Graybug and/or the surviving company on and following the closing of the merger, plus (g) expenses paid, or liabilities incurred, prior to the closing of the merger, that will be covered by Graybug’s D&O insurance in excess of the deductible, plus (h) any net cash proceeds due to Graybug or its consolidated subsidiaries at the closing of the merger or within five days following such closing from any asset dispositions (as defined below) or, as mutually agreed in good faith, otherwise in connection with any asset disposition (in each case net of any taxes accrued or payable by Graybug or its consolidated subsidiaries that are attributable to such asset disposition), and minus (i) an amount reasonably determined by CalciMedica and Graybug as a good faith estimate of the aggregate liability of Graybug related to any outstanding stockholder litigation, provided that if such aggregate liability exceeds $250,000, then only 50% of the portion that exceeds $250,000 shall be deducted from Graybug net cash pursuant to this clause (i), provided further that the aggregate liability contemplated by this clause (i) shall not exceed the remaining unsatisfied portion of Graybug’s D&O insurance deductible.

The following table illustrates how the exchange ratio and post-merger equity ownership of CalciMedica’s pre-merger equity holders and Graybug’s pre-merger equity holders may change if Graybug net cash is between $18 million and $32 million at the closing of the merger, in each case estimated as of November 21, 2022.

Graybug Net Cash ($ in millions)	Exchange Ratio	Post-Merger Ownership
		CalciMedica Equityholders	Graybug Equityholders
$18	0.4911	75.2%	24.8%
$19	0.4769	74.6%	25.4%
$20	0.4637	74.1%	25.9%
$21	0.4512	73.5%	26.5%
$22	0.4394	73.0%	27.0%
$23	0.4282	72.5%	27.5%
$24	0.4175	71.9%	28.1%
$25	0.4073	71.4%	28.6%
$26	0.3977	70.9%	29.1%

Graybug Net Cash ($ in millions)	Exchange Ratio	Post-Merger Ownership
		CalciMedica Equityholders	Graybug Equityholders
$27	0.3885	70.4%	29.6%
$28	0.3797	69.9%	30.1%
$29	0.3713	69.4%	30.6%
$30	0.3633	69.0%	31.0%
$31	0.3556	68.5%	31.5%
$32	0.3482	68.0%	32.0%

Treatment of CalciMedica Stock Options

Under the terms of the merger agreement, each option to purchase shares of CalciMedica capital stock that is outstanding and unexercised immediately prior to the effective time of the merger under the CalciMedica plan, whether or not vested, will be converted into and become an option to purchase shares of Graybug common stock. Graybug will assume the CalciMedica plan and all such CalciMedica stock options in accordance with the terms of the CalciMedica plan and the terms of the stock option agreement by which such option is evidenced.

Accordingly, from and after the effective time of the merger: (i) each outstanding CalciMedica stock option assumed by Graybug may be exercised solely for shares of Graybug common stock; (ii) the number of shares of Graybug common stock subject to each outstanding CalciMedica stock option assumed by Graybug will be determined by multiplying (A) the number of shares of CalciMedica capital stock that were subject to such CalciMedica stock option, as in effect immediately prior to the effective time of the merger, by (B) the exchange ratio, and rounding the resulting number down to the nearest whole number of shares of Graybug common stock; (iii) the per share exercise price for the Graybug common stock issuable upon exercise of each CalciMedica stock option assumed by Graybug will be determined by dividing (A) the per share exercise price of CalciMedica capital stock subject to such CalciMedica stock option, as in effect immediately prior to the effective time of the merger, by (B) the exchange ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any CalciMedica stock option assumed by Graybug will continue in full force and effect and the term, exercisability, vesting schedule, accelerated vesting provisions, and any other provisions of such CalciMedica stock option will otherwise remain unchanged; provided, however, that the Graybug Board or a committee thereof will succeed to the authority and responsibility of the CalciMedica Board or any committee thereof with respect to each CalciMedica stock option assumed by Graybug.

Treatment of CalciMedica Warrants

Under the terms of the merger agreement, each warrant to purchase shares of CalciMedica capital stock that is outstanding and unexercised as of immediately prior to the effective time of the merger (after giving effect to the preferred stock conversion, the CalciMedica warrant exercises and the convertible promissory note conversion) will be converted into and become a warrant to purchase shares of Graybug common stock and Graybug will assume each such CalciMedica warrant in accordance with its terms.

Accordingly, from and after the effective time of the merger: (i) each outstanding CalciMedica warrant assumed by Graybug may be exercised solely for shares of Graybug common stock; (ii) the number of shares of Graybug common stock subject to each outstanding CalciMedica warrant assumed by Graybug will be determined by multiplying (A) the number of shares of CalciMedica common stock, or the number of shares of CalciMedica preferred stock issuance upon exercise of the CalciMedica warrant, as applicable, that were subject to such CalciMedica warrant immediately prior to the effective time of the merger by (B) the exchange ratio, and rounding the resulting number up to the nearest whole number of shares of Graybug common stock; (iii) the per share exercise price for the Graybug common stock issuable upon exercise of each CalciMedica warrant assumed by Graybug will be determined by dividing (A) the per share exercise price of CalciMedica capital stock subject to such CalciMedica warrant, as in effect immediately prior to the effective time of the merger, by (B) the exchange ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any CalciMedica warrant assumed by Graybug will continue in full force and effect and the term and other provisions of such CalciMedica warrant will otherwise remain unchanged.

Treatment of Graybug Stock Options and Restricted Stock Units

All outstanding and unexercised options to purchase shares of Graybug common stock and all outstanding and unvested restricted stock units will remain effective and outstanding to the extent they are not, for restricted stock units, accelerated (and settled) in connection with the Merger. As of November 21, 2022, there were outstanding options to purchase up to an aggregate of 4,411,230 shares of Graybug common stock and unvested restricted stock units covering 3,520,994 shares of Graybug common stock. As of November 21, 2022, Graybug’s current executive officers and directors collectively owned outstanding options to purchase an aggregate of 3,293,214 shares of Graybug common stock and unvested restricted stock units covering 2,830,556 shares of Graybug common stock. Such options and restricted stock units will be adjusted for the reverse stock split.

Directors and Executive Officers of the Combined Company Following the Merger

The merger agreement provides that the parties will use reasonable best efforts and take all necessary action so that immediately after the effective time of the merger, the Graybug Board is comprised of seven members, with two such members designated by Graybug and five such members designated by CalciMedica. A. Rachel Leheny, Ph.D., will serve as the Chief Executive Officer and Michael J. Dunn, MBA, as the President and Chief Operating Officer of the combined company.

Conditions to the Completion of the Merger

The obligations of each party to effect the merger and otherwise consummate the contemplated transactions to be consummated at the closing of the merger are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the parties, at or prior to the closing of the merger, of each of the following conditions:

•

there must not have been any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the contemplated transactions to be consummated at the closing of the merger issued by any court of competent jurisdiction or other governmental body of competent jurisdiction and that remains in effect, and no law will have made the consummation of the contemplated transactions to be consummated at the closing of the merger illegal;

•

the Graybug stockholders must have approved (i) the amendment of Graybug’s certificate of incorporation (the “Graybug charter amendment”) to effect a reverse stock split of all outstanding shares of Graybug common stock at a reverse stock split to be mutually agreed upon by Graybug and CalciMedica (the “Nasdaq reverse split”) and (ii) the issuance of Graybug common stock or other securities of Graybug that represent (or are convertible into) more than 20% of the shares of Graybug common stock outstanding immediately prior to the merger to the holders of CalciMedica capital stock, CalciMedica stock options and CalciMedica warrants in connection with the contemplated transactions and the change of control of Graybug resulting from the contemplated transactions, in each case pursuant to the Nasdaq rules (the “Graybug issuance and change of control”), by the affirmative vote of the holders of (a) a majority of the outstanding shares of Graybug common stock and (b) a majority of the votes cast, respectively, (such votes in the foregoing clauses (a) and (b), the “required Graybug stockholder vote”);

•

CalciMedica must have delivered an action by written consent (the “CalciMedica stockholder written consent”) by (a) the holders of a majority of the outstanding shares of CalciMedica common stock and CalciMedica preferred stock, voting together as a single class and on an as-converted basis; (b) the holders of a majority of the outstanding shares of CalciMedica preferred stock, voting together as a separate class and on an as-converted basis; (c) the holders of a majority of the outstanding shares of

CalciMedica Series C preferred stock, voting on an as-converted basis; (d) the holders of a majority of the outstanding shares of CalciMedica Series D preferred stock, voting on an as-converted basis; (e) solely with respect to the termination of CalciMedica’s Sanderling Voting Agreement, the Requisite Voting Investors and the Sanderling Entities (each as defined in such Sanderling Voting Agreement); (f) solely with respect to the termination of CalciMedica’s Eighth Amended and Restated Investors’ Rights Agreement (the “A&R IRA”) and the approval of the registration rights agreement in connection with the private placement, the Holders holding a majority of the Registrable Securities (each as defined in the A&R IRA); (g) solely with respect to the termination of CalciMedica’s Management Rights Letter with Valence Investments SPV IV, LLC, Valence Investments SPV IV, LLC; (h) solely with respect to the termination of the CalciMedica’s Management Rights Letter with Sanderling Venture Partners VI, LP, Sanderling Venture Partners VI, LP; (i) solely with respect to the termination of the CalciMedica’s Management Rights Letter with Bering Partners II, L.P., Bering Partners II, L.P.; (j) solely with respect to the termination of CalciMedica’s Management Rights Letter with Global Health Science Fund II, L.P., Global Health Science Fund II, L.P.; (k) solely with respect to the termination of CalciMedica’s Management Rights Letter with Quark Venture Inc., Quark Venture Inc.; and (l) solely with respect to the waiver of certain rights required to consummate the private placement, (i) the holders of a majority of the outstanding shares of CalciMedica Series A preferred stock, (ii) the holders of a majority of the outstanding shares of CalciMedica Series B preferred stock, (iii) the holders of a majority of the outstanding shares of CalciMedica Series C-1 preferred stock, (iv) the holders of a majority of the outstanding shares of CalciMedica Series C-2 preferred stock and (v) the holders of a majority of the outstanding shares of CalciMedica Series D preferred stock (collectively, the “Required CalciMedica stockholder vote”): (i) adopting and approving the merger agreement and the contemplated transactions, (ii) electing the automatic conversion of each share of CalciMedica preferred stock into shares of CalciMedica common stock immediately prior to the effective time of the merger in accordance with the relevant provisions of CalciMedica’s organizational documents (the “preferred stock conversion”), (iii) approving the termination of certain CalciMedica investor agreements (collectively, the “CalciMedica investor agreements”), (iv) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares of CalciMedica capital stock pursuant to Section 262 of the DGCL and Chapter 13 of the California Corporations Code and that such stockholder has received and read a copy of Section 262 of the DGCL and Chapter 13 of the California Corporations Code, and (v) acknowledging that by such stockholder’s approval of the merger such stockholder is not entitled to appraisal rights with respect to its shares of CalciMedica capital stock in connection with the merger and thereby waives any rights to receive payment of the fair value of its shares of CalciMedica capital stock under the DGCL or the California Corporations Code (collectively, the “CalciMedica stockholder matters”);

•

existing shares of Graybug common stock must have been continually listed on Nasdaq as of and from the date of the merger agreement through the date on which the closing of the merger takes place (the “closing date”) and the shares of Graybug common stock to be issued pursuant to the merger agreement must have been approved for listing (subject to official notice of issuance) on Nasdaq as of the closing of the merger;

•

the waiting period, to the extent applicable to the consummation of the contemplated transactions, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and any extensions thereof, must have expired or been terminated; and

•	Graybug net cash must have been finally determined.

In addition, the obligations of Graybug and the merger subsidiary to effect the merger and otherwise consummate the contemplated transactions to be consummated at the closing of the merger are further subject to the satisfaction or the written waiver by Graybug, at or prior to the closing of the merger, of each of the following conditions:

•

the representations and warranties of CalciMedica set forth in the merger agreement under Sections 2.1 (Due Organization; Subsidiaries), 2.3 (Authority; Binding Nature of Agreement), 2.4 (Vote Required), 2.6(a), (c), (d) and (e) (Capitalization) and 2.20 (No Financial Advisors) must have been true and correct in all material respects as of the date of the merger agreement and must be true and correct in all material respects on and as of the closing date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties must have been true and correct in all material respects as of such date);

•

the representations and warranties of CalciMedica set forth in the merger agreement (other than the CalciMedica representations and warranties listed above) must have been true and correct as of the date of the merger agreement and must be true and correct on and as of the closing date with the same force and effect as if made on the closing date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a CalciMedica material adverse effect (as defined below) (without giving effect to any references therein to any CalciMedica material adverse effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations must have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date);

•

CalciMedica must have performed and complied with in all material respects all agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the effective time of the merger;

•

Graybug must have received from CalciMedica (i) an officer’s certificate certifying (x) that certain conditions set forth in the merger agreement have been duly satisfied and (y) that the information set forth in an allocation certificate delivered by CalciMedica containing information regarding CalciMedica’s capitalization is true and accurate in all respects as of the closing date; and (ii) a copy of such allocation certificate;

•

Graybug must have received (i) an original signed statement from CalciMedica that CalciMedica is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the Internal Revenue Service (“IRS”) in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Graybug to deliver such notice to the IRS on behalf of CalciMedica following the closing of the merger, each dated as of the closing date, duly executed by an authorized officer of CalciMedica, and in form and substance reasonably acceptable to Graybug;

•	CalciMedica must not have experienced a CalciMedica material adverse effect since the date of the merger agreement that is continuing;

•	the CalciMedica investor agreements must have been terminated;

•

CalciMedica must have less than 35 stockholders, after giving effect to the CalciMedica warrant exercises and convertible promissory note conversion, who have not executed an investor questionnaire certifying that such stockholder is an “accredited investor” pursuant to Regulation D promulgated under the Securities Act, and any such non-accredited stockholders either alone or with such stockholder’s purchaser representative(s) must have such knowledge and experience in financial and business matters that such stockholder is capable of evaluating the merits and risks of the merger;

•	the CalciMedica stockholder written consent executed by certain officers, directors and stockholders of CalciMedica must be in full force and effect; and

•

the stockholders of CalciMedica must not have exercised statutory appraisal rights pursuant to Section 262 of the DGCL or Chapter 13 of the California Corporations Code with respect to their shares of CalciMedica capital stock.

In addition, the obligations of CalciMedica to effect the merger and otherwise consummate the contemplated transactions to be consummated at the closing of the merger are further subject to the satisfaction or the written waiver by CalciMedica, at or prior to the closing of the merger, of each of the following conditions:

•

the representations and warranties of Graybug and the merger subsidiary set forth in the merger agreement under Sections 3.1(a) (Due Organization; Subsidiaries), 3.3 (Authority; Binding Nature of Agreement), 3.4 (Vote Required), 3.6(a), (c) and (d) (Capitalization) and 3.21 (No Financial Advisors) must have been true and correct in all material respects as of the date of the merger agreement and must be true and correct in all material respects on and as of the closing date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties must have been true and correct in all material respects as of such date);

•

the representations and warranties of Graybug and the merger subsidiary set forth in the merger agreement (other than the Graybug and merger subsidiary representations and warranties listed above) must have been true and correct as of the date of the merger agreement and must be true and correct on and as of the closing date with the same force and effect as if made on the closing date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Graybug material adverse effect (as defined below) (without giving effect to any references therein to any Graybug material adverse effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations must have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date);

•

Graybug and the merger subsidiary must have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under the merger agreement at or prior to the effective time of the merger;

•

CalciMedica must have received from Graybug (i) an officer’s certificate confirming that certain conditions of the merger agreement have been duly satisfied; (ii) a certificate containing information regarding Graybug’s capitalization; (iii) a written resignation executed by each of the directors of Graybug who will not continue as directors of Graybug after the closing of the merger; (iv) the Graybug closing financial certificate certifying Graybug net cash as of the anticipated closing date, a draft of which must have been provided at least five business days prior to the closing of the merger, which certificate will be accompanied by such supporting documentation, information and calculations as are reasonably requested by CalciMedica to verify and determine the information contained therein, and (v) lock-up agreements executed by the continuing officers and directors of Graybug;

•	Graybug must not have experienced a Graybug material adverse effect since the date of the merger agreement that is continuing; and

•	Graybug net cash, as finally determined, must not be less than $18 million.

“Graybug material adverse effect” means any effect, change, event, circumstance or development (collectively, “Effect”) that, considered together with all other Effects, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Graybug or its subsidiaries, taken as a whole; provided, however, that Effects resulting from the following will not be taken into account in determining whether there has been a Graybug material adverse effect: (a) general business or economic conditions generally affecting the industry in which Graybug and its subsidiaries operate, (b) acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes or other natural disasters, health emergencies, including pandemics (including COVID-19 and any evolutions or mutations thereof) and related or associated epidemics, disease outbreaks or quarantine restrictions, (c) changes in financial, banking or securities markets, (d) any change in the stock price or trading volume of Graybug common stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Graybug common stock may be taken into account in determining whether a Graybug material adverse effect has occurred, unless such Effects are otherwise excepted from this definition), (e) the failure of Graybug and its subsidiaries, taken as a whole, to meet internal or analysts’ expectations or projections or the results of operations of Graybug and its subsidiaries, taken as a whole; (f) any change in, or any compliance with or action taken for the purpose of complying with, any law or GAAP (or interpretations of any law or GAAP), (g) resulting from the announcement of the merger agreement or the pendency of the contemplated transactions, (h) the asset dispositions, (i) any reduction in the amount of Graybug’s or its subsidiaries’ cash and cash equivalents as a result of expenditures made by Graybug or its subsidiaries related to wind-down activities of Graybug or its subsidiaries associated with the termination of its research and development activities (including the termination of ongoing contractual obligations relating to Graybug’s or its subsidiaries’ current products or product candidates), or (j) resulting from the taking of any action required to be taken by the merger agreement, except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting Graybug and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Graybug and its subsidiaries operate.

“CalciMedica material adverse effect” means any Effect that, considered together with all other Effects, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of CalciMedica; provided, however, that Effects resulting from the following will not be taken into account in determining whether there has been a CalciMedica material adverse effect: (a) general business or economic conditions generally affecting the industry in which CalciMedica operates, (b) acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes or other natural disasters, health emergencies, including pandemics (including COVID-19 and any evolutions or mutations thereof) and related or associated epidemics, disease outbreaks or quarantine restrictions, (c) changes in financial, banking or securities markets, (d) any change in, or any compliance with or action taken for the purpose of complying with, any law or GAAP (or interpretations of any law or GAAP), (e) resulting from the announcement of the merger agreement or the pendency of the contemplated transactions, or (f) resulting from the taking of any action required to be taken by the merger agreement, except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting CalciMedica relative to other similarly situated companies in the industries in which CalciMedica operates.

Calculation of Graybug Net Cash

At least 15 calendar days prior to the Graybug special meeting, Graybug and CalciMedica will agree upon the anticipated closing date. At least 10 calendar days prior to the Graybug special meeting, Graybug will deliver to CalciMedica a schedule (the “net cash schedule”) setting forth, in reasonable detail, Graybug’s good faith, estimated calculation of Graybug net cash as of the anticipated closing date, prepared and certified by Graybug’s Chief Financial Officer (or if there is no Chief Financial Officer, the principal accounting officer of Graybug), together with the relevant work papers and back-up materials used or useful in preparing the net cash schedule as reasonably requested by CalciMedica. Within three calendar days after delivery of the net cash schedule (the “response date”), CalciMedica will have the right to dispute any part of the net cash schedule by delivering a written notice to that effect to Graybug (a “dispute notice”). Any dispute notice will identify in reasonable detail the nature of any proposed revisions to the Graybug net cash calculation.

If on or prior to the response date, CalciMedica (i) notifies Graybug in writing that it has no objections to the Graybug net cash calculation or (ii) fails to deliver a dispute notice, then the Graybug net cash calculation as set forth in the net cash schedule will be deemed to have been finally determined for purposes of the merger agreement and to represent Graybug net cash at the anticipated closing date for purposes of the merger agreement.

If CalciMedica delivers a dispute notice on or prior to the response date, then representatives of both parties will promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Graybug net cash, which agreed upon Graybug net cash amount will be deemed to have been finally determined for purposes of the merger agreement and to represent the Graybug net cash at the anticipated closing date for purposes of the merger agreement.

If representatives of Graybug and CalciMedica are unable to negotiate an agreed-upon determination of Graybug net cash at the Anticipated Closing Date within three calendar days after delivery of the dispute notice (or such other period as Graybug and CalciMedica may mutually agree upon), then Graybug and CalciMedica will jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Graybug net cash calculation. Graybug will promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the net cash schedule, and Graybug and CalciMedica will use commercially reasonable efforts to cause the Accounting Firm to make its determination within 10 calendar days of accepting its selection. Graybug and CalciMedica will be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion will occur without the presence of a representative of each of Graybug and CalciMedica. The determination of the Accounting Firm will be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Graybug net cash made by the Accounting Firm will be deemed to have been finally determined for purposes of the merger agreement and to represent Graybug net cash at the anticipated closing date for purposes of the merger agreement, and the parties will delay the closing of the merger until the resolution of the Graybug net cash calculation. The fees and expenses of the Accounting Firm will be allocated between Graybug and CalciMedica in the same proportion that the disputed amount of Graybug net cash that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of Graybug net cash (and for the avoidance of doubt, such fees and expenses of the Accounting Firm allocated to Graybug will reduce Graybug net cash). If this paragraph applies as to the determination of Graybug net cash at the anticipated closing date, upon resolution of the matter in accordance with this paragraph, the parties will not be required to determine Graybug net cash again even though the closing date may occur later than the anticipated closing date.

Potential Asset Disposition

Graybug is entitled, but under no obligation, to separate into a new company or sell, transfer, assign or otherwise divest certain potentially transferable assets to one or more third parties, terminate or modify contracts with respect thereto, enter into an acquisition agreement in customary form with the purchaser of any of such potentially transferrable assets, and/or terminate, amend or allow to lapse any Graybug permits with respect thereto, in one or a series of transactions prior to, concurrently with, or within five days following the closing of the merger, in each case subject to meeting the requirements set forth in Graybug’s disclosure schedule (each an “asset disposition” and collectively, the “asset dispositions”); provided, however, that Graybug will notify CalciMedica at least five business days prior to entering into any agreement with respect to any asset disposition, provide copies of all written agreements or documents with respect to such sale and provide CalciMedica with an opportunity to provide comments to such documents; provided, however, that the inclusion or exclusion of such CalciMedica comments will be at the sole discretion of Graybug after having considered such comments in good faith and engaging in good faith discussions with the CalciMedica regarding the same; and provided further, however, that any such asset disposition that would create any material post-disposition liabilities for Graybug following the closing of the merger (other than as set forth in Graybug’s disclosure schedule) will require, to the extent consistent with applicable laws, the written consent of CalciMedica. If the asset dispositions are not completed prior to, concurrently with, or within five days following the closing of the merger, the remaining potentially transferrable assets will be retained by Graybug and the value of such assets will have no impact on the calculation of the exchange ratio.

Representations and Warranties

The merger agreement contains customary representations and warranties of the parties. CalciMedica represents and warrants to the following matters:

•	Due Organization; Subsidiaries

•	Organizational Documents

•	Authority; Binding Nature of Agreement

•	Vote Required

•	Non-Contravention; Consents

•	Capitalization

•	SEC Filing; Financial Statements

•	Absence of Changes

•	Absence of Undisclosed Liabilities

•	Title to Assets

•	Real Property; Leasehold

•	Intellectual Property

•	Agreements, Contracts and Commitments

•	Compliance; Permits; Restrictions

•	Legal Proceedings; Orders

•	Tax Matters

•	Employee and Labor Matters; Benefit Plans

•	Environmental Matters

•	Insurance

•	No Financial Advisors

•	Transactions with Affiliates

•	Anti-Bribery

•	Disclaimer of Other Representations or Warranties

Graybug and the merger subsidiary represent and warrant to the following matters:

•	Due Organization; Subsidiaries

•	Organizational Documents

•	Authority; Binding Nature of Agreement

•	Vote Required

•	Non-Contravention; Consents

•	Capitalization

•	SEC Filings; Financial Statements

•	Absence of Changes

•	Absence of Undisclosed Liabilities

•	Title to Assets

•	Real Property; Leasehold

•	Intellectual Property

•	Agreements, Contracts and Commitments

•	Compliance; Permits; Restrictions

•	Legal Proceedings; Orders

•	Tax Matters

•	Employee and Labor Matters; Benefit Plans

•	Environmental Matters

•	Transactions with Affiliates

•	Insurance

•	No Financial Advisors

•	Anti-Bribery

•	Valid Issuance

•	Opinion of Financial Advisor

•	Disclaimer of Other Representations or Warranties

The representations and warranties of CalciMedica, Graybug and the merger subsidiary contained in the merger agreement or any certificate or instrument delivered pursuant to the merger agreement will terminate at the effective time of the merger.

Non-Solicitation

Both Graybug and CalciMedica are prohibited by the terms of the merger agreement, other than, in the case of Graybug, with respect to any asset disposition, and other than, in the case of CalciMedica, with respect to the private placement, from (i) soliciting, initiating or knowingly encouraging, inducing or facilitating the communication, making, submission or announcement of any acquisition proposal (as defined below) or acquisition inquiry (as defined below) or taking any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry; (ii) furnishing any non-public information regarding such party to any person in connection with or in response to an acquisition proposal or acquisition inquiry; (iii) engaging in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry; (iv) approving, endorsing or recommending any acquisition proposal (with respect to Graybug, subject to certain carve-outs as described below); (v) executing or entering into any letter of intent or any contract contemplating or otherwise relating to any acquisition transaction (as defined below) (other than, in the case of Graybug, a confidentiality agreement permitted as described below); or (vi) publicly proposing to do any of the foregoing.

Pursuant to the terms of the merger agreement, each of Graybug and CalciMedica agreed to immediately cease and cause to be terminated any existing discussions, negotiations and communications with any person relating to any acquisition proposal or acquisition inquiry that has not already been terminated as of the date of the merger agreement and request the destruction or return of any of such party’s non-public information.

Notwithstanding the foregoing, subject to certain restrictions and prior to obtaining the required Graybug stockholder vote, Graybug may furnish non-public information regarding Graybug or any of its subsidiaries to, and enter into discussions or negotiations with, any person in response to an unsolicited bona fide acquisition proposal by such person, which the Graybug Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes, or could be reasonably likely to result in, a superior offer (as defined below) (and is not withdrawn) if: (A) neither Graybug, its subsidiaries, nor any of its representatives have breached the non-solicitation restrictions in the merger agreement in any material respect with respect to such acquisition proposal, (B) the Graybug Board concludes in good faith based on the advice of outside legal counsel, that the failure to take such action could be reasonably likely to be inconsistent with the fiduciary duties of the Graybug Board under applicable law; (C) Graybug receives from such person an executed confidentiality agreement containing provisions, in the aggregate, at least as favorable to it as those contained in the confidentiality agreement entered into between Graybug and CalciMedica in connection with the merger; and (D) substantially contemporaneously with furnishing any such non-public information to such person, Graybug furnishes such non-public information to the CalciMedica (to the extent such information has not been previously furnished to CalciMedica).

If Graybug or CalciMedica or any of their respective representatives, receives an acquisition proposal or acquisition inquiry during the period following the date of the merger agreement through the closing of the merger, then such party will promptly (and in no event later than one business day after such party becomes aware of such acquisition proposal or acquisition inquiry) advise the other party orally and in writing of such acquisition proposal or acquisition inquiry (including the identity of the person making or submitting such acquisition proposal or acquisition inquiry and the material terms thereof) and, in the case of Graybug, provide a copy of any written acquisition proposal or acquisition inquiry to CalciMedica. Each party will keep the other party reasonably informed with respect to the status and material terms of any such acquisition proposal or acquisition inquiry and any material modification or proposed material modification thereto.

“acquisition inquiry” means, with respect to a party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by CalciMedica, on the one hand, or Graybug, on the other hand, to the other party) that would reasonably be expected to lead to an acquisition proposal.

“Acquisition Proposal” means, with respect to a party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of CalciMedica or any of its affiliates, on the one hand, or by or on behalf of Graybug or any of its affiliates, on the other hand, to the other party) contemplating or otherwise relating to or which would reasonably be interpreted to lead to any acquisition transaction with such party, other than the asset dispositions or the private placement.

“acquisition transaction” means any transaction or series of related transactions (other than the asset dispositions or the private placement) involving:

•

any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a party is a constituent entity; (ii) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a party or any of its subsidiaries; or (iii) in which a party or any of its subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries; or

•

any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a party and its subsidiaries, taken as a whole.

“superior offer” means an unsolicited bona fide written acquisition proposal (with all references to 20% in the definition of acquisition transaction being treated as references to greater than 50% for these purposes) that: (a) was not obtained or made as a result of a breach of (or in violation of) the merger agreement; and (b) is on terms and conditions that the Graybug Board determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by the other party to the merger agreement to amend the terms of the merger agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to Graybug’s stockholders than the terms of the contemplated transactions.

Graybug Stockholder Meeting

Promptly as reasonably practicable after the resolution of SEC staff comments and the filing of the definitive proxy statement related to the approval of the merger, Graybug will take all action necessary under applicable law to call, give notice of and hold a special meeting of the Graybug stockholders for the purpose of seeking approval of (i) the Graybug charter amendment, (ii) the Graybug issuance and change of control (the matters contemplated by clause (i) and (ii) of this paragraph, the “required Graybug stockholder matters”), (iii) (a) the adoption of the Graybug 2023 Equity Incentive Plan in a form agreed to between Graybug and CalciMedica and (b) the adoption of the Graybug 2023 Employee Stock Purchase Plan in a form agreed to between Graybug and CalciMedica (collectively, the “equity plan proposals”), and (iv) any other proposals the parties deem necessary or desirable to consummate the contemplated transactions (the matters contemplated by clause (i), (ii), (iii) and (iv) of this paragraph are collectively referred to as the “Graybug stockholder matters”).

The Graybug special meeting will be held as promptly as practicable after filing the definitive proxy statement related to the approval of the merger. Graybug will take reasonable measures to ensure that all proxies solicited in connection with the Graybug special meeting are solicited in compliance with all applicable law. If, on or before the date of the Graybug special meeting, Graybug reasonably believes that it (i) will not receive proxies sufficient to obtain the approvals of Graybug stockholder matters (the “Graybug stockholder vote”), whether or not a quorum would be present or (ii) will not have sufficient shares of Graybug common stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Graybug special meeting, Graybug may make one or more successive postponements or adjournments of the Graybug special meeting as long as the date of the Graybug special meeting is not postponed or adjourned more than an aggregate of 60 calendar days in connection with any postponements or adjournments.

Graybug agreed that, subject to certain exceptions in the merger agreement: (i) the Graybug Board will recommend that the holders of Graybug common stock vote to approve the Graybug stockholder matters, (ii) this proxy statement will include a statement to the effect that the Graybug Board recommends that Graybug’s stockholders vote to approve the Graybug stockholder matters (the recommendation of the Graybug Board with respect to the required Graybug stockholder matters being referred to as the “Graybug Board recommendation”); and (iii) the Graybug Board recommendation will not be withheld, amended, withdrawn or modified (and the Graybug Board will not publicly propose to withhold, amend, withdraw or modify the Graybug Board recommendation) in a manner adverse to CalciMedica (the actions set forth in the foregoing clause (iii), collectively, a “Graybug Board adverse recommendation change”).

The terms of the merger agreement provide that if at any time prior to the approval of the required Graybug stockholder matters by the required Graybug stockholder vote, Graybug receives a written acquisition proposal (which did not arise out of a material breach of the non-solicitation provisions of the merger agreement) from any person that has not been withdrawn and after consultation with outside legal counsel, the Graybug Board determines, in good faith, that such acquisition proposal is a superior offer, the Graybug Board may make a Graybug Board adverse recommendation change or terminate the merger agreement to enter into a definitive agreement with respect to such superior offer, if and only if all of the following apply: (A) the Graybug Board determines in good faith, after consultation with Graybug’s outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties of the Graybug Board to Graybug’s stockholders under applicable law; (B) Graybug has given CalciMedica prior written notice of its intention to consider making a Graybug Board adverse recommendation change or terminate the merger agreement to enter into a definitive agreement with respect to such superior offer at least three business days prior to making any such Graybug Board adverse recommendation change or termination (a “Graybug determination notice”) (which notice will not constitute a Graybug Board adverse recommendation change); and (C) (1) Graybug provided to CalciMedica a summary of the material terms and conditions of the acquisition proposal in accordance with the merger agreement, (2) Graybug has given CalciMedica three business days after the Graybug determination notice to propose revisions to the terms of the merger agreement or make another proposal and has made its representatives reasonably available to negotiate in good faith with CalciMedica (to the extent CalciMedica desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by CalciMedica, if any, after consultation with outside legal counsel, the Graybug Board determines, in good faith, that such acquisition proposal is a superior offer and that the failure to make the Graybug Board adverse recommendation change or terminate the merger agreement to enter into a definitive agreement with respect to such superior offer would be reasonably likely to be inconsistent with the fiduciary duties of the Graybug Board to Graybug’s stockholders under applicable law. The provisions of the merger agreement described in this paragraph also apply to any material change to the facts and circumstances relating to such acquisition proposal and require a new Graybug determination notice, except that the references to three business days will be deemed to be two business days.

The terms of the merger agreement also provide that, other than in connection with an acquisition proposal, the Graybug Board may make a Graybug Board adverse recommendation change in response to a Graybug change in circumstance (as defined below), if and only if: (A) the Graybug Board determines in good faith, after consultation with Graybug’s outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties of the Graybug Board to Graybug’s stockholders under applicable law; (B) Graybug has given CalciMedica a Graybug determination notice at least three business days prior to making any such Graybug Board adverse recommendation change; and (C) (1) Graybug has specified the Graybug change in circumstance in reasonable detail, (2) Graybug has given CalciMedica three business days after the Graybug determination notice to propose revisions to the terms of the merger agreement or make another proposal, and has made its representatives reasonably available to negotiate in good faith with CalciMedica (to the extent CalciMedica desires to do so) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by CalciMedica, if any, after consultation with outside legal counsel, the Graybug Board determines, in good faith, that the failure to make the Graybug Board adverse recommendation change in response to such Graybug change in circumstance would be reasonably likely to be inconsistent with the fiduciary duties of the Graybug Board to Graybug’s stockholders under applicable law. The provisions of the merger agreement described in this paragraph also apply to any material change to the facts and circumstances relating to such Graybug change in circumstance and require a new Graybug determination notice, except that the references to three business days will be deemed to be two business days.

A “Graybug change in circumstance” means a change in circumstances (other than an acquisition proposal) that affects the business, assets or operations of Graybug or its subsidiaries that occurs or arises after the date of the merger agreement that was neither known to Graybug or the Graybug Board nor reasonably foreseeable on, or prior to, the date of the merger agreement.

CalciMedica Stockholder Action by Written Consent

The merger agreement contemplates that, as promptly as reasonably practicable after the date of the merger agreement, and in any event no later than one business day after the date of the merger agreement, CalciMedica will obtain the CalciMedica stockholder written consent which contains the required CalciMedica stockholder vote. In addition, certain officers, directors and stockholders of CalciMedica which represent at least 85% of the voting securities of CalciMedica will execute such CalciMedica stockholder written consent.

As promptly as reasonably practicable after the date of the merger agreement, and in any event no later than three business days after the date of the merger agreement or such date as the parties mutually agree, CalciMedica will prepare, with the cooperation of Graybug, and cause to be mailed, distributed or otherwise made available to its stockholders that did not execute the CalciMedica stockholder written consent an information statement that meets the requirements of Rule 502(b) of Regulation D promulgated under the Securities Act.

CalciMedica agreed that: (i) the CalciMedica Board will recommend that the CalciMedica stockholders vote to approve the CalciMedica stockholder matters and will use reasonable best efforts to solicit such approval from certain officers, directors and stockholders of CalciMedica within one business day after the date of merger agreement (the recommendation of the CalciMedica Board that CalciMedica’s stockholders vote to adopt and approve the CalciMedica stockholder matters being referred to as the “CalciMedica Board recommendation”); and (ii) the CalciMedica Board recommendation will not be withdrawn or modified (and the CalciMedica Board will not publicly propose to withdraw or modify the CalciMedica Board recommendation) in a manner adverse to Graybug, and no resolution by the CalciMedica Board or any committee thereof to withdraw or modify the CalciMedica Board recommendation in a manner adverse to Graybug or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any acquisition proposal will be adopted or proposed (the actions set forth in the foregoing clause (ii), collectively, a “CalciMedica Board adverse recommendation change”).

On the date of the merger agreement, CalciMedica delivered the CalciMedica stockholder written consent which contained the required CalciMedica stockholder vote and was signed by certain officers, directors and stockholders of CalciMedica which represent approximately 86% of the outstanding shares of CalciMedica capital stock immediately prior to the date of the merger agreement. All of such officers, directors and stockholders of CalciMedica completed an investor questionnaire representing that they were “accredited investors” as defined in Regulation D promulgated under the Securities Act.

Appraisal Rights and Dissenters’ Rights

Under the DGCL, Graybug stockholders are not entitled to appraisal rights in connection with the merger.

CalciMedica stockholders are entitled to statutory appraisal rights in connection with the merger under Section 262 of the DGCL and under Chapter 13 of the California Corporations Code. One of the conditions to Graybug’s obligation to consummate the merger is that no stockholders of CalciMedica shall have exercised statutory appraisal rights pursuant to Section 262 of the DGCL or Chapter 13 of California Corporations Code with respect to their shares of CalciMedica capital stock.

As of the date of the merger agreement, CalciMedica stockholders representing approximately 86% of the outstanding shares of CalciMedica capital stock immediately prior to the date of the merger agreement waived any statutory appraisal rights pursuant to Section 262 of the DGCL or Chapter 13 of California Corporations Code with respect to their shares of CalciMedica capital stock.

Covenants; Operation of Business Pending the Merger

During the period from the date of the merger agreement and continuing until the earlier of the termination of the merger agreement or the effective time of the merger, except (i) as set forth in Graybug’s disclosure schedule, (ii) as expressly permitted by or required in accordance with the merger agreement, including in connection with the asset dispositions and the Nasdaq reverse split, (iii) as required by applicable law, (iv) in connection with the COVID-19 pandemic, to the extent reasonably necessary (A) to protect the health and safety of Graybug’s or any of its subsidiaries’ employees, (B) to respond to third party supply or service disruptions caused by the COVID-19 pandemic or (C) as required by any applicable law, directive or guideline from any governmental body arising out of, or otherwise related to, the COVID-19 pandemic (including any response to COVID-19), or (v) as may be consented to in writing by CalciMedica (not be unreasonably withheld, delayed or conditioned), Graybug has agreed to conduct its and its subsidiaries’ business and operations in the ordinary course of business (which includes actions required to effect the asset dispositions or effect the winding down of Graybug’s or its subsidiaries’ prior research and development activities) and in compliance in all material respects with all applicable laws and the requirements of all of its material contracts, and will not, and will not cause or permit any of its subsidiaries to:

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declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of its capital stock or other securities (except repurchases from terminated employees, directors or consultants of Graybug or in connection with the payment of the exercise price incurred upon the exercise of any Graybug stock options in accordance with the terms of such award in effect on the date of the merger agreement);

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sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of Graybug or any of its subsidiaries (except for shares of Graybug common stock issued upon the valid exercise of outstanding Graybug options or upon settlement of Graybug restricted stock unit awards outstanding as of the date of the merger agreement); (B) any option, warrant or right to acquire any capital stock or any other security, other than stock options or restricted stock unit awards granted to employees and service providers, in either case, in the ordinary course of business which are included in the calculation of the Graybug outstanding shares; or (C) any instrument convertible into or exchangeable for any capital stock or other security of Graybug or any of its subsidiaries;

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except as required to give effect to anything in contemplation of the closing of the merger, amend any of its or its subsidiaries’ organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the contemplated transactions;

•	form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

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lend money to any person (except for the advancement of expenses to employees, directors and consultants in the ordinary course of business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) other than the incurrence or payment of any transaction expenses, make any capital expenditure in excess of $50,000;

•	forgive any loans to any person, including its employees, officers, directors or affiliates;

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other than as required by applicable law or the terms of any Graybug benefit plan as in effect on the date of the merger agreement: (A) adopt, terminate, establish or enter into any Graybug benefit plan; (B) cause or permit any Graybug benefit plan to be amended in any material respect, including with respect to the purchase of restricted stock units by Graybug; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the ordinary course of business consistent with past practice; (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants or (E) hire any (x) officer or (y) employee whose annual base salary is or is expected to be more than $200,000 per year;

•	recognize any labor union or labor organization, except as otherwise required by applicable law and after prior written consent of CalciMedica (not be unreasonably withheld, conditioned or delayed);

•	enter into any material transaction other than in the ordinary course of business;

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acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any encumbrance with respect to such assets or properties, except in the ordinary course of business;

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either solely or in collaboration with any third party, directly or indirectly, commence, enter, join, revive, solicit, or otherwise get engaged in, any clinical trial other than the clinical trials existing on or prior to the date of the merger agreement and disclosed by Graybug;

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sell, assign, transfer, license, sublicense or otherwise dispose of, grant any encumbrance or immunity (including any covenant not to sue or assert) to or under any material Graybug intellectual property (other than (i) the asset dispositions and (ii) pursuant to non-exclusive licenses in the ordinary course of business);

•	terminate, amend or allow to lapse any material Graybug permits in a manner that materially and adversely affects Graybug or any of its subsidiaries’ ability to conduct their business;

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make, change or revoke any material tax election, fail to pay any income or other material tax as such tax becomes due and payable, file any amendment making any material change to any tax return, settle or compromise any income or other material tax liability or submit any voluntary disclosure application, enter into any tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the ordinary course of business the principal subject matter of which is not taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material taxes (other than pursuant to an extension of time to file any tax return granted in the ordinary course of business of not more than seven months), or adopt or change any material accounting method in respect of taxes;

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enter into, materially amend or terminate any Graybug material contract or any contract that would constitute a Graybug material contract if it were in effect as of the date of the merger agreement, other than in connection with the asset dispositions;

•	other than as required by law or GAAP, take any action to change accounting policies or procedures;

•	initiate or settle any legal proceeding;

•	enter into or amend a contract that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the contemplated transactions;

•	elect to withhold shares to satisfy tax withholding obligations relating to restricted stock units granted under the Graybug plans; or

•	agree, resolve or commit to do any of the foregoing.

During the period from the date of the merger agreement and continuing until the earlier of the termination of the merger agreement or the effective time of the merger, except (i) as set forth in CalciMedica’s disclosure schedule, (ii) expressly permitted by or required in accordance with the merger agreement, including in connection with the private placement, (iii) as required by applicable law, (iv) in connection with the COVID-19 pandemic, to the extent reasonably necessary (A) to protect the health and safety of CalciMedica’s employees, (B) to respond to third party supply or service disruptions caused by the COVID-19 pandemic or (C) as required by any applicable law, directive or guideline from any governmental body arising out of, or otherwise related to, the COVID-19 pandemic (including any response to COVID-19), or (v) as may be consented to in writing by Graybug (not be unreasonably withheld, delayed or conditioned), CalciMedica has agreed to conduct its business and operations in the ordinary course of business and in compliance in all material respects with all applicable laws and the requirements of all of its material contracts, and will not:

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declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of its capital stock or other securities (except repurchases from terminated employees, directors or consultants of CalciMedica or in connection with the payment of the exercise price and/or withholding taxes incurred upon the exercise, settlement or vesting of any award granted under the CalciMedica plan in accordance with the terms of such award in effect on the date of the merger agreement);

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sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of CalciMedica (except for shares of CalciMedica common stock issued upon the valid exercise of outstanding CalciMedica stock options or CalciMedica warrants outstanding as of the date of the merger agreement or shares of CalciMedica common stock issued pursuant to the private placement); (B) any option, warrant or right to acquire any capital stock or any other security, other than stock options granted to employees and service providers in either case, in the ordinary course of business which are included in the CalciMedica outstanding shares or rights to acquire CalciMedica common stock pursuant to the private placement; or (C) any instrument convertible into or exchangeable for any capital stock or other security of CalciMedica;

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except as required to give effect to anything in contemplation of the closing of the merger, amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the contemplated transactions;

•	form a subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

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lend money to any person (except for the advancement of expenses to employees, directors and consultants in the ordinary course of business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) other than the incurrence or payment of any transaction expenses, make any capital expenditures in excess of $250,000;

•	forgive any loans to any person, including its employees, officers, directors or affiliates;

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other than as required by applicable law or the terms of any CalciMedica benefit plan as in effect on the date of the merger agreement: (A) adopt, terminate, establish or enter into any CalciMedica benefit plan; (B) cause or permit any CalciMedica benefit plan to be amended in any material respect; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the ordinary course of business consistent with past practice; (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants, or (E) hire any (x) officer or (y) employee whose annual base salary is or is expected to be more than $200,000 per year;

•	recognize any labor union or labor organization, except as otherwise required by applicable law and after prior written consent of Graybug (not be unreasonably withheld, conditioned or delayed);

•	enter into any material transaction other than in the ordinary course of business;

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acquire any material asset or sell, assign, transfer, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any encumbrance with respect to such assets or properties, except in the ordinary course of business;

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either solely or in collaboration with any third party, directly or indirectly, commence, enter, join, revive, solicit, or otherwise get engaged in, any clinical trial other than the clinical trials existing on or prior to the date of the merger agreement and disclosed by CalciMedica;

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sell, assign, transfer, license, sublicense or otherwise dispose of, grant any encumbrance or immunity (including any covenant not to sue or assert) to or under, or abandon, lapse or dedicate to the public, any CalciMedica intellectual property (other than pursuant to non-exclusive licenses in the ordinary course of business);

•	terminate, amend or allow to lapse any material CalciMedica permits in a manner that materially and adversely affects CalciMedica’s ability to conduct their business;

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make, change or revoke any material tax election, fail to pay any income or other material tax as such tax becomes due and payable, file any amendment making any material change to any tax return, settle or compromise any income or other material tax liability or submit any voluntary disclosure application, enter into any tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the ordinary course of business the principal subject matter of which is not taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material taxes (other than pursuant to an extension of time to file any tax return granted in the ordinary course of business of not more than seven months), or adopt or change any material accounting method in respect of taxes;

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enter into, materially amend or terminate any CalciMedica material contract or any contract that would constitute a CalciMedica material contract if it were in effect as of the date of the merger agreement;

•	other than as required by law or GAAP, take any action to change accounting policies or procedures;

•	initiate or settle any legal proceeding;

•	enter into or amend a contract that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the contemplated transactions; or

•	agree, resolve or commit to do any of the foregoing.

Termination and Termination Fees

The merger agreement may be terminated prior to the effective time of the merger, unless otherwise specified below:

•	by mutual written consent of Graybug and CalciMedica;

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by either Graybug or CalciMedica if the Merger has not been consummated by May 21, 2023 (subject to possible extension as provided in this paragraph, the “end date”); provided, however, that the right to terminate the merger agreement under this paragraph will not be available to a party if such party’s action or failure to act has been a principal cause of the failure of the merger to occur on or before the end date and such action or failure to act constitutes a breach of the merger agreement; provided, further, however, that, in the event that a request for additional information has been made by any governmental body (including via a comment letter or other communication from the SEC) which request has not been satisfied by the end date, then either party will be entitled to extend the end date for an additional 60 calendar days by written notice to the other party; provided, however, that the right to extend the end date shall not be available to a party if such party’s action or failure to act has been a principal cause of the failure of the merger to occur on or before the end date, or for the request by a governmental body to fail to be satisfied, and such action or failure to act constitutes a breach of the merger agreement;

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by either Graybug or CalciMedica if a court of competent jurisdiction or other governmental body has issued a final and non-appealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the contemplated transactions;

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by Graybug if the CalciMedica stockholder written consent executed by certain officers, directors and stockholders of CalciMedica has not been obtained within one business day of the date of the merger agreement; provided, however, that once the CalciMedica stockholder written consent has been obtained, Graybug may not terminate the merger agreement pursuant to this paragraph;

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by either Graybug or CalciMedica if (i) the Graybug special meeting (including any adjournments and postponements thereof) was held and completed and Graybug’s stockholders have taken a final vote on the Graybug stockholder matters and (ii) the required Graybug stockholder matters was not approved at such Graybug special meeting (or at any adjournment or postponement thereof) by the required Graybug stockholder vote;

•	by CalciMedica (at any time prior to the approval of the required Graybug stockholder matters by the required Graybug stockholder vote) if a Graybug triggering event (as defined below) has occurred;

•	by Graybug (at any time prior to the required CalciMedica stockholder vote being obtained) if a CalciMedica triggering event (as defined below) has occurred;

•

by CalciMedica, upon a breach of any representation, warranty, covenant or agreement set forth in the merger agreement by Graybug or the merger subsidiary or if any representation or warranty of Graybug or the merger subsidiary has become inaccurate, in either case, such that certain closing conditions set forth in the merger agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty has become inaccurate; provided that CalciMedica is not then in material breach of any representation, warranty, covenant or agreement under the merger agreement; provided, further, that if such inaccuracy in Graybug’s or the merger subsidiary’s representations and warranties or breach by Graybug or the merger subsidiary is curable by the end date by Graybug or the merger subsidiary, then the merger agreement will not terminate pursuant to this paragraph as a result of such particular breach or inaccuracy until the earlier of (i) the end date and (ii) the expiration of a 30 calendar day period commencing upon delivery of written notice from CalciMedica to Graybug or the merger subsidiary of such breach or inaccuracy and its intention to terminate pursuant to this paragraph (it being understood that the merger agreement will not terminate pursuant to this paragraph as a result of such particular breach or inaccuracy if such breach by Graybug or the merger subsidiary is cured prior to such termination becoming effective);

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by Graybug, upon a breach of any representation, warranty, covenant or agreement set forth in the merger agreement by CalciMedica or if any representation or warranty of CalciMedica has become inaccurate, in either case, such that certain closing conditions set forth in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty has become inaccurate; provided that Graybug is not then in material breach of any representation, warranty, covenant or agreement under the merger agreement; provided, further, that if such inaccuracy in CalciMedica’s representations and warranties or breach by CalciMedica is curable by the end date by CalciMedica then the merger agreement will not terminate pursuant to this paragraph as a result of such particular breach or inaccuracy until the earlier of (i) the end date and (ii) the expiration of a 30 calendar day period commencing upon delivery of written notice from Graybug to CalciMedica of such breach or inaccuracy and its intention to terminate pursuant to this paragraph (it being understood that the merger agreement will not terminate pursuant to this paragraph as a result of such particular breach or inaccuracy if such breach by CalciMedica is cured prior to such termination becoming effective); or

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by Graybug, at any time, if (i) Graybug has received a superior offer, (ii) Graybug has complied with its obligations under the merger agreement in order to accept such superior offer, (iii) Graybug concurrently terminates the merger agreement and enters into a definitive agreement with respect to such superior offer and (iv) within two business days of such termination, Graybug pays to CalciMedica the applicable termination fee.

The party desiring to terminate the merger agreement will give the other party written notice of such termination, specifying the provisions of the merger agreement pursuant to which such termination is made and the basis therefor described in reasonable detail.

“CalciMedica triggering event” will be deemed to have occurred if: (a) CalciMedica has made a CalciMedica Board adverse recommendation change; (b) the CalciMedica Board or any committee thereof has publicly approved, endorsed or recommended any acquisition proposal; or (c) CalciMedica has entered into any letter of intent or similar document relating to any acquisition proposal in violation of the terms of the merger agreement.

“Graybug triggering event” will be deemed to have occurred if: (a) Graybug has failed to include in the proxy statement the Graybug Board recommendation or has made a Graybug Board adverse recommendation change; (b) the Graybug Board or any committee thereof has publicly approved, endorsed or recommended any acquisition proposal; or (c) Graybug has entered into any letter of intent or similar document relating to any acquisition proposal (other than a confidentiality agreement permitted pursuant to the merger agreement) in violation of the terms of the merger agreement.

Graybug must pay CalciMedica a termination fee of $1 million if (i) (A) the merger agreement is terminated pursuant to clause (b), (e) or (h) above, (B) an acquisition proposal with respect to Graybug has been publicly announced or disclosed to Graybug or the Graybug Board after the date of the merger agreement but prior to the termination of the merger agreement (which has not been withdrawn) and (C) within 12 months after the date of such termination, Graybug consummates a subsequent transaction in respect of such acquisition proposal or (ii) the merger agreement is terminated by CalciMedica pursuant to clause (f) above (or at the time the merger agreement is terminated, CalciMedica has the right to terminate the merger agreement pursuant to clause (f) above). Graybug must pay CalciMedica a termination fee of $1.5 million if the merger agreement is terminated by Graybug pursuant to clause (j) above.

CalciMedica must pay Graybug a termination fee of $1 million if (i) (A) the merger agreement is terminated pursuant to clause (b), (e) or (i) above, (B) an acquisition proposal with respect to CalciMedica has been publicly announced or disclosed or otherwise communicated to CalciMedica or the CalciMedica Board after the date of the merger agreement but prior to the termination of the merger agreement (which has not been withdrawn) and (C) within 12 months after the date of such termination, CalciMedica consummates a subsequent transaction in respect of such acquisition proposal or (ii) the merger agreement is terminated by Graybug pursuant to clause (g) above (or at the time the merger agreement is terminated, Graybug has the right to terminate the merger agreement pursuant to clause (g) above).

If the merger agreement is terminated by (i) either Graybug or CalciMedica pursuant to clause (e) above, then Graybug will reimburse CalciMedica for all reasonable out-of-pocket fees and expenses incurred by CalciMedica in connection with the merger agreement and the contemplated transactions, up to a maximum of $1 million, or (ii) by Graybug pursuant to clause (j) above, then Graybug will reimburse CalciMedica for all reasonable out-of-pocket fees and expenses incurred by CalciMedica in connection with the merger agreement and the contemplated transactions, up to a maximum of $250,000, in each case, by wire transfer of same-day funds within three business days following the date on which CalciMedica submits to Graybug true and correct copies of reasonable documentation supporting such expenses. If CalciMedica also becomes entitled to receive a termination fee under the merger agreement, the amount paid by Graybug as expense reimbursement under clause (i) of this paragraph will be credited against such termination fee, and under no circumstances shall Graybug be obligated to pay a termination fee and expense reimbursement pursuant to clause (i) of this paragraph.

Other Agreements

Director Indemnification and Insurance

The merger agreement provides that, subject to certain limitations as set forth in the merger agreement, from the effective time of the merger through the sixth anniversary of the date on which the effective time of the merger occurs, Graybug and the surviving company will fulfill Graybug’s and CalciMedica’s indemnity obligations, respectively, to each person who is, has been at any time prior to the date of the merger agreement, or who becomes prior to the effective time of the merger, a director, officer, fiduciary or agent of Graybug or CalciMedica and their respective subsidiaries.

The merger agreement also provides that the provisions relating to the indemnification, advancement of expenses and exculpation of present and former directors and officers of Graybug and its subsidiaries set forth in Graybug’s and its subsidiaries’ organizational documents will not be amended, modified or repealed for a period of six years from the effective time of the merger in any manner that would adversely affect the rights of individuals who, at or prior to the effective time of the merger, were officers or directors of Graybug or its subsidiaries. After the closing of the merger, the organizational documents of the surviving company will contain provisions at least as favorable as the provisions relating to the indemnification, advancement of expenses and exculpation of present and former directors and officers presently set forth in Graybug’s organizational documents as of the date of the merger agreement. Graybug has agreed to secure and prepay a six year “tail policy” with an effective date as of the closing date for the non-cancellable extension of Graybug’s and its subsidiaries’ existing directors’ and officers’ liability insurance policy (the “D&O tail policy”).

Listing

Graybug common stock currently is listed on Nasdaq under the symbol “GRAY.” Graybug has agreed to use its commercially reasonable efforts (i) to maintain its existing listing on Nasdaq until the effective time of the merger and to obtain approval of the listing of the combined company on Nasdaq, (ii) to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the shares of Graybug common stock to be issued in connection with the contemplated transactions, and to cause such shares to be approved for listing (subject to official notice of issuance), (iii) to effect the Nasdaq reverse split and (iv) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Graybug common stock on Nasdaq (the “Nasdaq listing application”) and to cause such listing application to be conditionally approved prior to the effective time of the merger.

The parties will reasonably promptly inform the other of all verbal or written communications between Nasdaq and such party or its representatives, and will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. CalciMedica agrees to pay all Nasdaq fees associated with the Nasdaq listing application. CalciMedica will cooperate with Graybug as reasonably requested by Graybug with respect to the Nasdaq listing application and promptly furnish to Graybug all information concerning CalciMedica and its stockholders that may be required or reasonably requested in connection with any action contemplated thereby.

Expenses

Pursuant to the merger agreement, all the transaction expenses will be paid by the party incurring such expense, whether or not the merger is consummated, except (i) Graybug and CalciMedica will each pay one-half of (a) the fees and expenses incurred in relation to the printing and filing with the SEC of this proxy statement and any amendments and supplements hereto and paid to the a financial printer or the SEC and (b) the filing fee under the HSR Act relating to the HSR filing that may be required for the merger (to the extent it is required), (ii) CalciMedica will pay the Nasdaq fees associated with the Nasdaq listing application and (iii) in connection with a disagreement regarding Graybug net cash, the fees and expenses of the Accounting Firm will be allocated between CalciMedica and Graybug in the proportion that the unsuccessfully disputed amount of Graybug net cash bears to the total disputed amount of Graybug net cash.

“transaction expenses” means, with respect to each party, all fees and expenses incurred by such party at or prior to the effective time of the merger in connection with the contemplated transactions and the merger agreement, including (a) any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of such party; (b) fees paid to the SEC in connection with filing this proxy statement, and any amendments and supplements hereto, with the SEC; (c) any fees and expenses in connection with the printing, mailing and distribution of this proxy statement and any amendments and supplements hereto; (d) any fees and expenses payable to Nasdaq; (e) only with respect to Graybug, any bonus, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the closing of the merger) that become due or payable to any director, officer, employee or consultant of Graybug in connection with the consummation of the contemplated transactions; and (f) only with respect to Graybug, the cost of the D&O tail policy.

Amendment of Merger Agreement

The merger agreement may be amended by the parties at any time with the written approval of CalciMedica, the merger subsidiary and Graybug, except that after the merger agreement has been adopted and approved by a party’s stockholders, no amendment which by law requires further approval by the stockholders of that party will be made without such further stockholder approval.

AGREEMENTS RELATED TO THE MERGER

Support Agreements

Concurrently with the execution of the merger agreement, the executive officers, directors and certain stockholders of Graybug entered into support agreements (the “Graybug support agreements”) in favor of CalciMedica relating to the merger representing approximately 45% of Graybug’s outstanding shares of common stock as of immediately prior to the date of the merger agreement. The Graybug support agreements provide, among other things, that such officers, directors and stockholders will vote all of their shares of Graybug common stock: (i) in favor of adopting the merger agreement and approving the merger, the Graybug stockholder matters and the other transactions and actions contemplated by the merger agreement, (ii) against any proposal made in opposition to, or in competition with, the merger agreement or the consummation of the merger and (iii) against any acquisition proposal with respect to Graybug or the merger subsidiary. Concurrently with the execution of the merger agreement, the executive officers, directors and certain stockholders of CalciMedica entered into support agreements (the “CalciMedica support agreements”) in favor of Graybug relating to the merger representing approximately 86% of the outstanding shares of CalciMedica capital stock as of immediately prior to the date of the merger agreement. The CalciMedica support agreements provide, among other things, that such officers, directors and stockholders will vote all of their shares of CalciMedica capital stock: (i) in favor of adopting the merger agreement and approving the merger, the CalciMedica stockholder matters, and the other transactions and actions contemplated by the merger agreement, (ii) against any proposal made in opposition to, or in competition with, the merger agreement or the consummation of the merger and (iii) against any acquisition proposal with respect to CalciMedica.

Lock-Up Agreements

Concurrently with the execution of the merger agreement, the executive officers, directors and certain stockholders of CalciMedica representing approximately 86% of the outstanding shares of CalciMedica capital stock as of immediately prior to the date of the merger agreement entered into lock-up agreements, pursuant to which they accepted certain restrictions on transfers of the shares of Graybug common stock held by such executive officer, director or stockholder for a 180-day period following the effective time of the merger. Pursuant to the terms of the merger agreement, each executive officer and director of Graybug expected to continue as an executive officer or director of the combined company will also be required to enter into lock-up agreements.

Private Placement

On November 21, 2022, CalciMedica entered into a securities purchase agreement and registration rights agreement with the private placement investors in connection with the private placement, pursuant to which the private placement investors will purchase private placement shares in CalciMedica with an aggregate value of approximately $10.3 million and CalciMedica has agreed to grant the private placement investors certain registration rights with respect to such shares. The private placement is expected to close immediately prior to the closing of the merger. The closing of the private placement is not a condition to closing the merger. CalciMedica has agreed to use commercially reasonably efforts to prepare and file a registration statement with the SEC as soon as practicable following the closing of the merger but in no event later than the 90th day following the closing of the merger to register the resale of the private placement shares.

The below listed private placement investors purchasing private placement shares are expected to beneficially own or be affiliates of holders of more than 5% of the combined company’s common stock:

Entities affiliated with Sanderling Ventures(1)

Valence Investments SPV VI, LLC(2)

Robert N. Wilson

Revelation Healthcare Fund I, L.P.(3)

(1)

Consists of: (i) Sanderling Ventures VII, L.P., (ii) Sanderling Ventures VII (Canada), L.P., (iii) Sanderling Ventures VII Annex Fund, L.P., (iv) Sanderling Venture Partners VI, L.P. and (v) Sanderling Venture Partners VI Co-Investment Fund, L.P. Fred Middleton, a member of the CalciMedica Board, is a managing director at Sanderling Ventures. Mr. Middleton has voting or dispositive power with respect to shares held by Sanderling Ventures, including the entities set forth in (i) through (v).

(2)

A. Rachel Leheny, Ph.D., CalciMedica’s Chief Executive Officer and a member of the CalciMedica Board, and Eric W. Roberts, CalciMedica’s Chief Business Officer and a member of the CalciMedica Board, are employed as co-founders and managing directors of Valence Investments and are each expected to be beneficial owners of more than 5% of the combined company’s common stock. Dr. Leheny and Mr. Roberts have voting or dispositive power with respect to shares held by Valence Investments and its affiliates, including Valence Investments SPV VI, LLC.

(3)	Scott Halsted is a managing member at Revelation Healthcare Fund I, L.P. Mr. Halsted has voting or dispositive power with respect to shares held by Revelation Healthcare Fund I, L.P.

MATTERS BEING SUBMITTED TO A VOTE OF GRAYBUG’S STOCKHOLDERS

Proposal 1: Approval of the Issuance of Graybug common stock in the Merger and the Resulting Change of Control under the Nasdaq Rules

General

Merger Agreement

At the special meeting, Graybug’s stockholders will be asked to approve the issuance of Graybug common stock pursuant to the merger agreement. As previously announced, on November 21, 2022, Graybug and CalciMedica entered into the merger agreement, pursuant to which a wholly owned subsidiary of Graybug will merge with and into CalciMedica with CalciMedica surviving as a wholly owned subsidiary of Graybug (the “merger”). Subject to the terms and conditions of the merger agreement, at the effective time, each then outstanding share of CalciMedica capital stock (excluding shares held as treasury stock by CalciMedica or held or owned by Graybug, the merger subsidiary or any subsidiary of Graybug or CalciMedica and dissenting shares), after giving effect to (i) the preferred stock conversion, (ii) the CalciMedica warrant exercises and (iii) the convertible promissory note conversion, will be converted solely into the right to receive a number of validly issued, fully paid and nonassessable shares of Graybug’s common stock equal to the exchange ratio, which will be calculated based on the total number of shares outstanding of Graybug common stock and CalciMedica common stock immediately prior to the effective time of the merger, in each case, on a fully-diluted basis, and based on the net cash of Graybug as of the closing of the merger. Immediately following the effective time of the merger, CalciMedica’s equityholders are expected to own or hold rights to acquire 71.4% of the combined company and Graybug’s equityholders are expected to own or hold rights to acquire 28.6% of the combined company, in each case, on a fully-diluted basis, and subject to certain assumptions, including, but not limited to, (a) Graybug’s net cash as of the closing of the merger being $25 million, (b) a closing date of February 15, 2023, and (c) CalciMedica issuing approximately 20.5 million shares of common stock in the private placement. As currently anticipated, the exchange ratio is expected to be approximately 0.4073, subject to certain adjustments including based on Graybug’s net cash at closing, the closing date, the number of shares of CalciMedica’s common stock issued in the private placement and to account for the effect of a reverse stock split. In connection with the merger, Graybug will change its name to “CalciMedica, Inc.” The merger is intended to qualify as a “reorganization” for U.S. federal income tax purposes. The Graybug Board unanimously approved the merger agreement and the related transactions. The full text of the merger agreement is attached to this proxy statement as Annex A.

Support Agreements

Concurrently with the execution of the merger agreement, the officers, directors and certain stockholders of Graybug, owning in the aggregate at least 40% of the outstanding shares of Graybug common stock, entered into support agreements with Graybug and CalciMedica. The support agreements provide, among other things, that the parties to the support agreements will vote their shares of Graybug common stock in favor of the transactions contemplated by the merger agreement and grant a proxy to vote such shares in favor of the transactions. In addition, the support agreements place restrictions on the transfer of the shares of Graybug common stock held by the respective signatories. Further, CalciMedica’s stockholders approved the merger on November 21, 2022 via written consent. The CalciMedica and Graybug forms of support agreement are attached as Exhibit B-1 and Exhibit B-2 to the merger agreement, respectively, which is filed as Annex A to this proxy statement.

Lock-up Agreements

Concurrently with the execution of the merger agreement, CalciMedica’s officers, directors and stockholders and Graybug’s officers and directors that will continue to serve at the combined company after the merger entered into lock-up agreements, pursuant to which such parties have agreed not to, except in limited circumstances, sell or transfer, or engage in swap or similar transactions with respect to, shares of Graybug common stock, including, as applicable, shares received in the merger and issuable upon exercise of certain warrants and options, from the effective time of the merger until 180 days thereafter. The form of lock-up agreement is attached as Exhibit C to the merger agreement, which is filed as Annex A to this proxy statement.

Reasons for Stockholder Approval

Graybug common stock is listed on the Nasdaq Global Select Market, and, as such, Graybug is subject to the applicable Nasdaq rules, including Nasdaq Listing Rule 5635. In order to comply with the Nasdaq rules and to satisfy conditions under the merger agreement, we are seeking stockholder approval of this Proposal 1. Certain sections of Nasdaq Listing Rule 5635 are generally described below:

•

Nasdaq Listing Rule 5635(a) requires stockholder approval in connection with the acquisition of the stock or assets of another company if, due to the present or potential issuance of common stock, the common stock of the issuer has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock of the issuer.

•

Nasdaq Listing Rule 5635(b) requires stockholder approval for issuances of securities that will result in a “change of control” of the issuer. Nasdaq may deem a change of control to occur when, as a result of an issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power of an issuer would be the largest ownership position of the issuer.

•

Nasdaq Listing Rule 5635(d) requires stockholder approval for transactions other than a public offering involving the sale, issuance or potential issuance by an issuer of common equity securities (or securities convertible into or exercisable for common equity securities) at a price that is less than market value of the stock if the number of equity securities to be issued is or may be equal to 20% or more of the common equity securities, or 20% or more of the voting power, outstanding before the issuance.

We are seeking stockholder approval of the share issuance proposal in order to satisfy the requirements of Nasdaq Listing Rule 5635 with respect to the issuance of the Graybug common stock in the merger in excess of the 20% of the voting power outstanding before the issuance.

The merger agreement requires Graybug to submit this Proposal 1 to its stockholders at the special meeting. Approval of this Proposal 1 will constitute approval pursuant to the Nasdaq rules.

Dilution

If this Proposal 1 and the charter proposal are approved, existing Graybug stockholders will suffer significant dilution in ownership interests and voting rights as a result of the issuance of shares of Graybug common stock in the merger. In the case of the merger, the number of shares of Graybug common stock to be issued will be based on, among other factors, the reverse stock split ratio, the total number of outstanding shares of Graybug common stock and shares of CalciMedica common stock, each on a fully-diluted basis, the amount of Graybug net cash, the closing date and the number of shares to be issued in the private placement. Based on the assumptions set forth in this proxy statement, Graybug is expected to issue approximately 63.2 million shares of Graybug common stock on a fully diluted basis to current CalciMedica equityholders. The number of shares of Graybug common stock described above does not give effect to any other future issuances of Graybug common stock or the reverse stock split. The sale into the public market of these shares also could materially and adversely affect the market price of Graybug common stock.

Vote Required; Recommendation of Board of Directors

The affirmative vote of a majority of the votes cast virtually or by proxy at the virtual special meeting is required for approval of Proposal 1. A failure to submit a proxy card or vote at the special meeting, or an abstention for Proposal 1 will have no effect on the outcome of Proposal 1.

THE GRAYBUG BOARD UNANIMOUSLY RECOMMENDS THAT GRAYBUG’S STOCKHOLDERS VOTE “FOR” PROPOSAL 1 TO APPROVE THE ISSUANCE OF GRAYBUG COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND THE RESULTING “CHANGE OF CONTROL” OF GRAYBUG UNDER THE NASDAQ RULES. THE APPROVAL OF EACH OF PROPOSALS 1 AND 2 IS REQUIRED TO CONSUMMATE THE MERGER.

Proposal 2: Approval of the Amended and Restated Certificate of Incorporation

General

Assuming Proposal 1 is approved, the Graybug stockholders are also being asked to adopt the amended and restated certificate of incorporation of Graybug in the form attached hereto as Annex B, which, in the judgment of the Graybug Board, is necessary to adequately address the needs of the combined company.

On February 5, 2023, the Graybug Board approved and declared advisable the Amended and Restated Certificate of Incorporation of Graybug (the “Amended and Restated Charter”) and is now submitting the Amended and Restated Charter to Graybug stockholders for their adoption and approval, as required pursuant to the merger agreement.

The following is a summary of the key changes effected by the Amended and Restated Charter as compared to Graybug’s current amended and restated certificate of incorporation, but this summary is qualified in its entirety by reference to the full text of the Amended and Restated Charter, a copy of which is included as Annex B:

•	allow for the exculpation of specified executive officers for certain breaches of fiduciary duty; and

•

effect a reverse split of the Graybug common stock (the “reverse stock split”) at a ratio to be determined by the Graybug Board and agreed to by CalciMedica in the range of one new share for every 8 to 16 shares outstanding (or any whole number in between);

Upon the effectiveness of the Amended and Restated Charter effecting the reverse stock split (the “split effective time”), the issued shares of Graybug common stock immediately prior to the split effective time will be combined and reclassified into a smaller number of shares within the specified range as determined by the Graybug Board, such that a stockholder of Graybug will own one new share of Graybug common stock for the specified number of shares of issued Graybug common stock held by that stockholder immediately prior to the split effective time. Graybug may effect only one reverse stock split in connection with this Proposal 2. This proposed reverse stock split alone will not change the number of authorized shares of common stock or preferred stock, or the par value of the Graybug common stock or preferred stock. However, upon the effectiveness of the reverse stock split, the number of authorized shares of Graybug common stock that are not issued or outstanding would increase due to the reduction in the number of shares of Graybug common stock issued and outstanding as a result of the reverse stock split.

If this Proposal 2 is approved and the Graybug Board determined to effect a reverse stock split, the reverse stock split will become effective upon the filing of, or at such later time as is specified in, the Amended and Restated Charter.

The Graybug Board’s reasons for proposing these changes to the current restated certificate of incorporation are set forth below. Graybug’s current restated certificate of incorporation is posted in its entirety on the investor relations page of Graybug’s website. All stockholders are encouraged to read the Amended and Restated Charter in its entirety for a more complete description of its terms.

Reasons for the Amendments

The Graybug Board’s reasons for proposing each of these changes to the Amended and Restated Charter are set forth below.

•	Officer Exculpation: The Graybug Board believes the ability to indemnify officers under Section 102(b)(7) of the DGCL is desirable for a number of reasons:

•	the Graybug Board believes the inclusion of it aligns the combined company’s prior officer indemnification obligations; and

•	the Graybug Board believes that the adoption of officer exculpation aligns with the expectations of desirable candidates in a highly competitive talent market.

•	Reverse Stock Split: The Graybug Board believes that a reverse stock split may be desirable for a number of reasons:

•

the Graybug Board expects that a reverse stock split of Graybug common stock will increase the market price of Graybug common stock, which will help Graybug maintain compliance with the relevant Nasdaq listing requirements for the foreseeable future;

•

the Graybug Board believes that an investment in Graybug common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients and investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks; and

•

the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks and the Graybug Board believes that most investment funds are reluctant to invest in lower priced stocks.

If the reverse stock split successfully increases the per share price of Graybug common stock, the Graybug Board believes this increase may increase trading volume in Graybug common stock, which could also have a positive impact on Graybug’s stock price.

The Graybug Board believes that stockholder adoption and approval of the reverse stock split at a ratio to be determined at a later date by the Graybug Board and agreed to by CalciMedica in the range of one new share for every 8 to 16 shares outstanding (or any whole number in between) (as opposed to adoption of a single reverse stock split ratio or a set of fixed ratios), in order to reduce the number of shares of common stock outstanding, is in the best interests of Graybug and its stockholders because it provides the Graybug Board with maximum flexibility to achieve the desired results of the reverse stock split and because it is not possible to predict market conditions at the time the reverse stock split is implemented. If the stockholders approve this Proposal 2, the Graybug Board will implement the reverse stock split upon a determination that the reverse stock split is in the best interests of Graybug and its stockholders at that time and upon obtaining the agreement of CalciMedica. The Graybug Board will then determine the ratio for the reverse stock split within the specified range that the Graybug Board determines to be advisable and in the best interests of Graybug and its stockholders, considering a number of factors, including relevant market conditions at the time the reverse stock split is to be implemented, existing and expected trading prices for Graybug common stock and the listing requirements of Nasdaq. All holders of Graybug common stock will be affected proportionately by the reverse stock split.

•	Merger Agreement: The merger agreement requires Graybug to submit the approval of the amended and restated certificate of incorporation to Graybug’s stockholders at the special meeting.

Reverse Stock Split

Nasdaq Requirements for Listing on Nasdaq

Graybug common stock is listed on the Nasdaq Global Market under the symbol “GRAY.” Graybug intends to file an initial listing application with Nasdaq, as described below, to seek a listing for the combined company in connection with the merger.

According to Nasdaq rules, an issuer must, in a case such as this, apply for initial inclusion following a transaction whereby the issuer combines with a non-Nasdaq entity, resulting in a change of control of the issuer and potentially allowing the non-Nasdaq entity to obtain a Nasdaq listing. Accordingly, the listing standards of Nasdaq will require Graybug to have, among other things, a minimum bid price upon the closing of the merger. Therefore, the reverse stock split may be necessary in order to consummate the merger.

One of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in Graybug’s management being able to issue more shares without further stockholder approval. For example, before the reverse stock split, as of [●], 2023, Graybug’s authorized shares of common stock was 500,000,000 compared to shares issued and outstanding of [●]. If Graybug effects the reverse stock split using a 1:12 ratio, its authorized shares of common stock immediately prior to the closing of the merger would still be 500,000,000 compared to shares issued and outstanding of [●]. Graybug currently has no plans to issue shares, other than in connection with the merger and to satisfy obligations related to Graybug employee stock options, warrants and restricted stock units from time to time as the options and warrants are exercised and the restricted stock units are vested. The reverse stock split will not affect the number of authorized shares of Graybug common stock which will continue to be authorized pursuant to the Amended and Restated Charter.

Potential Increased Investor Interest

On [●], 2023, Graybug common stock closed at $[●] per share. An investment in Graybug common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the Graybug Board believes that most investment funds are reluctant to invest in lower priced stocks.

Risks Associated with the Graybug Reverse Stock Split

There are risks associated with the reverse stock split, including that the reverse stock split may not result in an increase in the per share price of Graybug common stock, nor result in increased trading volume.

Graybug cannot predict whether the reverse stock split will increase the market price for Graybug common stock in the future. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•

the market price per share of Graybug common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of Graybug common stock outstanding before the reverse stock split;

•	the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

•	the reverse stock split will result in a per share price that will increase the ability of Graybug to attract and retain institutional investor;

•	the reverse stock split will result in a per share price that will increase the ability of Graybug to attract and retain employees; or

•

the market price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq for continued listing, or that Graybug will otherwise meet the requirements of Nasdaq for inclusion for trading on Nasdaq, including the initial listing minimum bid price upon the closing of the merger.

The market price of Graybug common stock will also be based on the performance of Graybug and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Graybug common stock declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization of Graybug may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of Graybug common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of the Reverse Split

The Amended and Restated Charter effecting the reverse stock split is set forth in Annex B to this proxy statement.

If this proposal is approved and the reverse stock split is effected, the reverse stock split will be effected simultaneously for all outstanding shares of Graybug common stock. The reverse stock split will affect all of Graybug’s stockholders uniformly and will not affect any stockholder’s percentage ownership interest in Graybug, except to the extent that the reverse stock split results in any of Graybug’s stockholders owning a fractional share. Shares of Graybug common stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse stock split does not affect the total proportionate ownership of Graybug following the merger. The reverse stock split will not affect Graybug continuing to be subject to the periodic reporting requirements of the Exchange Act.

As of the split effective time, Graybug will adjust and proportionately decrease the number of shares of Graybug common stock subject to issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options and warrants and other rights to acquire Graybug common stock. In addition, as of the split effective time, Graybug will adjust and proportionately decrease the total number of shares of Graybug common stock that may be the subject of future grants under Graybug’s 2020 equity incentive plan and 2020 employee stock purchase plan.

By approving the adoption of the Amended and Restated Charter effecting the reverse stock split, stockholders will be approving the combination of a whole number of shares of Graybug common stock into one share of Graybug common stock, with the actual ratio to be determined by the Graybug Board and agreed to by CalciMedica prior to the effectiveness of the merger. If the Graybug Board determines to proceed with the reverse stock split, Graybug will publicly announce the exact ratio selected.

Determination of Reverse Stock Split Ratio

In determining a ratio following the receipt of stockholder approval, the Graybug Board may consider, among other things, factors such as:

•	the historical trading price and trading volume of Graybug common stock;

•	the number of shares of Graybug common stock outstanding;

•	the then prevailing trading price and trading volume of Graybug common stock and the anticipated impact of the reverse stock split on the trading market for Graybug common stock;

•	the anticipated impact of a particular ratio on Graybug’s ability to reduce administrative and transactional costs;

•	the continued listing requirements of the Nasdaq;

•	prevailing industry, general economic and market conditions; and

•	potential devaluation of Graybug’s market capitalization as a result of a reverse stock split.

The purpose of asking for authorization to implement a reverse stock split at a ratio to be determined by the Graybug Board, as opposed to a ratio fixed in advance, is to give the Graybug Board the flexibility to take into account then-current market conditions and changes in price of Graybug common stock and to respond to other developments that may be deemed relevant, when considering the appropriate ratio.

Procedure for Effecting the Reverse Split and Exchange of Stock Certificates

If Graybug’s stockholders approve the proposal to adopt the Amended and Restated Charter effecting the reverse stock split, and with the agreement of CalciMedica, the Graybug Board still believes that a reverse stock split is in the best interests of Graybug and its stockholders, then the Graybug Board will determine the ratio of the reverse stock split to be implemented within the specified range and Graybug will file the Amended and Restated Charter with the Secretary of State of the State of Delaware at such time as the Graybug Board has determined to be the appropriate split effective time and Graybug shall publicly announce the exact ratio. The Graybug Board may delay effecting the reverse stock split without resoliciting stockholder approval. Beginning at the split effective time, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the split effective time, Graybug’s stockholders will be notified that the reverse stock split has been effected.

Beneficial Holders of Graybug Common Stock

Upon the reverse stock split, Graybug intends to treat stockholders holding Graybug common stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding Graybug common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, Graybug encourages you to contact your nominee.

Registered “Book-Entry” Holders of Graybug Common Stock

Certain of Graybug’s registered holders of Graybug common stock may hold some or all of their shares electronically in book-entry form with Graybug’s transfer agent. These Graybug stockholders do not have stock certificates evidencing their ownership of Graybug common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. Graybug stockholders who hold shares electronically in book-entry form with Graybug’s transfer agent will not need to take action (the exchange will be automatic) to receive shares of post-reverse stock split Graybug common stock.

Holders of Certificated Shares of Graybug Common Stock

Graybug expects that Graybug’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Graybug stockholders holding shares of Graybug common stock in certificated form will be sent a letter of transmittal by Graybug’s transfer agent after the reverse stock split is consummated. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares held in certificated form in exchange for a book-entry with the transfer agent representing the appropriate number of post-split shares in accordance with the procedures to be set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Graybug stockholders will then receive confirmation from Graybug’s transfer agent that a book-entry has been made for the new post-split shares, representing the number of shares of Graybug common stock to which such stockholder is entitled as a result of the reverse stock split. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.

If the Graybug Board does not decide to effect the reverse stock split within twelve months from the date of the special meeting, the authority granted in this proposal to effect the reverse stock split will terminate, and the Graybug Board will abandon the amendment effecting the reverse stock split.

Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be reclassified, will be entitled to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled in an amount based on the closing price of the common stock on Nasdaq on the date immediately preceding the split effective time (as adjusted to give effect to the reverse stock split). The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Graybug is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by Graybug or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

The reverse stock split will not affect the common stock capital account on Graybug’s balance sheet. However, because the par value per share of Graybug common stock will remain unchanged on the split effective date, the components that make up the common stock capital account will change by offsetting amounts. Depending on the reverse stock split ratio the Graybug Board decides to implement, the stated capital component will be reduced and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. The per share net income or loss and net book value of Graybug will be increased because there will be fewer shares of Graybug common stock outstanding. Prior periods’ per share amounts will be restated to reflect the reverse stock split.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Graybug Board or contemplating a tender offer or other transaction for the combination of Graybug with another company, the reverse stock split proposal is not being proposed in response to any effort of which Graybug is aware to accumulate shares of Graybug common stock or obtain control of Graybug, other than in connection with the merger, nor is it part of a plan by management to recommend a series of similar amendments to the Graybug Board and stockholders. Although not designed or intended for such purposes, the effect of the increased proportion of unissued shares to issued shares might be to render more difficult or to discourage a merger, tender offer, proxy contest or change of control of the combined company and the removal of management, which stockholders might otherwise deem favorable. Other than the proposals set forth in this proxy statement being submitted to Graybug’s stockholders for their consideration at the Graybug virtual special meeting, the Graybug Board does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of Graybug. For more information, please see the sections titled “Risk Factors—Risks related to the Combined Company”, and “Description of Graybug’s Capital Stock—Certain Anti-Takeover Provisions of Delaware Law and the Certificate of Incorporation and Bylaws.”

No Dissenters’ Appraisal Rights

Under the DGCL, Graybug stockholders are not entitled to dissenters’ appraisal rights with respect to the reverse stock split, and Graybug will not independently provide stockholders with any such rights.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of material U.S. federal income tax consequences of the reverse stock split that are applicable to U.S. holders (as defined below) of Graybug common stock but does not purport to be a complete analysis of all potential tax effects. The effects of U.S. federal tax laws other than U.S. federal income tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This summary is based upon current provisions of the Code, existing Treasury regulations, judicial decisions, and published rulings and administrative pronouncements of the IRS, all in effect as of the date hereof and all of which are subject to differing interpretations or change. Any such change or differing interpretation, which may be retroactive, could alter the tax consequences to Graybug stockholders as described in this summary.

This discussion applies only to Graybug stockholders who hold their Graybug common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all U.S. federal income tax consequences relevant to an Graybug stockholder. In addition, it does not address consequences relevant to Graybug stockholders that are subject to particular U.S. or non-U.S. tax rules, including, without limitation to Graybug stockholders that are:

•	brokers, dealers or traders in securities; banks; insurance companies; other financial institutions; or mutual funds;

•	real estate investment trusts; regulated investment companies; tax-exempt organizations or governmental organizations;

•

pass-through entities such as partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein), S corporations, disregarded entities for federal income tax purposes and limited liability companies (and investors therein);

•	persons who are not U.S. holders (as defined below);

•	stockholders who are subject to the alternative minimum tax provisions of the Code;

•	persons who hold their shares as part of a hedge, straddle or other risk reduction strategy, wash sale, synthetic security, conversion transaction, or other integrated transaction;

•	persons that have a functional currency other than the U.S. dollar;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	persons who hold shares of Graybug common stock that may constitute “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

•	persons who elect to apply the provisions of Section 1400Z-2 to any gains realized in the reverse stock split;

•	persons who acquired their shares of Graybug common stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to Graybug common stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	persons deemed to sell Graybug common stock under the constructive sale provisions of the Code;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•

persons who acquired their shares of stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments; and

•	certain expatriates or former citizens or long-term residents of the United States.

Graybug stockholders subject to particular U.S. or non-U.S. tax rules that are described in this paragraph are urged to consult their own tax advisors regarding the consequences to them of the reverse stock split.

If an entity that is treated as a partnership for U.S. federal income tax purposes holds Graybug common stock, the U.S. federal income tax treatment of a partner in the partnership will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership holding Graybug capital stock or any other person not addressed by this discussion, you should consult your tax advisors regarding the tax consequences of the reverse stock split.

In addition, the following discussion does not address: (a) the tax consequences of transactions effectuated before, after or at the same time as the reverse stock split, whether or not they are in connection with the reverse stock split; (b) any U.S. federal non-income tax consequences of the reverse stock split, including estate, gift or other tax consequences; (c) any state, local or non-U.S. tax consequences of the Reverse Split; or (d) the Medicare contribution tax on net investment income. No ruling from the IRS or opinion of counsel, has been or will be requested in connection with the reverse stock split. Graybug stockholders should be aware that the IRS could adopt a position which could be sustained by a court contrary to that set forth in this discussion.

Definition of “U.S. Holder”

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Graybug common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or any other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of such trust, or (ii) the trust was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

Treatment of U.S. Holders in the Reverse Stock Split

Tax Consequences of the Reverse Stock Split

The reverse stock split is intended to constitute a “recapitalization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. Assuming the reverse stock split qualifies as a recapitalization within the meaning of Section 368(a) of the Code, an Graybug U.S. holder should not recognize gain or loss upon the reverse stock split, except with respect to cash received in lieu of a fractional share of Graybug common stock (which fractional share will be treated as received and then exchanged for such cash). An Graybug U.S. holder’s aggregate tax basis in the shares of Graybug common stock received pursuant to the reverse stock split should equal the aggregate tax basis of the shares of the Graybug common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of Graybug common stock), and such Graybug U.S. holder’s holding period in the shares of Graybug common stock received should include the holding period in the shares of Graybug common stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Graybug common stock surrendered to the shares of Graybug common stock received in a recapitalization pursuant to the reverse stock split. Graybug U.S. holders of shares of Graybug common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. holder that receives cash in lieu of a fractional share of Graybug common stock pursuant to the reverse stock split will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of Graybug common stock surrendered that is allocated to such fractional share of Graybug common stock. Any such gain or loss will be long-term capital gain or loss if, as of the effective time of the reverse stock split, the U.S. holder’s holding period for such fractional share exceeds one year. Long-term capital gains of certain non-corporate taxpayers, including individuals, are taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

If the reverse stock split qualifies as a recapitalization within the meaning of Section 368(a) of the Code, each U.S. holder who receives shares of Graybug common stock in the reverse stock split is required to retain permanent records pertaining to the reverse stock split, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. U.S. holders who owned immediately before the reverse stock split at least five percent (by vote or value) of the total outstanding stock of Graybug are required to attach a statement to their tax returns for the year in which the reverse stock split is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the U.S. holder’s tax basis in such holder’s Graybug common stock surrendered in the reverse stock split, the fair market value of such stock, the date of the reverse stock split and the name and employer identification number of Graybug. U.S. holders are urged to consult with their tax advisors to comply with these rules.

A U.S. holder of Graybug common stock may be subject to information reporting and backup withholding for U.S. federal income tax purposes on cash paid in lieu of fractional shares in connection with the reverse stock split. Backup withholding will not apply, however, to a U.S. holder who (i) furnishes a correct taxpayer identification number and certifies the holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form, or (ii) certifies the holder is otherwise exempt from backup withholding. If a U.S. holder does not provide a correct taxpayer identification number on IRS Form W-9 or other proper certification, the stockholder may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the federal income tax liability of a U.S. holder of Graybug capital stock, if any, provided the required information is timely furnished to the IRS. Graybug stockholders should consult their tax advisors regarding their qualification for an exemption from backup withholding, the procedures for obtaining such an exemption, and in the event backup withholding is applied, to determine if any tax credit, tax refund or other tax benefit may be obtained.

The foregoing summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular Graybug stockholder. This summary does not take into account your particular circumstances and does not address consequences that may be particular to you. Therefore, you should consult your tax advisor regarding the particular consequences of the reverse stock split to you.

Vote Required; Recommendation of Board of Directors

The merger agreement requires Graybug to submit this Proposal 2 to its stockholders at the special meeting, and this Proposal 2 is conditioned on the approval of Proposal 1. If Proposal 1 is not approved, this Proposal 2 will have no effect, even if approved by the Graybug stockholders, as Graybug will not amend and restate the amended and restated certificate of incorporation if Proposal 1 is not approved. The affirmative vote of the holders of a majority of the outstanding shares of Graybug common stock entitled to vote at the special meeting is required for approval of Proposal 2. A failure to submit a proxy card or vote at the special meeting, or an abstention for Proposal 2 will have the same effect as a vote against the approval of Proposal 2.

THE GRAYBUG BOARD UNANIMOUSLY RECOMMENDS THAT GRAYBUG STOCKHOLDERS VOTE “FOR” PROPOSAL 2 TO AMEND AND RESTATE GRAYBUG’S CERTIFICATE OF INCORPORATION. THE APPROVAL OF EACH OF PROPOSALS 1 AND 2 IS REQUIRED TO CONSUMMATE THE MERGER.

Proposal 3: Approval of 2023 Equity Incentive Plan

General

Overview

In this Proposal 3, we are asking our stockholders to approve the CalciMedica, Inc. 2023 equity incentive plan, which we refer to as the “2023 equity incentive plan”. The 2023 equity incentive plan is titled “CalciMedica, Inc. 2023 Equity Incentive Plan” because the combined company’s name will be changed to “CalciMedica, Inc.” Graybug’s board of directors approved the 2023 equity incentive plan on February 5, 2023, subject to stockholder approval at the special meeting of stockholders. If stockholders approve this proposal, the 2023 equity incentive plan will become effective on the consummation of the merger and following the reverse stock split. If the 2023 equity incentive plan is not approved by the stockholders, it will not become effective and no awards will be granted thereunder and the combined company’s board of directors will be able to grant awards under the Graybug Vision, Inc. 2020 equity incentive plan, which we refer to herein as the “2020 equity incentive plan.” If the 2023 equity incentive plan is approved by the stockholders, no awards will be granted under the 2020 equity incentive plan following the closing of the merger. The 2023 equity incentive plan is described in more detail below.

General Information

The purpose of the 2023 equity incentive plan is to provide a means whereby the combined company can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of the combined company and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of combined company common stock through the granting of awards under the 2023 equity incentive plan.

Approval of the 2023 equity incentive plan by our stockholders is required, among other things, in order to comply with stock exchange rules requiring stockholder approval of equity compensation plans and allow the grant of incentive stock options under the 2023 equity incentive plan. If this equity incentive plan proposal is approved by our stockholders, the 2023 equity incentive plan will become effective as of the date of the merger closing. In the event that our stockholders do not approve this proposal, the 2023 equity incentive plan will not become effective.

The combined company’s equity compensation program, as implemented under the 2023 equity incentive plan, will allow the combined company to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. It is critical to the combined company’s long-term success that the interests of employees and other service providers are tied to its success as “owners” of the business. Approval of the 2023 equity incentive plan will allow the combined company to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for the combined company’s success and ultimately increase stockholder value. The 2023 equity incentive plan allows the combined company to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for the combined company.

If the request to approve the 2023 equity incentive plan is approved by our stockholders, there will be approximately 1,000,000 shares, subject to adjustment for specified changes in the combined company’s capitalization, available for grant under the 2023 equity incentive plan as of the effective time of the closing of the merger. In addition, as further described below under the section entitled “—Description of the 2023 Equity Incentive Plan—Authorized Shares,” the share reserve is subject to annual increases each January 1 for the first ten years following approval of the 2023 equity incentive plan of up to 5% of shares of the combined company common stock outstanding (or a lesser number determined by the combined company’s board of directors). Graybug’s board of directors believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.

Description of the 2023 Equity Incentive Plan

A summary description of the material features of the 2023 equity incentive plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2023 equity incentive plan and is qualified by reference to the 2023 equity incentive plan, the form of which is attached to this proxy statement as Annex D and incorporated by reference in its entirety. Graybug stockholders should refer to the 2023 equity incentive plan for more complete and detailed information about the terms and conditions of the 2023 equity incentive plan.

Eligibility

Any individual who is an employee of the combined company or any of its affiliates, or any person who provides services to the combined company or its affiliates, including members of the combined company’s board of directors, is eligible to receive awards under the 2023 equity incentive plan at the discretion of the plan administrator. If this proposal is approved by the stockholders, all of the combined company’s 23 employees, directors and consultants (assuming that only employees and consultants of CalciMedica as of September 30, 2022 continue with the combined company following the merger and that the Combined Board is composed of seven directors) will be eligible to receive awards following the closing of the merger.

Awards

The 2023 equity incentive plan provides for the grant of incentive stock options (“ISOs”) within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of the combined company’s affiliates.

Authorized Shares

Initially, the maximum number of shares of combined company common stock that may be issued under the 2023 equity incentive plan after it becomes effective will not exceed 1,000,000 shares of combined company common stock. In addition, the number of shares of combined company common stock reserved for issuance under the 2023 equity incentive plan will automatically increase on January 1 of each year, beginning on January 1, 2024 and continuing through and including January 1, 2033, in an amount equal to (1) 5% of the total number of shares of combined company common stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of combined company common stock determined by the combined company’s board of directors prior to the date of the increase. The maximum number of shares of combined company common stock that may be issued upon the exercise of ISOs under the 2023 equity incentive plan is 3,000,000 shares. As of [●], 2023, the record date, the closing price of Graybug common stock (which will become combined company common stock immediately upon consummation of the merger) as reported on the Nasdaq Global Market was $[●] per share.

Shares subject to stock awards granted under the 2023 equity incentive plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under the 2023 equity incentive plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under the 2023 equity incentive plan. If any shares of combined company common stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by the combined company (1) because of the failure to vest, (2) to satisfy the exercise, strike or purchase price or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited, repurchased or reacquired will revert to and again become available for issuance under the 2023 equity incentive plan.

Non-Employee Director Compensation Limit

The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year commencing with the first calendar year after the closing of the merger, including awards granted and cash fees paid to such non-employee director, will not exceed (1) $750,000 in total value or (2) if such non-employee director is first appointed or elected to the combined company’s board of directors during such calendar year, $1 million in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program.

Plan Administration

The combined company’s board of directors, or a duly authorized committee thereof, will administer the 2023 equity incentive plan and is referred to as the “plan administrator” herein. The combined company’s board of directors may also delegate to one or more of the combined company’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and, to the extent permitted by applicable law, the terms thereof and (2) determine the number of shares subject to such stock awards. Under the 2023 equity incentive plan, the combined company’s board of directors has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Under the 2023 equity incentive plan, the combined company’s board of directors also generally has the authority to effect, without the approval of stockholders but with the consent of any materially adversely affected participant, (1) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right; (2) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or (3) any other action that is treated as a repricing under generally accepted accounting principles. See “Risk Factors—Risks Related to the Combined Company—The administrator of the 2023 equity incentive plan, if approved, will be authorized to exercise its discretion to effect the repricing of stock options and stock appreciation rights and there may be adverse consequences to the combined company’s business if the administrator of the 2023 equity incentive plan exercises such discretion.”

Stock Options

ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2023 equity incentive plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of combined company common stock on the date of grant. Options granted under the 2023 equity incentive plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2023 equity incentive plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with the combined company or any of the combined company’s affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with the combined company or any of the combined company’s affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with the combined company or any of the combined company’s affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of combined company common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of combined company common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Tax Limitations on ISOs

The aggregate fair market value, determined at the time of grant, of combined company common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of the combined company’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the combined company’s total combined voting power or that of any of the combined company’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards

Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of combined company common stock, a combination of cash and shares of combined company common stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards

Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with the combined company ends for any reason, the combined company may receive any or all of the shares of combined company common stock held by the participant that have not vested as of the date the participant terminates service with the combined company through a forfeiture condition or a repurchase right.

Stock Appreciation Rights

Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of a share of combined company common stock on the date of grant. A stock appreciation right granted under the 2023 equity incentive plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of combined company common stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2023 equity incentive plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with the combined company or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with the combined company or any of its affiliates ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards

The 2023 equity incentive plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, combined company common stock.

The performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates or segments and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the plan administrator when the performance award is granted, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the combined company achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the combined company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the combined company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the combined company’s board of directors may establish or provide for other adjustment items in the award agreement at the time the award is granted or in such other document setting forth the performance goals at the time the performance goals are established.

Other Stock Awards

The plan administrator may grant other awards based in whole or in part by reference to combined company common stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure

In the event there is a specified type of change in the capital structure of the combined company, such as a stock split, reverse stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2023 equity incentive plan, (2) the class of shares used to determine the number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions

The following applies to stock awards under the 2023 equity incentive plan in the event of a corporate transaction (as defined in the 2023 equity incentive plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with the combined company or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2023 equity incentive plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by the combined company with respect to the stock award may be assigned to the combined company’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by the combined company with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by the combined company with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of combined company common stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.

Plan Amendment or Termination

The combined company’s board of directors has the authority to amend, suspend, or terminate the 2023 equity incentive plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of the combined company Stockholders. No ISOs may be granted after the tenth anniversary of the date Graybug’s board of directors adopts the 2023 equity incentive plan. No stock awards may be granted under the 2023 equity incentive plan while it is suspended or after it is terminated.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and the combined company with respect to participation in the 2023 equity incentive plan, which will not become effective until the date of the closing of the merger. No awards will be issued under the 2023 equity incentive plan prior to the date of the closing of the merger. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the 2023 equity incentive plan. The 2023 equity incentive plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. The combined company’s ability to realize the benefit of any tax deductions described below depends on the combined company’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the combined company’s tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by the combined company or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the combined company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options

The 2023 equity incentive plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. The combined company is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, the combined company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or the combined company timely satisfies its reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the combined company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards

Generally, the recipient of a restricted stock unit award will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the combined company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Stock Appreciation Rights

Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the combined company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Tax Consequences to the combined company

Compensation of Covered Employees

The ability of the combined company to obtain a deduction for amounts paid under the 2023 equity incentive plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits the combined company’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.

Golden Parachute Payments

The ability of the combined company (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2023 equity incentive plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change of control of an employer-corporation.

New Plan Benefits

The awards, if any, that will be made to eligible persons under the 2023 equity incentive plan are subject to the discretion of the compensation committee of the combined company’s board of directors. Therefore, Graybug cannot currently determine the benefits or number of shares subject to awards that may be granted in the future and a new plan benefits table is thus not provided.

Equity Compensation Plan Information

The following table provides information as of September 30, 2022, with respect to the shares of Graybug common stock that may be issued under existing Graybug equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options and Warrants[2]	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans[3]
Equity Compensation Plans Approved by Stockholders[1]	8,008,597	$5.57	609,875
Equity Compensation Plans Not Approved by Stockholders[4]	15,500	$1.55	—

Total	8,024,097	$5.53	609,875

(1)	Includes securities issuable under the 2020 equity incentive plan, 2015 Stock Incentive Plan, and the 2020 employee stock purchase plan.
(2)	The weighted average exercise price excludes restricted stock awards which have no exercise price.
(3)

The amount includes 399,875 shares available for issuance under the 2020 equity incentive plan, which plan permits the grant of incentive and non-qualified stock options, stock appreciation rights, restricted stock, stock awards and restricted stock units; and 210,000 shares available for issuance under the 2020 employee stock purchase plan. The 2020 equity incentive plan and 2020 employee stock purchase plan each contain an “evergreen” provision, pursuant to which on January 1st of each year we automatically add 5% and 1% of our shares of common stock outstanding on the preceding December 31st to the shares reserved for issuance, respectively, provided that the Graybug’s compensation committee may authorize a lesser number in each case. As Graybug has not yet implemented the 2020 employee stock purchase plan, no increase in the shares available for issuance under the 2020 employee stock purchase plan have occurred pursuant to the evergreen provision. No shares are available for issuance under the 2015 Stock Incentive Plan. In addition, pursuant to a “pour over” provision in our 2020 equity incentive plan, options that are cancelled, expired or terminated under the 2015 Stock Incentive Plan are added to the number of shares reserved for issuance under the 2020 equity incentive plan.
(4)	Includes inducement shares.

Registration with the SEC

If the 2023 equity incentive plan is approved by our stockholders and becomes effective, the combined company intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2023 equity incentive plan as soon as reasonably practicable after the combined company becomes eligible to use such form.

Vote Required; Recommendation of Board of Directors

The affirmative vote of a majority of the votes cast virtually or by proxy at the virtual special meeting is required for approval of Proposal 3. A failure to submit a proxy card or vote at the special meeting, or an abstention or “broker non-vote” will have no effect on the outcome of Proposal 3.

THE GRAYBUG BOARD UNANIMOUSLY RECOMMENDS THAT GRAYBUG’S STOCKHOLDERS VOTE “FOR” PROPOSAL 3 TO APPROVE THE 2023 EQUITY INCENTIVE PLAN.

Proposal 4: Approval of 2023 Employee Stock Purchase Plan

General

In this Proposal 4, Graybug is asking our stockholders to approve the 2023 employee stock purchase plan. Graybug’s board of directors approved the 2023 employee stock purchase plan on February 5, 2023, subject to stockholder approval at the special meeting of stockholders. If stockholders approve this proposal, the 2023 employee stock purchase plan will become effective upon the consummation of the merger and following the reverse stock split. If the 2023 employee stock purchase plan is not approved by the stockholders, it will not become effective and no offerings will be conducted thereunder and the combined company’s board of directors will be able to conduct offerings under the Graybug Vision, Inc. 2020 employee stock purchase plan, which we refer to herein as the “2020 ESPP.” If the 2023 employee stock purchase plan is approved by the stockholders and becomes effective, it will replace our 2020 ESPP and no offerings will be conducted under the 2020 ESPP following the closing of the merger and the 2020 ESPP will be terminated. The 2023 employee stock purchase plan is described in more detail below.

The purpose of the 2023 employee stock purchase plan is to provide a means whereby the combined company can align the long-term financial interests of its employees with the financial interests of its stockholders. In addition, Graybug’s board of directors believes that the ability to allow combined company employees to purchase shares of combined company common stock will help the combined company attract, retain and motivate employees and encourages them to devote their best efforts to the combined company’s business and financial success. Approval of the 2023 employee stock purchase plan by Graybug stockholders will allow the combined company to provide its employees with the opportunity to acquire an ownership interest in the combined company through their participation in the 2023 employee stock purchase plan, thereby encouraging them to remain in service and more closely aligning their interests with those of the combined company Stockholders.

Description of the 2023 ESPP

The material features of the 2023 employee stock purchase plan are described below. The following description of the 2023 employee stock purchase plan is a summary only. This summary is not a complete statement of the

2023 employee stock purchase plan and is qualified in its entirety by reference to the complete text of the 2023 employee stock purchase plan, a copy of which is attached hereto as Annex E. Graybug stockholders should refer to the 2023 employee stock purchase plan for more complete and detailed information about the terms and conditions of the 2023 employee stock purchase plan.

Purpose

The purpose of the 2023 employee stock purchase plan is to provide a means by which eligible employees of the combined company and certain designated companies may be given an opportunity to purchase shares of combined company common stock following the closing of the merger, to assist the combined company in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the combined company’s success.

Share Reserve

The maximum number of shares of combined company common stock that may be issued under the 2023 employee stock purchase plan is 65,000 shares. Additionally, the number of shares of combined company common stock reserved for issuance under the 2023 employee stock purchase plan will automatically increase on January 1 of each year, beginning on January 1, 2024 and continuing through and including January 1, 2033, by the lesser of (1) 1% of the total number of shares of combined company common stock outstanding on December 31 of the preceding calendar year, (2) 195,000 shares of combined company common stock, or (3) such lesser number of shares of combined company common stock as determined by the combined company’s board of directors. Shares subject to purchase rights granted under the 2023 employee stock purchase plan that terminate without having been exercised in full will not reduce the number of shares available for issuance under the 2023 employee stock purchase plan. As of [●], 2023, the record date, the closing price of Graybug common stock (which will become combined company common stock immediately upon consummation of the merger) as reported on the Nasdaq Global Market was $[●] per share.

Administration

The combined company’s board of directors, or a duly authorized committee thereof, will administer the 2023 employee stock purchase plan.

Limitations

Combined company employees and the employees of any of its designated affiliates, will be eligible to participate in the 2023 employee stock purchase plan, provided that they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with the combined company or one of its affiliates for more than 20 hours per week and for five or more months per calendar year or (2) continuous employment with the combined company or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. If this proposal is approved by the stockholders, all the 12 employees of the combined company (assuming that only employees of CalciMedica as of September 30, 2022 continue with the combined company following the merger) will be eligible to participate in the 2023 employee stock purchase plan following the closing of the merger. An employee may not be granted rights to purchase stock under the 2023 employee stock purchase plan (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of combined company stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of combined company stock for each calendar year that the rights remain outstanding.

The 2023 employee stock purchase plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of combined company common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of combined company common stock on any purchase date during the offering period is less than or equal to the fair market value of a share of combined company common stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

A participant may not transfer purchase rights under the 2023 employee stock purchase plan other than by will, the laws of descent and distribution, or as otherwise provided under the 2023 employee stock purchase plan.

Payroll Deductions

The 2023 employee stock purchase plan permits participants to purchase shares of combined company common stock through payroll deductions of up to 15% of their earnings. Unless otherwise determined by the administrator, the purchase price per share will be 85% of the lower of the fair market value of a share of combined company common stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with the combined company and its related affiliates.

Withdrawal

Participants may withdraw from an offering by delivering a withdrawal form to the combined company and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the administrator. Upon such withdrawal, the combined company will distribute to the employee such employee’s accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the 2023 employee stock purchase plan.

Termination of Employment

A participant’s rights under any offering under the 2023 employee stock purchase plan will terminate immediately if the participant either (i) is no longer employed by the combined company or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, the combined company will distribute to the participant such participant’s accumulated but unused contributions, without interest.

Corporate Transactions

In the event of certain specified significant corporate transactions, such as a merger or change of control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.

Amendment and Termination

The combined company’s board of directors has the authority to amend, suspend, or terminate the 2023 employee stock purchase plan, at any time and for any reason, provided certain types of amendments will require the approval of the combined company Stockholders. Any benefits privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the 2023 employee stock purchase plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The 2023 employee stock purchase plan will remain in effect until terminated by the combined company’s board of directors in accordance with the terms of the 2023 employee stock purchase plan.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and the combined company with respect to participation in the 2023 employee stock purchase plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of combined company common stock acquired under the 2023 employee stock purchase plan. The 2023 employee stock purchase plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

New Plan Benefits

Participation in the 2023 employee stock purchase plan is voluntary and each eligible employee will make an individual decision regarding whether and to what extent to participate in the 2023 employee stock purchase plan. Therefore, Graybug cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.

Vote Required; Recommendation of Board of Directors

The affirmative vote of a majority of the votes cast virtually or by proxy at the virtual special meeting is required for approval of Proposal 4. A failure to submit a proxy card or vote at the special meeting, or an abstention or “broker non-vote” will have no effect on the outcome of Proposal 4.

THE GRAYBUG BOARD UNANIMOUSLY RECOMMENDS THAT GRAYBUG’S STOCKHOLDERS VOTE “FOR” PROPOSAL 4 TO APPROVE GRAYBUG’S 2023 EMPLOYEE STOCK PURCHASE PLAN.

Proposal 5: Approval of Possible Adjournment of the Special Meeting

General

If Graybug fails to receive a sufficient number of votes to approve Proposals 1 or 2, Graybug may propose to adjourn or postpone the special meeting. Graybug currently does not intend to propose adjournment or postponement at the special meeting if there are sufficient votes to approve Proposals 1 or 2.

Vote Required; Recommendation of Board of Directors

The affirmative vote of a majority of the votes cast virtually or by proxy at the virtual special meeting is required for approval of Proposal 5. A failure to submit a proxy card or vote at the special meeting, or an abstention or “broker non-vote” will have no effect on the outcome of Proposal 5.

THE GRAYBUG BOARD UNANIMOUSLY RECOMMENDS THAT GRAYBUG’S STOCKHOLDERS VOTE “FOR” PROPOSAL 5 TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSALS 1 OR 2. THE APPROVAL OF EACH OF PROPOSALS 1 AND 2 IS REQUIRED TO CONSUMMATE THE MERGER.

GRAYBUG’S BUSINESS

For a description of Graybug’s business, please refer to the section entitled “Item 1. Business” set forth in Graybug’s Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on March 11, 2022, which section is incorporated by reference herein.

Legal Proceedings

Two lawsuits have been filed in federal courts against Graybug and its directors: Bushansky v. Graybug Vision, Inc., et al., 3:22-cv-09131 (N.D. Cal.), and Connelly v. Graybug Vision, Inc., et al., 3:23-cv-00028 (N.D. Cal.) (collectively, the “Stockholder Litigation”). The complaints name Graybug and the Grabybug Board as defendants. The complaints assert claims under Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-19 promulgated thereunder, and generally allege that the proxy statement misrepresents and/or omits certain purportedly material information relating to the merger, including allegations relating to the financial projections and analyses of our financial advisor. The complaints seek a variety of equitable and injunctive relief including, among other things, an injunction enjoining the consummation of the merger, rescission of the merger if it is consummated, rescissory damages and costs and attorneys’ fees. We have not yet responded to the complaints filed in the Stockholder Litigation.

In addition, six purported stockholders of Graybug sent demand letters regarding the proxy statement (the “Demand Letters”). Based on the same core allegations as the Stockholder Litigation, the Demand Letters request that we disseminate corrective disclosures in an amendment or supplement to the proxy statement.

We believe the Stockholder Litigation and the Demand Letters are without merit, but there can be no assurance that we will ultimately prevail in the Stockholder Litigation or all such lawsuits. Further, additional lawsuits may be filed and demand letters may be sent before the Special Meeting and/or the consummation of the merger.

For a description of other material legal proceedings Graybug is party to, please refer to the section entitled “Item 3. Legal Proceedings” set forth in Graybug’s Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on March 11, 2022, as updated by the subsequent quarterly reports on Form 10-Q.

GRAYBUG’S PROPERTY

For a description of Graybug’s property, please refer to the section entitled “Item 2. Properties” set forth in Graybug’s Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on March 11, 2022, which section is incorporated by reference herein.

CALCIMEDICA’S BUSINESS

Unless otherwise indicated or the context otherwise requires, references in this CalciMedica’s Business section to “CalciMedica,” the “Company” “we,” “us,” “our” and other similar terms refer to CalciMedica, Inc.

Overview

Company Overview

We are a clinical-stage biopharmaceutical company focused on developing therapeutics that treat serious illnesses driven by inflammatory processes and direct cellular damage. Our product candidates act upon calcium release-activated calcium (“CRAC”) channels, and would constitute a new class of drugs.

We are a company focused on the discovery and development of CRAC channel inhibitors. Clinical and preclinical data have demonstrated that the inhibition of CRAC channels may have a therapeutic effect based on a dual mechanism involving both anti-inflammatory and tissue cell protective activities. Our work has shown compelling evidence of the involvement of CRAC channels in a broad spectrum of both acute critical illnesses and chronic diseases that have the common thread of inflammation in their pathogenesis. We intend to leverage our CRAC channel inhibitor platform to develop therapeutics for indications where this dual mechanism of action has the potential for clinical benefit, most notably in acute critical illnesses.

Our lead product candidate is Auxora, a potent and selective intravenous (“IV”) formulated small molecule CRAC channel inhibitor containing the active compound zegocractin (formerly referred to as CM4620) that, in animal models, reduced acute epithelial and/or endothelial cell injury and inflammation in organs, such as the pancreas, lungs and kidneys. Four Phase 2 clinical trials with Auxora have been conducted in the United States: an open-label trial in acute pancreatitis (“AP”), an investigator led open label trial in asparaginase-associated pancreatitis (“AAP”) (which we also refer to as “CRSPA”) in which the first cohort of patients has been completed, a placebo-controlled double-blind trial in severe COVID-19 pneumonia (which we also refer to as “CARDEA”) and an investigator led open-label trial in COVID-19 pneumonia patients with acute respiratory distress syndrome (“ARDS”). We observed in all four trials that patients treated with Auxora experienced a reduced time to recovery and a reduction of organ damage. We believe the consistency of the results we observed from these four trials in two different acute critical care conditions are mutually supportive and reinforce our plans to further pursue the use of Auxora in several additional acute critical illnesses.

In a Phase 2a trial conducted in the United States in patients with AP and accompanying systemic inflammatory response syndrome (“SIRS”) along with hypoxemia (low concentration of oxygen in blood), a greater proportion of patients treated with Auxora compared to standard of care (“SOC”) alone experienced resolution of persistent SIRS (SIRS lasting 48 hours or more) and tolerated solid food at 72 hours, an indicator of disease resolution. The majority of patients with respiratory failure treated with Auxora did not require mechanical ventilation. This resulted in hospital discharge for patients treated with Auxora more than two days earlier than those treated with SOC alone. These findings were published in the peer-reviewed journal Pancreas in 2021. We are currently conducting a blinded placebo-controlled Phase 2b trial in the United States in patients with AP and accompanying SIRS (which we also refer to as “CARPO”). We anticipate results from the CARPO trial in the second half of 2023.

CRSPA, an investigator led Phase 1/2 single arm trial, is currently being conducted in the United States in pediatric patients with acute lymphoblastic leukemia (“ALL”) who have developed pancreatitis as a side-effect of asparaginase or AAP. AAP is a particularly severe form of pancreatitis and historical data suggests that over half of the patients will develop pancreatic necrosis or pseudocysts and may not receive further asparaginase treatments for their ALL, potentially impacting their prognosis, and develop long term health complications including chronic pancreatitis. The first cohort of nine patients in this trial has been completed, and, based on preliminary, unpublished data, all patients who have received a full course of therapy have had a more rapid resolution of their symptoms as compared to the current standard of care. According to clinical data published by Mauney, et. al., in the Journal of Pediatric Gastroenterology and Nutrition in March 2022, patients who developed AAP have a median length of stay in the hospital of 10 days, whereas the median length of stay for patients treated with Auxora was less than six days consistent with their resolution of symptoms. This is a single arm open-label trial and no statistical analysis with a comparator group has been performed. We expect data from this trial to be published later this year. We expect to discuss these results and a potential accelerated approval in this indication with the FDA in the first half of 2023. There can be no guarantee that we will receive such accelerated approval designation or that an accelerated approval pathway will lead to a faster development, regulatory review or approval process or increase the likelihood of marketing approval.

In addition to AP, we are preparing for clinical trials in additional inflammatory diseases such as acute kidney injury (“AKI”). We recently completed a study in a rat model of AKI, which demonstrated that Auxora compared to placebo increased glomerular filtration rate and decreased infiltrates of mononuclear cells in the kidneys of rats treated after receiving an ischemic injury. These data, along with observations in our Phase 2 trials in both AP and COVID-19 suggesting Auxora provides kidney protection in acutely ill patients, support that AKI may be a promising indication for Auxora. We plan to submit an investigational new drug (“IND”) application and, if allowed, be in a position to initiate a Phase 2 clinical trial in this indication in the second half of 2023, subject to receipt of additional funding.

In our CARDEA trial, a Phase 2 randomized double-blind, placebo-controlled trial in patients with severe COVID-19 pneumonia and receiving supplemental oxygen, but not on mechanical ventilation, we observed that patients treated with Auxora experienced a reduced time to recovery and a 56% relative reduction in mortality at 30 days (p=0.0165) and a 33% relative reduction in mortality at 60 days (p=0.1449) compared to placebo. Time to recovery was seven days for Auxora-treated patients compared to ten days for patients receiving placebo (p=0.098). For additional information regarding p-values, please refer to the section entitled “—Auxora, a Selective CRAC Channel Inhibitor—P-Values and Confidence Intervals.” These data, along with data from an ongoing Phase 2 trial testing Auxora in COVID-19 patients with ARDS receiving invasive mechanical ventilation, may also help inform future trials in broader ARDS and acute hypoxemic respiratory failure (“AHRF”) patient populations.

Finally, we have compiled additional preclinical data supporting the potential to use CRAC channel inhibition for both chronic and acute inflammatory diseases. We have available product candidates in IND-enabling preclinical testing that present different organ bioavailabilities and potential oral dosing. Our first chronic indication may be chronic pancreatitis as preclinical data in a mouse model of chronic pancreatitis suggest that CRAC channel inhibition can reduce pancreatic fibrosis and restore ductal cell function. We have published data suggesting CRAC channel inhibition may be useful in treating ulcerative colitis, allergic asthma, and traumatic brain injury.

Calcium is an important regulator of multiple biological functions, and in electrically non-excitable cells CRAC channel activation plays a critical role in the activation of calcium-dependent pathways that modulate various responses, including inflammation and vascular permeability. In immune cells, activation of CRAC channels is a key step in initiating the adaptive immune response and the generation of inflammatory cytokines. In addition, in certain acute critical illnesses, CRAC channels on affected organ tissue cells can become overactivated, resulting in excess calcium entry into cells. This excess calcium can cause cellular injury and necrosis, or activate apoptosis signaling pathways leading to programmed cell death further exacerbating the damage caused by inflammatory response. We have developed novel cell-based assays for compound screening that enabled us to identify and optimize a portfolio of potent and selective small molecule CRAC channel inhibitors, including Auxora, from several different chemical classes. These compounds each have different pharmaceutic and pharmacokinetic properties and comprise our portfolio of CRAC channel inhibitors.

Our Pipeline

We are currently developing our lead compound Auxora in several acute critical illnesses. We have a Phase 2b trial ongoing in AP and an investigator led Phase 1/2 trial ongoing in AAP. We also completed the dosing in an investigator Phase 2 trial ongoing in COVID-19 ARDS which may inform the design of a Phase 2 clinical trial for the treatment of AHRF and/or ARDS caused by a broad range of infectious agents. In addition, we are in preclinical development with Auxora in AKI and plan to submit an IND and, if allowed, will be in the position to initiate a Phase 2 clinical trial in this indication in the second half of 2023, subject to receipt of additional funding.

Our product candidates are summarized in the table below:

Clinical Experience with Auxora

We have studied Auxora in a number of clinical trials including four Phase 2 clinical trials conducted in the United States, two of which have been in our lead indication, AP. We have published results from an open-label standard of care (“SOC”) controlled trial in AP, and the principal investigator is finalizing data collection from CRSPA. We have also published results from CARDEA and the 30-patient open-label part one portion of this same trial. With our investigator, we expect to publish data from an open-label randomized placebo-controlled Phase 2 trial conducted in the United States in critical COVID-19 pneumonia patients with ARDS in which we have completed enrollment and treatment of patients in the first half of 2023. We observed in all four trials that patients treated with Auxora experienced a reduced time to recovery and a reduction of organ damage. In CARDEA, we observed a numerical improvement of 56% relative risk reduction in mortality at 30 days. We believe the consistency of the results we observed from these four trials in multiple acute critical care conditions affecting different primary organs are mutually supportive and reinforce our plans to further pursue the use of Auxora in several additional acute critical illnesses.

Auxora for the Treatment of AP

AP with SIRS

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Completed open-label Phase 2a clinical trial. We completed a randomized, open-label Phase 2a clinical trial of Auxora in 21 patients with AP and accompanying SIRS who also had hypoxemia at presentation. Patients in this trial treated with Auxora in addition to SOC had multiple improved outcomes compared to patients treated with standard care alone. In addition, there were several patients with severe respiratory failure at enrollment and the majority of those treated with Auxora did not require mechanical ventilation. Results from this randomized, open-label Phase 2a clinical trial conducted in the United States were published in March 2021 in the peer- reviewed journal Pancreas. We have received Fast Track designation from the FDA and Orphan Drug designation in the European Union (“EU”) from the European Medicines Agency (“EMA”) for Auxora for the treatment of AP. However, there is no guarantee that Fast Track designation will result in a faster regulatory review or regulatory approval, if at all.

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Ongoing Phase 2b clinical trial. We are currently conducting CARPO in the United States, a Phase 2b clinical trial in 216 patients with AP and accompanying SIRS. We plan to expand to and conduct a significant portion of the CARPO trial in India and have submitted to the Central Drugs Standard Control Organization the documents necessary to conduct the trial in India and are awaiting approval. We anticipate results from our CARPO trial in the second half of 2023. We do not currently have any marketing plans for our product candidates for AP in India.

Auxora for the Treatment of AAP: AP as a Side Effect of Treatment for Pediatric ALL

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Ongoing Phase 1/2 clinical trial. CRSPA, an investigator led Phase 1/2 trial, is being conducted in the United States in children who develop AAP related to the use of the chemotherapeutic asparaginase in the course of their treatment for ALL. We believe this work is providing valuable information on the use of Auxora in critically ill pediatric patients. The first cohort of nine patients in this trial has been completed and, based on preliminary, unpublished data, all patients who have received a full course of therapy have had a more rapid resolution of their symptoms as compared to the current standard of care. According to clinical data published by Mauney, et. al., in the Journal of Pediatric Gastroenterology and Nutrition in March 2022, patients who developed AAP have a median length of stay in the hospital of 10 days, whereas the median length of stay for patients treated with Auxora was less than six days consistent with their resolution of symptoms. This is a single arm open-label trial and no statistical analysis with a comparator group has been performed. We expect data from this trial to be published later this year. We expect to discuss these results and a potential accelerated approval in this indication with the FDA in first half of 2023. There can be no guarantee that we will receive such accelerated approval designation or that an accelerated approval pathway will lead to a faster development, regulatory review or approval process or increase the likelihood of marketing approval.

Auxora for the Treatment of Acute Kidney Injury

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Based on data from preclinical models of AKI and observations of less kidney damage in Auxora-treated patients compared to placebo or SOC in our clinical trials in other settings of acute critical illness (such as COVID-19 pneumonia and acute pancreatitis), we believe that Auxora has the potential to prevent and to treat AKI. In CARDEA, we saw a 40% reduction in reported acute kidney injury, a common sequelae of severe COVID pneumonia, in Auxora-treated patients as compared to placebo-treated patients. We also saw positive trends in Angiopoietin-1 and Angiopoietin-2 levels in Auxora patients suggesting endothelial protection, an important component of a potential AKI treatment. Results in animal models further support these observations. We plan to submit an IND in this indication and, if allowed, would be in a position to initiate a Phase 2 trial in the second half of 2023, subject to receipt of additional funding. See “CalciMedica’s Business—Auxora, a Selective CRAC Channel Inhibitor-Auxora for Treatment of Acute Kidney Injury” for a description of the regulatory basis that we believe will allow us to initiate a Phase 2 trial utilizing existing data.

Auxora for the Treatment of Acute Respiratory Failure

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Completed open-label Phase 2 clinical trial in 30 hospitalized COVID-19 pneumonia patients on oxygen (Part 1). Initial data in COVID-19 patients were obtained in a randomized, open-label Phase 2 clinical trial of Auxora conducted in the United States in 26 patients with severe COVID-19 pneumonia and 4 patients with critical COVID-19 pneumonia. Patients treated with Auxora in addition to SOC recovered faster than those on SOC alone, with 67.8% (p<0.05) lower incidence of invasive mechanical ventilation or death during the study period, which was statistically significant. Based on these initial results and recommendation of the FDA, we transitioned from this open-label Part 1 of the trial to a randomized, blinded, placebo-controlled Part 2 of the trial (CARDEA). The results from Part 1 of the trial were published in July 2020 in the peer-reviewed journal Critical Care.

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Completed double-blind Phase 2 clinical trial in hospitalized COVID-19 pneumonia patients on oxygen (Part 2). In our CARDEA trial, a Phase 2 randomized double-blind placebo-controlled trial conducted in the United States in 284 patients with severe COVID-19 pneumonia (261 having moderate and severe respiratory failure—our efficacy set) and receiving supplemental oxygen but not on mechanical ventilation, treatment with Auxora resulted in a reduced time to recovery and a 56% relative reduction in mortality at 30 days (p=0.0165) and a 33% relative reduction in mortality at 60 days (p=0.1449) compared to placebo. Both of these findings are clinically relevant particularly in light of patients needing additional therapies on top of current standard of care. Time to recovery was seven days for Auxora-treated patients compared to ten days for patients receiving placebo (p=0.098). Data from this study was published in April 2022 in the peer-reviewed journal Critical Care.

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Completed the dosing in a Phase 2 clinical trial in mechanically ventilated COVID-19 pneumonia ARDS patients. In collaboration with investigators from Northwestern Memorial Hospital, we are conducting a Phase 2 dose escalation clinical trial of Auxora in the United States in patients with COVID-19 pneumonia who have ARDS and require invasive mechanical ventilation. We have explored dosing regimens with varying drug exposures in these patients in addition to the three-day regimen we tested in our open label Phase 2 clinical trial and CARDEA. We have completed the enrollment and treatment of patients in this trial and anticipate results from this trial will be published in the first half of 2023. While we have decided to not pursue further development of Auxora for patients with COVID-19 pneumonia, results from this trial may inform the design of a Phase 2 clinical trial for the treatment of AHRF and/or ARDS caused by a broad range of infectious agents.

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Preclinical work in AHRF and ARDS. We believe that the observed treatment effect of Auxora in AP and COVID-19 pneumonia trials, both causes of respiratory failure and ARDS, merits further clinical development in a broader patient population with AHRF or ARDS from etiologies beyond COVID-19 pneumonia. We have tested Auxora in a lipopolysaccharide (“LPS”)-induced respiratory failure model in mice and confirmed that Auxora reduces both inflammatory cytokines in the lungs of these animals and peribronchiolar and perivascular edema.

Potential Additional Indications.

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Oral candidate (CM6018) for the treatment of chronic pancreatitis. We are also developing oral CRAC channel inhibitors for use in chronic inflammatory indications. Using a novel model compound from our portfolio, CM5480, we have shown that CRAC channel inhibition leads to reductions in fibrosis and improvements in pancreatic ductal cell function in a model of chronic pancreatitis in mice. We are currently conducting IND-enabling preclinical testing on CM6018 for use in chronic inflammatory diseases. CM6018 is proprietary and structurally distinct from CM5480 but with potentially improved pharmacokinetic properties. We could be in a position to initiate clinical trials in this indication in 2024, subject to receipt of additional funding.

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Auxora for the treatment of acute ulcerative colitis. Recent animal data indicates that CRAC channel inhibition by CM4620 may be effective in the treatment of inflammatory bowel disease, such as ulcerative colitis. In a preclinical study performed with scientists from Charite – University Medicine, Berlin and New York University Grossman School of Medicine, it was shown that CM4620, the active molecule in Auxora, administered orally to mice every other day for a period of 30 days produced a significant reduction in intestinal inflammation in a model of ulcerative colitis. This work was published in EMBO Molecular Medicine in August 2022.

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Auxora for the treatment of allergic asthma. The effectiveness of CM4620 was studied in mouse models of asthmatic airway inflammation and influenza A virus infection to determine if inhibition of CRAC channels reduces asthmatic inflammation without interfering with the antiviral response. Researchers from New York University Grossman School of Medicine showed that oral administration of CM4620 significantly lowered both peribronchiolar inflammation and lung mucus production in the asthma model and did not impact viral response in the influenza A model. This work was published in Science Advances in October 2022.

Our Strategy

We are a company focused on the discovery and development of CRAC channel inhibitors. We intend to develop therapeutics to treat acute critical illnesses and chronic inflammatory diseases including AP and ARHF or ARDS caused by a broad range of infectious agents, AKI and chronic pancreatitis. Our strategy to achieve this as follows:

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Leverage our proprietary CRAC channel inhibition science to develop drugs to treat acute critical illness and chronic inflammatory diseases where there are no effective therapies. Given that CRAC channels are found on many cell types in addition to immune cells, we believe that there will be a number of inflammatory indications that can be targeted with the novel mechanism of action afforded by CRAC channel inhibitors. These indications can range from acute critical illnesses, the focus of our current efforts to date, to chronic inflammatory conditions. Our portfolio of proprietary compounds with different pharmaceutical properties enables us to explore these indications with agents selected and formulated specifically for each unique clinical setting.

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Develop Auxora for the treatment of patients with AP and accompanying SIRS. AP represents an unmet need in critical care medicine as there are no disease-modifying therapies. We believe we have shown that Auxora-treated AP patients with SIRS and hypoxemia have better outcomes than SOC-treated control patients in a Phase 2a clinical trial. We are conducting a placebo-controlled, blinded Phase 2b clinical trial, CARPO, in a similar patient population exploring three dose levels of Auxora to confirm these findings, establish the recommended dose for a Phase 3 trial and define an endpoint acceptable to regulators. We anticipate results from this Phase 2b clinical trial in the second half of 2023.

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Develop Auxora for the treatment AAP. CRSPA, an open-label Phase 1/2 clinical trial, is currently being conducted in pediatric patients with AAP. The first cohort of nine patients in this trial has been completed. In the first half of 2023, we plan to discuss the results from this on-going trial with the FDA and explore the possibility on an accelerated approval in this indication. There can be no guarantee that we will receive such accelerated approval designation or that an accelerated approval pathway will lead to a faster development, regulatory review or approval process or increase the likelihood of marketing approval.

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Demonstrate the efficacy of Auxora for the treatment of AKI. AKI represents a significant unmet medical need as there are no disease-modifying therapies to either prevent or treat AKI. We are testing Auxora in a preclinical model of AKI and found that Auxora-treated animals have less kidney damage than animals treated with placebo. We have also observed less kidney damage in Auxora-treated patients compared to placebo or SOC in our clinical trials in other acute critical illnesses. We plan to submit an IND and, if allowed, to be in a position to initiate a Phase 2 clinical trial for AKI in the second half of 2023, subject to receipt of additional funding.

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Demonstrate the efficacy of Auxora for the treatment of patients with AHRF and ARDS caused by a broad range of infectious agents. We have completed CARDEA, which followed a randomized open-label trial in the same patients, and with our collaborator we have completed the enrollment and treatment of patients of a Phase 2 clinical trial in mechanically ventilated COVID-19 pneumonia ARDS patients. We are evaluating next steps for potential clinical development of Auxora in patients with AHRF and ARDS.

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Advance a second CRAC channel inhibitor into clinical development for the treatment of an additional inflammatory indication. We believe that there are multiple inflammatory indications, including some chronic indications, that could potentially be treated with CRAC channel inhibitors from our portfolio of compounds, including orally available compounds. In a preclinical animal model of chronic pancreatitis, we observed robust beneficial effects of one of our CRAC channel inhibitors. We are currently conducting IND-enabling preclinical testing on CM6018 from our drug portfolio which is a candidate for use in chronic inflammatory diseases. We could be in a position to enter clinical trials in a chronic pancreatitis program in 2024, subject to receipt of additional funding.

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Explore additional indications for Auxora. Recent pre-clinical work in both acute ulcerative colitis and allergic asthma have shown that the active molecule in Auxora, CM4620, reduces inflammation and symptoms of these diseases in animal models.

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Pursue licensing and partnership opportunities for Auxora and other compounds in our portfolio. Development of Auxora in different geographies, and commercialization of Auxora in acute critical care indications that will require access to hospital and emergency rooms, may benefit from partners with existing development capability and/or commercial channels and sales forces. We are exploring these types of relationships. In addition, we may elect to partner other of our compounds for specific indications.

Our Team

Our executive team is led by A. Rachel Leheny, Ph.D., our chief executive officer, who has more than 30 years of experience in the life sciences industry as a scientist, venture capital investor and investment banking research analyst. Kenneth Stauderman, Ph.D., a co-founder and our chief scientific officer with more than 30 years of experience in drug discovery and development, is a leading expert in CRAC channels and led the discovery of some of the foundational work in this field. Sudarshan Hebbar, M.D., our chief medical officer, has more than 15 years of clinical development and product development experience and was previously a practicing nephrologist and critical care physician.

Our Science

Essential Roles of Calcium Signaling

Calcium serves as an essential messenger for intracellular signals and plays diverse and important roles in biological systems. The major storehouse for calcium in a cell is a compartment called the endoplasmic reticulum (“ER”). Calcium is found there at average concentrations that are 1,000 to 5,000-fold higher than in a cell’s interior or cytoplasm. When an outside signal stimulates a cell in a particular way, the stored calcium is rapidly and periodically released from the ER into the cell interior, resulting in activation of a number of key cellular processes affecting synthesis and release of other signaling molecules, cell growth, differentiation and division. These processes include, for example, gene transcription and protein kinase signaling. In response to sufficient external stress on the cell, release of calcium from these intracellular stores can trigger cell death.

CRAC Channels

A specific set of calcium-transporting ion channels known as CRAC channels are responsible, among other things, for replenishing the calcium stores in the ER. The two principal proteins that comprise CRAC channels are the ER calcium-sensing protein Stomal Interaction Molecule 1 (“STIM1”) and the cellular membrane calcium channel protein Orai1. When cells are stimulated in particular physiological ways, intracellular messengers are generated that cause the periodic release of calcium from the ER. The release of calcium from the ER is then sensed by STIM1, which unfolds and activates, or opens, the Orai1 calcium channel triggering an influx of calcium into the cell. In certain pathological conditions, however, CRAC channels can be activated in non-physiological ways, such as by a toxin that can cause excessive release of calcium from the ER, leading to overactivation of CRAC channels. Depending upon the extent of activation and the cell or tissue involved, calcium influx through CRAC channels can regulate calcium-dependent inflammatory pathways or can activate cell injury pathways. For example, in immune cells like T lymphocytes, activation of CRAC channels plays a key role in initiating the adaptive immune response and the generation of inflammatory cytokines. In certain acute critical illnesses such as AP, CRAC channels on affected organ tissue cells can become overactivated, resulting in excess calcium entry that is toxic to cells, causing cellular injury or death that can exacerbate an accompanying inflammatory response.

CRAC channels serve to replenish calcium levels in the ER and to provide calcium for cellular signaling events.

There is strong evidence linking STIM1 and Orai1 to the way the cell replenishes its calcium stores and to the physiological consequences of disrupting these proteins from both in vitro and in vivo models, including animal gene knock-out or knock-in models, and human genetics. This linkage is true at both the cellular and phenotypic levels. At the cellular level, manipulating STIM1 or Orai1 activity by genetic inactivation or enhancement has been shown to impact calcium transport. Inactivating STIM1 or Orai1 was shown to decrease calcium entry into cells, whereas creating mutations in STIM1 or Orai1 that enhance their activity was shown to increase calcium influx. At the phenotypic level, people with homozygous genetic deficiencies in the genes encoding Orai1 or STIM1 develop the life-threatening condition of severe combined immunodeficiency. Because these individuals lack the ability to mount an effective immune response, they suffer from an extreme risk of contracting life-threatening infections. People with a heterozygous genotype for the mutated genes encoding Orai1 or STIM1 do not have any notable conditions resulting from or associated with these genetic deficiencies despite a partial reduction in the functional activity of the Orai1 or STIM1 proteins.

In lymphocytes, CRAC channels are critically responsible for controlling the entry of calcium that subsequently initiates calcium-dependent events. Within minutes of activating CRAC channels, alterations in intracellular calcium levels result in both (a) the inhibition of lymphocyte migration and (b) the activation of immune cell activity. Both of these elements of CRAC channel biology are central to identifying potential therapies. Effects of prolonged calcium signaling supported by both calcium release from the ER and CRAC channel-mediated calcium entry include stimulation of cell proliferation; expression of immune-activated genes; production of cytokines and chemokines; and lymphocyte differentiation. These longer-duration effects, too, are central to the backdrop for therapeutic intervention. For example, genes triggered by calcium release and subsequent calcium entry through CRAC channels include many activators of inflammation. This mechanism involves various signaling proteins, including two in particular, calcineurin and a transcription factor called nuclear factor of activated T cells (“NFAT”), which form a critical link between calcium elevations and transcriptional activation. Calcineurin is a calcium- activated enzyme that removes inhibitory components from NFAT, triggering it to enter the nucleus and function as a transcription factor. Calcineurin has a well-validated immunoregulatory role; it is the target of two broadly prescribed immunosuppressive molecules, cyclosporine and tacrolimus. NFAT is expressed in a wide spectrum of immune cells and its activity drives inflammation via the production of many pro-inflammatory cytokines such as interleukin-6 (“IL-6”); tumor necrosis factor alpha (“TNFa”); and interleukin-2 (“IL-2”).

Increased levels of intracellular calcium mediated by CRAC channels activate a number of inflammatory pathways.

Inflammatory diseases including AP, respiratory failure, kidney injury or traumatic brain injury are associated with activation or overactivation of CRAC channels. Preclinical experiments have shown that inhibition of CRAC channels has the potential to provide therapeutic benefit in these and other diseases. Multiple compounds have been identified in scientific literature that inhibit CRAC channels, but few of these have advanced to clinical trials as a result of unsuitable pharmaceutical properties required for potential therapeutic use.

Advantages to Our Approach

We believe CRAC channels are promising drug targets as they are present on critical organ tissues (such as endothelium cells) and on immune system cells (such as T cells). Overactivation of these channels can lead to organ damage and cytokine-mediated pro-inflammatory processes. CRAC channel activation plays a critical role in endothelial damage and serves as the proximal step in T cell production of pro-inflammatory cytokines. We believe the key advantages of CRAC channel inhibition science are:

•	Our CRAC channel inhibitors provide a dual mechanism to reduce cellular damage by both blocking direct tissue damage and down-regulating inflammation.

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Our CRAC channel inhibitors act upstream of several approved drugs (such as cyclosporin) affecting multiple pro-inflammatory pathways. This translates into down-regulation of multiple cytokines and may provide broader acting anti-inflammatory action compared to drugs that target a single cytokine.

•	Our CRAC channel inhibitors are small molecule drugs that provide rapid onset of action as well as rapid offset which can provide rapid recovery of immunocompetence.

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Certain of our CRAC channel inhibitors are able to pass through the blood-brain barrier and therefore may have potential to treat neuroinflammatory conditions more easily than macromolecules (like monoclonal antibodies) because large proteins generally do not pass the blood-brain barrier.

•	Our proprietary IV lipid nanoemulsion used in Auxora enhances the delivery of our drug to lipophilic organ tissues such as the lung and pancreas.

•	Certain of our proprietary CRAC channel inhibitors, including CM6018, are orally bioavailable and can be used to treat chronic inflammatory conditions.

•	Our approach is applicable to both acute critical illness and chronic inflammatory diseases.

Auxora, a Selective CRAC Channel Inhibitor

We are developing Auxora, a proprietary IV-formulated CRAC channel inhibitor, for several indications, including the treatment of severe AP, severe acute respiratory diseases including AHRF, ARDS and other acute inflammatory diseases associated with dysregulation of intracellular calcium in organ tissues such as the lung, pancreas or kidneys. We hold worldwide rights to the active ingredient in Auxora, zegocractin, which was previously referred to as CM4620. Auxora inhibits the transport of calcium into cells by inhibiting the Orai1 CRAC channel. Testing of Auxora in an in vitro selectivity panel screen showed that the compound was highly selective over many other ion channels, receptors or transporters, which is consistent with the lack of sequence or structural similarity of CRAC channels with other channels.

Auxora is specifically formulated as an IV lipid nanoemulsion that is designed to facilitate the rapid delivery to lipophilic organ tissues such as the pancreas, lung and kidney, which we believe makes it a promising product candidate for the treatment of acute critical illnesses. The nanoemulsion is composed of nanometer-sized lipid droplets suspended in water. Auxora dissolves into the lipid particles that, once infused, move quickly through the body and are absorbed by lipophilic tissues that are hard-to-reach for aqueous solutions and hydrophilic drugs. We believe it is critically important to block CRAC channel activity as soon as possible in these acute indications to prevent further tissue damage and decrease morbidity or mortality. Auxora was well-tolerated in single dose and multiple dose Phase 1 clinical trials in healthy adults, and in both the Phase 2 COVID-19 clinical trials and the Phase 2a AP clinical trials.

Preclinical Evidence for Anti-Inflammatory Activity of Zegocractin, the Active Ingredient in Auxora

In vitro treatment of activated human peripheral blood mononuclear cells (“PBMCs”), which are predominantly lymphocytes, with zegocractin (the active compound in Auxora) resulted in a concentration-dependent inhibition of the release of a number of pro-inflammatory cytokines including IL-2 and interleukin-17 (“IL-17”) when measured at 48 hours. The breadth of the spectrum of cytokines inhibited by zegocractin is consistent with the central role of calcium signaling in the inflammatory response.

PBMC Cytokines	Zegocractin (active compound in Auxora) Mean IC50 in nM
IL-2	59
IL-17	120
IL-6	135
IFN	138
TNF	225
IL-1	240
IL-10	303
IL-4	879

Zegocractin inhibited the release of a number of cytokines from activated human PBMCs.

The role of calcium and CRAC channels in inflammation extends beyond lymphocytes and other immune cells. Excess calcium in cells in tissues such as kidney, pancreas, lung and the nervous system leads to cell damage or activation of cell death pathways causing tissue damage and organ failure. These processes, in turn, trigger inflammatory immune responses that further exacerbate cell damage and cell death and can accelerate tissue damage and organ failure.

CRAC channel overactivation causes cell damage, leading to cell death and triggering an inflammatory immune response.

Pharmacodynamic Profile of Auxora

Auxora is a proprietary lipid nanoemulsion IV formulation of the small molecule zegocractin that is administered by IV infusion. To test the activity of Auxora, we have developed an assay using ex vivo blood samples in which we stimulate IL-2 release as a surrogate pharmacodynamic (“PD”) marker for immune system activity. After administration, Auxora rapidly redistributes from the blood into lipophilic tissues and is predominantly cleared through the biliary system. Thereafter, the remaining drug is gradually cleared from lipophilic tissues over the course of a few months resulting in trace plasma levels without biological or clinical activity reported to date. Additional toxicity studies will be performed during Phase 3 development and may further address the safety of Auxora as it is cleared from the body. Auxora has demonstrated a rapid onset of immunomodulatory action within 30 minutes post-dosing in this assay performed on blood samples from patients with AP and treated with Auxora. Recovery of IL-2 release was observed within 24-48 hours following dosing completion, indicating offset of immunomodulation.

Auxora has a rapid on-off effect as demonstrated by the onset of immunomodulation after dosing and the recovery of the immune system after the drug infusion is stopped.

We believe that the timely termination of drug action is an important feature of Auxora as it may limit the potential for long-term immunosuppressive effects of prolonged CRAC channel inhibition, which have not been seen in clinical trials to date. In a rat model, administration of Auxora led to high levels of drug exposure in kidneys, pancreas, lung and plasma at two hours and four hours after the start of a four-hour infusion. By eight hours, drug levels dropped, consistent with rapid drug redistribution and/or clearance.

Auxora led to rapid increase in drug levels in the pancreas, lung, kidney and plasma after administration to rats.

Potency and Selectivity of Auxora

Zegocractin (the active molecule in Auxora) is among the most potent CRAC channel inhibitors reported in scientific literature, as observed in published experiments performed in our labs, including experiments published in the journal Cell Calcium. The data in the figure below illustrate that Auxora potently inhibits Orai1-containing CRAC channels, as 50% of the activity of the channel can be inhibited with nanomolar (“nM”) concentrations of compound. Further, the compound is selective compared to other channels. For example, on two channels important in cardiac (heart) function, even micromolar (“µM”) quantities of zegocractin do not achieve measurable inhibition of the activity of those channels. All compounds in our portfolio of potential drug candidates have properties similar to those indicated in the table below.

Channel	Effect of Zegocractin	Orai1 CRAC Channel Selectivity Ratio
Human Orai1-containing CRAC channels[1]	IC50 = 119 nM	–
Human voltage-gated Ca2+ channels (cardiac)[2]	<10% inhibition at 10 µM	>100-fold
Human hERG K+ channels (cardiac)[2]	<10% inhibition at 10 µM	>100-fold

IC50 = concentration producing 50% inhibition of channel activity. Activity of each channel was assessed by electrophysiological (electrical) measurements of either calcium ion (Ca2+) or potassium ion (K+) flow through the indicated channel. The maximum soluble concentration of compound (10 µM) was tested on the cardiac channels.

(1)	Assay performed by us in 2011-2012.
(2)	Assay performed by a contracted vendor in 2012.

P-Values and Confidence Intervals

In various sections of this proxy statement, we discuss p-values and confidence intervals. The conventional method for measuring the statistical significance of a result is known as the “p-value,” which represents the probability of obtaining results at least as extreme as those that were observed in the study presuming that the null hypothesis of no effect is true. Generally, a p-value less than 0.05 is considered statistically significant and may be supportive of a finding of efficacy by regulatory authorities. However, regulatory authorities, including the FDA, do not rely on strict statistical significance thresholds as criteria for marketing approval and maintain the flexibility to evaluate the overall risks and benefits of a treatment. A confidence interval (“CI”) is a range of values within which the true value has a specified probability to exist. It is conventional to set the confidence interval at 95%, which means 95 of 100 times, the confidence interval will contain the true value. If the confidence interval does not contain the value of zero (the null value), it can be assumed that there is a statistically significant effect.

Auxora for the Treatment of AP

We have conducted a Phase 2a clinical trial of Auxora in AP patients with SIRS along with hypoxemia predicted to have moderate or severe AP. Because of the complications of SIRS and hypoxemia, these patients were at high risk for developing severe AP and life-threatening organ failure, particularly respiratory failure. In this trial Auxora treatment was associated with reduced local and systemic inflammation, improved ability to tolerate solid food, and shorter hospital stays. We are now conducting a Phase 2b clinical trial of Auxora in 216 patients with predicted moderate or severe AP with data expected in the second half of 2023. We have received Fast Track designation from the FDA and Orphan Drug designation in the EU from the EMA for Auxora for the treatment of AP. However, there is no guarantee that Fast Track designation will result in a faster regulatory review or regulatory approval.

Adapted from N Engl J Med 2016;375:1972-81. DOI: 10.1056/NEJMra1505202

Acute Pancreatitis Background

Acute pancreatitis is an acute inflammatory process of the pancreas that presents as severe upper abdominal pain, often accompanied by nausea and vomiting. During episodes of the disease, inflammation of the pancreas occurs, which can lead to pancreatic cell death or necrosis and systemic inflammation. Normal pancreatic functions, such as the secretion of digestive enzymes required to break down carbohydrates and fats, are disabled. There are no approved therapies for AP but most cases are mild and resolve after several days of supportive care, including avoiding oral feeding in the short term to not further aggravate the pancreas. Most patients are hospitalized and require IV fluids and monitoring for development of more severe symptoms.

Severe complications arise because of the acute inflammatory response that takes place in the pancreas. These complications can lead to SIRS, in which the function of other tissues or organs, including the lung may be compromised. Approximately one third of patients with severe AP develop acute lung injury or ARDS. Lung failure accounts for approximately 60% of deaths associated with AP in developed countries.

There are an estimated 275,000 hospitalizations for AP annually in the United States. Mortality in mild AP is less than 1% but climbs to 20-30% in patients with severe disease. Approximately 40% of hospitalized AP patients present with SIRS and are predicted to have moderate or severe disease, with 15% actually developing severe AP. The target population for Auxora in our ongoing Phase 2b clinical trial is AP patients with accompanying SIRS, which we estimate to be approximately 100,000 patients per year in the United States alone.

Target patients for Auxora in AP are a subpopulation of total number of AP hospitalizations and are selected primarily based on the presence of SIRS.

Leading causes of AP are gall stones and resulting elevated levels of bile salts, and alcohol metabolites, together accounting for 60-80% of all cases depending on the specific population examined. Other causes include: hypertriglyceridemia, familial (genetic) types, hypercalcemia, abdominal injury or trauma (including endoscopic retrograde cholangiopancreatography), cancer, drug-induced, or autoimmune, each making up smaller slices of the total AP population. These different causes all appear to lead to a common mechanism in which calcium within pancreatic cells drives pathology.

Inhibition of CRAC channels has the potential to impact multiple pathologies associated with AP.

Excessive signaling through calcium-dependent pathways has been linked to multiple pathologies associated with AP. A primary function of the pancreas is to produce enzymes that are required to digest food. The secretion of these enzymes from the pancreas is dependent on the periodic release of calcium from internal stores in cells called the pancreatic acinar cells. In AP, aberrant activation of these cells results in elevated, toxic levels of intracellular calcium and, as a consequence, the inappropriate activation of digestive enzymes inside the cells causes the acinar cells to self-digest.

Acute pancreatitis is also associated with a high level of inflammation. In some patients, the release of inflammatory cytokines and the triggering of SIRS can lead to life-threatening distal organ failure. Previous studies have established a strong link between calcium signaling and the release of inflammatory cytokines. The most frequent systemic complications in severe cases of AP are respiratory dysfunctions ranging from hypoxemia to ARDS. As in the case with ARDS from other underlying causes, AP-associated ARDS is the result of both increased vascular permeability and an increase in inflammation, which we believe are CRAC channel-dependent processes.

Acute Pancreatitis Phase 2a Clinical Trial Results

We completed a Phase 2a clinical trial of Auxora in 21 patients with AP with predicted severe or moderately severe disease as determined by the presence of SIRS and hypoxemia. Patients were enrolled in two cohorts. Fourteen patients received Auxora plus SOC and seven received SOC only. The Auxora-treated patients received a daily IV dose of Auxora for up to four days. As an early-stage proof of concept trial, this trial was not powered for statistical significance for any of the endpoints.

Trial design for Auxora AP Phase 2a clinical trial.

The primary symptom associated with AP is severe upper abdominal pain. Patients with AP are unable to tolerate any solid food without an increase in pain or the occurrence of nausea or vomiting until the pancreatitis resolves. In this clinical trial, only one patient in the Auxora-treated group and one patient in the SOC group were tolerating solid food at study entry. After 72 hours, seven of 14 Auxora patients were tolerating solid food while only one of seven SOC patients was tolerating solid food. At the time of hospital discharge, 13 of 14 Auxora patients could tolerate solid food compared to three of seven SOC patients.

Acute pancreatitis patients treated with Auxora were able to tolerate food sooner than matched controls.

Patients treated with Auxora were discharged from the hospital after a median of 3.7 days compared to SOC patients, who had a median stay of 6.0 days. Of the 21 patients enrolled in this trial, five had respiratory failure at the time of enrollment, four in the Auxora-treated group and one in the SOC group. Of the four Auxora- treated patients, only one required intubation and mechanical ventilation after several days as a result of a procedural complication. This patient ultimately died of complications from respiratory failure, whereas the only SOC patient who enrolled with respiratory failure required immediate intubation and mechanical ventilation. This SOC patient was on a ventilator for more than 90 days before dying.

An objective measure of the severity of AP is the computed tomography severity index (“CTSI”) that is based on findings from a CT scan with IV contrast to assess radiographic severity of the disease. CTSI scores have been found to correlate with clinical indices of severity. CT scans were obtained from all the patients in this clinical trial both at study entry and at hospital discharge or five days, whichever was earlier, and sent to a blinded central reader to determine the CTSI score. Twelve of the patients, eight in the Auxora-treated group and four in the SOC group, were found to have elevated CTSI scores at the time of randomization that were consistent with moderate to severe AP. Three of the eight Auxora-treated patients with elevated CTSI scores saw improvement over the course of their hospital stay while none of the four SOC patients experienced improvement.

Persistent SIRS, defined as SIRS lasting more than 48 hours, is an indication of continued activation of inflammatory pathways in patients with AP. Furthermore, persistent SIRS is highly predictive for the development of organ failure in AP. All patients in this AP trial had SIRS at enrollment. Only five of the fourteen patients treated with Auxora had persistent SIRS, while five of the seven patients treated with SOC alone had persistent SIRS.

Auxora treatment was associated with improvements in multiple clinically relevant parameters.

The potential impact of Auxora treatment on the inflammatory response is illustrated by one patient in the Auxora-treated arm who was admitted to the hospital with respiratory failure and an extremely high level of IL-6, a pro-inflammatory cytokine, of greater than 7296 pg/ml, a level approximately 450-fold higher than the upper level of normal range. Historically, levels of greater than 122 pg/ml are predictive of organ failure in AP and levels above 80 pg/ml are associated with a 22-fold increased risk of respiratory failure in COVID-19 patients. At 120 hours, and after four doses of Auxora, the level of IL-6 in this patient was reduced to 66 pg/ml. This patient did not require intubation and was discharged on room air, not supplemental oxygen, on the eighth day.

A rapid reduction in IL-6 levels was observed in a patient treated with Auxora.

Auxora was generally well-tolerated in the trial. Treatment-emergent adverse events (“TEAEs”) were reported in 12 (86%) patients receiving Auxora and four (43%) patients receiving SOC alone. The majority of adverse events (“AEs”) in patients treated with Auxora were mild and considered resolved or resolving at the end of the trial. Severe TEAEs occurred in two patients (14%) receiving Auxora and two patients (29%) receiving SOC alone. Three patients (21%) treated with Auxora and two patients (29%) treated with SOC alone developed serious adverse events (“SAEs”). One death occurred in the Auxora treatment arm which was attributed to abdominal compartment syndrome and multi-organ failure. None of the AEs were deemed to be Auxora-related by the principal investigators. A summary of AEs reported in two or more patients receiving Auxora is listed below.

Total Number of Patients Receiving Auxora	n=14
Number of Patients (%) Reporting ≥1 treatment-emergent event	n	%
Hypokalemia (low potassium levels in the blood)	2	14
Headache	2	14
Malnutrition	2	14
Confusional State	2	14
Acute Respiratory Distress Syndrome	2	14

Summary of Adverse Events Reported by Two or More Patients Receiving Auxora.

The following SAEs occurred in patients treated with Auxora: death, non-infective cystitis, acute pancreatitis, sepsis, ARDS, hypoxic-ischemic encephalopathy (a type of brain dysfunction), pneumonia, respiratory failure and pulseless electrical activity. None of the SAEs were deemed to be Auxora-related by the principal investigators.

Ongoing Phase 2b Clinical Trial in AP

In March 2021, we initiated a randomized, double-blind placebo-controlled Phase 2b clinical trial in patients with AP and accompanying SIRS. This is a randomized, double-blind, placebo-controlled trial examining three dose levels of Auxora versus Placebo. The clinical trial includes 54 patients in each of the four cohorts. Doses for two cohorts are essentially the same as doses patients received in the open-label Phase 2a clinical trial. A third cohort is receiving half the middle dose level. The fourth cohort will receive matched volumes of Placebo. This dose ranging is intended to establish a dose-response in the AP setting. Endpoints include measures of safety, patient benefit and outcome improvement with a primary endpoint of food tolerance and responder analysis. Advisers suggest that food tolerance is the best measure of clinical efficacy, and, in addition to being the primary endpoint, food tolerance will be validated through a responders’ analysis. We anticipate results from this clinical trial in the second half of 2023.

Trial design for Phase 2b clinical trial in AP.

Ongoing Open-Label Phase 1/2 Clinical Trial in AAP (AP as a Side Effect of Pediatric ALL Treatment)

CRSPA is an open-label Phase 1/2 clinical trial investigating Auxora as a potential therapy in pediatric patients that develop AAP as a result of treatment for their underlying ALL. Current therapies for ALL result in long term survival for over 90% of pediatric ALL patients. One of the mainstays of therapy in these patients is asparaginase, an enzyme that degrades the amino acid asparagine, which is essential for the leukemic cells to survive. However, the administration of asparaginase triggers the development of AP or AAP in 7-10% of patients of the over 3,000 pediatric ALL patients treated per year in the US, with similar numbers in Europe. It has been shown that over 50% of patients with AAP develop pseudocysts or pancreatic necrosis. Pediatric patients suffering from AAP enrolled in this clinical trial are treated with four daily doses of Auxora with the primary endpoints of safety, tolerability and the reduction in development of complications of AAP, including necrotizing pancreatitis and SIRS. To date, nine patients (ages 3 to 17 years) have been treated in CRSPA. Based on preliminary, unpublished data, eight of these patients had a more rapid resolution of their AAP as compared to the current standard of care. One patient, for whom consent was withdrawn, received less than one full dose of Auxora, and developed necrotizing pancreatitis. According to clinical data published by Mauney, et. al., in the Journal of Pediatric Gastroenterology and Nutrition in March 2022, patients who developed AAP have a median length of stay in the hospital of 10 days, whereas the median length of stay for patients treated with Auxora was less than six days consistent with their resolution of symptoms. This is a single arm open-label trial and no statistical analysis with a comparator group has been performed. We expect data from this trial to be published later this year. We plan to meet with the FDA in the first half of 2023 to discuss next steps for this program and the potential for an accelerated approval for Auxora in this indication. There can be no guarantee that we will receive such accelerated approval designation or that an accelerated approval pathway will lead to a faster development, regulatory review or approval process or increase the likelihood of marketing approval.

Preclinical Studies with Auxora in AP

Treatment with Auxora led to a decrease in inflammatory markers in both the pancreas and the lung in a cerulein-induced rat model of AP. In this AP model, rats were given four hourly intraperitoneal injections of cerulein to induce pancreatitis and Auxora was given in a therapeutic mode by a four-hour intravenous infusion, starting 30 minutes after the first cerulein injection. Animals were examined 30 minutes after the end of infusion. Cerulein overstimulates pancreatic acinar cells, causing overactivation of CRAC channels, premature activation of digestive enzymes, mitochondrial dysfunction and death of the acinar cells, as well as enhanced accumulation of cytokines. Auxora administered post-insult decreased the acinar cell damage (50% as measured by histopathology) and decreased mRNA transcript levels (measured by quantitative real-time polymerase chain reaction) of myeloperoxidase (MPO) (80-90%) a biomarker of neutrophil activation, and the inflammatory cytokines TNFα (80-90%), and IL-6 (80-90%) in the pancreas. Similar to AP in patients, inflammatory signals in the cerulein model are also observed in the lungs. The anti-inflammatory effects of Auxora in the pancreas were mirrored in lung tissue.

Auxora inhibited the expression of MPO, TNFα and IL-6 in the cerulein-induced acute pancreatitis model in both the pancreas and lung. These results have been published in The Journal of Physiology.

Consistent with the data described above, treatment with the active ingredient in Auxora, zegocractin, decreased pancreatic damage in two other models of AP in mice, gallstone and alcohol models. AP in a gallstone model was elicited by retrograde pancreatic ductal injection of a bile acid and in the alcohol model by intraperitoneal injections of a fatty acid and ethanol. Both bile acids and fatty acids + ethanol induce AP by overactivation of CRAC channels. Zegocractin was given by intraperitoneal injection in a therapeutic mode at one and 13 hours after disease induction and animals were examined 24 hours after disease induction. Under these conditions, zegocractin decreased the amount of inflammation, edema and acinar cell damage (each close to 50% as measured by histopathology; see the figure below).

Zegocractin decreases pancreatic damage in two models of AP in mice. Shown are histology photomicrographs of the pancreas. The top panels are examples from control animals in both the gallstone (left) and alcohol (right) models showing the presence of inflammatory cells (small dark dots), edema (white areas) and acinar cell necrosis (light red). Bottom panels are from animals treated with Zegocractin, showing reduced inflammation, edema and necrosis. White bars = 50 m.

The ability of the pancreas to secrete digestive enzymes, fluid and bicarbonate is critical for the ability to digest food. Various toxins, including an alcohol metabolite, fatty acid ethyl ester, or bile acids can cause the premature activation of these digestive enzymes within the pancreas, leading to self-digestion and pancreatic cell death. One of the primary treatments for AP has been to completely stop all orally administered food for several days. A sign of the resolution of a case of AP is the ability to tolerate food, requiring functioning pancreatic ductal cells and appropriate secretion of digestive enzymes, fluid and bicarbonate. Thus, restoration of pancreatic ductal cell secretion is thought to be a critical element in the treatment of AP.

CRAC channel inhibition preserved pancreatic ductal fluid secretion in the cerulein-induced AP model in mice as well as in gallstone and alcohol models of AP. The mouse cerulein-induced AP model was performed like the rat model described above, except that seven hourly injections of cerulein were used and animals were examined 12 hours after the first cerulein injection. AP in the gallstone model was elicited by retrograde pancreatic ductal injection of a bile acid and in the alcohol model by intraperitoneal injections of a fatty acid and ethanol. Pancreatic fluid secretion was measured by collection of pancreatic juice from the pancreatic duct over a 30 minute period. In all three models, CM5480, a preclinical CRAC channel inhibitor model compound, given by intraperitoneal injection after disease onset was able to preserve pancreatic ductal fluid flow, suggesting that CRAC channel inhibition may have a direct protective effect on ductal cells that could help resolve AP.

CM5480 (CM-C) treatment led to the preservation of pancreatic ductal secretion in a cerulein-induced acute pancreatitis model.

Auxora for the Treatment of Acute Kidney Injury

There are recent examples in the scientific literature where CRAC channel inhibition was shown to reduce damage in animal models of AKI. We are currently conducting preclinical studies of Auxora in a rat model of AKI. Additionally, we have observed in our clinical trials that Auxora-treated patients appear to have less complications of kidney injury or failure in the setting of acute critical illness. We plan to use these observations and our preclinical results to submit an IND in this indication and, if allowed, to be in a position to initiate a Phase 2 clinical trial in the second half of 2023, subject to receipt of additional funding.

Acute Kidney Injury Background

AKI is marked by three distinct phases, the initial injury, the recovery from that injury and then the long-term damage resulting from the initial injury. Patients who do not recover completely from the initial injury are at risk for long-term damage. We believe the administration of Auxora to patients with more severe AKI will result in a greater proportion of patients recovering completely from the initial injury, and in so doing, will lessen the long term complications of the initial injury. This is illustrated in the figure below. AKI is classified as Stage 1, Stage 2 and Stage 3 depending on the seriousness of the disease as measured by serum creatinine and urine output and may progress from one stage to the next as a patient’s condition worsens. Stage 1 patients have an increase in serum creatinine of ≥ 0.3 mg/dL or 1.5 to 1.9 times baseline or urine output of <0.5 mL/kg/hour for 6 to 12 hours. Stage 2 patients have an increase in serum creatinine to 2.0 to 2.9 times baseline or urine output of <0.5 mL/kg/hour for 12 to 24 hours. Stage 3 patients have an increase in serum creatinine to ≥ 3.0 times baseline, an increase in serum creatinine of ≥ 0.3 mg/dL to ≥ 4.0 mg/dL, urine output of <0.3 mL/kg/ hour for ≥ 24 hours, anuria for ≥ 12 hours or initiation of kidney replacement therapy.

Time course of acute kidney injury and progression to chronic kidney disease.

AKI is caused by a number of factors including infection, trauma and myocardial infarction. According to the Healthcare Cost and Utilization project, there are in the US more than 3.7 million patients hospitalized each year who have AKI. Of these, 71% have Stage 1, 17% have Stage 2 and 12% have Stage 3 so that Stage 2 and Stage 3 patients represent an incidence of over 1 million per year in the United States alone. Currently there are no drugs that directly treat AKI and standard of care includes fluids, diuretics, nutritional support, and correction of the underlying cause of the AKI. Patients who suffer AKI may over the course of months develop chronic kidney disease and may go into end-stage renal failure. The goal of treatment would include reducing the need for dialysis, kidney transplantation, long-term illness and death.

Early treatment with Auxora could offer significant benefits to AKI patients and prevent disease progression.

Clinical Observations supporting the potential use of Auxora in AKI

While the purpose of CARDEA was to test Auxora in severe COVID-19 pneumonia patients, acute kidney injury was reported in a number of patients as it is a common sequalae of this disease. We observed a 40% reduction in the frequency of reported AKI in patients treated with Auxora compared with placebo patients. We further measured Angiopoietin-1 and Angiopoietin-2 levels in most of the patients in the trial as these are biomarkers for vascular endothelial cell function. Angiopoietin-1 levels correlate with the maintenance of vascular integrity while Angiopoietin-2 levels correlate with endothelial inflammation and malfunction. We observed that Angiopoietin-1 levels increased more in patients treated with Auxora compared to placebo while Angiopoietin-2 levels decreased more. These changes were statistically significant and suggest a potential application for Auxora in AKI where endothelial cell function is compromised.

Angiopoeitin-1 levels show a statistically significant greater increase in Auxora-treated patients compared to placebo patients while Angiopoeitin-2 levels show a statistically greater decrease.

Preclinical Studies with Auxora in AKI

We are currently conducting preclinical studies of Auxora in an AKI model. In collaboration with an investigator at Indiana University, Auxora is being tested in a rat model of ischemia/reperfusion-induced AKI. This published model produces either unilateral or bilateral renal ischemia by applying small clamps to the major blood vessels of the kidney for a period of 30-40 minutes. After recovery, renal injury is measured by plasma creatinine levels or changes in glomerular filtration rate, and inflammation is measured by infiltration of mononuclear cells, particularly an inflammatory T cell called Th17, into the kidney. The renal injury and Th17 cell infiltration produced in this animal model was shown previously to be ameliorated by treatment with a research tool CRAC channel inhibitor, and we are studying Auxora to determine its benefit in this model. We administered Auxora or placebo 30 minutes following the bilateral kidney ischemia/reperfusion, and animals were sacrificed at approximately 24 hours following treatment. Initial results from these rat studies have shown that the glomerular filtration rate in animals treated with Auxora is approximately 72% better at 24 hours than in animals treated with placebo (p=0.04) [see the figure below]. Additionally, a reduction in mononuclear cell infiltrates was seen in Auxora-treated animals post-sacrifice.

Effects of Auxora treatment on GFR and mononuclear cell infiltration in the rat AKI model with ischemia/reperfusion injury. (N=16)

Planned Clinical Trials with Auxora in AKI

In the second half of 2023, we plan to discuss our initial AKI clinical trial with the FDA in a pre-IND meeting, to submit an IND and, if allowed, we will be in the position to initiate a Phase 2 clinical trial, subject to receipt of additional funding. We anticipate patients in the trial program to be randomized to receive Auxora (at multiple dose levels) versus placebo for five days. Patients will be AKI Stage 2 or Stage 3 for <48 hours. Patients will be monitored in the hospital until discharge. Endpoints are expected to include proportion of patients free of AKI at 30 days, major adverse kidney events (“MAKE”) at 90 days, and proteinuria levels at 90 days. Recent studies have shown that proteinuria levels at 90 days post-AKI are correlated with the probability of developing chronic kidney disease.

We believe there is a basis for which the FDA will allow us to initiate a Phase 2 trial of Auxora in AKI without having to conduct a Phase 1 trial due to the following factors: (i) two Phase 1 safety trials in healthy volunteers have already been conducted in accordance with FDA requirements, (ii) Auxora has already been tested in two Phase 2 trials in adult patients with AP, one Phase 1/2 trial of children with pancreatitis, and two trials in adults with severe COVID-19 pneumonia and significant safety data has been obtained about the doses of Auxora that will be used in the trials of AKI, (iii) Auxora is not eliminated from the body by the kidneys, but rather by the biliary system, so the doses that will be used in the trials of patients with AKI will not be different than those that have already been tested and (iv) patients with AKI have already been dosed with Auxora in the trials of adults with severe COVID-19 pneumonia and Auxora was well-tolerated in these patients. However, there can be no guarantee that the FDA will agree with our position and may require us to conduct a Phase 1 trial instead.

Auxora for the Treatment of Acute Respiratory Failure

The pathology of COVID-19 is consistent with both a significant increase in the levels of inflammatory cytokines and with the associated deterioration of lung barrier function that can culminate in ARDS. Observations from our clinical trial of Auxora in patients with AP provided support for conducting a clinical trial to assess the potential of Auxora in severe COVID-19 pneumonia patients. In AP patients presenting with markedly elevated levels of IL-6, there was a significant reduction in IL-6 levels over the course of therapy in patients who were treated with Auxora versus SOC alone. Of the four AP patients enrolled in our Phase 2a clinical trial who presented with respiratory failure and were treated with Auxora, only one required intubation and mechanical ventilation. There was only one patient in the SOC control group with respiratory failure and this patient required intubation and mechanical ventilation. This preliminary data and the strong preclinical rationale both led us to propose that Auxora may have therapeutic benefit in the treatment of other diseases with respiratory failure, including severe COVID-19 pneumonia.

In April 2020, we initiated a clinical trial to test Auxora in COVID-19 patients hospitalized and requiring oxygen therapy but not on ventilators. This trial was initially conducted as a Phase 2 randomized, open-label clinical trial in severe COVID-19 pneumonia patients with varying degrees of respiratory failure where time to survival, blood oxygen levels, ventilator use and mortality were evaluated. At our first safety analysis of the data we observed that patients receiving Auxora with SOC were less likely to be placed on mechanical ventilation or to die, and they experienced a reduced time to recovery than those treated with SOC alone. After 30 patients were enrolled in this first part of the trial (Part 1), the FDA recommended that we move to Part 2 of the trial and study Auxora in a randomized, double-blind, placebo-controlled clinical trial. Part 2 was initiated in September 2020, completed in the third quarter of 2021, and enrolled 284 severe COVID-19 pneumonia patients. We observed that patients treated with Auxora experienced a reduced time to recovery, higher rate of recovery and reduced mortality.

COVID-19 and Acute Respiratory Failure Background

COVID-19 is a disease caused by the SARS-CoV-2 virus, a pandemic strain of coronavirus. Respiratory illness is the most common symptom associated with COVID-19; severity ranges from mild disease to life-threatening ARDS.

Most cases of COVID-19 occur approximately four to five days after exposure to the virus. Patients present with symptoms that include fever, dry cough, body ache, sore throat and diarrhea. As the disease progresses, some patients develop shortness of breath resulting from lung injury and are hospitalized. In the majority of these patients, this condition resolves over time, but in up to 20% of patients, it progresses to moderate to severe ARDS requiring mechanical ventilation.

Disease progression in severe COVID-19 has similarities to that of severe community-acquired pneumonia caused by other viruses besides SARS-CoV-2 or by bacteria. The immune response to severe COVID-19 infection may result in overproduction of early response proinflammatory cytokines and may also result in complement and coagulation dysfunction, leading to an increased risk of vascular hyperpermeability, respiratory failure, multi-organ failure, and sometimes death.

Completed Open-label Phase 2 Clinical Trial in Hospitalized COVID-19 Pneumonia Patients on Oxygen (Part 1).

We initially conducted a randomized, open-label clinical trial in severe and critical COVID-19 pneumonia patients (Part 1 of the Phase 2 trial). We originally planned to enroll up to 60 patients with severe COVID-19 pneumonia, defined as patients receiving low-flow supplemental oxygen, and 60 patients with critical COVID-19 pneumonia, defined as patients receiving high-flow oxygen through a nasal cannula but not ventilated using bi-level positive airway pressure, continuous positive airway pressure or invasive mechanical ventilators. Two thirds of patients were to be randomized to receive Auxora with SOC therapy and one third with SOC alone. The results from Part 1 of the trial were published in July 2020 in the peer-reviewed journal Critical Care.

Trial design for open-label Phase 2 clinical trial in hospitalized COVID-19 severe pneumonia patients on oxygen (Part 1).

Patients enrolled in Part 1 of the Phase 2 clinical trial were randomized to the Auxora plus SOC treatment group, were dosed intravenously with Auxora for three days at levels of 2.0 mg/kg on the first day and 1.6 mg/ kg on days two and three. The primary objectives of this clinical trial were safety and tolerability. At the time this part of the clinical trial was stopped, 30 patients had been enrolled, 26 with severe COVID-19 pneumonia and four with critical COVID-19 pneumonia.

The 26 patients with severe COVID-19 pneumonia were used in the efficacy analysis of the open-label part of the clinical trial. Patients enrolled in the Auxora plus SOC and the SOC only groups were well-matched across age, body mass index and ethnic backgrounds. A higher percentage of patients in the Auxora plus SOC group had diabetes. The severity of ARDS was distributed roughly equally among the Auxora plus SOC and SOC only groups.

As part of our analysis of the efficacy of Auxora in the open-label trial, we also considered the respiratory failure status of patients at enrollment because we believed that this would best correlate with outcomes for these patients. Respiratory failure is divided into three stages based on the Horowitz index, which takes into account how much oxygen is in the blood compared to how much oxygen the patient is provided. The Horowitz index, therefore, is able to account for differences in oxygenation of a patient on room air versus one on higher concentrations of supplemental oxygen. This index is calculated by taking the ratio of the arterial oxygen partial pressure to the fraction of inspired oxygen, known as PaO2/FiO2 or the P/F ratio. The P/F ratio may also be imputed from the oxygen saturation by pulse oximetry. Based on the Berlin Criteria, patients with a P/F ratio of 200 to 300 mmHg are considered to have mild ARDS. Patients with P/F ratios between 100 and 200 mmHg are considered to have moderate disease. Patients with a P/F ratio of 100 mmHg or less have severe ARDS. Even in the absence of COVID-19, an increase in ARDS severity is correlated with increased mortality. In historical pneumonia studies, patients with mild ARDS have a mortality of approximately 35% compared to 45% mortality for those with severe ARDS.

Baseline demographics were generally balanced across the treatment groups.

Clinical outcomes in Part 1 of the Phase 2 clinical trial were highly dependent on the baseline P/F ratio. Patients with mild ARDS all recovered in both the Auxora plus SOC treatment group and the SOC only treatment group. Regardless of treatment, none of these patients required intubation and mechanical ventilation. Patients with moderate ARDS treated with Auxora plus SOC had an improved outcome compared to SOC alone. Only one of six of the patients (17%) in the Auxora plus SOC group was placed on mechanical ventilation and later died, whereas three out of four patients (75%) in the SOC only treatment group required intubation and mechanical ventilation with one death. Of the four patients enrolled with severe ARDS and treated with Auxora plus SOC, two required intubation and mechanical ventilation (50%) and one of these patients died (25%). In the SOC only group, one of two severe ARDS patients enrolled required intubation and mechanical ventilation (50%). The other patient progressed to high-flow oxygen quickly, but the family elected not to proceed with intubation and the patient died (50%).

Overview of the outcome of all 26 severe COVID-19 pneumonia patients grouped by P/F at baseline with the most severe patients at the bottom. Blue lines correspond to patient who received Auxora (denoted CM4620-IE) plus SOC and green lines to patients who received SOC only.

COVID-19 recovery was scored using an 8-point ordinal scale recommended by the FDA in which a high score of 8 means that the patient was discharged from the hospital without the need for supplemental oxygen, 7 means discharged requiring supplemental oxygen, 6 means hospitalized not requiring oxygen or ongoing medical care, 5 means hospitalized not requiring oxygen but requiring ongoing medical care, 4 means hospitalized requiring low flow supplemental oxygen, 3 means hospitalized requiring noninvasive mechanical ventilation or high flow supplemental oxygen, 2 means hospitalized requiring invasive mechanical ventilation and 1 means that the patient has died.

The number of days for recovery was determined by the first day that a patient satisfied a score of 6 or greater. Patients treated with Auxora plus SOC had a mean time to recovery of five days while those on SOC-only treatment had a mean recovery time of 12 days and the recovery rate ratio was 1.87 (95% confidence interval, with a range of 0.72 to 4.89). For additional information regarding confidence intervals, please refer to the section entitled “—Auxora, a Selective CRAC Channel Inhibitor—P-Values and Confidence Intervals.”

A composite endpoint of death or intubation occurred significantly less frequently in patients treated with Auxora plus SOC than with SOC only treatment. Five of the nine patients (56%) with severe COVID-19 pneumonia who were treated only with SOC required intubation and mechanical ventilation or died compared to only three of 17 patients who received Auxora plus SOC (18%) (95% CI, 0.05 to 0.96; p<0.05).

Treatment with Auxora led to a reduction in the composite endpoint of patients who required intubation or died because of a do not intubate decision.

In addition to the clinical outcome measures of the severe COVID-19 pneumonia patients, we assessed the levels of d-dimer, a biomarker associated with clotting and a predictor of poor survival in COVID-19 patients. Increased blood clotting and thrombosis is believed to be a significant contributor to the development of ARDS in these patients. All patients in the trial received anticoagulant therapy, and despite this treatment, two patients on SOC only developed deep vein thromboses with one progressing to a pulmonary embolism, while no patients treated with Auxora plus SOC experienced thrombo-embolic events. On average, patients treated with Auxora plus SOC (n=10) had a median decrease in d-dimer levels at 48 hours of 0.24 while patients receiving SOC alone (n=8) had a median increase of 0.63. Even greater differences were seen at 96 hours although the sample size was small. We believe this is indicative of a protective effect of Auxora treatment on the endothelium.

Auxora treated patients experienced a reduction in d-dimer levels, a biomarker associated with clotting.

In total, 17 patients with severe and three with critical COVID-19 pneumonia were randomized to Auxora plus SOC and nine with severe and one with critical COVID-19 pneumonia were randomized to SOC only. All 30 patients were included in the safety analysis. Similar proportions of patients receiving Auxora plus SOC and SOC only experienced an AE (75% versus 80%, respectively). Fewer patients receiving Auxora plus SOC experienced serious AEs versus SOC only (30% versus 50%, respectively). Two patients (10%) receiving Auxora plus SOC and two (20%) receiving SOC only died during the 30 days after randomization. Except for one of the two cases of an increase in blood alkaline phosphatase (an enzyme that can indicate liver damage and bone disorders), which was considered possibly Auxora-related, none of the other AEs were deemed to be drug- related by the principal investigators.

The following SAEs occurred in patients treated with Auxora: septic shock, bacterial pneumonia, atrial fibrillation, shock, respiratory failure, ARDS and chest pain. None of the SAEs were deemed to be Auxora- related by the principal investigators.

After 18 severe COVID-19 pneumonia patients were enrolled, the FDA reviewed initial data along with safety data from an independent safety review committee and recommended that this open- label trial be converted into a randomized, double-blind, placebo-controlled trial (Part 2 of the Phase 2 trial).

Completed Double-Blind Phase 2 Clinical Trial in Hospitalized COVID-19 severe Pneumonia Patients on Oxygen (CARDEA or Part 2)

In September 2020, we began enrollment of our CARDEA trial, a Phase 2, randomized, double-blind, placebo- controlled trial evaluating the addition of Auxora to corticosteroids and standard of care in adults with severe COVID-19 pneumonia. Eligible patients were adults with more than one symptom consistent with COVID-19 infection, a diagnosis of COVID-19 confirmed by laboratory testing using polymerase chain reaction or other assay, and pneumonia documented by chest imaging. Patients were also required to be receiving oxygen therapy using either a high flow or low flow nasal cannula at the time of enrollment and, for the 261 patients in the efficacy analysis set, to have at the time of enrollment, a baseline imputed PaO2/FiO2 ratio > 75 and ≤ 200.

There were an additional 23 patients in the trial with 200<PaO2/FiO2<300 who were enrolled prior to the first independent data monitoring committee meeting, where it was determined those less hypoxemic patients all recovered and were less likely to need therapy beyond current standard of care so they were then excluded from enrollment. The PaO2/FiO2 was imputed from a SpO2/FiO2 determined by pulse oximetry using a non-linear equation. Patients could not be receiving either non-invasive or invasive mechanical ventilation at the time of enrolment. The primary endpoint was time to recovery through Day 60, with secondary endpoints of all-cause mortality at Day 30 and Day 60. All patients received corticosteroids and 99% of patients received anticoagulation treatment as part of their standard of care.

The major findings of the CARDEA Phase 2 trial as reported in April 2022 in the peer-reviewed journal Critical Care are as follows:

•	Time to recovery was seven vs. ten days (P = 0.0979) for patients who received Auxora vs. placebo, respectively.

•	Day 30 all-cause mortality was 7.7% with Auxora vs. 17.6%, with placebo (P = 0.0165).

•	Day 60 all-cause mortality was 13.8% with Auxora vs. 20.6% with placebo (P = 0.1449).

•	Serious adverse events occurred in 24.1% of patients treated with Auxora vs. 35% of patients receiving Placebo (P=0.0616).

Trial design for double-blind Phase 2 clinical trial in hospitalized COVID-19 pneumonia patients on oxygen (Part 2).

Baseline demographics were balanced across the treatment groups in the blinded Phase 2 trial of Auxora in severe COVID-19 pneumonia.

Overall mortality was significantly reduced with Auxora treatment in the 261-patient efficacy dataset. At 30 days, the mortality rate for Auxora-treated patients with 7.7% compared to 17.6% for placebo (HR 0.42 and p=0.023) – a relative decrease of 56%. At 60 days, Auxora treatment was associated with a 13.8% mortality rate compared to 20.6% for placebo (HR 0.63 and p=0.130) – a relative decrease of 33%. Both of these findings are clinically relevant particularly in light of patients needing additional therapies on top of current standard of care. Patients treated with Auxora plus SOC demonstrated a trend toward a faster median time to recovery than those treated with SOC plus placebo. Our primary recovery endpoint was determined in the 261-patient efficacy analysis set where Auxora treatment demonstrated a trend toward a reduced time to recovery with a median of seven days compared to ten days with placebo (p=0.098). In an FDA-required supplementary analysis of our primary endpoint in the 284 patient safety analysis set (which included 23 patients with mild COVID-19 pneumonia (P/F 201 to 300)), the median recovery time for Auxora treated patients was maintained at seven days, while the median recovery time for placebo treated patients decreased to eight days (p=0.042). In both analysis sets, the percent of patients that recovered in the trial was higher when Auxora was added to SOC therapy. The recovery rate ratio, defined as the percent of patients who did not recover on placebo compared to the percent that did not recover with Auxora, was 1.25 for the efficacy analysis set and 1.30 for the safety analysis set. This means that not only did patients treated with Auxora plus SOC demonstrate a trend toward a reduced time to recovery, but that they were more likely to recover than patients treated with placebo plus SOC.

Other key findings in the study were that patients receiving Auxora saw their PaO2/FiO2 ratios recover more quickly than patients receiving placebo and proportionally fewer patients receiving Auxora required ventilation over their course of treatment than patients receiving placebo. There were also fewer patients with reported serious adverse events in the Auxora treated group than in those receiving placebo. These findings are all clinically relevant, particularly given the relative risk reduction in mortality for patients receiving Auxora in addition to standard of care. Finally, there were improvements in a number of inflammatory biomarkers in Auxora treated patients versus those receiving placebo. Specifically, C-reactive protein, ferritin and d-dimer levels dropped over the course of six days and were lower than placebo over that time. CD-25 levels, which are a surrogate for the expansion of pro-inflammatory CD25+CD8 T cells that have been associated with mortality, were statistically significantly lower in Auxora patients compared to placebo.

Auxora positive effects compared to placebo on multiple clinical endpoints in CARDEA (N=261)

Auxora positive effects compared to placebo on multiple biomarkers of respiratory inflammation in CARDEA (N=261)

Auxora plus SOC demonstrated a significant decrease in mortality compared to placebo plus SOC. (N=261)

Kaplan Meier curve of mortality. Auxora plus SOC (blue), placebo plus SOC (red). (N=261)

Auxora was generally well-tolerated in our CARDEA trial. The number of adverse events in the blinded part of the study was similar between the two treatment groups (patients randomized to Auxora (331); patients randomized to placebo (342)). Fewer patients randomized to Auxora (34, 24.1%) had SAEs compared to patients randomized to Placebo (49, 35.0%). There were five SAEs that the investigators reported as possibly related to Auxora: increase in alanine aminotransferase (an indicator of liver dysfunction), increase in aspartate aminotransferase (an indicator of liver dysfunction), cardiac arrest, respiratory failure and shock. Two of these (increase in alanine aminotransferase and increase in aspartate aminotransferase) occurred in only two patients. There were no SAEs that required expedited safety reporting to institutional review boards or to the FDA. Three patients randomized to Auxora and five patients randomized to placebo discontinued study drug.

Ongoing Phase 2 Trial in Mechanically Ventilated COVID-19 Pneumonia ARDS Patients

Recent work at Northwestern focused on immune cell activity in the lung fluid of COVID-19 pneumonia patients on mechanical ventilation implicates IFNg-secreting T cells as key participants in the cascade of lung damage in these patients. Evidence suggests CRAC channels are a critical nexus in this cascade.

According to the data from Northwestern scientists, the mechanism of lung inflammation produced by SARS-CoV-2 begins with virus infection of cells in the nose, throat and upper lung. Viral infection then spreads to deeper areas of the lung and enters lung-resident macrophages which, in response, degrade viral proteins and present viral antigens on their cell surface to T cells; they also release chemokines that attract additional T cells to the area. The arriving T cells interact with the SARS-CoV-2 antigens presented on the surface of macrophages, activating the T cells to produce and secrete the pro-inflammatory cytokine IFNg. This sets up a positive feedback loop that leads to further immune recruitment, activation and inflammation. Based on the role of CRAC channels in immune cell activation, Auxora can block IFNg release from T cells, potentially inhibit antigen presentation by macrophages, and block the release of chemokines and pro-inflammatory cytokines from monocytes, thereby limiting the lung inflammation produced by SARS-CoV-2.

Inhibition of IFNg secretion in the lung of COVID-19 patients has the potential to block activation of inflammatory cells such as alveolar macrophages.

We, in collaboration with investigators at Northwestern, are conducting a Phase 2 dose escalation clinical trial of Auxora in mechanically ventilated patients with COVID-19 pneumonia to test this hypothesis and to determine an effective dose of Auxora for treating these patients using pharmacodynamic markers from bronchoalveolar lavage (lung) fluid. Nine patients received either Auxora (n=7) or placebo (n=2) for three, four or five days or an initial infusion followed by four days of continuous infusion. The amount of time that patients remain on the ventilator is measured as part of the trial. Lung lavages are taken to determine the level and activity of macrophages, monocytes and IFNg-secreting T cells in patients receiving drug and placebo. Enrollment and treatment of patients has been completed. We anticipate results from this trial will be published in the first half of 2023. We plan to use the findings of this clinical trial to establish an effective dosing schedule for further studies of Auxora in the treatment of ventilated ARDS patients.

Trial design for Phase 2 trial in mechanically ventilated COVID-19 pneumonia ARDS patients.

Planning for Additional Clinical Trials in AHRF and ARDS

Based on the mechanism of action of Auxora and the reduction in ventilator use that was observed in our COVID-19 pneumonia and AP clinical trials, we believe that Auxora has the potential to bring therapeutic benefit to a broader population of patients suffering from AHRF and ARDS. Our recent work elucidating the activity of Auxora in an LPS-induced mouse model of respiratory failure confirmed that the drug down- regulates inflammatory cytokines in the lungs and likely protects the lung endothelium from damage.

The broader ARDS patient populations include many etiologies including sepsis, viral pneumonia, bacterial pneumonia and trauma. The incidence of ARDS is estimated to be approximately 190,000 cases per year in the United States alone, with sepsis being the most common cause. We believe that the Auxora clinical data in COVID-19 pneumonia suggests that Auxora can potentially be used in most ARDS settings. We are currently evaluating opportunities to continue clinical development of Auxora in the setting of acute respiratory failure particularly in partnership with government agencies both in the US and outside of the US.

Preclinical Studies with Auxora in ARDS

Endothelial cells in the lung help to maintain the boundary between blood vessels and air-exchange sacs, or alveoli, by providing an insulating barrier function, preventing fluid from leaking out of blood vessels while allowing the exchange of oxygen and carbon dioxide within the lung alveoli. The integrity of this endothelial barrier is dependent on many things, including calcium regulation. The endothelial barrier breaks down when an excess of intracellular calcium causes the activation of NFAT, driving deleterious changes in gene transcription. This breakdown leads to fluid leakage into the lung and impedes the lung’s ability to absorb oxygen and release carbon dioxide. CRAC channels, which help regulate the amount of calcium flowing into endothelial cells, sit at a key junction point in this biochemical cascade. Zegocractin, the active ingredient in Auxora, was able to produce a beneficial effect in the lung consistent with inhibiting the breakdown in endothelial barrier function in an in vitvo model of pathogen-induced lung injury. In this model, a bacterial glycoprotein called LPS was instilled into the nasopharynx of mice, which induced a reaction inside the lung similar to what would happen in acute lung injury resulting from an active bacterial infection. Zegocractin was administered two and seven hours after LPS and the animals were examined 12 hours after LPS by measuring several biomarkers in lung fluid using antibody technology as well as lung histopathology. A prominent and well known effect of LPS in this model was to increase levels of two key inflammatory cytokines, IL-6 and TNFa, in lung fluid. Treatment with zegocractin led to a dose-dependent decrease in the LPS-induced IL-6 and TNFa levels (maximum 46% and 57%, respectively) in lung fluid and also decreased the LPS-induced edema surrounding the lung (maximum 61%) compared to placebo-treated controls. The decrease in lung edema is consistent with protection of the endothelial cell barrier. We believe that inhibitors of CRAC channels have the potential to inhibit the breakdown of the lung endothelial barrier in patients suffering from ARDS.

Zegocractin lowered IL-6 and TNFa levels in lung fluid and reduced edema in an LPS model of acute lung injury.

Preclinical studies for Chronic Inflammatory Disease – Chronic Pancreatitis

We are developing oral CRAC channel inhibitors that we intend to take into indications which are not treated in a critical care setting such as chronic inflammatory diseases like chronic pancreatitis. We have obtained or generated preclinical data which support the use of CRAC channel inhibitors in indications such as chronic pancreatitis, rheumatoid arthritis, asthma and psoriasis where an IV formulation would not represent a viable therapeutic approach. Repeated attacks of AP, as well as heavy alcohol use and genetic anomalies, can lead to the development of chronic pancreatitis, a debilitating disease characterized by pain, fibrosis and declining pancreatic function that increases the risk of developing pancreatic cancer by a factor of ten to 100. According to the Pancreatitis Foundation, approximately 140,000 people suffer from chronic pancreatitis in the United States alone. We believe this will be considered an orphan indication and intend to apply for orphan designation with the FDA.

Preclinical Studies with CRAC Channel Inhibitors in Chronic Pancreatitis

Our preclinical studies of CM5480, a proprietary compound, in chronic pancreatitis suggest that CRAC channel inhibition may decrease fibrosis and organ dysfunction in this setting. We are currently performing IND-enabling preclinical studies with multiple proprietary compounds in order to identify one or more candidates with good pharmaceutical properties. CM6018, our current lead oral CRAC channel inhibitor, is structurally distinct from CM5480 but with potentially improved pharmacokinetic properties. We may be in position to submit an IND for CM6018 in chronic pancreatitis and initiate a Phase 1/1b clinical trial in 2024, subject to receipt of additional funding.

We tested CM5480 in a mouse model of chronic pancreatitis, in which animals are given eight hourly injections of cerulein per day on five occasions, each separated by two intervening cerulein-free days. CM5480, a model compound, was given by once-daily intraperitoneal injections for nine days starting after the third round of cerulein injections. The cerulein injections produced pancreatic fibrosis and reductions in pancreatic epithelial (mostly acinar) cells and ductal cell secretion. We found that CM5480 reduced pancreatic fibrosis by 50%, modestly increased epithelial cells, and restored pancreatic ductal cell secretion. These results suggest that there is the potential to treat chronic pancreatitis with a CRAC channel inhibitor, especially one that can be readily administered to patients, such as with an oral formulation.

CM5480 (CM-C) reduced acinar cell necrosis (top panels), prevented the formation of fibrosis (bottom left) and restored pancreatic ductal secretion (bottom right) in a mouse model of chronic pancreatitis.

Preclinical Study in Inflammatory Bowel Disease

Recent animal data indicates that CRAC channel inhibition by CM4620 may be effective in the treatment of inflammatory bowel disease, such as ulcerative colitis. In a preclinical study performed with scientists from Charite – University Medicine, Berlin and New York University Grossman School of Medicine, it was shown that CM4620 administered orally to mice every other day for a period of 30 days produced a significant reduction in intestinal inflammation in a model of ulcerative colitis. Consistent with the anti-inflammatory action of CM4620, reductions in the frequencies of IFN-g+, TNFa+ and IL-2+ producing CD4+ T cells were also observed in T cells isolated and stimulated ex vivo at the end of the study. These data, published recently in the journal EMBO Molecular Medicine, suggest that CM4620 could be effective in treating patients with acute flares of inflammatory bowel disease.

Systemic administration of CM4620 alleviates colon inflammation in mice. Histological sections of distal and proximal colon were scored for the presence of inflammatory cells (Colitis Score). CD4+ T cells were isolated from animals after treatment with vehicle or CM4620 and stimulated ex vivo with a phorbol ester (PMA) + ionomycin for 4 hours. Frequencies (%) of IFN-g+, TNFa+ and IL-2+ T cells were then determined.

Preclinical Study in Allergic Asthma

The effectiveness of CM4620 was compared in mouse models of asthmatic airway inflammation and influenza A virus infection to determine if inhibition of CRAC channels reduces asthmatic inflammation without interfering with the antiviral response. Researchers from New York University Grossman School of Medicine showed that in a model of allergic airway inflammation oral administration of CM4620 significantly lowered both peribronchiolar inflammation and lung mucus production. Conversely, there was no effect of CM4620 on lung viral load in a model of influenza A virus infection. These results indicate CM4620 may be an effective treatment for allergic asthma but will not decrease the anti-viral response to a viral infection. These data were published recently in the journal Science Advances.

CM4620 reduces lung inflammation in a mouse model of allergic asthma but does not compromise adaptive immunity to influenza A virus infection. Lung sections from control and CM4620 treated asthmatic mice were stained with hematoxylin and eosin (H&E) or periodic acid-Schiff (PAS) to detect inflammation and mucus production, respectively. Influenza A virus (IAV) expression was quantified in lung by quantitative RT-PCR of RNA for nuclear segment 5 of IAV (a specific probe for IAV), and is presented as expression relative to the housekeeping gene Rpl32.

Preclinical Study in Traumatic Brain Injury

In a preclinical study performed with investigators at the San Francisco Veterans Affairs Hospital and UCSF, CM5480, a proprietary compound, was tested in a mouse model of traumatic brain injury in which animals were subjected to a controlled cortical impact with an automated impactor to induce brain injury. It was observed that treatment with CM5480 led to significant protection of mice from traumatic brain injury as determined by decreased lesion size, brain hemorrhage and improved neurological deficits with decreased microglial activation. This study was published in Journal of Neurotrauma.

We are conducting preclinical pharmacokinetic and IND-enabling toxicology studies on a number of product candidates from our portfolio in order to identify one that readily crosses the blood-brain barrier. We are evaluating these observations and our preclinical results and will consider whether to submit an IND in this indication in the future.

CM5480 (CM-EX-137) reduced injury in a traumatic brain injury model in mice.

Sales and Marketing

Given our stage of development, we have not yet established a commercial organization or distribution capabilities. We intend to build a commercial infrastructure to support sales of our product candidates. We expect to manage sales, marketing and distribution through internal resources and third-party relationships. While we may commit significant financial and management resources to commercial activities, we will also consider collaborating with one or more pharmaceutical companies to enhance our commercial capabilities. As our future product candidates progress through our pipeline, our commercial plans may change. Clinical data, the size of the development programs, the size of our target markets, the size of a commercial infrastructure and manufacturing needs may all influence our commercialization strategies.

Manufacturing

We do not own or operate manufacturing facilities for the production of any of our future product candidates, nor do we have plans to develop our own manufacturing operations in the foreseeable future. We currently rely, and expect to continue to rely for the foreseeable future, on third-party contract manufacturing organizations (“CMOs”) for all our required raw materials, drug substance and drug product needs for preclinical research, clinical trials and initial commercialization. We do not have long-term agreements with any of these third parties. We also do not have any current contractual relationships for the manufacture of commercial supplies of any of our future product candidates and do not plan to enter into any until further into clinical development. If any of our products are approved by any regulatory agency, we intend to enter into agreements with a CMO and one or more back-up manufacturers for the commercial production of those products. Development and commercial quantities of any products that we develop will need to be manufactured in facilities, and by processes, that comply with the requirements of the FDA and the regulatory agencies of other jurisdictions in which we are conducting clinical research or seeking marketing approval.

Competition

The pharmaceutical and biotechnology industries are characterized by intense competition and rapid innovation. While we believe that our product candidates, as well as our development experience and scientific knowledge may provide significant advantages, relative to current approaches and therapies in the treatment of acute critical inflammatory diseases and other indications of interest, our competitors may be able to develop other compounds or drugs that are able to achieve similar or better results. We face potential competition from many different sources, including large multinational pharmaceutical companies, established biotechnology companies and specialty pharmaceutical companies, and universities and other research institutions. Many of these groups have materially greater financial, manufacturing, marketing, research and drug development resources than we do. Large pharmaceutical companies in particular have extensive expertise in preclinical and clinical testing and in obtaining regulatory approvals for drugs. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies.

We are a clinical-stage biopharmaceutical company focused on developing therapeutics that treat serious illnesses driven by inflammatory processes and direct cellular damage. The molecular targets we are addressing are CRAC channels, and our most advanced clinical candidate, Auxora, is in clinical trials for AP with accompanying SIRS and severe COVID-19 pneumonia. Other companies, including Daiichi-Sankyo Company, Limited, Rhizen Pharmaceuticals AG, PRCL Research, Inc., Vivreon Biosciences, LLC and ChemiCare srl, have CRAC channel inhibitors (including both small molecules and monoclonal antibodies) in clinical or preclinical development for various indications. Several of these have reached Phase 1 or Phase 2 clinical trials in indications we are not currently pursuing. Any of these companies could elect to re-direct their efforts and compounds to indications we are pursuing.

With respect to our lead indication, AP with accompanying SIRS, we are developing Auxora as a disease- modifying product candidate, whereas other treatments and approaches in clinical development focus on addressing symptoms or sequelae. These include various types of pain medications, anti-inflammatories, anti-coagulants, antibiotics, fluids and feeding regimens. Amryt Pharma Plc and Regeneron Pharmaceuticals, Inc. also have agents in development that seek to reduce the risk of subsequent attacks of AP after a sentinel attack (known as recurrent AP) due to a particular etiology (familial chylomicronemia syndrome (“FCS”)). FCS patients represent less than 2% of the AP population.

With respect to our efforts in other acute critical illnesses with Auxora, there are a number of companies, particularly with anti-inflammatory technologies. In the area of AKI, most companies in the space are pursuing strategies to prevent AKI in high risk populations. Currently, to our knowledge, there are no novel compounds in clinical development in the US that are being used to treat rather than prevent AKI. If, however, a strategy to prevent AKI were to be effective, the number of patients we are targeting for Auxora could decrease. In the area of respiratory failure and, specifically, COVID-19 pneumonia, there are a number of companies pursing anti-inflammatory approaches to treating these diseases. Currently, Roche’s tocilizumab, Imclone’s baricitinib, SOBI’s anakinra and dexamethasone are all approved under EUAs to treat severe COVID-19 pneumonia patients on oxygen. Sanofi’s sarilumab which has the same mechanism of action as tocilizumab has also been recommended for use in severe COVID-19 pneumonia by WHO. Some of these drugs as well as others currently in development for COVID-19 pneumonia may prove efficacious in broader respiratory failure, particularly respiratory failure caused by viral pneumonias.

Our commercial opportunity could be substantially limited in the event that our competitors develop and commercialize products that are more effective, safer, more convenient or cheaper than our product candidates. In geographies that are critical to our commercial success, competitors may also obtain regulatory approvals before us, resulting in our competitors building a strong market position in advance of our product’s entry. We believe the competitive factors that will determine the success of our programs will be the efficacy, safety, pricing and reimbursement, and convenience of our future product candidates.

Intellectual Property

We have developed and continue to expand our patent portfolio for Auxora. As of December 13, 2022, we have issued patents and pending patent applications in the United States and other countries throughout the world directed to compositions of matter, various methods of use, formulations, and synthetic processes. For patents directed to compositions covering Auxora, we own three issued U.S. patents and 57 issued patents in the following jurisdictions: Argentina, Australia, Austria, Belgium, Bulgaria, Canada, Czech Republic, Denmark, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Japan, Luxembourg, Monaco, Netherlands, Norway, Poland, Portugal, Romania, Spain, Sweden, Slovakia, Switzerland, Turkey, United Kingdom, Eurasian Patent Organization, and Taiwan. We also have one pending U.S. patent application and seven pending patent applications in the following jurisdictions: Brazil, Japan, Canada, China, Israel, India, and Korea directed to compositions covering Auxora. Composition of matter patents for our drug compound portfolio have expirations ranging from 2031 to 2036 with Auxora and other pre-clinical drugs having world-wide composition of matter patents to 2036, not including any patent term adjustment or any patent term extension.

For patents and patent applications directed to methods of using Auxora for the treatment of AP, as of December 13, 2022, we own four issued U.S. patents and 33 issued patents in the following jurisdictions: China, Japan, Australia the Eurasian Patent Organization, Austria, Belgium, Bulgaria, Canada, Czech Republic, Denmark, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Japan, Luxembourg, Monaco, Netherlands, Norway, Poland, Portugal, Romania, Spain, Sweden, Slovakia, Switzerland, Turkey, United Kingdom, and Taiwan. We also own one U.S. provisional application, two U.S. patent application, and twelve pending patent applications in the following jurisdictions: Argentina, Australia, Canada, China, Europe, Hong Kong, Japan, and Taiwan. These issued patents and any patents issuing from pending U.S. and ex-U.S. applications are expected to expire between 2031-2041, not including any patent term adjustment or any patent term extension. Any patents ultimately issuing from the provisional application are expected to expire around 2043, not including any patent term adjustment or patent term extension. We have also filed one other provisional application directed to using a subject’s P/F ratio (the ratio of arterial oxygen pressure to fractional inspired oxygen) as a biomarker when treating acute lung injury and acute respiratory distress syndrome with Auxora. Any patents ultimately issuing from this provisional application are expected to expire around 2043, not including any patent term adjustment or patent term extension.

Additionally, we jointly own one issued U.S. patent, 13 issued patents in the following jurisdictions: Australia, Germany, France, United Kingdom, Belgium, Switzerland, Denmark, Ireland, Italy, Luxembourg, Netherlands, Sweden, and Japan directed to treatment for stroke and traumatic brain injury. We also own one pending patent application in Canada. These patents and any patents issuing from applications are expected to expire around 2036, not including any patent term adjustment or patent term extension. Also, we have filed one provisional application directed to treatment of non-alcoholic fatty liver disease using Auxora. Any patents ultimately issuing from this provisional application are expected to expire around 2043, not including any patent term adjustment or patent term extension.

Moreover, for patent protection directed to formulations and crystalline forms of Auxora, we have filed one U.S. patent application and nine pending applications in the following jurisdictions: Australia, Brazil, Canada, China, Europe, Japan, Korea, and Mexico. Any patents that ultimately issue from these patent applications are expected to expire around 2038, not including any patent term adjustment or patent term extension.

With respect to synthetic processes of Auxora, we have filed one PCT application, one U.S. patent application, and five pending applications in the following jurisdictions: Canada, China, Europe, Japan, and Korea. Any patents ultimately issuing from these PCT applications are expected to expire around 2040, not including any patent term adjustment or any patent term extension.

Beyond patent coverage for Auxora, we have 21 issued U.S. patents, 41 issued ex-U.S. patents, two pending U.S. patent application, and nine pending ex-U.S. patent applications directed to CRAC channel inhibitors and their uses.

In addition to patent protection, we rely on trade secret protection and know-how to expand our proprietary position around our chemistry, technology, and other discoveries and inventions that we consider important to our business.

Government Regulation and Product Approval

As a pharmaceutical company that operates in the United States, we are subject to extensive regulation. Government authorities in the United States (at the federal, state and local level) and in other countries extensively regulate, among other things, the research, development, testing, manufacturing, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of drug products such as those we are developing. Product candidates that we develop must be approved by the FDA, before they may be legally marketed in the United States and by the appropriate foreign regulatory agency before they may be legally marketed in a foreign country. Generally, our activities in other countries will be subject to regulation that is similar in nature and scope as that imposed in the United States, although there can be important differences. Additionally, some significant aspects of regulation in Europe are addressed in a centralized way, but country-specific regulation remains essential in many respects.

U.S. Drug Development Process

In the United States, the FDA regulates drugs under the Federal Food, Drug and Cosmetic Act (“FDCA”), and its implementing regulations. A new drug must be approved by the FDA pursuant to a new drug application (“NDA”) before it may be legally marketed in the United States. Drugs are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, and local statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. Sanctions brought by the FDA and the Department of Justice (“DOJ”), or other governmental entities, could include, among other actions, refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls or withdrawals from the market, product seizures, total or partial suspension of production or distribution injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

The process required by the FDA before a drug may be marketed in the United States generally involves the following:

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completion of extensive preclinical laboratory tests, preclinical animal studies and formulation studies in accordance with applicable regulations, including the FDA’s Good Laboratory Practice (“GLP”) regulations and other applicable regulations;

•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

•	approval by an independent institutional review board (“IRB”) at each clinical site before each trial may be initiated;

•	preparation of clinical trial material in accordance with current Good Manufacturing Practices (“cGMPs”);

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performance of adequate and well-controlled human clinical trials in accordance with applicable regulations, including the FDA’s good clinical practice (“GCP”) regulations to establish the safety and efficacy of the proposed drug for its proposed indication;

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submission to the FDA of an NDA, including payment of application user fees, after completion of all pivotal trials, and which provides substantive evidence of the products’ candidates safety and efficacy from results of nonclinical testing and clinical trials;

•	a determination by the FDA within 60 days of its receipt of an NDA that the application is sufficiently complete to permit a substantive review, in which case the NDA is filed for review;

•

satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities where the drug is produced to assess compliance with the FDA’s cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

•	potential FDA audit of the preclinical and/or clinical trial sites that generated the data in support of the NDA to assess compliance with GCP regulations and data integrity, among other things;

•	satisfactory completion of an FDA advisory committee review, if applicable; and

•	FDA review and approval of the NDA, including consideration of the views on the FDA advisory committee, if one was involved, prior to any commercial marketing or sale of the drug in the United States.

Before testing any compound with potential therapeutic value in humans, the drug candidate enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies, to assess the potential safety and activity of the drug candidate. The conduct of the preclinical tests must comply with federal regulations and requirements including GLPs. The sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. An IND is an exemption from the FDCA that allows an unapproved product to be shipped in interstate commerce for use in an investigational clinical trial and a request for authorization from the FDA to administer an investigational drug product to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for human trials. Some preclinical testing may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA raises concerns or questions regarding the proposed clinical trials and places the IND on clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. The FDA may also impose complete or partial clinical holds on an IND for a drug candidate at any time before or during clinical trials due to safety concerns or non-compliance. If the FDA imposes a clinical hold, trials may not recommence without FDA authorization and then only under terms authorized by the FDA. Submission of an IND, therefore, may or may not result in FDA authorization to begin a clinical trial.

Clinical trials involve the administration of the drug candidate to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCPs, which include the requirement that all research participants provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters to be used to monitor subject safety and assess efficacy. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Further, each clinical trial must be reviewed and approved by an independent IRB at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the form and content of the informed consent that must be signed by each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed.

Information related to the investigational product, patient population, phase of investigation, study sites and investigators and other aspects of the clinical trial is made public as part of the U.S. registration of the clinical trial. Sponsors are also obligated to disclose the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed in some cases for up to two years after the date of completion of the trial. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs. Failure to timely register a covered clinical study or to submit study results as provided for in the law can give rise to civil monetary penalties and also prevent the non-compliant party from receiving future grant funds from the federal government.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

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Phase 1. The drug candidate is initially introduced into healthy human participants and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion, and the side effects associated with increasing doses and if possible, to gain early evidence of effectiveness. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

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Phase 2. The drug candidate is evaluated in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases or conditions and to determine dosage tolerance, optimal dosage and dosing schedule. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

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Phase 3. The drug candidate is administered to an expanded patient population to further evaluate dosage and clinical efficacy at geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall benefit/risk ratio of the product and provide an adequate basis for product approval. Generally, two adequate and well-controlled Phase 3 clinical trials are required by the FDA for approval of an NDA.

Post-approval studies, or Phase 4 clinical trials, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA.

During the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase 2, and before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and the FDA to reach agreement on the next phase of development. Sponsors typically use the meetings at the end of the Phase 2 trial to discuss Phase 2 clinical results and present plans for the pivotal Phase 3 clinical trials that they believe will support approval of the new drug.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and written IND safety reports must be submitted to the FDA and the investigators for serious and unexpected AEs or any finding from tests in laboratory animals that suggests a significant risk for human participants. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA, the IRB, or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research participants or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether or not a trial may move forward at designated check points based on access to certain data from the trial.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf life.

There are also various laws and regulations regarding laboratory practices, the experimental use of animals, and the use and disposal of hazardous or potentially hazardous substances in connection with the research. In each of these areas, the FDA and other regulatory authorities have broad regulatory and enforcement powers, including the ability to levy fines and civil penalties.

U.S. Review and Approval Processes

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, preclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug candidate, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. Data may come from company-sponsored clinical trials intended to test the safety and effectiveness of a use of a product, or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and effectiveness of the investigational drug product to the satisfaction of the FDA. The submission of an NDA is subject to the payment of substantial user fees; a waiver of such fees may be obtained under certain limited circumstances.

In addition, the PREA requires a sponsor to conduct pediatric clinical trials for most drugs, for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. Under PREA, original NDAs and supplements must contain a pediatric assessment unless the sponsor has received a deferral or waiver. The required assessment must evaluate the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product is safe and effective. Sponsors are required to submit PSPs to the agency for review within sixty days of an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 clinical trial. The FDA and the sponsor must reach an agreement on the PSP although a sponsor can submit amendments to an agreed upon PSP at any time if changes to the pediatric plan need to be considered based on data collected from preclinical studies, early phase clinical trials or other clinical development programs. The sponsor or FDA may request a deferral of pediatric clinical trials for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug is ready for approval for use in adults before pediatric clinical trials are complete or that additional safety or effectiveness data need to be collected before the pediatric clinical trials begin. The FDA must send a non-compliance letter to any sponsor that fails to submit the required assessment, keep a deferral current or fails to submit a request for approval of a pediatric formulation. The FDA is also required to publicly post the PREA non-compliance letter and sponsor’s response Unless otherwise required by regulation, the Pediatric Research Equity Act does not apply to any drug for an indication for which orphan designation has been granted. However, if only one indication for a product has orphan designation, a pediatric assessment may still be required for any applications to market that same product for the non-orphan indication(s).

The FDA reviews all NDAs submitted to determine if they are substantially complete before it accepts them for filing and may request additional information rather than accepting an NDA for filing. The FDA must make a decision on accepting an NDA for filing within 60 days of receipt. The FDA may refuse to file any NDA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the NDA must be resubmitted with the additional information. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the PDUFA guidelines that are currently in effect, the FDA has a goal of ten months from the date of “filing” of a standard NDA for a new molecular entity to review and act on the submission. This review typically takes twelve months from the date the NDA is submitted to FDA because the FDA has approximately two months to make a “filing” decision after the application is submitted. The current review goal for priority NDAs for new-molecular entities is six months from the filing date, or eight months from the date of receipt in light of the 60-day filing period. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs, and the review process is often significantly extended by FDA requests for additional information or clarification.

After the NDA submission is accepted for filing, the FDA reviews the NDA to determine, among other things, whether the proposed product is safe and effective for its intended use and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. The FDA may refer applications for novel drug products or drug products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes independent clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions and typically follows the advisory committee’s recommendations.

Before approving an NDA, the FDA will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA may inspect one or more clinical sites to assure that the clinical trial was conducted in compliance with IND study requirements and GCP requirements by each of the entities involved in the clinical trials, including clinical investigators and any third- party CROs. After the FDA evaluates the application, manufacturing process and manufacturing facilities, it may issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete and the application will not be approved in its present form. A Complete Response Letter usually describes all of the specific deficiencies in the NDA identified by the FDA. The Complete Response Letter may require additional clinical data and/or (an) additional pivotal Phase 3 clinical trial(s), and/or other significant and time-consuming requirements related to clinical trials, preclinical studies or manufacturing. If a Complete Response Letter is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling or may condition the approval of the NDA on other changes to the proposed labeling, development of adequate controls and specifications, or a commitment to conduct one or more post-market studies or clinical trials. For example, the FDA may require Phase 4 testing, which involves clinical trials designed to further assess a drug safety and effectiveness, and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized; the FDA may prevent or limit further marketing of a product based on the results of post-marketing trials or surveillance programs. The FDA may also determine that a REMS is necessary to ensure that the benefits of the drug outweigh its risks and to assure the safe use of the drug. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS during the application review process; the FDA will not approve the NDA without an approved REMS, if required. A REMS could include medication guides, physician communication plans, and/or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA determines the requirement for a REMS, as well as the specific REMS provisions, on a case-by-case basis.

Orphan Drug Designation and Exclusivity

Under the Orphan Drug Act the FDA may grant orphan designation to a drug intended to treat a rare disease or condition, which is a disease or condition that affects fewer than 200,000 individuals in the United States or, if it affects more than 200,000 individuals in the United States, there is no reasonable expectation that the cost of developing and making a drug product available in the United States for this type of disease or condition will be recovered from sales of the product. Orphan designation must be requested before submitting an NDA. After the FDA grants orphan designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity or inability to manufacture the product in sufficient quantities. The designation of such drug also entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. Competitors, however, may receive approval of different products for the indication for which the orphan product has exclusivity or obtain approval for the same product but for a different indication for which the orphan product has exclusivity. If an orphan designated product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan exclusivity.

Expedited Development and Review Programs and Accelerated Approval

The FDA has a fast track designation program that is intended to expedite or facilitate the process for reviewing new drug products that meet certain criteria. Specifically, new drugs are eligible for Fast Track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a fast track product has opportunities for more frequent interactions with the applicable FDA review team during product development and, once a NDA is submitted, the product candidate may be eligible for priority review. With regard to a fast track product, the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA.

Any product submitted to the FDA for approval, including a product with a fast track designation, may also be eligible for other types of FDA programs intended to expedite development and review, such as priority review. A product is eligible for priority review if it is designed to treat a serious condition, and if approved, would provide a significant improvement in the treatment, diagnosis or prevention of a serious condition compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new drug designated for priority review in an effort to facilitate the review. The FDA endeavors to review applications with priority review designations within six months of the filing date as compared to ten months for review of new molecular entity NDAs under its current PDUFA review goals.

In addition, a product may be eligible for accelerated approval. Drug products intended to treat serious or life- threatening diseases or conditions may be eligible for accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials to verify the predicted clinical benefit. Products receiving accelerated approval may be subject to expedited withdrawal procedures if the sponsor fails to conduct the required clinical trials, or if such trials fail to verify the predicted clinical benefit. In addition, the FDA requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product.

A sponsor may seek FDA designation of a drug candidate as a “breakthrough therapy” if the drug is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Breakthrough therapy designation includes all of the fast track program features, as well as more intensive FDA interaction and guidance. The breakthrough therapy designation is a distinct status from both accelerated approval and priority review, which can also be granted to the same drug if relevant criteria are met. The FDA must take certain actions with respect to breakthrough therapies, such as holding timely meetings and providing advice to the product sponsor, intended to expedite the development and review of an application for approval of a breakthrough therapy.

Fast track designation, priority review, accelerated approval and breakthrough therapy designation do not change the standards for approval but may expedite the development, review, or approval process. Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. In addition, such designations or shortened review periods may not provide a material commercial advantage.

Post-Approval Requirements

Any drug products manufactured or distributed pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information, product sampling and distribution requirements, and complying with FDA promotion and advertising requirements. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual program fees for any marketed products.

In addition, quality control and manufacturing procedures must continue to conform to applicable manufacturing requirements after approval to ensure the long term stability of the drug product. cGMP regulations require among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. In addition, changes to the manufacturing process are strictly regulated, and depending on the significance of the change, may require prior FDA approval before being implemented.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including AEs of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, imposition of post-market studies or clinical studies to assess new safety risks, or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters, or untitled letters;

•	clinical holds on clinical studies;

•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product approvals;

•	product seizure or detention, or refusal to permit the import or export of products;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•	mandated modification of promotional materials and labeling and the issuance of corrective information;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•	injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of drug products, including promotional activities involving the internet and industry-sponsored educational activities. A company can make only those claims relating to safety and efficacy that are approved by the FDA and in accordance with the approved labeling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion by manufacturers of uses or patient populations that are not described in the product’s approved labeling (known as “off label uses”). Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe, in their independent professional medical judgment, legally available products for uses that are not described in the product’s labeling and that differ from those tested and approved by the FDA. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined companies from engaging in off-label promotion. The FDA and other regulatory agencies have also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA-approved labeling.

In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act (“PDMA”) which regulates the distribution of drugs and drug samples at the federal level, and sets minimum standards for the registration and regulation of wholesale drug distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution. Most recently, the Drug Supply Chain Security Act (“DSCSA”) was enacted with the aim of building an electronic system to identify and trace certain prescription drugs distributed in the United States. The DSCSA mandates phased-in and resource-intensive obligations for pharmaceutical manufacturers, wholesale distributors, and dispensers over a 10 year period that is expected to culminate in November 2023.

U.S. Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of the FDA approval of the use of our product candidates, some of our U.S. patents, if granted, may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years, as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA plus the time between the submission date of an NDA and the approval of that application. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The U.S. Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may intend to apply for restoration of patent term for one of our currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA.

In addition, the Hatch-Waxman Amendments to the FDCA authorized the FDA to approve generic drugs that are the same as drugs previously approved by the FDA under the NDA provisions of the statute and also enacted Section 505(b)(2) of the FDCA. To obtain approval of a generic drug, an applicant must submit an abbreviated new drug application (“ANDA”), to the agency. In support of such applications, a generic manufacturer may rely on the preclinical and clinical testing conducted for a drug product previously approved under an NDA, known as the reference listed drug (“RLD”). Specifically, in order for an ANDA to be approved, the FDA must find that the generic version is identical to the RLD with respect to the active ingredients, the route of administration, the dosage form, and the strength of the drug. In contrast, Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. A Section 505(b)(2) applicant may eliminate the need to conduct certain preclinical or clinical studies, if it can establish that reliance on studies conducted for a previously-approved product is scientifically appropriate. Unlike the ANDA pathway used by developers of bioequivalent versions of innovator drugs, which does not allow applicants to submit new clinical data other than bioavailability or bioequivalence data, the 505(b)(2) regulatory pathway does not preclude the possibility that a follow-on applicant would need to conduct additional clinical trials or nonclinical studies; for example, they may be seeking approval to market a previously approved drug for new indications or for a new patient population that would require new clinical data to demonstrate safety or effectiveness. The FDA may then approve the new product for all or some of the label indications for which the RLD has been approved, or for any new indication sought by the Section 505(b)(2) applicant, as applicable Market exclusivity provisions under the FDCA can also delay the submission or the approval of certain marketing applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to obtain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not approve an ANDA or a 505(b)(2) NDA submitted by another company for another drug based on the same active moiety, regardless of whether the drug is intended for the same indication as the RLD or for another indication, where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the RLD holder. The FDCA also provides three years of marketing exclusivity for an NDA, or a supplement to an existing NDA, if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the modification for which the drug received approval on the basis of the new clinical investigations and does not prohibit the FDA from approving ANDAs or 505(b)(2) NDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA filed under section 505(b)(1) of the FDCA. However, an applicant submitting a full NDA would be required to either conduct or obtain a right of reference to all of the preclinical studies and adequate and well- controlled clinical trials necessary to demonstrate safety and effectiveness.

Orphan drug exclusivity, as described above, may offer a seven-year period of marketing exclusivity, except in certain circumstances. Pediatric exclusivity is another type of non-patent market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric trial in accordance with an FDA-issued “Written Request” for such a trial.

Federal and State Fraud and Abuse, Data Privacy and Security, and Transparency Laws and Regulations

In addition to FDA restrictions on marketing of pharmaceutical products, federal and state healthcare laws and regulations restrict business practices in the biopharmaceutical industry. These laws may impact, among other things, our current and future business operations, including our clinical research activities, and proposed sales, marketing and education programs and may constrain the business or financial arrangements and relationships with healthcare providers and other parties through which we market, sell and distribute our products for which we obtain marketing approval. These laws include anti-kickback and false claims laws and regulations, data privacy and security, and transparency laws and regulations, including, without limitation, those laws described below.

The U.S. federal Anti-Kickback Statute prohibits any person or entity from, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. The U.S. federal Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Our practices may not in all cases meet all of the criteria for protection under a statutory exception or regulatory safe harbor.

A person or entity does not need to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil FCA or the civil monetary penalties laws.

Federal civil and criminal false claims laws and civil monetary penalties laws, including the federal civil FCA, prohibit any person or entity from, among other things, knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. Actions under these laws may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. A claim includes “any request or demand” for money or property presented to the U.S. government. Pharmaceutical and other healthcare companies have been prosecuted under these laws for, among other things, allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product and for causing false claims to be submitted because of the companies’ marketing of products for unapproved, and thus non-reimbursable, uses.

The federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) also created new federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any money or property owned by, or under the control or custody of, any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up by trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Also, many states have similar fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.

In addition, we may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their respective implementing regulations, impose specified requirements on certain types of individuals and entities, including covered entities, business associates and their covered subcontractors, relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s security standards directly applicable to “business associates,” defined as independent contractors or agents of covered entities, which include certain healthcare providers, healthcare clearinghouses and health plans, that create, receive, maintain or transmit individually identifiable health information in connection with providing a service for or on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorney’s fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which are not pre-empted by HIPAA, differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Additionally, the federal Physician Payments Sunshine Act, and its implementing regulations, require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) annually report information related to certain payments or other transfers of value made or distributed to physicians (currently defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain other healthcare professionals (such as physician assistants and nurse practitioners) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members.

We may also be subject to state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers, marketing expenditures or drug pricing, and state and local laws that require the registration of pharmaceutical sales representatives.

In addition, certain states require, the registration of manufacturers and wholesale distributors of pharmaceutical products. All of our activities are also potentially subject to federal and state consumer protection and unfair competition laws.

Because of the breadth of these laws and the narrowness of available statutory exceptions and regulatory safe harbors, it is possible that some of our business activities could be subject to challenge under one or more of such laws. If our operations are found to be in violation of any of the federal and state healthcare laws described above or any other governmental regulations that apply to us, we may be subject to significant penalties, including without limitation, civil, criminal and/or administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, or refusal to allow us to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. To the extent that any of our products are sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti- fraud and abuse laws, implementation of corporate compliance programs, reporting of payments or transfers of value to healthcare professionals, and additional data privacy and security requirements.

Pharmaceutical Coverage, Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any product candidates for which we or our collaborators obtain regulatory approval. In the United States and markets in other countries, sales of any products for which we receive regulatory approval for commercial sale will depend, in part, on the extent to which third-party payors provide coverage, and establish adequate reimbursement levels for such drug products.

In the United States, third-party payors include federal and state healthcare programs, government authorities, private managed care providers, private health insurers and other organizations. Third-party payors are increasingly challenging the price, examining the medical necessity and reviewing the cost-effectiveness of medical drug products and medical services, in addition to questioning their safety and efficacy. Such payors may limit coverage to specific drug products on an approved list, also known as a formulary, which might not include all of the FDA-approved drugs for a particular indication. We or our collaborators may need to conduct expensive pharmaco-economic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain the FDA approvals. Nonetheless, our product candidates may not be considered medically necessary or cost-effective. Moreover, the process for determining whether a third-party payor will provide coverage for a drug product may be separate from the process for setting the price of a drug product or for establishing the reimbursement rate that such a payor will pay for the drug product. A payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Further, no uniform policy for coverage and reimbursement exists in the United States, and coverage and reimbursement can differ significantly from payor to payor. As a result, one payor’s determination to provide coverage for a drug product does not assure that other payors will also provide coverage for the drug product. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

If we elect to participate in certain governmental programs, we may be required to participate in discount and rebate programs, which may result in prices for our future products that will likely be lower than the prices we might otherwise obtain. For example, drug manufacturers participating under the Medicaid Drug Rebate Program must pay rebates on prescription drugs to state Medicaid programs.

Different pricing and reimbursement schemes exist in other countries. In the EU, governments influence the price of pharmaceutical products through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those products to consumers. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost-effectiveness of a particular drug candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines, but monitor and control company profits. The downward pressure on health care costs in general, particularly prescription drugs, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country.

The marketability of any product candidates for which we or our collaborators receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care in the United States has increased and we expect will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we or our collaborators receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Healthcare Reform

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. For example, in December 2016, the 21st Century Cures Act (“Cures Act”) was signed into law. The Cures Act, among other things, was intended to modernize the regulation of drugs and devices and to spur innovation. Legislative proposals continue to be discussed in the U.S. Congress as potentially leading to a future “Cures 2.0” bill that is expected to have bipartisan support. In addition, in August 2017, the FDA Reauthorization Act was signed into law, which reauthorized the FDA’s user fee programs and included additional drug product provisions. The legislative reauthorization was completed in 2022, which reauthorized four of the largest FDA user fee programs for next give-year cycle. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we otherwise may have obtained and we may not achieve or sustain profitability, which would adversely affect our business, prospects, financial condition and results of operations.

In addition, a primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and other third-party payors in the United States have attempted to control costs by limiting coverage and the amount of reimbursement for particular medical products and services, implementing reductions in Medicare and other healthcare funding and applying new payment methodologies. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively “Affordable Care Act”), was enacted, which substantially changed the way healthcare is financed by both the government and private insurers, and continues to significantly impact the U.S. pharmaceutical industry.

As another example, the 2021 Consolidated Appropriations Act signed into law on December 27, 2020 incorporated extensive healthcare provisions and amendments to existing laws, including a requirement that all manufacturers of drugs and biological products covered under Medicare Part B report the product’s average sales price to the Department of Health and Human Services (“HHS”) beginning on January 1, 2022, subject to enforcement via civil money penalties.

There have been executive, judicial and Congressional challenges to certain aspects of the Affordable Care Act since its enactment, and it is possible that there will be additional challenges and amendments to the Affordable Care Act in the future. For example, the Tax Act repealed penalties, for not complying with the Affordable Care Act’s individual mandate to carry health insurance, commonly referred to as the “individual mandate.” Following several years of litigation in the federal courts, in June 2021 the U.S. Supreme Court upheld the Affordable Care Act when it dismissed a legal challenge on procedural grounds to the Affordable Care Act’s constitutionality following the legislative repeal of the individual mandate. Prior to the Supreme Court’s decision, President Biden issued an executive order that initiated a special enrollment period for purposes of obtaining health insurance coverage through the Affordable Care Act marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the Affordable Care Act. On August 16, 2022, President Biden signed the Inflation Reduction Act of 2022 (“IRA”) into law, which among other things, extends enhanced subsidies for individuals purchasing health insurance coverage in Affordable Care Act marketplaces through plan year 2025. The IRA also eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost through a newly established manufacturer discount program. It is possible that the Affordable Care Act will be subject to additional challenges in the future. It is unclear how any such challenges and the healthcare reform measures of the Biden administration will impact the Affordable Care Act, our business, or financial condition.

Other legislative changes have also been proposed and adopted in the United States since the Affordable Care Act was enacted that affect health care expenditures. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year pursuant to the Budget Control Act of 2011, which began in 2013 and will remain in effect until 2031, with the exception of a temporary suspension from May 1, 2020 through March 31, 2022 due to the COVID-19 pandemic, unless additional Congressional action is taken. Under current legislation, the actual reduction in Medicare payments will vary from 1% in 2022 to up to 4% in the final fiscal year of this sequester.

There has been heightened governmental scrutiny recently over the manner in which pharmaceutical companies set prices for their marketed products, which has resulted in several Congressional inquiries, presidential executive orders and proposed federal legislation, as well as state efforts, designed to, among other things, bring more transparency to product pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products.

At the federal level, in July 2021, President Biden issued a sweeping executive order on promoting competition in the American economy that includes several mandates pertaining to the pharmaceutical and healthcare insurance industries. Among other things, the executive order directs the FDA to work towards implement a system for importing drugs from Canada (following on a Trump administration notice-and-comment rulemaking on Canadian drug importation that was finalized in October 2020). The Biden order includes several directives regarding the Federal Trade Commission’s oversight of potentially anticompetitive practices within the pharmaceutical industry. In response to President Biden’s executive order, on September 9, 2021, HHS released a Comprehensive Plan for Addressing High Drug Prices that outlines principles for drug pricing reform and sets out a variety of potential legislative policies that Congress could pursue to advance these principles. In addition, the IRA, among other things, (1) directs HHS to negotiate the price of certain single-source drugs and biologics covered under Medicare and (2) imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation. These provisions will take effect progressively starting in fiscal year 2023, although they may be subject to legal challenges. It is currently unclear how the IRA will be implemented but is likely to have a significant impact on the pharmaceutical industry. Further, the Biden administration released an additional executive order on October 14, 2022, directing HHS to submit a report within 90 days on how the Center for Medicare and Medicaid Innovation can be further leveraged to test new models for lowering drug costs for Medicare and Medicaid beneficiaries. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures.

We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action. We anticipate that such new laws will result in additional downward pressure on coverage and the price that we receive for any approved product, and could seriously harm our business. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products. In addition, it is possible that there will be further legislation or regulation that could harm our business, financial condition, and results of operations. Additionally, health reform initiatives may arise in the future.

Privacy and Security Laws

In the United States and in addition to federal laws described above, state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. For instance, California recently enacted the California Consumer Privacy Act (“CCPA”), which went into effect on January 1, 2020. The CCPA creates new individual privacy rights for California consumers (as defined in the law) and places increased privacy and security obligations on entities handling certain personal information of consumers or households. The CCPA, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to access and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. Further, a new privacy law, the California Privacy Rights Act (“CPRA”), was approved by California voters on November 3, 2020. When it goes into effect on January 1, 2023, the CPRA will modify significantly the CCPA, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. Both the CCPA and CPRA could impact our business activities depending on how they are interpreted and exemplifies the vulnerability of our business to not only cyber threats but also the evolving regulatory environment related to personal data and protected health information. Other states have begun enacting their own laws similar to the CCPA, and to date both the Virginia and Colorado legislatures have passed such sweeping measures.

We also are or will become subject to applicable privacy laws in the jurisdictions in which we are established or in which we sell or market our products or run clinical trials. For example, if we conduct EU-based clinical trials, we will be subject to the General Data Protection Regulation (“GDPR”) in relation to our collection, control, processing and other use of personal data of data participants within the European Economic Area (“EEA”) (i.e. data relating to an identifiable living individual). We process personal data in relation to participants in our clinical trials in the EEA, including the health and medical information of these participants. The GDPR is directly applicable in each EU and EEA Member State, however, it provides that EU and EEA Member States may introduce further conditions, including limitations which could limit our ability to collect, use and share personal data (including health and medical information), or could cause our compliance costs to increase, ultimately having an adverse impact on our business. The GDPR imposes onerous accountability obligations requiring data controllers and processors to maintain a record of their data processing activities and implement policies as part of its mandated privacy governance framework. It also requires data controllers to be transparent and disclose to data participants (in a concise, intelligible and easily accessible form) how their personal data is to be used, imposes limitations on retention of personal data; defines for the first time pseudonymized (i.e., key-coded) data; introduces mandatory data breach notification requirements; and sets higher standards for data controllers to demonstrate that they have obtained valid consent for certain data processing activities. If in the future we conducted clinical trials in the EU we would be subject to EU rules with respect to cross-border transfers of personal data out of the EU and EEA. We would be subject to the supervision of local data protection authorities in those EU jurisdictions where we conduct our trials or are otherwise subject to the GDPR. Fines for certain breaches of the GDPR are significant: up to the greater of €20 million or 4% of total global annual turnover. In addition to the foregoing, a breach of the GDPR or other applicable privacy and data protection laws and regulations could result in regulatory investigations, reputational damage, orders to cease/change our use of data, enforcement notices, or potential civil claims including class action type litigation.

In addition, the GDPR includes restrictions on cross-border data transfers. Certain aspects of cross-border data transfers under the GDPR are uncertain as the result of legal proceedings in the EU, including a recent decision by the Court of Justice for the EU that invalidated the EU-U.S. Privacy Shield and, to some extent, called into question the efficacy and legality of using standard contract clauses. This may increase the complexity of transferring personal data across borders. The GDPR will increase our responsibility and liability in relation to personal data that we process where such processing is subject to the GDPR, and we may be required to put in place additional mechanisms to ensure compliance with the GDPR, including as implemented by individual countries. Switzerland has adopted similar restrictions under the DPA. Although there are legal mechanisms to allow for the transfer of personal data from the EEA to the United States, they are subject to legal challenges and uncertainty about compliance with EU data protection laws remains. There are similar uncertainties around data transfers to and from the United Kingdom following its departure from the EU and the end of the transition period.

Further, the vote in the United Kingdom in favor of exiting the EU, referred to as Brexit, has created uncertainty with regard to data protection regulation in the United Kingdom. Specifically, while the Data Protection Act of 2018, which “implements” and complements the GDPR achieved Royal Assent on May 23, 2018 and is now effective in the United Kingdom, aspects of data protection in the United Kingdom, such as the transfer of data from the EEA to the United Kingdom, remain uncertain. Beginning in 2021, the United Kingdom became a “third country” under the GDPR.

The U.S. Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) prohibits any U.S. individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. Importantly, United States authorities that enforce the FCPA, including the Department of Justice, deem most healthcare professionals and other employees of foreign hospitals, clinics, research facilities and medical schools in countries with public health care or public education systems to be “foreign officials” under the FCPA. We also may be implicated under the FCPA for activities by our partners, collaborators, contract research organizations, vendors or other agents. If and when we interact with foreign healthcare professionals and researchers in testing and marketing our products abroad, we must have policies and procedures in place sufficient to prevent us and agents acting on our behalf from providing any bribe, gift or gratuity, including excessive or lavish meals, travel or entertainment in connection with marketing our products and services or securing required permits and approvals such as those needed to initiate clinical trials in foreign jurisdictions.

Europe/Rest of World Government Regulation

In addition to regulations in the United States, we will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales and distribution of our products. Whether or not we or our potential collaborators obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of an application for a clinical trial authorization (“CTA”) much like the IND prior to the commencement of human clinical trials. In the EU, for example, a CTA must be submitted to each country’s national health authority and an application made to an independent ethics committee, much like the FDA and IRB, respectively. Once the CTA is approved in accordance with a country’s requirements and a favorable ethics committee opinion has been issued, clinical trial development may proceed.

Following the United Kingdom’s departure from the EU on January 31, 2020, the United Kingdom followed the same regulations as the EU until the end of 2020, during the so-called Transition Period. As of January 1, 2021, the Medicines and Healthcare products Regulatory Agency (“MHRA”) is the United Kingdom’s standalone medicines and medical devices regulator. As a result of the Northern Ireland protocol, different rules will apply in Northern Ireland than in England, Wales, and Scotland, together, Great Britain (“GB”); broadly, Northern Ireland will continue to follow the EU regulatory regime, but its national competent authority will remain the MHRA. The MHRA has recently published detailed guidance for industry and organizations to follow from January 1, 2021 now that the Transition Period is over, which will be updated as the United Kingdom’s regulatory position on medicinal products evolves over time. The guidance includes clinical trials, marketing authorizations, importing, exporting, and pharmacovigilance and is relevant to any business involved in the research, development, or commercialization of medicines in the United Kingdom.

The requirements and process governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, the clinical trials are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

To obtain regulatory approval of an investigational drug under EU regulatory systems, we must submit a marketing authorization application either under the so-called centralized or national authorization procedures.

Centralized procedure. The centralized procedure provides for the grant of a single marketing authorization by the European Commission following a favorable opinion by the EMA that is valid in all EU member states, as well as Iceland, Liechtenstein and Norway. The centralized procedure is compulsory for medicines produced by specified biotechnological processes, products designated as orphan medicinal products, and products with a new active substance indicated for the treatment of specified diseases, such as HIV/AIDS, cancer, diabetes, neurodegenerative disorders or autoimmune diseases, other immune dysfunctions and viral diseases. The centralized procedure is optional for other products that represent a significant therapeutic, scientific or technical innovation, or whose authorization would be in the interest of public health or which contain a new active substance for indications other than those specified to be compulsory.

National authorization procedures. There are also two other possible routes to authorize medicinal products in several EU countries, which are available for investigational medicinal products that fall outside the scope of the centralized procedure:

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Decentralized procedure. Using the decentralized procedure, an applicant may apply for simultaneous authorizations in more than one EU Member State of medicinal products that have not yet been authorized in any EU Member State and that do not fall within the mandatory scope of the centralized procedure.

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Mutual recognition procedure. In the mutual recognition procedure, a medicine is first authorized in one EU Member State, in accordance with the national procedures of that country. Following this, further marketing authorizations can be sought from other EU countries in a procedure whereby the countries concerned agree to recognize the validity of the original, national marketing authorization.

The EMA grants orphan drug designation to promote the development of products for the treatment, prevention or diagnosis of life-threatening or chronically debilitating conditions affecting not more than five in 10,000 people in the EU. In addition, orphan drug designation can be granted if the drug is intended for a life threatening or chronically debilitating condition in the EU and without incentives it is unlikely that sales of the drug in the EU would be sufficient to justify the investment required to develop the drug. Orphan drug designation is only available if there is no other satisfactory method approved in the EU of diagnosing, preventing or treating the condition, or if such a method exists, the proposed orphan drug will be of significant benefit to patients. Orphan drug designation provides opportunities for free or reduced-fee protocol assistance, fee reductions for marketing authorization applications and other post-authorization activities and ten years of market exclusivity following drug approval, which can be extended to 12 years if trials are conducted in accordance with an agreed-upon pediatric investigational plan. The exclusivity period may be reduced to six years if the designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity.

For other countries outside of the EU, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, again, the clinical trials are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If we or our potential collaborators fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not currently a party to any material legal proceedings. Regardless of outcome, such proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors, and there can be no assurances that favorable outcomes will be obtained.

Facilities

Our corporate headquarters are located in La Jolla, California, where we lease approximately 244 square feet of office and laboratory space pursuant to a lease agreement (as amended) which is continuing on a month-to-month basis. We believe that our existing facilities are adequate for the foreseeable future. As we expand, we believe that suitable additional alternative spaces will be available in the future on commercially reasonable terms, if required.

Employees and Human Capital Resources

As of November 30, 2022, we had 12 full-time employees, five of whom were primarily engaged in research and development activities. A total of three employees have an M.D., Ph.D. or Pharm.D. degree. Most of our employees are located in La Jolla, California. None of our employees is represented by a labor union and we consider our employee relations to be good. We also engage various consultants that are primarily engaged in research and development activities.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

GRAYBUG’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For Graybug’s management’s discussion and analysis of financial condition and results of operations, please refer to the section entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in Graybug’s Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on March 11, 2022, as updated by the subsequent quarterly reports on Form 10-Q.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT GRAYBUG’S MARKET RISK

For quantitative and qualitative disclosures about Graybug’s market risk, please refer to the section entitled “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” set forth in Graybug’s Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on March 11, 2022, as updated by the subsequent quarterly reports on Form 10-Q.

CALCIMEDICA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing at the end of this proxy statement. Some of the information contained in this discussion and analysis or set forth at the end of this proxy statement, including information with respect to our plans and strategy for our business and related financing, includes forward- looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors—Risks Related to CalciMedica,” our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors—Risks Related to CalciMedica” to gain an understanding of the important factors that could cause actual results to differ materially from our forward- looking statements. Please also see the section entitled “Cautionary Information Regarding Forward-Looking Statements.” Unless otherwise indicated or the context otherwise requires, references in this “CalciMedica’s Management’s Discussion and Analysis of Financial Conduction and Results of Operations” section to “CalciMedica,” the “Company” “we,” “us,” “our” and other similar terms refer to CalciMedica, Inc.

Overview

We are a clinical-stage biopharmaceutical company focused on developing therapeutics that treat serious illnesses driven by inflammatory processes and direct cellular damage. Our product candidates act upon CRAC channels and would constitute a new class of drugs.

We are a company focused on the discovery and development of CRAC channel inhibitors. Clinical and preclinical data have demonstrated that the inhibition of CRAC channels may have a therapeutic effect based on a dual mechanism involving both anti-inflammatory and tissue cell protective activities. Our work has shown compelling evidence of the involvement of CRAC channels in a broad spectrum of both acute critical illnesses and chronic diseases that have the common thread of inflammation in their pathogenesis. We intend to leverage our CRAC channel inhibitor platform to develop therapeutics for indications where this dual mechanism of action has the potential for clinical benefit, most notably in acute critical illnesses.

Our lead product candidate is Auxora, a potent and selective IV formulated small molecule CRAC channel inhibitor containing the active compound zegocractin (formerly referred to as CM4620) that, in animal models, reduced acute epithelial and/or endothelial cell injury and inflammation in organs, such as the pancreas, lungs and kidneys. Four Phase 2 clinical trials with Auxora have been conducted: an open-label trial in AP, an investigator led open label trial in AAP (which we also refer to as “CRSPA”) in which the first cohort of patients has been completed, a placebo-controlled double-blind trial in severe COVID-19 pneumonia (which we also refer to as “CARDEA”) and an investigator led open-label trial in COVID-19 pneumonia patients with ARDS. We observed in all four trials that patients treated with Auxora experienced a reduced time to recovery and a reduction of organ damage. We believe the consistency of the results we observed from these three trials in two different acute critical care conditions are mutually supportive and reinforce our plans to further pursue the use of Auxora in several additional acute critical illnesses.

In a Phase 2a trial in patients with AP and accompanying SIRS along with hypoxemia (low concentration of oxygen in blood), a greater proportion of patients treated with Auxora compared to SOC alone experienced resolution of persistent SIRS (SIRS lasting 48 hours or more) and tolerated solid food at 72 hours, an indicator of disease resolution. The majority of patients with respiratory failure treated with Auxora did not require mechanical ventilation. This resulted in hospital discharge for patients treated with Auxora more than two days earlier than those treated with SOC alone. These findings were published in the peer-reviewed journal Pancreas in 2021. We are currently conducting a blinded placebo-controlled Phase 2b trial in patients with AP and accompanying SIRS (which we also refer to as “CARPO”). We anticipate results from the CARPO trial in the second half of 2023.

CRSPA, a Phase 1/2 single arm trial, is currently being conducted in pediatric patients with ALL who have developed pancreatitis as a side-effect of asparaginase or AAP. AAP is a particularly severe form of pancreatitis and historical data suggests that over half of the patients will develop pancreatic necrosis or pseudocysts and may not receive further asparaginase treatments for their ALL, potentially impacting their prognosis, and develop long term health complications including chronic pancreatitis. The first cohort of nine patients in this trial has been completed, and, based on preliminary, unpublished data, all patients who have received a full course of therapy have had a more rapid resolution of their symptoms as compared to the current standard of care. According to clinical data published by Mauney, et. al., in the Journal of Pediatric Gastroenterology and Nutrition in March 2022, patients who developed AAP have a median length of stay in the hospital of 10 days, whereas the median length of stay for patients treated with Auxora was less than six days consistent with their resolution of symptoms. This is a single arm open-label trial and no statistical analysis with a comparator group has been performed. We expect data from this trial to be published later this year. We expect to discuss these results and a potential accelerated approval in this indication with the FDA in the first half of 2023. There can be no guarantee that we will receive such accelerated approval designation or that an accelerated approval pathway will lead to a faster development, regulatory review or approval process or increase the likelihood of marketing approval.

In addition to AP, we are preparing for clinical trials in additional inflammatory diseases such as AKI. We recently completed a study in a rat model of AKI, which demonstrated that Auxora compared to placebo increased glomerular filtration rate and decreased infiltrates of mononuclear cells in the kidneys of rats treated after receiving an ischemic injury. These data, along with observations in our Phase 2 trials in both AP and COVID-19 suggesting Auxora provides kidney protection in acutely ill patients, support that AKI may be a promising indication for Auxora. We plan to submit an IND application and, if accepted, be in a position to initiate a Phase 2 clinical trial in this indication in the second half of 2023, subject to receipt of additional funding.

In our CARDEA trial, a Phase 2 randomized double-blind, placebo-controlled trial in patients with severe COVID-19 pneumonia and receiving supplemental oxygen, but not on mechanical ventilation, we observed that patients treated with Auxora experienced a reduced time to recovery and a 56% relative reduction in mortality at 30 days (p=0.0165) and a 33% relative reduction in mortality at 60 days (p=0.1449) compared to placebo. Time to recovery was seven days for Auxora-treated patients compared to ten days for patients receiving placebo (p=0.098). For additional information regarding p-values, please refer to the section entitled “—Auxora, a Selective CRAC Channel Inhibitor—P-Values and Confidence Intervals.” These data, along with data from an ongoing Phase 2 trial testing Auxora in COVID-19 patients with ARDS receiving invasive mechanical ventilation, may also help inform future trials in broader ARDS and AHRF patient populations.

Finally, we have compiled additional preclinical data supporting the potential to use CRAC channel inhibition for both chronic and acute inflammatory diseases. We have available product candidates in IND-enabling preclinical testing that present different organ bioavailabilities and potential oral dosing. Our first chronic indication may be chronic pancreatitis as preclinical data in a mouse model of chronic pancreatitis suggest that CRAC channel inhibition can reduce pancreatic fibrosis and restore ductal cell function. We have published data suggesting CRAC channel inhibition may be useful in treating ulcerative colitis, allergic asthma, and traumatic brain injury.

Calcium is an important regulator of multiple biological functions, and in electrically non-excitable cells CRAC channel activation plays a critical role in the activation of calcium-dependent pathways that modulate various responses, including inflammation and vascular permeability. In immune cells, activation of CRAC channels is a key step in initiating the adaptive immune response and the generation of inflammatory cytokines. In addition, in certain acute critical illnesses, CRAC channels on affected organ tissue cells can become overactivated, resulting in excess calcium entry into cells. This excess calcium can cause cellular injury and necrosis, or activate apoptosis signaling pathways leading to programmed cell death further exacerbating the damage caused by inflammatory response. We have developed novel cell-based assays for compound screening that enabled us to identify and optimize a portfolio of potent and selective small molecule CRAC channel inhibitors, including Auxora, from several different chemical classes. These compounds each have different pharmaceutic and pharmacokinetic properties and comprise our portfolio of CRAC channel inhibitors.

We were incorporated in October 2006 in Delaware. Our ability to generate revenue from product sales sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of one or more of our product candidates. Through September 30, 2022, our operations have been funded primarily by aggregate net proceeds of $104.3 million from the issuance of convertible preferred stock, convertible notes and common stock. Since inception, we have had significant operating losses. Our net losses were $23.5 million and $15.2 million for the years ended December 31, 2021 and 2020, respectively, and $9.2 million and $19.1 million for the nine months ended September 30, 2022 and 2021, respectively. As of September 30, 2022, we had an accumulated deficit of $113.1 million and $96,000 in cash and cash equivalents. Subsequent to September 30. 2022, we have received an additional $5.2 million in gross cash from the issuance of convertible promissory notes. The additional funding will allow the Company to continue operations through the anticipated closing of the merger with Graybug in the first quarter of 2023.

Cash used to fund operating expenses is impacted by the timing of when we pay these expenses, as reflected in the change in our accounts payable and accrued expenses. We expect to continue to incur net losses for the foreseeable future, and we expect our research and development expenses, general and administrative expenses, and capital expenditures will continue to increase. In particular, we expect our expenses to increase as we continue our development of, and seek regulatory approvals for, our product candidates, as well as hire additional personnel, pay fees to outside consultants, lawyers and accountants, and incur other increased costs associated with being a public company. In addition, if and when we seek and obtain regulatory approval to commercialize any product candidate, we will also incur increased expenses in connection with commercialization and marketing of any such product. Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of our clinical trials and our expenditures on other research and development activities.

We have not had any products approved for sale and, therefore, have not generated any product revenue. We do not expect to generate any revenues from product sales unless and until we successfully complete development and obtain regulatory approval for one or more of our product candidates. If we obtain regulatory approval for any of our product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. As a result, until such time, if ever, that we can generate substantial product revenue, we expect to finance our cash needs through equity offerings, debt financings or other capital sources, including collaborations, licenses or similar arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed or on favorable terms, if at all. Any failure to raise capital as and when needed could have a negative impact on our financial condition and on our ability to pursue our business plans and strategies, including our research and development activities. If we are unable to raise capital, we will need to delay, reduce or terminate planned activities to reduce costs.

The COVID-19 pandemic, which began in December 2019 and has spread worldwide, has caused many governments to implement measures to slow the spread of the outbreak through quarantines, travel restrictions, heightened border scrutiny and other measures. The outbreak and government measures taken in response have also had and continue to have a significant impact, both directly and indirectly, on businesses, commerce, and economic conditions, including worker shortages and supply chain disruptions. Resurgences in COVID-19 infections or new strains of the virus may affect our operations. We continue to evaluate the potential impact of the COVID-19 pandemic on our current and future business operations. The COVID-19 pandemic, which began in December 2019 and has spread worldwide, has caused many governments to implement measures to slow the spread of the outbreak through quarantines, travel restrictions, heightened border scrutiny and other measures. The outbreak and its effects on our business and operations are uncertain.

In response to the impact of COVID-19, we have implemented certain measures intended to help us manage its impact, such as executing a work-from-home strategy for administrative functions and operations.

Despite our implementation of such measures, the actual and perceived impact of the COVID-19 pandemic is changing daily, and its ultimate effect on us cannot be predicted. We cannot assure you that we will not experience negative impacts associated with COVID-19 or similar pandemics and outbreaks, which could be significant. The COVID-19 pandemic or similar pandemics and outbreaks may negatively impact our business, financial condition and results of operations by decreasing or delaying the enrollment of patients in our clinical trials or otherwise causing interruptions or delays in our programs and services. See “Risk Factors—Risks Related to Our Limited Operating History, Financial Position and Capital Requirements—Our business and the business or operations of third parties with whom we conduct business could be adversely affected by the effects of health pandemics or epidemics, including the COVID-19 pandemic, in regions where we or third parties on which we rely have business operations.”

Merger of CalciMedica, Inc. by Graybug Vision, Inc.

On November 21, 2022, CalciMedica, Graybug and the merger subsidiary entered into the merger agreement, which provides for the merger of CalciMedica with and into the merger subsidiary, with CalciMedica surviving as a wholly owned subsidiary of Graybug. The merger was unanimously approved by CalciMedica Board, and the CalciMedica Board resolved to recommend approval of the merger agreement and the transactions contemplated thereby to CalciMedica’s stockholders. Subject to the terms and conditions of the merger agreement, at the effective time, each then outstanding share of CalciMedica capital stock (excluding shares held as treasury stock by CalciMedica or held or owned by Graybug, the merger subsidiary or any subsidiary of Graybug or CalciMedica and dissenting shares), after giving effect to (i) preferred stock conversion, (ii) CalciMedica warrant exercises and (iii) the convertible promissory note conversion, will be converted solely into the right to receive a number of validly issued, fully paid and nonassessable shares of Graybug’s common stock equal to the exchange ratio. No fractional shares of Graybug common stock will be issued in connection with the merger, no certificates or scrip for any such fractional shares will be issued and no cash will be paid for any such fractional shares. Any fractional shares of Graybug common stock that a holder of CalciMedica capital stock would otherwise be entitled to receive will be aggregated with all fractional shares of Graybug common stock issuable to such holder and any remaining fractional shares will be rounded up to the nearest whole share.

Pursuant to the merger agreement, the exchange ratio is derived based upon a ratio of Graybug’s shares to CalciMedica’s shares outstanding as of immediately prior to the effective time, in each case, on a fully-diluted basis, calibrated for respective valuation, and is subject to certain adjustments, including based upon the determination of Graybug net cash, the number of shares of CalciMedica’s common stock issued in the private placement financing and to account for the effect of the reverse stock split. See the sections titled “The Merger” and “The Merger Agreement” for additional information.

The merger is expected to be consummated during the first quarter of 2023 and is subject to the satisfaction or waiver of a number of closing conditions as set forth in the merger agreement, including the conditions that Graybug’s stockholders approve the issuance of shares of Graybug common stock in the merger and the resulting “change of control” of Graybug under the Nasdaq rules, and the amended and restated certificate of incorporation of Graybug. There can be no assurances that the merger will be successfully consummated. The merger agreement contains certain termination rights of each of CalciMedica and Graybug. Under certain specified circumstances, Graybug may be obligated to pay CalciMedica a termination fee of up to $1,000,000 or $1,500,000 and reimburse certain expenses of CalciMedica up to $1,000,000 or $250,000.

Components of Operating Results

Research and Development Expenses

Our research and development expenses consist primarily of costs incurred for the development of our product candidates and our drug discovery efforts, which include:

•	personnel costs, which include salaries, benefits and equity-based compensation expense;

•	expenses incurred under agreements with consultants, and third-party contract organizations that conduct research and development activities on our behalf;

•	costs related to production of preclinical and clinical materials, including fees paid to contract manufacturers;

•	laboratory and vendor expenses related to the execution of preclinical studies and planned clinical trials; and

•	laboratory supplies and equipment used for internal research and development activities.

We expense all research and development costs in the periods in which they are incurred. Costs for certain research and development activities are recognized based on an evaluation of the progress to completion of specific tasks using information and data provided to us by our vendors and third-party service providers. We do not track research and development expenses by product candidate.

We use our personnel and infrastructure resources across multiple research and development programs directed toward identifying and developing product candidates. The majority of our clinical spending in the years ended December 31, 2021 and 2020 was on Auxora. In the nine months ended September 30, 2022 and the years ended December 31, 2021 and 2020, we advanced our Auxora program through early clinical development.

We expect our research and development expenses to increase substantially for the foreseeable future as we continue to invest in research and development activities related to developing our product candidates, including investments in conducting clinical trials, manufacturing and otherwise advancing our programs. The process of conducting the necessary clinical research to obtain regulatory approval is costly and time-consuming, and the successful development of our product candidates is highly uncertain.

Because of the numerous risks and uncertainties associated with product development and the current stage of development of our product candidates and programs, we cannot reasonably estimate or know the nature, timing and estimated costs necessary to complete the remainder of the development of our product candidates or programs. We are also unable to predict if, when, or to what extent we will obtain approval and generate revenues from the commercialization and sale of our product candidates. The duration, costs and timing of preclinical studies and clinical trials and development of our product candidates will depend on a variety of factors, including:

•	successful completion of preclinical studies and initiation of clinical trials for Auxora, our other current product candidates and any future product candidates;

•	successful enrollment and completion of our clinical trials for Auxora and any clinical trials for future product candidates;

•	data from our clinical programs that support an acceptable risk-benefit profile of our product candidates in the intended patient populations;

•

acceptance by the FDA, regulatory authorities in Europe, Health Canada or other regulatory agencies of the IND applications, clinical trial applications and/or other regulatory filings for Auxora, our other current product candidates and any future product candidates;

•	expansion and maintenance of a workforce of experienced scientists and others to continue to develop our product candidates;

•	successful application for and receipt of marketing approvals from applicable regulatory authorities;

•	obtainment and maintenance of intellectual property protection and regulatory exclusivity for our product candidates;

•	arrangements with third-party manufacturers for, or establishment of, commercial manufacturing capabilities;

•	establishment of sales, marketing and distribution capabilities and successful launch of commercial sales of our products, if and when approved, whether alone or in collaboration with others;

•	acceptance of our products, if and when approved, by patients, the medical community and third-party payors;

•	effective competition with other therapies;

•	obtainment and maintenance of coverage, adequate pricing and adequate reimbursement from third-party payors, including government payors;

•	maintenance, enforcement, defense and protection of our rights in our intellectual property portfolio;

•	avoidance of infringement, misappropriation or other violations with respect to others’ intellectual property or proprietary rights; and

•	maintenance of a continued acceptable safety profile of our products following receipt of any marketing approvals.

We may never succeed in achieving regulatory approval for any of our product candidates. We may obtain unexpected results from our preclinical studies and clinical trials. We may elect to discontinue, delay or modify clinical trials of some product candidates or focus on others. A change in the outcome of any of these factors could mean a significant change in the costs and timing associated with the development of our current and future preclinical and clinical product candidates. For example, if the FDA or another regulatory authority were to require us to conduct clinical trials beyond those that we currently anticipate will be required for the completion of clinical development, or if we experience significant delays in execution of or enrollment in any of our preclinical studies or clinical trials, we could be required to expend significant additional financial resources and time on the completion of preclinical and clinical development.

Research and development activities account for a significant portion of our operating expenses. We expect our research and development expenses to increase for the foreseeable future as we continue to implement our business strategy, which includes advancing Auxora through clinical development and other product candidates further into clinical development, expanding our research and development efforts, including hiring additional personnel to support our research and development efforts, and seeking regulatory approvals for our product candidates that successfully complete clinical trials. In addition, product candidates in later stages of clinical development generally incur higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. As a result, we expect our research and development expenses to increase as our product candidates advance into later stages of clinical development. However, we do not believe that it is possible at this time to accurately project total program-specific expenses through commercialization. There are numerous factors associated with the successful commercialization of any of our product candidates, including future trial design and various regulatory requirements, many of which cannot be determined with accuracy at this time based on our stage of development.

General and Administrative Expenses

Our general and administrative expenses consist primarily of personnel costs, depreciation expense and other expenses for outside professional services, including legal related to intellectual property and corporate matters, human resources, audit and accounting services and facility-related fees not otherwise included in research and development expenses. Personnel costs consist of salaries, benefits and equity-based compensation expense, for our personnel in executive, finance and accounting, business operations and other administrative functions. We expect our general and administrative expenses to increase over the next several years to support our continued research and development activities, manufacturing activities, increased costs of expanding our operations and operating as a public company. These increases will likely include increases related to the hiring of additional personnel and legal, regulatory and other fees and services associated with maintaining compliance with Nasdaq listing rules and SEC requirements, director and officer insurance premiums and investor relations costs associated with being a public company.

Other Expense

Our other expense includes (i) interest and change in fair value of our convertible promissory notes; (ii) changes in the fair value of our warrant liabilities; and (iii) other non-operating expenses.

Results of Operations

Comparison of the Nine Months Ended September 30, 2022 and 2021

The following sets forth our results of operations for the nine months ended September 30, 2022 and 2021:

	Nine Months Ended September 30,		Change Amount
	2022	2021		Percent
	(in thousands)
Operating expenses
Research and development	$6,428	$13,722	$(7,294)	(53.2)%
General and administrative	4,660	3,738	922	24.7%

Total operating expenses	11,088	17,460	(6,372)	(36.5)%

Loss from operations	(11,088)	(17,460)	(6,372)	(36.5)%
Other income (expense)	1,847	(1,635)	3,482	(213.0)%

Net loss	$(9,241)	$(19,095)	$9,854	(51.6)%

Research and Development Expenses

Research and development expenses were comprised of:

	Nine Months Ended September 30,
	2022	2021	Change
	(in thousands)
Preclinical studies and clinical trial-related activities	$3,265	$8,374	$(5,109)
Chemistry, manufacturing and controls	1,130	2,645	(1,515)
Personnel	1,377	1,496	(119)
Consultants and other costs	656	1,207	(551)

Total research and development expenses	$6,428	$13,722	$(7,294)

Research and development expenses were $6.4 million for the nine months ended September 30, 2022, compared to $13.7 million for the nine months ended September 30, 2021. The decrease of $7.3 million was due primarily to a decrease in preclinical studies and clinical trial-related activities of $5.1 million related to our Phase 2 clinical trials of Auxora driven by the completion of our Covid Phase 2b trial, a decrease of $1.5 million in chemistry, manufacturing and control activities in regard to our Phase 2 clinical trials of Auxora, a decrease in consultants and other costs of $0.6 million and a decrease of $0.1 million in personnel costs. Research and development expenses for the nine months ended September 30, 2022 and 2021, include non-cash stock-based compensation of $0.4 million and $0.3 million, respectively.

General and Administrative Expenses

General and administrative expenses were $4.7 million for the nine months ended September 30, 2022, compared to $3.7 million for the nine months ended September 30, 2021. The increase of $0.9 million was primarily related to an increase in professional services, including accounting and legal expenses, of $1.3 million, an increase in consultant and other costs of $0.2 million, partially offset by a decrease in personnel costs of $0.6 million driven by a decrease in performance bonus. General and administrative expenses for the nine months ended September 30, 2022 and 2021, include non-cash stock-based compensation of $0.7 million and $0.8 million, respectively.

Other Income (Expense)

Other income (expense) for the nine months ended September 30, 2022 was income of $1.8 million, compared to $1.6 million of expense for the nine months ended September 30, 2021. The change of $3.5 million was due to the fair value adjustments to our warrant liability, which resulted in a decrease in fair value of $2.1 million and an increase in fair value of $1.6 million for the nine months ended September 30, 2022 and 2021, respectively. This was partially offset by a change in the fair value of convertible promissory notes issued in 2022 and related accrued interest of $0.2 million. There were no convertible notes outstanding in 2021.

Comparison of the Years Ended December 31, 2021 and 2020

The following sets forth our results of operations for the years ended December 31, 2021 and 2020:

Operating expenses

	Year Ended December 31,		Change Amount
	2021	2020		Percent
	(in thousands)
Operating expenses
Research and development	$16,477	$9,653	$6,824	70.7%
General and administrative	5,061	4,848	213	4.4%

Total operating expenses	21,538	14,501	7,037	48.5%

Loss from operations	(21,538)	(14,501)	(7,037)	48.5%
Other expense	(1,963)	(675)	(1,288)	190.8%

Net loss	$(23,501)	$(15,176)	$(8,325)	54.9%

Research and Development Expenses

Research and development expenses were comprised of:

	Year Ended December 31,
	2021	2020	Change
	(in thousands)
Preclinical studies and clinical trial-related activities	$10,786	$4,494	$6,292
Chemistry, manufacturing and controls	3,356	1,009	2,347
Personnel	2,047	1,453	594
Consultants and other costs	288	2,697	(2,409)

Total research and development expenses	$16,477	$9,653	$6,824

Research and development expenses were $16.5 million for the year ended December 31, 2021, compared to $9.7 million for the year ended December 31, 2020. The increase of $6.8 million was due primarily to an increase in preclinical studies and clinical trial-related activities of $6.3 million related to our Phase 2 clinical trials of Auxora, an increase of $2.3 million in chemistry, manufacturing and control activities in advance of our Phase 2 clinical trials of Auxora and a $0.6 million increase in personnel costs, partially offset by a decrease in consultants and other costs of $2.4 million.

General and Administrative Expenses

General and administrative expenses were $5.1 million for the year ended December 31, 2021, compared to $4.8 million for the year ended December 31, 2020. The increase of $0.2 million was primarily related to an increase in personnel costs of $0.6 million including $0.3 million of stock-based compensation, as we build our in-house staff and an increase in facility costs of $0.2 million, partially offset by a decrease in consultant costs, including accounting and legal expenses, of $0.6 million.

Other Expense

Other expense for the year ended December 31, 2021 was $2.0 million, compared to $0.7 million for the year ended December 31, 2020. The increase of $1.3 million was due to the fair value adjustments to our warrant liability, which resulted in a $2.0 million loss and a $0.3 million gain for the years ended December 31, 2021 and 2020, respectively. This was partially offset by amortization of the discount on our convertible notes in 2020. We had no amortization of the discount on our convertible notes for the year ended December 31, 2021 as the convertible notes converted into Series C-1 preferred stock in 2020. Amortization of the discount on our convertible notes was a loss of $1.0 million for the year ended December 31, 2020.

Liquidity and Capital Resources

Our operations to date have been funded primarily by aggregate net proceeds of $104.3 million from the issuance of convertible preferred stock, convertible notes and common stock. Since inception, we have had significant operating losses. Our net losses were $23.5 million and $15.2 million for the years ended December 31, 2021 and 2020, respectively, and $9.2 million and $19.1 million for the nine months ended September 30, 2022 and 2021, respectively. As of September 30, 2022, we had an accumulated deficit of $113.1 million and $96,000 in cash and cash equivalents. Our primary use of cash is to fund operating expenses, which consist primarily of research and development expenditures, and to a lesser extent, general and administrative expenditures. Cash used to fund operating expenses is impacted by the timing of when we pay these expenses, as reflected in the change in our outstanding accounts payable and accrued expenses.

Cash Flows for the Nine Months Ended September 30, 2022 and 2021

The following table summarizes our cash flows for the periods indicated:

	Nine Months Ended September 30,
	2022	2021
	(in thousands)
Net cash used in operating activities	$(7,668)	$(16,767)
Net cash used in investing activities	(4)	(153)
Net cash provided by financing activities	3,007	21,315

Net increase (decrease) in cash and cash equivalents	$(4,665)	$4,395

Net Cash Used in Operating Activities

Cash used in operating activities of $7.7 million during the nine months ended September 30, 2022 was attributable to our net loss of $9.2 million including non-cash items of $0.8 million offset by a net change in our operating assets and liabilities of $2.3 million. Non-cash items consisted primarily of a $2.1 million change in the fair value of our warrant liability offset by $0.2 million change in fair value of our convertible promissory notes and accrued interest and $1.1 million of stock-based compensation.

Cash used in operating activities of $16.8 million during the nine months ended September 30, 2021 was attributable to our net loss of $19.1 million and a net change of $0.5 million in our operating assets and liabilities offset by non-cash items of $2.8 million. Non-cash items consisted of a $1.6 million change in the fair value of our warrant liability and $1.1 million of stock-based compensation.

Net Cash Used in Investing Activities

Investing activities for the nine months ended September 30, 2022 and 2021 consisted primarily of purchases of property and equipment.

Net Cash Provided by Financing Activities

Cash provided by financing activities for the nine months ended September 30, 2022 was $3.0 million comprised of net proceeds from the issuance of our convertible promissory notes. Cash provided by financing activities for the nine months ended September 30, 2021 was $21.3 million comprised of net proceeds from the sale and issuance of our Series D convertible preferred stock.

Cash Flows for the Years Ended December 31, 2021 and 2020

The following table summarizes our cash flows for the periods indicated:

	Year Ended December 31,
	2021	2020
	(in thousands)
Net cash used in operating activities	$(20,507)	$(9,687)
Net cash used in investing activities	(211)	(164)
Net cash provided by financing activities	20,551	14,013

Net increase (decrease) in cash and cash equivalents	$(167)	$4,162

Net Cash Used in Operating Activities

Cash used in operating activities of $20.5 million during the year ended December 31, 2021 was attributable to our net loss of $23.5 million and by non-cash items of $3.6 million offset by the net change in our operating assets and liabilities of $0.6 million. Non-cash items consisted primarily of a $2.0 million change in the fair value of our warrant liability and $1.5 million of stock-based compensation.

Cash used in operating activities of $9.7 million during the year ended December 31, 2020 was attributable to our net loss of $15.2 million offset by non-cash items of $1.4 million and a net change of $4.1 million in our operating assets and liabilities. Non-cash items consisted of a $1.0 million amortization of debt discount and $0.7 million of stock-based compensation offset by $0.3 million change in fair value of warrant liability.

Net Cash Used in Investing Activities

Investing activities for the years ended December 31, 2021 and 2020 consisted primarily of purchases of property and equipment.

Net Cash Provided by Financing Activities

Cash provided by financing activities for the year ended December 31, 2021 was $20.6 million comprised of net proceeds from the sale and issuance of our Series D convertible preferred stock.

Cash provided by financing activities for the year ended December 31, 2020 was $14.0 million comprised of $11.9 million of net proceeds from the sale and issuance of our Series C convertible preferred stock in May 2020 and $2.1 million of net proceeds from the issuance of convertible notes in May 2020.

Material Cash Requirements

Our material cash requirements from known contractual obligations consisted primarily of our lease obligations. We lease office and laboratory space in La Jolla, California with monthly rent expense of approximately $1,000 pursuant to a month-to-month lease agreement which commenced in August 2022. We also lease manufacturing equipment with monthly rent expense of $13,000.

We enter into contracts in the normal course of business with third-party service providers for clinical trials, preclinical research studies and testing, manufacturing and other services and products for operating purposes. These contracts generally provide for termination upon notice, and therefore, we believe that our non-cancelable obligations under these agreements are not material and we cannot reasonably estimate the timing of if and when they will occur. We could also enter into additional research, manufacturing, supplier and other agreements in the future, which may require up-front payments and even long-term commitments of cash.

We believe, based on our current operating plan, that the net proceeds from the merger and private placement, together with our cash and cash equivalents as of September 30, 2022 and the receipt of the net cash proceeds from the sale of the convertible promissory notes, will be sufficient to fund our operations until the second half of 2024. In particular, we expect that the net proceeds from the merger and private placement will allow us to fund the advancement of Auxora in AP and AAP through clinical milestones in 2023. However, the expected net proceeds from the merger and private placement will not be sufficient to fund any of our product candidates through regulatory approval, and we will need to raise substantial additional capital to complete the development and commercialization of our product candidates. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially. See “Risk Factors—Risks Related to CalciMedica—Risks Related to Our Limited Operating History, Financial Position and Capital Requirements.”

Any product candidates we may develop may never achieve commercialization and we anticipate that we will continue to incur losses for the foreseeable future. We expect that our research and development expenses, general and administrative expenses, and capital expenditures will continue to increase. As a result, until such time, if ever, as we can generate substantial product revenue, we expect to finance our future cash needs through a combination of equity offerings, debt financings or other capital sources, including collaborations, licenses or similar arrangements. Our primary uses of capital are, and we expect will continue to be, compensation and related expenses; costs related to third-party clinical research, manufacturing and development services; costs relating to the build-out of our headquarters and other offices, our laboratories and our manufacturing facility; license payments or milestone obligations that may arise; laboratory expenses and costs for related supplies; clinical costs; manufacturing costs; legal and other regulatory expenses and general overhead costs.

We expect to finance our longer-term expected future cash requirements and obligations through a combination of existing cash and cash equivalents and equity offerings, debt financings or other capital sources, including collaborations, licenses or similar arrangements. To finance our operations beyond that point we will need to raise additional capital, which cannot be assured. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. We will continue to require additional financing to advance our current product candidates through clinical development, to develop, acquire or in-license other potential product candidates and to fund operations for the foreseeable future. However, we may be unable to raise additional funds or enter into such other arrangement when needed or on favorable terms, if at all. If we do raise additional capital through public or private equity offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any failure to raise capital as and when needed could have a negative impact on our financial condition and on our ability to pursue our business plans and strategies, including our research and development activities. If we are unable to raise capital, we will need to delay, reduce or terminate planned activities to reduce costs.

Because of the numerous risks and uncertainties associated with research, development and commercialization of pharmaceutical products, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:

•	the progress, costs and results of our ongoing clinical trials of Auxora and our planned trials for our other product candidates;

•

the scope, progress, results and costs of discovery research, preclinical development, laboratory testing and clinical trials for our product candidates, including our ongoing clinical trials of Auxora;

•	the number of, and development requirements for, other product candidates that we pursue;

•	the costs, timing and outcome of regulatory review of our product candidates;

•	our ability to enter into contract manufacturing arrangements for supply of API and manufacture of drug product for our product candidates and the terms of such arrangements;

•	our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such arrangements;

•	the payment or receipt of milestones and receipt of other collaboration-based revenues, if any;

•

the costs and timing of any future commercialization activities, including product manufacturing, sales, marketing and distribution, for any of our product candidates for which we may receive marketing approval;

•	the amount and timing of revenue, if any, received from commercial sales of our product candidates for which we receive marketing approval;

•

the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property and proprietary rights and defending any intellectual property-related claims;

•	the extent to which we acquire or in-license other products, product candidates, technologies or data referencing rights;

•	the ability to receive additional non-dilutive funding, including grants from organizations and foundations;

•	the impacts of the COVID-19 pandemic and the ongoing conflict between Ukraine and Russia; and

•	the costs of operating as a public company.

Critical Accounting Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Research and Development Costs

We incur substantial expenses associated with clinical trials. Accounting for clinical trials relating to activities performed by CROs and other external vendors requires management to make estimates in regard to the timing and accounting for these expenses. We estimate costs of research and development activities conducted by service providers, which include, the conduct of sponsored research, preclinical studies and contract manufacturing activities. The diverse nature of services being provided under CRO and other arrangements, the different compensation arrangements that exist for each type of service and the lack of timely information related to certain clinical activities complicates the estimation of accruals for services rendered by CROs and other vendors in connection with clinical trials. We record the estimated costs of research and development activities based upon the number of services provided but not yet invoiced and include these costs in the accrued and other current liabilities on the balance sheets and within research and development expense on the statements of operations, and payments made prior to the receipt of goods or services to be used in research and development are capitalized until the goods or services are received. In estimating the duration of a clinical trial, we evaluate the start-up, treatment and wrap-up periods, compensation arrangements and services rendered attributable to each clinical trial and fluctuations are regularly tested against payment plans and trial completion assumptions.

We estimate these costs based on factors such as estimates of the work completed and budget provided and in accordance with agreements established with our collaboration partners and third-party service providers. We make estimates in determining the accrued liabilities and prepaid expense balances in each reporting period. As actual costs become known, we adjust our accrued liabilities or prepaid expenses. We have not experienced any material differences between accrued costs and actual costs incurred since our inception.

Our expenses related to clinical trials are based on patient enrollment and related expenses at clinical investigator sites as well as estimates for the services received and efforts expended pursuant to contracts with multiple research institutions and CROs that may be used to conduct and manage clinical trials on our behalf. We generally accrue expenses related to clinical trials based on contracted amounts applied to the level of patient enrollment and activity. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, we modify our estimates of accrued expenses accordingly on a prospective basis.

Equity-based Compensation

Stock-based compensation expense represents the cost of the grant date fair value of employee stock options recognized over the requisite service period of the awards (usually the vesting period) on a straight-line basis. As there is no active market for its common stock, we estimate the fair value of our common stock on the date of grant based on then current facts and circumstances. We estimate the fair value of stock option grants using the Black-Scholes option pricing model (Black-Scholes). Forfeitures are recognized as a reduction of stock-based compensation expense as they occur.

Stock-based compensation expense is classified in the statement of operations in the same manner in which the award recipients’ payroll costs are classified or in which the award recipients’ service payments are classified. The fair value of each stock option grant is estimated on the date of grant using Black-Scholes. The following summarizes the inputs used:

Fair Value of Common Stock

Historically, there has been no public market for our common stock. The fair value of the shares of common stock underlying our share-based awards was estimated on each grant date by the CalciMedica Board. To determine the fair value of the common stock underlying option grants, the CalciMedica Board considered, among other things, input from management and valuations of our common stock prepared by unrelated third-party valuation firms. In connection with the preparation of the financial statements for the year ended December 31, 2021 and our interim financial statements as of September 30, 2022, we performed a retrospective review of the fair value of our common stock related to the current events available. Based on this review, we recorded stock compensation as reflected in the financial statements.

Risk-free interest rate

The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities similar to the expected term of the awards.

Expected volatility

Since we do not have publicly traded equity securities, the volatility of the options has been estimated using peer group volatility information.

Expected term

We use the simplified method to calculate the expected term for all grants during all periods, which is based on the midpoint between the vesting date and the end of the contractual term. We do not have sufficient data to calculate historical term in another manner.

Expected dividend yield

We have never paid cash dividends and have no present intention to pay cash dividends. For options granted to non-employee consultants, the fair value of these options is also measured using the Black-Scholes option pricing model reflecting the same assumptions as applied to employee options in each of the reported periods, other than the expected term which is assumed to be the remaining contractual life of the option.

We will continue to use judgment in evaluating the expected volatility, expected terms, and interest rates utilized for our stock-based compensation calculations on a prospective basis. Assumptions we used in applying the Black-Scholes option pricing model to determine the estimated fair value of our stock options granted involve inherent uncertainties and the application of significant judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our equity-based compensation could be materially different.

See Note 8 to our unaudited interim condensed financial statements included elsewhere in this proxy statement for more information concerning certain of the specific assumptions we used in applying the Black-Scholes option pricing model to determine the estimated fair value of our stock options.

We recorded stock-based compensation expense of $1.5 million and $0.7 million for the years ended December 31, 2021 and 2020, respectively. We recorded stock-based compensation expense of $1.1 million for the nine months ended September 30, 2022 and 2021, respectively. As of September 30, 2022, there was $2.1 million of total unrecognized stock-based compensation expense related to unvested stock options, which we expect to recognize over a remaining weighted-average period of 2.0 years. We expect to continue to grant stock options and other equity-based awards in the future, and to the extent that we do, our stock-based compensation expense recognized in future periods will likely increase. The intrinsic value of all outstanding options as of September 30, 2022 was $6.8 million.

Common Stock Valuations

Historically, since there has been no public market of our common stock to date, the fair value of the shares of common stock underlying our share-based awards was estimated on each grant date by the CalciMedica Board. To determine the fair value of our common stock underlying option grants, the CalciMedica Board considered, among other things, input from management, valuations of our common stock prepared by unrelated third-party valuation firms in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the Practice Aid), and the CalciMedica Board’s assessment of additional objective and subjective factors that it believed were relevant, and factors that may have changed from the date of the most recent valuation through the date of the grant. These factors include, but are not limited to:

•	our results of operations and financial position, including our levels of available capital resources;

•	our stage of development and material risks related to our business;

•	progress of our research and development activities;

•	our business conditions and projections;

•	the lack of marketability of our common stock and our preferred stock as a private company;

•	the prices at which we sold shares of our convertible preferred stock to outside investors in arms-length transactions;

•	the rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock;

•	the analysis of IPOs and the market performance of similar companies in the biopharmaceutical industry;

•	the likelihood of achieving a liquidity event for our securityholders, such as an initial public offering or a sale of our company, given prevailing market conditions;

•	the hiring of key personnel and the experience of management;

•	trends and developments in our industry; and

•	external market conditions affecting the life sciences and biotechnology industry sectors.

The Practice Aid prescribes several valuation approaches for setting the value of an enterprise, such as the cost, income and market approaches, and various methodologies for allocating the value of an enterprise to its common stock. The cost approach establishes the value of an enterprise based on the cost of reproducing or replacing the property less depreciation and functional or economic obsolescence, if present. The income approach establishes the value of an enterprise based on the present value of future cash flows that are reasonably reflective of our future operations, discounting to the present value with an appropriate risk adjusted discount rate or capitalization rate. The market approach is based on the assumption that the value of an asset is equal to the value of a substitute asset with the same characteristics. Each valuation methodology was considered in our valuations.

The various methods for allocating the enterprise value across our common stock and series of convertible preferred stock to determine the fair value of our common stock in accordance with the Practice Aid include the following:

•

Current Value Method. Under the current value method, once the fair value of the enterprise is established, the value is allocated to the various series of preferred and common stock based on their respective seniority, liquidation preferences or conversion values, whichever is greatest.

•

Option Pricing Method (“OPM”). Under the OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The values of the preferred and common stock are inferred by analyzing these options.

•

Probability-Weighted Expected Return Method (“PWERM”). The PWERM is a scenario-based analysis that estimates the value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to us, as well as the economic and control rights of each share class.

Retrospective Review of Fair Value of Common Stock

In connection with the preparation of the financial statements for the nine months ended September 30, 2022 and for the year ended December 31, 2021, we performed a retrospective review of the fair value of our common stock related to the current events available. The retrospective review of the fair value of common stock mainly included revisions to the liquidation preference priority of certain series of our preferred stock, as sometimes suggested by the Practice Aid. Based on this review, we recorded stock compensation as reflected in the financial statements.

For the retrospective review of valuations during 2021, we relied upon a derivation of the PWERM framework to estimate the fair value of our common stock. Generally, PWERM involves a forward-looking analysis of the possible future outcomes of the enterprise. This method is particularly useful when discrete future outcomes can be predicted at a relatively high confidence level with a probability distribution. In certain circumstances, it may be appropriate to use a hybrid of OPM and PWERM, known as the Hybrid Method. Discrete future outcomes considered under the Hybrid Method include a go public event, as well as non-public market-based liquidity outcomes. Determining the fair value of the enterprise using the Hybrid Method requires us to develop assumptions and estimates for both the probability of a go public event and other non-public market-based liquidity outcomes, as well as the values we expect those outcomes could yield. Using the Hybrid Method, which took into account our Series D convertible preferred stock financing in 2021, we determined that the fair value of our common stock, after applying a discount for lack of marketability, was $0.39 per share. This reassessed value was an increase from the $0.23 per share that was used as the exercise price for stock options granted from January 2021 through April 2021. We continued to use the Hybrid Method for valuations in 2021, which took into account our Series D convertible preferred stock financing in 2021. There were no stock options granted in May or June of 2021. We granted stock options in July 2021, and we determined that the fair value of our common stock, after applying a discount for lack of marketability, was $0.49 per share. No stock options were granted from August through November 2021. We granted stock options in December 2021, and we determined that the fair value of our common stock, after applying a discount for lack of marketability, was $0.62 per share.

For the retrospective review of valuations during 2022, we also relied upon the Hybrid Method to estimate the fair value of our common stock. Determining the fair value of the enterprise using the Hybrid Method requires us to develop assumptions and estimates for the probability of a go public event, other non-public market-based liquidity outcomes, and to a lesser extent, a dissolution outcome for the September 2022 valuation, as well as the values we expect those outcomes could yield. Independent third-party valuations were performed at various dates. Using the Hybrid Method we determined the fair value of our common stock, after applying a discount for lack of marketability, was $0.57 for our stock options granted in March 31 and June 30, 2022 and $0.47 for August 31 and September 30, 2022. The August 31, 2022 grants of 1,053,000 options were the only grants in the nine months ended September 30, 2022 with an exercise price ($0.30 per share) less than the reassessed fair value of $0.47 per share.

Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as the selection of comparable companies and the probability of future events. Changes in any or all of these estimates and assumptions, or the relationships between those assumptions, impact our valuations as of each valuation date and may have a material impact on the valuation of common stock. The assumptions underlying these valuations represent our management’s best estimate, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our stock-based compensation could be materially different.

Convertible Preferred Stock Warrant and Convertible Promissory Note Warrant Liability

We have freestanding warrants to purchase shares of our convertible preferred stock. The fair value of these warrants is classified as a long-term liability in the accompanying balance sheets since the underlying convertible preferred stock has been classified as temporary equity instead of in stockholders’ deficit in accordance with accounting guidance for the classification and measurement of potentially redeemable securities. Upon certain change in control events that are outside of our control, including liquidation, sale or transfer of control of the company, holders of convertible preferred stock can cause its redemption. We estimate the fair value of these liabilities using the Hybrid Method, utilized in conjunction with the OPM framework to calculate an implied value based on the convertible preferred stock, which in turn is allocated to our various equity classes.

Additionally, we have warrants to purchase shares of our common stock for an exercise price of $0.01 per share which were issued in connection with our convertible promissory notes (the “Convertible Promissory Note Warrants”) that embody a conditional obligation to issue a variable number of the issuer’s equity shares and at inception, the monetary value of the obligation is based solely or predominantly on a fixed value known at inception, requires liability classification. The Convertible Promissory Note Warrants are subject to ASC 825, Fair Value Method, and require an adjustment upon every reporting period to their fair value which we do not expect to be material.

Convertible Promissory Notes

Our convertible promissory notes are revalued at each reporting period with changes in the fair value of the liability recorded as a component of other income (expense) in the combined statements of operations. See Note 3 to our unaudited combined financial statements included elsewhere in this filing for information concerning certain of the specific assumptions we used in determining the fair value of our convertible promissory notes. There are significant judgments and estimates inherent in the determination of the fair value of this liability. If we had made different assumptions including, among others, those related to the timing and probability of various corporate scenarios, discount rates, volatilities and exit valuations, the carrying values of our convertible promissory notes, and our net loss and net loss per common share could have been different, but not greater than the principle and accrued interest amount, multiplied by 1.8.

Recently Adopted Accounting Pronouncements

Refer to Note 2, “Summary of Significant Accounting Policies,” in the accompanying notes to our financial statements appearing elsewhere in this proxy statement for a discussion of recent accounting pronouncements.

Quantitative and Qualitative Disclosures about Market Risk

We are a “smaller reporting company” as defined in the Exchange Act and are not required to provide the information otherwise required under this item.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On November 21, 2022, Graybug entered into the merger agreement with CalciMedica and the merger subsidiary. Upon the terms and subject to the satisfaction of the conditions described in the merger agreement, the merger subsidiary will be merged with and into CalciMedica with CalciMedica surviving as a wholly owned subsidiary of Graybug.

At the Effective Time: (i) each share of CalciMedica’s capital stock outstanding, inclusive of the shares to be sold in the private placement, immediately prior to the effective time and after giving effect to the preferred stock conversion, the CalciMedica warrant exercises and the convertible promissory note conversion, and excluding any shares held in treasury stock by CalciMedica or owned by Graybug or any subsidiary of Graybug or CalciMedica and any dissenting shares, will be automatically converted solely into the right to receive a number of shares of Graybug common stock equal to the exchange ratio, rounded up to the nearest whole shares (after aggregating all shares issuable to such holder); (ii) each option to purchase shares of CalciMedica common stock (each, a “CalciMedica Option”) that is outstanding and unexercised immediately prior to the Effective Time under CalciMedica’s 2006 Equity Incentive Plan (the “CalciMedica 2006 Plan”), whether or not vested, will be converted into and become an option to purchase Graybug common stock, with the number of such option shares and the per share purchase price each adjusted to give effect of the exchange ratio, and Graybug will assume the CalciMedica 2006 Plan and each such CalciMedica Option in accordance with the terms of the CalciMedica 2006 Plan and the terms of the stock option agreement by which such CalciMedica Option is evidenced; and (iii) each warrant to purchase shares of CalciMedica capital stock (each, a “CalciMedica Warrant”) that remains outstanding and unexercised immediately prior to the effective time and after giving effect to the preferred stock conversion, the CalciMedica warrant exercises and the convertible promissory note conversion, will be converted into and become a warrant to purchase Graybug common stock, with the number of such warrant shares and the per share purchase price each adjusted to give effect of the exchange ratio, and Graybug will assume each CalciMedica Warrant in accordance with its terms.

The closing of a private placement for shares of CalciMedica’s common stock is expected to occur immediately prior to the closing of the merger. Upon the terms and subject to the conditions set forth in the securities purchase agreement, the private placement investors agreed to purchase and CalciMedica agreed to sell shares of CalciMedica common stock for an aggregate purchase price of $10.3 million. Upon the closing of the merger and in accordance with the terms and conditions of the merger agreement, the shares sold in the private placement (the “Shares”) will then have the right to receive a number of shares of Graybug common stock based on the exchange ratio. CalciMedica expects to issue 20,522,943 Shares at a per share price of $0.5039 which is based on a negotiated pre-money valuation for CalciMedica of $64.6 million. In connection with the private placement, CalciMedica entered into a registration rights agreement with the private placement investors, pursuant to which CalciMedica agreed to use commercially reasonably efforts to prepare and file a registration statement with the SEC as soon as practicable following the closing of the merger but in no event later than the 90th day following such closing to register the resale of the Shares.

Subsequent to September 30, 2022, CalciMedica issued additional convertible promissory notes with a principal amount of $5.2 million. These convertible promissory notes have the same terms and conditions as the convertible promissory notes issued and sold prior to September 30, 2022 other than the warrant coverage percentage, as described in CalciMedica’s unaudited interim condensed financial statements contained elsewhere in this proxy statement (all together for purposes of the pro forma condensed combined financial information, the “convertible promissory notes”).

Immediately following the effective time of the merger, CalciMedica’s equityholders are expected to own or hold rights to acquire 71.4% of the combined company and Graybug’s equityholders are expected to own or hold rights to acquire 28.6% of the combined company, in each case, on a fully-diluted basis using the treasury stock method and excluding out-of-the-money options and warrants, and subject to certain assumptions, including, but not limited to, (a) Graybug’s net cash as of the closing of the merger being $25 million and (b) and CalciMedica issuing approximately 20.5 million shares of common stock in the private placement. The post-closing equity split is subject to certain adjustments including based on Graybug’s net cash at closing, the number of shares of CalciMedica’s common stock issued in the private placement and to account for the effect of a reverse stock split.

Graybug will ask its stockholders to approve an amended and restated certificate of incorporation, including to effect the reverse stock split in the range of one new share for every 8 to 16 shares outstanding, which approval is also necessary to complete the transactions contemplated by the merger agreement. Upon the effectiveness of the amended and restated certificate of incorporation effecting the reverse stock split, the outstanding shares of Graybug common stock will be combined into a lesser number of shares in the range to be determined by Graybug’s Board and agreed to by CalciMedica prior to the effective time of such amended and restated certificate of incorporation and public announcement by Graybug. Because the reverse stock split ratio has not been determined, the unaudited pro forma condensed combined financial statements do not reflect the reverse stock split. However, the unaudited pro forma condensed combined financial information provides supplemental earnings per share disclosures in footnote T based on a median reverse stock split of 1:12 for the unaudited pro forma condensed combined statements of operations for the nine month period ending September 30, 2022, and for the year ended December 31, 2021, respectively.

The unaudited pro forma condensed combined financial information gives effect to the merger, which has been accounted for as a reverse recapitalization under U.S. generally accepted accounting principles (“GAAP”). CalciMedica is considered the accounting acquirer for financial reporting purposes. This determination is based on the expectation that, immediately following the merger: (i) CalciMedica stockholders will own a substantial majority of the voting rights of the combined company; (ii) CalciMedica will designate a majority (five of seven) of the initial members of the board of directors of the combined company; and (iii) CalciMedica’s senior management will hold all key positions in senior management of the combined company. The transaction is expected to be accounted for as a reverse recapitalization of Graybug by CalciMedica similar to the issuance of equity for the net assets of Graybug, which are expected to be primarily cash, short-term investments, and other non-operating assets. It was concluded that any in process research and development assets potentially still remaining as of the combination would be de-minimis when compared to the cash and investments obtained through the transaction.

As a result of CalciMedica being treated as the accounting acquirer, CalciMedica’s assets and liabilities will be recorded at their pre-combination carrying amounts. Graybug’s assets and liabilities will be measured and recognized at their fair values as of the effective date of the merger, which are expected to approximate the carrying value of the acquired cash and other non-operating assets. Any difference between the consideration transferred and the fair value of the net assets of Graybug following determination of the actual purchase consideration for Graybug will be reflected as an adjustment to additional paid-in capital. Upon consummation of the merger, the historical financial statements of CalciMedica will become the historical consolidated financial statements of the combined company.

The unaudited pro forma condensed combined balance sheet data assumes that the merger took place on September 30, 2022 and combines the historical balance sheets of Graybug and CalciMedica as of such date. The unaudited pro forma condensed combined statements of operations for the nine-month period ended September 30, 2022 and for the year ended December 31, 2021 assumes that the merger took place as of January 1, 2021 and combines the historical results of Graybug and CalciMedica for the periods then ended. The unaudited pro forma condensed combined financial information was prepared pursuant to the rules and regulations of Article 11 of SEC Regulation S-X.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only, does not necessarily reflect what the actual consolidated results of operations and financial position would have been had the acquisition occurred on the dates assumed and may not be useful in predicting the future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary accounting and estimates and the final accounting conclusions and amounts may occur as a result of changes in initial assumptions in the determination of the accounting acquirer and related accounting, and the amount of cash used in Graybug’s operations, and other changes in Graybug’s assets and liabilities, which are expected to be completed after the closing of the merger, may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The actual results reported in periods following the merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Graybug and CalciMedica, and their respective management’s discussion and analysis of financial condition and results of operations included elsewhere in, or incorporated by reference to, this proxy statement.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of Graybug may materially vary from those of CalciMedica. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the merger, management will conduct a final review of Graybug’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Graybug’s results of operations or reclassification of assets or liabilities to conform to CalciMedica’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheets

As of September 30, 2022

(In thousands)

	Graybug Vision Inc. (Historical)	CalciMedica Inc. (Historical)	Financing Related Adjustments	Notes	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$10,170	$96	$10,340	A					$25,806
			$5,200	B
Short-term investments	33,457	—							33,457
Assets held for sale	350	—							350
Prepaid expenses and other current assets	1,094	163							1,257

Total current assets	45,071	259	15,540		—		—		60,870
Property and equipment, net	—	160							160
Operating lease right-of-use asset	290	84							374
Prepaid expenses and other non-current assets	—	81							81

TOTAL ASSETS	$45,361	$584	$15,540		$—		$—		$61,485

LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$498	$2,741							$3,239
Accrued expenses	$—	$1,932			$200	C			$2,132
Accrued research and development	200	—			(200)	C			—
Operating lease liability, current	302	—							302
Other current liabilities	2,762	88			3,250	D			20,050
					6,950	E	1,685	R
					5,315	G

Total current liabilities	3,762	4,761	—		15,515		1,685		25,723
Warrant liability	—	2,717			(393)	J			1,048
					(1,276)	K
Convertible promissory notes	—	2,824	5,200	B	(8,024)	J			—

Total liabilities	3,762	10,302	5,200		5,822		1,685		26,771

	Graybug Vision Inc. (Historical)	CalciMedica Inc. (Historical)	Financing Related Adjustments	Notes	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Combined
Commitments and contingencies	$—	$—							$—
Convertible Preferred Stock:
Series A	—	19,107			(19,107)	H			—
Series B	—	8,224			(8,224)	H			—
Series C-1	—	5,683			(5,683)	H			—
Series C-2	—	9,563			(9,563)	H			—
Series D	—	19,494			(19,494)	H			—

	—	62,071	—		(62,071)		—		—
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock	2	3	21	A	3	H			7
					(21)	I
					1	J
					(2)	L
Additional paid-in capital	239,110	41,332	10,319	A	(127,008)	M			163,753
Accumulated deficit	(197,390)	(113,124)			183,153	N	(1,685)	R	(129,046)

Accumulated and other comprehensive loss	(123)	—			123	L			—

Total stockholders’ equity (deficit)	41,599	(71,789)	10,340		56,249		(1,685)		34,714

LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)	$45,361	$584	$15,540		$—		$—		$61,485

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Nine Month Period Ended September 30, 2022

(In thousands, except share and per share amounts)

	Graybug Vision Inc. (Historical)	CalciMedica Inc. (Historical)	Transaction Accounting Adjustments	Other Transaction Accounting Adjustments	Notes	Pro Forma Combined
Operating expenses:
Research and development	$13,364	$6,428	$—	$125	P	$19,917
General and administrative	12,669	4,660	—	288	P	17,617
Restructuring, impairment and other costs of terminated programs	2,435	—				2,435

Total operating expenses	28,468	11,088	—	413		39,969

Loss from operations	(28,468)	(11,088)		(413)		(39,969)

Other income (expense):
Change in the fair value of warrant liability	—	2,077	—	(262)	O	1,815
Change in fair value of convertible promissory notes	—	(152)		152	Q	—
Interest on convertible promissory note payable	—	(44)	—	44	Q	—
Other	—	(34)	—	34	Q	—
Interest income	266	—	—	—		266

Total other income (expense), net	266	1,847		(32)		2,081

Net loss	$(28,202)	$(9,241)	$—	$(445)		$(37,888)

Net loss per share, basic and diluted	$(1.32)	$(3.26)	$—	$—		$(0.49)

Weighted-average shares of common stock outstanding, basic and diluted	21,443,252	2,833,384		52,365,426	T	76,642,062

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Year Ended December 31, 2021

(In thousands, except share and per share amounts)

	Graybug Vision Inc. (Historical)	CalciMedica Inc. (Historical)	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Combined
Operating expenses:
Research and development	$18,903	$16,477	$2,403	F	$494	R	$38,464
					$187	S
General and administrative	17,044	5,061	6,950	E	—		46,795
			10,667	F	1,191	R
			5,315	G
					567	S

Total operating expenses	35,947	21,538	25,335		2,439		85,259

Loss from operations	(35,947)	(21,538)	(25,335)		(2,439)		(85,259)

Other income (expense):
Change in the fair value of warrant liability	—	(1,964)	—		—		(1,964)
Interest on convertible promissory note payable	—	1					1
Interest income	126	—	—		—		126

Total other income (expense), net	126	(1,963)	—		—		(1,837)

Net loss	$(35,821)	$(23,501)	$(25,335)		$(2,439)		$(87,096)

Net loss per share, basic and diluted	$(1.69)	$(8.65)	N/A		N/A		$(1.14)

Weighted-average shares of common stock outstanding, basic and diluted	21,199,291	2,716,050	N/A		52,434,969	T	76,350,310

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of the Transaction

CalciMedica, Graybug, and the merger subsidiary have entered into the merger agreement, pursuant to which the merger subsidiary will merge with and into CalciMedica, with CalciMedica surviving as the surviving company. As a result of the merger, CalciMedica will be a wholly owned subsidiary of Graybug. Upon the effective time, all shares of CalciMedica capital stock outstanding immediately prior to the effective time, after giving effect to the sale of Shares in the private placement, the preferred stock conversion, the CalciMedica warrant exercises and the convertible promissory note conversion and excluding any shares held in treasury stock by CalciMedica or owned by Graybug or any subsidiary of Graybug or CalciMedica and any dissenting shares, will be converted into the right to receive approximately 55,234,919 shares of Graybug common stock in the aggregate, based on an assumed exchange ratio of 0.4073, which is subject to certain adjustments, including based on the final determination of Graybug net cash at closing, the number of shares of CalciMedica’s common stock issued in the private placement and to account for the effect of a reverse stock split. This exchange ratio is an estimate only and the final exchange ratio will be determined pursuant to a formula described in more detail in the merger agreement. Graybug will assume outstanding and unexercised stock options, and warrants to purchase shares of CalciMedica capital stock, and in connection with the merger they will be converted into options and warrants to purchase shares of Graybug common stock based on the final exchange ratio.

Immediately following the effective time of the merger, CalciMedica’s equityholders are expected to own or hold rights to acquire 71.4% of the combined company and Graybug’s equityholders are expected to own or hold rights to acquire 28.6% of the combined company, in each case, on a fully-diluted basis using the treasury stock method and excluding out-of-the-money options and warrants, and subject to certain assumptions, including, but not limited to, (a) Graybug’s net cash as of the closing of the merger being $25 million and (b) and CalciMedica issuing approximately 20.5 million shares of common stock in the private placement.

Consummation of the merger is subject to certain closing conditions, including, among other things, approval by the Graybug stockholders.

2.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11. The unaudited pro forma condensed combined statements of operations for the nine-month period ended September 30, 2022 and for the year ended December 31, 2021, give effect to the Merger as if it had been consummated on January 1, 2021.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 gives effect to the Merger and combines the historical balance sheets of Graybug and CalciMedica as of such date. Based on CalciMedica’s preliminary review of CalciMedica’s and Graybug’s summary of significant accounting policies and preliminary discussions between management teams of CalciMedica and Graybug, the nature and amount of any adjustments to the historical financial statements of Graybug to conform its accounting policies to those of CalciMedica are not expected to be material. Upon completion of the Merger, further review of Graybug’s accounting policies may result in additional revisions to Graybug’s accounting policies and classifications to conform to those of CalciMedica.

For purposes of these pro forma financial statements, the estimated purchase price consideration consists of the following:

Total Consideration
Amount
Estimated number of shares of the combined company to be owned by Graybug’s stockholders(i)	25,269,069
Multiplied by the estimate fair value of Graybug’s common stock(ii)	0.5811

Total estimated purchase price consideration (in thousands)	$14,684

(i)

Reflects the number of shares of common stock of the combined company that Graybug equity holders are expected to own as of the effective time pursuant to the merger agreement. This amount is calculated, for purposes of this unaudited pro forma condensed combined financial information, based on shares of Graybug common stock outstanding at September 30, 2022, and contemplation of equity instruments that are in-the-money and expected to be net exercised using the treasury stock method.

(ii)	Reflects the price per share of Graybug common stock, which is the closing bid price of Graybug common stock as reported by Nasdaq on December 12, 2022.

The actual purchase price consideration transferred for the net assets of Graybug will vary based on, among other things, the net cash calculation prior to closing, the exchange ratio, Graybug share price at closing, the number of shares issued in the private placement and the reverse stock split as described above and that difference could be material. As such, the estimated purchase price consideration reflected in these unaudited pro forma condensed combined financial information does not purport to represent what the actual purchase price consideration will be when the merger is completed. The actual purchase price will fluctuate until the effective time of the merger, and the final valuation of the purchase price consideration could differ significantly from the current estimate.

For accounting purposes, CalciMedica is considered to be the acquiring company and the merger is expected to be accounted for as a reverse recapitalization of Graybug by CalciMedica because on the merger date, the pre-combination assets of Graybug are expected to be primarily cash, short-term investments, and other non-operating assets.

Under reverse recapitalization accounting, the assets and liabilities of Graybug will be recorded, as of the completion of the merger, at their fair value, which is expected to approximate the carrying value of the pre-combination assets. Any difference between the final fair value of the consideration transferred and the fair value of the net assets of Graybug following determination of the actual purchase price consideration for Graybug will be reflected as an adjustment to additional paid-in capital. As a result, any change in fair value of the consideration transferred is not expected to materially affect the unaudited pro forma condensed combined financial information. The subsequent financial statements of CalciMedica will reflect the combined operations of CalciMedica as the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the stockholders of the legal acquirer, Graybug, immediately prior to the effective time, and a recapitalization of the equity of the accounting acquirer, CalciMedica.

The accompanying unaudited proforma condensed combined financial information is derived from the historical financial statements of Graybug and CalciMedica, and include adjustments to give pro forma effect to reflect the accounting for the transaction in accordance with U.S. GAAP. The historical financial statements of CalciMedica shall become the historical financial statements of the combined company.

CalciMedica and Graybug may incur significant costs associated with integrating the operations of CalciMedica and Graybug after the merger is completed. The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies expected to result from the merger.

The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimate of the fair value of Graybug’s net assets at the closing date is preliminary and subject to change up to the closing date. The differences that may occur between the preliminary estimate and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

3.	Shares of Graybug Common Stock Issued to CalciMedica Stockholders upon Closing of the Merger

Prior to the merger, all outstanding shares of CalciMedica preferred stock, the convertible promissory notes, and certain warrants are expected to be converted or exercised into, as applicable, CalciMedica common stock, which will be exchanged for shares of Graybug common stock based on the exchange ratio determined in accordance with the merger agreement. The assumed exchange ratio for purposes of the unaudited pro forma condensed combined financial information of 0.4073 was derived on a fully-diluted basis using the treasury stock method as of December 2, 2022 using a negotiated value of CalciMedica of approximately $100 million and of Graybug of approximately $40 million. The estimated number of shares of common stock that Graybug expects to issue to CalciMedica’s stockholders (ignoring rounding of fractional shares) assumes Graybug’s net cash at closing of the merger is $25 million and is determined as follows:

Estimated Shares of Graybug Common Stock expected to be issued
Shares of CalciMedica Common Stock outstanding at September 30, 2022	2,922,098

Shares of CalciMedica Preferred Stock outstanding at September 30, 2022	84,820,880

Common Shares of CalciMedica issued in the Private Placement	20,522,885
Common Shares of CalciMedica issued on an as-converted basis from the convertible promissory notes	19,521,903
Common Shares of CalciMedica issued upon exercise of the C-2 warrants	2,786,567

Common Shares of CalciMedica issued upon exercise of warrants attached to the convertible promissory notes	5,038,097

135,612,430
Exchange Ratio	0.4073

Estimated shares of Graybug common stock expected to be issued to CalciMedica upon closing	55,234,943

4.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements

Adjustments included in the column under the heading “Financing Related Adjustments” are based on the private placement and issuance of the convertible promissory notes, both of which are events subsequent to September 30, 2022. Adjustments included in the column under the heading “Transaction Accounting Adjustments” reflect the application of the required accounting to the merger, applying the effects of the merger to CalciMedica’s and Graybug’s historical financial information. Adjustments included in the column under the heading “Other Transaction Accounting Adjustments” are primarily related to other transactions that are material to the reader of the pro forma financial statements but not part of the required accounting directly related to the merger. Further analysis will be performed after the completion of the merger to confirm these estimates or make adjustments in the final purchase price allocation, as necessary.

Given CalciMedica’s history of net losses and full valuation allowances, management assumed a statutory tax rate of 0%. Therefore, the pro forma adjustments to the condensed combined statements of operations resulted in no additional income tax adjustment to the pro forma financials.

The unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

Financing Related Adjustments:

A.

To reflect the planned sale and issuance of approximately 20,522,885 Shares with a par value of $0.001, at a per share price of $0.5039, by CalciMedica as a result of the private placement to occur immediately prior to the merger for $10.3 million in gross proceeds. The completion of the private placement, which has been fully subscribed, is contingent upon the closing of the merger.

B.

To reflect approximately $5.2 million of the convertible promissory notes issued by CalciMedica subsequent to September 30, 2022. The convertible promissory notes contain similar terms to the convertible promissory notes outstanding as of September 30, 2022, including the obligation to issue additional warrants upon the merger that automatically convert to CalciMedica common stock. The conversion price of all convertible promissory notes, and the strike price of all associated warrants, has been fixed at 85% of the per share price of the private placement.

Transaction Accounting Adjustments:

C.	To reclass $200 thousand from accrued research and development to accrued expenses to conform Graybug’s presentation to CalciMedica’s.

D.

To reflect preliminary estimated transaction costs of $3.25 million, not yet reflected in the historical financial statements, that are expected to be incurred by CalciMedica in connection with the merger, such as legal fees, accounting expenses and consulting fees, as an increase in accrued liabilities and a reduction to additional paid-in capital in the unaudited pro forma condensed combined balance sheet. As the merger will be accounted for as a reverse recapitalization equivalent to the issuance of equity for the net assets, primarily cash and short-term investments, of Graybug, these direct and incremental costs are treated as a reduction of the net proceeds received within additional paid-in capital.

E.

To reflect preliminary estimated transaction costs of $6.95 million, not yet reflected in the historical financial statements, which are expected to be incurred by Graybug in connection with the merger, such as adviser fees, legal, and directors and officers’ liability insurance expenses, as an increase in other current liabilities and accumulated deficit in the unaudited pro forma condensed combined balance sheet.

F.

To reflect the one-time share-based compensation expense of $2.4 million in R&D and $10.7 million in G&A related to the acceleration of stock options and restricted stock units pursuant to Graybug’s change-in-control severance policy.

G.

To reflect the one-time severance expense of $5.3 million in G&A and other current liabilities to be paid, in connection with, but subsequent to the closing of the merger in accordance with Graybug’s change-in-control severance policy.

H.

Reclassification of $62.1 million to APIC, representing $62.1 million of preferred stock, and $3 thousand of par value to common stock, reflecting the conversion of 84,820,880 shares of CalciMedica preferred stock into CalciMedica common stock immediately prior to the Merger to be exchanged for 34,547,544 shares of Graybug common stock at an assumed exchange ratio of 0.4073. The par value of CalciMedica common stock is $0.001 while the par value of Graybug common stock is $0.0001, which has been reflected as a decrease to the par value of common stock.

I.

Reclassification of $21 thousand from common stock to APIC related to CalciMedica’s common shares outstanding as of September 30, 2022, and the assumed issuance of the Shares discussed in Note A that convert into Graybug common stock at an assumed exchange ratio of 0.4073. The amount was calculated as the difference between the par values of Graybug and CalciMedica common stock as discussed in Note H.

J.

Concurrent with the closing of the merger, convertible promissory notes and related warrants (currently recorded within warrant liability) will be reclassified and converted into approximately 10,003,264 shares of Graybug common stock at an assumed exchange ratio of 0.4073, resulting in the elimination of the convertible promissory notes in the amount of $8.0 million, a reduction in the warrant liability of $393 thousand, an increase common stock of $1 thousand, and a corresponding increase in APIC of $8.4 million.

K.

Represents the conversion of CalciMedica’s C-2 warrants into 1,134,969 shares of Graybug common stock at an assumed exchange ratio of 0.4073 upon the closing of the merger, resulting in a reduction in the warrant liability of $1.3 million.

L.	To reflect the elimination of Graybug’s historical net equity, which represents the net assets acquired in the reverse capitalization:

Footnote to eliminate Historical Graybug net equity and net assets

Amount (in thousands)
Historical Graybug additional paid-in capital	(239,110)

Pre-combination Graybug accumulated deficit:
Historical Graybug accumulated deficit	197,390
Graybug transaction costs (Note E)	6,950
Severance expenses related to Graybug’s change-in-control policy (Note G)	5,315

Total pre-combination Graybug accumulated deficit	209,655
Graybug common stock	(2)
Graybug accumulated other comprehensive loss	123

Total adjustment to historical equity (net assets of Graybug)	$(29,334)

M.	The pro forma adjustments recorded in additional paid-in capital as noted include:

Adjustments to Additional Paid-in Capital

Amount (in thousands)
Elimination of pre-combination Graybug additional paid-in capital (Note L)	$(239,110)
Record purchase of Graybug historical net assets (Note L)	29,334
Expected transaction costs of CalciMedica (Note D)	(3,250)
Share-based compensation expense related to Graybug’s acceleration of options and restricted stock units upon a change-in-control (Note F)	13,070
Conversion of CalciMedica Preferred Stock into Graybug Common Stock (Note H)	62,068
Conversion of historical CalciMedica Common Stock issued at September 30, 2022, and the Private Placement into Graybug Common Stock (Note I)	21
Conversion of CalciMedica convertible promissory notes, and exercise and conversion of related warrants into Graybug Common Stock (Note J)	8,416

Amount (in thousands)
Conversion of CalciMedica C-2 Warrants into Graybug Common Stock (Note K)	$1,276
Issuance of stock options by CalciMedica (Notes P and S)	1,167

Total adjustments to additional paid-in capital	$(127,008)

N.	The pro forma adjustments recorded to accumulated deficit as noted include:

Adjustments to accumulated deficit

Amount (in thousands)
Elimination of historical Graybug accumulated deficit (Note L)	$197,390
Share-based compensation expense related to Graybug’s acceleration of options and restricted stock units upon a change-in-control (Note F)	$(13,070)
Issuance of stock options by CalciMedica (Notes P and S)	(1,167)

Total adjustments to accumulated deficit	$183,153

Other Transaction Accounting Adjustments:

O.

Elimination of other income-change in the fair value of warrant liability as these warrants were recorded at fair value, and subsequently adjusted to their current fair value at each reporting period with changes reflected in earnings, for warrants that convert upon consummation of the merger.

P.

Recognition of CalciMedica share-based compensation expense related to stock options issued to employees upon completion of the merger by CalciMedica that will continue to vest post merger close, of which $288 thousand and $125 thousand is recorded in G&A and R&D respectively for the nine-months ended September 30, 2022.

Q.

Elimination of $152 thousand of other income recorded in the historical financials of CalciMedica resulting from changes in the fair value of the convertible promissory notes, $44 thousand of interest expense, and $34 thousand of debt issuance costs, all of which are related to the convertible promissory notes described in Note J.

R.	Recognition of CalciMedica bonus payments, which are contingent upon the closing of the merger, of $494 thousand and $1.2 million in R&D and G&A respectively.

S.

Recognition of share-based compensation expense related to stock options issued to employees upon completion of the merger by CalciMedica that will continue to vest post merger close, of which $433 thousand and $187 thousand is recorded in G&A and R&D, respectively, and the recognition of $134 thousand recorded in G&A related to stock options issued to certain consultants, which are contingent upon the closing of the merger, for the twelve-months ended December 31, 2021.

T.

The pro forma basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the year ended December 31, 2021 and the nine months ended September 30, 2022. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company for the respective periods. For the year ended December 31, 2021 and the nine months ended September 30, 2022, the pro forma weighted average shares outstanding has been calculated as follows:

	For the Nine Months Ended September 30, 2022	For the Year Ended December 31, 2021
CalciMedica weighted-average shares of common stock outstanding	2,833,384	2,716,050
Impact of CalciMedica preferred stock assuming conversion as of January 1, 2021	84,820,880	84,820,880
Impact of assumed issuance and conversion of common shares issued in the private placement assuming conversion as of January 1, 2021	20,522,885	20,522,885
Impact of CalciMedica common stock issued on an as-converted basis from the convertible promissory notes assuming conversion as of January 1, 2021	19,521,903	19,521,903
Impact of exercise and conversion of CalciMedica’s C-2 Warrants as of January 1, 2021	2,786,567	2,786,567
Impact of exercise of CalciMedica’s warrants in connection with the convertible promissory notes assuming conversion as of January 1, 2021	5,038,097	5,038,097

Total	135,523,716	135,406,382
Application of the exchange ratio to historical CalciMedica weighted-average shares outstanding	0.4073	0.4073

Adjusted CalciMedica weighted-average shares outstanding	55,198,810	55,151,019
Historical Graybug weighted-average shares of common stock outstanding	21,443,252	21,199,291

Total pro forma weighted-average shares outstanding	76,642,062	76,350,310

The stipulated value of Graybug of $40.0 million assumes Graybug net cash at closing of $25.0 million. The exchange ratio, post-merger equity ownership, and related Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements may change if Graybug net cash is not $25.0 million but still falls between $18.0 million and $32.0 million at closing. Holding all other inputs constant, if Graybug net cash at closing is $18.0 million, the pro forma weighted average shares used in computing net loss per share, basic and diluted net loss per share, for the year ended December 31, 2021 would be 87,182,793 shares and ($1.00), respectively, and for the nine months ended September 30, 2022 would be 87,483,931 shares and ($0.43), respectively. If Graybug net cash at closing is $32.0 million, the pro forma weighted average shares used in computing net loss per share, and the basic and diluted net loss per share, for the year ended December 31, 2021 would be

68,090,501 shares and ($1.28), respectively, and for the nine months ended September 30, 2022 would be 68,375,095 shares and ($0.55), respectively. Further impacts to the Unaudited Pro Forma Condensed Combined Financial Statements due to changes in Graybug net cash at closing are immaterial.

Concurrent with the consummation of the proposed merger, Graybug stockholders will approve a reverse stock split. Because the final reverse stock split ratio will not be known until such time, we are providing supplemental pro forma earnings per share disclosure based on the stockholder proposal of the reverse stock split ratio ranging from 8 to 16. For purposes of calculating the supplemental pro forma earnings per share disclosure, we have utilized the median of the proposed range. Based on a median reverse stock split ratio of 12, the pro forma combined weighted-average shares outstanding would be 6,386,839 and 6,362,526, and the basic and diluted pro forma combined net loss per share would be $5.93 and $13.69, for the nine months ended September 30, 2022 and for the year ended December 31, 2021, respectively.

EXECUTIVE OFFICERS AND DIRECTORS FOLLOWING THE MERGER

Termination of Current Executive Officers of Graybug

The employment of the current executive officers of Graybug is expected to be terminated upon the consummation of the merger. However, if necessary, certain executive officers may provide transitional services to the combined company following the consummation of the merger.

Executive Officers and Directors of the Combined Company Following the Consummation of the Merger

The combined company’s board of directors will initially be fixed at seven members, consisting of (i) two members designated by Graybug, namely Eric Bjerkholt and Frederic Guerard, Pharm.D.; and (ii) five members designated by CalciMedica, namely Robert N. Wilson, A. Rachel Leheny, Ph.D., Eric W. Roberts, Fred Middleton, and Allan Shaw. The staggered board structure of the current Graybug Board will remain in place for the combined company following the consummation of the merger.

The following table lists the names and ages as of January 31, 2023, and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon consummation of the merger:

Name	Age	Position(s)
Executive Officers
A. Rachel Leheny, Ph.D.	59	Chief Executive Officer
Michael J. Dunn, MBA	67	President and Chief Operating Officer
Daniel Geffken, MBA	65	Interim Chief Financial Officer
Sudarshan Hebbar, M.D.	58	Chief Medical Officer
Eric W. Roberts	59	Chief Business Officer
Kenneth A. Stauderman, Ph.D.	70	Chief Scientific Officer

Non-Employee Directors
Robert N. Wilson	82	Director
Fred Middleton	73	Director
Allan Shaw	58	Director
Eric Bjerkholt	63	Director
Frederic Guerard, Pharm.D.	50	Director

Executive Officers

A. Rachel Leheny, Ph.D., has served as CalciMedica’s Chief Executive Officer and a member of its board of directors since September 2019. Dr. Leheny is CalciMedica’s former chairperson of the board. Dr. Leheny has been a founding managing director of Valence Life Sciences since 2012. Dr. Leheny serves on the board of directors of Dalcor Pharmaceuticals and previously served on the boards of directors of Anthera Pharmaceuticals, Inc. and Corthera, Inc. Additionally, from June 2006 to March 2014, Dr. Leheny served as a founding managing director of Caxton Advantage Venture Partners. From April 2000 to June 2002, she was head of the biotechnology research team at Lehman Brothers. From April 1998 to April 2000, Dr. Leheny headed the biotechnology research team at UBS Warburg and, before that, from April 1993 to April 1998, she worked at Hambrecht & Quist, as managing director and senior biotechnology analyst. In 2007, Dr. Leheny became a founding board member of the Clearity Foundation and served as interim chief operating officer of Clearity from March 2015 to February 2017. Dr. Leheny holds an A.B. in Chemistry from Harvard University and a Ph.D. in Chemistry from Columbia University. She did post-doctoral work at the University of California at Berkeley, where she was a National Institutes of Health fellow and lecturer.

The Graybug Board believes that Dr. Leheny’s extensive experience in the life sciences industry as a scientist, a research analyst at several investment banks, and as a venture capital investor, qualify her to serve on the combined company’s board of directors.

Michael J. Dunn, MBA, joined CalciMedica in 2013 as Senior Vice President, Corporate Development, and has served as President and Chief Operating Officer since 2014 and also served as a member of CalciMedica’s board of directors from 2014 to May 2020. Mr. Dunn serves on the board of directors of Arisan Therapeutics and previously served on the board of directors of Aegea Biotechnologies from 2012 to 2017. From 2010 to 2013, Mr. Dunn was senior vice president, corporate development at Biocept, Inc. Prior to that, he served as vice president and chief business officer of Monogram Biosciences, Inc., which was acquired by Laboratory Corporation of America Holdings (d/b/a LabCorp) in 2009. From April 2003 to December 2004, Mr. Dunn was chief business officer for ACLARA BioSciences, Inc., through its merger with ViroLogic, Inc.; the combined entity subsequently changed its name to Monogram Biosciences, Inc. From March 2002 to April 2003, Mr. Dunn served as executive vice president of business development for ActivX Biosciences, Inc., a biotechnology company, and helped engineer a partnership with Kyorin Pharmaceuticals, Co. Ltd. of Japan, which acquired ActivX Biosciences, Inc. the following year. From July 1998 to March 2002, Mr. Dunn was vice president of business development for Aurora Biosciences Corporation, a biotechnology tools company, through its acquisition by Vertex Pharmaceuticals. From 1995 to 1998, Mr. Dunn was vice president of business development for SIBIA Neurosciences, Inc., a publicly traded company, and, from 1984 to 1994, was director of business development at the predecessor company, SIBIA, Inc. Mr. Dunn holds an M.B.A. from the University of San Diego and a bachelor’s degree in Biology from the University of Chicago.

Daniel Geffken, MBA, has served as CalciMedica’s interim Chief Financial Officer since October 2020. Since August 2010, Mr. Geffken has served as a founder and managing director at Danforth Advisors, LLC (Danforth), where he has served as a consultant to life science and biotechnology companies. Mr. Geffken has served through Danforth as interim Chief Financial Officer of Eloxx Pharmaceuticals, Inc., a publicly traded company, since April 2021. He has served as interim Chief Financial Officer through Danforth and as a member of the board of directors of Elicio Therapeutics Inc. since April 2014. Mr. Geffken, through Danforth, previously served as interim chief financial officer of various companies including Atea Pharmaceuticals, Inc. from July 2019 to September 2020, Lysosomal Technologies, Inc. from July 2013 to July 2020, Promedior, Inc. from May 2012 to March 2020, and Stealth BioTherapeutics Corp from November 2016 to May 2019. Mr. Geffken, through Danforth, previously served as senior financial advisor of various companies including Graybug Vision, Inc. from September 2019 to October 2020, Cabaletta Bio, Inc. from April 2018 to December 2019, Kallyope, Inc. from September 2015 to December 2019, Lyra Therapeutics, Inc. from November 2015 to April 2019, and ImmunsanT, Inc. from October 2018 to March 2019. Since 2019, Mr. Geffken has been a member of the board of directors of Windtree Therapeutics, Inc., a publicly traded biopharmaceutical company, and, from May 2013 to October 2017, he was a member of the board of directors of Alcobra Ltd., a publicly traded biotechnology company that merged with Arcturus Therapeutics, Inc. From November 2017 until May 2018, Mr. Geffken served on the board of directors of Arcturus Therapeutics Ltd., a publicly traded biopharmaceutical company. Mr. Geffken holds a B.S. in Economics from The Wharton School of the University of Pennsylvania and a M.B.A. from Harvard Business School.

Sudarshan Hebbar, M.D., has served as CalciMedica’s Chief Medical Officer since April 2017 and previously served as senior Vice President of Clinical Development, from November 2015 to April 2017. From January 2015 to October 2015, Dr. Hebbar was a consultant for Mallinckrodt Pharmaceuticals, where he served as the clinical development lead for a global multicenter Phase 4 trial. From July 2013 to June 2014, he was the vice president of nephrology at Thrasos Innovation. From July 2013 to October 2013, Dr. Hebbar served as medical vice president and a member of the U.S. board of directors at Oncimmune Holdings plc, an immunodiagnostics company. Before joining Oncimmune, Dr. Hebbar served as a medical director at Reata Pharmaceuticals, Inc., a publicly traded biopharmaceutical company. Dr. Hebbar began his industry career at Abbott Laboratories, where he served as a senior medical director. Prior to joining Abbott Laboratories, Dr. Hebbar was a medical director at Dialysis Clinics Incorporated and a partner at Kidney Associates of Kansas City. Dr. Hebbar holds a B.A. in Natural Sciences from The Johns Hopkins University and an M.D. from Tulane University School of Medicine. He completed a residency in Internal Medicine and a fellowship in Critical Care Medicine, both at Hennepin County Medical Center, a fellowship in Nephrology at the University of Chicago and a fellowship in Clinical Medical Ethics at The Maclean Center for Clinical Medical Ethics at the University of Chicago.

Eric W. Roberts, has served as CalciMedica’s Chief Business Officer and a member of its board of directors since May 2020 and is vice chairman. Mr. Roberts has been a founding managing director of Valence Life Sciences since 2012. Mr. Roberts is also a founding member of Valence Investments SPV IV, Valence Investments SPV V and Valence Investments SPV VI. Additionally, from June 2006 to December 2019, Mr. Roberts served as a founding managing director of Caxton Advantage Venture Partners. From 2015 to October 2019, Mr. Roberts served on the board of directors of VIVUS, Inc., a former publicly traded biopharmaceutical company. Mr. Roberts previously served as a member of the board of directors of Invuity, Inc. from June 2012 until its sale to Stryker Corporation in October 2018 and as a member of the board of directors of Gemin X Pharmaceuticals, Inc. from July 2008 until its sale to Cephalon, Inc. (now Teva Pharmaceutical Industries Ltd.) in March 2012. From 1986 to 2004, Mr. Roberts served in a variety of roles as an investment banker, including as co-head of the healthcare investment banking group at Lehman Brothers from April 2000 to January 2004, managing director and partner at Dillon, Read & Co. Inc. from April 1989 to April 2000 and a member of Citicorp’s mergers and venture capital groups from June 1986 to April 1989. Mr. Roberts holds a B.S. in Economics from The Wharton School of the University of Pennsylvania.

The Graybug Board believes that Mr. Roberts’s extensive experience in investment banking at several investment banks and experience as a venture capital investor as well as experience on a public and private company boards qualifies him to serve on the combined company’s board of directors.

Kenneth A. Stauderman, Ph.D., is one of CalciMedica’s co-founders and has served as Chief Scientific Officer since April 2017, and previously served as Senior Vice President of Research and Development, from August 2014 to April 2017, and as Vice President of Research, from April 2007 to August 2014. From 2000 to 2007, Dr. Stauderman was executive director of biology and lead discovery at TorreyPines Therapeutics (f/k/a Neurogenetics, Inc.). Prior to TorreyPines Therapeutics, Dr. Stauderman was director of molecular and cell biology at SIBIA Neurosciences, Inc. (which later became Merck Research Laboratories, San Diego) from 1994 to 2000, and senior scientist at Marion Merrell Dow Pharmaceuticals from 1986 to 1994. Dr. Stauderman holds a B.A. in Psychology from the University of Virginia and a Ph.D. in Pharmacology from the University of Texas Health Science Center at San Antonio.

Non-Employee Directors

Robert N. Wilson, has served as a member of CalciMedica’s board of directors since November 2020. Mr. Wilson served as chairman of the board of directors of Mevion Medical Systems, Inc. from 2005 to 2016. Mr. Wilson was also a member of the board of directors of Hess Corporation from 1991 to 2015, and a member of the board of directors of Charles Schwab Corporation from 2003 to 2020, as well as a director of other private companies. Mr. Wilson was chairman of Caxton Health Holdings from 2004 to 2007. He was also vice chairman of the board of directors of Johnson & Johnson from 1989 until 2003. Mr. Wilson holds a B.A. from Georgetown College and an Executive Management degree from Columbia University.

The Graybug Board believes that Mr. Wilson’s knowledge and extensive experience in the pharmaceutical industry, his managerial, marketing, financial and international experience, and his significant experience as a director for other publicly traded companies qualify him to serve on the combined company’s board of directors.

Fred Middleton, has served as a member of CalciMedica’s board of directors since May 2020. Since 1987, Mr. Middleton has served as a Managing Director of Sanderling Ventures (Sanderling), where he has worked for over 30 years as an investor, management team member and board member in over 20 new biomedical ventures built in Sanderling’s venture investment portfolios. Mr. Middleton currently serves as a board member of Chimerix, Inc., a publicly traded company. He also serves on the boards of directors of Viacyte, Inc., Asteres Inc. and Theravida, Inc., all of which are privately held companies. He served as chief financial officer and a member of the board of directors of Regeneron Pharmaceuticals, Inc. from 1991 through 2001. Earlier in his career, from 1978 through 1984, Mr. Middleton served as the third original member of the Genentech management team as its chief financial officer. Mr. Middleton holds a B.S. in Chemistry from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School.

The Graybug Board believes that Mr. Middleton’s expertise and extensive experience in the pharmaceutical industry qualifies him to serve on the combined company’s board of directors.

Allan Shaw has served as a member of CalciMedica’s board of directors since October 2021. Since September 2017, Mr. Shaw has served as a special advisor and consulting chief financial officer to biopharmaceutical companies. From January 2016 to February 2017, Mr. Shaw served as chief financial officer and treasurer of Syndax Pharmaceuticals, Inc., a publicly traded clinical stage biopharmaceutical company. Mr. Shaw also previously served as chief financial officer of various companies including NewLead Holdings Ltd. from October 2009 to July 2011, Serono S.A. from November 2002 to May 2004, and Viatel, Inc. from November 1994 to June 2002. Mr. Shaw previously served as managing director of Alvarez & Marsal LLC from December 2011 to March 2015 and as founder and senior managing director at Shaw Strategic Capital LLC from 2005 to 2009. Mr. Shaw has served as the chief financial officer of Portage Biotech Inc., a publicly traded biotechnology company, since May 2020. Mr. Shaw served as a member of the board of directors of Blue Water Vaccines, Inc. from January 2020 to August 2022. From January 2016 to February 2017, he served as chief financial officer of Syndax Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, from September 2015 to October 2019, he was a member of the board of directors of VIVUS, Inc., a former publicly traded biopharmaceutical company, and, from October 2013 to June 2016, he was a member of the board of directors of Akari Therapeutics, Plc. (formerly Celsus Therapeutics, plc), a publicly traded biopharmaceutical company. Mr. Shaw was also a director of various other private companies. Mr. Shaw holds a B.S. in Applied Science and Accounting from the State University of New York (Oswego College) and is a certified public accountant in the State of New York.

The Graybug Board believes that Mr. Shaw’s extensive leadership experience and diverse industry background qualifies him to serve on the combined company’s board of directors.

Eric Bjerkholt has served as a member of the Graybug Board since September 2020. Since November 2020, Mr. Bjerkholt has been the Chief Financial Officer of Chinook Therapeutics, Inc., a biotechnology company developing treatments for kidney diseases. From April 2017 to November 2020, Mr. Bjerkholt served as the Chief Financial Officer of Aimmune Therapeutics, Inc., a biotechnology company developing treatments for food allergies. From 2004 until April 2017, Mr. Bjerkholt held various roles at Sunesis Pharmaceuticals, Inc., a biopharmaceutical company developing oncology therapeutics, including as Executive Vice President, Corporate Development and Finance and Chief Financial Officer. From 2002 to 2004, he was Senior Vice President and Chief Financial Officer at IntraBiotics Pharmaceuticals, Inc., a biopharmaceutical company that was acquired by Ardea Biosciences, Inc. in 2006. Mr. Bjerkholt was a co-founder of LifeSpring Nutrition, Inc., a nutraceutical company, and from 1999 to 2002 served at various times as its Chief Executive Officer, President, and Chief Financial Officer. From 1990 to 1997, he also served as a vice president in the healthcare banking group at J.P. Morgan & Co. Incorporated, an international banking firm. He has served on the boards of directors of several publicly traded companies, including as a member of the board of directors and chair of the audit committee of Corium, Inc. until its acquisition by Gurnet Point Capital in November 2018, and as a member of the board of directors and as chair of the audit committee of StemCells, a biotechnology company, until its November 2016 acquisition by Microbot Medical Ltd. He currently is a member of the board of directors of Cerus Corporation, a biotechnology company. He holds a Cand. Oecon degree in Economics from the University of Oslo and an M.B.A. from Harvard Business School.

The Graybug Board believes that Mr. Bjerkholt’s financial experience and expertise and industry knowledge provide him with the qualifications and skills to serve on the combined company’s board of directors.

Frederic Guerard, Pharm.D., has served as the President and Chief Executive Officer of Graybug and as a member of the Graybug Board, since February 2019. From 1999 to February 2019, Dr. Guerard held key leadership roles at Novartis AG, a multinational pharmaceutical company, including Worldwide Business Franchise Head of Ophthalmology from April 2016 to February 2019, Global Franchise Head of Pharmaceuticals at Alcon Vision LLC, a Novartis company, from May 2015 to April 2016, Managing Director of the United

Kingdom and Ireland from July 2012 to April 2015, and Country President and Managing Director of Australia and New Zealand from April 2009 to July 2012, among others. He has been a Non-Executive Director at Lenz Therapeutics since September 2021. Dr. Guerard holds a Pharm.D. and a Master of Biological and Medical Sciences from the University of Rouen, France and a Master of Marketing from HEC Paris.

The Graybug Board believes that Dr. Guerard is qualified to serve on the combined company’s board of directors because of his extensive experience serving in leadership positions in biotechnology companies, as well as the operational expertise and continuity that he brings to the combined company’s board of directors.

Family Relationships

There are no family relationships among any of the current Graybug directors and executive officers, and there are no family relationships among any of the proposed combined company directors and officers. Except as provided in the merger agreement, there are no arrangements or understandings with another person under which the directors and executive officers of the combined company were or are to be selected as a director or executive officer. Additionally, no director or executive officer of the combined company is involved in legal proceedings which require disclosure under Item 401 of Regulation S-K.

Composition of the Board of Directors of the Combined Company Following the Merger

The Graybug Board is currently divided into three staggered classes, with each class serving a three-year term. The staggered structure of the Graybug Board will remain in place for the combined company’s board of directors following the completion of the merger. The terms of the combined company’s Class I, Class II and Class III directors will expire upon the election and qualification of successor directors at the annual meetings of stockholders to be held in 2024, 2025, and 2023, respectively. Following the closing of the merger, the combined company’s directors will be divided among the three classes as follows:

•	The Class I directors will be: Fred Middleton and Eric Bjerkholt (currently a Class II director)

•	The Class II directors will be: A. Rachel Leheny, Ph.D., Eric W. Roberts and Frederic Guerard, Pharm.D.

•	The Class III directors will be: Allan Shaw and Robert N. Wilson

Director Independence

Rule 5605 of the Nasdaq rules requires a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent under the Exchange Act. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under Rule 5605(a)(2) of the Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the Graybug Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director; and (2) whether the director is affiliated with Graybug or any of its subsidiaries or affiliates.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the Graybug Board believes that each of the directors of the combined company, with the exception of Dr. Leheny, Dr. Guerard and Mr. Roberts, will be an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq rules following the consummation of the transaction with CalciMedica.

Committees of the Combined Company’s Board of Directors

Following the merger, we expect that the following individuals will serve on the audit committee, compensation committee and nominating and corporate governance committee of the combined company’s board of directors:

•	Audit Committee: Eric Bjerkholt (Chair), Allan Shaw and Fred Middleton

•	Compensation Committee: Allan Shaw (Chair), Robert Wilson and Fred Middleton

•	Nominating and Corporate Governance Committee: Robert N. Wilson (Chair) and Allan Shaw

The Graybug Board has determined that each member of the audit committee is an independent director under Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards and under Rule 10A-3 under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the Graybug Board has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The Graybug Board has determined that Eric Bjerkholt qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq listing rules. In making this determination, the Graybug Board has considered Eric Bjerkholt’s formal education and previous and current experience in financial and accounting roles. Both our independent registered public accounting firm and management will periodically meet privately with the audit committee.

The Graybug Board has determined that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the Nasdaq independence requirements.

Compensatory Arrangements with Executive Officers of the Combined Company Following the Consummation of the Merger

CalciMedica previously entered into offer letters with each of A. Rachel Leheny, Ph.D., dated as of May 20, 2020; Eric W. Roberts, dated as of May 20, 2020; Sudarshan Hebbar, M.D, dated as of August 24, 2015; Michael J. Dunn, dated as of August 29, 2014; and Kenneth A. Stauderman, Ph.D., dated as of August 29, 2014 (collectively, referred to as the “CalciMedica Executive Agreements” and each of Dr. Leheny, Mr. Roberts, Dr. Hebbar, Mr. Dunn and Dr. Stauderman referred to as a “CalciMedica executive officer” and collectively, the “CalciMedica executive officers”). The employment of each CalciMedica executive officer is at will.

A. Rachel Leheny, Ph.D.

Pursuant to the terms of Dr. Leheny’s offer letter, Dr. Leheny was originally entitled to an annual base salary of $250,000, which was increased to $350,000 upon the closing of CalciMedica’s Series C convertible stock financing, and is eligible to receive an annual discretionary bonus with a target amount of 50% of her then current base salary, based upon the achievement of certain corporate and/or individual objectives and milestones that are determined in the sole discretion of the CalciMedica Board.

Dr. Leheny’s offer letter provides that if her employment is terminated by CalciMedica without “cause” or Dr. Leheny resigns for “good reason” (each, as defined in Dr. Leheny’s offer letter), she will be entitled to receive (i) continued payment of her then-current base salary for 12 months, (ii) premiums for Dr. Leheny’s

COBRA continuation health coverage for up to 12 months, and (iii) the acceleration of 12 months of vesting of any outstanding but unvested stock options or other equity awards held by Dr. Leheny. Furthermore, upon termination of her services to CalciMedica, Dr. Leheny shall have at least 12 months following her termination date to exercise her options. In addition, in the event of a change in control (as defined in the CalciMedica plan), all of the outstanding and unvested stock options held by Dr. Leheny at such time will become fully vested and immediately exercisable.

Eric W. Roberts

Pursuant to the terms of Mr. Roberts’ offer letter, Mr. Roberts became entitled to an annual base salary of $300,000 upon the closing of CalciMedica’s Series C convertible stock financing, and is eligible to receive an annual discretionary bonus with a target amount of 50% of his then current base salary, based upon the achievement of certain corporate and/or individual objectives and milestones that are determined in the sole discretion of the CalciMedica Board.

Mr. Roberts’ offer letter provides that if his employment is terminated by CalciMedica without “cause” or Mr. Roberts resigns for “good reason” (each, as defined in Mr. Roberts’ offer letter), he will be entitled to receive (i) continued payment of his then-current base salary for 12 months, (ii) premiums for Mr. Roberts’ COBRA continuation health coverage for up to 12 months, and (iii) the acceleration of 12 months of vesting of any outstanding but unvested stock options or other equity awards held by Mr. Roberts, other than Mr. Roberts’ second option. Furthermore, upon termination of his services to CalciMedica, Mr. Roberts shall have at least 12 months following his termination date to exercise his options. In addition, in the event of a change in control (as defined in the CalciMedica plan), all of the outstanding and unvested stock options held by Mr. Roberts at such time will become fully vested and immediately exercisable.

Sudarshan Hebbar, M.D.

Pursuant to the terms of his offer letter, Dr. Hebbar was entitled to an initial annual base salary of $250,000, which the CalciMedica Board has subsequently increased to $300,000 in 2018, and is eligible to receive an annual discretionary bonus with an initial target amount of 35% of his then current base salary, based upon the achievement of certain corporate and/or individual objectives and milestones that are determined in the sole discretion of the CalciMedica Board. Dr. Hebbar’s offer letter also provided for a one-time cash bonus of $15,000 which was paid in November 2015.

Dr. Hebbar’s offer letter provides that, if his employment is terminated by CalciMedica without “cause” (other than as a result of death or disability) (each, as defined in Dr. Hebbar’s offer letter), he will be entitled to receive (i) continued payment of his then-current base salary for four months and (ii) premiums for Dr. Hebbar’s COBRA continuation health coverage for up to four months. If such termination or resignation occurs on or within 12 months immediately following the consummation of a change in control (as defined in the offer letter) for reasons other than “cause” (other than as a result of death or disability), and he is not offered another similar position with CalciMedica or a successor company and he terminates his employment, he will be entitled to receive (i) continued payment of his then-current base salary for six months, (ii) premiums for Dr. Hebbar’s COBRA continuation health coverage for up to six months, and (iii) acceleration of all of the outstanding and unvested stock options, such that all outstanding and unvested stock options held by Dr. Hebbar will become fully vested and immediately exercisable.

Michael J. Dunn

Pursuant to the terms of his offer letter, Mr. Dunn was entitled to an initial annual base salary of $250,000, which was increased to $300,000 effective January 2019, and is eligible to receive an annual discretionary bonus with an initial target amount of 35% of his then current base salary, based upon the achievement of certain corporate and/or individual objectives and milestones that are determined in the sole discretion of the CalciMedica Board.

Mr. Dunn’s offer letter also provided for a one-time cash bonus of $25,000 which was paid in May 2014 and up to an aggregate of $75,000 in cash bonuses for achievement for the achievement of certain milestones within 12 months of the date of Mr. Dunn’s offer letter, all of which were paid out between September 2014 and December 2014. In addition, pursuant his offer letter, Mr. Dunn was granted an option to purchase 408,402 shares of common stock in October 2014, which became fully vested as of July 2017.

Mr. Dunn’s offer letter provides that if his employment is terminated by CalciMedica without “cause” (other than as a result of death or disability) prior to a “change in control” (as defined in Mr. Dunn’s offer letter), he will be entitled to receive (i) continued payment of his then-current base salary for four months and (ii) reimbursement of premiums for Mr. Dunn’s COBRA continuation health coverage for up to four months. If such termination or resignation occurs following the consummation of a “change in control” (as defined in the offer letter) for reasons other than “cause” (other than as a result of death or disability), he will be entitled to receive (i) continued payment of his then-current base salary for six months, (ii) reimbursement of premiums for Mr. Dunn’s COBRA continuation health coverage for up to six months, and (iii) acceleration of all of then outstanding and unvested equity awards, such that all outstanding and unvested stock options held by Mr. Dunn will become fully vested and immediately exercisable.

Kenneth A. Stauderman, Ph.D.

Pursuant to the terms of his offer letter, Dr. Stauderman was entitled to an initial annual base salary of $250,000, which the CalciMedica Board subsequently increased to $300,000 in 2018, and is eligible to receive an annual discretionary bonus with an initial target amount of 35% of his then current base salary, based upon the achievement of certain corporate and/or individual objectives and milestones that are determined in the sole discretion of the CalciMedica Board. Dr. Stauderman’s offer letter also provided for a one-time cash bonus of $25,000 which was paid in 2014 and up to an aggregate of $75,000 in cash bonuses for achievement for the achievement of certain milestones within 12 months of the date of Mr. Stauderman’s offer letter.

Dr. Stauderman’s offer letter provides that if his employment is terminated by CalciMedica without “cause” (other than as a result of death or disability) prior to a “change in control” (as defined in Dr. Stauderman’s offer letter), he will be entitled to receive (i) continued payment of his then-current base salary for four months and (ii) reimbursement of premiums for Dr. Stauderman’s COBRA continuation health coverage for up to four months. If such termination or resignation occurs following the consummation of a “change in control” (as defined in the offer letter) for reasons other than “cause” (other than as a result of death or disability), he will be entitled to receive (i) continued payment of his then-current base salary for six months, (ii) reimbursement of premiums for Dr. Stauderman’s COBRA continuation health coverage for up to six months, and (iii) acceleration of all of then outstanding and unvested equity awards, such that all outstanding and unvested stock options held by Dr. Stauderman will become fully vested and immediately exercisable.

DESCRIPTION OF GRAYBUG’S CAPITAL STOCK

The following description of Graybug common stock and preferred stock summarizes the material terms and provisions of Graybug common stock and preferred stock. The following description of Graybug’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by, Graybug’s restated certificate of incorporation, referred to in this section as the certificate of incorporation, and Graybug’s restated bylaws, as may be amended, referred to in this section as the bylaws, which are incorporated by reference to Exhibits 3.1 and 3.2, respectively, of Graybug’s Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on March 11, 2022, and does not include changes resulting from the adoption of Graybug’s amended and restated certificate of incorporation to effect a reverse stock split of Graybug common stock. The terms of Graybug common stock and preferred stock may also be affected by Delaware law.

Authorized Capital Stock

The authorized capital stock of Graybug consists of (i) 500,000,000 shares of Graybug common stock, par value $0.0001 per share, of which 21,658,548 shares were issued and are outstanding as of November 30, 2022 (the “capitalization date”) and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (“Graybug preferred stock”), of which no shares have been issued and are outstanding as of the capitalization date. Graybug does not hold any shares of its capital stock in its treasury. Each outstanding share of Graybug common stock is duly and validly issued, fully paid and non-assessable.

Common Stock

Dividends

The holders of outstanding shares of Graybug common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the Graybug Board from time to time may determine.

Voting

Holders of Graybug common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election.

Distributions on Liquidation

Upon Graybug’s liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders would be distributable ratably among the holders of Graybug common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Other Rights

Graybug common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption.

Relationship to Preferred Stock

The Graybug Board is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of their qualifications, limitations or restrictions, in each case without further vote or action by Graybug stockholders. The Graybug Board is also able to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding and not above the number of shares of that series authorized, without any further vote or action by Graybug stockholders. The Graybug Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Graybug common stock.

While Graybug does not currently have any plans for the issuance of additional Graybug preferred stock, the issuance of such Graybug preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of Graybug preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the Graybug preferred stock; however, these effects may include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change of control of Graybug without further action by the stockholders.

Other than in connection with shares of Graybug preferred stock (as explained above), which Graybug preferred stock is not currently designated nor contemplated by Graybug, Graybug does not believe that any provision of Graybug’s amended and restated certificate of incorporation or bylaws would delay, defer or prevent a change of control.

Listing

Graybug common stock is listed on Nasdaq under the symbol “GRAY.” On [●], 2023, the last reported sale price for Graybug common stock on Nasdaq was $[●] per share. As of [●], 2023, Graybug had approximately [●] stockholders of record.

Transfer Agent and Registrar

The transfer agent and registrar for Graybug common stock is American Stock Transfer and Trust Company.

Certain Anti-Takeover Provisions of Delaware Law and the Certificate of Incorporation and Bylaws

Provisions of the DGCL and the certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with the board of directors.

Delaware Law

Graybug is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date on which the person became an interested stockholder unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock.

Certificate of Incorporation and Bylaw Provisions

The certificate of incorporation and bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of Graybug, including the following:

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Board of Directors Vacancies. The certificate of incorporation and bylaws authorize only the Graybug Board to fill vacant directorships, including newly created seats. In addition, the number of directors constituting the Graybug Board is permitted to be set only by a resolution adopted by a majority vote of the entire Graybug Board. These provisions would prevent a stockholder from increasing the size of the Graybug Board and then gaining control of the Graybug Board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the Graybug Board but promotes continuity of management.

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Classified Board. The certificate of incorporation and bylaws provide that the Graybug Board is classified into three classes of directors, each with staggered three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

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Stockholder Action; Special Meetings of Stockholders. The certificate of incorporation provides that Graybug stockholders may not take action by written consent, but may only take action at annual or special meetings of Graybug stockholders. As a result, a holder controlling a majority of Graybug’s capital stock would not be able to amend the bylaws or remove directors without holding a meeting of Graybug stockholders called in accordance with the bylaws. Further, the bylaws provide that special meetings of Graybug stockholders may be called only by a majority of the Graybug Board, the chairman of the Graybug Board, Graybug’s Chief Executive Officer or President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of Graybug stockholders to force consideration of a proposal or for stockholders controlling a majority of Graybug’s capital stock to take any action, including the removal of directors.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations. The bylaws provide advance notice procedures for stockholders seeking to bring business before Graybug’s annual meeting of stockholders or to nominate candidates for election as directors at Graybug’s annual meeting of stockholders. The bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude Graybug’s stockholders from bringing matters before Graybug’s annual meeting of stockholders or from making nominations for directors at Graybug’s annual meeting of stockholders if the proper procedures are not followed. These provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Graybug.

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No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The certificate of incorporation and bylaws do not provide for cumulative voting.

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Directors Removed Only for Cause. The certificate of incorporation provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of Graybug’s outstanding common stock.

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Amendment of Charter Provisions. Any amendment of the above expected provisions in the certificate of incorporation would require approval by holders of at least two-thirds of Graybug’s outstanding common stock.

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Issuance of Undesignated Preferred Stock. The Graybug Board has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the Graybug Board. The existence of authorized but unissued shares of preferred stock would enable the Graybug Board to render more difficult or to discourage an attempt to obtain control of us by merger, tender offer, proxy contest or other means.

•

Choice of Forum. The certificate of incorporation provides that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on Graybug’s behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, the certificate of incorporation or the bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The bylaws provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, which is referred to as a Federal Forum Provision. Graybug’s decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal courts or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by Graybug stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. While neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by Graybug stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder also must be brought in federal court. Graybug stockholders will not be deemed to have waived Graybug’s compliance with the federal securities laws and the regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in any of Graybug’s securities shall be deemed to have notice of and consented to Graybug’s exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with us or Graybug’s directors, officers or other employees, which may discourage lawsuits against Graybug and its directors, officers, and other employees.

PRINCIPAL STOCKHOLDERS OF GRAYBUG

The following table sets forth information relating to the beneficial ownership of Graybug common stock as of November 30, 2022 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of the outstanding shares of Graybug common stock;

•	each of Graybug directors;

•	each of Graybug named executive officers; and

•	all current directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of November 30, 2022 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Graybug common stock held by such persons.

The percentage of shares beneficially owned is computed on the basis of 21,658,548 shares of Graybug common stock outstanding as of November 30, 2022. Shares of Graybug common stock that a person has the right to acquire within 60 days of November 30, 2022 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed in the table is c/o Graybug Vision, Inc., 274 Redwood Shores Parkway, P.O. Box 144, Redwood City, California 94065.

Name of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percentage of Shares Beneficially Owned (%)
Directors and Named Executive Officers:
Frederic Guerard, Pharm.D.(1)	1,479,711	6.4%
Robert S. Breuil(2)	314,647	1.4%
Parisa Zamiri, M.D., Ph.D.(3)	401,799	1.8%
Christina Ackermann(4)	31,944	*
Eric Bjerkholt(5)	31,944	*
Julie Eastland(6)	31,944	*
Christy Shaffer, Ph.D.(7)	12,500	*
Dirk Sauer, Ph.D.(8)	32,500	*
All named executive officers and directors as a group (8 persons)(9)	2,336,989	9.8%
5% Stockholders:
Entities affiliated with Deerfield(10)	5,281,713	24.4%
Entities affiliated with OrbiMed Advisors, LLC(11)	4,163,347	19.2%
AffaMed Project Limited(12)	1,341,415	6.2%

*	Represents beneficial ownership of less than one percent.
(1)	Consists of (i) 100,672 shares of our common stock, and (ii) 1,379,039 shares of our common stock subject to options that are exercisable within 60 days of November 30, 2022.
(2)	Consists of (i) 58,895 shares of our common stock, and (ii) 255,752 shares of our common stock subject to options that are exercisable within 60 days of November 30, 2022.

(3)	Consists of (i) 31,084 shares of our common stock, and (ii) 370,715 shares of our common stock subject to options that are exercisable within 60 days of November 30, 2022.
(4)	Consists of 31,944 shares of our common stock subject to options that are exercisable within 60 days of November 30, 2022.
(5)	Consists of 31,994 shares of our common stock subject to options that are exercisable within 60 days of November 30, 2022.
(6)	Consists of 31,994 shares of our common stock subject to options that are exercisable within 60 days of November 30, 2022.
(7)	Consists of 12,500 shares of our common stock subject to options that are exercisable within 60 days of November 30, 2022.
(8)	Consists of 32,500 shares of our common stock subject to options that are exercisable within 60 days of November 30, 2022.
(9)

Consists of (i) 190,651 shares of our common stock and (ii) 2,126,338 shares of our common stock subject to options that are exercisable within 60 days of November 30, 2022 held by all our current executive officers and directors, as a group.

(10)

Based solely on information contained in a Schedule 13D/A filed with the SEC on November 20, 2020 by Deerfield Management Company, L.P. and related entities. Consists of (i) 1,713,873 shares of our common stock held by Deerfield Private Design Fund III, (ii) 1,853,967 shares of our common stock held by Deerfield Partners and (iii) 1,713,873 shares of our common stock held by Deerfield Healthcare Innovations Fund. Deerfield Mgmt III, L.P. is the general partner of Deerfield Private Design Fund III, L.P., Deerfield Mgmt. HIF, L.P. is the general partner of Deerfield Healthcare Innovations Fund, L.P. and Deerfield Mgmt, L.P. is the general partner of Deerfield Partners, L.P. Deerfield Management Company, L.P. is the investment manager of each of Deerfield Private Design Fund III, L.P., Deerfield Healthcare Innovations Fund, L.P. and Deerfield Partners, L.P. Mr. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt III, L.P., Deerfield Mgmt HIF, L.P., Deerfield Mgmt, L.P. and Deerfield Management Company, L.P. and Mr. James E. Flynn may be deemed to beneficially own the securities held by Deerfield Private Design Fund III, L.P., Deerfield Mgmt HIF, L.P., Deerfield Management Company, L.P. The address of each of Deerfield Private Design Fund III, L.P., Deerfield Healthcare Innovations Fund, L.P. and Deerfield Partners, L.P. is c/o Deerfield Management Company, L.P., 780 Third Avenue, 37th Floor, New York, NY 10017.

(11)

Based solely on information contained in a Schedule 13D/A filed with the SEC on March 26, 2021 by OrbiMed Advisors LLC and related entities. Consists of 4,163,347 shares of our common stock held by OrbiMed Private Investments VI, L.P. (OPI VI). OrbiMed Capital GP VI LLC (OrbiMed GP) is the general partner of OPI VI, pursuant to the terms of the limited partnership agreement of OPI VI, and OrbiMed Advisors LLC (OrbiMed Advisors) is the managing member of OrbiMed GP, pursuant to the terms of the limited liability company agreement of OrbiMed GP. As a result, OrbiMed Advisors and OrbiMed GP share power to direct the vote and disposition of the shares held by OPI VI and may be deemed directly or indirectly, including by reason of their mutual affiliation, to be the beneficial owners of the shares held by OPI VI. OrbiMed Advisors exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho and Jonathan T. Silverstein, each of whom disclaims beneficial ownership of the shares held by OPI VI. Also consists of 73,500 shares of our common stock held by BIOG, a publicly-listed investment trust organized under the laws of England. OrbiMed Capital LLC (OrbiMed Capital) is the investment advisor of BIOG. As a result, OrbiMed Capital has the power to direct the vote and disposition of the shares held by BIOG and may be deemed directly or indirectly, including by reason of mutual affiliation, to be the beneficial owner of the shares held by BIOG. OrbiMed Capital exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho and Jonathan T. Silverstein, each of whom disclaims beneficial ownership of the shares held by BIOG. The address of OrbiMed Advisors is 601 Lexington Avenue, 54th Floor, New York, NY 10022.

(12)

The shares reported herein are held directly by AffaMed Project Limited. AffaMed Project Limited is wholly owned by AffaMed Therapeutics Limited. AffaMed Therapeutics Limited is controlled by C-Bridge IV Investment Three Group Limited, C-Bridge IV Investment Six Limited, C-Bridge IV Investment Twenty Limited and AffaMed Management Limited. C-Bridge IV Investment Three Group Limited, C-Bridge IV

Investment Six Limited, C-Bridge IV Investment Twenty Limited are each wholly owned by C-Bridge Healthcare Fund IV, L.P. C-Bridge Healthcare Fund GP IV, L.P. is the general partner of C-Bridge Healthcare Fund IV, L.P. C-Bridge Capital GP IV, Ltd. is the general partner of C-Bridge Healthcare Fund GP IV, L.P. C-Bridge Healthcare Fund GP IV, L.P. is controlled by TF Capital IV, Ltd. and Nova Aqua Limited. TF Capital IV, Ltd. is wholly owned by Nova Aqua Limited. AffaMed Management Limited is wholly owned by C-Bridge Joint Value Creation Limited. C-Bridge Joint Value Creation Limited is wholly owned by Nova Aqua Limited. Nova Aqua Limited is controlled by Mr. Wei Fu.

PRINCIPAL STOCKHOLDERS OF CALCIMEDICA

The following table sets forth information relating to the beneficial ownership of CalciMedica common stock prior to the merger to reflect the beneficial ownership of shares of CalciMedica common stock based on shares outstanding on November 30, 2022 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of the outstanding shares of CalciMedica common stock;

•	each of CalciMedica’s directors;

•	each of CalciMedica’s executive officers; and

•	all current directors and executive officers as a group.

The following table is based upon information supplied by CalciMedica’s officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, CalciMedica believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 87,742,978 shares of CalciMedica common stock outstanding on November 30, 2022, adjusted as required by rules promulgated by the SEC. Beneficial ownership is determined in accordance with SEC rules and includes any shares as to which the stockholder has sole or shared voting power or investment power as well as any shares that the stockholder has the right to acquire within 60 days of November 30, 2022, whether through the exercise, settlement or conversion of any stock option, restricted stock units, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

Unless otherwise noted below, the address for each beneficial owner listed in the table below is c/o CalciMedica, Inc., 505 Coast Boulevard South, Suite 130, La Jolla, CA 92037.

Owner	Number of Shares Beneficially Owned (#)	Percentage of Shares Beneficially Owned (%)
5% Stockholders:
Entities or Persons affiliated with Sanderling Ventures(1)	44,725,220	49.6%
Entities or Persons affiliated with Valence Investments SPV IV, LLC(2)	15,384,855	16.9%
Revelation Healthcare Fund I, L.P.(3)	9,299,490	10.6%
QVC Medical 2021 Limited Partnership(4)	6,650,091	7.6%
Global Health Science Fund II, L.P.(5)	5,978,866	6.8%
Executive Officers and Directors:
A. Rachel Leheny, Ph.D.(6)	20,517,672	21.3%
Eric W. Roberts(7)	17,951,408	19.1%
Sudarshan Hebbar, M.D.(8)	3,823,230	4.2%
Zafrira Avnur	—	*
Lakhmir Chawla, M.D.(9)	177,398	*
Fred Middleton(10)	45,033,897	49.9%
Robert N. Wilson(11)	3,305,388	3.7%
Allan Shaw(12)	41,666	*
Michael J. Dunn, MBA(13)	2,819,943	3.1%
Daniel Geffken, MBA(14)	450,000	*
Kenneth A. Stauderman, Ph.D.(15)	2,954,454	3.3%
All current executive officers and directors as a group (12 persons)(17)	81,690,201	70.4%

*	Represents beneficial ownership of less than 1%.

(1)

Consists of (i) 197,385 shares of CalciMedica common stock, 12,861,496 shares of CalciMedica preferred stock and 839,031 shares of CalciMedica preferred stock issuable upon exercise of CalciMedica warrants held by Sanderling VI Co-Investment Fund, L.P., (ii) 276,100 shares of CalciMedica common stock, 22,464,973 shares of CalciMedica preferred stock and 760,242 shares of CalciMedica preferred stock issuable upon exercise of CalciMedica warrants held by Sanderling Venture Partners VI, LP, (iii) 300,000 shares of CalciMedica common stock, 260,544 shares of CalciMedica preferred stock and 14,546 shares of CalciMedica preferred stock issuable upon exercise of CalciMedica warrants held by Sanderling Ventures Management VI, (iv) 53,733 shares of CalciMedica preferred stock and 9,690 shares of CalciMedica preferred stock issuable upon exercise of CalciMedica warrants held by Sanderling Ventures Management VII, (v) 1,062,536 shares of CalciMedica preferred stock and 189,266 shares of CalciMedica preferred stock issuable upon exercise of CalciMedica warrants held by Sanderling Ventures VII (Canada), LP, (vi) 208,207 shares of CalciMedica preferred stock and 48,893 shares of CalciMedica preferred stock issuable upon exercise of CalciMedica warrants held by Sanderling Ventures VII Annex Fund, L.P., (vii) 4,049,049 shares of CalciMedica preferred stock and 721,244 shares of CalciMedica preferred stock issuable upon exercise of CalciMedica warrants held by Sanderling Ventures VII, LP, (viii) 10,694 shares of CalciMedica common stock and 248,189 shares of CalciMedica preferred stock held by Sanderling VI Beteiligungs GmbH & Co KG, and (ix) 12,742 shares of CalciMedica common stock and 295,713 shares of CalciMedica preferred stock held by Sanderling VI Limited Partnership. Fred Middleton, a member of the CalciMedica Board, is a managing director at Sanderling Ventures. Mr. Middleton has voting or dispositive power with respect to the foregoing shares beneficially owned by Sanderling Ventures and disclaims beneficial ownership of such shares except to the extent of his respective pecuniary interest therein. The address of Sanderling Ventures is 1300 S. El Camino Real, Suite 203, San Mateo, CA 94402.

(2)

Consists of (i) 9,608,856 shares of CalciMedica preferred stock and 2,786,567 shares of CalciMedica preferred stock issuable upon exercise of CalciMedica warrants held by Valence Investments SPV IV, LLC (Valence IV) and (ii) 2,299,564 shares of CalciMedica preferred stock and 689,868 shares of CalciMedica preferred stock issuable upon exercise of CalciMedica warrants held by Valence Investments SPV V, LLC (Valence V). Dr. Leheny, CalciMedica’s Chief Executive Officer and a member of the CalciMedica Board, and Mr. Roberts, CalciMedica’s Chief Business Officer and a member of the CalciMedica Board, are co-founders and managing directors of Valence IV and Valence V. Dr. Leheny and Mr. Roberts have shared voting and dispositive power with respect to shares held by Valence IV and Valence V, and disclaim beneficial ownership of such shares except to the extent of his or her respective pecuniary interest therein. The principal business address of Valence Investment LLC is 590 Madison Avenue, 21st Floor, New York, NY 10022.

(3)

Consists of (i) 203,079 shares of CalciMedica common stock and (ii) 9,028,192 shares of CalciMedica preferred stock and 68,219 shares of CalciMedica preferred stock issuable upon exercise of CalciMedica warrants held by Revelation Healthcare Fund I, L.P. (Revelation). Scott Halsted is a managing member at Revelation. Mr. Halsted has voting or dispositive power with respect to shares held by Revelation and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Revelation is 300 Turney Street, 2nd Floor, Sausalito, CA 94965.

(4)

Consists of (i) 4,972,032 shares of CalciMedica preferred stock and (ii) 1,678,059 shares of CalciMedica preferred stock issuable upon exercise of CalciMedica warrants held by QVMedical 2021 Limited Partnership. [●] has voting and dispositive power over the shares held by QVMedical 2021 Limited Partnership. The address of QVMedical 2021 Limited Partnership is [●].

(5)

Consists of (i) 4,599,128 shares of CalciMedica preferred stock and (ii) 1,379,738 shares of CalciMedica preferred stock issuable upon exercise of CalciMedica warrants held by Global Health Science Fund II, L.P. GHS Partnership II, L.P. is the general partner of Global Health Science Fund II, L.P. GHS Partners Limited is the general partner of GHS Partnership II, L.P.. Global Health Science Fund II, L.P., GHS Partners Limited and GHS Partnership II, L.P. share voting and dispositive over the shares held by Global Health Science Fund II, L.P. The address of such beneficial owners is PO Box 309, Ugland House, Grand Cayman, KY1- 1104, Cayman Islands.

(6)

Consists of (i) the shares described in note (2) above and (ii) 5,132,817 shares of CalciMedica common stock that Dr. Leheny has the right to acquire from CalciMedica within 60 days of November 30, 2022 pursuant to the exercise of stock options.

(7)

Consists of (i) the shares described in note (2) above, (ii) 46,464 shares of CalciMedica common stock that Mr. Roberts has the right to acquire from CalciMedica within 60 days of November 30, 2022 pursuant to the exercise of CalciMedica warrants held by Mr. Roberts and (iii) 2,520,089 shares of CalciMedica common stock that Mr. Roberts has the right to acquire from CalciMedica within 60 days of November 30, 2022 pursuant to the exercise of stock options.

(8)	Consists of 3,823,230 shares of CalciMedica common stock that Dr. Hebbar has the right to acquire from CalciMedica within 60 days of November 30, 2022 pursuant to the exercise of stock options.
(9)	Consists of 177,398 shares of CalciMedica common stock that Dr. Chawla has the right to acquire from CalciMedica within 60 days of November 30, 2022 pursuant to the exercise of stock options.
(10)

Consists of (i) the shares described in note (1) above, (ii) 50,000 shares of CalciMedica common stock that Mr. Middleton has the right to acquire from CalciMedica within 60 days of November 30, 2022 pursuant to the exercise of CalciMedica warrants held by Mr. Middleton and (iii) 258,677 shares of CalciMedica preferred stock held by Golden Triangle Ventures, LLC. Mr. Middleton is managing member of Golden Triangle Ventures LLC.

(11)

Consists of (i) 1,988,812 shares of CalciMedica preferred stock held by Mr. Wilson, (ii) 596,642 shares of CalciMedica preferred stock issuable upon exercise of CalciMedica warrants and (iii) 719,934 shares that Mr. Wilson has the right to acquire from CalciMedica within 60 days of November 30, 2022 pursuant to the exercise of stock options.

(12)	Consists of 41,666 shares of CalciMedica common stock that Mr. Shaw has the right to acquire from CalciMedica within 60 days of November 30, 2022 pursuant to the exercise of stock options.
(13)

Consists of 2,819,943 shares of CalciMedica common stock that Mr. Michael J. Dunn, MBA has the right to acquire from CalciMedica within 60 days of November 30, 2022 pursuant to the exercise of stock options.

(14)

Consists of (i) 400,000 shares of CalciMedica common stock that Danforth Advisors, LLC (Danforth) has the right to acquire from CalciMedica within 60 days of November 30, 2022 pursuant to the exercise of CalciMedica warrants held by Danforth and (ii) 50,000 shares of CalciMedica common stock that SG Dan Equity Holdings, LLC (SG Dan Equity) has the right to acquire from CalciMedica within 60 days of November 30, 2022 pursuant to the exercise of CalciMedica warrants held by SG Dan Equity. Mr. Geffken, CalciMedica’s interim Chief Financial Officer, has voting or dispositive power with respect to warrants held by Danforth and SG Dan Equity.

(15)

Consists of (i) 414,706 shares of CalciMedica common stock and (ii) 2,539,748 shares of CalciMedica common stock that Dr. Stauderman has the right to acquire from CalciMedica within 60 days of November 30, 2022 pursuant to the exercise of stock options.

(16)	Includes the shares described in notes (6) through (15).

PRINCIPAL STOCKHOLDERS OF THE COMBINED COMPANY

The following table sets forth information relating to the beneficial ownership of the combined company’s common stock after the merger, subject to the assumptions set forth below, for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of the outstanding shares of the combined company’s common stock;

•	each of the combined company’s directors;

•	each of the combined company’s executive officers; and

•	all of the combined company’s current directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of November 30, 2022 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by such person.

The following table does not give effect to the reverse stock split and assumes (i) no exercise of outstanding options to purchase shares of Graybug common stock or CalciMedica common stock prior to the closing of the merger, (ii) an exchange ratio of 0.4073, (iii) that the closing of the merger occured on November 30, 2022, (iv) that immediately following the merger, Graybug will have 21,562,523 shares of its common stock outstanding, (v) immediately following the merger, CalciMedica will have 55,234,943 shares of its common stock outstanding (after giving effect to the preferred stock conversion, CalciMedica warrant exercises and convertible promissory note conversion and the closing of the private placement) and (vi) that CalciMedica issues 20,522,885 shares of CalciMedica common stock in the private placement. Based on these assumptions, there will be a total of 76, 797, 466 shares of combined company common stock outstanding upon the closing of the merger.

Shares of the combined company’s common stock that may be acquired by an individual or group within 60 days of November 30, 2022, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of the combined company’s common stock of any other person shown in the table. Unless otherwise indicated, the address for the following stockholders is c/o CalciMedica, Inc., 505 Coast Boulevard South, Suite 130, La Jolla, CA 92037.

Owner	Number of Shares Beneficially Owned (#)	Percentage of Shares Beneficially Owned (%)
5% Stockholders:
Entities or Persons affiliated with Sanderling Ventures(1)	23,807,916	31.0%
Entities or Persons affiliated with Valence Investments SPV IV, LLC(2)	11,823,841	15.1%
Revelation Healthcare Fund I, L.P.(3)	7,652,860	10.0%
Entities affiliated with Deerfield(4)	5,281,713	6.9%
Entities affiliated with OrbiMed Advisors, LLC(5)	4,163,347	5.4%
Executive Officers and Directors:
A. Rachel Leheny, Ph.D.(6)	13,914,437	17.3%
Eric W. Roberts(7)	13,018,324	16.4%

Owner	Number of Shares Beneficially Owned (#)	Percentage of Shares Beneficially Owned (%)
Fred Middleton(8)	23,943,769	31.1%
Robert N. Wilson(9)	3,086,198	4.0%
Allan Shaw(10)	16,970	*
Eric Bjerkholt(11)	31,944	*
Frederic Guerard, Pharm.D.(12)	1,479,711	1.9%
Sudarshan Hebbar, M.D.(13)	1,557,200	2.0%
Michael J. Dunn, MBA(14)	1,148,562	1.5%
Daniel Geffken, MBA(15)	183,285	*
Kenneth A. Stauderman, Ph.D.(16)	1,203,349	1.6%
All current executive officers and directors as a group (11 persons)(17)	47,759,907	54.1%

*	Represents beneficial ownership of less than 1%.
(1)

Consists of (i) 5,318,883 shares of the combined company’s common stock and 341,740 shares of the combined company’s common stock issuable upon exercise of warrants held by Sanderling VI Co-Investment Fund, L.P., (ii) 9,262,440 shares of the combined company’s common stock and 309,648 shares of the combined company’s common stock issuable upon exercise of warrants held by Sanderling Venture Partners VI, LP, (iii) 228,310 shares of the combined company’s common stock and 5,926 shares of the combined company’s common stock issuable upon exercise of warrants held by Sanderling Ventures Management VI, (iv) 21,886 shares of the combined company’s common stock and 3,948 shares of the combined company’s common stock issuable upon exercise of warrants held by Sanderling Ventures Management VII, (v) 608,538 shares of the combined company’s common stock and 77,089 shares of the combined company’s common stock issuable upon exercise of warrants held by Sanderling Ventures VII (Canada), LP, (vi) 169,625 shares of the combined company’s common stock and 19,915 shares of the combined company’s common stock issuable upon exercise of warrants held by Sanderling Ventures VII Annex Fund, L.P., (vii) 4,748,435 shares of the combined company’s common stock and 293,764 shares of the combined company’s common stock issuable upon exercise of warrants held by Sanderling Ventures VII, LP, (viii) 105,444 shares of the combined company’s common stock held by Sanderling VI Beteiligungs GmbH & Co KG, (ix) 125,634 shares of the combined company’s common stock held by Sanderling VI Limited Partnership, and (x) 2,166,691 shares of the combined company common stock that will be allocated among Sanderling Ventures II, L.P., Sanderling Ventures VII (Canada), L.P., Sanderling Ventures VII Annex Fund, L.P., Sanderling Venture Partners VI, L.P. and Sanderling Ventures Partners VI Co-Investment Fund, L.P. upon the closing of the private placement. Fred Middleton is a managing director at Sanderling Ventures. Mr. Middleton has voting or dispositive power with respect to foregoing shares beneficially owned by Sanderling Ventures and disclaims beneficial ownership of such shares except to the extent of his respective pecuniary interest therein. The address of Sanderling Ventures is 1300 S. El Camino Real, Suite 203, San Mateo, CA 94402.

(2)

Consists of (i) 5,048,656 shares of the combined company’s common stock and 1,134,969 shares of the combined company’s common stock issuable upon exercise of warrants held by Valence Investments SPV IV, LLC (Valence IV), (ii) 936,613 shares of the combined company’s common stock and 280,984 shares of the combined company’s common stock issuable upon exercise of warrants held by Valence Investments SPV V, LLC (Valence V) and (iii) 4,422,619 shares of the combined company’s common stock held by Valence Investments SPV VI, LLC (Valence VI). Dr. Leheny and Mr. Roberts are the co-founders and managing directors of Valence IV, Valence V and Valence VI, have shared voting and dispositive power with respect to shares held by such entities, and disclaim beneficial ownership of such shares except to the extent of his or her respective pecuniary interest therein. The principal business address of Valence Investment LLC is 590 Madison Avenue, 21st Floor, New York, NY 10022.

(3)

Consists of 7,625,074 shares of the combined company’s common stock and 27,786 shares of the combined company’s common stock issuable upon exercise of warrants held by Revelation Healthcare Fund I, L.P. (Revelation). Scott Halsted is a managing member at Revelation. Mr. Halsted has voting or dispositive power with respect to shares held by Revelation and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Revelation is 300 Turney Street, 2nd Floor, Sausalito, CA 94965.

(4)

Based solely on information contained in a Schedule 13D/A filed with the SEC on November 20, 2020 by Deerfield Management Company, L.P. and related entities. Consists of (i) 1,713,873 shares of the combined company’s common stock held by Deerfield Private Design Fund III, (ii) 1,853,967 shares of the combined company’s common stock held by Deerfield Partners and (iii) 1,713,873 shares of the combined company’s common stock held by Deerfield Healthcare Innovations Fund. Deerfield Mgmt III, L.P. is the general partner of Deerfield Private Design Fund III, L.P., Deerfield Mgmt. HIF, L.P. is the general partner of Deerfield Healthcare Innovations Fund, L.P. and Deerfield Mgmt, L.P. is the general partner of Deerfield Partners, L.P. Deerfield Management Company, L.P. is the investment manager of each of Deerfield Private Design Fund III, L.P., Deerfield Healthcare Innovations Fund, L.P. and Deerfield Partners, L.P. Mr. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt III, L.P., Deerfield Mgmt HIF, L.P., Deerfield Mgmt, L.P. and Deerfield Management Company, L.P. and Mr. James E. Flynn may be deemed to beneficially own the securities held by Deerfield Private Design Fund III, L.P., Deerfield Mgmt HIF, L.P., Deerfield Management Company, L.P. The address of each of Deerfield Private Design Fund III, L.P., Deerfield Healthcare Innovations Fund, L.P. and Deerfield Partners, L.P. is c/o Deerfield Management Company, L.P., 780 Third Avenue, 37th Floor, New York, NY 10017.

(5)

Based solely on information contained in a Schedule 13D/A filed with the SEC on March 26, 2021 by OrbiMed Advisors LLC and related entities. Consists of 4,163,347 shares of the combined company’s common stock held by OrbiMed Private Investments VI, L.P. (OPI VI). OrbiMed Capital GP VI LLC (OrbiMed GP) is the general partner of OPI VI, pursuant to the terms of the limited partnership agreement of OPI VI, and OrbiMed Advisors LLC (OrbiMed Advisors) is the managing member of OrbiMed GP, pursuant to the terms of the limited liability company agreement of OrbiMed GP. As a result, OrbiMed Advisors and OrbiMed GP share power to direct the vote and disposition of the shares held by OPI VI and may be deemed directly or indirectly, including by reason of their mutual affiliation, to be the beneficial owners of the shares held by OPI VI. OrbiMed Advisors exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho and Jonathan T. Silverstein, each of whom disclaims beneficial ownership of the shares held by OPI VI. Also consists of 73,500 shares of the combined company’s common stock held by BIOG, a publicly-listed investment trust organized under the laws of England. OrbiMed Capital LLC (OrbiMed Capital) is the investment advisor of BIOG. As a result, OrbiMed Capital has the power to direct the vote and disposition of the shares held by BIOG and may be deemed directly or indirectly, including by reason of mutual affiliation, to be the beneficial owner of the shares held by BIOG. OrbiMed Capital exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho and Jonathan T. Silverstein, each of whom disclaims beneficial ownership of the shares held by BIOG. The address of OrbiMed Advisors is 601 Lexington Avenue, 54th Floor, New York, NY 10022.

(6)

Consists of (i) the shares described in note (2) above and (ii) 2,090,596 shares of the combined company’s common stock that Dr. Leheny has the right to acquire from the combined company within 60 days of November 30, 2022 pursuant to the exercise of stock options.

(7)

Consists of (i) the shares described in note (2) above, (ii) 149,127 shares of the combined company’s common stock held by IRA Financial Trust Company, CFBO Eric W. Roberts, (iii) 18,925 shares of the combined company’s common stock that Mr. Roberts has the right to acquire from the combined company within 60 days of November 30, 2022 pursuant to the exercise of warrants held by Mr. Roberts and (iii) 1,026,431 shares of the combined company’s common stock that Mr. Roberts has the right to acquire from the combined company within 60 days of November 30, 2022 pursuant to the exercise of stock options.

(8)

Consists of (i) the shares described in note (1) above, (ii) 20,365 shares of the combined company’s common stock that Mr. Middleton has the right to acquire from the combined company within 60 days of November 30, 2022 pursuant to the exercise of warrants held by Mr. Middleton and (iii) 115,488 shares of the combined company’s common stock held by Golden Triangle Ventures, LLC. Mr. Middleton is managing member of Golden Triangle Ventures LLC.
(9)

Consists of (i) 2,549,955 shares of the combined company’s common stock held by Mr. Wilson, (ii) 243,014 shares of the combined company’s common stock that Mr. Wilson has the right to acquire from the combined company within 60 days of November 30, 2022 pursuant to the exercise of warrants held by Mr. Wilson and (iii) 293,229 shares that Mr. Wilson has the right to acquire from the combined company within 60 days of November 30, 2022 pursuant to the exercise of stock options.

(10)

Consists of 16,970 shares of the combined company’s common stock that Mr. Shaw has the right to acquire from the combined company within 60 days of November 30, 2022 pursuant to the exercise of stock options.

(11)

Consists of 31,994 shares of the combined company’s common stock subject to options that Mr. Bjerkholt has the right to acquire from the combined company within 60 days of November 30, 2022 pursuant to the exercise of stock options.

(12)

Consists of (i) 100,672 shares of the combined company’s common stock, and (ii) 1,379,039 shares of the combined company’s common stock that Dr. Guerard has the right to acquire from the combined company within 60 days of November 30, 2022 pursuant to the exercise of stock options.

(13)

Consists of 1,557,200 shares of the combined company’s common stock that Dr. Hebbar has the right to acquire from the combined company within 60 days of November 30, 2022 pursuant to the exercise of stock options.

(14)

Consists of 1,148,562 shares of the combined company’s common stock that Mr. Michael J. Dunn, MBA has the right to acquire from the combined company within 60 days of November 30, 2022 pursuant to the exercise of stock options.

(15)

Consists of (i) 162,920 shares of the combined company’s common stock that Danforth Advisors, LLC (Danforth) has the right to acquire from the combined company within 60 days of November 30, 2022 pursuant to the exercise of warrants held by Danforth and (ii) 20,365 shares of the combined company’s common stock that SG Dan Equity Holdings, LLC (SG Dan Equity) has the right to acquire from the combined company within 60 days of November 30, 2022 pursuant to the exercise of warrants held by SG Dan Equity. Mr. Geffken has voting or dispositive power with respect to warrants held by Danforth and SG Dan Equity.

(16)

Consists of (i) 168,910 shares of the combined company’s common stock and (ii) 1,034,439 shares of the combined company’s common stock that Dr. Stauderman has the right to acquire from the combined company within 60 days of November 30, 2022 pursuant to the exercise of stock options.

(17)	Includes the shares described in notes (6) through (16).

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Graybug files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can review Graybug’s electronically filed reports, proxy and information statements on the SEC’s web site at http://www.sec.gov or on Graybug’s web site at http://www.graybug.com. Information included on Graybug’s web site is not a part of this proxy statement.

You should rely only on the information contained in this proxy statement or on information to which Graybug has referred you. Graybug has not authorized anyone else to provide you with any information. Graybug provided the information concerning Graybug, and CalciMedica provided the information concerning CalciMedica, appearing in this proxy statement.

HOUSEHOLDING

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one copy of the proxy materials and annual report in accordance with a notice sent earlier by their bank or broker unless their bank or broker has received contrary instructions from one or more of the stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting their broker. Stockholders may revoke their consent at any time by contacting American Stock Transfer & Trust Company, LLC, through their website at www.astfinancial.com or by phone at (800) 937-5449. Graybug will promptly deliver a separate copy of the proxy materials and annual report to you if you make a written or oral request to Graybug’s Corporate Secretary at 274 Redwood Shores Parkway, P.O. Box 144, Redwood City, California 94065, or by calling (650) 487-2805.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

FUTURE STOCKHOLDER PROPOSALS

Stockholder Proposals to be Presented at Next Annual Meeting

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.

Graybug’s bylaws provide that for stockholder nominations to the Graybug Board or other proposals to be considered at an annual meeting of stockholders, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Graybug Vision, Inc., 274 Redwood Shores Parkway, P.O. Box 144, Redwood City, CA 94065 or, if sent following the closing of the merger, to the combined company’s Corporate Secretary at 505 Coast Boulevard South, Suite 307, La Jolla, CA 92037.

To be timely for Graybug’s annual meeting of stockholders to be held in 2023 (the “2023 Annual Meeting”), a stockholder’s notice must be delivered to or mailed and received by the Corporate Secretary at Graybug’s principal executive offices not earlier than the close of business on February 17, 2023 and not later than the close of business on March 19, 2023. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the 2023 Annual Meeting the information required by applicable law and Graybug’s bylaws. However, if the date of the 2023 Annual Meeting is more than 30 days before or more than 60 days after the one-year anniversary of the date of Graybug’s 2022 Annual Meeting, for the stockholder notice to be timely, it must be delivered to the Corporate Secretary at Graybug’s principal executive offices not earlier than the close of business on the 105th day prior to the date of the 2023 Annual Meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting, and (2) the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made by Graybug.

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the 2023 Annual Meeting must be received by Graybug not later than December 23, 2022 in order to be considered for inclusion in Graybug’s proxy materials for that meeting. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the 2023 Annual Meeting the information required by applicable law and Graybug’s bylaws.

Graybug stockholders are also advised to review Graybug’s bylaws, which contain additional detailed requirements about advance notice of stockholder proposals and director nominations. In addition to satisfying the foregoing requirements and any additional requirements under Graybug’s bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Graybug’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 11, 2023.

The chair of the 2023 Annual Meeting may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, if stockholders do not also comply with the requirements of Regulation 14A under the Exchange Act, Graybug’s management will have discretionary authority to vote all shares for which it has proxies in opposition to any such stockholder proposal or director nomination.

INFORMATION INCORPORATED BY REFERENCE

Certain information has been “incorporated by reference” into this proxy statement, which means that Graybug has disclosed important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this proxy statement contain important information that you should read about Graybug.

The following documents are incorporated by reference into this proxy statement:

•

Graybug’s Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on March 11, 2022, including the information specifically incorporated by reference in the Annual Report on Form 10-K from Graybug’s definitive proxy statement on Schedule 14A filed with the SEC on April 22, 2022;

•

Graybug’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2022, June  30, 2022 and September  30, 2022 as filed with the SEC on May 12, 2022,  August  12, 2022 and November 10, 2022, respectively;

•	Graybug’s Current Report on Form 8-K as filed with the SEC on April 18, 2022, June 3, 2022, June 21, 2022, August 23, 2022, November 21, 2022, November 22, 2022 and December 28, 2022; and

•

the description of Graybug’s common stock contained in its registration statement on Form 8-A, filed with the SEC on September 21, 2020, including all amendments and reports filed for the purpose of updating such description.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC by Graybug, such information or exhibit is specifically not incorporated by reference.

In addition, all reports and other documents that Graybug subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this proxy statement and prior to the special meeting will be deemed to be incorporated by reference into this proxy statement and to be part of this proxy statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

Documents incorporated by reference are also available, without charge. You may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone at the following address:

Graybug Vision, Inc.

c/o Corporate Secretary

274 Redwood Shores Parkway, P.O. Box 144

Redwood City, CA 94065

Tel: (650) 487-2805

E-mail: info@graybug.vision

CalciMedica, Inc.

c/o General Counsel

505 Coast Boulevard South, Suite 130

La Jolla, CA 92037

Tel: (858) 952-5500

E-mail: info@calcimedica.com

THE PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY OFFER OR SOLICITATION IN THAT JURISDICTION. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS PROXY STATEMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

GRAYBUG HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE PROPOSED MERGER OR GRAYBUG THAT IS DIFFERENT FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS GRAYBUG HAS PUBLICLY FILED WITH THE SEC. GRAYBUG IS NOT RESPONSIBLE FOR, AND CAN PROVIDE NO ASSURANCES AS TO THE RELIABILITY OF, ANY INFORMATION OTHER THAN THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

Report of Independent Auditors

To the Stockholders and the Board of Directors of CalciMedica, Inc.

Opinion on the Financial Statements

We have audited the financial statements of CalciMedica, Inc. (the Company), which comprise the balance sheets as of December 31, 2021 and 2020, the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring operating losses and negative cash flows from operating activities, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP

San Diego, California

May 12, 2022

CALCIMEDICA’S AUDITED FINANCIAL STATEMENTS

CalciMedica, Inc.

Balance Sheets

(in thousands, except share and per share amounts)

	December 31, 2020	December 31, 2021
Assets
Current assets:

Cash and cash equivalents	$4,761	$4,928
Prepaid expenses and other assets	170	280

Total current assets	4,931	5,208
Property and equipment, net	195	26
Right-of-use asset, net	191	324
Other assets	1,147	188

Total assets	$6,464	$5,746

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$1,933	$2,184
Accrued expenses .	1,829	2,625
Other current liabilities .	156	157

Total current liabilities	3,918	4,966
Long-term liabilities:
Warrant liability	4,423	637
Other long-term liabilities	39	172

Total liabilities	8,380	5,775

Commitments and contingencies (Note 9)
Convertible preferred stock:
Series A convertible preferred stock, $0.001 par value; 25,751,716 shares authorized, issued and outstanding at December 31, 2021 and December 31, 2020; liquidation preference $19,829 at December 31, 2021	19,107	19,107
Series B convertible preferred stock, $0.001 par value; 11,235,460 shares authorized at December 31, 2021 and December 31, 2020, and 10,667,279 shares issued and outstanding at December 31, 2021 and December 31, 2020; liquidation preference $8,214 at December 31, 2021	8,224	8,224
Series C-1 convertible preferred stock, $0.001 par value; 8,016,886 shares authorized, issued and outstanding at December 31, 2021 and December 31, 2020; liquidation preference $4,650 at December 31, 2021	5,683	5,683
Series C-2 convertible preferred stock, $0.001 par value; 16,291,526 shares authorized and 13,504,959 issued and outstanding at December 31, 2021 and December 31, 2020; liquidation preference $10,399 at December 31, 2021	9,563	9,563
Series D convertible preferred stock, $0.001 par value; 88,875,077 shares authorized and 26,880,040 issued and outstanding at December 31, 2021 and no shares authorized, issued and outstanding at December 31, 2020; liquidation preference $21,625 at December 31, 2021	19,494	—
Stockholders’ deficit:
Common stock, $0.001 par value; 197,730,086 and 81,796,416 shares authorized at December 31, 2021 and 2020, respectively; 2,726,317 and 2,682,570 shares issued and outstanding at December 31, 2021 and 2020, Respectively	3	3
Additional paid-in capital	39,893	37,773
Accumulated deficit	(103,883)	(80,382)

Total stockholders’ deficit	(63,987)	(42,606)

Total liabilities, convertible preferred stock and stockholders’ deficit	$6,464	$5,746

The accompanying notes are an integral part of these financial statements.

CalciMedica, Inc.

Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Years ended December 31,
	2021		2020
Operating expenses:

Research and development	$16,477		$9,653
General and administrative	5,061		4,848

Total operating expenses	21,538		14,501

Loss from operations	(21,538)		(14,501)

Other income/(expense):
Change in fair value of warrant liability	(1,964)		321
Amortization of discount on convertible notes	—		(956)
Other	1		—
Interest on convertible note payable	—		(40)

Total other income/(expense)	(1,963)		(675)

Net loss and comprehensive loss	$(23,501)		$(15,176)

Net loss per share, basic and diluted	$(8.65	) $	(5.76)
Weighted average shares of common stock outstanding, basic and diluted	2,716,050		2,634,962

The accompanying notes are an integral part of these financial statements.

CalciMedica, Inc.

Statements of Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share amounts)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2019	36,418,995	$27,331	2,606,464	$2	$37,053	$(65,206)	$(28,151)
Issuance of Series C-1 convertible preferred stock	2,586,206	1,500	—	—	—	—	—
Conversion of convertible note payable and accrued interest into Series C-1 convertible preferred stock	5,430,680	4,183	—	—	—	—	—
Issuance of Series C-2 convertible preferred stock, net	13,504,959	9,563	—	—	—	—	—
Exercise of common stock options	—		76,106	1	14	—	15
Stock-based compensation	—	—	—	—	706	—	706
Net loss and comprehensive loss	—	—	—	—	—	(15,176)	(15,176)

Balance at December 31, 2020	57,940,840	$42,577	2,682,570	$3	$37,773	$(80,382)	$(42,606)

Issuance of Series D convertible preferred stock, net	26,880,040	19,494	—	—	—	—	—
Exercise of common stock options	—	—	43,747	—	8	—	8
Stock-based compensation	—	—	—	—	2,112	—	2,112
Net loss and comprehensive loss	—	—	—	—	—	(23,501)	(23,501)

Balance at December 31, 2021	84,820,880	$62,071	2,726,317	$3	$39,893	$(103,883)	$(63,987)

The accompanying notes are an integral part of these financial statements.

CalciMedica, Inc.

Statements of Cash Flows

(in thousands)

	Years ended December 31,
	2021	2020
Cash flows from Operating activities
Net loss	$(23,501)	$(15,176)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	42	5
Stock-based compensation	1,545	706
Change in fair value of warrant liability	1,964	(321)
Amortization of discount on convertible notes	—	956
Non-cash interest expense	—	40
Changes in operating assets and liabilities:
Prepaid expenses and other assets	395	(563)
Accounts payable	(251)	1,951
Accrued expenses and other liabilities	(701)	2,715

Net cash used in operating activities	(20,507)	(9,687)

Cash flows from investing activities
Purchases of property and equipment	(211)	(164)

Net cash used in investing activities	(211)	(164)

Cash flows from financing activities
Proceeds from issuance of convertible preferred stock and warrants, net of issuance costs	21,316	11,899
Payment of initial public offering costs	(773)	—
Proceeds from issuance of common stock-exercise of options	8	14
Proceeds from issuance of convertible note payable	—	2,100

Net cash provided by financing activities	20,551	14,013
Net change in cash and cash equivalents	(167)	4,162
Cash and cash equivalents—beginning of period	4,928	766

Cash and cash equivalents – end of period	$4,761	$4,928

Supplemental disclosures of non-cash investing and financing activities:
Payment of an accrued bonus through issuance of stock options	$567	$—

Costs incurred in connection with initial public offering included in accounts payable and accrued expenses	$339	$—

Preferred stock issuance costs included in accounts payable and accrued expenses	$17	$—

Purchase of property and equipment included in accounts payable	$58	$—

Conversion of convertible note payable and accrued interest into Series C-1 convertible preferred stock	$—	$4,183

Right-of-use assets obtained in exchange for lease liabilities	$—	$349

The accompanying notes are an integral part of these financial statements.

CalciMedica, Inc.

Notes to Audited Financial Statements

1. Organization

Description of Business

CalciMedica, Inc. (the “Company”) was incorporated in the state of Delaware in October 2006 and has its principal operations in San Diego, California. The Company is a clinical-stage biopharmaceutical company focused on developing therapeutics that treat serious illnesses driven by inflammatory processes and direct cellular damage.

Liquidity and Going Concern

The accompanying financial statements have been prepared on a basis which assumes the Company is a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from any uncertainty related to the Company’s ability to continue as a going concern. Such adjustments could be material. The Company has experienced net losses and negative cash flows from operating activities since its inception. The Company has an accumulated deficit of $103.9 million as of December 31, 2021 and a net loss of $23.5 million for the year then ended. The Company anticipates it will need to continue to raise capital through additional equity and/or debt financings and/or collaborative development agreements to fund its preclinical and clinical development programs and operations.

The Company currently expects that its cash and cash equivalents of $4.8 million as of December 31, 2021 will not be sufficient to fund its operating expenses and capital requirements for more than 12 months from the date these financial statements are issued. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Additional funding will be necessary to fund future clinical and pre-clinical activities and although the Company has plans to seek additional funding, these plans are not currently probable.

There can be no assurance that the Company will achieve or sustain positive cash flows from operations or profitability. The Company is in the process of seeking additional equity financing. However, such funding may not be available on a timely basis on terms acceptable to the Company, or at all. If the Company is unable to raise additional capital when required or on acceptable terms, the Company may be required to scale back or discontinue the advancement of product candidates, reduce headcount, reorganize, merge with another entity, or cease operations.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of the Company’s financial statements requires management to make estimates and assumptions that impact the reported amounts of assets, liabilities and expenses and disclosure in the Company’s financial statements and accompanying notes. The most significant estimates in the Company’s financial statements relate to accrued expenses and the valuation of warrants and equity instruments. Although these estimates are based on the Company’s knowledge of current events and actions it may undertake in the future, actual results may materially differ from these estimates and assumptions.

Concentration of Credit Risk and other Risks and Uncertainties

Financial instruments, which potentially subject the Company to a concentration of credit risk, consist primarily of cash. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

The Company is dependent on contract manufacturing organizations (“CMO”) to supply products for research and development of its product candidates, including preclinical and clinical studies, and for commercialization of its product candidates, if approved. The Company’s development programs could be adversely affected by any significant interruption in CMO’s operations or by a significant interruption in the supply of active pharmaceutical ingredients and other components.

Products developed by the Company require approval from the U.S. Food and Drug Administration (“FDA”) or other international regulatory agencies prior to commercial sales. There can be no assurance the Company’s product candidates will receive the necessary approvals. If the Company is denied approvals, approvals are delayed, or it was unable to maintain approvals received, such events could have a materially adverse impact on the Company.

The coronavirus, or COVID-19, pandemic has spread worldwide, and has caused many governments to implement measures to slow the spread of the outbreak through quarantines, travel restrictions, heightened border scrutiny and other measures. The outbreak and government measures taken in response have also had a significant impact, both directly and indirectly, on businesses and commerce, as worker shortages have occurred; supply chains have been disrupted; facilities and production have been suspended; and demand for certain goods and services, such as medical services and supplies, has spiked, while demand for other goods and services, such as travel, has fallen. The future progression of the outbreak and its effects on our business and operations are uncertain. To date, our operations have not been significantly impacted by the COVID-19 pandemic.

The actual and perceived impact of the COVID-19 pandemic is changing daily, and its ultimate effect on our business cannot be predicted. As a result, there can be no assurance that the Company will not experience additional negative impacts associated with COVID-19, which could be significant. The COVID-19 pandemic may negatively impact our business, financial condition and results of operations causing interruptions or delays in the Company’s programs and services.

Cash and Cash Equivalents

Cash and cash equivalents are held in two accounts at one bank consisting of a checking account and sweep account. The Company considers all highly liquid investments with an original maturity of three months or less from the date of purchase to be cash equivalents.

Segment Information

The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions. The financial information is regularly reviewed by the chief operating decision maker (“CODM”), in deciding how to allocate resources. The Company’s CODM is its chief executive officer. The Company’s singular focus is on developing highly selective calcium release-activated calcium (“CRAC”) channel inhibitors to improve outcomes for patients with acute inflammatory indications. No significant revenue has been generated since inception, and all tangible assets are held in the United States.

Fair Value of Financial Instruments

Accounting guidance defines fair value, establishes a consistent framework for measuring fair value, and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;

Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The carrying amounts of cash and cash equivalents, accounts payable, and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of those instruments.

Convertible Preferred Stock Warrant Liability

The Company has freestanding warrants to purchase shares of its convertible preferred stock (“Convertible Preferred”). The fair value of these warrants is classified as a long-term liability in the accompanying balance sheets since the underlying Convertible Preferred has been classified as temporary equity instead of in stockholders’ deficit in accordance with accounting guidance for the classification and measurement of potentially redeemable securities. Upon certain change in control events that are outside of the Company’s control, including liquidation, sale or transfer of control of the Company, holders of Convertible Preferred can cause its redemption. The warrants are revalued at each subsequent balance sheet date, with fair value changes recognized as increases or reductions to other income (expense), net in the accompanying statements of operations. The Company estimates the fair value of these liabilities using the Hybrid Method, incorporating the Company’s Series D convertible preferred near-term liquidity event prospects utilized in conjunction with the Option Pricing Method (“OPM”) framework, representing an alternative exit, to calculate an implied value of the Company. This value is, in turn, allocated to the Company’s various equity classes.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets (generally three to five years) and consist of manufacturing and lab equipment, furniture, computers and phones. Repairs and maintenance costs are charged to expense as incurred.

Conversion Discount Liability

In November 2019 and March, April and May 2020, the Company issued convertible notes (Note 6). The convertible notes contain certain embedded redemption features which allow the convertible notes to be converted into Convertible Preferred at 75% of the price paid by the investors in a financing. These embedded features are not clearly and closely related and, therefore, have been bifurcated and are separately accounted for as derivatives in accordance with Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging, within the conversion discount liability. The conversion discount liability is revalued at each reporting period with changes in the fair value of the liability recorded in the statements of operations and comprehensive loss. The conversion discount liability was converted in May 2020 upon the conversion of the convertible notes to Series C-1 convertible preferred stock (“Series C-1 preferred”).

Leases

The Company leases office space and manufacturing equipment. The underlying lease agreements have original lease terms of 12 to 30 months. The office lease is less than one-year commencing August 2020 with a six-month extension as of August 2021 and an additional six month extension as of February 2022 and did not have a right-of-use asset or lease liability recorded.

The Company entered into a lease in November 2020 for manufacturing equipment utilized in the production of development candidates. The lease is accounted for under ASC 842, Leases, and has been classified as an operating lease. The Company records rent expense on a straight-line basis over the term of the lease.

Long-lived Assets

Long-lived assets consist primarily of property and equipment. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset is not recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value would be assessed using discounted cash flows or other appropriate measures of fair value. The Company did not recognize any impairment losses for the years ended December 31, 2021 and 2020.

Research and Development Costs

Research and development costs consist primarily of salaries, payroll taxes, employee benefits, and stock-based compensation for those individuals involved in ongoing research and development efforts, as well as fees paid to consultants, external research fees, license fees paid to third parties for use of their intellectual property, laboratory supplies, and development of compound materials, associated overhead expenses, and facilities and depreciation costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. All research and development costs are expensed as incurred.

General and Administrative Costs

General and administrative expenses consist primarily of salaries and related benefits, including stock-based compensation, related to our executive, finance, business development, legal, human resources and support functions. Other general and administrative expenses include professional fees for auditing, tax, consulting and patent-related services, rent and utilities and insurance.

Patent Costs

Costs related to filing and pursuing patent applications are recorded as general and administrative expense and expensed as incurred since recoverability of such expenditures is uncertain.

Classification of Convertible Preferred Stock

Convertible preferred is classified outside of stockholders’ deficit on the accompanying balance sheets because such shares have liquidation rights in the event of a deemed liquidation that, in certain situations, are not solely within the control of the Company and would require the redemption of the then outstanding Convertible Preferred. Convertible Preferred is not redeemable, except in the event of a deemed liquidation (Note 7). Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the convertible preferred are not being accreted to their redemption values. Subsequent adjustments to the carrying values of the convertible preferred would be made only when a deemed liquidation event becomes probable.

Deferred Offering Costs

The Company capitalizes costs that are directly associated with equity financings until such financings are consummated at which time such costs are recorded against the gross proceeds of the offering. Should an in-process equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the statements of operations and comprehensive loss. The Company had deferred offering costs capitalized as of December 31, 2021 in other assets of $1.1 million and none as of December 31, 2020.

Stock-based Compensation

Stock-based compensation expense represents the cost of the grant date fair value of employee stock options recognized over the requisite service period of the awards (usually the vesting period) on a straight-line basis. As there is no active market for its common stock, the Company estimates the fair value of common stock on the date of grant based on then current facts and circumstances. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model (“Black-Scholes”). Forfeitures are recognized as a reduction of stock-based compensation expense as they occur.

Equity-based compensation expense is classified in the statements of operations in the same manner in which the award recipients’ payroll costs are classified or in which the award recipients’ service payments are classified. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes model. The following summarizes the inputs used:

Fair Value of Common Stock

Historically, there has been no public market of the Company’s common stock. The fair value of the shares of common stock underlying the Company’s share-based awards was estimated on each grant date by the Company’s board of directors. To determine the fair value of the Company’s common stock underlying option grants, the board of directors considered, among other things, input from management and valuations of the Company’s common stock prepared by unrelated third-party valuation firms. In connection with the preparation of the financial statements for the years ended December 31, 2021 and 2020, the Company performed a retrospective review of the fair value of its common stock related to the current events available. Based on this review, the Company recorded stock compensation as reflected in the financial statements.

Risk-free interest rate

The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities similar to the expected term of the awards.

Expected volatility

Since the Company does not have publicly traded equity securities, the volatility of the options has been estimated using peer group volatility information.

Expected term

The Company uses the simplified method to calculate the expected term for all grants during all periods, which is based on the midpoint between the vesting date and the end of the contractual term. The Company does not have sufficient data to calculate historical term in another manner.

Expected dividend yield

The Company has never paid cash dividends and has no present intention to pay cash dividends.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes net deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that the Company would be able to realize its deferred tax assets in the future in excess of their net recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions on the basis of a two-step process whereby (1) management determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, management recognizes the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes interest and penalties related to unrecognized tax benefits within income tax expense. Any accrued interest and penalties are included within the related tax liability.

Comprehensive Loss

Comprehensive loss is defined as a change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company’s comprehensive loss was the same as its reported net loss for all periods presented.

Related Party Transactions

The Company’s board of directors reviews and approves transactions with directors, officers and holders of 5% or more of its voting securities and their affiliates, each a related party. The material facts as to the related party’s relationship or interest in the transaction are disclosed to its board of directors prior to their consideration of such transaction, and the transaction is not considered approved by its board of directors unless a majority of the directors who are not interested in the transaction approve the transaction.

Beginning in November 2020 the Company has paid consulting fees monthly to a consulting firm affiliated with the Company’s interim chief financial officer in connection with its consulting agreement. The Company recorded expense of $203,000 and $52,000 during the years ended December 31, 2021 and 2020, respectively.

Net Loss Per Share

Net loss is equivalent to net loss attributable to common stockholders for all periods presented. Basic net loss per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed using the sum of the weighted average number shares of common stock outstanding during the period and the effect of dilutive securities. Common stock equivalents that could potentially dilute earnings in the future are comprised of shares issuable upon the conversion of options to purchase shares of common stock outstanding under the Company’s equity incentive plan and warrants for the purchase of shares of common stock outstanding.

The Company applies the two-class method to calculate its basic and diluted net loss per share as the Company has issued shares that meet the definition of participating securities. The two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that otherwise would have been available to common stockholders. Participating securities contractually entitle the holders of such shares to participate in dividends; but do not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss, such losses are not allocated to such participating securities.

Accordingly, in periods in which the Company reports a net loss, diluted net loss per share is the same as basic net loss per share, since dilutive shares of common stock are not assumed to have been issued if their effect is anti-dilutive. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company’s net loss position.

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The new guidance, among other things, simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments, and amends existing earnings-per-share (“EPS”) guidance by requiring that an entity use the if-converted method when calculating diluted EPS for convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years, with early adoption permitted for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company plans to adopt the new guidance effective January 1, 2022 and is currently evaluating the effect the adoption will have on its financial position, results of operations or related disclosures.

3. Fair Value

The following table presents the Company’s liabilities which were measured at fair value. Warrants are valued using the Hybrid Method. This method incorporates the Company’s near-term liquidity event prospects utilized in conjunction with the Option Pricing Method (“OPM”) framework, representing an alternative exit, to calculate an implied overall value of the Company. This value is, in turn, allocated to the Company’s various equity classes.

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy utilized to determine such fair values (in thousands):

		Fair Value Measurements at Reporting Date Using
	Balance at December 31, 2021	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liability
Warrant Liability	$4,423	$—	$—	$4,423

		Fair Value Measurements at Reporting Date Using
	Balance at December 31, 2020	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liability
Warrant Liability	$637	$—	$—	$637

The following table provides a reconciliation for all liabilities measured at fair value using Level 3 inputs for the year ended December 31, 2021 (in thousands):

Convertible Preferred Warrants
Balance at December 31, 2020	$637
Issuance of Series D warrants	1,822
Change in fair value of warrants	1,964

Balance at December 31, 2021	$4,423

The changes in fair value of warrants are recognized in other expense in the accompanying statements of operations for the years ended December 31, 2021 and 2020.

4. Property and Equipment

Property and equipment consist of the following at December 31 (in thousands):

	2021	2020
Computer and telephones	$22	$26
Manufacturing and laboratory equipment	209	2
Furniture and equipment	10	7

Property and equipment	241	35
Less accumulated depreciation	(46)	(9)

Property and equipment, net	$195	$26

Depreciation expense was $42,000 and $5,000 for the years ended December 31, 2021 and 2020, respectively.

5. Other Financial Information

Accrued Expenses

Accrued expenses consist of the following at December 31 (in thousands):

	2021	2020
Accrued payroll and other employee benefits	$634	$865
Accrued clinical trial costs	691	1,613
Accrued other	504	147

Total accrued expenses	$1,829	$2,625

6. Convertible Notes

Convertible Notes

In November 2019, the Company issued convertible notes for $1.0 million, and between March and May of 2020, issued additional convertible notes for an aggregate of $2.1 million. The convertible notes accrued interest at 8% per annum, had a two-year maturity from issue date and were convertible into Series C-1 preferred. Upon the closing of the May 2020 preferred stock offering (“May 2020 Preferred Offering”), the notes and accrued interest were converted into 5,430,680 shares of Series C-1 preferred.

7. Convertible Preferred Stock and Stockholders’ Equity

Convertible Preferred Stock

The Company’s Convertible Preferred consists of Series A preferred stock (“Series A preferred”), Series B preferred stock (“Series B preferred”), Series C-1 preferred, Series C-2 preferred stock (Series C-2 preferred”) and Series D preferred.

The following table summarizes outstanding Convertible Preferred Stock as of December 31, 2021 (in thousands, except share and per share amounts):

Series	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Original Issue Price, per share	Liquidation Preference
Series A	25,751,716	25,751,716	$19,107	$0.77	$19,829
Series B	11,235,460	10,667,279	8,224	0.77	8,214
Series C-1	8,016,886	8,016,886	5,683	0.58	4,650
Series C-2	16,291,526	13,504,959	9,563	0.77	10,399
Series D	88,875,077	26,880,040	19,494	0.8045	21,625

Total Convertible Preferred Stock	150,170,665	84,820,880	$62,071		$64,717

In May 2020, the Company issued 2,586,206 shares of Series C-1 preferred and 13,504,959 shares of Series C-2 preferred, resulting in gross proceeds of $11.9 million. In conjunction with the May 2020 offering, $3.1 million in convertible notes and accrued interest thereon were converted into 5,430,680 shares of Series C-1 preferred at $0.58 per share. Further, the Company issued a warrant to purchase 2,786,567 shares of Series C-2 preferred with an exercise price of $0.77 per share (the “Series C-2 Warrant”) to one of the Series C-2 preferred investors. In the event of a deemed liquidation or an initial public offering (“IPO”), the Series C-2 Warrant will be automatically exchanged for the number of shares underlying the Series C-2 Warrant, for no additional consideration. The C-2 Warrant is recorded as a warrant liability in the Company’s balance sheet. The proceeds from the Series C-2 preferred issuance was reduced by the fair value of the Series C-2 Warrant. The fair value of the C-2 warrant was determined to be $835,000 using the Backsolve Method in conjunction with the OPM framework, which allocates the various series of preferred and common stock based on their respective seniority, liquidation preferences or conversion rates, whichever is greatest.

In February 2021, the Company entered into an agreement for the issuance of up to 88,875,077 shares of Series D preferred at $0.8045 per share. The funding of the Series D preferred and warrants took place in two closings inclusive of the initial closing (“First Tranche”) and the Second Tranche Closing (“Second Tranche”). The First Tranche closed in February and the Second Tranche closed in June and July 2021. The Company issued a total 26,880,040 shares of Series D preferred and warrants to purchase 7,840,257 shares of Series D preferred stock for gross proceeds of $21.6 million. The Series D Warrant is recorded as a warrant liability in the Company’s balance sheet. The proceeds from the Series D preferred issuance were reduced by the fair value of the Series D Warrant. The fair value of the Series D warrant was determined to be $1.8 million using the Backsolve Method in conjunction with the OPM framework, which allocates the various series of preferred and common stock based on their respective seniority, liquidation preferences or conversion rates, whichever is greatest.

Dividends

The holders of Convertible Preferred are entitled to receive noncumulative dividends at a rate of $0.0616 per share per annum. Dividends are payable when and if declared by the Board of Directors. As of December 31, 2021, no dividends have been declared. The dividends are payable in preference and in priority to dividends on common stock.

Liquidation Preferences

Holders of the Convertible Preferred are entitled to receive liquidation preferences at the rate of $0.58 for Series C-1 preferred and $0.77 per share for Series A preferred, Series B preferred and Series C-2 preferred and $0.8045 for Series D preferred. The aggregate distribution made with respect to any share of Convertible Preferred shall not exceed an amount equal to two times the liquidation preference for that share of preferred stock plus any declared but unpaid dividends. Liquidation payments to the holders of Series D preferred, Series C-1 preferred and Series C-2 preferred have priority and are made in preference to any payments to the holders of Series A preferred, Series B preferred and common stock. Liquidation payments to the holders of Series A preferred and Series B preferred have priority and are made in preference to any payments to holders of common stock.

Conversion Provisions

Convertible Preferred are convertible into an equal number of shares of common stock, at the option of the holder, subject to certain anti-dilution adjustments. Each share of Convertible Preferred is automatically converted into common stock upon (i) the sale of common stock in an IPO pursuant to a registration statement under the Securities Act of 1933, as amended, in which the per share price is at least $2.35 (as adjusted) and the gross cash proceeds are at least $35 million or (ii) the affirmative vote of more than 60% of the holders of the then outstanding Convertible Preferred.

Voting Rights

Holders are entitled to one vote for each share of common stock into which such convertible preferred could then be converted; and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock.

Preferred and Common Stock Warrants

In connection with the issuance of convertible notes in 2016, 568,181 warrants to purchase Series B preferred were issued at an exercise price of $0.77 per share. The warrants are exercisable at any time after February 28, 2017, through the earliest to occur of ten years after the issue date or prior to the date of sale of common stock in an IPO or a deemed liquidation. These warrants are accounted for as a liability and had a fair value of $199,000 and 108,000 at December 31, 2021 and 2020, respectively.

In connection with the issuance of Series C-2 preferred in May 2020, the Company issued the Series C-2 Warrant, which is exercisable for 2,786,567 shares of Series C-2 preferred at an exercise price of $0.77 per share. The Series C-2 Warrant is exercisable at any time after May 20, 2020 through the earliest to occur of ten years after the issue date or prior to the date of a deemed liquidation or an IPO. In the event of a deemed liquidation or an IPO, the entire 2,786,567 shares of Series C-2 preferred will automatically be issued by the Company in exchange for the cancellation of the warrant, for no additional consideration. These warrants are accounted for as a liability and had a fair value of $1.5 million and $529,000 at December 31, 2021 and 2020, respectively.

In November 2020, the Company granted a warrant to purchase 400,000 shares of common stock to a consulting firm affiliated with its interim chief financial officer in connection with its consulting agreement. The warrant has a 10 year term, an exercise price of $0.19, and vests ratably over 24 months commencing on the effective date. At the date of issuance, the fair value of the warrant was determined to be $120,000, utilizing Black-Scholes with the following assumptions: expected term of ten years, risk-free rate of 0.96%, volatility of 80.0% and a dividend yield of zero, which will be recognized as general and administrative expense over the vesting period. The company expensed $60,000 and $10,000 to general and administrative expense related to these warrants for the years ended December 31, 2021 and 2020, respectively.

In connection with the issuance of Series D preferred in February, June and July 2021, the Company issued warrants to purchase 8,063,998 shares of Series D preferred with an exercise price of $0.8045 per share. The warrants are exercisable at any time after the date of issuance through the earliest to occur of five years after the issue date or prior to the date of sale of common stock in an IPO or a deemed liquidation. These warrants are accounted for as a liability and had a fair value of $2.7 million and $529,000 at December 31, 2021 and 2020, respectively.

The following table summarizes outstanding warrants as of December 31, 2021:

	Total Warrants	Weighted Average Exercise Price
Common stock warrants	400,000	$0.19
Series B preferred warrants	568,181	0.77
Series C-2 preferred warrants	2,786,567	0.77
Series D preferred warrants	8,063,998	0.80

Total	11,818,746	$0.77

8. Stock Compensation Plan

Stock Options

The Company adopted an equity incentive plan in 2006 (“2006 Plan”) that provides for the issuance of common stock to employees, nonemployee directors, and consultants. Recipients of incentive stock options are eligible to purchase common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The Plan provides for the grant of incentive stock options, non-statutory stock options, and stock purchase rights. The maximum contractual term of options granted under the Plan is ten years. The options generally vest 25% on the first anniversary of the grant date, with the balance vesting ratably over the following 36 months.

As of December 31, 2021, 1,224,789 options remain available for future grant under the Plan.

The following table summarizes stock option transactions for the Plan:

	Total Options	Weighted- average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2020	16,675,868	$0.15	8.69	$3,948
Granted	9,031,331	0.25	—	—
Exercised	(43,747)	0.19	—	—
Forfeited	(1,232,271)	0.20	—	—

Outstanding at December 31, 2021	24,431,181	$0.19	8.08	$10,509

Vested and exercisable at December 31, 2021	13,678,659	$0.16	7.77	$6,247

The total intrinsic value of options exercised during the year ended December 31, 2021 was $19,000. The weighted-average fair value of options granted during the years ended December 31, 2021 and 2020 was $0.31 and $0.22 per share, respectively. The total fair value of shares vested was $2,498,000 and $623,000 for the years ended December 31, 2021 and 2020, respectively.

As of December 31, 2021, stock-based compensation not yet recognized is $3.0 million, which is expected to be recognized over a weighted-average period of 2.63 years.

The weighted average assumptions used in Black-Scholes to determine the fair value of stock option grants for 2021 and 2020 were as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2020
Risk free interest rate	0.43% - 1.34%	0.39% - 1.56%
Expected volatility	76.4% - 83.3%	78.5% - 87.3%
Expected term (years)	5.00 - 6.25	5.04 - 6.25
Expected dividend yield	0%	0%

Stock-based Compensation Expense

Stock-based compensation expense for all stock awards recognized in the accompanying statements of operations for the years ending December 31 is as follows:

	2021	2020
Research and development	$441	$123
General and administrative	1,104	583

Total	$1,545	$706

As of December 31, 2020, the Company had accrued bonuses of $567,000 payable in cash related to services performed in 2020. In April 2021, the Board of Directors determined to satisfy this payable by issuing options to purchase shares of common stock. The employees were issued fully vested stock options to purchase common stock at an exercise price of $0.23 per share and a stock option fair value of $0.28 per share. The Company expensed $235,000 as stock compensation expense in 2021, which represents the difference between the amount accrued as of December 31, 2020 and the fair value of stock options.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance consists of the following at December 31, 2021:

Conversion of Convertible Preferred	84,820,880
Warrants to purchase Convertible Preferred	11,418,746
Warrants to purchase Common Stock	400,000
Stock options issued and outstanding	24,431,181
Shares available for issuance under the 2006 Plan	1,224,789

122,295,596

9. Commitments and Contingencies

Leases

On January 1, 2020, the Company adopted ASC 842, Leases using the optional transition method which allows entities to initially apply the lease accounting transition requirements at the adoption date and recognize a cumulative effect adjustment to the opening balance sheet of retained earnings in the period of adoption without restating comparative prior periods presented. The Company has elected to apply the short-term lease exception to all leases of one year or less. As most of the Company’s leases do not provide an implicit rate, the Company used its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. Rent expense for the years ended December 31, 2021 and 2020 was $154,000 and $90,000, respectively, which is included in operating expenses.

In November 2020, the Company entered into a lease for manufacturing equipment utilized in the production of development candidates. The lease is accounted for as an operating lease. Consequently, the Company recorded a right-of-use lease asset with a corresponding lease liability in the amount of approximately $349,000 based on the present value of the minimum rental payments of the lease. At December 31, 2021, the Company has a ROU asset balance of $191,000 and a current and non-current lease liability of $156,000 and $39,000, respectively, relating to the ROU lease asset.

The Company has an operating lease for office space in La Jolla, California. The term of this lease is one year commencing August 2020 and a six month extension as of August 2021 and an additional six month extension as of February 2022, and therefore qualifies for the short-term lease exception. Base rent for this lease is approximately $9,000 monthly.

Future lease payments under noncancelable leases are as follows at December 31, 2021 (in thousands):

2022	$157
2023	53

Total lease payments	210
Less imputed interest	12

Present value of lease obligations	$198

Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues liabilities for such matters when future expenditures are probable and such expenditures can be reasonably estimated. The Company is not currently involved with, and does not know of any, pending or threatened litigation against the Company or any of its officers.

10. Net Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share for the years ended December 31 (in thousands):

	2021	2020
Numerator:
Net loss	$(23,501)	$(15,176)

Denominator:
Weighted average common stock outstanding, basic and diluted	2,716,050	2,634,962

Net loss per share, basic and diluted	$(8.65)	$(5.76)

Common stock equivalents from potentially dilutive securities that are not included in the calculation of diluted net loss per share, because to do so would be anti-dilutive, at December 31 are as follows:

	2021	2020
Convertible Preferred	84,820,880	57,940,840
Warrants to purchase Convertible Preferred	11,418,746	3,354,748
Warrants to purchase Common Stock	400,000	400,000
Stock options	24,431,181	16,675,868

Total	121,070,807	78,371,456

11. Employee Benefits

In January 2007, the Company adopted a defined contribution 401(k) plan for substantially all employees. No contributions were made and contributions were immaterial by the Company to the 401(k) plan for the years ended December 31, 2020 and 2021, respectively .

12. Income Taxes

The effective tax rate of the Company’s provision (benefit) for income taxes differs from the federal statutory rate as follows (in thousands):

	As of December 31,
	2021	2020
Tax computed at federal statutory rate	$(4,935)	$(3,235)
State tax, net of federal tax benefit	(644)	(542)
Permanent differences	1,029	256
Research and development tax credits, net of uncertain positions	(365)	(117)
Valuation allowance	4,915	3,638

Income tax expense	$—	$—

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards. Significant components of deferred tax assets (liabilities) at December 31 are as follows (in thousands):

	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$13,550	$11,806
Intangible assets	5,949	3,672
Accrued and deferred expenses	88	164
Research and development credit carry forwards	5,268	4,261
Lease liabilities	41	69
Other	71	108

Total deferred tax assets	24,967	20,080
Deferred tax liabilities:
Right-of-use assets	(40)	(68)
Fixed assets	(3)	—

Total deferred tax liabilities	(43)	(68)

Total net deferred tax assets	24,924	20,012

Less: valuation allowance	(24,924)	(20,012)

Net deferred taxes	$—	$—

The Company provided a full valuation allowance on the net deferred tax asset because management has determined that it is more-likely-than-not that the Company will not earn income sufficient to realize the deferred tax assets during the carryforward period. As of December 31, 2021, the Company has federal and state NOLs available of approximately $64.5 million and $63.8 million, respectively, to offset future taxable income, if any, for federal and state income tax purposes. The federal and state NOLs expire beginning in 2026. The Company has $24.0 million of post-2017 federal NOL carryforwards that carry forward indefinitely. In addition, under the Tax Act, the amount of federal NOLs generated in taxable periods beginning after December 31, 2017, that may be deducted in tax years beginning after December 31, 2020, is limited to 80% of taxable income in such year, where taxable income is determined without regard to the NOL deduction itself. The Tax Act generally eliminates the ability to carry back any net operating loss to prior taxable years, while allowing post-2017 unused net operating losses to be carried forward indefinitely.

As of December 31, 2021, the Company has federal and state research and development credit carryforwards available of approximately $4.4 million and $2.0 million, respectively. Federal research and development carryforwards expire beginning in 2027. State research and development carryforwards do not expire.

Pursuant to Internal Revenue Code of 1986, as amended (the “Code”) specifically by IRC §382, the Company’s ability to use net operating loss carryforwards to offset future taxable income is limited if the Company experiences a cumulative change in ownership of more than 50% within a three-year testing period. The Company has not completed an ownership change analysis pursuant to IRC Section 382. If ownership changes within the meaning of IRC Section 382 are identified as having occurred, the amount of remaining tax attribute carryforwards available to offset future taxable income and income tax expense in future years may be significantly reduced. Any limitation may result in the expiration of a portion of the NOL carryforwards before utilization.

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards. Significant components of deferred tax assets (liabilities) at December 31 are as follows (in thousands):

	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$13,550	$11,806
Intangible assets	5,949	3,672
Accrued and deferred expenses	88	164
Research and development credit carry forwards	5,268	4,261
Lease liabilities	41	69
Other	71	108

Total deferred tax assets	24,967	20,080
Deferred tax liabilities:
Right-of-use assets	(40)	(68)
Fixed assets	(3)	—

Total deferred tax liabilities	(43)	(68)

Total net deferred tax assets	24,924	20,012

Less: valuation allowance	(24,924)	(20,012)

Net deferred taxes	$—	$—

The Company provided a full valuation allowance on the net deferred tax asset because management has determined that it is more-likely-than-not that the Company will not earn income sufficient to realize the deferred tax assets during the carryforward period. As of December 31, 2021, the Company has federal and state NOLs available of approximately $64.5 million and $63.8 million, respectively, to offset future taxable income, if any, for federal and state income tax purposes. The federal and state NOLs expire beginning in 2026. The Company has $24.0 million of post-2017 federal NOL carryforwards that carry forward indefinitely. In addition, under the Tax Act, the amount of federal NOLs generated in taxable periods beginning after December 31, 2017, that may be deducted in tax years beginning after December 31, 2020, is limited to 80% of taxable income in such year, where taxable income is determined without regard to the NOL deduction itself. The Tax Act generally eliminates the ability to carry back any net operating loss to prior taxable years, while allowing post-2017 unused net operating losses to be carried forward indefinitely.

As of December 31, 2021, the Company has federal and state research and development credit carryforwards available of approximately $4.4 million and $2.0 million, respectively. Federal research and development carryforwards expire beginning in 2027. State research and development carryforwards do not expire.

Pursuant to Internal Revenue Code of 1986, as amended (the “Code”) specifically by IRC §382, the Company’s ability to use net operating loss carryforwards to offset future taxable income is limited if the Company experiences a cumulative change in ownership of more than 50% within a three-year testing period. The Company has not completed an ownership change analysis pursuant to IRC Section 382. If ownership changes within the meaning of IRC Section 382 are identified as having occurred, the amount of remaining tax attribute carryforwards available to offset future taxable income and income tax expense in future years may be significantly reduced. Any limitation may result in the expiration of a portion of the NOL carryforwards before utilization.

The change in the Company’s unrecognized tax benefits is summarized as follows (in thousands):

Balance at December 31, 2019	$4,830
Increase related to current year tax positions	790
Reductions for tax positions of prior years	(44)

Balance at December 31, 2020	$5,576
Increase related to current year tax positions	962
Reductions for tax positions of prior years	(81)

Balance at December 31, 2021	$6,457

The Company recognizes a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more likely than not recognition threshold to be recognized. The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrual for interest and penalties and has not recognized interest and/ or penalties in the statements of operations and comprehensive loss for the years ended December 31, 2021 and 2020. Uncertain tax positions are evaluated based upon the facts and circumstances that exist at each reporting period. Subsequent changes in judgment based upon new information may lead to changes in recognition, derecognition, and measurement. Adjustments may result, for example, upon resolution of an issue with the taxing authorities or expiration of a statute of limitations barring an assessment for an issue.

As of December 31, 2021, and 2020, our unrecognized tax benefits associated with uncertain tax positions was approximately $5.2 million and $4.5 million respectively. If recognized, this would affect the effective tax rate, subject to valuation allowance. As of December 31, 2021, the Company did not recognize any interest and penalties associated with unrecognized tax benefits. Due to net operating losses incurred, tax years from inception remain open to examination by the Federal and State taxing jurisdictions to which we are subject. The Company is not currently under Internal Revenue Services (IRS), state or local tax examination.

13. Subsequent Events

The Company has evaluated subsequent events through May 12, 2022, the date on which the accompanying financial statements were issued.

Convertible Notes

In April 2022, the Company approved a convertible note financing pursuant to which it may issue and sell up to $5.0 million of convertible promissory notes (“Notes”) and common stock warrants (“Warrants”). The funding and issuance of the Notes and Warrants are planned to take place in multiple closings through May 2022. The Notes will accrue 6% simple interest and shall be due and payable on or after December 31, 2023 upon request of the holders of 75% of the outstanding principal amount of the Notes. The Notes automatically convert upon a qualified financing or IPO with a 15% conversion discount of the cash price paid per share by such qualified financing or IPO investors. Upon a change in control that is consummated prior to a qualified financing or IPO, the Note holders receive a cash repayment equal to the outstanding principal and unpaid accrued interest, plus an additional payment equal to 250% of the principal amount of such holder’s Note. As of May 12, 2022, the Company had issued and sold Notes for gross proceeds of $0.7 million. Additionally, the Company issued to each Note holder a Warrant to purchase shares of the Company’s common stock at an exercise price of $0.01 per share. The Warrants are exercisable upon the closing of a qualified financing or IPO. A holder of a Warrant has the right to purchase up to a number of shares of the Company’s common stock equal to (i) 15% (the “Warrant Coverage”) of the principal amount of the Note purchased by such holder concurrently therewith, divided by (ii) the cash price paid per share by the investors in the IPO, rounding down to the nearest whole share, as may be adjusted pursuant thereto, subject to the terms of the Warrants; provided, however, that any holder that purchases Notes in excess of the holder’s pro rata commitment (as defined in the Note) shall receive a 30% Warrant Coverage on the principal amount of the Notes that is in excess of its pro rata commitment. and the Warrants have a five-year term.

CALCIMEDICA’S UNAUDITED FINANCIAL STATEMENTS

CalciMedica, Inc.

Condensed Balance Sheets

(in thousands, except share and per share amounts)

(Unaudited)

	September 30, 2022 (Unaudited)	December 31, 2021 (Audited)
Assets
Current assets:
Cash and cash equivalents	$96	$4,761
Prepaid expenses and other assets	163	170

Total current assets	259	4,931
Property and equipment, net	160	195
Right-of-use asset, net	84	191
Other assets	81	1,147

Total assets	$584	$6,464

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$2,741	$1,933
Accrued expenses	1,932	1,829
Other current liabilities	88	156

Total current liabilities	4,761	3,918
Long-term liabilities:
Warrant liability	2,717	4,423
Convertible promissory notes	2,824	—
Other long-term liabilities	—	39

Total liabilities	10,302	8,380

Commitments and contingencies (Note 9) Convertible preferred stock:
Series A convertible preferred stock, $0.001 par value; 25,751,716 shares authorized, issued and outstanding at September 30, 2022 and December 31, 2021; liquidation preference $19,829 at September 30,2022	19,107	19,107
Series B convertible preferred stock, $0.001 par value; 11,235,460 shares authorized and10,667,279 shares issued and outstanding at September 30, 2022 and December 31, 2021; liquidation preference $8,214 at September 30, 2022	8,224	8,224
Series C-1 convertible preferred stock, $0.001 par value; 8,016,886 shares authorized, issued and outstanding at September 30, 2022 and December 31, 2021; liquidation preference $4,650 at September 30, 2022	5,683	5,683
Series C-2 convertible preferred stock, $0.001 par value; 16,291,526 shares authorized and 13,504,959 issued and outstanding at September 30, 2022 and December 31, 2021; liquidation preference $10,399 at September 30, 2022	9,563	9,563
Series D convertible preferred stock, $0.001 par value; 88,875,077 shares authorized and 26,880,040 issued and outstanding at September 30, 2022 and December 31, 2021; liquidation preference $21,625 at September 30, 2022	19,494	19,494

Stockholders’ deficit
Common stock, $0.001 par value; 197,730,086 authorized and 2,922,098 and 2,726,317 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	3	3
Additional paid-in capital	41,332	39,893
Accumulated deficit	(113,124)	(103,883)

Total stockholders’ deficit	(71,789)	(63,987)

Total liabilities, convertible preferred stock and stockholders’ deficit	$584	$6,464

The accompanying notes are an integral part of these financial statements.

CalciMedica, Inc.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Operating expenses:
Research and development	$6,428	$13,722
General and administrative	4,660	3,738

Total operating expenses	11,088	17,460

Loss from operations	(11,088)	(17,460)

Other income (expense):
Change in fair value of warrant liability	2,077	(1,635)
Change in fair value of convertible promissory notes	(152)	—
Interest on convertible promissory notes payable	(44)	—
Other	(34)	—

Total other income (expense), net	1,847	(1,635)

Net loss and comprehensive loss	$(9,241)	$(19,095)

Net loss per share, basic and diluted	$(3.26)	$(7.04)

Weighted-average shares of common stock outstanding, basic and diluted	2,833,384	2,712,590

The accompanying notes are an integral part of these financial statements.

CalciMedica, Inc.

Condensed Statements of Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share amounts)

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2020	57,940,840	$42,577	2,682,570	$3	$37,773	$(80,382)	$(42,606)
Issuance of Series D convertible preferred stock, net	26,880,040	19,494	—	—	—	—	—
Exercise of common stock options	—		43,747	—	8	—	8
Stock-based compensation	—	—	—	—	1,675	—	1,675
Net loss and comprehensive loss	—	—	—	—	—	(19,095)	(19,095)

Balance at September 30, 2021	84,820,880	$62,071	2,726,317	$3	$39,457	$(99,477)	$(60,017)

Balance at December 31, 2021	84,820,880	$62,071	2,726,317	$3	$39,893	$(103,883)	$(63,987)
Issuance of common stock for services	—	—	39,528	—	8	—	8
Exercise of common stock options	—	—	156,253	—	18	—	18
Stock-based compensation	—	—	—	—	1,413	—	1,413
Net loss and comprehensive loss	—	—	—	—	—	(9,241)	(9,241)

Balance at September 30, 2022	84,820,880	$62,071	2,922,098	$3	$41,332	$(113,124)	$(71,789)

The accompanying notes are an integral part of these financial statements.

CalciMedica, Inc.

Condensed Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine months ended September 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(9,241)	$(19,095)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	39	30
Stock-based compensation	1,055	1,108
Change in fair value of warrant liability	(2,077)	1,635
Change in fair value of convertible promissory notes	152	—
Non-cash interest expense	44	—
Common stock issued for services	8	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	1,124	(718)
Accounts payable	807	678
Accrued expenses and other liabilities	421	(405)

Net cash used in operating activities	(7,668)	(16,767)

Cash flows from investing activities:
Purchases of property and equipment	(4)	(153)

Net cash used in investing activities	(4)	(153)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock and warrants, net of issuance costs	(11)	21,307
Proceeds from issuance of common stock-exercise of options	18	8
Proceeds from issuance of convertible note payable, net	3,000	—

Net cash provided by financing activities	3,007	21,315

Net change in cash and cash equivalents	(4,665)	4,395
Cash and cash equivalents - beginning of period	4,761	4,928

Cash and cash equivalents – end of period	$96	$9,323

Supplemental disclosure of noncash investing and financing activities:
Preferred stock issuance costs included in accounts payable and accrued expenses	$11	$76

Costs incurred in connection with initial public offering included in accounts payable and accrued expenses	$—	$910

Settlement of personnel accrued liabilities with issuance of stock options	$358	$567

The accompanying notes are an integral part of these financial statements.

CalciMedica, Inc.

Notes to Unaudited Financial Statements

1. Organization

Description of Business

CalciMedica, Inc. (the “Company”) was incorporated in the state of Delaware in October 2006 and has its principal operations in San Diego, California. The Company is a clinical-stage biopharmaceutical company focused on developing therapeutics that treat serious illnesses driven by inflammatory processes and direct cellular damage.

Liquidity and Going Concern

The accompanying financial statements have been prepared on a basis which assumes the Company is a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from any uncertainty related to the Company’s ability to continue as a going concern. Such adjustments could be material. The Company has experienced net losses and negative cash flows from operating activities since its inception. The Company has an accumulated deficit of $113.1 million as of September 30, 2022 and a net loss of $9.2 million for the nine months then ended. The Company anticipates it will need to continue to raise capital through additional equity and/or debt financings and/or collaborative development agreements to fund its preclinical and clinical development programs and operations.

The Company currently expects that its cash and cash equivalents of $96,000 as of September 30, 2022, together with the gross proceeds from the additional issuance of the convertible promissory notes (as defined below) for $5.2 million after September 30, 2022, will not be sufficient to fund its operating expenses and capital requirements for more than 12 months from the date these financial statements are issued. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Additional funding will be necessary to fund future clinical and pre-clinical activities and although the Company has plans to seek additional funding, these plans are not currently probable.

There can be no assurance that the Company will achieve or sustain positive cash flows from operations or profitability. The Company is in the process of seeking additional equity financing. However, such funding may not be available on a timely basis on terms acceptable to the Company, or at all. If the Company is unable to raise additional capital when required or on acceptable terms, the Company may be required to scale back or discontinue the advancement of product candidates, reduce headcount, reorganize, merge with another entity, or cease operations.

2. Basis of Presentation and Summary of Significant Accounting Policies

Unaudited Interim Condensed Financial Statements

The accompanying unaudited condensed balance sheet as of September 30, 2022, the condensed statements of operations and comprehensive loss and condensed statements of convertible preferred stock and stockholders’ deficit for the nine months ended September 30, 2022 and 2021, and the condensed statements of cash flows for the nine months ended September 30, 2022 and 2021, are unaudited. The balance sheet as of December 31, 2021, was derived from the audited financial statements as of and for the year ended December 31, 2021. The unaudited interim condensed financial statements have been prepared on a basis consistent with the audited annual financial statements as of and for the year ended December 31, 2021, and, in the opinion of management, reflect all adjustments, consisting solely of normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of September 30, 2022. The financial data and other information disclosed in these notes related to the nine months ended September 30, 2022 and 2021 are also unaudited. The condensed results of operations for the nine months ended September 30, 2022, are not necessarily indicative of the results to be expected for the full year ending December 31, 2022 or any other period.

The accompanying unaudited condensed financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal accruals) considered necessary for a fair presentation have been included. These condensed financial statements should be read in conjunction with the financial statements for the year ended December 31, 2021, and related notes thereto included in this proxy statement filed with the United States Securities and Exchange Commission (“SEC”).

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The new guidance, among other things, simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments, and amends existing earnings-per-share (“EPS”) guidance by requiring that an entity use the if-converted method when calculating diluted EPS for convertible instruments. The Company has adopted the new guidance effective January 1, 2022 and the adoption did not have an impact on its financial position, results of operations or related disclosures.

Fair Value Option

As permitted under FASB Accounting Standards Codification (“ASC”) 825, Financial Instruments, the Company has elected the fair value option to account for its convertible promissory notes. The Company has elected the fair value option for each of its convertible promissory note issuances due to certain embedded features within the notes. The Company recognizes the convertible promissory notes at fair value with changes in fair value recognized in the statement of operations located on the change in fair value of convertible promissory notes line item. Changes in fair value as a result of the Company’s own credit risk is reflected in comprehensive income (loss). As a result of applying the fair value option, direct costs and fees related to the convertible promissory notes were expensed as incurred and not deferred.

Warrant Liability

The Company has freestanding warrants to purchase shares of its convertible preferred stock (“Convertible Preferred”). The fair value of these warrants is classified as a long-term liability in the accompanying balance sheets since the underlying Convertible Preferred has been classified as temporary equity instead of in stockholders’ deficit in accordance with accounting guidance for the classification and measurement of potentially redeemable securities.

The Company assesses its warrants for common stock to determine equity or liability treatment. In accordance with ASC 480, Distinguishing Liabilities from Equity, instruments that embody a conditional obligation to issue a variable number of the issuer’s equity shares and at inception, the monetary value of the obligation is based solely or predominantly on a fixed value known at inception, requires liability classification. The Company determined its Convertible Promissory Note Warrants are liability classified instruments because the terms of the instrument embody an obligation to issue a variable number of shares for a value that is predominately fixed.

Net Loss per share

Net loss is equivalent to net loss attributable to common stockholders for all periods presented. Basic net loss per share is computed using the weighted average number of shares of common stock outstanding during the period. The Company calculates diluted net loss per share using the more dilutive of the 1) treasury stock method, if-converted method, or contingently issuable share method, as applicable, or 2) the two-class method. For warrants, the calculation of diluted net loss per share requires that, to the extent the average fair value of the underlying shares for the reporting period exceeds the exercise price of the warrants and the presumed exercise of such securities are dilutive to net loss per share for the period, adjustments to net loss used in the calculation are required to remove the change in fair value of the warrants for the period.

In all periods presented, the Company’s outstanding preferred stock, stock options, preferred and convertible promissory note warrants and outstanding convertible promissory notes were excluded from the calculation of loss per share because the effect would be antidilutive. Accordingly, in periods in which the Company reports a net loss, diluted net loss per share is the same as basic net loss per share.

3. Fair Value

The Company’s liabilities which are measured at fair value include warrants for preferred stock, convertible promissory notes, and warrants for common stock related to the convertible promissory notes (“Convertible Promissory Note Warrants”). All liabilities recorded at fair value are revalued at each measurement period.

The Company elected the fair value option for the convertible promissory notes and estimated the fair value based on a Discounted Cash Flow analysis, a form of the Income Approach. Several different settlement scenarios were considered, and probability weighted to arrive at the final valuation. Increases or decreases in the fair value of the convertible promissory notes can result from updates to assumptions such as the expected timing or probability of the different settlement scenarios, or changes in discount rates. Judgment is used in determining these assumptions as of the initial valuation date and at each subsequent reporting period. Updates to assumptions could have a significant impact on our results of operations in any given period.

The Preferred Warrants are valued using the Hybrid Method (“Hybrid Method”). This method incorporates the Company’s near-term liquidity event prospects utilized in conjunction with the Option Pricing Method (“OPM”) framework, representing an alternative exit, to calculate an implied overall value of the Company. This value is, in turn, allocated to the Company’s various equity classes.

The Convertible Promissory Note Warrants are valued using a series of Monte Carlo simulations and the Black-Scholes method to determine the fair value, probability weighted for difference scenarios. The Monte Carlo simulations determined the liquidity event price. The Black-Scholes method is used with the remaining contractual term of the warrants after the respective event date. The Black-Scholes warrant value is discounted from the respective event date using the risk-free rate. See further discussion in footnote 6.

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy utilized to determine such fair values (in thousands):

		Fair Value Measurements at Reporting Date Using
	Balance at September 30, 2022	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liability
Convertible promissory notes	$2,824	$—	$—	$2,824
Preferred Warrant liability	2,324	—	—	2,324
Convertible Promissory Note Warrant liability	393	—	—	393

Total liabilities measured at fair value on a recurring basis	$5,541	$—	$—	$5,541

		Fair Value Measurements at Reporting Date Using
	Balance at December 31, 2021	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liability
Preferred Warrant liability	$4,423	$—	$—	$4,423

The following provides a reconciliation for all liabilities measured at fair value using Level 3 inputs for the nine months ended September 30, 2022 (in thousands):

Preferred Warrant liability
Balance at December 31, 2021	$4,423
Change in Fair Value of Preferred Warrants	(2,099)

Balance at September 30, 2022	$2,324

Convertible Promissory Note Warrant liability
Balance at December 31, 2021	$—
Issuance of Convertible Promissory Note Warrants	371
Change in Fair Value of Convertible Promissory Note Warrants	22

Balance at September 30, 2022	$393

Convertible Promissory Note liability
Balance at December 31, 2021	$—
Issuance of convertible promissory notes	2,672
Change in Fair Value of convertible promissory notes	152

Balance at September 30, 2022	$2,824

The changes in fair value of Preferred Warrants, convertible promissory notes and Convertible Promissory Note Warrants are recognized in other income (expense) in the accompanying statements of operations.

4. Property and Equipment

Property and equipment consist of the following (in thousands):

	September 30, 2022	December 31, 2021
Computer and telephones	$22	$22
Manufacturing and laboratory equipment	212	209
Furniture and equipment	11	10

Property and equipment	245	241
Less accumulated depreciation	(85)	(46)

Property and equipment, net	$160	$195

Depreciation expense was $39,000 and $30,000 for the nine months ended September 30, 2022 and 2021, respectively.

5. Other Financial Information

Accrued Expenses

Accrued expenses consist of the following (in thousands):

	September 30, 2022	December 31, 2021
Accrued payroll and other employee benefits	$160	$634
Accrued clinical trial costs	1,214	691
Accrued other	558	504

Total accrued expenses	$1,932	$1,829

6. Convertible Promissory Notes and Convertible Promissory Note Warrants

In April 2022, the Board of Directors approved a convertible promissory note financing pursuant to which it may issue and sell up to $5.0 million of notes convertible in to shares of common stock (the “convertible promissory notes”) and Convertible Promissory Note Warrants. The funding and issuance of the convertible promissory notes and Convertible Promissory Note Warrants have taken place in multiple closings through October 2022. The convertible promissory notes accrue 6% simple interest and shall be due and payable on or after December 31, 2023 or a later date as agreed upon request of the holders of at least 80% of the outstanding principal amount of the Convertible Promissory Notes. The convertible promissory notes automatically convert into common stock upon a qualified financing or IPO with an 85% conversion discount of the cash price paid per share by such qualified financing or IPO investors, as applicable. Upon a change of control that is consummated prior to a qualified financing, reverse merger or IPO, the Company shall repay the convertible promissory note holders the outstanding principal and unpaid accrued interest, plus an additional payment equal to 250% of the principal amount of such holder’s convertible promissory note. In an event of default, the convertible promissory note shall accelerate, and all principal and unpaid accrued interest shall become due and payable. As of September 30, 2022, the Company had issued and sold convertible promissory notes for gross proceeds of $3.0 million.

In connection with the convertible promissory notes, the Company issued to each convertible promissory note holder a Convertible Promissory Note Warrant to purchase shares of the Company’s common stock at an exercise price of $0.01 per share. The Convertible Promissory Note Warrants are exercisable upon the closing of a qualified financing or IPO. A holder of a Convertible Promissory Note Warrant has the right to purchase up to a number of shares of the Company’s common stock equal to (i) 15% (the “Warrant Coverage”) of the principal amount of the convertible promissory note purchased by such holder concurrently therewith, divided by (ii) the cash price paid per share by the investors in the qualified financing or IPO, as applicable, in each case, rounding down to the nearest whole share and subject to the terms of the Convertible Promissory Note Warrants; provided, however, that any holder that purchases convertible promissory notes in excess of the holder’s pro rata commitment (as defined in the convertible promissory notes) received a 30% Warrant Coverage on the principal amount of the convertible promissory notes that is in excess of its pro rata commitment and the Convertible Promissory Note Warrants have a five-year term.

The Convertible Promissory Note Warrants are not deemed equity and are classified as a liability in the Company’s balance sheets. The Convertible Promissory Note Warrants are valued using a series of Monte Carlo simulations and the Black-Scholes method to determine the fair value, probability weighted for difference scenarios. The Monte Carlo simulations determined the liquidity event price. The Black-Scholes method is used with the remaining contractual term of the warrants after the respective event date. The Black-Scholes warrant value is discounted from the respective event date using the risk-free rate. The Black-Scholes method included standard assumptions such as exercise price, expected term, risk-free rate, volatility, and a dividend yield of zero. The Company estimated the initial fair value of the Convertible Promissory Note Warrants utilizing the following range of assumptions for the difference scenarios: exercise price ($0.01), risk-free rate ($3.12% - 3.27%), volatility (64% - 74%), and expected term (4.1 – 4.2 years).

The following summarizes the allocation of the convertible promissory notes and Convertible Promissory Note Warrants:

September 30, 2022 (in thousands)
Convertible promissory note liability	$2,824
Convertible Promissory Note Warrant	393

Total fair value of convertible promissory notes	$3,217

7. Convertible Preferred Stock and Stockholders’ Equity

Convertible Preferred Stock

The Company’s convertible preferred stock consists of Series A preferred stock (“Series A preferred”), Series B preferred stock (“Series B preferred”), Series C-1 preferred, Series C-2 preferred stock (“Series C-2 preferred”) and Series D preferred stock (“Series D preferred”).

The following table summarizes outstanding convertible preferred stock as of September 30, 2022 (in thousands, except share and per share amounts):

Series	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Original Issue Price, per share	Liquidation Preference
Series A	25,751,716	25,751,716	$19,107	$0.77	$19,829
Series B	11,235,460	10,667,279	8,224	0.77	8,214
Series C-1	8,016,886	8,016,886	5,683	0.58	4,650
Series C-2	16,291,526	13,504,959	9,563	0.77	10,399
Series D	88,875,077	26,880,040	19,494	0.8045	21,625

Total Convertible Preferred Stock	150,170,665	84,820,880	$62,071		$64,717

In May 2020, the Company issued 2,586,206 shares of Series C-1 preferred and 13,504,959 shares of Series C-2 preferred, resulting in gross proceeds of $11.9 million. In conjunction with the May 2020 Preferred Offering, $3.1 million in Convertible Notes and accrued interest thereon were converted into 5,430,680 shares of Series C-1 preferred at $0.58 per share. Further, the Company issued a warrant to purchase 2,786,567 shares of Series C-2 preferred with an exercise price of $0.77 per share (the “Series C-2 Warrant”) to one of the Series C-2 preferred investors. In the event of a deemed liquidation or an IPO and further amended in November 2022 to include a public combination, the Series C-2 Warrant will be automatically exchanged for the number of shares underlying the Series C-2 Warrant, for no additional consideration. The C-2 Warrant is recorded as a warrant liability in the Company’s balance sheet. The proceeds from the Series C-2 preferred issuance was reduced by the fair value of the Series C-2 Warrant. The fair value of the Series C-2 Warrant was determined to be $835,000 using the Hybrid Method, which allocates the various series of preferred and common stock based on their respective seniority, liquidation preferences or conversion rates, whichever is greatest.

In February 2021, the Company entered into an agreement for the issuance of up to 88,875,077 shares of Series D preferred at $0.8045 per share. The funding of the Series D preferred and warrants took place in two closings inclusive of the initial closing (“First Tranche”) and the Second Tranche Closing (“Second Tranche”). The First Tranche closed in February and the Second Tranche closed in June and July 2021. The Company issued a total 26,880,040 shares of Series D preferred and warrants to purchase 7,840,257 shares of Series D preferred (the “Series D Warrant”) for gross proceeds of $21.6 million. The Series D Warrant is recorded as a warrant liability in the Company’s balance sheet. The proceeds from the Series D preferred issuance were reduced by the fair value of the Series D Warrant. The fair value of the Series D Warrant was determined to be $1.8 million using the Hybrid Method, which allocates the various series of preferred and common stock based on their respective seniority, liquidation preferences or conversion rates, whichever is greatest.

Classification of Convertible Preferred Stock

Convertible preferred stock is classified outside of stockholders’ deficit on the accompanying balance sheets because such shares have liquidation rights in the event of a deemed liquidation that, in certain situations, are not solely within the control of the Company and would require the redemption of the then outstanding shares of convertible preferred stock. Convertible preferred stock is not redeemable, except in the event of a deemed liquidation (Note 7). Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the convertible preferred stock are not being accreted to their redemption values. Subsequent adjustments to the carrying values of the convertible preferred stock would be made only when a deemed liquidation event becomes probable.

Dividends

The holders of convertible preferred stock are entitled to receive noncumulative dividends at a rate of $0.0464 for Series C-1 preferred, $0.0616 per share per annum for the Series A preferred, Series B preferred and Series C-2 preferred and $0.0644 for Series D preferred. Dividends are payable when and if declared by the Board of Directors. As of September 30, 2022, no dividends have been declared. The dividends are payable in preference and in priority to dividends on common stock.

Liquidation Preferences

Holders of the convertible preferred stock are entitled to receive liquidation preferences at the rate of $0.58 for Series C-1 preferred and $0.77 per share for Series A preferred, Series B preferred, and Series C-2 preferred and $0.8045 for Series D preferred. The aggregate distribution made with respect to any share of convertible preferred stock shall not exceed an amount equal to two times the liquidation preference for that share of convertible preferred stock plus any declared but unpaid dividends. Liquidation payments to the holders of Series D preferred, Series C-1 preferred and Series C-2 preferred have priority and are made in preference to any payments to the holders of Series A preferred, Series B preferred and common stock. Liquidation payments to the holders of Series A preferred and Series B preferred have priority and are made in preference to any payments to holders of common stock.

Conversion Provisions

Shares of convertible preferred stock are convertible into an equal number of shares of common stock, at the option of the holder, subject to certain anti-dilution adjustments. Each share of convertible preferred stock is automatically converted into common stock upon (i) the sale of common stock pursuant to a registration statement under the Securities Act of 1933, as amended, in which the per share price is at least $2.4135 (as adjusted) and the gross cash proceeds are at least $50 million or (ii) the affirmative vote of more than 50% of the holders of the then outstanding convertible preferred stock.

Voting Rights

Holders are entitled to one vote for each share of common stock into which such convertible preferred stock could then be converted; and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock.

Preferred and Common Stock Warrants

In connection with the issuance of Convertible Notes in 2016, 568,181 warrants to purchase Series B preferred were issued at an exercise price of $0.77 per share (the “Series B Warrants”). The Series B Warrants are exercisable at any time after February 28, 2017, through the earliest to occur of ten years after the issue date or prior to the date of sale of common stock in an IPO or a deemed liquidation. These Series B Warrants are accounted for as a liability and had a fair value of $79,000 and 199,000 at September 30, 2022 and December 31, 2021, respectively.

In connection with the issuance of Series C-2 preferred in May 2020, the Company issued the Series C-2 Warrant, which is exercisable for 2,786,567 shares of Series C-2 preferred at an exercise price of $0.77 per share. The Series C-2 Warrant is exercisable at any time after May 20, 2020, through the earliest to occur of ten years after the issue date or prior to the date of a deemed liquidation, public combination or an IPO. In the event of a deemed liquidation, public combination or an IPO, the entire 2,786,567 shares of Series C-2 preferred will automatically be issued by the Company in exchange for the cancellation of the Series C-2 Warrant, for no additional consideration. The Series C-2 Warrant is accounted for as a liability and had a fair value of $1.3 million and $1.5 million at September 30, 2022 and December 31, 2021, respectively.

In November 2020, the Company granted a warrant to purchase 400,000 shares of common stock to a consulting firm affiliated with its interim chief financial officer in connection with its consulting agreement. The warrant has a 10-year term, an exercise price of $0.19, and vests ratably over 24 months commencing on the effective date. At the date of issuance, the fair value of the warrant was determined to be $120,000, utilizing Black-Scholes (“Black-Scholes”) with the following assumptions: expected term of ten years, risk-free rate of 0.96%, volatility of 80.0% and a dividend yield of zero, which will be recognized as general and administrative expense over the vesting period. The warrant is currently classified as equity and the Company expensed $45,000 to general and administrative expense related to this warrant for the nine months ended September 30, 2022 and 2021, respectively.

In connection with the issuance of Series D preferred in February, June and July 2021, the Company issued warrants to purchase 8,063,998 shares of Series D preferred with an exercise price of $0.8045 per share. The Series D Warrants are exercisable at any time after the date of issuance through the earliest to occur of five years after the issue date or prior to the date of sale of common stock in an IPO or a deemed liquidation. The Series D Warrants are accounted for as a liability and had a fair value of $1.0 million and $2.7 million at September 30, 2022 and December 31, 2021, respectively.

The following table summarizes outstanding warrants as of September 30, 2022:

	Total Warrants	Weighted Average Exercise Price
Common stock warrants	400,000	$0.19
Series B Warrants	568,181	0.77
Series C-2 Warrants	2,786,567	0.77
Series D Warrants	8,063,998	0.80

Total	11,818,746	$0.77

8. Stock Compensation Plan

Stock Options

The Company adopted an equity incentive plan in 2006 (“2006 Plan”) that provides for the issuance of common stock to employees, nonemployee directors, and consultants. Recipients of incentive stock options are eligible to purchase common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The 2006 Plan provides for the grant of incentive stock options, non-statutory stock options, and stock purchase rights. The maximum contractual term of options granted under the 2006 Plan is ten years. The options generally vest 25% on the first anniversary of the grant date, with the balance vesting ratably over the following 36 months.

As of September 30, 2022, 1,321,085 options remain available for future grant under the 2006 Plan.

The following table summarizes stock option transactions for the 2006 Plan:

	Total Options	Weighted average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2021	24,431,181	$0.19	8.08	$10,509
Granted	1,595,704	0.27	—	—
Exercised	(156,253)	0.13	—	—
Forfeited	(192,000)	0.11	—	—

Outstanding at September 30, 2022	25,678,632	$0.20	7.60	$6,849

Vested and exercisable at September 30, 2022	18,552,326	$0.19	7.52	$5,261

The total intrinsic value of options exercised during the nine months ended September 30, 2022 was $55,000. The weighted-average fair value of options granted during the nine months ended September 30, 2022 and 2021 was $0.37 and $0.30 per share, respectively. The total fair value of shares vested was $1.3 million and $1.6 million for the nine months ended September 30, 2022 and 2021, respectively.

As of September 30, 2022, stock-based compensation not yet recognized is $2.1 million, which is expected to be recognized over a weighted-average period of 2.0 years.

The following are the ranges of underlying assumptions used in Black-Scholes to determine the fair value of stock option grants for 2022 and 2021 were as follows:

	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
Risk free interest rate	2.80%-3.28%	0.43%-1.07%
Expected volatility	82%	76%-82%
Expected term (years)	5.00-6.25	5.00-6.25
Expected dividend yield	0%	0%

Stock-based Compensation Expense

Stock-based compensation expense for all stock awards recognized in the accompanying statements of operations and comprehensive loss and statements of convertible preferred stock and stockholders’ deficit are as follows (in thousands):

	Nine Months Ended September 30,
	2022	2021
Statements of operations and comprehensive loss
Research and development	$398	$332
General and administrative	657	$776

Total	$1,055	$1,108

Statements of convertible preferred stock and stockholders’ deficit
Settlement of 2021 and 2020 accrued bonus and employee costs	358	567

Total stock-based compensation	$1,413	$1,675

As of December 31, 2020, the Company had accrued bonuses of $567,000 payable in cash related to services performed in 2020. In April 2021, the Board of Directors determined to satisfy this payable by issuing options to purchase shares of common stock. The employees were issued fully vested stock options to purchase common stock at an exercise price of $0.23 per share and a stock option fair value of $0.28 per share. The total value of the stock options was $802,000, which was recorded to equity in 2021. The Company expensed $235,000 as stock compensation expense in the six months ended June 30, 2021, which represents the difference between the amount accrued as of December 31, 2020 and the fair value of stock options.

During the nine months period ended September 30, 2022, the Company continued to accumulate accruals related to paid time off, bonuses and deferred salary, totaling $592,000 related to services performed in 2022 and 2021. In August 2022, the Board of Directors determined to satisfy these payables by issuing options to purchase shares of common stock. The employees were issued stock options to purchase common stock at an exercise price of $0.30 per share and a stock option fair value of $0.35 per share, some of which were fully vested and others that vested over a three-month period. The total fair value of the options upon issuance was $396,000, and as of September 30, 2022, $358,000 had vested and was recorded to equity. The Company recorded a total reduction to expense of $196,000 in the nine months ended September 30, 2022, which represents the difference between the amount accrued as of issuance date and the fair value of stock options.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance consists of the following at September 30, 2022:

Conversion of convertible preferred stock	84,820,880
Preferred stock warrants	11,418,746
Common stock warrants	400,000
Stock options issued and outstanding	25,678,632
Shares available for issuance under the 2006 Plan	1,321,085

123,639,343

9. Commitments and Contingencies

Leases

On January 1, 2020, the Company adopted ASC 842, Leases using the optional transition method which allows entities to initially apply the lease accounting transition requirements at the adoption date and recognize a cumulative effect adjustment to the opening balance sheet of retained earnings in the period of adoption without restating comparative prior periods presented. The Company has elected to apply the short-term lease exception to all leases of one year or less. As most of the Company’s leases do not provide an implicit rate, the Company used its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. Rent expense for the nine months ended September 30, 2022 and 2021 was $179,000 and $192,000, respectively, which is included in operating expenses.

In November 2020, the Company entered into a lease for manufacturing equipment utilized in the production of development candidates. The lease is accounted for as an operating lease. The Company also has an operating lease for office space in La Jolla, California. The initial term of this lease was subject to six-month extensions as of August 2021 and February 2022. In August 2022, an extension was executed for a month-to-month term exclusively for laboratory space and therefore qualifies for the short-term lease exception. Base rent for this lease is $1,000 monthly.

Future lease payments under noncancelable leases are as follows at September 30, 2022 (in thousands):

2022	$39
2023	55

Total lease payments	94
Less imputed interest	3

Present value of lease obligations	$91

Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues liabilities for such matters when future expenditures are probable and such expenditures can be reasonably estimated. The Company is not currently involved with, and does not know of any, pending or threatened litigation against the Company or any of its officers.

10. Net Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share (in thousands except share and per share amounts):

	Nine Months Ended September 30,
	2022	2021
Numerator:
Net loss and comprehensive loss	$(9,241)	$(19,095)

Denominator:
Weighted average common stock outstanding, basic and diluted	2,833,384	2,712,590

Net loss per share, basic and diluted	$(3.26)	$(7.04)

Common stock equivalents from potentially dilutive securities that are not included in the calculation of diluted net loss per share, because to do so would be anti-dilutive, are as follows:

	Nine Months Ended September 30,
	2022	2021
Convertible preferred	84,820,880	84,820,880
Warrants to purchase convertible preferred	11,418,746	11,418,746
Warrants to purchase common stock	400,000	400,000
Stock options	26,999,717	25,655,970

Total	123,639,343	122,295,596

The Convertible Promissory Note Warrants are not included in the calculation of weighted average shares outstanding at this time because they are contingently exercisable and all necessary conditions have not been satisfied as of the end of the period.

For the nine months ended September 30, 2022, shares of common stock issuable upon conversion of the Company’s outstanding convertible promissory notes have been excluded from the computation of diluted weighted shares outstanding as the number of shares issuable is not determinable at this time.

11. Employee Benefits

In January 2007, the Company adopted a defined contribution 401(k) plan for substantially all employees. Contributions were immaterial and no contributions were made by the Company to the 401(k) plan for the nine months ended September 30, 2021 and 2022, respectively.

12. Subsequent Events

The Company has evaluated subsequent events through December 14, 2022, the date on which the accompanying financial statements were issued. During this period, the Company has concluded that no material subsequent events have occurred other than those disclosed below.

Merger Transaction

On November 21, 2022, the Company entered into an agreement and plan of merger and reorganization (“the Merger Agreement”) with Graybug Vision, Inc. (“Graybug”) and a wholly owned subsidiary of Graybug. The Company will be merged with the wholly owned subsidiary of Graybug, with the Company surviving the merger (the “merger”). The transaction will be accounted for as a reverse recapitalization, with the Company being treated as the acquirer for accounting purposes. Pursuant to the Merger Agreement, Graybug will affect a name change to CalciMedica, Inc., and is expected to list its securities on the Nasdaq Global Market under the symbol “CALC”.

Subject to the terms and conditions of the Merger Agreement, at the effective time, each then outstanding share of the Company’s capital stock (excluding shares held as treasury stock by the Company or held or owned by Graybug, the merger subsidiary or any subsidiary of Graybug, or the Company and dissenting shares), after giving effect to (i) the conversion of all shares of preferred stock of the Company, (ii) the automatic exercise of certain warrants of the Company and (iii) the conversion of the Company’s convertible promissory notes, will be converted solely into the right to receive a number of validly issued, fully paid and nonassessable shares of Graybug’s common stock equal to the exchange ratio. Immediately following the effective time, Company’s equity holders are expected to own or hold rights to acquire approximately 71.4% and Graybug equity holders are expected to own or hold rights to acquire approximately 28.6% of the combined company, in each case, on a fully diluted basis using the treasury stock method and excluding out-of-the-money options and warrants, and subject to certain assumptions, including, but not limited to, (a) Graybug’s net cash as of the closing of the merger being $25 million, (b) a closing date of February 15, 2023 and (c) and CalciMedica issuing approximately 20.5 million shares of common stock in the private placement (as defined below). The percentage of the combined company that Graybug’s and the Company’s equity holders will own as of the close of the merger is subject to certain adjustments, including based on Graybug’s net cash at closing of the transaction and the number of shares of Company common stock issued in connection with the private placement. The transaction, which is expected to close in the first quarter of 2023, is subject to certain customary closing conditions, including the approval by Graybug’s stockholders.

No assurance can be given that the required approvals will be obtained or that the required conditions to closing the merger will be satisfied and, even if all such approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions, and timing of the approvals. The Merger Agreement contains certain termination rights for each of the Company and Graybug.

Convertible Promissory Notes and Convertible Promissory Note Warrants

In November 2022, the Board of Directors approved an amendment to the convertible promissory notes and Convertible Promissory Note Warrants pursuant to which the Company may issue up to an additional $3.5 million (for a total of up to $8.5 million) of convertible promissory notes and Convertible Promissory Note Warrants. On November 21, 2022, the Company issued convertible promissory notes for gross proceeds of $5.2 million and Convertible Promissory Note Warrants to purchase shares of the Company’s common stock at an exercise price of $0.01 per share (the “November Bridge Financing”). In connection with the November Bridge Financing, the terms of the convertible promissory notes were amended to add that all outstanding convertible promissory notes and unpaid and accrued interest shall automatically convert in the event the Company consummates a “de-SPAC” business combination or a reverse merger transaction with a publicly traded company (“Public Combination”). The convertible promissory notes will convert into shares of the Company’s common stock being converted or exchanged in the Public Combination at a conversion or exchange price based on the equivalent valuation of the lower of (i) the cash price paid per share by the investors purchasing shares in the publicly traded company in connection with the Public Combination multiplied by 0.85 or (ii) the cash price paid per share by the investors purchasing shares of the Company’s common stock in connection with the Public Combination multiplied by 0.85. The issuance of the Company’s common stock pursuant to the conversion of this Note shall be upon and subject to the same terms and conditions applicable to the securities sold in connection with the Public Combination.

The terms of the Convertible Promissory Note Warrants were amended such a holder of a Convertible Promissory Note Warrant has the right to purchase up to a number of shares of the Company’s common stock equal to (i) 15% Warrant Coverage of the principal amount of the convertible promissory note purchased by such holder concurrently therewith, divided by (ii) the cash price paid per share by the investors in the qualified financing or IPO, as applicable, or in the case of a Public Combination, the equivalent valuation of the lower of the cash price per share by the investors purchasing shares in the publicly traded company in connection with such Public Combination or the cash price per shares by the investors purchasing shares of the Company’s common stock in connection with such Public Combination, in each case, rounding down to the nearest whole share and subject to the terms of the Convertible Promissory Note Warrants; provided, however, that any holder that purchases convertible promissory notes in excess of the holder’s pro rata commitment (as defined in the convertible promissory note) shall receive a 40% Warrant Coverage on the principal amount of the convertible promissory notes that is in excess of its pro rata commitment and the Convertible Promissory Note Warrants have a five-year term, however, in the case of a Public Combination, the Warrants shall automatically be exercised.

Private Placement

In connection with the Merger Agreement, on November 21, 2022, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain investors, pursuant to which such investors agreed to purchase shares of the Company’s common stock to be issued and sold by the Company pursuant to a private placement to be consummated immediately prior to the closing of the merger, for an aggregate purchase price of $10.3 million, subject to and in accordance with the Securities Purchase Agreement (the “private placement”). The Securities Purchase Agreement is contingent upon a successful merger closing and will occur immediately prior to the closing of the merger. The Company will sell shares of common stock with a par value of $0.001 at a purchase price equal to the Company valuation divided by the Company outstanding shares immediately prior to the effective time of the merger. If the merger agreement is terminated at any time before the consummation of the closing, then both parties have the right to terminate the Securities Purchase Agreement.

No assurance can be given that the required approvals will be obtained or that the required conditions to closing the private placement will be satisfied and, even if all such approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms.

Amendment to 2006 Plan and Grant of Stock Option Awards

On December 6, 2022, the Board of Directors approved an amendment to the 2006 Plan to increase the cumulative number of shares of the Company’s common stock reserved for issuance there under by 6,258,541 shares and also approved the grant of stock options to purchase 6,258,541 shares of common stock under the 2006 Plan (the “Closing Options”). The grant of the Closing Options will be effective on and are conditioned upon the closing of the private placement. The Closing Options will have an exercise price equal to the fair market value of common stock as of the grant date, which will be the purchase price paid in the private placement. The Closing Options will vest monthly over four years with certain Closing Options subject to accelerated vesting upon a change of control. All Closing Options will have a term of ten years.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

among:

GRAYBUG VISION, INC.,

a Delaware corporation;

CAMARO MERGER SUB, INC.,

a Delaware corporation; and

CALCIMEDICA, INC.,

a Delaware corporation

Dated as of November 21, 2022

Exhibits:

Exhibit A	Definitions
Exhibit B-1	Form of Company Stockholder Support Agreement
Exhibit B-2	Form of Parent Stockholder Support Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Securities Purchase Agreement
Exhibit E	Post-Closing Officers and Directors
Exhibit F	Form of Company Stockholder Written Consent
Exhibit G	Investor Questionnaire
Exhibit H	Parent 2023 Equity Incentive Plan
Exhibit I	Parent 2023 Employee Stock Purchase Plan

Schedules:

Schedule I	Parent Net Cash
Schedule II	Parent Allocation Percentage

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of November 21, 2022, by and among GRAYBUG VISION, INC., a Delaware corporation (“Parent”), CAMARO MERGER SUB, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and CALCIMEDICA, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.     Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent.

B.     The Parties intend that, (i) for U.S. federal and applicable state and local income Tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (the “Intended Tax Treatment”), and (ii) this Agreement is, and is hereby adopted as, a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

C.     The Parent Board has unanimously (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, the change of control of Parent and other actions contemplated by this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve the Parent Stockholder Matters.

D.     The Merger Sub Board has unanimously (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.

E.     The Company Board has unanimously (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to approve the Company Stockholder Matters.

F.     Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, (a) the officers, directors and stockholders of the Company listed in Section A-1 of the Company Disclosure Schedule (the “Company Signatories”) (solely in their capacity as stockholders of the Company), which represent at least eighty-five percent (85%) of the voting securities of the Company, are executing support agreements in favor of Parent in substantially the form attached hereto as Exhibit B-1 (the “Company Stockholder Support Agreement”) and (b) the officers, directors and stockholders of the Company listed on Section A-2 of the Company Disclosure Schedule (the “Company Lock-Up Signatories”) (solely in their capacity as stockholders of the Company) are executing lock-up agreements in substantially the form attached hereto as Exhibit C (the “Lock-Up Agreement”).

G.     Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers, directors and stockholders of Parent listed in Section A-1 of the Parent Disclosure Schedule (solely in their capacity as stockholders of Parent), which represent at least forty percent (40%) of the voting securities of Parent, are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit B-2 (the “Parent Stockholder Support Agreement”).

H.     Prior to or concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain investors have executed the Securities Purchase Agreement, in the form attached as Exhibit D (the “Securities Purchase Agreement”), and the Registration Rights Agreement, in the form attached as Exhibit B to the Securities Purchase Agreement (the “Registration Rights Agreement”) with the Company, pursuant to which such investors have agreed to purchase shares of Company Common Stock to be issued and sold by Company pursuant to a private placement to be consummated immediately prior to the Closing, with gross proceeds of no less than $10,000,000, and the Company granted certain registration rights to such investors with respect to such shares (the “Private Placement”), subject to and in accordance with the terms of such Securities Purchase Agreement and the Registration Rights Agreement, as applicable.

I.     It is expected that within one (1) Business Day after the execution and delivery of this Agreement (a) no less than eighty-five percent (85%) of the stockholders of the Company will execute and deliver an action by written consent in substantially the form attached hereto as Exhibit F (each, a “Company Stockholder Written Consent” and collectively, the “Company Stockholder Written Consents”) and (b) each of the Company Signatories that is a stockholder in the Company will execute an investor questionnaire in substantially the form attached hereto as Exhibit G (the “Investor Questionnaire”); provided, that no more than thirty-five (35) stockholders do not represent that they are “accredited investors” as defined in Regulation D under the Securities Act (“Regulation D”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1.    DESCRIPTION OF TRANSACTION

1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2    Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent.

1.3    Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Section 6, Section 7 and Section 8, the consummation of the Merger (the “Closing”) shall take place remotely as promptly as practicable (but in no event later than the second (2nd) Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6, Section 7 and Section 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Parent and the Company (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4    Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)    the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at or immediately prior to the Effective Time, the Surviving Corporation shall file an amendment to its certificate of incorporation to change the name of the Surviving Corporation to CalciMedica Subsidiary, Inc. or such other name as shall be mutually agreed upon by Parent and the Company prior to filing such amendment;

(b)    the certificate of incorporation of Parent shall be identical to the certificate of incorporation of Parent immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at or immediately prior to the Effective Time, Parent shall file an amendment to its certificate of incorporation to (i) change the name of Parent to CalciMedica, Inc., (ii) as contemplated by Section 5.3(a)(i), effect the Nasdaq Reverse Split and (iii) make such other changes as shall be mutually agreed upon by Parent and the Company prior to filing such amendment;

(c)    the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read identically to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation in such bylaws shall reflect the name identified in Section 1.4(a)), until thereafter amended as provided by the DGCL and such bylaws;

(d)    the directors and officers of Parent, each to hold office in accordance with the certificate of incorporation and bylaws of Parent, shall be as set forth in Section 5.13 after giving effect to the provisions of Section 5.13, or such other persons as shall be mutually agreed upon by Parent and the Company; and

(e)    the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be determined prior to Closing by the Company.

1.5    Conversion of Shares.

(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Parent:

(i)    any shares of Company Capital Stock held as treasury stock by the Company or held or owned by Parent, Merger Sub or any Subsidiary of Parent or the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)    subject to Section 1.5(c), each share of Company Capital Stock outstanding immediately prior to the Effective Time (excluding any shares to be canceled pursuant to Section 1.5(a)(i) and any Dissenting Shares), after giving effect to the Preferred Stock Conversion, the Company Warrant Exercises and the Convertible Note Conversion, shall be automatically converted solely into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

(b)    If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock at the Effective Time will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Parent Common Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be reasonably necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms.

(c)    No fractional shares of Parent Common Stock shall be issued in connection with the Merger, no certificates or scrip for any such fractional shares shall be issued and no cash shall be paid for any such fractional shares. Any fractional shares of Parent Common Stock that a holder of Company Capital Stock would otherwise be entitled to receive shall be aggregated with all fractional shares of Parent Common Stock issuable to such holder and any remaining fractional shares shall be rounded up to the nearest whole share.

(d)    All Company Options outstanding immediately prior to the Effective Time under the Company Plan shall be treated in accordance with Section 5.5(a).

(e)    All Company Warrants outstanding immediately prior to the Effective Time, after giving effect to the Company Warrant Exercises for the avoidance of doubt, shall be treated in accordance with Section 5.5(c).

(f)    Each share of common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(g)    If, between the time of calculating the Exchange Ratio and the Effective Time, the outstanding shares of Company Capital Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Nasdaq Reverse Split to the extent such split has not been previously taken into account in calculating the Exchange Ratio), combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock, Parent Common Stock, Company Convertible Notes, Company Options and Company Warrants with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split (including the Nasdaq Reverse Split), combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Capital Stock or Parent Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

1.6    Calculation of Parent Net Cash.

(a)    For the purposes of this Agreement, the “Anticipated Closing Date” shall be the date, as agreed upon by Parent and the Company at least fifteen (15) calendar days prior to the Parent Stockholders’ Meeting, to be the anticipated date for Closing. At least ten (10) calendar days prior to the Parent Stockholders’ Meeting, Parent shall deliver to the Company a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Parent’s good faith, estimated calculation of Parent Net Cash (the “Net Cash Calculation”) as of the Anticipated Closing Date, prepared and certified by Parent’s Chief Financial Officer (or if there is no Chief Financial Officer, the principal accounting officer of Parent). Parent shall make available to the Company the work papers and back-up materials used or useful in preparing the Net Cash Schedule, as reasonably requested by the Company.

(b)    Within three (3) calendar days after delivery of the Net Cash Schedule (the “Response Date”), the Company will have the right to dispute any part of the Net Cash Schedule by delivering a written notice to that effect to Parent (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Net Cash Calculation.

(c)    If on or prior to the Response Date, the Company (i) notifies Parent in writing that it has no objections to the Net Cash Calculation or (ii) fails to deliver a Dispute Notice as provided in Section 1.6(b) then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent Parent Net Cash at the Anticipated Closing Date for purposes of this Agreement.

(d)    If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of both Parties shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Parent Net Cash, which agreed upon Parent Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent Parent Net Cash at the Anticipated Closing Date for purposes of this Agreement.

(e)    If Parent and the Company are unable to negotiate an agreed-upon determination of Parent Net Cash at the Anticipated Closing Date pursuant to Section 1.6(d) within three (3) calendar days after delivery of the Dispute Notice (or such other period as Parent and the Company may mutually agree upon), then Parent and the Company shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Net Cash Calculation. Parent shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule, and Parent and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten (10) calendar days of accepting its selection. The Company and Parent shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Parent. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Parent Net Cash made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent Parent Net Cash at the Anticipated Closing Date for purposes of this Agreement, and the Parties shall delay the Closing until the resolution of the matters described in this Section 1.6(e). The fees and expenses of the Accounting Firm shall be allocated between Parent and the Company in the same proportion that the disputed amount of Parent Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of Parent Net Cash (and for the avoidance of doubt, such fees and expenses of the Accounting Firm allocated to Parent shall reduce Parent Net Cash). If this Section 1.6(e) applies as to the determination of Parent Net Cash at the Anticipated Closing Date described in Section 1.6(a), upon resolution of the matter in accordance with this Section 1.6(e), the Parties shall not be required to determine Parent Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date.

1.7    Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates or book-entry shares representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (including any certificates representing the Company Preferred Stock, Company Convertible Notes and Company Warrants that were converted or exercised in connection with the Preferred Stock Conversion, Convertible Note Conversion or Company Warrant Exercises, as appliable) (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.8.

1.8    Surrender of Certificates.

(a)    On or prior to the Closing Date, Parent and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent evidence of book-entry shares representing the Parent Common Stock issuable pursuant to Section 1.5(a). The Parent Common Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)    Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon proper delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of Company Stock Certificates in exchange for shares of Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent (including a properly completed IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable): (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration (in a number of whole shares of Parent Common Stock) that such holder has the right to receive pursuant to the provisions of Section 1.5(a); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry shares of Parent Common Stock representing the Merger Consideration. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition precedent to the delivery of any shares of Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate that includes an obligation of such owner to indemnify Parent against any claim suffered by Parent related to the lost, stolen or destroyed Company Stock Certificate as Parent may reasonably request. In the event of a transfer of ownership of a Company Stock Certificate that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name such Company Stock Certificate so surrendered is registered if such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or similar Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. The Merger Consideration and any dividends or other distributions as are payable pursuant to Section 1.8(c) shall be deemed to have been in full satisfaction of all rights pertaining to Company Capital Stock formerly represented by such Company Stock Certificates.

(c)    No dividends or other distributions declared or made with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or provides an affidavit of loss, theft or destruction in lieu thereof in accordance with this Section 1.8 together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d)    Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date that is one (1) year after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(e)    No Party to this Agreement shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

(f)    All shares of Parent Common Stock issued pursuant to this Agreement shall bear a legend (and Parent will make a notation on its transfer books to such effect) prominently stamped or printed thereon or the substance of which will otherwise be reflected on the books and records of the transfer agent for Parent Common Stock with respect to book-entry shares, in each case reading substantially as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO RESALE IN CONNECTION WITH A DISTRIBUTION AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.”

1.9    Appraisal Rights.

(a)    Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL or California Law, as applicable (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL or California Law, as applicable, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL or California Law, as applicable. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL or California Law, as applicable (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 1.5 and 1.8.

(b)    The Company shall give Parent prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and the Company shall have the right to direct all negotiations and proceedings with respect to such demands; provided that Parent shall have the right to participate in such negotiations and proceedings. The Company shall not, except with Parent’s prior written consent, not to be unreasonably withheld, delayed or conditioned, make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

1.10    Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

1.11    Withholding. The Parties and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock or any other Person such amounts as such Party or the Exchange Agent is required to deduct and withhold under the Code or any other Law with respect to the making of such payment. To the extent that amounts are so withheld and paid to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.13(h), except (a) as set forth in the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”) or (b) as disclosed in Amendment No. 2 to the draft registration statement on Form S-1 of the Company confidentially submitted by the Company to the SEC on May 22, 2022 (the “DRSA”) (but excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the DRSA (x) shall not be deemed disclosed for the purposes of Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.5 or Section 2.6; and (y) shall be deemed to be disclosed in a section of the Company Disclosure Schedule only to the extent that it is reasonably apparent from a reading of the DRSA that it is applicable to such section of the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

2.1    Due Organization; Subsidiaries.

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions.

(b)    The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c)    The Company has no Subsidiaries and does not own (and has not owned at any time during the Company’s current taxable year) any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or control directly or indirectly, any Entity.

(d)    The Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed to, is not obligated to make and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

2.2    Organizational Documents. The Company has made available to Parent accurate and complete copies of the Organizational Documents of the Company in effect as of the date of this Agreement. The Company is not in material breach or violation of its Organizational Documents.

2.3    Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into this Agreement and, subject to receipt of the Required Company Stockholder Vote, to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Company Board (at meetings duly called and held or by written consent in lieu of a meeting) has unanimously: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders; (b) approved and declared advisable this Agreement and the Contemplated Transactions; and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to approve the Company Stockholder Matters.

This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Company Stockholder Support Agreements by the parties thereto, the Company Board approved the Company Stockholder Support Agreements and the transactions contemplated thereby.

2.4    Vote Required. The affirmative vote (or written consent) of (a) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class and on an as-converted basis, (b) the holders of a majority of the outstanding shares of Company Preferred Stock, voting together as a separate class and on an as-converted basis, (c) the holders of a majority of the outstanding shares of the Series C Preferred Stock of the Company, voting on an as-converted basis, (d) the holders of a majority of the outstanding shares of the Series D Preferred Stock of the Company, voting on an as-converted basis, (e) solely with respect to the termination of the Sanderling Voting Agreement, dated February 22, 2021, between the Company, each of the persons and entities listed on Exhibit A thereto and each of the persons and entities listed on Exhibit B thereto (the “Sanderling Voting Agreement”), the Requisite Voting Investors and the Sanderling Entities (each as defined in the Sanderling Voting Agreement), (f) solely with respect to the termination of the Eighth Amended and Restated Investors’ Rights Agreement, dated February 22, 2021, by and among the Company and the persons and entities listed on Exhibit A thereto “Investors’ Rights Agreement”) and the approval of the Registration Rights Agreement, the Holders holding a majority of the Registrable Securities (each as defined in the Investors’ Rights Agreement), (g) solely with respect to the termination of the Management Rights Letter, dated May 20, 2020, by and between the Company and Valence Investments SPV IV, LLC, Valence Investments SPV IV, LLC, (h) solely with respect to the termination of the Management Rights Letter, dated May 20, 2020, by and between the Company and Sanderling Venture Partners VI, LP, Sanderling Venture Partners VI, LP, (i) solely with respect to the termination of the Management Rights Letter, dated May 20, 2020, by and between the Company and Bering Partners II, L.P., Bering Partners II, L.P., (j) solely with respect to the termination of the Management Rights Letter, dated February 22, 2021, by and between the Company and Global Health Science Fund II, L.P., Global Health Science Fund II, L.P., (k) solely with respect to the termination of the Management Rights Letter, dated March 4, 2021, by and between the Company and Quark Venture Inc., Quark Venture Inc., and (l) solely with respect to the waiver of certain rights required to consummate the Private Placement, (i) the holders of a majority of the outstanding shares of Series A Preferred Stock, (ii) the holders of a majority of the outstanding shares of Series B Preferred Stock, (iii) the holders of a majority of the outstanding shares of Series C-1 Preferred Stock, (iv) the holders of a majority of the outstanding shares of Series C-2 Preferred Stock and (v) the holders of a majority of the outstanding shares of Series D Preferred Stock (collectively, the “Required Company Stockholder Vote”) is the only vote (or written consent) of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions.

2.5     Non-Contravention; Consents. Subject to obtaining the Required Company Stockholder Vote and the filing of the Certificate of Merger required by the DGCL and, if and to the extent required, subject to making all filings and notifications as may be required in connection with the transactions described herein under the HSR Act and, if required, the expiration of the waiting period thereunder, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of the Company;

(b)    contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject, except as would not reasonably be expected to be material to the Company or its business;

(c)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company, except as would not reasonably be expected to be material to the Company or its business;

(d)    contravene, conflict with or result in a violation or breach of, or result in a default or loss of a benefit (with or without notice or lapse of time, or both) under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) first offer or first refusal under, cancel, terminate or modify, any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e)    result in the imposition or creation of any Encumbrance upon or with respect to any material asset or right owned or used by the Company or the Surviving Corporation (except for Permitted Encumbrances).

Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws or the HSR Act, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions. The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Company Stockholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Company Stockholder Support Agreements or any of the Contemplated Transactions.

2.6    Capitalization.

(a)    The authorized Company Capital Stock as of the date of this Agreement consists of (i) 197,730,086 shares of Company Common Stock, of which 2,922,098 shares have been issued and are outstanding as of the date of this Agreement, and (ii) 150,170,665 shares of Company Preferred Stock, of which 84,820,880 have been issued and are outstanding as of the date of this Agreement, consisting of 25,751,716 shares designated as Series A Preferred Stock, all of which are issued and outstanding, 11,235,460 shares designated as Series B Preferred Stock, 10,667,279 of which are issued and outstanding, 8,016,886 shares of Series C-1 Preferred Stock, all of which are issued and outstanding, 16,291,526 shares designated as Series C-2 Preferred Stock, 13,504,959 of which are issued and outstanding, and 88,875,077 shares of Series D Preferred Stock, 26,880,040 of which are issued and outstanding. In addition, there are Company Warrants to acquire 896,970 shares of Company Common Stock, an amount of shares of Company Common Stock that is calculable at a future date in accordance with the Company Bridge Warrants and as described in Section 2.6(a)(B) of the Company Disclosure Schedule, 568,181 shares of Series B Preferred Stock, 2,786,567 shares of Series C-2 Preferred Stock and 8,063,998 shares of Series D Preferred Stock. The Company does not hold any shares of its capital stock in its treasury. Section 2.6(a) of the Company Disclosure Schedule lists, as of the date of this Agreement (A) each record holder of issued and outstanding Company Capital Stock and the number and type of shares of Company Capital Stock held by such holder; and (B)(1) each holder of issued and outstanding warrants to purchase Company Capital Stock, (2) the number and type of shares subject to each Company Warrant, (3) the exercise price of each Company Warrant and (4) the termination date of each Company Warrant.

(b)    All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the Investor

Agreements, none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein and in the Investor Agreements, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities. None of the outstanding shares of Company Capital Stock held by current or former Company employees or other service providers are subject to any repurchase or forfeiture rights held by the Company. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

(c)    Except for the Company Plan, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 27,574,854 shares of Company Common Stock for issuance under the Company Plan, of which 575,137 shares have been issued and are currently outstanding, 25,678,632 shares have been reserved for issuance upon exercise of Company Options previously granted and currently outstanding under the Company Plan, and 1,321,085 shares of Company Common Stock remain available for future issuance of awards pursuant to the Company Plan. Section 2.6(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option at the time of grant; (iii) the number of shares of Company Common Stock subject to such Company Option as of the date of this Agreement; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; (vii) the date on which such Company Option expires; (viii) whether such Company Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option and (ix) whether such Company Option is “early exercisable”. The Company has made available to Parent accurate and complete copies of the Company Plan and the form of the stock option agreements evidencing outstanding Company Options granted thereunder. Except as set forth in Section 2.6(c) of the Company Disclosure Schedule, all stock option agreements evidencing outstanding Company Options are consistent with the Company’s standard form of stock option agreements. Except as set forth in Section 2.6(c) of the Company Disclosure Schedule, no vesting of Company Options will accelerate in connection with the closing of the Contemplated Transactions.

(d)    Section 2.6(d) of the Company Disclosure Schedule sets forth the following information with respect to each convertible promissory note of the Company (each, a “Company Convertible Note”) outstanding as of the date of this Agreement: (i) the name of the holder, (ii) the issue date, (iii) the principal amount, (iv) the interest rate, (v) the maturity date and (vi) the number, class and series of Company Capital Stock into which such Company Convertible Note shall convert in connection with the Closing.

(e)    Except for Company Warrants, the outstanding shares of Company Preferred Stock, the Company Options set forth in Section 2.6(c) of the Company Disclosure Schedule and the Company Convertible Notes set forth in Section 2.6(d) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(f)    All outstanding shares of Company Common Stock and Company Preferred Stock, Company Options, Company Warrants, Company Convertible Notes and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts.

(g)    The Company does not have more than thirty-five (35) stockholders that are not “accredited investors” as defined in Regulation D and each stockholder who is not an accredited investor either alone or with such stockholder’s purchaser representative(s) has such knowledge and experience in financial and business matters that such stockholder is capable of evaluating the merits and risks of the Merger.

2.7    SEC Filing; Financial Statements.

(a)    The Company has delivered to Parent an accurate and complete copy of the DRSA. As of the time it was submitted to the SEC, the DRSA complied in all material respects with the requirements of the Securities Act applicable to a registration statement on Form S-1 confidentially submitted to the SEC, and, as of the time it was submitted, the DRSA did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has provided to Parent a true and complete copy of all comments of the SEC on the DRSA (and on any prior draft registration statement submitted by the Company to the SEC), and the Company’s responses thereto.

(b)    Concurrently with the execution hereof, the Company has provided to Parent true and complete copies of (i) the Company’s audited balance sheets at December 31, 2021, 2020 and 2019, together with related audited statements of operations, stockholders’ deficit and cash flows, and notes thereto, of the Company for the fiscal years then ended and (ii) the Company Unaudited Interim Balance Sheet, together with the unaudited statements of operations, stockholders’ deficit and cash flows of the Company for the period reflected in the Company Unaudited Interim Balance Sheet (collectively, the “Company Financials”). The Company Financials (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which are material); and (iii) fairly present, in all material respects, the financial position and operating results of the Company as of the dates indicated therein and the results of operations and cash flows of the Company for the periods covered thereby. Other than as expressly disclosed in the DRSA, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP.

(c)    The Company maintains accurate books and records reflecting its assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability of the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

(d)    Section 2.7(d) of the Company Disclosure Schedule lists, and the Company has delivered to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as described in Instruction 7 to Item 303(b) of Regulation S-K as promulgated under the Securities Act) effected by the Company since January 1, 2019, if any.

(e)    Since January 1, 2019, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since January 1, 2019, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(f)    The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s auditors and audit committee (and made available to Parent a summary of the significant aspects of such disclosure) (A) all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any known fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has not identified, based on its most recent evaluation of internal control over financial reporting, any material weaknesses in the design or operation of the Company’s internal control over financial reporting.

2.8    Absence of Changes. Except as set forth in Section 2.8 of the Company Disclosure Schedule and reasonable and good faith actions or omissions taken to comply with applicable Law or guidance by a Governmental Body in connection with the COVID-19 pandemic, between the date of the Company Unaudited Interim Balance Sheet and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, including the Contemplated Transactions) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required the consent of Parent pursuant to Section 4.2(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.9    Absence of Undisclosed Liabilities. As of the date hereof, the Company has no liability, indebtedness, obligation or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by the Company since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of the Company under Company Material Contracts which have not resulted from a breach of such Company Material Contracts or violation of Law; (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company; and (f) Liabilities described in Section 2.9 of the Company Disclosure Schedule.

2.10    Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Company Unaudited Interim Balance Sheet; and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

2.11    Real Property; Leasehold. The Company does not own and has never owned any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company, and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder. The Company’s use and operation of each such leased property conforms to all applicable Laws in all material respects, and the Company has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances.

2.12    Intellectual Property.

(a)    Section 2.12(a) of the Company Disclosure Schedule identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application, registration or grant number and (iv) owner(s), for each item of Registered IP within the Company Controlled IP (the “Company Owned Registered IP”). To the Company’s Knowledge, each of the patents and patent applications included in the Company Owned Registered IP properly identifies by name each inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. Except as set forth in Section 2.12(a) of the Company Disclosure Schedule: (A) To the Company’s Knowledge, the Company Owned Registered IP is valid, enforceable and subsisting, (B) none of the Company Owned Registered IP has been misused, withdrawn, cancelled or abandoned, and (C) all application, registration, issuance, renewal and maintenance fees due for the Company Owned Registered IP having a due date on or before the date hereof have been paid in full and are current, except where the failure to do so would not be reasonably expected to have a material and adverse effect on the Company. With respect to each item of Company Owned Registered IP and each patent application from which such Company Owned Registered IP claims priority, all statements made and information presented to the applicable patent office by or on behalf of the Company or any inventor thereof, or their respective patent counsel, during the prosecution thereof are accurate and complete and comply with 37 CFR 1.56, except where the failure to do so would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on the Company. As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than initial examination proceedings) is pending or, to the Company’s Knowledge, threatened in writing, in which the scope, validity, enforceability or ownership of any Company Owned Registered IP is being or has been contested or challenged, except as would not be reasonably expected to have, individually or in the aggregate a material and adverse effect on the Company. Section 2.12(a) of the Company Disclosure Schedule identifies all Company Products that are currently being developed or proposed to be developed as of the date hereof. All such Company Products are covered by Company Owned Registered IP identified in Section 2.12(a) of the Company Disclosure Schedule. No Boston Children’s Hospital f/k/a CBR Institute for Biomedical Research (“CBRI”) assays, Trade Secrets or Intellectual Property Rights were used that would enable a Company Product to be classified as a Licensed Product under the CBRI License Agreement in the discovery, identification, research, testing, development or evaluation of any such Company Product. The Company has not received any written notice or other written communication from CBRI alleging that the Company has used any such assays, Trade Secrets or Intellectual Property Rights in the discovery, research, testing, development or evaluation of any such Company Product or requesting the confirmation thereof.

(b)    The Company solely owns all right, title and interest in and to all material Company IP, free and clear of all Encumbrances other than Permitted Encumbrances and, to the Company’s Knowledge, has the right, pursuant to a written Company In-bound License to use all other material Intellectual Property Rights used by the

Company in its business as currently conducted and proposed to be conducted as of the date hereof. To the Company’s Knowledge, the Company IP and the Intellectual Property Rights licensed to the Company pursuant to a Company In-bound License (the “Company In-Licensed IP”) are all the Intellectual Property Rights necessary to operate the business of the Company as currently conducted and as proposed to be conducted as of the date hereof. No Company Associate owns or has any claim, right (whether or not currently exercisable) or interest to or in any Company IP, and each Company Associate involved in the creation or development of any material Company IP, pursuant to such Company Associate’s activities on behalf of the Company, has signed a valid, enforceable written agreement containing a present assignment of all of such Company Associate’s rights in such material Company IP to the Company (without further payment being owed to any such Company Associate and without any restrictions or obligations on the Company’s ownership or use thereof) and confidentiality provisions protecting the Company IP, which, to the Company’s Knowledge, has not been materially breached by such Company Associate. Without limiting the foregoing, the Company has taken commercially reasonable steps to protect, maintain and enforce all Company IP and Company In-Licensed IP, including the secrecy, confidentiality and value of Trade Secrets and other confidential information therein, and to the Company’s Knowledge there have been no unauthorized disclosures of any Company IP or Company In-Licensed IP, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on the Company. Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will conflict with, alter or impair any of the Company’s rights in or to any Company IP or Company In-Licensed IP or cause any payments of any kind to be due or payable to any Person, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on the Company. The Company has taken commercially reasonable steps to maintain the secrecy and confidentiality of all Trade Secrets that are material to the Company. No Trade Secret that is material to the business of the Company as presently conducted has been authorized to be disclosed, or, to the knowledge of the Company, has been disclosed to any Company Associate or any other Person, other than pursuant to Contracts containing provisions restricting the disclosure and use of such Trade Secret. The Company has not granted to any third party any exclusive licenses to any material Company IP.

(c)    No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational or academic institution has been used, in whole or in part, to create any Company Controlled IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership or other rights (including any “march in” rights or a right to direct the location of manufacturing of products) to such Company Controlled IP or the right to receive royalties or other consideration for the practice of such Company Controlled IP, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on the Company.

(d)    Section 2.12(d) of the Company Disclosure Schedule sets forth each license agreement pursuant to which the Company (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by the Company in its business as currently conducted or proposed to be conducted as of the date hereof (each a “Company In-bound License”) other than clinical trial agreements, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses and generally available patent license agreements, in each case entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of the Company or (ii) grants to any third party a license, option, covenant not to sue or other right under any material Company IP or any material Company In-Licensed IP (each a “Company Out-bound License”) other than clinical trial agreements, non-disclosure agreements and non-exclusive outbound licenses granted to service providers limited solely to such service providers performance of services for the Company, in each case entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of the Company). Neither the Company nor, to the Company’s Knowledge, any other party to any Company In-bound License or Company Out-bound License has breached or is in breach of any of its obligations under any Company In-bound License or Company Out-bound License.

(e)    To the Company’s Knowledge, (i) the operation of the business of the Company as currently conducted or as proposed to be conducted as of the date hereof, including the Company’s design, manufacture, provision, use and sale of any Company Products (including the use or sale of any Company Products by any customer or distributor of the Company, whether alone or in combination with other third party product(s)), has not infringed, misappropriated or violated, and does not and will not infringe, misappropriate or violate any enforceable Intellectual Property Right owned by any other Person other than Parent and its Affiliates; and (ii) no Person is infringing, misappropriating or otherwise violating any Company Controlled IP, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on the Company. As of the date of this Agreement, no Legal Proceeding is pending (or, to the Company’s Knowledge, is threatened in writing) (A) against the Company alleging that the operation of the business of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by the Company alleging that another Person has infringed, misappropriated or otherwise violated any of the Company Controlled IP. Since January 1, 2019, the Company has not received any written notice or other written communication alleging that the operation of the business of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f)    None of the Company IP or, to the Company’s Knowledge, any Company Controlled IP is subject to any pending or outstanding injunction, directive, order, decree, settlement, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company of any such Company Controlled IP or otherwise would reasonably be expected to adversely affect the validity, scope, use, registrability, or enforceability of any Company Controlled IP. The execution, delivery and performance of this Agreement, and the Closing, will not, with or without notice or the lapse of time or both, result in or give any other Person the right or option to cause, or otherwise result in: (i) a loss or impairment of, or Encumbrance on, any Company IP; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under, any Contract governing any Company IP, any Company In-bound License or any Company Out-bound License, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on the Company; (iii) the release, disclosure, or delivery of any Company Controlled IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person (other than Parent, Merger Sub or any of their respective Affiliates) of any license, protection (including any covenant not to sue or assert), or other right or interest under, to or in any of the Company IP, Company In-Licensed IP or Company Products, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on the Company.

(g)    The Company and the operation of the Company’s business comply and have complied in all material respects with all (i) applicable Privacy Laws; and (ii) Company Privacy Policies. The Company has, at all times: (i) had a valid legal basis for its processing Personal Data; (ii) provided adequate privacy notices to, and obtained any consents from, individuals for the processing of Personal Data as processed by or for the Company; (iii) not sold Personal Data, including as defined under any Privacy Laws; and (iv) abided by any privacy choices (including opt-out preferences) of individuals relating to Personal Data.

(h)    To the Company’s Knowledge, since January 1, 2019, there have been (i) no unauthorized security incidences, including malware, ransomware, virus, compromise of credentials, successful denial-of-service attack, unauthorized intrusion, violation of any security policy, breach or unauthorized access in relation to Personal Data, the Company’s databases, or confidential information, and to the Company’s Knowledge is not threatened, (ii) no violations of any security policy of the Company regarding any Personal Data, (iii) no unauthorized processing, access or unauthorized use of any Personal Data or confidential information used in the business of the Company and (iv) no unintended or improper disclosure of any Personal Data or confidential information in the possession, custody or control of the Company, or a contractor or agent acting on behalf of the Company ((i) through (iv), collectively a “Breach Incident”) except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. No circumstance has arisen in which: (i) Privacy Laws or Company Privacy Policies would require the Company to notify a Governmental Body or any other Person of a Breach Incident or (ii) applicable guidance or codes or practice promulgated under Privacy Laws or Company Privacy Policies would recommend the Company to notify a Governmental Body or any other Person of a Breach Incident.

(i)    The Company is not now and has never been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate the Company to grant or offer to any other Person any license or right to any Company Controlled IP.

2.13    Agreements, Contracts and Commitments.

(a)    Section 2.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement (other than any Company Benefit Plans) (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i)    each Contract that would be a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act (assuming the Company was subject to the public reporting requirements of the Exchange Act);

(ii)    each Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(iii)    each Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any “most-favored nations” pricing provisions, (C) marketing or distribution rights related to any products or territory, (D) any exclusivity provision, (E) any agreement to purchase minimum quantity of goods or services, (F) granting to any Person a right of first refusal, a right of first negotiation or a right of first offer, in each case, to purchase, acquire, sell, exclusively license or dispose of any material assets or properties of the Company or granting to any Person an option to purchase, acquire, sell, exclusively license or dispose of any assets or properties that are material to the Company, or (G) any material non-solicitation provisions applicable to the Company;

(iv)    each Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms and not cancelable without material penalty;

(v)    each Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(vi)    each Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any material assets of the Company (other than licenses to Intellectual Property Rights under Contracts set forth in Section 2.13(a)(xi) of the Company Disclosure Schedule) or any loans or debt obligations with officers or directors of the Company;

(vii)    each Contract: (A) that is a dealer or distribution agreement (identifying any that contain exclusivity provisions); (B) involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company; (C) that is a joint marketing, alliance, joint venture, cooperation, collaboration or development agreement; (D) under which the Company has continuing obligations to develop or market any product, technology or service, or pursuant to which the Company has obligations to develop any Intellectual Property Rights that are not or will not be owned, in whole or in part, by the Company; (E) any Contract to license any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company;

(viii)    each Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(ix)    each Company Real Estate Lease;

(x)    each Contract with any Governmental Body;

(xi)    each Company Out-bound License (other than clinical trial agreements, non-disclosure agreements and non-exclusive outbound licenses granted to service providers limited to such service providers performance of services for the Company, non-disclosure agreements, in each case entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of the Company) and Company In-bound License (other than clinical trial agreements, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses and generally available patent license agreements, in each case entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of the Company);

(xii)    each Contract under which any third party develops any material Intellectual Property Rights for the Company, other than individual consulting agreements that are substantially on the Company’s form of consulting agreement made available to Parent;

(xiii)    each Contract containing any royalty, “earn-out”, dividend or similar contingent payment arrangement, including (x) milestone or similar payments, including upon the achievement of regulatory or commercial milestones or (y) payment of royalties or other amounts calculated based on the revenues, income or profits of the Company; or

(xiv)    any other Contract (A) which involves payment or receipt by or obligations for the Company of more than $250,000 in the aggregate, or obligations after the date of this Agreement in excess of $250,000 in the aggregate, or (B) that is material to the business or operations of the Company.

(b)    The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, there are no Company Material Contracts that are not in written form. As of the date of this Agreement, none of the Company nor, to the Company’s Knowledge, any other party to a Company Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of, or Laws applicable to, any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages or pursue other legal remedies which, in each case, would reasonably be expected to be material and adverse to the Company or its business or operations. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. As of the date of this Agreement, no Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any amount paid or payable to the Company or under any Company Material Contract or any other term or provision of any Company Material Contract, which would reasonably be expected to be material and adverse to the Company or its business or operations.

2.14    Compliance; Permits; Restrictions.

(a)    The Company is, and since January 1, 2019 has been, in compliance in all material respects with all applicable Laws, including the Federal Food, Drug, and Cosmetic Act and the regulations issued thereunder (collectively, the “FDCA”) by the U.S. Food and Drug Administration (“FDA”), the Public Health Service Act and its implementing regulations (“PHSA”) and any other similar Law administered or promulgated by the FDA or other comparable Governmental Body responsible for regulation of the research, development, pre-clinical and clinical testing, manufacturing, storage, supply, approval, sale, marketing, distribution and importation or exportation of drug and biopharmaceutical products (each, a “Drug Regulatory Agency”), except for any noncompliance, either individually or in the aggregate, which would not be material to the Company. As of the date of this Agreement, no investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Company’s Knowledge, threatened against the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)    The Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the “Company Permits”). Section 2.14(b) of the Company Disclosure Schedule identifies each Company Permit. Each such Company Permit is valid and in full force and effect, and the Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Company’s Knowledge, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Company holding Company Permits as of the date of this Agreement and immediately prior to the Effective Time.

(c)    As of the date of this Agreement, there are no proceedings pending or, to the Company’s Knowledge, threatened with respect to an alleged material violation by the Company of the FDCA, the PHSA or any other similar Law administered or promulgated by any Drug Regulatory Agency. The Company is not currently conducting or addressing, and to the Company’s Knowledge there is no basis to expect that it will be required to conduct or address, any corrective actions, including, without limitation, product recalls or clinical holds.

(d)    All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its current products or product candidates have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2019, the Company has not received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or, to the Company’s Knowledge, threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or any of its current products or product candidates have participated.

(e)    As of the date of this Agreement, there has not been and is not now any Form FDA-483 observation, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, or proceeding pending or in effect against the Company or any of its officers and employees, and the Company has no liability for failure to comply with the FDCA, PHSA, or other similar Laws. To the Company’s Knowledge, there is no act, omission, event, or circumstance that would reasonably be expected to give rise to or form the basis for any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, proceeding or request for information or any liability (whether actual or contingent) for failure to comply with the FDCA, PHSA or other similar Laws.

(f)    The Company is not the subject of any pending or, to the Company’s Knowledge, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Company’s Knowledge, the Company has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto.

(g)    None of the Company or any of its officers, employees or, to the Company’s Knowledge, agents, has been convicted of any crime or engaged in any conduct that could result in (i) debarment or exclusion under 21 U.S.C. Section 335a, as amended; (ii) disqualification from participating in clinical trials pursuant to 21 C.F.R. Section 312.70, as amended; (iii) disqualification as a testing facility under 21 C.F.R. Part 58, Subpart K, as amended; (iv) exclusion, debarment or suspension from or otherwise becomes ineligible to participate in a “Federal health care program” as such term is defined in 42 U.S.C. Section 1320a-7b(f), including under 42 U.S.C. Section 1320a-7 or relevant regulations in 42 C.F.R. Part 1001; (v) assessment or threat of assessment of civil monetary penalties pursuant to 42 C.F.R. Part 1003; or (vi) inclusion on the HHS/OIG List of Excluded Individuals/Entities, the General Services Administration’s System for Award Management, or the FDA Debarment List or the FDA Disqualified/Restricted List. No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Company’s Knowledge, threatened against the Company or any of its officers, employees or agents.

(h)    The Company has materially complied with all applicable Laws relating to patient, medical or individual health information, including the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations promulgated thereunder, all as amended from time to time, including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time (collectively, “HIPAA”). The Company has entered into, where required, and is in compliance in all material respects with the terms of all Business Associate agreements (“Business Associate Agreements”) to which the Company is a party or otherwise bound. The Company, where required, has created and maintained written policies and procedures to protect the privacy of all protected health information, provide training to all employees and agents as required under HIPAA, and has implemented security procedures, including physical, technical and administrative safeguards, to protect all personal information and Protected Health Information stored or transmitted in electronic form. As of the date of this Agreement, the Company has not received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful “Security Incident,” “Breach of Unsecured Protected Health Information” or breach of personally identifiable information under applicable state or federal laws have occurred with respect to information maintained or transmitted to the Company or an agent or third party subject to a Business Associate Agreement with Company. The Company is not currently submitting, receiving and handling transactions that are governed by the Standard Transaction Rule. All capitalized terms in this Section 2.14(h) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

2.15    Legal Proceedings; Orders.

(a)    As of the date of this Agreement, except as set forth in Section 2.15(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding and, to the Company’s Knowledge, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) any Company Associate (in his or her capacity as such) or (C) any of the material assets owned or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)    Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, since January 1, 2019, no Legal Proceeding has been pending against the Company that resulted in material liability to the Company.

(c)    There is no order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company, is subject. To the Company’s Knowledge, no officer or employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or to any material assets owned or used by the Company.

2.16    Tax Matters.

(a)    Except as set forth in Section 2.16(a) of the Company Disclosure Schedule, the Company has timely filed all income Tax Returns and other material Tax Returns that it was required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in material compliance with all applicable Law. No written claim has been made by any Governmental Body in any jurisdiction where the Company does not file a particular Tax Return or pay a particular Tax that the Company is subject to taxation by that jurisdiction.

(b)    All material amounts of income and other material Taxes due and owing by the Company on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. The unpaid Taxes of the Company did not, as of the date of the Company Unaudited Interim Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Unaudited Interim Balance Sheet. Since the date of the Company Unaudited Interim Balance Sheet, the Company has not incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c)    All material amounts of Taxes that the Company is or was required by Law to withhold or collect on behalf of its employees, independent contractors, equityholders, lenders, customers, or other third parties have been duly and timely withheld or collected in all material respects and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d)    There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(e)    No deficiencies for income or other material Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company, and the Company has not received written notice threatening any such audit, assessment or other action. Neither the Company nor any of its predecessors has waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)    The Company is not a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h)    None of Parent, any of its Subsidiaries or the Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting of the Company for Tax purposes made on or prior to the Closing Date; (ii) use of an improper method of accounting by the Company for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the

Closing Date by the Company; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) entered into on or prior to the Closing Date by the Company; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued by the Company on or prior to the Closing Date; or (vii) application of Section 367(d) of the Code to any transfer of intangible property by the Company on or prior to the Closing Date. The Company has not made any election under Section 965(h) of the Code.

(i)    The Company has never been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. The Company has no Liability for any material Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor.

(j)    The Company (i) is not a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is not a “passive foreign investment company” within the meaning of Section 1297 of the Code, and (iii) has never had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(k)    The Company has not participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(l)    The Company has not taken any action, agreed to take any action, failed to take any action and does not know of any fact, in each case that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(m)    The Company has not availed itself of any Tax relief pursuant to any Pandemic Response Laws that could reasonably be expected to materially impact the Tax payment and/or Tax reporting obligations of Parent and its Affiliates (including the Company) after the Closing Date.

For purposes of this Section 2.16, each reference to the Company shall be deemed to include any Person that was liquidated into, merged with, or otherwise a predecessor to, the Company.

2.17    Employee and Labor Matters; Benefit Plans.

(a)    Section 2.17(a) of the Company Disclosure Schedule lists all material Company Benefit Plans, including, without limitation, each Company Benefit Plan that provides for retirement, change in control, stay or retention, deferred compensation, incentive compensation, severance or retiree medical or life insurance benefits. “Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment (other than at-will employment offer letters on the Company’s standard form that may be terminated without notice and with no penalty to the Company and other than individual Company Options or other compensatory equity award agreements made pursuant to the Company’s standard forms, in which case only representative standard forms of such agreements shall be scheduled), consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, maintained, contributed to, or required to be contributed to, by the Company or Company ERISA Affiliates for the benefit of any current or former employee, director, officer or independent contractor of the Company or under which the Company has any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Sections 414(b) or 414(c) of the Code with any other person).

(b)    As applicable with respect to each material Company Benefit Plan, the Company has made available to Parent, true and complete copies of (i) each material Company Benefit Plan, including all amendments thereto, and in the case of an unwritten material Company Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, (vii) all records, notices and filings concerning IRS or United States Department of Labor or other Governmental Body examinations, audits or investigations, voluntary compliance programs or policies, or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code, and (viii) any written reports constituting a valuation of the Company’s capital stock for purposes of Sections 409A or 422 of the Code, whether prepared internally by the Company or by an outside, third-party valuation firm.

(c)    Each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other applicable Laws.

(d)    The Company Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and, to the Company’s Knowledge, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Company Benefit Plan or the tax exempt status of the related trust.

(e)    Since January 1, 2016, neither the Company nor any Company ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No Company Benefit Plan is sponsored by a professional employer organization.

(f)    To the Company’s Knowledge, there are no pending audits or investigations by any Governmental Body involving any Company Benefit Plan, and no pending or, to the Company’s Knowledge, threatened claims (except for individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to the Company. All contributions and premium payments required to have been made under any of the Company Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither the Company nor any Company ERISA Affiliate has any liability for any unpaid contributions with respect to any Company Benefit Plan.

(g)    Neither the Company, any Company ERISA Affiliates, nor, to the Company’s Knowledge, any fiduciary, trustee or administrator of any Company Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Company Benefit Plan which would subject any such Company Benefit Plan, the Company, any Company ERISA Affiliates or Parent to a

material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h)    No Company Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than coverage mandated by Law and neither the Company nor any Company ERISA Affiliates has made a written or oral representation promising the same.

(i)    Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions will, either alone or in connection with any other event(s), (i) result in any payment becoming due to any current or former employee, director, officer, independent contractor or other service provider of the Company, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, director, officer, independent contractor or other service provider of the Company, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan or (v) limit the right to merge, amend or terminate any Company Benefit Plan.

(j)    Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to the Company of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

(k)    Each Company arrangement providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in compliance with the requirements of Section 409A of the Code and the regulations promulgated thereunder in all material respects. The exercise price of each Company Option granted to a U.S. taxpayer is at least equal to the fair market value of one share of Company Common Stock, as determined by the Company Board, as of the grant date of such Company Option.

(l)    No current or former employee, officer, director or independent contractor of the Company has any “gross up” agreements with the Company or other assurance of reimbursement or compensation by the Company for any Taxes imposed under Section 409A or Section 4999 of the Code.

(m)    The Company does not have any Company Benefit Plan that is maintained for service providers located outside of the United States.

(n)    There has been no amendment to, announcement by Company or any Company ERISA Affiliate relating to, or change in employee participation or coverage under, any Company Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither the Company nor any Company ERISA Affiliate has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Company Benefit Plan or any collective bargaining agreement.

(o)    The Company is not a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or labor organization representing any of its employees, and there is no labor union or labor organization representing or, to the Company’s Knowledge, purporting to represent or seeking to represent any employees of the Company, including through the filing of a petition for representation election.

(p)    The Company is, and since January 1, 2019 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including without limitation worker classification, discrimination, wrongful termination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, wages (including overtime wages, timely payment of wages, and legally compliant wage statements), unemployment and workers’ compensation, leaves of absence, hours of work and recordkeeping. Except as would not be reasonably likely to result in a material liability to the Company, with respect to employees of the Company, the Company, since January 1, 2019: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims, charges, demands, lawsuits, investigations, audits or administrative matters pending or, to the Company’s Knowledge, threatened or reasonably anticipated against the Company relating to any current or former employee, applicant for employment, consultant, employment agreement or Company Benefit Plan (other than routine claims for benefits).

(q)    The Company is, and at all times since January 1, 2019 has been, in material compliance with the WARN Act, 29 U.S.C. § 2101 et seq., and any applicable state analogues relating to reductions in force, terminations, mass layoffs and plant closings (collectively, the “WARN Act”).

(r)    Except as would not be reasonably likely to result in a material liability to the Company or any Company Benefit Plan, with respect to each individual who currently renders services to the Company, the Company has since January 1, 2019 properly classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, the Company has properly classified him or her as overtime eligible or overtime ineligible under all applicable Laws. The Company has no material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

(s)    There is not and has not been since January 1, 2019, nor is there or has there been since January 1, 2019 any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Company’s Knowledge, any union organizing activity, against the Company. No event has occurred, and, to the Company’s Knowledge, no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute.

2.18    Environmental Matters. The Company is in compliance, and since January 1, 2019 have complied, with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company or its business. The Company has not received since January 1, 2019 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that the Company is not in compliance with or has liability pursuant to any Environmental Law and, to the Company’s Knowledge, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Company or its business. No current or (during the time a prior property was leased or controlled by the Company) prior property leased or controlled by the Company has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of the Company pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions. Prior to the date hereof, the Company has provided or otherwise made available to Parent true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Company with respect to any property leased or controlled by the Company or any business operated by it.

2.19    Insurance. The Company has delivered or made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2019, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company for which the Company has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

2.20    No Financial Advisors. Other than Oppenheimer & Co. Inc., no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.21    Transactions with Affiliates.

(a)    Section 2.21(a) of the Company Disclosure Schedule describes any material transactions or relationships, since January 1, 2019, between the Company and any (i) executive officer or director of the Company or, to the Company’s Knowledge, any of such executive officer’s or director’s immediate family members, (ii) owner of more than 5% of the voting power of the outstanding Company Capital Stock or (iii) to the Company’s Knowledge, any “related person” (within the meaning of Item 404 of Regulation S-K as promulgated under the Securities Act) of any such executive officer, director or equityholder (other than the Company) in the case of each of (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K as promulgated under the Securities Act (assuming the Company was subject to the public reporting requirements of the Exchange Act).

(b)    Section 2.21(b) of the Company Disclosure Schedule lists each stockholders’ agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).

2.22    Anti-Bribery. None of the Company or any of its directors, officers, employees or, to the Company’s Knowledge, agents or any other Person acting on their behalf has, directly or indirectly, made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). The Company is not and has never been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

2.23    Disclaimer of Other Representations or Warranties. Except as previously set forth in this Section 2 or in any certificate delivered by the Company to Parent and/or Merger Sub pursuant to this

Agreement, the Company makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

Section 3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 10.13(h), except (a) as set forth in the disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) or (b) as disclosed in the Parent SEC Documents filed with, or furnished to, the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with, or furnished to, the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Parent SEC Documents (x) shall not be deemed disclosed for the purposes of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5 or Section 3.6; and (y) shall be deemed to be disclosed in a section of the Parent Disclosure Schedule only to the extent that it is reasonably apparent from a reading of the applicable Parent SEC Document that it is applicable to such section of the Parent Disclosure Schedule, Parent and Merger Sub represent and warrant to the Company as follows:

3.1    Due Organization; Subsidiaries.

(a)    Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Contemplated Transactions. Since the date of its incorporation, Merger Sub has not engaged in any activities other than activities incident to its formation or in connection with or as contemplated by this Agreement.

(b)    Parent is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

(c)    Parent has no Subsidiaries, except for the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule; and neither Parent nor any of the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule. Each of Parent’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except where the failure to have such power or authority would not be reasonably expected to have a Parent Material Adverse Effect. If following the date hereof but prior to the Closing, the Entity(ies) identified in Section 3.1(c) of the Parent Disclosure Schedule shall be sold pursuant to an Asset Disposition, then as of the Closing, the foregoing representations and warranties shall not apply to such Entity(ies).

(d)    Neither Parent nor any of its Subsidiaries is or otherwise has been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither Parent nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither Parent nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2    Organizational Documents. Parent has made available to the Company accurate and complete copies of the Organizational Documents of Parent and each of its Subsidiaries in effect as of the date of this Agreement. Neither Parent nor any of its Subsidiaries is in material breach or violation of its respective Organizational Documents.

3.3    Authority; Binding Nature of Agreement. Parent and each of its Subsidiaries have all necessary corporate power and authority to enter into this Agreement and, subject, with respect to Parent, to receipt of the Parent Stockholder Vote and, with respect to Merger Sub, the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Parent Board has unanimously: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders; (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the authorization and issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, the change of control of Parent and other actions contemplated by this Agreement; and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve the Parent Stockholder Matters. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Merger Sub and its sole stockholder; (y) approved and declared advisable this Agreement and the Contemplated Transactions; and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of Merger Sub vote to approve this Agreement and the Contemplated Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Parent Stockholder Support Agreements by the parties thereto, the Parent Board approved the Parent Stockholder Support Agreements and the transactions contemplated thereby.

3.4    Vote Required. The affirmative vote of the holders (i) of a majority of the outstanding shares of Parent Common Stock is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the proposal in Section 5.3(a)(i), (ii) of a majority of the votes cast is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the proposal in Section 5.3(a)(ii), and (iii) of a majority of the votes cast is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the proposal in Section 5.3(a)(iii) (such vote in the foregoing clauses (i) and (ii), the “Required Parent Stockholder Vote” and, collectively, such votes in the foregoing clauses (i)-(iii), the “Parent Stockholder Vote”).

3.5     Non-Contravention; Consents. Subject to obtaining the Parent Stockholder Vote and the filing of the Certificate of Merger required by the DGCL and, if and to the extent required, subject to making all filings and notifications as may be required in connection with the transactions described herein under the HSR Act and, if required, the expiration of the waiting period thereunder, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or any of its Subsidiaries;

(b)    contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Parent or its Subsidiaries, or any of the assets owned or used by Parent or its Subsidiaries, is subject, except as would not reasonably be expected to be material to Parent or its business;

(c)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or its Subsidiaries, except as would not reasonably be expected to be material to Parent or its business;

(d)    contravene, conflict with or result in a violation or breach of, or result in a default or loss of a benefit (with or without notice or lapse of time, or both) under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Parent Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (iii) accelerate the maturity or performance of any Parent Material Contract; or (iv) first offer or first refusal under, cancel, terminate or modify, any term of any Parent Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e)    result in the imposition or creation of any Encumbrance upon or with respect to any material asset or right owned or used by Parent or its Subsidiaries (except for Permitted Encumbrances and any Encumbrances upon or with respect to Potentially Transferable Assets imposed or created pursuant to the express terms of an Asset Disposition).

Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws or the HSR Act, neither Parent nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Contemplated Transactions. The Parent Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Parent Stockholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Parent Stockholder Support Agreements or any of the Contemplated Transactions.

3.6    Capitalization.

(a)    The authorized capital stock of Parent as of the date of this Agreement consists of (i) 500,000,000 shares of Parent Common Stock, par value $0.0001 per share, of which 21,562,523 shares have been issued and are outstanding as of the close of business on the Reference Date, of which no shares are subject to Parent’s right of repurchase, and (ii) 10,000,000 shares of preferred stock of Parent, par value $0.0001 per share, of which no shares have been issued and are outstanding as of the date of this Agreement. Parent does not hold any shares of its capital stock in its treasury. Section 3.6(a) of the Parent Disclosure Schedule lists, as of the Reference Date, (A) each holder of issued and outstanding warrants to purchase capital stock of Parent (“Parent Warrants”), (B) the number and type of shares subject to each Parent Warrant, (C) the exercise price of each Parent Warrant and (D) the termination date of each Parent Warrant.

(b)    All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. Except as contemplated herein and as set forth in Section 3.6(b)(i) of the Parent Disclosure Schedule, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Except as set forth in Section 3.6(b)(ii) of the Parent Disclosure Schedule, Parent is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities.

(c)    Except for the Parent Plans, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the close of business on the Reference Date, (i) Parent has reserved 8,332,099 shares of Parent Common Stock for issuance under the Parent Equity Incentive Plans, of which Parent RSUs and Parent Options to purchase a total of 7,932,224 shares have been issued and are currently outstanding, of which no shares are subject to Parent’s right of repurchase, 4,411,230 shares have been reserved for issuance upon exercise of Parent Options previously granted and currently outstanding under the Parent Equity Incentive Plans, 3,520,994 shares have been reserved for issuance upon the settlement of Parent RSUs granted under the Parent Equity Incentive Plans that are outstanding as of the close of business on the Reference Date, and 399,875 shares remain available for future issuance pursuant to the Parent Equity Incentive Plans; and (ii) 210,000 shares have been reserved and available for purchase under the Parent ESPP, no shares have been issued under the Parent ESPP and 210,000 shares remain available for future purchase under the Parent ESPP because the Parent ESPP has not yet been implemented. Section 3.6(c) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option and Parent RSU outstanding as of the close of business on the Reference Date: (i) the name of the holder; (ii) the number of shares of Parent Common Stock subject to such Parent Option or Parent RSU at the time of grant; (iii) the number of shares of Parent Common Stock subject to such Parent Option or Parent RSU as of the close of business on the Reference Date; (iv) the exercise price of such Parent Option; (v) the date on which such Parent Option or Parent RSU was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the close of business on the Reference Date and any acceleration provisions; (vii) the date on which such Parent Option or Parent RSU expires; (viii) whether such Parent Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option and (ix) whether such Parent Option is “early exercisable”. Parent has made available to the Company accurate and complete copies of the Parent Plans and the form of the stock option agreements and restricted stock unit agreements evidencing outstanding Parent Options and Parent RSUs granted thereunder. Except as set forth in Section 3.6(c) of the Parent Disclosure Schedule, all stock option agreements evidencing outstanding Parent Options are consistent with Parent’s standard form of stock option agreements and all restricted stock unit agreements evidencing outstanding Parent RSUs are consistent with Parent’s standard form of restricted stock unit agreements. Except as set forth in Section 3.6(c) of the Parent Disclosure Schedule, no vesting of Parent Options or Parent RSUs will accelerate in connection with the closing of the Contemplated Transactions.

(d)    Except for the Parent Plans, including the Parent Options and the Parent RSUs, and the Parent Warrants, and for the avoidance of doubt subject to the Contemplated Transactions, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any of its Subsidiaries; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any of its Subsidiaries.

(e)    All outstanding shares of Parent Common Stock, Parent Options, Parent RSUs, Parent Warrants and other securities of Parent have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts.

3.7    SEC Filings; Financial Statements.

(a)    Other than such documents that can be obtained on the SEC’s website at www.sec.gov, Parent has delivered or made available to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since September 24, 2020 (inclusive of such documents that can obtained on the SEC’s website at www.sec.gov filed since such date, the “Parent SEC Documents”). All material statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)    The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by the SEC on Form 10-Q under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which are material) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Parent (or the consolidated financial position of Parent and its consolidated Subsidiaries, as applicable) as of the respective dates thereof and the results of operations and cash flows of Parent (or the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries, as applicable) for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP.

(c)    Since January 1, 2019 through the date of this Agreement, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from officials of Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on Nasdaq.

(d)    Since January 1, 2019 through the date of this Agreement, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the Chief Executive Officer, Chief Financial Officer or general counsel of Parent, the Parent Board or any committee thereof. Since January 1, 2019, neither Parent nor, to Parent’s Knowledge, its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent, Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

(e)    As of the date of this Agreement, Parent is in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.

(f)    Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent and its Subsidiaries’ financial statements. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting as of December 31, 2021, and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and audit committee (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any known fraud that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has not identified, based on its most recent evaluation of internal control over financial reporting, any material weaknesses in the design or operation of Parent’s internal control over financial reporting.

(g)    Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

3.8    Absence of Changes. Except as set forth in Section 3.8 of the Parent Disclosure Schedule and reasonable and good faith actions or omissions taken to comply with applicable Law or guidance by a Governmental Body in connection with the COVID-19 pandemic, between the date of the Parent Balance Sheet and the date of this Agreement, Parent has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, including the Contemplated Transactions) and there has not been any (a) Parent Material Adverse Effect or (b) action, event or occurrence that would have required the consent of the Company pursuant to Section 4.1(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9    Absence of Undisclosed Liabilities. As of the date hereof, neither Parent nor any of its Subsidiaries has any Liability, individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet; (b) Liabilities that have been incurred by Parent or its Subsidiaries since the date of the Parent Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of Parent or any of its Subsidiaries under Parent Material Contracts which have not resulted from a breach of such Parent Material Contracts or violation of Law; (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries taken as a whole; and (f) Liabilities described in Section 3.9 of the Parent Disclosure Schedule.

3.10    Title to Assets. Parent and each of its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Parent Balance Sheet; and (b) all other tangible assets reflected in the books and records of Parent or any of its Subsidiaries as being owned by Parent or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Parent or its applicable Subsidiary free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11    Real Property; Leasehold. Neither Parent nor any of its Subsidiaries owns or has ever owned any real property. Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Parent or any of its Subsidiaries, and (b) copies of all leases under which any such real property is possessed (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder. Parent’s use and operation of each such leased property conforms to all applicable Laws in all material respects, and Parent has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances.

3.12    Intellectual Property.

(a)    Section 3.12(a) of the Parent Disclosure Schedule identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application, registration or grant number and (iv) owner(s), for each item of Registered IP within the Parent Controlled IP (“Parent Owned Registered IP”). To Parent’s Knowledge, each of the patents and patent applications included in the Parent Owned Registered IP properly identifies by name each inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. Except as set forth in Section 3.12(a) of the Parent Disclosure Schedule: (A) to Parent’s Knowledge, the Parent Owned Registered IP is valid, enforceable and subsisting, (B) none of the Parent Owned Registered IP has been misused, withdrawn, cancelled or abandoned, and (C) all application, registration, issuance, renewal and maintenance fees due for the Parent Owned Registered IP having a due date on or before the date hereof have been paid in full and are current, except where the failure to do so would not be reasonably expected to have a material and adverse effect on Parent. With respect to each item of Parent Owned Registered IP and each patent application from which such Parent Owned Registered IP claims priority, all statements made and information presented to the applicable patent office by or on behalf of Parent or its Subsidiaries or any inventor thereof, or their respective patent counsel, during the prosecution thereof are accurate and complete and comply with 37 CFR 1.56, except where the failure to do so would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on Parent. As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than initial examination proceedings) is pending or, to Parent’s Knowledge, threatened in writing, in which the scope, validity, enforceability or ownership of any Parent Owned Registered IP is being or has been contested or challenged, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on Parent.

(b)    Parent or its Subsidiaries solely own all right, title and interest in and to all material Parent IP free and clear of all Encumbrances other than Permitted Encumbrances and to Parent’s Knowledge, have the right, pursuant to a written Parent In-bound License to use all other material Intellectual Property Rights used by Parent or its Subsidiaries in their respective businesses as currently conducted. To the Parent’s Knowledge, the Parent IP and the Intellectual Property Rights licensed to Parent or its Subsidiaries pursuant to a Parent In-bound License (the “Parent In-Licensed IP”) are all the Intellectual Property Rights necessary to operate the business of Parent and its Subsidiaries as currently conducted. No Parent Associate owns or has any claim, right (whether or not currently exercisable) or interest to or in any Parent IP, and each Parent Associate involved in the creation or development of any material Parent IP, pursuant to such Parent Associate’s activities on behalf of Parent or its Subsidiaries, has signed a valid, enforceable written agreement containing a present assignment of all of such Parent Associate’s rights in such material Parent IP to Parent or its Subsidiaries (without further payment being owed to any such Parent Associate and without any restrictions or obligations on Parent’s or its Subsidiaries’ ownership or use thereof) and confidentiality provisions protecting the Parent IP, which, to Parent’s Knowledge, has not been materially breached by such Parent Associate. Without limiting the foregoing, Parent and its Subsidiaries have taken commercially reasonable steps to protect, maintain and enforce all Parent IP and Parent In-Licensed IP, including the secrecy, confidentiality and value of trade secrets and other confidential information therein, and to Parent’s Knowledge there have been no unauthorized disclosures of any Parent IP or Parent In-Licensed IP, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on Parent. Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will conflict with, alter or impair any of Parent’s or its Subsidiaries’ rights in or to any Parent IP or Parent In-Licensed IP or cause any payments of any kind to be due or payable to any Person, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on Parent. Parent and each Parent Subsidiary has taken commercially reasonable steps to maintain the secrecy and confidentiality of all Trade Secrets that are material to Parent or any of Parent Subsidiaries. No Trade Secret that is material to the business of Parent or Parent Subsidiaries as presently conducted has been authorized to be disclosed, or, to the knowledge of Parent, has been disclosed to any Parent Associate or any other Person, other than pursuant to Contracts containing provisions restricting the disclosure and use of such Trade Secret. Neither the Parent nor any Parent Subsidiary has granted to any third party any exclusive licenses to any material Parent IP.

(c)    No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational or academic institution has been used, in whole or in part, to create any Parent Controlled IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership or other rights (including any “march in” rights or a right to direct the location of manufacturing of products) to such Parent Controlled IP or the right to receive royalties or other consideration for the practice of such Parent Controlled IP, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on Parent.

(d)    Section 3.12(d) of the Parent Disclosure Schedule sets forth each license agreement pursuant to which Parent or any of its Subsidiaries (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by Parent or any of its Subsidiaries in its business as currently conducted (each a “Parent In-bound License”) other than clinical trial agreements, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses and generally available patent license agreements, in each case entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of Parent or its Subsidiaries or (ii) grants to any third party a license, option, covenant not to sue or other right under any material Parent Controlled IP (each a “Parent Out-bound License”) other than clinical trial agreements, non-disclosure agreements and non-exclusive outbound licenses granted to service providers limited solely to such service providers performance of services for Parent or any of its Subsidiaries, in each case entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of Parent or its Subsidiaries). Neither Parent nor its Subsidiaries nor, to Parent’s Knowledge, any other party to any Parent In-bound License or Parent Out-bound License has breached or is in breach of any of its obligations under any Parent In-bound License or Parent Out-bound License.

(e)    To Parent’s Knowledge, (i) the operation of the business of Parent and its Subsidiaries as currently conducted, including Parent’s and the Parent Subsidiaries’ design, manufacture, provision, use and sale of any Parent Products (including the use or sale of any Parent Products by any customer or distributor of Parent or any Parent Subsidiary, whether alone or in combination with other third party product(s)), has not infringed, misappropriated or violated, and does not infringe misappropriate or violate any enforceable Intellectual Property Right owned by any other Person other than Company and its Affiliates; and (ii) no other Person is infringing, misappropriating or otherwise violating any Parent Controlled IP, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on Parent. As of the date of this Agreement, no Legal Proceeding is pending (or, to Parent’s Knowledge, is threatened in writing) (A) against Parent or its Subsidiaries alleging that the operation of the business of Parent or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by Parent or its

Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of Parent Controlled IP. Since January 1, 2019, neither Parent nor any of its Subsidiaries has received any written notice or other written communication alleging that the operation of the business of Parent or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f)    None of the Parent IP or, to Parent’s Knowledge, any Parent Controlled IP is subject to any pending or outstanding injunction, directive, order, decree, settlement, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by Parent or its Subsidiaries of any such Parent Controlled IP, or otherwise would reasonably be expected to adversely affect the validity, scope, use, registrability, or enforceability of any Parent Controlled IP. The execution, delivery and performance of this Agreement, and the Closing, will not, with or without notice or the lapse of time or both, result in or give any other Person the right or option to cause, or otherwise result in: (i) a loss or impairment of, or Encumbrance on, any Parent IP; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under, any Contract governing any Parent IP, Parent In-bound License or Parent Out-bound License, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on Parent; (iii) the release, disclosure, or delivery of any Parent Controlled IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person (other than Parent, Company, Merger Sub or any of their respective Affiliates) of any license, protection (including any covenant not to sue or assert), or other right or interest under, to or in any of the Parent IP, Parent In-Licensed IP or Parent Products, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on the Parent.

(g)    Parent, its Subsidiaries and the operation of the Parent’s and its Subsidiaries’ business comply and have complied in all material respects with all (i) applicable Privacy Laws; and (ii) Parent Privacy Policies. The Parent and the Subsidiaries have, at all times: (i) had a valid legal basis for their processing Personal Data; (ii) provided adequate privacy notices to, and obtained any consents from, individuals for the processing of Personal Data as processed by or for the Parent and its Subsidiaries; (iii) not sold Personal Data, including as defined under any Privacy Laws; and (iv) abided by any privacy choices (including opt-out preferences) of individuals relating to Personal Data.

(h)    To Parent’s Knowledge, since January 1, 2019, Parent has not had a Breach Incident except as would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. No circumstance has arisen in which: (i) Privacy Laws or Parent Privacy Policies would require the Parent or any of its Subsidiaries to notify a Governmental Body or any other Person of a Breach Incident or (ii) applicable guidance or codes or practice promulgated under Privacy Laws or Parent Privacy Policies would recommend the Parent or any of its Subsidiaries to notify a Governmental Body or any other Person of a Breach Incident.

(i)    None of Parent or its Subsidiaries is now nor has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate any of Parent or its Subsidiaries to grant or offer to any other Person any license or right to any Parent Controlled IP.

3.13    Agreements, Contracts and Commitments.

(a)    Section 3.13(a) of the Parent Disclosure Schedule lists the following Parent Contracts in effect as of the date of this Agreement (other than any Parent Benefit Plan) (each, a “Parent Material Contract” and collectively, the “Parent Material Contracts”):

(i)    each Contract that would be a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(ii)    each Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(iii)    each Contract containing (A) any covenant limiting the freedom of Parent or its Subsidiaries to engage in any line of business or compete with any Person, (B) any “most-favored nations” pricing provisions, (C) marketing or distribution rights related to any products or territory, (D) any exclusivity provision, (E) any agreement to purchase minimum quantity of goods or services, (F) granting to any Person a right of first refusal, a right of first negotiation or a right of first offer, in each case, to purchase, acquire, sell, exclusively license or dispose of any material assets or properties of Parent or any of the Parent Subsidiaries or granting to any Person an option to purchase, acquire, sell, exclusively license or dispose of any assets or properties that are material to Parent and the Parent Subsidiaries, taken as a whole, or (G) any material non-solicitation provisions applicable to Parent or any of its Subsidiaries;

(iv)    each Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $150,000 pursuant to its express terms and not cancelable without material penalty;

(v)    each Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(vi)    each Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any material assets of Parent or any of its Subsidiaries (other than licenses to Intellectual Property Rights under Contracts set forth in Section 3.13(a)(xi) of the Parent Disclosure Schedule) or any loans or debt obligations with officers or directors of Parent or any of its Subsidiaries;

(vii)    each Contract, except for Contracts not requiring a payment in excess of $50,000 pursuant to its express terms by Parent or any of its Subsidiaries after the Closing Date that are cancellable without a penalty in excess of $50,000: (A) that is a dealer or distribution agreement (identifying any that contain exclusivity provisions); (B) involving provision of services or products with respect to any pre-clinical or clinical development activities of Parent or any of its Subsidiaries; (C) that is a joint marketing, alliance, joint venture, cooperation, collaboration or development agreement; (D) under which Parent or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or pursuant to which Parent or any of its Subsidiaries has continuing obligations to develop any Intellectual Property Rights that are not or will not be owned, in whole or in part, by Parent or any of its Subsidiaries; or (E) any Contract to license any third party to manufacture or produce any product, service or technology of Parent or any of its Subsidiaries or any Contract to sell, distribute or commercialize any product or service of Parent or any of its Subsidiaries;

(viii)    each Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Parent in connection with the Contemplated Transactions;

(ix)    each Parent Real Estate Lease;

(x)    each Contract with any Governmental Body;

(xi)    each Parent Out-bound License (other than clinical trial agreements, non-disclosure agreements, and non-exclusive outbound licenses granted to service providers limited solely to such service providers performance of services for Parent or any of its Subsidiaries entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of Parent or its Subsidiaries) and Parent In-bound License (other than clinical trial agreements, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses and generally available patent license agreements entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of Parent or its Subsidiaries);

(xii)    each Contract under which any third party develops any material Intellectual Property Rights for Parent or any Parent Subsidiary, other than individual consulting agreements that are substantially on Parent’s form of consulting agreement made available to the Company;

(xiii)    each Contract containing any royalty, “earn-out,” dividend or similar contingent payment arrangement, including (x) milestone or similar payments, including upon the achievement of regulatory or commercial milestones or (y) payment of royalties or other amounts calculated based on the revenues, income or profits of Parent or any of its Subsidiaries; or

(xiv)    any other Contract that is not terminable at will (without penalty or payment in excess of $50,000) by Parent or its Subsidiaries, as applicable, and (A) which involves non-cancellable obligations on the part of, or payments by, Parent or any of its Subsidiaries in excess of $50,000 in the aggregate after the date hereof, or (B) that is material to the business or operations of Parent and its Subsidiaries, taken as a whole.

(b)    Parent has delivered or made available to the Company accurate and complete copies of all Parent Material Contracts, including all amendments thereto. Except as set forth in Section 3.13(b) of the Parent Disclosure Schedule, there are no Parent Material Contracts that are not in written form. As of the date of this Agreement, none of Parent, any of its Subsidiaries, nor, to Parent’s Knowledge, any other party to a Parent Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of, or Laws applicable to, any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages or pursue other legal remedies which, in each case, would reasonably be expected to be material and adverse to Parent, its Subsidiaries or their respective business or operations. As to Parent and its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. As of the date of this Agreement, no Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any amount paid or payable to Parent or any of its Subsidiaries under any Parent Material Contract or any other term or provision of any Parent Material Contract, which would reasonably be expected to be material and adverse to Parent, its Subsidiaries or their business or operations.

3.14    Compliance; Permits; Restrictions.

(a)    Parent and each of its Subsidiaries, and since January 1, 2019 have been, in compliance in all material respects with all applicable Laws, including the FDCA, the PHSA and any other similar Law administered or promulgated by the FDA or other Drug Regulatory Agency, except for any noncompliance, either individually or in the aggregate, which would not be material to Parent and its Subsidiaries, taken as a whole. As of the date of this Agreement, no investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its Subsidiaries, any acquisition of material property by Parent or any of its Subsidiaries or the conduct of business by Parent or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Parent’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)    Parent and its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of Parent and its Subsidiaries as currently conducted (the “Parent Permits”). Section 3.14(b) of the Parent Disclosure Schedule identifies each Parent Permit. Each Parent Permit is valid and in full force and effect, and Parent and its Subsidiaries holding Parent Permits are in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to Parent’s Knowledge, threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit.

(c)    As of the date of this Agreement, there are no proceedings pending or, to Parent’s Knowledge, threatened with respect to an alleged material violation by Parent or any of its Subsidiaries of the FDCA, the PHSA or any other similar Law administered or promulgated by any Drug Regulatory Agency. Parent is not currently conducting or addressing, and to Parent’s Knowledge there is no basis to expect that it will be required to conduct or address, any corrective actions, including, without limitation, product recalls or clinical holds.

(d)    All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Parent or its Subsidiaries, or in which Parent or its Subsidiaries or their respective current products or product candidates have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2019, neither Parent nor any of its Subsidiaries has received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or, to Parent’s Knowledge, threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Parent or any of its Subsidiaries or in which Parent or any of its Subsidiaries or their respective current products or product candidates have participated.

(e)    As of the date of this Agreement, there has not been and is not now any Form FDA-483 observation, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, or proceeding pending or in effect against Parent or any of its Subsidiaries or any of their respective officers and employees, and Parent has no liability for failure to comply with the FDCA, PHSA, or other similar Laws. To Parent’s Knowledge, there is no act, omission, event, or circumstance that would reasonably be expected to give rise to or form the basis for any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, proceeding or request for information or any liability (whether actual or contingent) for failure to comply with the FDCA, PHSA or other similar Laws.

(f)    Neither Parent nor any of its Subsidiaries is the subject of any pending or, to Parent’s Knowledge, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To Parent’s Knowledge, neither Parent nor any of its Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto.

(g)    None of Parent, any of its Subsidiaries or any of their respective officers, employees or to Parent’s Knowledge, agents, has been convicted of any crime or engaged in any conduct that could result in (i) debarment or exclusion under 21 U.S.C. Section 335a, as amended; (ii) disqualification from participating in clinical trials pursuant to 21 C.F.R. Section 312.70, as amended; (iii) disqualification as a testing facility under 21 C.F.R. Part 58, Subpart K, as amended; (iv) exclusion, debarment or suspension from or otherwise becomes ineligible to participate in a “Federal health care program” as such term is defined in 42 U.S.C. Section 1320a-7b(f), including under 42 U.S.C. Section 1320a-7 or relevant regulations in 42 C.F.R. Part 1001; (v) assessment or threat of assessment of civil monetary penalties pursuant to 42 C.F.R. Part 1003; or (vi) inclusion on the HHS/OIG List of Excluded Individuals/Entities, the General Services Administration’s System for Award Management, or the FDA Debarment List or the FDA Disqualified/Restricted List. No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Parent’s Knowledge, threatened against Parent, any of its Subsidiaries or any of their respective officers, employees or agents.

(h)    Parent and its Subsidiaries have materially complied with all applicable Laws relating to patient, medical or individual health information, including HIPAA. Parent and its Subsidiaries have entered into, where required, and is in compliance in all material respects with the terms of all Business Associate Agreements to which Parent or any Subsidiary is a party or otherwise bound. Parent and its Subsidiaries, where required, have created and maintained written policies and procedures to protect the privacy of all protected health information, provide training to all employees and agents as required under HIPAA, and has implemented security procedures, including physical, technical and administrative safeguards, to protect all personal information and Protected Health Information stored or transmitted in electronic form. As of the date of this Agreement, neither Parent nor any of its Subsidiaries have received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful “Security Incident,” “Breach of Unsecured Protected Health Information” or breach of personally identifiable information under applicable state or federal laws have occurred with respect to information maintained or transmitted to Parent, its Subsidiaries or an agent or third party subject to a Business Associate Agreement with Parent or its Subsidiaries. Parent and its Subsidiaries are not currently submitting, receiving and handling transactions governed by the Standard Transaction Rule. All capitalized terms in this Section 3.14(h) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

3.15    Legal Proceedings; Orders.

(a)    As of the date of this Agreement, except as set forth in Section 3.15(a) of the Parent Disclosure Schedule, there is no pending Legal Proceeding and, to Parent’s Knowledge, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Parent, (B) any of its Subsidiaries, (C) any Parent Associate (in his or her capacity as such) or (D) any of the material assets owned or used by Parent or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)    Except as set forth in Section 3.15(b) of the Parent Disclosure Schedule, since January 1, 2019, no Legal Proceeding has been pending against Parent or any of its Subsidiaries that resulted in material liability to Parent or any of its Subsidiaries.

(c)    There is no order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries, or any of the material assets owned or used by Parent or any of its Subsidiaries, is subject. To Parent’s Knowledge, no officer or employee of Parent or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries or to any material assets owned or used by Parent or any of its Subsidiaries.

3.16    Tax Matters.

(a)    Parent and each of its Subsidiaries have timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in material compliance with all applicable Law. No written claim has been made by any Governmental Body in any jurisdiction where Parent or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that Parent or such Subsidiary is subject to taxation by that jurisdiction.

(b)    All material amounts of income and other Taxes due and owing by Parent or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. The unpaid Taxes of Parent and its Subsidiaries did not, as of the date of the Parent Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Parent Balance Sheet. Since the date of the Parent Balance Sheet, neither Parent nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c)    All material amounts of Taxes that Parent or any of its Subsidiaries are or were required by Law to withhold or collect on behalf of their respective employees, independent contractors, equityholders, lenders, customers or other third parties have been duly and timely withheld or collected and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d)    There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent or any of its Subsidiaries.

(e)    No deficiencies for income or other material Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Parent or any of its Subsidiaries and none of Parent or any of its Subsidiaries has received written notice threatening any such audit, assessment or other action. Neither Parent nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f)    Neither Parent nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)    Neither Parent nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h)    None of Parent or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes made on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) entered into on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vii) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date; or (viii) application of Sections 951 or 951A of the Code (or any similar provision of state, local or foreign Law) to any income received or accrued on or prior to the Closing Date. Parent has not made any election under Section 965(h) of the Code.

(i)    Neither Parent nor any of its Subsidiaries has ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Parent) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Neither Parent nor any of its Subsidiaries has any Liability for any material Taxes of any Person (other than Parent and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor.

(j)    Neither Parent nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code; (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (iii) has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(k)    Neither Parent nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(l)    Neither Parent nor any of its Subsidiaries has taken any action, agreed to take any action, failed to take any action or knows of any fact, in each case that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(m)    Neither Parent nor any of its Subsidiaries has availed itself of any Tax relief pursuant to any Pandemic Response Laws that could reasonably be expected to materially impact the Tax payment and/or Tax reporting obligations of Parent and its Affiliates (including the Company and its Subsidiaries) after the Closing Date.

For purposes of this Section 3.16, each reference to Parent or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Parent or any of its Subsidiaries.

3.17    Employee and Labor Matters; Benefit Plans.

(a)    Section 3.17(a) of the Parent Disclosure Schedule is a list of all material Parent Benefit Plans, including, without limitation, each Parent Benefit Plan that provides for retirement, change in control, stay or retention deferred compensation, incentive compensation, severance or retiree medical or life insurance benefits. “Parent Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment (other than at-will employment offer letters on Parent’s standard form that may be terminated without notice and with no penalty to Parent or any of its Subsidiaries and other than individual Parent Options, Parent RSUs or other compensatory equity award agreements made pursuant to Parent’s standard forms, in which case only representative standard forms of such agreements shall be scheduled), consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, maintained, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries or Parent ERISA Affiliates for the benefit of any current or former employee, director, officer or independent contractor of Parent or any of its Subsidiaries or under which Parent or any of its Subsidiaries has any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Sections 414(b) or 414(c) of the Code with any other person).

(b)    As applicable with respect to each material Parent Benefit Plan, Parent has made available to the Company, true and complete copies of (i) each material Parent Benefit Plan, including all amendments thereto, and in the case of an unwritten material Parent Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, and (vii) all records, notices and filings concerning IRS or United States Department of Labor or other Governmental Body examinations, audits or investigations, voluntary compliance programs or policies, or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(c)    Each Parent Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other applicable Laws.

(d)    The Parent Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the

Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and, to Parent’s Knowledge, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Parent Benefit Plan or the tax exempt status of the related trust.

(e)    Since January 1, 2016, neither Parent, any of its Subsidiaries nor any Parent ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No Parent Benefit Plan is sponsored by a professional employer organization.

(f)    To Parent’s Knowledge, there are no pending audits or investigations by any Governmental Body involving any Parent Benefit Plan, and no pending or, to Parent’s Knowledge, threatened claims (except for individual claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings involving any Parent Benefit Plan, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to Parent. All contributions and premium payments required to have been made under any of the Parent Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither Parent nor any Parent ERISA Affiliate has any liability for any unpaid contributions with respect to any Parent Benefit Plan.

(g)    Neither Parent, any of its Subsidiaries or Parent ERISA Affiliates, nor, to Parent’s Knowledge, any fiduciary, trustee or administrator of any Parent Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Parent Benefit Plan which would subject any such Parent Benefit Plan, Parent, any of its Subsidiaries ERISA Affiliates to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h)    No Parent Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than coverage mandated by Law and neither Parent nor any of its Subsidiaries or Parent ERISA Affiliates has made a written or oral representation promising the same.

(i)    Except as set forth in Section 3.17(i) of the Parent Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions will either alone or in connection with any other event(s) (i) result in any payment becoming due to any current or former employee, director, officer, independent contractor or other service provider of Parent or any Subsidiary thereof, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, director, officer, independent contractor or other service provider of Parent or any Subsidiary thereof, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Parent Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Parent Benefit Plan or (v) limit the right to merge, amend or terminate any Parent Benefit Plan.

(j)    Except as set forth in Section 3.17(j) of the Parent Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to Parent and its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

(k)    Each Parent arrangement providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in compliance with the requirements of Section 409A of the Code and the regulations promulgated thereunder in all material respects. The exercise price of each Parent Option granted to a U.S. taxpayer is at least equal to the fair market value of one share of Parent Common Stock, as determined by the Parent Board, as of the grant date of such Parent Option.

(l)    No current or former employee, officer, director or independent contractor of Parent has any “gross up” agreements with Parent or any of its Subsidiaries or other assurance of reimbursement or compensation by Parent or any of its Subsidiaries for any Taxes imposed under Section 409A or Section 4999 of the Code.

(m)    Parent does not have any Parent Benefit Plan that is maintained for service providers located outside of the United States.

(n)    There has been no amendment to, announcement by Parent or any Parent ERISA Affiliate relating to, or change in employee participation or coverage under, any Parent Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither Parent nor any Parent ERISA Affiliate has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Parent Benefit Plan or any collective bargaining agreement.

(o)    Neither Parent nor any of its Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or labor organization representing any of its employees, and there is no labor union or labor organization representing or, to Parent’s Knowledge, purporting to represent or seeking to represent any employees of Parent or its Subsidiaries, including through the filing of a petition for representation election.

(p)    Parent and each of its Subsidiaries is, and since January 1, 2019 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including without limitation worker classification, discrimination, wrongful termination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, wages (including overtime wages, timely payment of wages, and legally compliant wage statements), unemployment and workers’ compensation, leaves of absence, hours of work and recordkeeping. Except as would not be reasonably likely to result in a material liability to Parent or any of its Subsidiaries, with respect to employees of Parent and its Subsidiaries, each of Parent and its Subsidiaries, since January 1, 2019: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims, charges, demands, lawsuits, investigations, audits or administrative matters pending or, to Parent’s Knowledge, threatened or reasonably anticipated against Parent or any of its Subsidiaries relating to any current or former employee, applicant for employment, consultant, employment agreement or Parent Benefit Plan (other than routine claims for benefits).

(q)    Parent is, and at all times since January 1, 2019 has been, in material compliance with the WARN Act.

(r)    Except as would not be reasonably likely to result in a material liability to Parent or any of its Subsidiaries or any Parent Benefit Plan, with respect to each individual who currently renders services to Parent or any of its Subsidiaries, Parent and each of its Subsidiaries has since January 1, 2019 properly classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, Parent and each of its Subsidiaries has properly classified him or her as overtime eligible or overtime ineligible under all applicable Laws. Neither Parent nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

(s)    There is not and has not been since January 1, 2019, nor is there or has there been since January 1, 2019 any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to Parent’s Knowledge, any union organizing activity, against Parent or any of its Subsidiaries. No event has occurred, and, to Parent’s Knowledge, no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute.

3.18    Environmental Matters. Parent and each of its Subsidiaries are in compliance, and since January 1, 2019 have complied, with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to Parent or its business. Neither Parent nor any of its Subsidiaries have received since January 1, 2019 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that Parent or any of its Subsidiaries is not in compliance with or has liability pursuant to any Environmental Law and, to Parent’s Knowledge, there are no circumstances that would reasonably be expected to prevent or interfere with Parent’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to Parent or its business. No current or (during the time a prior property was leased or controlled by Parent or any of its Subsidiaries) prior property leased or controlled by Parent or any of its Subsidiaries has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of Parent or any of its Subsidiaries pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions. Prior to the date hereof, Parent has provided or otherwise made available to the Company true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of Parent or any of its Subsidiaries with respect to any property leased or controlled by Parent or any of its Subsidiaries or any business operated by them.

3.19    Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, as contemplated by this Agreement or as otherwise set forth on Section 3.19 of the Parent Disclosure Schedule, since the date of Parent’s proxy statement filed in 2022 with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K as promulgated under the Securities Act.

3.20    Insurance. Parent has delivered or made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and each of its Subsidiaries. Each of such insurance policies is in full force and effect and Parent and each of its Subsidiaries is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2019, neither Parent nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Parent and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Parent or any of its Subsidiaries for which Parent or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent or any of its Subsidiaries of its intent to do so.

3.21    No Financial Advisors. Other than Piper Sandler & Co. (“Piper Sandler”), no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

3.22    Anti-Bribery. None of Parent or any of its Subsidiaries or any of their respective directors, officers, employees or, to Parent’s Knowledge, agents or any other Person acting on their behalf has, directly or indirectly, made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of Anti-Bribery Laws. Neither Parent nor any of its Subsidiaries is or has been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

3.23    Valid Issuance. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.24    Opinion of Financial Advisor. The Parent Board has received an opinion of Piper Sandler to the effect that, as of November 21, 2022 and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent. It is agreed and understood that such opinion is for the benefit of the Parent Board and may not be relied upon by the Company.

3.25    Disclaimer of Other Representations or Warranties. Except as previously set forth in this Section 3 or in any certificate delivered by Parent or Merger Sub to the Company pursuant to this Agreement, neither Parent nor Merger Sub makes any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

Section 4.    CERTAIN COVENANTS OF THE PARTIES

4.1    Operation of Parent’s Business.

(a)    Except (i) as set forth in Section 4.1(a) of the Parent Disclosure Schedule, (ii) as expressly permitted by or required in accordance this Agreement, including in connection with the Asset Dispositions and the Nasdaq Reverse Split, (iii) as required by applicable Law, (iv) in connection with the COVID-19 pandemic, to the extent reasonably necessary, (A) to protect the health and safety of Parent’s or any of its Subsidiaries’ employees, (B) to respond to third party supply or service disruptions caused by the COVID-19 pandemic or (C) as required by any applicable Law, directive or guideline from any Governmental Body arising out of, or otherwise related to, the COVID-19 pandemic (including any response to COVID-19), or (v) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time (the “Pre-Closing Period”): each of Parent and its Subsidiaries shall use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Parent Material Contracts.

(b)    Except (i) as expressly permitted by this Agreement, including in connection with the Asset Dispositions and the Nasdaq Reverse Split, (ii) as set forth in Section 4.1(b) of the Parent Disclosure Schedule,

(iii) as required by applicable Law, (iv) in connection with the winding down of Parent’s or its Subsidiaries’ prior research and development activities (including the termination of ongoing contractual obligations related to Parent’s and or its Subsidiaries’ current products or product candidates), or (v) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of its capital stock or other securities (except repurchases from terminated employees, directors or consultants of Parent or in connection with the payment of the exercise price incurred upon the exercise of any Parent Options in accordance with the terms of such award in effect on the date of this Agreement);

(ii)    sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of Parent or any of its Subsidiaries (except for shares of Parent Common Stock issued upon the valid exercise of Parent Options or upon settlement of Parent RSUs outstanding as of the date of this Agreement); (B) any option, warrant or right to acquire any capital stock or any other security, other than stock options or restricted stock unit awards granted to employees and service providers in either case, in the Ordinary Course of Business which are included in the calculation of the Parent Outstanding Shares; or (C) any instrument convertible into or exchangeable for any capital stock or other security of Parent or any of its Subsidiaries;

(iii)    except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv)    form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v)    (A) lend money to any Person (except for the advancement of expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) other than the incurrence or payment of any Transaction Expenses, make any capital expenditure in excess of $50,000;

(vi)    forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(vii)    other than as required by applicable Law or the terms of any Parent Benefit Plan as in effect on the date of this Agreement or as disclosed in Section 4.1(b)(vii) of the Parent Disclosure Schedule: (A) adopt, terminate, establish or enter into any Parent Benefit Plan; (B) cause or permit any Parent Benefit Plan to be amended in any material respect, including with respect to the purchase of restricted stock units by Parent; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business consistent with past practice; (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants or (E) hire any (x) officer or (y) employee whose annual base salary is or is expected to be more than $200,000 per year;

(viii)    recognize any labor union or labor organization, except as otherwise required by applicable Law and after prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned);

(ix)    enter into any material transaction other than in the Ordinary Course of Business;

(x)    acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(xi)    either solely or in collaboration with any third party, directly or indirectly, commence, enter, join, revive, solicit, or otherwise get engaged in, any clinical trial other than the clinical trials existing on or prior to the date of this Agreement and disclosed by Parent in Section 4.1(b)(xi) of the Parent Disclosure Schedule;

(xii)    sell, assign, transfer, license, sublicense or otherwise dispose of, grant any Encumbrance or immunity (including any covenant not to sue or assert) to or under any material Parent IP (other than (i) the Asset Dispositions and (ii) pursuant to non-exclusive licenses in the Ordinary Course of Business);

(xiii)    terminate, amend or allow to lapse any material Parent Permits in a manner that materially and adversely affects the Parent or any of its Subsidiaries’ ability to conduct their business;

(xiv)    make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability or submit any voluntary disclosure application, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than seven (7) months), or adopt or change any material accounting method in respect of Taxes;

(xv)    enter into, materially amend or terminate any Parent Material Contract or any Contract that would constitute Parent Material Contract if in effect as of the date of this Agreement, other than in connection with the Asset Dispositions;

(xvi)    other than as required by Law or GAAP, take any action to change accounting policies or procedures;

(xvii)    initiate or settle any Legal Proceeding;

(xviii)    enter into or amend a Contract that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Contemplated Transactions;

(xix)    elect to withhold shares to satisfy tax withholding obligations relating to restricted stock units granted under the Parent Plans; or

(xx)    agree, resolve or commit to do any of the foregoing.

(c)    Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of the Company shall be required with respect to any matter set forth in this Section 4.1 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable Laws.

4.2    Operation of the Company’s Business.

(a)    Except (i) as set forth in Section 4.2(a) of the Company Disclosure Schedule, (ii) as expressly permitted by or required in accordance this Agreement, including in connection with the Private Placement,

(iii) as required by applicable Law, (iv) in connection with the COVID-19 pandemic, to the extent reasonably necessary, (A) to protect the health and safety of the Company’s employees, (B) to respond to third party supply or service disruptions caused by the COVID-19 pandemic or (C) as required by any applicable Law, directive or guideline from any Governmental Body arising out of, or otherwise related to, the COVID-19 pandemic (including any response to COVID-19), or (v) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period: the Company shall use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts.

(b)    Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 4.2(b) of the Company Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not do any of the following:

(i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of its capital stock or other securities (except repurchases from terminated employees, directors or consultants of the Company or in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Company Plan in accordance with the terms of such award in effect on the date of this Agreement);

(ii)    sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of the Company (except for shares of Company Capital Stock issued upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement or shares of Company Common Stock issued pursuant to the Private Placement); (B) any option, warrant or right to acquire any capital stock or any other security, other than stock options granted to employees and service providers in either case, in the Ordinary Course of Business which are included in the Company Outstanding Shares or rights to acquire Company Common Stock pursuant to the Private Placement; or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

(iii)    except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv)    form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v)    (A) lend money to any Person (except for the advancement of expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) other than the incurrence or payment of any Transaction Expenses, make any capital expenditure in excess of $250,000;

(vi)    forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(vii)    other than as required by applicable Law or the terms of any Company Benefit Plan as in effect on the date of this Agreement or as disclosed in Section 4.2(b)(vii) of the Company Disclosure Schedule: (A) adopt, terminate, establish or enter into any Company Benefit Plan; (B) cause or permit any Company Benefit Plan to be amended in any material respect; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business consistent with past practice; (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants; or (E) hire any (x) officer or (y) employee whose annual base salary is or is expected to be more than $200,000 per year;

(viii)    recognize any labor union or labor organization, except as otherwise required by applicable Law and after prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned);

(ix)    enter into any material transaction other than in the Ordinary Course of Business;

(x)    acquire any material asset or sell, assign, transfer, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(xi)    either solely or in collaboration with any third party, directly or indirectly, commence, enter, join, revive, solicit, or otherwise get engaged in, any clinical trial other than the clinical trials existing on or prior to the date of this Agreement and disclosed by Company in Section 4.2(b)(xi) of the Company Disclosure Schedule;

(xii)    sell, assign, transfer, license, sublicense or otherwise dispose of, grant any Encumbrance or immunity (including any covenant not to sue or assert) to or under, or abandon, lapse or dedicate to the public, any Company IP (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(xiii)    terminate, amend or allow to lapse any material Company Permits in a manner that materially and adversely affects the Company’s ability to conduct their business;

(xiv)    make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability or submit any voluntary disclosure application, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than seven (7) months), or adopt or change any material accounting method in respect of Taxes;

(xv)    enter into, materially amend or terminate any Company Material Contract or any Contract that would constitute Company Material Contract if in effect as of the date of this Agreement;

(xvi)    other than as required by Law or GAAP, take any action to change accounting policies or procedures;

(xvii)    initiate or settle any Legal Proceeding;

(xviii)    enter into or amend a Contract that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Contemplated Transactions; or

(xix)    agree, resolve or commit to do any of the foregoing.

(c)    Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company

shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any matter set forth in this Section 4.2 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable Laws.

4.3    Access and Investigation. Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate and; (d) make available to the other Party copies of unaudited financial statements, material operating and financial reports prepared for senior management or the board of directors of such Party, and any material notice, report or other document filed with or sent to or received from any Governmental Body in connection with the Contemplated Transactions; provided, that the Notification and Report Form and documentary attachments thereto made under the HSR Act, to the extent applicable, need not be provided to the other Party; provided, further, that if a Governmental Body commences an investigation of the Contemplated Transactions under the HSR Act, any submission by a Party to such Governmental Body to respond to any requests by such Governmental Body for information or documents will be shared with the other Party, but may be restricted to the other Party’s outside counsel. Any investigation conducted by either Parent or the Company pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that such Party has a reasonable good faith belief that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access, in each case after consultation with the other Party.

4.4    Parent  Non-Solicitation.

(a)    Parent agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of their respective Representatives to, directly or indirectly, other than relating to communicating, discussing, negotiating or consummating the Asset Dispositions: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding Parent or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 4.4) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.3); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 4.4(a)); or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 4.4 and subject to compliance with this Section 4.4, prior to obtaining the Required Parent Stockholder Vote, Parent may furnish non-public information regarding Parent or any of its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to an unsolicited bona fide Acquisition Proposal by such Person, which the Parent Board determines in good faith, after consultation with Parent’s outside financial advisors and outside legal counsel, constitutes, or could be reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither Parent, its Subsidiaries nor any of its Representatives shall have breached this Section 4.4 in any material respect with respect to such Acquisition Proposal, (B) the Parent Board concludes in good faith based on the advice of outside legal counsel, that the failure to take such action could be reasonably likely to be inconsistent with the fiduciary duties of the Parent Board under applicable Law; (C) Parent receives from such Person an executed confidentiality agreement containing provisions, in the aggregate, at least as favorable to Parent as those contained in the Confidentiality Agreement; and (D) substantially contemporaneously with furnishing any such non-public information to such Person, Parent furnishes such non-public information to the Company (to the extent such information has not been previously furnished by Parent to the Company). Without limiting the generality of the foregoing, Parent acknowledges and agrees that, in the event any Representative of Parent or any of its Subsidiaries (whether or not such Representative is purporting to act on behalf of Parent or any of its Subsidiaries) takes any action that, if taken by Parent, would constitute a breach of this Section 4.4, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.4 by Parent for purposes of this Agreement.

(b)    If Parent, any of its Subsidiaries or any of their respective Representatives receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Parent shall promptly (and in no event later than one (1) Business Day after Parent becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the Company orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof) and provide to the Company a copy of any written Acquisition Proposal or Acquisition Inquiry. Parent shall keep the Company reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c)    Parent shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry (other than any Asset Disposition) that has not already been terminated as of the date of this Agreement and request the destruction or return of any non-public information of Parent or any of its Subsidiaries provided to such Person as soon as practicable after the date of this Agreement.

4.5    Company Non-Solicitation.

(a)    The Company agrees that, during the Pre-Closing Period, it shall not, and shall not authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 4.5) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (vi) publicly propose to do any of the foregoing. Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of the Company (whether or not such Representative is purporting to act on behalf of the Company) takes any action that, if taken by the Company, would constitute a breach of this Section 4.5, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by the Company for purposes of this Agreement.

(b)    If the Company or any of its Representatives receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than one (1) Business Day after the Company becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Parent orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). The Company shall keep Parent reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c)    The Company shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement and request the destruction or return of any non-public information of the Company provided to such Person as soon as practicable after the date of this Agreement.

4.6    Notification of Certain Matters.

(a)    During the Pre-Closing Period the Company shall promptly (and in no event later than one (1) Business Day after the Company becomes aware of same) notify Parent (and, if in writing, furnish copies of any relevant documents) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting the Company is commenced, or, to the Company’s Knowledge, threatened against the Company or, to the Company’s Knowledge, any director or officer of the Company; (iii) the Company becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; (iv) any communication is received from the FDA or comparable Governmental Body concerning the Company business; or (v) the failure of the Company to comply with any covenant or obligation of the Company; in the case of (iii) and (v) that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7, as applicable, impossible or materially less likely. No notification given to Parent pursuant to this Section 4.6(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Section 6 and Section 7, as applicable.

(b)    During the Pre-Closing Period Parent shall promptly (and in no event later than one (1) Business Day after the Parent becomes aware of same) notify the Company (and, if in writing, furnish copies of any relevant documents) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting Parent or its Subsidiaries is commenced, or, to Parent’s Knowledge, threatened against Parent or its Subsidiaries or, to Parent’s Knowledge, any director or officer of Parent or its Subsidiaries; (iii) Parent becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; (iv) any communication is received from the FDA or comparable Governmental Body concerning the Parent business; or (v) the failure of Parent to comply with any covenant or obligation of Parent or Merger Sub; in the case of (iii) and (v) that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 or Section 8, as applicable, impossible or materially less likely. No notification given to the Company pursuant to this Section 4.6(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent or any of its Subsidiaries contained in this Agreement or the Parent Disclosure Schedule for purposes of Section 6 and Section 8, as applicable.

4.7    Potentially Transferable Assets. Parent shall be entitled, but under no obligation, to separate into a new company or sell, transfer, assign or otherwise divest the Potentially Transferable Assets to one or more third parties, terminate or modify Contracts with respect thereto, enter into an acquisition agreement in customary form with the purchaser of any of the Potentially Transferable Assets, and/or terminate, amend or allow to lapse any Parent Permits with respect thereto, in one or a series of transactions prior to, concurrently with, or within five (5) days following the Closing, in each case subject to meeting the requirements set forth on set forth in

Section 4.7 of the Parent Disclosure Schedule, (each an “Asset Disposition” and collectively, the “Asset Dispositions”); provided, however, that Parent shall notify the Company at least five (5) Business Days prior to entering into any agreement with respect to any Asset Disposition and provide copies of all written agreements or documents with respect to such sale and provide the Company with an opportunity to provide comments to such documents; provided, however, that the inclusion or exclusion of such Company comments will be at the sole discretion of Parent after having considered such comments in good faith and engaging in good faith discussions with the Company regarding the same; and provided further, however, that any such Asset Disposition that would create any material post-disposition Liabilities for Parent following the Closing (other than as set forth in Section 4.7 of the Parent Disclosure Schedule) shall require, to the extent consistent with applicable Laws, the written consent of the Company. Each Party acknowledges that Parent may not be successful in completing, or may determine not to proceed, with any Asset Dispositions. For clarity, if the Asset Dispositions are not completed prior to, concurrently with, or within five (5) days following the Closing, the Potentially Transferable Assets shall be retained by Parent and the value of such Potentially Transferable Assets shall have no impact on the calculation of the Exchange Ratio.

Section 5.    ADDITIONAL AGREEMENTS OF THE PARTIES

5.1    Proxy Statement.

(a)    As promptly as practicable after the date of this Agreement, the Parties shall prepare, and Parent shall cause to be filed with the SEC, the Proxy Statement. Parent covenants and agrees that the Proxy Statement will not, at the time the Proxy Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to Parent’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information provided by or on behalf of the Company to Parent for inclusion in the Proxy Statement (including the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, Parent makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by or on behalf of the Company or any of its Representatives for inclusion therein, and the Company makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, other than with respect to the information provided by or on behalf of the Company or any of its Representatives for inclusion therein. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Proxy Statement, prior to the filing or submission thereof with or to the SEC. Parent shall use commercially reasonable efforts to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the resolution of SEC staff comments and the filing of the Definitive Proxy Statement. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Affiliates and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If Parent, Merger Sub or the Company become aware of any event or information that, pursuant to the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Parent’s stockholders. No filing of, or amendment or supplement to, the Proxy Statement will be made by Parent, in each case, without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed. The Company and Parent shall each use commercially reasonable efforts to cause the Proxy Statement to comply with applicable federal and state securities laws requirements.

(b)    The Parties shall reasonably cooperate with each other and provide, and require their respective Representatives to provide, the other Party and its Representatives, with all true, correct and complete information regarding such Party or its Subsidiaries that is required by Law to be included in the Proxy Statement or reasonably requested by the other Party to be included in the Proxy Statement.

(c)    Following the final determination of Parent Net Cash at the Anticipated Closing Date in accordance with Section 1.6 (either as a result of the mutual agreement of the parties or the determination of the Accounting Firm), Parent and the Company shall mutually agree on the form and substance of a Current Report on Form 8-K setting forth the anticipated Exchange Ratio as of the Anticipated Closing Date, which the Parties shall cause to be filed with the SEC as early as practicable prior to the Parent Stockholders’ Meeting.

5.2    Company Information Statement; Stockholder Written Consent.

(a)    As promptly as reasonably practicable after the date of this Agreement, and in any event no later than one (1) Business Day after the date of this Agreement, the Company shall obtain Company Stockholder Written Consents sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) electing an automatic conversion of each share of Company Preferred Stock into shares of Company Common Stock immediately prior to the Effective Time in accordance with the relevant provisions of the Company’s Organizational Documents (the “Preferred Stock Conversion”), (iii) approving the termination of the Investor Agreements, other than the Securities Purchase Agreement and Registration Rights Agreement, (iv) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares of Company Capital Stock pursuant to Section 262 of the DGCL and Chapter 13 of California Law, a true and correct copy of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL and Chapter 13 of California Law, and (v) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares of Company Capital Stock in connection with the Merger and thereby waives any rights to receive payment of the fair value of its shares of Company Capital Stock under the DGCL or California Law (collectively, the “Company Stockholder Matters”). Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.2(a) shall be subject to Parent’s advance review and reasonable approval.

(b)    As promptly as reasonably practicable after the date of this Agreement, and in any event no later than three (3) Business Days after the date of this Agreement or such date as the Parties mutually agree, the Company shall prepare, with the cooperation of Parent, and cause to be mailed, distributed or otherwise made available to its stockholders that did not execute Company Stockholder Written Consents approving the Company Stockholder Matters in accordance Section 5.2(a), with an information statement that meets the requirements of Rule 502(b) of Regulation D (the “Information Statement”). The Parties shall reasonably cooperate with each other and provide, and require their respective Representatives to provide the other Party and its Representatives with, all true, correct and complete information regarding such Party or its Subsidiaries that is required by Law to be included in the Information Statement or reasonably requested by the other Party to be included in the Information Statement. Promptly following receipt of the Required Company Stockholder Vote, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the Organizational Documents of the Company and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL and California Law, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.2(b) shall be subject to Parent’s advance review and reasonable approval.

(c)    The Company covenants and agrees that the Information Statement, including any pro forma financial statements included therein (and the letter to stockholders and form of Company Stockholder Written Consent included therewith), will not, at the time that the Information Statement or any amendment or supplement thereto is first mailed, distributed or otherwise made available to its stockholders that did not execute the written consent approving the Company Stockholder Matters in accordance Section 5.2(a), at the time of receipt of the Required Company Stockholder Vote and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no covenant, representation or warranty with respect to statements made in the Information Statement (and the letter to the stockholders and form of Company Stockholder Written Consent included therewith), if any, based on information furnished in writing by Parent specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Information Statement to comply with the applicable rules and regulations promulgated by the SEC and applicable federal and state securities laws requirements in all material respects.

(d)    The Company agrees that: (i) the Company Board shall recommend that the Company’s stockholders vote to approve the Company Stockholder Matters and shall use reasonable best efforts to solicit such approval from each of the Company Signatories within the time set forth in Section 5.2(a) (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve the Company Stockholder Matters being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (ii), collectively, a “Company Board Adverse Recommendation Change”).

(e)    The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholder Written Consent in accordance with Section 5.2(a) and Section 5.2(d) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal.

5.3    Parent Stockholders’ Meeting.

(a)    Promptly as reasonably practicable after the resolution of SEC staff comments and the filing of the Definitive Proxy Statement, Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock for the purpose of seeking approval of (i) the amendment of Parent’s certificate of incorporation to effect the Nasdaq Reverse Split; (ii) the issuance of Parent Common Stock or other securities of Parent that represent (or are convertible into) more than twenty percent (20%) of the shares of Parent Common Stock outstanding immediately prior to the Merger to the holders of Company Capital Stock, Company Options and Company Warrants in connection with the Contemplated Transactions and the change of control of Parent resulting from the Contemplated Transactions, in each case pursuant to the Nasdaq rules (the matters contemplated by clause (i) and (ii) of this Section 5.3(a), the “Required Parent Stockholder Matters”); (iii) the Equity Plan Proposals and (iv) any other proposals the Parties deem necessary or desirable to consummate the Contemplated Transactions (the matters contemplated by this

Section 5.3(a)(i), Section 5.3(a)(ii), Section 5.3(a)(iii) and Section 5.3(a)(iv) are collectively referred to as the “Parent Stockholder Matters,” and such meeting, the “Parent Stockholders’ Meeting”).

(b)    The Parent Stockholders’ Meeting shall be held as promptly as practicable after the filing of the Definitive Proxy Statement with the SEC. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Laws. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholders’ Meeting, or a date preceding the date on which the Parent Stockholders’ Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Parent Stockholder Vote, whether or not a quorum would be present, or (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting, Parent may make one or more successive postponements or adjournments of the Parent Stockholders’ Meeting as long as the date of the Parent Stockholders’ Meeting is not postponed or adjourned more than an aggregate of sixty (60) calendar days in connection with any postponements or adjournments.

(c)    Parent agrees that, subject to Section 5.3(d): (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters, (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Stockholder Matters (the recommendation of the Parent Board with respect to the Required Parent Stockholder Matters being referred to as the “Parent Board Recommendation”); and (iii) the Parent Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Parent Board shall not publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation) in a manner adverse to the Company (the actions set forth in the foregoing clause (iii), collectively, a “Parent Board Adverse Recommendation Change”).

(d)    Notwithstanding anything to the contrary contained in this Agreement, if at any time prior to the approval of the Required Parent Stockholder Matters at the Parent Stockholders’ Meeting by the Required Parent Stockholder Vote:

(i)    if Parent has received a written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 4.4) from any Person that has not been withdrawn and after consultation with outside legal counsel, the Parent Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (x) the Parent Board may make a Parent Board Adverse Recommendation Change or (y) Parent may terminate this Agreement pursuant to Section 9.1(j) to enter into a Permitted Alternative Agreement with respect to such Superior Offer, if and only if all of the following apply: (A) the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law; (B) Parent shall have given the Company prior written notice of its intention to consider making a Parent Board Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.1(j) at least three (3) Business Days prior to making any such Parent Board Adverse Recommendation Change or termination (a “Determination Notice”) (which notice shall not constitute a Parent Board Adverse Recommendation Change); and (C) (1) Parent shall have provided to the Company a summary of the material terms and conditions of the Acquisition Proposal in accordance with Section 4.4(b), (2) Parent shall have given the Company the three (3) Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal and shall have made its Representatives reasonably available to negotiate in good faith with the Company (to the extent the Company desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by the Company, if any, after consultation with outside legal counsel, the Parent Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and that the failure to make the Parent Board Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.1(j) would be reasonably likely to be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law. For the avoidance of doubt, the provisions of this Section 5.3(d)(i) shall also apply to any material change to the facts and circumstances relating to such Acquisition Proposal and require a new Determination Notice, except that the references to three (3) Business Days shall be deemed to be two (2) Business Days.

(ii)    other than in connection with an Acquisition Proposal, the Parent Board may make a Parent Board Adverse Recommendation Change in response to a Parent Change in Circumstance, if and only if: (A) the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law; (B) Parent shall have given the Company a Determination Notice at least three (3) Business Days prior to making any such Parent Board Adverse Recommendation Change; and (C) (1) Parent shall have specified the Parent Change in Circumstance in reasonable detail, (2) Parent shall have given the Company the three (3) Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made its Representatives reasonably available to negotiate in good faith with the Company (to the extent the Company desires to do so) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by the Company, if any, after consultation with outside legal counsel, the Parent Board shall have determined, in good faith, that the failure to make the Parent Board Adverse Recommendation Change in response to such Parent Change in Circumstance would be reasonably likely to be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law. For the avoidance of doubt, the provisions of this Section 5.3(d)(ii) shall also apply to any material change to the facts and circumstances relating to such Parent Change in Circumstance and require a new Determination Notice, except that the references to three (3) Business Days shall be deemed to be two (2) Business Days.

(e)    Nothing contained in this Agreement shall prohibit Parent or the Parent Board from (i) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) issuing a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act or (iii) otherwise making any disclosure to Parent’s stockholders; provided however, that in the case of the foregoing clause (iii) the Parent Board determines in good faith, after consultation with its outside legal counsel, that failure to make such disclosure could be reasonably likely to be inconsistent with applicable Law, including its fiduciary duties under applicable Law.

5.4    Regulatory Approvals.

(a)    Each Party shall, and shall cause its ultimate parent entity (as such term is defined in the HSR Act) to, use reasonable best efforts to file or otherwise submit, as soon as practicable after the date of this Agreement (if required based on information as of the date of this Agreement or, if not so required, then within ten Business Days after such time at which the same shall become applicable to the Contemplated Transactions) all applications, notices, reports, filings and other documents reasonably required to be filed by such Party or its ultimate parent entity with or otherwise submitted by such Party or its ultimate parent entity to any Governmental Body with respect to the Contemplated Transactions, including, if so required, the Notification and Report Forms required by the HSR Act. Each Party shall (i) promptly supply the other with any information which may be required in order to effectuate such filings, (ii) submit promptly any additional information which may be reasonably requested by any such Governmental Body, and (iii) coordinate with the other Party in making any such filings or information submissions pursuant to and in connection with the foregoing that may be necessary, proper, or advisable in order to consummate and make effective the Contemplated Transactions.

(b)    Without limiting the generality of anything contained in this Section 5.4, in connection with its efforts to obtain any requisite approvals and authorizations, and, if applicable, the expiration or termination of all applicable waiting periods for the Contemplated Transactions under any Antitrust Law, each Party hereto shall use its reasonable best efforts to (i) cooperate with the other with respect to any investigation or other inquiry; (ii) promptly provide to the other a copy of all communications received by such Party from, or given by such Party to, any Governmental Body, in each case regarding the Contemplated Transactions; and (iii) to the extent not prohibited under applicable Antitrust Law, permit the other to review in advance any communication given by it to any Governmental Body concerning the Contemplated Transactions, consider in good faith the views of the other in connection with any proposed written communications by such Party to any Governmental Body concerning the Contemplated Transactions, and consult with each other in advance of any meeting or telephone or video conference with, any Governmental Body, and give the other or its outside counsel the opportunity to attend and participate in such meetings and conferences unless prohibited by the applicable Governmental Body; provided, that materials required to be provided pursuant to this Section 5.4(b) may be restricted to outside counsel and redacted to (A) remove references concerning the valuation of either Party, (B) comply with contractual arrangements, and (C) preserve attorney-client privilege. Neither Party shall commit to or agree with any Governmental Body to stay, toll or extend any applicable waiting period under applicable Antitrust Law, or pull and refile under the HSR Act, as applicable, without the prior written consent of the other. Parent and the Company shall each pay one-half of the filing fee under the HSR Act relating to the HSR filing that may be required for the Merger (to the extent it is required); provided, however, that each Party shall bear its own legal fees.

(c)    Except as required by this Agreement, prior to Closing, neither the Company nor Parent shall, and shall cause its Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of an agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Body necessary to consummate the Contemplated Transactions or the expiration or termination of any applicable waiting period, or (ii) increase the risk of any Governmental Body entering an order prohibiting the consummation of the Contemplated Transactions.

5.5    Company Options and Company Warrants.

(a)    At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Plan, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume the Company Plan and each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the Company Plan and the terms of the stock option agreement by which such Company Option is evidenced (but with changes to such documents as Parent and the Company mutually agree are appropriate to reflect the substitution of the Company Options by Parent to purchase shares of Parent Common Stock). All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (x) Parent may amend the terms of the Company Options and the Company Plan to reflect Parent’s substitution of the Company Options with options to purchase Parent Common Stock (such as by making any change in control or similar definition relate to Parent and having any provision that provides for the adjustment of Company Options upon the occurrence of certain corporate events relate to corporate events that relate to Parent and/or Parent Common Stock); and (y) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent. Each Company Option so assumed by Parent is intended to qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Option qualified as an incentive stock option prior to the Effective Time, and, further, the assumption of such Company Option pursuant to this Section 5.5(a) shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder, and this Section 5.5(a) will be construed consistent with this intent.

(b)    Parent shall file with the SEC, promptly, but no later than thirty (30) calendar days after the Effective Time, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock that are both (i) issuable with respect to Company Options assumed by Parent in accordance with Section 5.5(a) and (ii) remain available for future grants under the Company Plan.

(c)    At the Effective Time, each Company Warrant that is outstanding and unexercised as of immediately prior to the Effective Time, if any, and after giving effect to the Preferred Stock Conversion, the Company Warrant Exercises and the Convertible Note Conversion, shall be converted into and become a warrant to purchase Parent Common Stock and Parent shall assume each such Company Warrant in accordance with its terms. All rights with respect to Company Capital Stock under Company Warrants assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Warrant assumed by Parent shall be determined by multiplying (A) the number of shares of Company Common Stock, or the number of shares of Company Preferred Stock issuable upon exercise of the Company Warrant, as applicable, that were subject to such Company Warrant immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number up to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Warrant assumed by Parent shall be determined by dividing the per share exercise price of Company Capital Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Company Warrant assumed by Parent shall continue in full force and effect and the term and other provisions of such Company Warrant shall otherwise remain unchanged.

(d)    Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Plan, the Company Warrants and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Company Options and Company Warrants have no rights with respect thereto other than those specifically provided in this Section 5.5.

(e)    Prior to the Closing, the Parent Board shall approve the Equity Plan Proposals, cause the adoption of such Equity Plan Proposals to be included in the Proxy Statement as a matter for approval at the Parent Shareholder Meeting, and recommend to the Parent stockholders the approval of such matters.

(f)    Prior to the Closing, each of the Parent Board and the Company Board shall approve the grant of equity awards to the employees of the Company as set forth on Section 5.5(f) of the Company Disclosure Schedule, to be effective upon the Closing.

5.6    Employee Benefits; Parent Employees.

(a)    At the Effective Time, Parent and Merger Sub shall terminate all of their respective employees (the “Terminated Parent Associates”) other than as agreed in writing between any such employee and the Company prior to the Closing. Each such termination of a Terminated Parent Associate shall be deemed to be an involuntary termination without “cause” after a “change in control transaction” or a “covered termination”, as applicable, and Parent shall comply with the terms of any employment, severance, retention, change of control, or similar Contract or Parent Benefit Plan specified in Section 3.17 of the Parent Disclosure Schedule; subject to such releases of claims against Parent and the Company and their agents, representatives, and other customary releases as the Company shall require. The Company shall timely notify Parent of any proposals for continuing employment of any Parent Associate after the Closing and the status of any discussions regarding any such proposals.

(b)    During the Pre-Closing Period, Parent shall use commercially reasonable efforts to make Parent Associates available to the Company at the Company’s reasonable request, for purposes of informational interviews and discussions regarding their possible employment following the Closing.

5.7    Indemnification of Officers and Directors.

(a)    From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation, jointly and severally, shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, fiduciary or agent of Parent or the Company and their respective Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director, officer, fiduciary or agent of Parent or its Subsidiaries or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation, jointly and severally, upon receipt by Parent or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)    The provisions of the Organizational Documents of Parent and its Subsidiaries with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent and its Subsidiaries that are set forth in the Organizational Documents of Parent and its Subsidiaries as of the date of this Agreement shall not be amended, modified or repealed for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent or its Subsidiaries. The Organizational Documents of the Surviving Corporation shall contain, and Parent shall cause the Organizational Documents of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those set forth in the Organizational Documents of Parent as of the date of this Agreement.

(c)    From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d)    From and after the Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, Parent shall purchase, prior to the Effective Time, a six (6)-year prepaid “tail policy” (the “D&O Tail Policy”) for the non-cancellable extension of the directors’ and officers’ liability coverage of Parent’s and its Subsidiaries’ existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time. During the term of the D&O Tail Policy, Parent shall not take any action following the Effective Time to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived in any manner that would adversely affect in any material respect the rights of the former and current officers and directors.

(e)    From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.7 in connection with their successful enforcement of the rights provided to such persons in this Section 5.7.

(f)    All rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the current or former directors, officers or employees, as the case may be, of Parent or the Company as provided in their respective Organizational Documents or in any agreement shall survive the Merger and shall continue in full force and effect. The provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g)    From and after the Effective Time, in the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7. Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.7. The obligations set forth in this Section 5.7 shall not be terminated, amended or otherwise modified in any manner that adversely affects any D&O Indemnified Party, or any person who is a beneficiary under the policies referred to in this Section 5.7 and their heirs and representatives, without the prior written consent of such affected D&O Indemnified Party or other person.

5.8    Additional Agreements. The Parties shall (a) use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions and (b) reasonably cooperate with the other Parties and provide the other Parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the Surviving Corporation to continue to meet its obligations under this Agreement following the Closing. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract (with respect to Contracts set forth in Section 5.8 of the Company Disclosure Schedule or Section 5.8 of the Parent Disclosure Schedule, as applicable) to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

5.9    Public Announcement. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Parent Associates or Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Contemplated Transactions and shall not issue any such press release, public statement or announcement to Parent Associates or Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Parent SEC Documents, so long as such statements are consistent with public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by any applicable Law; and (c) Parent need not consult with the Company in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(e) or with respect to any Acquisition Proposal or Parent Board Adverse Recommendation Change.

5.10    Listing. Parent shall use its commercially reasonable efforts, (a) to maintain its existing listing on Nasdaq until the Effective Time and to obtain approval of the listing of the combined corporation on Nasdaq; (b) to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); (c) to effect the Nasdaq Reverse Split; and (d) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. Each Party will reasonably promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its representatives. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. The Company agrees to pay all Nasdaq fees associated with the Nasdaq Listing Application. The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.10.

5.11    Tax Matters.

(a)    For U.S. federal income Tax purposes, (i) the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which Parent, Merger Sub and the Company are parties under Section 368(b) of the Code.

(b)    The Parties shall use their respective reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action (or knowingly fail to take any action) or knowingly cause any action to be taken (or omission to occur) which action (or omission) would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment. Neither Party shall take any Tax reporting position inconsistent with the Intended Tax Treatment for U.S. federal income Tax purposes unless otherwise required by a change in applicable Law after the date of this Agreement or a “determination” within the meaning of Section 1313(a) of the Code.

(c)    If an opinion with respect to the Intended Tax Treatment is required or requested by the SEC, each Party shall use its reasonable best efforts to execute and deliver to counsel of the Company, and/or Parent, as the case may be, in connection with delivery of such opinion, letters of representation customary for mergers intended to qualify under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and reasonably satisfactory to counsel of the Company, or Parent, as the case may be, prior to the filing and/or effectiveness of the registration statement. If an opinion with respect to the Intended Tax Treatment is required or requested by the SEC, the

Company and Parent shall use their respective reasonable best efforts to cause each of their respective counsel to render such an opinion

5.12    Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Common Stock to be received in the Merger by the equity holders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 promulgated under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock.

5.13    Directors and Officers. The Parties shall use reasonable best efforts and take all necessary action so that immediately after the Effective Time, (a) the Parent Board is comprised of seven (7) members, with two (2) such members designated by Parent and five (5) such members designated by the Company; and (b) the Persons listed in Exhibit E under the heading “Officers” are elected or appointed, as applicable, to the positions of officers of Parent, as set forth therein, to serve in such positions effective as of the Effective Time until successors are duly appointed and qualified in accordance with applicable Law. If any Person listed in Exhibit E is unable or unwilling to serve as an officer of Parent, as set forth therein, as of the Effective Time, the Parties shall mutually agree upon a successor. The Persons listed in Exhibit E under the heading “Board Designees – Parent” shall be Parent’s designees pursuant to clause (a) of this Section 5.13 (which list may be changed by Parent at any time prior to the Closing by written notice to the Company to include different board designees who are reasonably acceptable to the Company) (the “Parent Designees”). The Persons listed in Exhibit E under the heading “Board Designees – Company” shall be the Company’s designees pursuant to clause (a) of this Section 5.13 (which list may be changed by the Company at any time prior to the Closing by written notice to Parent to include different board designees who are reasonably acceptable to Parent).

5.14    Termination of Certain Agreements and Rights. The Company shall cause the Investor Agreements, except the Securities Purchase Agreement and the Registration Rights Agreement, to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Surviving Corporation.

5.15    Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent Common Stock, restricted stock awards to acquire Parent Common Stock and any options to purchase Parent Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act. Promptly following the date of this Agreement and at least thirty (30) calendar days prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Capital Stock owned by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger, and (b) the number of other derivative securities (if any) with respect to Company Capital Stock owned by such individual and expected to be converted into shares of Parent Common Stock, restricted stock awards to acquire Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

5.16    Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Effective Time.

5.17    Allocation Certificates.

(a)    The Company will prepare and deliver to Parent no later than one (1) Business Day following the final determination of Parent Net Cash at the Anticipated Closing Date in accordance with Section 1.6 a certificate signed by the Chief Financial Officer of the Company in a form reasonably acceptable to Parent setting forth (as of immediately prior to the Effective Time) (i) each holder of Company Capital Stock, Company Options, Company Warrants and Company Convertible Notes, (ii) such holder’s name and address; (iii) the number and type of Company Capital Stock held and/or underlying the Company Options, Company Warrants and Company Convertible Notes as of immediately prior to the Effective Time for each such holder; and (iv) the number of shares of Parent Common Stock to be issued to such holder, or to underlie any Company Option or Company Warrant of such holder that will be assumed by Parent, pursuant to this Agreement in respect of the Company Capital Stock, Company Options, Company Warrants or Company Convertible Notes held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

(b)    Parent will prepare and deliver to the Company at least ten (10) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of Parent in a form reasonably acceptable to the Company, setting forth, as of immediately prior to the Effective Time (i) each record holder of Parent Common Stock, Parent Options, Parent RSUs or Parent Warrants, (ii) such record holder’s name and address, (iii) the number of shares of Parent Common Stock held by such holder and/or underlying the Parent Options, Parent RSUs or Parent Warrants as of the Effective Time for such holder (the “Parent Outstanding Shares Certificate”).

5.18    Company Financial Statements. As promptly as reasonably practicable following the date of this Agreement, the Company will furnish to Parent (i) audited financial statements for the fiscal years ended 2021 and 2020 for inclusion in the Proxy Statement (the “Company Audited Financial Statements”) and (ii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Proxy Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.

5.19    Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of the Company, the Company Board, Parent and the Parent Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on the Contemplated Transactions.

5.20    Stockholder Litigation. Parent shall conduct and control the settlement and defense of any stockholder litigation against Parent or any of its directors; provided that prior to the Closing no such settlement shall be agreed to without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed conditioned or delayed; and provided further that any settlement or other resolution of any stockholder litigation commenced prior to Closing and agreed to by Parent after the Closing shall be approved in advance by at least a majority of the Parent Designees for so long as any Parent Designees are still members of the Parent Board, which approval shall not be unreasonably withheld, conditioned or delayed. Without limiting the foregoing, prior to the Closing, Parent shall promptly notify the Company of any litigation against Parent or its directors relating to the Contemplated Transactions and Parent shall give the Company the opportunity to consult with Parent in connection with the defense and settlement of any such stockholder litigation. Parent shall keep the Company reasonably apprised of any material developments in connection with any such stockholder litigation.

Section 6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1    No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions to be consummated at the Closing shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions to be consummated at the Closing illegal.

6.2    Stockholder Approval. (a) Parent shall have obtained the Required Parent Stockholder Vote and (b) the Company shall have obtained the Required Company Stockholder Vote.

6.3    Listing. (a) The existing shares of Parent Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date and (b) the shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing.

6.4    Governmental Approvals. The waiting period, to the extent applicable to the consummation of the Merger, under the HSR Act, and any extensions thereof, shall have expired or been terminated.

6.5    Net Cash Determination. Parent Net Cash shall have been finally determined in accordance with Section 1.6.

Section 7.    ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

7.1    Accuracy of Representations. The Company Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2    Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

7.3    Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

(a)    a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (i) that the conditions set forth in Sections 7.1, 7.2, 7.5 and 7.6 have been duly satisfied and (ii) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 5.17 is true and accurate in all respects as of the Closing Date; and

(b)    the Allocation Certificate.

7.4    FIRPTA Certificate. Parent shall have received (i) an original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company, and in form and substance reasonably acceptable to Parent.

7.5    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

7.6    Termination of Investor Agreements. The Investor Agreements shall have been terminated (or will be terminated as of the Closing), other than the Securities Purchase Agreement and Registration Rights Agreement.

7.7    Accredited Investors. The number of stockholders of the Company who have not executed an Investor Questionnaire certifying that such stockholder of the Company is an “accredited investor” pursuant to Regulation D under the Securities Act, after giving effect to the Company Warrant Exercises and Convertible Note Conversion for this purpose, is less than thirty-five (35) stockholders, and any such stockholder either alone or with such stockholder’s purchaser representative(s) has such knowledge and experience in financial and business matters that such stockholder is capable of evaluating the merits and risks of the Merger.

7.8    Company Stockholder Written Consent. The Company Stockholder Written Consent executed by each Company Signatory shall be in full force and effect.

7.9    Dissenting Shares. No stockholders of the Company shall have exercised statutory appraisal rights pursuant to Section 262 of the DGCL or Chapter 13 of California Law with respect to their shares of Company Capital Stock.

Section 8.    ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

8.1    Accuracy of Representations. The Parent Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date). The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the Parent Fundamental Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2    Performance of Covenants. Parent and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

8.3    Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a)    a certificate executed by the Chief Executive Officer or Chief Financial Officer of Parent certifying that the conditions set forth in Sections 8.1, 8.2, and 8.4 have been duly satisfied;

(b)    the Parent Outstanding Shares Certificate;

(c)    a written resignation, in a form reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by each of the directors of Parent who are not to continue as directors of Parent after the Closing pursuant to Section 5.13 hereof;

(d)    the Parent Closing Financial Certificate, a draft of which shall have been provided at least five (5) Business Days prior to the Closing, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably requested by the Company to verify and determine the information contained therein; and

(e)    Lock-Up Agreements executed by the continuing officers and directors of Parent.

8.4    No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing.

8.5    Parent Net Cash. Parent Net Cash, as finally determined pursuant to Section 1.6, shall not be less than $18,000,000.

Section 9.    TERMINATION

9.1    Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Company Stockholder Matters by the Company’s stockholders and whether before or after approval of the Parent Stockholder Matters by Parent’s stockholders, unless otherwise specified below):

(a)    by mutual written consent of Parent and the Company;

(b)    by either Parent or the Company if the Merger shall not have been consummated by May 21, 2023 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; provided, further, however, that, in the event that a request for additional information has been made by any Governmental Body (including via a comment letter or other communication from the SEC) which request has not been satisfied by the End Date, then either Parent or the Company shall be entitled to extend the End Date for an additional sixty (60) calendar days by written notice to the other Party; provided, however, that the right to extend the End Date shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date, or for the request by a Governmental Body to fail to be satisfied, and such action or failure to act constitutes a breach of this Agreement;

(c)    by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d)    by Parent if the Company Stockholder Written Consent executed by each Company Signatory shall not have been obtained within one (1) Business Day of the date of this Agreement; provided, however, that once the Company Stockholder Written Consent has been obtained, Parent may not terminate this Agreement pursuant to this Section 9.1(d);

(e)    by either Parent or the Company if (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Parent Stockholder Matters and (ii) the Required Parent Stockholder Matters shall not have been approved at the Parent Stockholders’ Meeting (or at any adjournment or postponement thereof) by the Required Parent Stockholder Vote;

(f)    by the Company (at any time prior to the approval of the Required Parent Stockholder Matters by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

(g)    by Parent (at any time prior to the Required Company Stockholder Vote being obtained) if a Company Triggering Event shall have occurred;

(h)    by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by the End Date by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the End Date and (ii) the expiration of a thirty (30) calendar day period commencing upon delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective);

(i)    by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the End Date by the Company then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the End Date and (ii) the expiration of a thirty (30) calendar day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or

(j)    by Parent, at any time, if (i) Parent has received a Superior Offer, (ii) Parent has complied with its obligations under Section 5.3(d) in order to accept such Superior Offer, (iii) Parent concurrently terminates this Agreement and enters into a Permitted Alternative Agreement with respect to such Superior Offer and (iv) within two (2) Business Days of such termination, Parent pays to the Company the amount contemplated by Section 9.3(b).

The Party desiring to terminate this Agreement pursuant to Section 9.1, shall give the other Party written notice of such termination, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 5.9, Section 9.3, Section 10 and the definitions of the defined terms in such Sections (including the definitions of such defined terms on Exhibit A) shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3    Expenses; Termination Fees.

(a)    Except as set forth in this Section 9.3, Section 1.6(e), Section 5.4(b), and Section 5.10, the Transaction Expenses shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided that Parent and the Company shall each pay one-half of the fees and expenses incurred in relation to the printing and filing with the SEC of the Proxy Statement and any amendments and supplements thereto and paid to a financial printer or the SEC; provided further that, if the Merger is consummated and there are Transaction Expenses payable by Parent but unpaid as of the Closing and such Transaction Expenses were deducted from Parent Net Cash, the Company shall pay such Transaction Expenses at or immediately after the Closing.

(b)    If:

(i)     (A) this Agreement is terminated pursuant to Section 9.1(b), Section 9.1(e) or Section 9.1(h), (B) an Acquisition Proposal with respect to Parent shall have been publicly announced or disclosed to Parent or the Parent Board after the date of this Agreement but prior to the termination of this Agreement (which shall not have been withdrawn), and (C) within twelve (12) months after the date of such termination, Parent consummates a Subsequent Transaction in respect of the Acquisition Proposal referred to in clause (B);

(ii)    this Agreement is terminated by the Company pursuant to Section 9.1(f) (or, at the time this Agreement is terminated, the Company had the right to terminate this Agreement pursuant to Section 9.1(f)); or

(iii)    this Agreement is terminated by Parent pursuant to Section 9.1(j);

then in the case of a termination pursuant to Section 9.3(b)(i) or Section 9.3(b)(ii), Parent shall pay to the Company an amount equal to $1,000,000, and in the case of a termination pursuant to Section 9.3(b)(iii), Parent shall pay to the Company an amount equal to $1,500,000 (the “Company Termination Fee”) within three (3) Business Days of consummation of such Subsequent Transaction or termination of this Agreement, as applicable.

(c)    If:

(i)    (A) this Agreement is terminated pursuant to Section 9.1(b), Section 9.1(e), or Section 9.1(i), (B) an Acquisition Proposal with respect to the Company shall have been publicly announced or disclosed or otherwise communicated to the Company or the Company Board after the date of this Agreement but prior to the termination of this Agreement (which shall not have been withdrawn), and (C) within twelve (12) months after the date of such termination, the Company consummates a Subsequent Transaction in respect of the Acquisition Proposal referred to in clause (B); or

(ii)    this Agreement is terminated by Parent pursuant to Section 9.1(g) (or, at the time this Agreement is terminated, the Parent had the right to terminate this Agreement pursuant to Section 9.1(g));

then the Company shall pay to Parent an amount equal to $1,000,000 (the “Parent Termination Fee”) within three (3) Business Days of consummation of such Subsequent Transaction or termination of this Agreement, as applicable.

(d)    If this Agreement is terminated by (i) either Parent or the Company pursuant to Section 9.1(e), then Parent shall reimburse the Company for all reasonable out of pocket fees and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions, up to a maximum of $1,000,000, or (ii) by Parent pursuant to Section 9.1(j), then Parent shall reimburse the Company for all reasonable out of pocket fees and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions, up to a maximum of $250,000, in each case, by wire transfer of same day funds within three (3) Business Days following the date on which the Company submits to Parent true and correct copies of reasonable documentation supporting such expenses. If the Company also becomes entitled to receive a Company Termination Fee under this Agreement, the amount paid by Parent as expense reimbursement under this Section 9.3(d)(i) will be credited against the Company Termination Fee, and under no circumstances shall Parent be obligated to pay a Company Termination Fee and expense reimbursement pursuant to this Section 9.3(d)(i).

(e)    Any Company Termination Fee or Parent Termination Fee due under this Section 9.3 shall be paid by wire transfer of same day funds. If a Party fails to pay when due any amount payable by it under this Section 9.3, then such Party shall (i) reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred by it in connection with the collection of such overdue amount and the enforcement by such Party of its rights under this Section 9.3 and (ii) pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Company in full) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(f)    The Parties agree that, (i) subject to Section 9.2, payment of the Company Termination Fee shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of the Company following the termination of this Agreement, it being understood that in no event shall Parent be required to pay the Company Termination Fee on more than one occasion and (ii) following payment of the Company Termination Fee (x) Parent shall have no further liability to the Company in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by Parent giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (y) neither the Company nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against Parent or Merger Sub or seek to obtain any recovery, judgment or damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (z) the Company and its Affiliates shall be precluded from any other remedy against Parent,

Merger Sub and their respective Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated; provided, however, that nothing in this Section 9.3(f) shall limit the rights of Parent and Merger Sub under Section 10.11 or with respect to any willful and intentional material breach of this Agreement.

(g)    The Parties agree that, (i) subject to Section 9.2, payment of the Parent Termination Fee shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of Parent following the termination of this Agreement, it being understood that in no event shall the Company be required to pay the Parent Termination Fee on more than one occasion and (ii) following payment of the Parent Termination Fee (x) the Company shall have no further liability to Parent in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the Company giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (y) neither Parent nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the Company or seek to obtain any recovery, judgment or damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (z) Parent and its Affiliates shall be precluded from any other remedy against the Company and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated; provided, however, that nothing in this Section 9.3(g) shall limit the rights of the Company under Section 10.11 or with respect to any willful and intentional material breach of this Agreement.

(h)    Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the applicable Party in the circumstances in which such amount is payable.

Section 10.    MISCELLANEOUS PROVISIONS

10.1    Non-Survival of Representations and Warranties. The representations and warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time; provided that the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.

10.2    Amendment. This Agreement may be amended with the approval of the Company, Merger Sub and Parent at any time (whether before or after obtaining the Required Company Stockholder Vote or before or after obtaining the Required Parent Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent.

10.3    Waiver.

(a)    No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)    No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4    Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5    Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

10.6    Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

10.8    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. California time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent or Merger Sub:

Graybug Vision, Inc.

203 Redwood Shores Parkway, Suite 620

Redwood City, CA 94065

Attention: Fred Guerard; Robert S. Breuil

Email: fguerard@graybug.vision; bbreuil@graybug.vision

with a copy to (which shall not constitute notice):

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention: Effie Toshav; David Michaels; Jeremy Delman

Email: etoshav@fenwick.com; dmichaels@fenwick.com; jdelman@fenwick.com if to the Company:

CalciMedica, Inc.

505 Coast Boulevard South, Suite 307

La Jolla, CA 92037

Attention: John Dunn

Email: john.dunn@calcimedica.com

with a copy to (which shall not constitute notice):

Cooley LLP

10265 Science Center Drive

San Diego, CA 92121-1117

Attention: Tom Coll; Karen E. Deschaine; Carlos Ramirez

Email: collta@cooley.com; kdeschaine@cooley.com; cramirez@cooley.com

10.9    Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

10.12    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section  5.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.13     Construction.

(a)    References to “cash,” “dollars” or “$” are to U.S. dollars.

(b)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c)    The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f)    Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g)    The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h)    The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(i)    Each of “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (California time) on November 18, 2022 (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.

(j)    Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which the Federal Reserve Bank of San Francisco is closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

GRAYBUG VISION, INC.

By:	/s/ Frederic Guerard
Name:	Frederic Guerard
Title:	Chief Executive Officer

CAMARO MERGER SUB, INC.

By:	/s/ Frederic Guerard
Name:	Frederic Guerard
Title:	Chief Executive Officer

CALCIMEDICA, INC.

By:	/s/ A. Rachel Leheny
Name:	Rachel Leheny
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to or that would reasonably be interpreted to lead to any Acquisition Transaction with such Party, other than the Asset Dispositions or the Private Placement.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Asset Dispositions or the Private Placement) involving:

(i) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

(ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Business Day” means any day other than a Saturday, Sunday or other day on which the Federal Reserve Bank of San Francisco is closed.

“California Law” means the California Corporations Code, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Affiliate” means any Person that is (or at any relevant time was) under common control with the Company within the meaning of Sections 414(b) or 414(c) of the Code, and the regulations issued thereunder.

“Company Associate” means any current or former employee, independent contractor, officer or director of the Company.

“Company Board” means the board of directors of the Company.

“Company Bridge Warrant” means each Company Warrant to purchase shares of Company Common Stock with an exercise price of $0.01, subject to adjustment in accordance with the terms of such Company Warrants.

“Company Bridge Warrant Exercise” means the automatic exercise of the Company Bridge Warrants immediately prior to the Closing in accordance with the terms of the Company Bridge Warrants.

“Company C-2 Warrant” means the warrants to purchase shares of Series C-2 Preferred Stock of the Company.

“Company C-2 Warrant Exercise” means the automatic exercise of the Company C-2 Warrants immediately prior to the Closing in accordance with the terms of the Company C-2 Warrants.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Common Stock, $0.001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company is a Party; (b) by which the Company or any Company IP or any other asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; (c) involving Company Data; or (d) under which the Company has or may acquire any right or interest.

“Company Controlled IP” means Company IP and Intellectual Property Rights exclusively licensed to the Company.

“Company Data” means all data collected, generated, or received by the Company or third parties on behalf of the Company, including Personal Data.

“Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with the Company or any of its Subsidiaries as a single employer within the meaning of Sections 414(b) or 414(c) of the Code.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 2.1 (Due Organization; Subsidiaries.), 2.3 (Authority; Binding Nature of Agreement), 2.4 (Vote Required), 2.6(a), 2.6(c), 2.6(d) and 2.6(e) (Capitalization) and 2.20 (No Financial Advisors).

“Company IP” means all Intellectual Property Rights that are owned or co-owned or purported to be owned or co-owned by the Company.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company; provided, however, that Effects resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) general business or economic conditions generally affecting the industry in which the Company operates, (b) acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes or other natural disasters, health emergencies, including pandemics (including COVID-19 and any evolutions or mutations thereof) and related or associated epidemics, disease outbreaks or quarantine restrictions, (c) changes in financial, banking or securities markets, (d) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (e) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions, or (f) resulting from the taking of any action required to be taken by this Agreement, except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting the Company relative to other similarly situated companies in the industries in which the Company operates.

“Company Options” means options to purchase shares of Company Capital Stock issued by the Company and granted pursuant to the terms of the Company Plan.

“Company Plan” means the Company’s Amended and Restated 2006 Stock Plan, as amended.

“Company Product(s)” shall mean any and all product(s) and service(s) that are or have been or are, as of the date hereof, proposed to be developed, tested, marketed, offered, sold, licensed, provided, distributed or supported by the Company.

“Company Preferred Stock” means the Preferred Stock, $0.001 par value per share, of the Company.

“Company Privacy Policies” means, collectively, any and all (i) of the policies and notices of the Company, (ii) the Company’s public representations and statements, (iii) industry self-regulatory obligations and commitments with which the Company have agreed to comply, and, (iv) Company Contracts relating to data privacy, data usage, data processing, data protection, or data security.

“Company Triggering Event” shall be deemed to have occurred if: (a) the Company shall have made a Company Board Adverse Recommendation Change; (b) the Company Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; or (c) the Company shall have entered into any letter of intent or similar document relating to any Acquisition Proposal in violation of the terms of the Agreement.

“Company Unaudited Interim Balance Sheet” means the unaudited balance sheet of the Company for the period ended June 30, 2022 provided to Parent prior to the date of this Agreement.

“Company Warrant” means the warrants to purchase capital stock of the Company listed on Section 2.6(a)(B) of the Company Disclosure Schedule.

“Company Warrant Exercises” means the Company Bridge Warrant Exercise and the Company C-2 Warrant Exercise.

“Company’s Knowledge” means the actual knowledge of A. Rachel Leheny, Eric W. Roberts, Sudarshan Hebbar and Daniel Geffken and such knowledge as such Persons would reasonably be expected to have obtained in the course of their performance of their duties to the Company (after due inquiry); provided that with respect to any matters relating to Intellectual Property Rights, such knowledge or reasonable expectation to have knowledge does not require any such individual to conduct or have conducted or obtain or have obtained any freedom to operate opinions or similar opinions of counsel or any Intellectual Property Rights clearance searches.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of July 27, 2022, by and between the Company and Parent.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions and actions contemplated by this Agreement, including the Asset Dispositions, the Nasdaq Reverse Split and the Private Placement.

“Contract” means, with respect to any Person, any agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Convertible Note Conversion” means the conversion of the Company Convertible Notes, as may be amended, into Company Common Stock pursuant to their terms.

“COVID-19” means the novel coronavirus (SARS-CoV-2) and related variants thereof.

“Definitive Proxy Statement” means the definitive proxy statement to be sent to Parent’s stockholders in connection with the Parent Stockholders’ Meeting and filed with the SEC on Schedule 14A.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effect” means any effect, change, event, circumstance or development.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Plan Proposals” means (a) the adoption of the Parent 2023 Equity Incentive Plan, in the form attached hereto as Exhibit H and (b) the adoption of the Parent 2023 Employee Stock Purchase Plan, in the form attached hereto as Exhibit I.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means, subject to Section 1.5(g), the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares, in which:

•	“Company Allocation Percentage” means 1.00 minus the Parent Allocation Percentage.

•	“Company Merger Shares” means the product determined by multiplying (a) the Post-Closing Parent Shares by (b) the Company Allocation Percentage.

•	“Company Outstanding Shares” means, subject to Section 1.5(g) and the immediately following sentence, the total number of shares of Company Capital Stock outstanding immediately prior to the

Effective Time after giving effect to the Preferred Stock Conversion, the Company Bridge Warrant Exercise and the Convertible Note Conversion, expressed on a fully-diluted and as-converted to Company Common Stock basis and using the treasury stock method assuming, without limitation or duplication, (i) the exercise of all Company Options and Company Warrants, in each case outstanding as of immediately prior to the Effective Time, (ii) the issuance of shares of Company Capital Stock in respect of all other outstanding options, restricted stock awards, warrants or rights to receive such shares, whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the Merger (but excluding any shares of Company Capital Stock reserved for issuance other than with respect to outstanding Company Warrants or Company Options under the Company Plan as of immediately prior to the Effective Time) and (iii) that the valuation of the Company is the Company Valuation. No out-of-the money Company Options or Company Warrants shall be included in the total number of shares of Company Capital Stock outstanding for purposes of determining the Company Outstanding Shares.

•	“Company Valuation” means $100,000,000.

•

“Parent Allocation Percentage” means the quotient derived by dividing the Parent Valuation by the sum of (x) the Company Valuation and (y) the Parent Valuation, yielding 0.2857; provided, however, to the extent that the Parent Net Cash (i) is less than $25,000,000, then 0.2857 shall be reduced by 0.0005 for each $100,000 by which, up to $7,000,000, Parent Net Cash is less than $25,000,000 (for example, the Parent Allocation Percentage would be 0.2852 if Parent Net Cash is equal to or less than $24,900,000 but greater than $24,800,000 and 0.2507 if Parent Net Cash is $18,000,000 or less) and (ii) is more than $25,000,000, then 0.2857 shall be increased by 0.0005 for each $100,000 by which, up to $7,000,000, Parent Net Cash is more than $25,000,000 (for example, the Parent Allocation Percentage would be 0.2862 if Parent Net Cash is equal to or greater than $25,100,000 but less than $25,200,000 and 0.3207 if Parent Net Cash is $32,000,000 or more), in each case of (i) and (ii), as illustrated on Schedule II hereto, which is attached for illustrative purposes only. For the avoidance of doubt, in no event will the Parent Allocation Percentage be less than 0.2507 or more than 0.3207. In the event of any conflict between the definition of Parent Allocation Percentage and Schedule II, the definition of Parent Allocation Percentage shall prevail.

•

“Parent Outstanding Shares” means, subject to Section 1.5(g) and the immediately following sentence, the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted basis and using the treasury stock method, but assuming, without limitation or duplication, the issuance of shares of Parent Common Stock in respect of all Parent Options, Parent RSUs, and other outstanding options, warrants or rights to receive such shares, in each case, outstanding as of immediately prior to the Effective Time (assuming cashless exercise and using the Parent Valuation), whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the Merger (but excluding any shares of Parent Common Stock reserved for issuance other than with respect to outstanding Parent Options, Parent RSUs or Parent Warrants as of immediately prior to the Effective Time and as set forth above). No out-of-the-money Parent Options or Parent Warrants shall be included in the total number of shares of Parent Common Stock outstanding for purposes of determining the Parent Outstanding Shares. Further, notwithstanding anything to the contrary contained herein, Parent Outstanding Shares shall not include any equity awards (or any shares underlying thereunder) set forth on Section 5.5(f) of the Company Disclosure Schedule.

•	“Parent Valuation” means $40,000,000.

•	“Post-Closing Parent Shares” means the quotient determined by dividing (a) the Parent Outstanding Shares by (b) the Parent Allocation Percentage.

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including Nasdaq).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property Rights” means and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, industrial secrets, know how, confidential data, business or technical information, including any ideas, formulas, compositions, inventions (whether patentable or not and however documented), invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology, business plans, proposals, designs, customer and patient data, financial information, pricing and cost information, bills of material or other similar information (“Trade Secrets”); (d) patents and industrial property rights; and (e) other similar proprietary rights in intellectual property of every kind and nature anywhere in the world; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, divisions, re-examinations or reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(f)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

“IRS” means the United States Internal Revenue Service.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Merger Sub Board” means the board of directors of Merger Sub.

“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Global Market or such other Nasdaq market on which shares of Parent Common Stock are then listed.

“Nasdaq Reverse Split” means a reverse stock split of all outstanding shares of Parent Common Stock at a reverse stock split to be mutually agreed upon by Parent and the Company.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations and consistent with its past practices and the Ordinary Course of Business of Parent shall also include actions required to effect the Asset Dispositions or effect the winding down of Parent’s or its Subsidiaries’ prior research and development activities (including the termination of ongoing contractual obligations relating to Parent’s or its Subsidiaries’ current products or product candidates).

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Pandemic Response Laws” means the Coronavirus Aid, Relief, and Economic Security Act, the Families First Coronavirus Response Act, the COVID-related Tax Relief Act of 2020, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster (as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Taxing authority (including IRS Notice 2020-65)), and any other similar or additional U.S. federal, state, or local or non-U.S. Law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Parent Affiliate” means any Person that is (or at any relevant time was) under common control with Parent within the meaning of Sections 414(b) or 414(c) of the Code, and the regulations issued thereunder.

“Parent Associate” means any current or former employee, independent contractor, officer or director of Parent or any of its Subsidiaries.

“Parent Balance Sheet” means the unaudited consolidated balance sheet of Parent and its Subsidiaries as of September 30, 2022 included in Parent’s Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC.

“Parent Board” means the board of directors of Parent.

“Parent Change in Circumstance” means a change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Parent and its Subsidiaries that occurs or arises after the date of this Agreement that was neither known to Parent or the Parent Board nor reasonably foreseeable on, or prior to, the date of this Agreement.

“Parent Closing Financial Certificate” means a certificate executed by the Chief Financial Officer of Parent, on behalf of Parent and not in his or her personal capacity, certifying Parent Net Cash as of the Anticipated Closing Date.

“Parent Common Stock” means the Common Stock, $0.0001 par value per share, of Parent.

“Parent Contract” means any Contract: (a) to which Parent is a party; (b) by which Parent or any Parent IP or any other asset of Parent is or may become bound or under which Parent has, or may become subject to, any obligation; (c) involving Parent Data; or (d) under which Parent has or may acquire any right or interest.

“Parent Controlled IP” means Parent IP and Intellectual Property Rights that are exclusively licensed to the Parent or Subsidiaries.

“Parent Data” means all data collected, generated, or received by the Parent or third parties on behalf of the Parent, including Personal Data.

“Parent Equity Incentive Plans” means (a) Parent’s 2020 Equity Incentive Plan, as amended, and (b) Parent’s 2015 Stock Incentive Plan, as amended.

“Parent ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with Parent or any of its Subsidiaries as a single employer within the meaning of Sections 414(b) or 414(c) of the Code.

“Parent ESPP” means Parent’s 2020 Employee Stock Purchase Plan.

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub set forth in Sections 3.1(a) (Due Organization; Subsidiaries), 3.3 (Authority; Binding Nature of Agreement), 3.4 (Vote Required), 3.6(a), 3.6(c) and 3.6(d) (Capitalization) and 3.21 (No Financial Advisors).

“Parent IP” means all Intellectual Property Rights that are owned or purported to be owned by Parent or its Subsidiaries.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent or its Subsidiaries, taken as a whole; provided, however, that Effects resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) general business or economic conditions generally affecting the industry in which Parent and its Subsidiaries operate, (b) acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes or other natural disasters, health emergencies, including pandemics (including COVID-19 and any evolutions or mutations thereof) and related or associated epidemics, disease outbreaks or quarantine restrictions, (c) changes in financial, banking or securities markets, (d) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (e) the failure of Parent and its Subsidiaries, taken as a whole, to meet internal or analysts’ expectations or projections or the results of operations of Parent and its Subsidiaries, taken as a whole; (f) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (g) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions, (h) the Asset Dispositions, (i) any reduction in the amount of Parent’s or its Subsidiaries’ cash and cash equivalents as a result of expenditures made by Parent or its Subsidiaries related to wind-down activities of Parent or its Subsidiaries associated with the termination of its research and development activities (including the termination of ongoing contractual obligations relating to Parent’s or its Subsidiaries’ current products or product candidates), or (j) resulting from the taking of any action required to be taken by this Agreement, except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate.

“Parent Net Cash” means, without duplication and consistent with Schedule I, (a) the sum of Parent’s and its consolidated Subsidiaries’ cash and cash equivalents, marketable securities, accounts, interest and other receivables, deposits and short and long term investments, in each case as of the Anticipated Closing Date (excluding the proceeds to be received in connection with the Private Placement), determined in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the Parent Balance Sheet, minus (b) the sum of Parent’s and its consolidated Subsidiaries’ short and long term liabilities accrued at Closing, in each case as of the Anticipated Closing Date and determined in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the Parent Balance Sheet (including the Transaction Expenses payable by Parent to the extent unpaid as of the Closing), minus (c) the cash cost of any unpaid change of control payments or severance, termination, accrued paid time off, retention or similar payments that are or will become due to any current or former employee, director or independent contractor of Parent or its consolidated Subsidiaries in connection with the Closing or the Contemplated Transactions, minus (d) to the extent unpaid at Closing, the cost of the D&O Tail Policy purchased pursuant to Section 5.7(d), minus (e) any fees that are or will become payable by Parent or any of its Subsidiaries to Piper Sandler to the extent unpaid as of the Closing, in such case solely to the extent attributable to the Merger and not the Private Placement (in other words, exclusive of any Licensing Fee or Placement Fee (in each case as defined in that certain letter, dated as of July 2, 2021, by and between Parent and Piper Sandler, as amended)), plus (f) prepaid expenses and receivables that will be utilized by Parent and/or Surviving Corporation on and following the Closing, plus (g) expenses paid, or liabilities incurred, prior to Closing, that will be covered by Parent’s D&O insurance in excess of the deductible, plus (h) any net cash proceeds due to Parent or its consolidated Subsidiaries at Closing or within five (5) days following the Closing from any Asset Dispositions or, as mutually agreed in good faith, otherwise in connection with any Asset Disposition (in each case, net of any Taxes accrued or payable by Parent or its consolidated Subsidiaries that are attributable to such Asset Disposition), and minus (i) an amount reasonably determined by the Company and Parent as a good faith estimate of the aggregate liability of Parent related to any outstanding stockholder litigation, provided that if such aggregate liability exceeds $250,000, then only 50% of the portion that exceeds $250,000 shall be deducted from Parent Net Cash pursuant to this clause (i), provided further that the aggregate liability contemplated by this clause (i) shall not exceed the remaining unsatisfied portion of Parent’s D&O insurance deductible.

“Parent Options” means options to purchase shares of Parent Common Stock issued by Parent and granted pursuant to the terms of the Parent Equity Incentive Plans.

“Parent Plans” means, (a) the Parent Equity Incentive Plans and (b) the Parent ESPP.

“Parent Privacy Policies” means, collectively, any and all (i) of the policies and notices of the Parent and its Subsidiaries, (ii) the Parent’s and its Subsidiaries’ public representations and statements, (iii) industry self-regulatory obligations and commitments with which the Parent and its Subsidiaries have agreed to comply, and, (iv) Parent and its Subsidiaries’ Contracts relating to data privacy, data usage, data processing, data protection, or data security.

“Parent Product(s)” shall mean any and all product(s) and service(s) that are or have been developed, tested, marketed, offered, sold, licensed, provided, distributed or supported by the Parent or any of its Subsidiaries.

“Parent RSUs” means any restricted stock unit award granted pursuant to the Parent Equity Incentive Plans.

“Parent Triggering Event” shall be deemed to have occurred if: (a) Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation or shall have made a Parent Board Adverse Recommendation Change; (b) the Parent Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; or (c) Parent shall have entered into any letter of intent or similar document relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4) in violation of the terms of this Agreement.

“Parent’s Knowledge” means the actual knowledge of Fred Guerard, Robert S. Breuil and Parisa Zamiri and such knowledge as such Persons would reasonably be expected to have obtained in the course of their performance of their duties to Parent (after due inquiry); provided that with respect to any matters relating to Intellectual Property Rights, such knowledge or reasonable expectation to have knowledge does not require any such individual to conduct or have conducted or obtain or have obtained any freedom to operate opinions or similar opinions of counsel or any Intellectual Property Rights clearance searches.

“Party” or “Parties” means the Company, Merger Sub and Parent.

“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.

“Permitted Encumbrance” means: (a) any liens for current Taxes not yet delinquent or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Parent Balance Sheet, as applicable; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or Parent or any of its Subsidiaries, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or Parent or any of its Subsidiaries, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Person” means any individual, Entity or Governmental Body.

“Personal Data” means any information relating to an identified or identifiable natural person, household or device including a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of a natural person or any other piece of information that allows the identification of a natural person or is otherwise considered “personal data,” “personal information,” “personally identifiable information,” or any similar term under applicable Law

“Potentially Transferable Assets” means the non-cash tangible and intangible assets used in or related to any program of Parent or its Subsidiaries, including GB-102, GB-401, GB-501, GB-601, GB-701 or RBIO-1, together with any right, interest and title, including Intellectual Property Rights, therein and thereto, and the equity securities of any Subsidiary of Parent that does not hold any material assets other than Potentially Transferable Assets.

“Privacy Laws” means each Applicable Law applicable to Personal Data, data security, data breach, data breach notification, data protection, consumer protection (with respect to Personal Data, data security, data breach, data breach notification, data protection or e-privacy), the requirements for website and mobile application privacy policies and practices, as amended from time to time, including but not limited to, and as applicable, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, General Data Protection Regulation (EU) 2016/679, the Privacy and Electronic Communications Directive 2002/58/EC and the EECC Directive 2018/1972 (all including any implementing legislation in any member state of the European Union or United Kingdom), the United Kingdom’s Data Protection Act 2018 and the UK General Data Protection Regulation as defined by the UK Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, the Act on the Protection of Personal Information of Japan (as amended), the California Consumer Privacy Act, the Illinois Biometric Information Privacy Act, the Texas Capture or Use of Biometric Identifiers Act, the Health Insurance Portability and Accountability Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Children’s

Online Privacy Protection Act, the Payment Card Industry Data Security Standard, and Applicable Laws relating to direct marketing and advertising, profiling and tracking, email, messaging and/or telemarketing, the Video Privacy Protection Act, and industry standards to which the Company has agreed to be bound.

“Proxy Statement” means the proxy statement to be sent to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

“Reference Date” means November 21, 2022.

“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress and registered domain names.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 100% for these purposes).

“Subsidiary” means an Entity of a Person that such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to greater than 50% for these purposes) that: (a) was not obtained or made as a result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Parent Board determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by the other Party to this Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to Parent’s stockholders than the terms of the Contemplated Transactions.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.

“Tax” means any federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, or fees, assessments or governmental charges in the nature of a tax, surtaxes or deficiencies thereof of any kind whatsoever, however denominated, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Expenses” means, with respect to each Party, all fees and expenses incurred by such Party at or prior to the Effective Time in connection with the Contemplated Transactions and this Agreement, including (a) any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of such Party; (b) fees paid to the SEC in connection with filing the Proxy Statement, and any amendments and supplements thereto, with the SEC; (c) any fees and expenses in connection with the printing, mailing and distribution of the Proxy Statement and any amendments and supplements thereto; (d) any fees and expenses payable to Nasdaq; (e) only with respect to Parent, any bonus, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the Closing) that become due or payable to any director, officer, employee or consultant of Parent in connection with the consummation of the Contemplated Transactions and (f) only with respect to Parent, the cost of the D&O Tail Policy purchased pursuant to Section 5.7(d).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made as of November 21, 2022, by and between GRAYBUG VISION, INC., a Delaware corporation (“Parent”), and the Person set forth on Schedule A hereto (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the holder of the number of shares, $0.001 par value per share (“Company Shares”), of CALCIMEDICA, INC., INC., a Delaware corporation (“Company”), set forth opposite the Stockholder’s name on Schedule A (all Company Shares owned by the Stockholder, or hereafter issued to or otherwise acquired, whether beneficially or of record, prior to the termination of this Agreement, as well as shares set forth on Schedule A, being referred to herein as the “Subject Shares”);

WHEREAS, concurrently herewith, the Company, Parent and CAMARO MERGER SUB, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder, and as an inducement and in consideration therefor, the Stockholder (in the Stockholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

VOTING AGREEMENT

The Stockholder hereby covenants and agrees that:

1.1 Voting of Subject Shares. From and after the date hereof, at every meeting of the holders of Company Shares (the “Company Stockholders”), however called, and at every adjournment or postponement thereof (or pursuant to a written consent if the Company Stockholders act by written consent in lieu of a meeting), the Stockholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and to vote the Subject Shares (a) in favor of adopting the Merger Agreement and approving the Merger, the other Contemplated Transactions, the Company Stockholder Matters, and the other actions contemplated by the Merger Agreement, (b) against approval of any proposal made in opposition to, or in competition with, the Merger Agreement or the consummation of the Merger, and (c) against any Acquisition Proposal with respect to the Company. The Stockholder (or in the event of a Transfer of Subject Shares permitted under clauses (A) through (K) of Section 1.2 below, the transferee of such Transferred Subject Shares) shall retain at all times the right to vote the Subject Shares in the Stockholder’s sole discretion and without any other limitation on those matters other than those set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Company Stockholders.

1.2 No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, prior to the Effective Time, the Stockholder shall not, directly or indirectly, (a) create any Encumbrance other than restrictions imposed by Law or pursuant to this Agreement on any Subject Shares; (b) transfer, sell, assign, gift or otherwise dispose of (collectively, “Transfer”), or enter into any contract with respect to any Transfer of, the Subject Shares or any interest therein; (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares; (d) deposit or permit the deposit of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares; or (e) take any action that, to the knowledge of the Stockholder, would have the effect of preventing the Stockholder from performing the Stockholder’s obligations hereunder. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, the Stockholder may (A) Transfer Subject Shares as a bona fide charitable contribution, gift or donation; (B) Transfer the Subject Shares to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder; (C) Transfer the Subject Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Stockholder, (D) Transfer the Subject Shares to stockholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act), current or former partners (general or limited), members or managers of the Stockholder, as applicable, or to the estates of any such stockholders, affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the Stockholder; (E) make Transfers that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement; (F) make Transfers not involving a change in beneficial ownership; (G) if the Stockholder is a trust, Transfer the Subject Shares to any beneficiary of the Stockholder or the estate of any such beneficiary; (H) exercise an option or warrant to purchase Company Shares or settle a restricted stock unit or other equity award (including a net or cashless exercise of such option or warrant); (I) Transfer Company Shares to Company to cover tax withholding obligations of the Stockholder in connection with the vesting, settlement or exercise of any options, warrants, restricted stock units or other equity awards, as applicable, provided that the underlying Company Shares shall continue to be subject to the restrictions on transfer set forth in this Agreement; and (J) Transfer Company Shares to the Company pursuant to arrangements under which the Company has the option to repurchase such Company Shares; provided that, with respect to clauses (A) through (G) above, the transferee agrees in writing to be bound by the terms and conditions of this Agreement and either the Stockholder or the transferee provides Parent with a copy of such agreement promptly upon consummation of any such Transfer; provided, further that no filing under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such Transfer (other than filings made in respect of involuntary Transfers); provided that reasonable notice shall be provided to Parent prior to any such filing and that that the underlying Company Shares shall continue to be subject to the restrictions on Transfer set forth in this Agreement. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

1.3 Documentation and Information. The Stockholder shall permit and hereby authorizes the Company and Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company or Parent reasonably determines to be necessary in connection with the Merger and any of the Contemplated Transactions, the Stockholder’s identity and ownership of the Subject Shares and the nature of the Stockholder’s commitments and obligations under this Agreement. The Company is an intended third-party beneficiary of this Section 1.3.

1.4 Irrevocable Proxy. The Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that the Stockholder has heretofore granted with respect to the Subject Shares. In the event and to the extent that the Stockholder fails to vote the Subject Shares in accordance with Section 1.1, the Stockholder shall be deemed to have irrevocably granted to, and appointed, Parent as attorney-in-fact and proxy for and on behalf of the Stockholder, for and in the name, place and stead of the Stockholder, to: (a) attend any and all meetings of Company Stockholders, with respect to any of the matters specified in Section 1.1, (b) vote, express consent or dissent or issue instructions to the record holder to vote the Subject Shares in accordance with the provisions of Section 1.1 at any and all meetings of Company Stockholders or in connection with any action sought to be taken by written consent of Company Stockholders without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 1.1, all written consents with respect to the Subject Shares at any and all meetings of Company Stockholders or in connection with any action sought to be taken by written consent of Company Stockholders without a meeting. Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Stockholder, as applicable) until the termination of this Agreement and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.2. The Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of Company. The Stockholder hereby affirms that the proxy set forth in this Section 1.4 is given in connection with and granted in consideration of and as an inducement to Parent, Merger Sub and the Company to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1.1. The proxy set forth in this Section 1.4 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 4.2. With respect to any Subject Shares that are owned beneficially by the Stockholder but are not held of record by the Stockholder (other than shares beneficially owned by the Stockholder that are held in the name of a bank, broker or nominee), the Stockholder shall take all action necessary to cause the record holder of such Subject Shares to grant the irrevocable proxy and take all other actions provided for in this Section 1.4 with respect to such Subject Shares.

1.5 No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in Parent any direct or indirect ownership or incidents of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares will remain and belong to the Stockholder, and Parent will have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Subject Shares, except as otherwise expressly provided herein with respect to the Subject Shares and except as otherwise expressly provided in the Merger Agreement.

1.6 No Exercise of Appraisal Rights; Waivers. In connection with the Contemplated Transactions, the Stockholder hereby expressly (a) waives, to the extent permitted under applicable Law, any and all rights under Section 262 of the Delaware General Corporation Law, a copy of which is attached hereto as Appendix I, and Chapter 13 of the California Corporations Code, as amended, a copy of which is attached hereto as Appendix II, with respect to any Subject Shares and any and all rights under any other applicable Law granting the Stockholder the right to have any Subject Shares appraised in connection with the Contemplated Transactions or to otherwise dissent from the Contemplated Transactions, (b) agrees that the Stockholder will not, under any circumstances in connection with the Contemplated Transactions, exercise any dissenters’ or appraisal rights in respect of any Subject Shares, and (c) agrees that the Stockholder will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Body, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by the Stockholder, or the approval of the Merger Agreement by the board of directors of the Company (the “Company Board”), breaches any fiduciary duty of the Company Board or any member thereof; provided that the Stockholder may defend against, contest or settle any such action, claim, suit or cause of action brought against the Stockholder that relates solely to the Stockholder’s capacity as a director, officer or securityholder of the Company.

1.7 No Solicitation of Transactions. The Stockholder hereby agrees that the Stockholder shall not, directly or indirectly: (a) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (b) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (c) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 1.7) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (d) approve, endorse or recommend any Acquisition Proposal; (e) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (f) publicly propose to do any of the foregoing. The Stockholder hereby represents and warrants that the

Stockholder has read Section 4.5 (Company Non-Solicitation) of the Merger Agreement and agrees not to engage in any actions prohibited thereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to Parent that:

2.1 Organization; Authorization; Binding Agreement. The Stockholder, if not a natural person, is duly incorporated or organized, as applicable, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. The Stockholder has full legal capacity and power, right and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes a legal, valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Enforceability Exceptions.

2.2 Ownership of Subject Shares; Total Shares. The Stockholder is the record or beneficial owner of the Subject Shares and has good and marketable title to the Subject Shares free and clear of any Encumbrances (including any restriction on the right to vote or otherwise transfer the Subject Shares), except (a) as provided hereunder or in any lock-up agreement entered into by the Stockholder in connection with the transactions contemplated by the Merger Agreement, (b) pursuant to any applicable restrictions on transfer under the Securities Act, (c) subject to any risk of forfeiture or repurchase rights of the Company with respect to any Company Shares granted to the Stockholder under any Company Benefit Plan or Company Plan, (d) as provided in the Investor Agreements, (e) as provided in the Company Plan or stock option agreement evidencing Company Options and (f) as provided in the Organizational Documents of the Company. The Subject Shares listed on Schedule A opposite the Stockholder’s name constitute all of the Company Shares owned by the Stockholder as of the date hereof. Except pursuant to the Company’s Organizational Documents and the right of the Company to purchase or acquire any Company Shares pursuant to a Company Benefit Plan or Company Plan, including any option agreement evidencing Company Options, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares. For purposes of this Agreement “Beneficial Ownership” shall be interpreted as defined in Rule 13d-3 under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities that may be acquired by such Person pursuant to any Contract or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

2.3 Voting Power. The Stockholder has full voting power with respect to the Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth herein, in each case, with respect to all of the Subject Shares. None of the Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares, except as provided hereunder or in the Investor Agreements.

2.4 Reliance. The Stockholder has had the opportunity to review the Merger Agreement, including the provisions relating to the payment and allocation of the consideration to be paid to the equityholders of the Company, and this Agreement with counsel of the Stockholder’s own choosing. The Stockholder has had an opportunity to review with its own tax advisors the tax consequences of the Merger and the transactions contemplated by the Merger Agreement. The Stockholder understands that it must rely solely on its advisors and not on any statements or representations made by Parent, the Company or any of their respective agents or representatives. The Stockholder understands that such Stockholder (and not Parent, the Company or the Surviving Corporation) shall be responsible for such Stockholder’s tax liability that may arise as a result of the

Merger or the transactions contemplated by the Merger Agreement. The Stockholder understands and acknowledges that the Company, Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

2.5 Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened in writing against, the Stockholder or any of the Stockholder’s properties or assets (including the Subject Shares) that could reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform the Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

2.6 Non-Contravention. The execution and delivery of this Agreement by the Stockholder and the performance of the transactions contemplated by this Agreement by the Stockholder do not and will not violate, conflict with, or result in a breach of: (a) the organizational documents of such Stockholder, (b) any applicable Law or any injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body to which the Stockholder is subject, or (c) any Contract to which the Stockholder is a party or is bound or to which the Subject Shares are subject, such that it could reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform the Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Stockholder that:

3.1 Organization; Authorization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The consummation of the transactions contemplated hereby is within Parent’s corporate powers and has been duly authorized by all necessary corporate actions on the part of Parent. Parent has full power and authority to execute, deliver and perform this Agreement.

3.2 Binding Agreement. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

ARTICLE IV

MISCELLANEOUS

4.1 Notices. All notices, requests and other communications to either party hereunder shall be in writing (including electronic mail) and shall be given, (a) if to Parent, in accordance with the provisions of the Merger Agreement and (b) if to the Stockholder, to the Stockholder’s address or electronic mail address set forth on a signature page hereto, or to such other address or electronic mail address as the Stockholder may hereafter specify in writing to Parent.

4.2 Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) the date upon which the Company Board makes a Company Board Adverse Recommendation Change, and (c) the Effective Time. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 4.2 shall relieve either party from liability for any breach of this Agreement prior to termination hereof, and (ii) the provisions of this Article IV shall survive any termination of this Agreement.

4.3 Confidentiality. Except to the extent required by applicable Law, the Stockholder shall hold any non-public information regarding this Agreement, the Merger Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until Parent has publicly disclosed its entry into the Merger Agreement and this Agreement; provided, however, that the Stockholder may disclose such information (a) to its attorneys, accountants, consultants, trustees, beneficiaries and other representatives and (b) to any Affiliate, partner, member, stockholder, parent or subsidiary of Stockholder, provided in each case that the Stockholder informs the Person receiving the information that such information is confidential and such Person is subject to confidentiality obligations at least as restrictive as those contained herein. Neither the Stockholder nor any of its Affiliates (other than the Company, whose actions shall be governed by the Merger Agreement) shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement or the other transactions contemplated hereby or thereby without the prior written consent of the Company and Parent, except as may be required by applicable Law in which circumstance such announcing party shall make reasonable efforts to consult with the Company and Parent to the extent practicable. The Company is an intended third-party beneficiary of this Section 4.3.

4.4 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.5 Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as set forth in Section 1.3 and Section 4.3, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent of any of its obligations hereunder.

4.6 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement, each party hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware (the “Delaware Courts”); (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 4.6; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party hereto; (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 4.1 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

4.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

4.8 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

4.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination will have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

4.10 Specific Performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the parties hereto waives any bond, surety or other security that might be required of any other party with respect thereto.

4.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Articles,” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Schedules to this Agreement, respectively.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

4.12 Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to perform their respective obligations as expressly set forth under this Agreement.

4.13 Capacity as Stockholder. The Stockholder signs this Agreement solely in the Stockholder’s capacity as a holder of Company Shares, and not in the Stockholder’s capacity as a director, officer or employee of Company or in the Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of

Company in the exercise of his or her fiduciary duties as a director or officer of Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

4.14 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s Organizational Documents, the Merger, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

GRAYBUG VISION, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

STOCKHOLDER

(Print Name of Stockholder)

(Signature)

(Name and Title of Signatory, if Signing on Behalf of an Entity)

Address for Notices:

Email:

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

Schedule A

Name of Stockholder	No. Shares

Appendix I

§ 262. Appraisal rights [For application of this section, see § 17; 82 Del. Laws, c. 45, § 23; 82 Del. Laws, c. 256, § 24; and 83 Del. Laws, c. 377, § 22].

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion.

Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Appendix II

CHAPTER 13. Dissenters’ Rights [1300 - 1313]

(Chapter 13 added by Stats. 1975, Ch. 682.)

1300.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Business Oversight under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303, and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Business Oversight under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

(Amended by Stats. 2019, Ch. 143, Sec. 24. (SB 251) Effective January 1, 2020.)

1301.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

(Amended by Stats. 2012, Ch. 473, Sec. 2. (AB 1680) Effective January 1, 2013.)

1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(Amended by Stats. 2012, Ch. 473, Sec. 3. (AB 1680) Effective January 1, 2013.)

1303.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(Amended by Stats. 1986, Ch. 766, Sec. 24.)

1304.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(Amended by Stats. 2012, Ch. 473, Sec. 4. (AB 1680) Effective January 1, 2013.)

1305.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

(Amended by Stats. 1986, Ch. 766, Sec. 25.)

1306.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

(Repealed and added by Stats. 1975, Ch. 682.)

1307.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

(Repealed and added by Stats. 1975, Ch. 682.)

1308.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

(Repealed and added by Stats. 1975, Ch. 682.)

1309.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

(Amended by Stats. 2012, Ch. 473, Sec. 5. (AB 1680) Effective January 1, 2013.)

1310.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

(Repealed and added by Stats. 1975, Ch. 682.)

1311.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

(Amended by Stats. 1988, Ch. 919, Sec. 8.)

1312.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

(Amended by Stats. 1988, Ch. 919, Sec. 9.)

1313.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

(Added by Stats. 2002, Ch. 480, Sec. 7. Effective January 1, 2003.)

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made as of November 21, 2022, by and between CALCIMEDICA, INC., a Delaware corporation (the “Company”), and the Person set forth on Schedule A hereto (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the holder of the number of shares of Common Stock, $0.0001 par value per share (“Parent Shares”), of GRAYBUG VISION, INC., a Delaware corporation (“Parent”), set forth opposite the Stockholder’s name on Schedule A (all Parent Shares owned by the Stockholder, or hereafter issued to or otherwise acquired, whether beneficially or of record, prior to the termination of this Agreement, as well as shares set forth on Schedule A, being referred to herein as the “Subject Shares”);

WHEREAS, concurrently herewith, the Company, Parent and CAMARO MERGER SUB, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has required that the Stockholder, and as an inducement and in consideration therefor, the Stockholder (in the Stockholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

VOTING AGREEMENT

The Stockholder hereby covenants and agrees that:

1.1. Voting of Subject Shares. From and after the date hereof, at every meeting of the holders of Parent Shares (the “Parent Stockholders”), however called, and at every adjournment or postponement thereof, the Stockholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and to vote the Subject Shares (a) in favor of adopting the Merger Agreement and approving the Merger, the other Contemplated Transactions, the Parent Stockholder Matters, and the other actions contemplated by the Merger Agreement, (b) against approval of any proposal made in opposition to, or in competition with, the Merger Agreement or the consummation of the Merger, and (c) against any Acquisition Proposal with respect to Parent or Merger Sub. The Stockholder (or in the event of a Transfer of Subject Shares permitted under clauses (A) through (K) of Section 1.2 below, the transferee of such Transferred Subject Shares) shall retain at all times the right to vote the Subject Shares in the Stockholder’s sole discretion and without any other limitation on those matters other than those set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Parent Stockholders.

1.2. No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, prior to the Effective Time, the Stockholder shall not, directly or indirectly, (a) create any Encumbrance other than restrictions imposed by Law or pursuant to this Agreement on any Subject Shares; (b) transfer, sell, assign, gift or otherwise dispose of (collectively, “Transfer”), or enter into any contract with respect to any Transfer of, the Subject Shares or any interest therein; (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares; (d) deposit or permit the deposit of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares; or (e) take any action that, to the knowledge of the Stockholder, would have the effect of preventing the Stockholder from performing the Stockholder’s obligations hereunder. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, the Stockholder may (A) Transfer Subject Shares as a bona fide charitable contribution, gift or donation; (B) Transfer the Subject Shares to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder; (C) Transfer the Subject Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Stockholder; (D) Transfer the Subject Shares to stockholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act), current or former partners (general or limited), members or managers of the Stockholder, as applicable, or to the estates of any such stockholders, affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the Stockholder; (E) make Transfers that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, (F) make Transfers not involving a change in beneficial ownership; (G) if the Stockholder is a trust, Transfer the Subject Shares to any beneficiary of the Stockholder or the estate of any such beneficiary; (H) exercise an option or warrant to purchase Parent Shares or settle a restricted stock unit or other equity award (including a net or cashless exercise of such option or warrant); (I) Transfer Parent Shares to Parent to cover tax withholding obligations of the Stockholder in connection with the vesting, settlement or exercise of any options, warrants, restricted stock units or other equity awards, as applicable, provided that the underlying Parent Shares shall continue to be subject to the restrictions on transfer set forth in this Agreement; (J) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the Transfer of Parent Shares; and (K) Transfer Parent Shares to Parent pursuant to arrangements under which Parent has the option to repurchase such Parent Shares; provided that, with respect to clauses (A) through (G) above, the transferee agrees in writing to be bound by the terms and conditions of this Agreement and either the Stockholder or the transferee provides the Company with a copy of such agreement promptly upon consummation of any such Transfer; provided, further that no filing under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such Transfer (other than filings made in respect of involuntary Transfers); provided that reasonable notice shall be provided to Parent prior to any such filing and that that the underlying Parent Shares shall continue to be subject to the restrictions on Transfer set forth in this Agreement. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

1.3. Documentation and Information. The Stockholder shall permit and hereby authorizes the Company and Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company or Parent reasonably determines to be necessary in connection with the Merger and any of the Contemplated Transactions, the Stockholder’s identity and ownership of the Subject Shares and the nature of the Stockholder’s commitments and obligations under this Agreement. Parent is an intended third-party beneficiary of this Section 1.3.

1.4. Irrevocable Proxy. The Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that the Stockholder has heretofore granted with respect to the Subject Shares. In the event and to the extent that the Stockholder fails to vote the Subject Shares in accordance with Section 1.1 at any applicable meeting of the stockholders of Parent or pursuant to any applicable written consent of the stockholders of Parent, the Stockholder shall be deemed to have irrevocably granted to, and appointed, the Company as attorney-in-fact and proxy for and on behalf of the Stockholder, for and in the name, place and stead of the Stockholder, to: (a) attend any and all meetings of Parent Stockholders with respect to any of the matters specified in Section 1.1, (b) vote, express consent or dissent or issue instructions to the record holder to vote the Subject Shares in accordance with the provisions of Section 1.1 at any and all meetings of Parent Stockholders or in connection with any action sought to be taken by written consent of Parent Stockholders without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 1.1, all written consents with respect to the Subject Shares at any and all meetings of Parent Stockholders or in connection with any action sought to be taken by written consent of Parent Stockholders without a meeting. The

Company agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Stockholder, as applicable) until the termination of this Agreement and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.2. The Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of Parent. The Stockholder hereby affirms that the proxy set forth in this Section 1.4 is given in connection with and granted in consideration of and as an inducement to the Company, Parent and Merger Sub to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1.1. The proxy set forth in this Section 1.4 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 4.2. With respect to any Subject Shares that are owned beneficially by the Stockholder but are not held of record by the Stockholder (other than shares beneficially owned by the Stockholder that are held in the name of a bank, broker or nominee), the Stockholder shall take all action necessary to cause the record holder of such Subject Shares to grant the irrevocable proxy and take all other actions provided for in this Section 1.4 with respect to such Subject Shares.

1.5. No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in the Company any direct or indirect ownership or incidents of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares will remain and belong to the Stockholder, and the Company will have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Parent or exercise any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise expressly provided herein with respect to the Subject Shares and except as otherwise expressly provided in the Merger Agreement.

1.6. No Solicitation of Transactions. The Stockholder hereby agrees that the Stockholder shall not, directly or indirectly: (a) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that, to the knowledge of the Stockholder, could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (b) furnish any non-public information regarding Parent or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (c) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 1.6) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (d) approve, endorse or recommend any Acquisition Proposal; (e) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (f) publicly propose to do any of the foregoing. The Stockholder hereby represents and warrants that the Stockholder has read Section 4.4 (Parent Non-Solicitation) of the Merger Agreement and agrees not to engage in any actions prohibited thereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to the Company that:

2.1. Organization; Authorization; Binding Agreement. The Stockholder, if not a natural person, is duly incorporated or organized, as applicable, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. The Stockholder has full legal capacity and power, right and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes a legal, valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Enforceability Exceptions.

2.2. Ownership of Subject Shares; Total Shares. The Stockholder is the record or beneficial owner of the Subject Shares and has good and marketable title to the Subject Shares free and clear of any Encumbrances

(including any restriction on the right to vote or otherwise transfer the Subject Shares), except (a) as provided hereunder or in any lock-up agreement entered into by the Stockholder in connection with the transactions contemplated by the Merger Agreement, (b) pursuant to any applicable restrictions on transfer under the Securities Act, (c) subject to any risk of forfeiture or repurchase rights of Parent with respect to any Parent Shares granted to the Stockholder under any Parent Benefit Plan of Parent and (d) as provided in the Organizational Documents of Parent. The Subject Shares listed on Schedule A opposite the Stockholder’s name constitute all of the Parent Shares owned by the Stockholder as of the date hereof. Except pursuant to Parent’s Organizational Documents and the right of Parent to purchase or acquire any Parent Shares pursuant to any Parent Benefit Plan of Parent, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares. For purposes of this Agreement “Beneficial Ownership” shall be interpreted as defined in Rule 13d-3 under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities that may be acquired by such Person pursuant to any Contract or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

2.3. Voting Power. The Stockholder has full voting power, with respect to the Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth herein, in each case, with respect to all of the Subject Shares. None of the Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares, except as provided hereunder.

2.4. Reliance. The Stockholder has had an opportunity to review with its own tax advisors the tax consequences of the Merger and the transactions contemplated by the Merger Agreement. The Stockholder understands that it must rely solely on its advisors and not on any statements or representations made by Parent, the Company or any of their respective agents or representatives. The Stockholder understands that such Stockholder (and not Parent, the Company or the Surviving Corporation) shall be responsible for such Stockholder’s tax liability that may arise as a result of the Merger or the transactions contemplated by the Merger Agreement. The Stockholder understands and acknowledges that the Company, Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

2.5. Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened in writing against, the Stockholder or any of the Stockholder’s properties or assets (including the Subject Shares) that could reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform the Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

2.6. Non-Contravention. The execution and delivery of this Agreement by the Stockholder and the performance of the transactions contemplated by this Agreement by the Stockholder do not and will not violate, conflict with, or result in a breach of: (a) the organizational documents of such Stockholder, (b) any applicable Law or any injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body to which the Stockholder is subject, or (c) any Contract to which the Stockholder is a party or is bound or to which the Subject Shares are subject, such that it could reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform the Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Stockholder that:

3.1. Organization; Authorization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The consummation of the transactions contemplated hereby is within the Company’s corporate powers and has been duly authorized by all necessary corporate actions on the part of the Company. The Company has full power and authority to execute, deliver and perform this Agreement.

3.2. Binding Agreement. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.3. Non-Contravention. The execution and delivery of this Agreement by the Company and the performance of the transactions contemplated by this Agreement by the Company do not and will not violate, conflict with, or result in a breach of: (a) the organizational documents of the Company, (b) any applicable Law or any injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body to which the Company is subject, or (c) any Contract to which the Company is a party or is bound, such that it could reasonably be expected to prevent, delay or impair the ability of the Company to perform the Company’s obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE IV

MISCELLANEOUS

4.1. Notices. All notices, requests and other communications to either party hereunder shall be in writing (including electronic mail) and shall be given, (a) if to the Company, in accordance with the provisions of the Merger Agreement and (b) if to the Stockholder, to the Stockholder’s address or electronic mail address set forth on a signature page hereto, or to such other address or electronic mail address as the Stockholder may hereafter specify in writing to the Company.

4.2. Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time and (c) the date upon which the Parent Board makes a Parent Board Adverse Recommendation Change. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 4.2 shall relieve either party from liability for any breach of this Agreement prior to termination hereof, and (ii) the provisions of this Article IV shall survive any termination of this Agreement.

4.3. Confidentiality. Except to the extent required by applicable Law, the Stockholder shall hold any non-public information regarding this Agreement, the Merger Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until Parent has publicly disclosed its entry into the Merger Agreement and this Agreement; provided, however, that the Stockholder may disclose such information (a) to its attorneys, accountants, consultants, trustees, beneficiaries and other representatives and (b) to any Affiliate, partner, member, stockholder, parent or subsidiary of Stockholder, provided in each case that the Stockholder informs the Person receiving the information that such information is confidential and such Person is subject to confidentiality obligations at least as restrictive as those contained herein. Neither the Stockholder nor any of its Affiliates (other than Parent, whose actions shall be governed by the Merger Agreement) shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement or the other transactions contemplated hereby or thereby without the prior written consent of the Company and Parent, except as may be required by applicable Law in which circumstance such announcing party shall make reasonable efforts to consult with the Company and Parent to the extent practicable. Parent is an intended third-party beneficiary of this Section 4.3.

4.4. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.5. Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as set forth in Section 1.3 and Section 4.3, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that the Company may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve the Company of any of its obligations hereunder.

4.6. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement, each party hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware (the “Delaware Courts”); (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 4.6; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party hereto; (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 4.1 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

4.7. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

4.8. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

4.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination will have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

4.10. Specific Performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the parties hereto waives any bond, surety or other security that might be required of any other party with respect thereto.

4.11. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Articles,” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Schedules to this Agreement, respectively.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

4.12. Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to perform their respective obligations as expressly set forth under this Agreement.

4.13. Capacity as Stockholder. The Stockholder signs this Agreement solely in the Stockholder’s capacity as a holder of Parent Shares, and not in the Stockholder’s capacity as a director, officer or employee of Parent or any of its Subsidiaries or in the Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of Parent in the exercise of his or her fiduciary duties as a director or officer of Parent or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of Parent or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

4.14. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Parent Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of Parent’s Organizational Documents, the Merger, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

CALCIMEDICA, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

STOCKHOLDER

(Print Name of Stockholder)

(Signature)

(Name and Title of Signatory, if Signing on Behalf of an Entity)
Address for Notices:

Email:

Schedule A

Name of Stockholder	No. Shares

Lock-Up Agreement

November 21, 2022

Ladies and Gentlemen:

The undersigned (the “Stockholder”) understands that: (i) GRAYBUG VISION, INC., a Delaware corporation (“Parent”), has entered into an Agreement and Plan of Merger and Reorganization, dated as of November 21, 2022 (the “Merger Agreement”), with CALCIMEDICA, INC., a Delaware corporation (the “Company”) and CAMARO MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which at the effective time (the “Effective Time”), Merger Sub will be merged with and into the Company (the “Merger”) and the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation; and (ii) in connection with the Merger, the stockholders of the Company will receive shares of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

As a material inducement to the willingness of each of the parties to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder hereby agrees that the Stockholder will not, subject to the exceptions set forth in this letter agreement, during the period commencing upon the Effective Time and ending on the date that is 180 days after the Effective Time (the “Restricted Period”), (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock, including without limitation, Parent Common Stock or such other securities of Parent which may be deemed to be beneficially owned by the Stockholder in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and securities of Parent which may be issued upon exercise of a stock option or warrant or settlement of a restricted stock unit or other equity award (collectively, Shares”), (b) enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares, regardless of whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise, or (c) make any demand for or exercise any right with respect to the registration of any shares of Parent Common Stock or any security convertible into or exercisable or exchangeable for Parent Common Stock, in each case other than:

(i) transfers or dispositions of Shares as bona fide charitable contributions, gifts or donations;

(ii) transfers or dispositions of Shares to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder;

(iii) transfers or dispositions of Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Stockholder;

(iv) transfers of Shares to stockholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act), current or former partners (general or limited), members or managers of the Stockholder, as applicable, or to the estates of any such stockholders, affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the Stockholder;

(v) transfers that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement;

(vi) transfers or dispositions not involving a change in beneficial ownership;

(vii) if the Stockholder is a trust, transfers or dispositions to any beneficiary of the Stockholder or the estate of any such beneficiary;

(viii) transfers pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Parent’s capital stock involving a change of control of the Parent, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Shares shall remain subject to the restrictions contained in this letter agreement; and

(ix) any sales in open market transactions during the Restricted Period to generate such amount of net proceeds to the Stockholder from such sales (after deducting commissions) in an aggregate amount up to the total amount of taxes or estimated taxes (as applicable) that become due as a result of the vesting and/or settlement of restricted stock units held by the Stockholder that are scheduled to vest and/or settle immediately prior to or during the Restricted Period;

provided, that in each case of clauses (i)-(vii), (a) no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be made voluntarily reporting a reduction in beneficial ownership of shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock in connection with such transfer or distribution during the Restricted Period (other than any exit filings) and if any filing under the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of Parent Common Stock in connection with such transfer or distribution, shall be legally required during the Restricted Period, such filing, report or announcement shall clearly indicate in the footnotes thereto the nature and conditions of such transfer and (c) the transferee or donee agrees in writing to be bound by the terms and conditions of this letter agreement and either the Stockholder or the transferee or donee provides Parent with a copy of such agreement promptly upon consummation of any such transfer. For purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

Notwithstanding the restrictions imposed by this letter agreement, the Stockholder may (a) exercise an option or warrant to purchase Shares or settle a restricted stock unit or other equity award (including a net or cashless exercise of such option or warrant provided the Shares are transferred to Parent and not sold on the open market) and provided further, that the underlying Shares shall continue to be subject to the restrictions on transfer set forth in this letter agreement, (b) transfer Shares to Parent to cover tax withholding obligations of the Stockholder in connection with the vesting, settlement or exercise of such options, warrants, restricted stock units or other equity awards, as applicable, (c) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Shares, provided that such plan does not provide for any transfers of Shares during the Restricted Period and, provided further, that, no filing under the Exchange Act or other public announcement shall be made voluntarily in connection with the establishment of such a plan, (d) transfer of Shares to Parent pursuant to arrangements under which Parent has the option to repurchase such Shares or (e) transfer or dispose of Shares acquired on the open market or in a public offering by Parent, in each case, following the date of the Merger Agreement.

Any attempted transfer in violation of this letter agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this letter agreement, and will not be recorded on the stock transfer books of Parent. In order to ensure compliance with the restrictions referred to herein, the Stockholder agrees that Parent may issue appropriate “stop transfer” certificates or instructions. Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of the Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Stockholder hereby represents and warrants that the Stockholder has full power and authority to enter into this letter agreement. All authority conferred or agreed to be conferred and any obligations of the Stockholder under this letter agreement will be binding upon the successors, assigns, heirs or personal representatives of the Stockholder.

Upon the release of any Shares from this letter agreement, Parent will cooperate with the Stockholder to facilitate the timely preparation and delivery of certificates or the establishment of book entry positions at the Parent’s transfer agent representing the Shares without the restrictive legend above and the withdrawal of any stop transfer instructions at the Parent’s transfer agent.

The Stockholder understands that each of Parent and the Company is relying upon this letter agreement in proceeding toward consummation of the Merger. The Stockholder further understands that this letter agreement is irrevocable and is binding upon the Stockholder’s heirs, legal representatives, successors and assigns.

This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

The Stockholder understands that if the Merger Agreement is terminated in accordance with its terms or the board of directors of Parent makes a Parent Board Adverse Recommendation Change, the Stockholder will be released from all obligations under this letter agreement.

This letter agreement may be executed by electronic (i.e., PDF) transmission, which is deemed an original.

[Signature Page Follows]

Very truly yours,

Print Name of Stockholder:

Signature (for individuals):

Signature (for entities):

By:

Name:

Title:

[SIGNATURE PAGE TO LOCK-UP AGREEMENT]

Annex B

GRAYBUG VISION, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Graybug Vision Inc., hereby certifies as follows

1. The name of this corporation is “Graybug Vision, Inc.” The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was February 19, 2015 under the name Graybug, Inc.

2. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) by the Board of Directors of the Company (the “Board of Directors”) and the affirmative vote of the stockholders of the Company.

3. The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I: NAME

The name of the corporation is Graybug Vision, Inc. (the “Corporation”).

ARTICLE II: AGENT FOR SERVICE OF PROCESS

The address of the registered office of this Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, and the name of the registered agent of this Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV: AUTHORIZED STOCK

1. Total Authorized. The total number of shares of all classes of stock that the Corporation has authority to issue is 510,000,000 shares, consisting of two classes: 500,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and 10,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

That, as of the effectiveness of the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each [●] (the “Conversion Number”) shares of the Common Stock issued and outstanding or held in treasury as of the Effective Time shall be combined into one validly issued, fully paid and non-assessable share of Common Stock, automatically and without any action by the holder thereof (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.0001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu of any fractional shares to which a stockholder would otherwise be entitled (after taking into account all fractional shares of Common Stock otherwise issuable to such holder), the Company shall, upon surrender of such holder’s certificate(s) representing such fractional shares of Common Stock (if any), pay cash in an amount equal to such fractional shares of Common Stock multiplied by the then fair value of the Common Stock as determined by the Board of Directors.

Each stock certificate or book entry share that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate or book entry share have been combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.

2. Designation of Additional Series.

2.1. The Board of Directors of the Corporation (the “Board”) is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware (“Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, and, except where otherwise provided in the applicable Certificate of Designation, to thereafter increase (but not above the total number of authorized shares of the Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of two-thirds of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, without a separate vote of the holders of the Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a separate vote of the holders of one or more series is required pursuant to the terms of any Certificate of Designation; provided, however, that if two-thirds of the Whole Board (as defined below) has approved such increase or decrease of the number of authorized shares of Preferred Stock, then only the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, without a separate vote of the holders of the Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a separate vote of the holders of one or more series is required pursuant to the terms of any Certificate of Designation, shall be required to effect such increase or decrease. For purposes of this Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, including pursuant to the terms of any Certificate of Designation designating a series of Preferred Stock, this “Certificate of Incorporation”), the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

2.2 Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting powers, dividend, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, any series of Preferred Stock or any future class or series of capital stock of the Corporation.

2.3 Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock).

ARTICLE V: AMENDMENT OF BYLAWS

The Board shall have the power to adopt, amend or repeal the Bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”). Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Preferred Stock issued pursuant to a Certificate of Designation), the affirmative vote of the holders of at least two-thirds of the voting power of all then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws; provided, further, that, in the case of any proposed adoption, amendment or repeal of any provisions of the Bylaws that is approved by the Board and submitted to the stockholders for adoption thereby, if two-thirds of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class (in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Preferred Stock issued pursuant to a Certificate of Designation)), shall be required to adopt, amend or repeal any provision of the Bylaws.

ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS

1. Director Powers. Except as otherwise provided by the General Corporation Law, the Bylaws of the Corporation or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

2. Number of Directors. Subject to the special rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the Whole Board shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board.

3. Classified Board. Subject to the special rights of the holders of one or more series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board may assign members of the Board already in office to the Classified Board, which assignments shall become effective at the same time that the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board. The number of directors in each class shall be divided as nearly equal as is practicable. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the closing of the Corporation’s initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, relating to the offer and sale of Common Stock to the public (the “Initial Public Offering”), the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the closing of the Initial Public Offering and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the closing of the Initial Public Offering. At each annual meeting of stockholders following the closing of the Initial Public Offering, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election.

4. Term and Removal. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer or the Secretary. Subject to the special rights of the holders of any series of Preferred Stock, no director may be removed from the Board except for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the classes of directors so as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board shall shorten the term of any director.

5. Board Vacancies and Newly Created Directorships. Subject to the special rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.

6. Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VII: DIRECTOR LIABILITY

1. Limitation of Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director or an officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or an officer, as applicable. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Solely for purposes of this Section 1 of this Article VII, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as amended from time to time.

2. Indemnification. The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

3. Change in Rights. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE VIII: MATTERS RELATING TO STOCKHOLDERS

1. No Action by Written Consent of Stockholders. Subject to the rights of any series of Preferred Stock then outstanding, no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders and no action shall be taken by the stockholders of the Corporation by written consent in lieu of a meeting.

2. Special Meeting of Stockholders. Special meetings of the stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer, the Lead Independent Director (as defined in the Bylaws), the President or the Board acting pursuant to a resolution adopted by a majority of the Whole Board and may not be called by the stockholders or any other person or persons.

3. Advance Notice of Stockholder Nominations and Business Transacted at Special Meetings. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws. Business transacted at special meetings of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.

ARTICLE IX: CHOICE OF FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim against the Corporation or any director, officer, stockholder, employee or agent of the Corporation arising pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the Bylaws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; (d) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws; or (e) any action asserting a claim against the Corporation or any director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X: AMENDMENT OF CERTIFICATE OF INCORPORATION

If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Certificate of Incorporation (including, without limitation, all portions of any section of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable, which is not invalid, illegal or unenforceable) shall remain in full force and effect.

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote (but subject to the rights of any series of Preferred Stock set forth in any Certificate of Designation), but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article X or Article V, Article VI, Article VII or Article VIII; provided, further, that if two-thirds of the Whole Board has approved such amendment or repeal of any provisions of this Certificate of Incorporation, then only the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class (in addition to any other vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation or any Certificate of Designation), shall be required to amend or repeal such provisions of this Certificate of Incorporation.

* * * * * * * * * * *

Annex C

PIPER SANDLER & CO.

November 21, 2022

Board of Directors

Graybug Vision, Inc.

275 Shoreline Drive, Suite 450

Redwood City, CA 94065

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Graybug Vision, Inc. (the “Company”) of the Exchange Ratio (as defined below) pursuant to a draft of the Agreement and Plan of Merger and Reorganization, to be dated as of November 21, 2022 (the “Agreement”), by and among the Company, Camaro Merger Sub, Inc. (“Merger Sub”), a newly formed wholly-owned subsidiary of the Company, and CalciMedica, Inc. (“Camaro”). The Agreement provides for, among other things, the merger (the “Merger”) of Merger Sub with and into Camaro, pursuant to which each share of common stock of Camaro, par value $0.001 per share (“Camaro Common Stock”), outstanding immediately prior to the Effective Time (as defined in the Agreement), subject to certain exceptions, shall be automatically converted into the right to receive a number of shares of common stock of the Company, par value $0.0001 per share (“Company Common Stock”), determined upon consummation of the Merger, based on the Exchange Ratio (as such term is defined in the Agreement), subject to certain adjustments relating to the estimated amount of Parent Net Cash (as defined in the Agreement). The terms and conditions of the Merger are more fully set forth in the Agreement.

In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft dated November 20, 2022 of the Agreement; (ii) reviewed certain financial and other data with respect to the Company which was publicly available; (iii) reviewed and analyzed certain information, including financial forecasts relating to the estimated cash usage of the Company, as well as financial forecasts relating to the business, earnings, cash flows, assets, liabilities and prospects of Camaro on a standalone basis, that were furnished to us by the Company and Camaro, respectively; (iv) conducted discussions with members of senior management and representatives of each of the Company and Camaro concerning the matters described in clauses (ii) and (iii) above, as well as the Company’s business and prospects before and after giving effect to the Merger; (v) reviewed the current and historical reported prices and trading activity of Company Common Stock; (vi) compared the business profile of Camaro with that of certain publicly-traded companies that we deemed relevant; and (vii) reviewed the valuations of certain companies implied by the pricing of such companies’ initial public offerings that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information for Camaro, and the financial forecasts relating to the estimated cash usage of the Company, reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the managements of Camaro and the Company, respectively. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. In particular, our opinion and the underlying analyses relating thereto are based upon the estimated amount of Parent Net Cash (as defined in the Agreement) as of the consummation of the Merger will not exceed $32,000,000, as

Board of Directors, Graybug Vision, Inc.

November 21, 2022

provided to us by the management of the Company. We have further assumed that the Merger will have the tax consequences described in the Agreement. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company as to all accounting, legal, tax and financial reporting matters with respect to the Company, Camaro and the Agreement.

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct; (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party; (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto; and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company, Camaro or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or Camaro, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company or Camaro under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us with respect to Camaro in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company, Camaro or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, Camaro or any of their respective affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor Camaro is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

No company or transaction used in any analysis for purposes of comparison is identical to Camaro or the Merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which Camaro and the Merger were compared and other factors that could affect the public trading value or transaction value of the companies.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

In connection with our review of the Merger, and in arriving at our opinion, we have solicited expressions of interest from other parties with respect to a business combination with the Company or other alternative transactions.

We have been engaged by the Company to act as its financial advisor in connection with the Merger and we will receive a fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We

Board of Directors, Graybug Vision, Inc.

November 21, 2022

have, in the past, provided financial advisory and financing services to the Company, as well as to certain stockholders of the Company, including affiliates of Deerfield Management Company, L.P. (along with its affiliates, “Deerfield”) and affiliates of OrbiMed Advisors LLC (along with its affiliates, “OrbiMed”), and have received fees for the rendering of such services. In particular, since January 1, 2020 we have, with respect to (i) the Company, acted as the Company’s joint book-running manager in connection with the Company’s initial public offering in September 2020, (ii) Deerfield, provided certain financial advisory services in connection with (a) approximately 4 merger and acquisitions transactions and (b) approximately 20 capital markets transactions, and (iii) OrbiMed, provided certain financial advisory services in connection with (a) approximately 7 merger and acquisitions transactions and (b) approximately 50 capital markets transactions, and have received fees for such services.

In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, Camaro or entities that are affiliated with the Company or Camaro, for which we would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Sandler has adopted policies and procedures to establish and maintain the independence of Piper Sandler’s Research Department and personnel. As a result, Piper Sandler’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company and the Merger and other participants in the Merger that differ from the views of Piper Sandler’s investment banking personnel.

This opinion is provided solely to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Sandler Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to the Company of the Exchange Ratio set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address: (i) the basic business decision to proceed with or effect the Merger; (ii) the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company; (iii) any other terms contemplated by the Agreement or the fairness of the Merger to any creditor or other constituency of the Company; or (iv) the solvency or financial viability of the Company or Camaro at the date hereof, upon consummation of the Merger, or at any future time. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the Merger consideration to be paid by the Company in the Merger or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Merger.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to the Company as of the date hereof.

Sincerely,

/S/ PIPER SANDLER & CO.

PIPER SANDLER & CO.

Annex D

CALCIMEDICA, INC.

2023 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [    ]

APPROVED BY THE STOCKHOLDERS: [    ]

D-i

1.    GENERAL.

(a)    Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b)    Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(c)    Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2.    SHARES SUBJECT TO THE PLAN.

(a)    Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed 1,000,000 shares. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to five percent (5%) of the total number of shares of Common Stock outstanding on December 31 of the preceding year; provided, however that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(b)    Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is 3,000,000 shares.

(c)    Share Reserve Operation.

(i)    Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(ii)    Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock); (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

(iii)    Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan:

(1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

3.    ELIGIBILITY AND LIMITATIONS.

(a)    Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b)    Specific Award Limitations.

(i)    Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii)    Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii)    Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv)    Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company (as such term is defined in Rule 405) unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A because the Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards otherwise comply with the distribution requirements of Section 409A.

(c)    Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).

(d)    Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) $750,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such calendar year, $1,000,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 3(d) shall apply commencing with the first calendar year that begins following the Effective Date.

4.    OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a)    Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b)    Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c)    Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

(i)    by cash or check, bank draft or money order payable to the Company;

(ii)    pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii)    by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv)    if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v)    in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d)    Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

(e)    Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i)    Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii)    Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f)    Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g)    Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h)    Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i)    three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii)    12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii)    18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv)    18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i)    Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j)    Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k)    Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5.    AWARDS OTHER THAN OPTIONS AND STOCK APPRECIATION RIGHTS.

(a)    Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i)    Form of Award.

(1)    RSAs: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2)    RSUs: A RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of a RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii)    Consideration.

(1)    RSA: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services) as the Board may determine and permissible under Applicable Law.

(2)    RSU: Unless otherwise determined by the Board at the time of grant, a RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

(iii)    Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv)    Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v)    Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement).

(vi)    Settlement of RSU Awards. A RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b)    Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.

(c)    Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6.    ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a)    Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a); (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(a); and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b)    Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)    Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(i)    Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii)    Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement or unless otherwise provided by the Board, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction. With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction.

(iii)    Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv)    Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d)    Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e)    No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the

Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.    ADMINISTRATION.

(a)    Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b)    Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)    To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

(ii)    To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii)    To settle all controversies regarding the Plan and Awards granted under it.

(iv)    To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v)    To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.

(vi)    To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii)    To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii)    To submit any amendment to the Plan for stockholder approval.

(ix)    To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(x)    Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi)    To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(xii)    To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(c)    Delegation to Committee.

(i)    General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)    Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d)    Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e)    Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of

Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8.    TAX WITHHOLDING

(a)    Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b)    Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.

(c)    No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

(d)    Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9.    MISCELLANEOUS.

(a)    Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b)    Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c)    Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d)    Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

(e)    No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without Cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f)    Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g)    Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h)    Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i)    Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j)    Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k)    Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l)    Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m)    Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.

(n)    Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o)    CHOICE OF LAW. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

10.    COVENANTS OF THE COMPANY.

(a)    Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11.    ADDITIONAL RULES FOR AWARDS SUBJECT TO SECTION 409A.

(a)    Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b)    Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.

(i)    If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii)    If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iii)    If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c)    Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

(i)    Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1)    If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2)    If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii)    Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.

(1)    In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested

Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2)    If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3)    The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

(d)    Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.

(i)    If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii)    If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

(e)    If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i)    Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii)    The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii)    To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv)    The provisions in this subsection (e) for delivery of the shares in respect of the settlement of a RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12.    SEVERABILITY.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13.    TERMINATION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14.    DEFINITIONS.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a)    “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b)    “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(c)    “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(d)    “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(e)    “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a RSU Award, a SAR, a Performance Award or any Other Award).

(f)    “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided to a Participant along with the Grant Notice.

(g)    “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.

(h)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(i)    “Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (ii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iii) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (iv) such Participant’s gross or willful misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(j)    “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events; provided, however, to the extent necessary to avoid adverse personal income tax consequences to the Participant in connection with an Award, also constitutes a Section 409A Change in Control:

(i)    any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)    there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)    there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv)    individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(k)    “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(l)    “Committee” means the Compensation Committee and any other committee of Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(m)    “Common Stock” means the common stock of the Company.

(n)    “Company” means CalciMedica, Inc., a Delaware corporation.

(o)    “Compensation Committee” means the Compensation Committee of the Board.

(p)    “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(q)    “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(r)    “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii)    a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii)    a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)    a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(s)    “Director” means a member of the Board.

(t)    “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(u)    “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(v)    “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Agreement and Plan of Merger and Reorganization, by and among Graybug Vision, Inc., a Delaware corporation, Camaro Merger Sub, Inc., a Delaware corporation, and the Company, dated as of November 21, 2022, provided that this Plan is approved by Graybug, Inc.’s stockholders prior to such closing.

(w)    “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(x)    “Employer” means the Company or the Affiliate of the Company that employs the Participant.

(y)    “Entity” means a corporation, partnership, limited liability company or other entity.

(z)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(aa)    “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(bb)    “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii)    If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii)    In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(cc)    “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(dd)    “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(ee)    “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(ff)    “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised; (ii) maintenance of the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) the change of the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) clarification of the manner of exemption from, or the bringing of the Award into compliance with or qualifying it for an exemption from, Section 409A; or (v) compliance with other Applicable Laws.

(gg)    “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(hh)    “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, or (ii) the terms of any Non-Exempt Severance Agreement.

(ii)    “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(jj)    “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(kk)    “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(ll)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(mm)    “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(nn)    “Option Agreement” means a written agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

(oo)    “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(pp)    “Other Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 5(c).

(qq)    “Other Award Agreement” means a written agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(rr)    “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ss)    “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(tt)    “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

(uu)    “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any measure of performance selected by the Board.

(vv)    “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.

(ww)    “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(xx)    “Plan” means this CalciMedica, Inc. 2023 Equity Incentive Plan, as amended from time to time.

(yy)    “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(zz)    “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(aaa)    “Prospectus” means the document containing the Plan information specified in Section 10(a) of the Securities Act.

(bbb)    “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(ccc)    “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ddd)    “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(eee)    “RSU Award Agreement” means a written agreement between the Company and a holder of a RSU Award evidencing the terms and conditions of a RSU Award grant. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(fff)    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(ggg)    “Rule 405” means Rule 405 promulgated under the Securities Act.

(hhh)    “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(iii)    “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(jjj)    “Securities Act” means the Securities Act of 1933, as amended.

(kkk)    “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(lll)    “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

(mmm)    “SAR Agreement” means a written agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

(nnn)    “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(ooo)    “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(ppp)    “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(qqq)    “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(rrr)    “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

Annex E

CALCIMEDICA, INC.

2023 EMPLOYEE STOCK PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [    ]

APPROVED BY THE STOCKHOLDERS: [    ]

1.    GENERAL; PURPOSE.

(a)    The Plan provides a means by which Eligible Employees of the Company and certain designated Related Corporations may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan.

(b)    The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2.    ADMINISTRATION.

(a)    The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)    The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)    To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii)    To designate from time to time which Related Corporations of the Company will be eligible to participate in the Plan.

(iii)    To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv)    To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v)    To suspend or terminate the Plan at any time as provided in Section 12.

(vi)    To amend the Plan at any time as provided in Section 12.

(vii)    Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan.

(viii)    To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside the United States.

(c)    The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references to the Board in this Plan and in any applicable Offering Document will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d)    All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.    SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a)    Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed 65,000 shares of Common Stock, plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of up to ten years, commencing on the first January 1 following the Effective Date and ending on (and including) January 1, 2033, in an amount equal to the lesser of (i) one percent (1%) of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, and (ii) 195,000 shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence.

(b)    If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c)    The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.    GRANT OF PURCHASE RIGHTS; OFFERING.

(a)    The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b)    If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c)    The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.    ELIGIBILITY.

(a)    Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation. Except as provided in Section 5(b), an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company or the Related Corporation is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code.

(b)    The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i)    the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii)    the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii)    the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c)    No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d)    As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e)    Officers of the Company and any designated Related Corporation, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

6.    PURCHASE RIGHTS; PURCHASE PRICE.

(a)    On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding 15% of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b)    The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c)    In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock available will be made in as nearly a uniform manner as will be practicable and equitable.

(d)    The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be not less than the lesser of:

(i)    an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii)    an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.    PARTICIPATION; WITHDRAWAL; TERMINATION.

(a)    An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified in the Offering, an enrollment form provided by the Company. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where applicable law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first practicable payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through the payment by cash or check prior to a Purchase Date.

(b)    During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c)    Unless otherwise required by applicable law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. The Company will distribute to such individual as soon as practicable all of his or her accumulated but unused Contributions.

(d)    During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(e)    Unless otherwise specified in the Offering or required by applicable law, the Company will have no obligation to pay interest on Contributions.

8.    EXERCISE OF PURCHASE RIGHTS.

(a)    On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b)    Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such next Offering, in which case such amount will be distributed to such Participant after the final Purchase Date without interest (unless the payment of interest is otherwise required by applicable law). If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be distributed in full to such Participant after the final Purchase Date of such Offering without interest.

(c)    No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable federal, state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all applicable laws, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest.

9.    COVENANTS OF THE COMPANY.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10.    DESIGNATION OF BENEFICIARY.

(a)    The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b)     If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions without interest (unless the payment of interest is otherwise required by applicable law) to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.    ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a)    In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b)    In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock within ten business days prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12.    AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a)    The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by applicable law or listing requirements.

(b)    The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c)    Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code.

Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13.    EFFECTIVE DATE OF PLAN.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

14.    MISCELLANEOUS PROVISIONS.

(a)    Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b)    A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c)    The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation, or on the part of the Company or a Related Corporation to continue the employment of a Participant.

(d)    The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflict of laws rules.

15.    DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)    “Board” means the Board of Directors of the Company.

(b)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(c)    “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(d)    “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(e)    “Common Stock” means, as of the Effective Date, the common stock of the Company.

(f)    “Company” means CalciMedica, Inc., a Delaware corporation.

(g)    “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.

(h)    “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii)    a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii)    a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)    a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(i)    “Director” means a member of the Board.

(j)    “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Agreement and Plan of Merger and Reorganization, by and among Graybug Vision, Inc., a Delaware corporation, Camaro Merger Sub, Inc., a Delaware corporation, and the Company, dated as of November 21, 2022, provided that this Plan is approved by Graybug, Inc.’s stockholders prior to such closing.

(k)    “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(l)    “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(m)    “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(n)    “Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(o)    “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii)    In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with applicable laws and in a manner that complies with Sections 409A of the Code.

(p)    “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(q)    “Offering Date” means a date selected by the Board for an Offering to commence.

(r)    “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(s)    “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(t)    “Plan” means this CalciMedica, Inc. 2023 Employee Stock Purchase Plan, as amended from time to time.

(u)    “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(v)    “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(w)    “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(x)    “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(y)    “Securities Act” means the Securities Act of 1933, as amended.

(z)    “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the NYSE, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET
Go To: www.proxypush.com/GRAY
•	Cast your vote online
•	Have your Proxy Card ready
•	Follow the simple instructions to record your vote
PHONE Call 1-866-859-2440
•	Use any touch-tone telephone
•	Have your Proxy Card ready
•	Follow the simple recorded instructions
MAIL
•	Mark, sign and date your Proxy Card
•	Fold and return your Proxy Card in the postage-paid
envelope provided
You must register to attend the meeting online and/or
participate at www.proxydocs.com/GRAY

Graybug Vision, Inc.
Special Meeting of Stockholders
For Stockholders of record as of , 2022

TIME:	, Pacific Time
PLACE:	To be held virtually - please visit www.proxydocs.com/GRAY
for additional information on virtual meeting registration.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Robert S. Breuil and Frederic Guerard (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Graybug Vision, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Graybug Vision, Inc.

Special Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3, 4 AND 5.

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
		FOR	AGAINST	ABSTAIN
1.	To approve the issuance of Graybug common stock pursuant to the merger agreement and the resulting change of control of Graybug pursuant to the Nasdaq rules.	☐	☐	☐	FOR

2.	To approve an amended and restated certificate of incorporation of Graybug.	☐	☐	☐	FOR

3.	To approve Graybug’s 2023 equity incentive plan.	☐	☐	☐	FOR

4.	To approve Graybug’s 2023 employee stock purchase plan.	☐	☐	☐	FOR

5.	To approve an adjournment or postponement of the special meeting for the purpose of soliciting additional proxies to approve Proposals 1 and/or 2.	☐	☐	☐	FOR

You must register to attend the meeting online and/or participate at www.proxydocs.com/GRAY

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date